FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-286173-03

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated February 24, 2026, may be amended or completed prior to time of sale

PROSPECTUS

$1,010,463,000 (Approximate)

Benchmark 2026-V21 Mortgage Trust

(Central Index Key Number 0002109998)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

German American Capital Corporation

(Central Index Key Number 0001541294)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Bank of Montreal

(Central Index Key Number 0000927971)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2026-V21

GS Mortgage Securities Corporation II is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2026-V21 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class X-G, Class X-J, Class X-K, Class D, Class F, Class G, Class J, Class K, Class S, Class R and Class RR certificates) and the RR interest represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2026-V21 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payment on the certificates and the RR interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the RR interest will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in April 2026. The rated final distribution date for the offered certificates is the distribution date in March 2059.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$4,368,000	[__]%	(3)	November 2030
Class A-2	(4)	[__]%	(3)	(4)
Class A-3	(4)	[__]%	(3)	(4)
Class X-A	$906,571,000(5)	[__]%	Variable IO(6)	March 2031
Class X-B	$103,892,000(5)	[__]%	Variable IO(6)	March 2031
Class A-S	$109,586,000	[__]%	(3)	March 2031
Class B	$59,773,000	[__]%	(3)	March 2031
Class C	$44,119,000	[__]%	(3)	March 2031

(Footnotes on table on pages 3-4)

You should carefully consider the summary of risk factors and the risk factors beginning on page 63 and page 65, respectively, of this prospectus.

None of the certificates, the RR interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. GS Mortgage Securities Corporation II will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc, Barclays Capital Inc., BMO Capital Markets Corp., Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from GS Mortgage Securities Corporation II and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. Deutsche Bank Securities Inc., Barclays Capital Inc. and BMO Capital Markets Corp. are acting as co-lead managers and joint bookrunners in the following manner: Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 34.1% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 34.8% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 19.1% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 7.7% of each class of offered certificates and BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 4.3% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about March 26, 2026. We expect to receive from this offering approximately [__]% of the initial aggregate principal balance of the offered certificates, plus accrued interest from March 1, 2026, before deducting expenses payable by us.

Goldman Sachs & Co. LLC	Deutsche Bank Securities	BMO Capital Markets	Barclays	Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities	Drexel Hamilton
Co-Manager	Co-Manager

March [__], 2026

BENCHMARK 2026-V21 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2026-V21

PENNSYLVANIA
3 properties
$109,913,639
9.2% of balance
NEW YORK
10 properties
$170,518,949
14.2% of balance
MISSOURI
2 properties
$79,633,750
6.6% of balance
INDIANA
4 properties
$70,706,443
5.9% of balance
MICHIGAN
2 properties
$4,615,000
0.4% of balance
WASHINGTON
1 property
$2,982,581
0.2% of balance
OHIO
4 properties
$78,359,315
6.5% of balance
NEW JERSEY
3 properties
$19,307,188
1.6% of balance
DELAWARE
1 property
$41,000,000
3.4% of balance
NEVADA
1 property
$95,000,000
7.9% of balance
DISTRICT OF COLUMBIA
1 property
$32,000,000
2.7% of balance
CALIFORNIA
8 properties
$157,790,803
13.2% of balance
NORTH CAROLINA
1 property
$5,100,000
0.4% of balance
ARIZONA
1 property
$2,210,000
0.2% of balance
GEORGIA
8 properties
$44,622,931
3.7% of balance
NEW MEXICO
1 property
$7,640,000
0.6% of balance
WEST VIRGINIA
1 property
$3,659,423
0.3% of balance
TEXAS
6 properties
$99,670,000
8.3% of balance
LOUISIANA
1 property
$61,000,000
5.1% of balance
VIRGINIA
2 properties
$5,023,747
0.4% of balance
FLORIDA
7 properties
$107,720,755
9.0% of balance
% of Initial Pool Balance
10.1% - 14.2%
5.0% - 10.0%
1.3% - 4.9%
0.2% - 1.2%

Summary of Certificates and VRR Interest

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(7)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Years)(8)	Principal Window(8)
Offered Certificates
Class A-1	$4,368,000		30.000%	[__]%	(3)	November 2030	2.74	04/26 – 11/30
Class A-2	(4)		30.000%	[__]%	(3)	(4)	(4)	(4)
Class A-3	(4)		30.000%	[__]%	(3)	(4)	(4)	(4)
Class X-A	$906,571,000	(5)	NAP	[__]%	Variable IO(6)	March 2031	NAP	NAP
Class X-B	$103,892,000	(5)	NAP	[__]%	Variable IO(6)	March 2031	NAP	NAP
Class A-S	$109,586,000		20.375%	[__]%	(3)	March 2031	4.97	03/31 – 03/31
Class B	$59,773,000		15.125%	[__]%	(3)	March 2031	4.97	03/31 – 03/31
Class C	$44,119,000		11.250%	[__]%	(3)	March 2031	4.97	03/31 – 03/31

Non-Offered Certificates
Class X-D	$37,003,000	(5)	NAP	[__]%	Variable IO(6)	March 2031	NAP	NAP
Class X-F	$21,348,000	(5)	NAP	[__]%	Variable IO(6)	March 2031	NAP	NAP
Class X-G	$14,232,000	(5)	NAP	[__]%	Variable IO(6)	March 2031	NAP	NAP
Class X-J	$15,655,000	(5)	NAP	[__]%	Variable IO(6)	March 2031	NAP	NAP
Class X-K	$39,849,797	(5)	NAP	[__]%	Variable IO(6)	March 2031	NAP	NAP
Class D	$37,003,000		8.000%	[__]%	(3)	March 2031	4.97	03/31 – 03/31
Class F	$21,348,000		6.125%	[__]%	(3)	March 2031	4.97	03/31 – 03/31
Class G	$14,232,000		4.875%	[__]%	(3)	March 2031	4.97	03/31 – 03/31
Class J	$15,655,000		3.500%	[__]%	(3)	March 2031	4.97	03/31 – 03/31
Class K	$39,849,797		0.000%	[__]%	(3)	March 2031	4.97	03/31 – 03/31
Class S(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Class R(10)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a variance of plus or minus 5%. The notional amount of each class of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates (collectively the “Class X certificates”) is subject to change depending upon the final pricing of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates (collectively, the “principal balance certificates” and, together with the Class X certificates and the Class S certificates, the “non-VRR certificates”), as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rates of each class of principal balance certificates for each distribution date will generally be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) the lesser of a specified pass-through rate and the rate described in clause (ii), or (iv) the rate described in clause (ii) less a specified percentage.
(4)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The initial aggregate certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $792,617,000, subject to a variance of plus or minus 5%.
Class	Expected Range of Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-2	$0 – $375,000,000	NAP – February 2031	NAP – 4.82	NAP / 11/30 – 02/31
Class A-3	$417,617,000 – $792,617,000	March 2031	4.95 – 4.89	02/31 – 03/31 / 11/30 – 03/31

3

(5)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each of the Class X certificates at its respective pass-through rate based upon its respective notional amount. The notional amount of each Class of the Class X certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “related Class X class”) indicated below:
Class	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D certificates
Class X-F	Class F certificates
Class X-G	Class G certificates
Class X-J	Class J certificates
Class X-K	Class K certificates
(6)	The pass-through rate of each Class of the Class X certificates for any distribution date will equal the excess, if any, of (i) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the pass-through rate (or the weighted average of the pass-through rates, if applicable) of the related Class X class(es) for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(7)	The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2 and Class A-3 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR interest. However, losses incurred on the mortgage loans will be allocated between the VRR interest and the principal balance certificates, pro rata in accordance with their respective outstanding balances. See “Credit Risk Retention” and “Description of the Certificates”.
(8)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans or whole loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans or whole loans.
(9)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, rating or assumed final distribution date. The Non-VRR Percentage of any Excess Interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates, as described under “Description of the Certificates—Distributions—Excess Interest”. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.
(10)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two (2) separate real estate mortgage investment conduits (each, a “REMIC”), as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

VRR Interest Summary

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(3)	Principal Window(3)
RR Interest	$39,049,460	[__]%	(4)	March 2031	4.90	04/26 – 03/31
Class RR certificates	$20,874,267	[__]%	(4)	March 2031	4.90	04/26 – 03/31

(1)	Each of the Class RR certificates and the RR interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) (the Class RR certificates and the RR interest collectively, the “VRR Interest”) and is expected to be acquired and retained by the applicable sponsors (or their “majority-owned affiliates”) as such term is defined in the Credit Risk Retention Rules as described under “Credit Risk Retention”. The VRR interest represents the right to receive approximately 5.0% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the certificates (other than the Class R certificates) and the RR interest on each distribution date, as further described under “Credit Risk Retention”. The owner of the RR interest is referred to in this prospectus as the “RR interest owner” and the RR interest owner and the holder of the Class RR certificates are referred to collectively in this prospectus as the “VRR interest owners”.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR interest are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans or whole loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans or whole loans.
(4)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the RR interest and the Class RR certificates will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.
4

The Class X-D, Class X-F, Class X-G, Class X-J, Class X-K, Class D, Class F, Class G, Class J, Class K, Class S, Class R and Class RR certificates and the RR interest are not offered by this prospectus. Any information in this prospectus concerning such non-offered certificates or the RR interest is presented solely to enhance your understanding of the offered certificates.

5

TABLE OF CONTENTS

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	15
Summary of Terms	25
Summary of Risk Factors	63
Risks Relating to the Mortgage Loans	63
Risks Relating to Conflicts of Interest	64
Other Risks Relating to the Certificates	64
Risk Factors	65
Special Risks	65
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	65
Risks Relating to the Mortgage Loans	66
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	66
Risks of Commercial, Multifamily and Manufactured Housing Lending Generally	66
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	68
Mixed Use Properties Have Special Risks	73
Office Properties Have Special Risks	74
Hospitality Properties Have Special Risks	75
Risks Relating to Affiliation with a Franchise or Hotel Management Company	78
Risks Related to Casino Properties	78
Multifamily Properties Have Special Risks	79
Industrial Properties Have Special Risks	83
Leased Fee Properties Have Special Risks	84
Retail Properties Have Special Risks	85
Manufactured Housing Properties Have Special Risks	87

Self Storage Properties Have Special Risks	88
Data Centers and Broadcast Facilities Have Special Risks	89
Risks Relating to Lack of Ownership of Hotel Units	90
Historic Tax Credit Structure	90
Parking Properties Have Special Risks	90
Condominium and Other Shared Interest Ownership May Limit Use and Improvements	91
Master Leased Properties Have Special Risks	92
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	93
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	93
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	95
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	95
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	96
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	97
Risks Related to Zoning Non-Compliance and Use Restrictions	99
Risks Relating to Inspections of Properties	100
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	101
Insurance May Not Be Available or Adequate	101
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	104
Terrorism Insurance May Not Be Available for All Mortgaged Properties	104

6

Risks Associated with Blanket Insurance Policies or Self-Insurance	105
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	105
Limited Information Causes Uncertainty	106
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	106
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	107
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	108
Static Pool Data Would Not Be Indicative of the Performance of this Pool	108
Appraisals May Not Reflect Current or Future Market Value of Each Property	109
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	110
The Borrower’s Form of Entity May Cause Special Risks	110
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	113
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	113
Other Financings or Ability To Incur Other Indebtedness Entails Risk	114
Tenancies-in-Common May Hinder Recovery	116
Risks Relating to Enforceability of Cross-Collateralization	116
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	116

Risks Associated with One Action Rules	117
State Law Limitations on Assignments of Leases and Rents May Entail Risks	117
Various Other Laws Could Affect the Exercise of Lender’s Rights	117
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	118
Risks of Anticipated Repayment Date Loans	119
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	119
Risks Related to Ground Leases and Other Leasehold Interests	121
Increases in Real Estate Taxes May Reduce Available Funds	123
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	123
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	123
Risks Relating to Conflicts of Interest	123
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	123
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	125
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	126
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	128
Potential Conflicts of Interest of the Operating Advisor	130
Potential Conflicts of Interest of the Asset Representations Reviewer	131

7

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	131
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	133
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	134
Other Potential Conflicts of Interest May Affect Your Investment	135
Other Risks Relating to the Certificates	135
The Certificates Are Limited Obligations	135
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	136
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	137
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	140
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	143
Payments Allocated to the VRR Interest or the Non-VRR Certificates Will Not Be Available to the Non-VRR Certificates or the VRR Interest, Respectively	144
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	144
Risks Relating to Modifications of the Mortgage Loans	149

The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	150
Risks Relating to Interest on Advances and Special Servicing Compensation	151
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	151
Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA	152
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	153
Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan	153
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	154
General Risk Factors	156
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	156
The Certificates May Not Be a Suitable Investment for You	156
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	157
Other Events May Affect the Value and Liquidity of Your Investment	157
Legal and Regulatory Provisions Affecting Investors Could

8

Adversely Affect the Liquidity of the Offered Certificates	158
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	162
Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	162
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	162
Description of the Mortgage Pool	163
General	163
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	165
Certain Calculations and Definitions	165
Definitions	166
Mortgage Pool Characteristics	176
Overview	176
Property Types	178
Mortgage Loan Concentrations	190
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	191
Geographic Concentrations	192
Mortgaged Properties With Limited Prior Operating History	193
Tenancies-in-Common or Diversified Ownership	193
Condominium Interests and Other Shared Interests	193
Fee & Leasehold Estates; Ground Leases	195
Environmental Considerations	196
Redevelopment, Renovation and Expansion	199
Assessments of Property Value and Condition	200
Appraisals	200
Engineering Reports	200
Zoning and Building Code Compliance and Condemnation	201
Litigation and Other Considerations	201

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	202
Loan Purpose	202
Default History, Bankruptcy Issues and Other Proceedings	202
Tenant Issues	205
Tenant Concentrations	205
Lease Expirations and Terminations	206
Purchase Options and Rights of First Refusal	211
Affiliated Leases	213
Insurance Considerations	214
Use Restrictions	216
Appraised Value	216
Non-Recourse Carveout Limitations	217
Real Estate and Other Tax Considerations	218
Delinquency Information	221
Certain Terms of the Mortgage Loans	221
Amortization of Principal	221
Due Dates; Mortgage Rates; Calculations of Interest	222
Single Purpose Entity Covenants	222
ARD Loans	223
Prepayment Protections and Certain Involuntary Prepayments	224
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	226
Defeasance; Collateral Substitution	227
Partial Releases	228
Escrows	231
Mortgaged Property Accounts	231
Exceptions to Underwriting Guidelines	231
Additional Indebtedness	232
General	232
Whole Loans	232
Mezzanine Indebtedness	232
Other Secured Indebtedness	235
Preferred Equity	235
Other Unsecured Indebtedness	237
The Whole Loans	237
General	237
The Serviced Pari Passu Whole Loans	242
The Non-Serviced Pari Passu Whole Loans	245
The Non-Serviced AB Whole Loans	248
The Serviced AB Whole Loan	266
Additional Information	275
Transaction Parties	276

9

The Sponsors and Mortgage Loan Sellers	276
Goldman Sachs Mortgage Company	276
Citi Real Estate Funding Inc.	285
German American Capital Corporation	294
Barclays Capital Real Estate Inc.	303
Bank of Montreal	309
Compensation of the Sponsors	317
The Depositor	318
The Issuing Entity	318
The Trustee and Certificate Administrator	319
The Master Servicer	322
The Special Servicer	324
The Primary Servicer	327
Summary of the Primary Servicing Agreement	330
The Operating Advisor and Asset Representations Reviewer	336
Credit Risk Retention	337
General	337
Qualifying CRE Loans	338
The VRR Interest	338
General	338
VRR Available Funds	339
Priority of Distributions on the VRR Interest	339
Allocation of VRR Realized Losses	340
Yield Maintenance Charges and Prepayment Premiums	340
Material Terms	341
Hedging, Transfer and Financing Restrictions	341
Description of the Certificates	341
General	341
Distributions	343
Method, Timing and Amount	343
Available Funds	343
Priority of Distributions	345
Pass-Through Rates	348
Interest Distribution Amount	350
Principal Distribution Amount	350
Certain Calculations with Respect to Individual Mortgage Loans	352
Excess Interest	353
Application Priority of Mortgage Loan Collections or Whole Loan Collections	353
Allocation of Yield Maintenance Charges and Prepayment Premiums	356
Assumed Final Distribution Date; Rated Final Distribution Date	357

Prepayment Interest Shortfalls	358
Subordination; Allocation of Realized Losses	360
Reports to Certificateholders and the RR Interest Owner; Certain Available Information	362
Certificate Administrator Reports	362
Information Available Electronically	368
Voting Rights	372
Delivery, Form, Transfer and Denomination	373
Book-Entry Registration	373
Definitive Certificates	376
Certificateholder Communication	376
Access to Certificateholders’ Names and Addresses	376
Requests to Communicate	376
List of Certificateholders	377
Description of the Mortgage Loan Purchase Agreements	377
General	377
Dispute Resolution Provisions	387
Asset Review Obligations	387
Pooling and Servicing Agreement	387
General	387
Assignment of the Mortgage Loans	388
Servicing Standard	388
Subservicing	390
Advances	391
P&I Advances	391
Property Protection Advances	392
Nonrecoverable Advances	392
Recovery of Advances	393
Accounts	395
Withdrawals from the Collection Account	397
Servicing and Other Compensation and Payment of Expenses	399
General	399
Master Servicing Compensation	404
Special Servicing Compensation	406
Disclosable Special Servicer Fees	411
Certificate Administrator and Trustee Compensation	412
Operating Advisor Compensation	412
Asset Representations Reviewer Compensation	413
CREFC® Intellectual Property Royalty License Fee	414
Appraisal Reduction Amounts	414
Maintenance of Insurance	421
Modifications, Waivers and Amendments	424

10

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	426
Inspections	428
Collection of Operating Information	429
Special Servicing Transfer Event	429
Asset Status Report	431
Realization Upon Mortgage Loans	434
Sale of Defaulted Loans and REO Properties	436
The Directing Holder	439
General	439
Major Decisions	441
Asset Status Report	445
Replacement of Special Servicer	445
Control Termination Event and Consultation Termination Event	445
Servicing Override	448
Rights of Holders of Companion Loans	449
Limitation on Liability of Directing Holder	450
The Operating Advisor	451
General	451
Duties of the Operating Advisor While No Control Termination Event is Continuing	451
Duties of the Operating Advisor While a Control Termination Event is Continuing	452
Annual Report	453
Recommendation of the Replacement of the Special Servicer	454
Eligibility of Operating Advisor	455
Other Obligations of Operating Advisor	455
Delegation of Operating Advisor’s Duties	456
Termination of the Operating Advisor With Cause	456
Rights Upon Operating Advisor Termination Event	457
Waiver of Operating Advisor Termination Event	458
Termination of the Operating Advisor Without Cause	458
Resignation of the Operating Advisor	458
Operating Advisor Compensation	459
The Asset Representations Reviewer	459
Asset Review	459
Eligibility of Asset Representations Reviewer	464

Other Obligations of Asset Representations Reviewer	464
Delegation of Asset Representations Reviewer’s Duties	465
Assignment of Asset Representations Reviewer’s Rights and Obligations	465
Asset Representations Reviewer Termination Events	465
Rights Upon Asset Representations Reviewer Termination Event	466
Termination of the Asset Representations Reviewer Without Cause	466
Resignation of Asset Representations Reviewer	467
Asset Representations Reviewer Compensation	467
Limitation on Liability of the Risk Retention Consultation Parties	467
Replacement of the Special Servicer Without Cause	468
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	470
Termination of Master Servicer and Special Servicer for Cause	472
Servicer Termination Events	472
Rights Upon Servicer Termination Event	473
Waiver of Servicer Termination Event	474
Resignation of the Master Servicer or Special Servicer	475
Limitation on Liability; Indemnification	475
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	478
Dispute Resolution Provisions	478
Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder	478
Repurchase Request Delivered by a Party to the PSA	479
Resolution of a Repurchase Request	479
Mediation and Arbitration Provisions	482
Servicing of the Non-Serviced Mortgage Loans	483
General	483

11

Servicing of the CityCenter (Aria & Vdara) Mortgage Loan	486
Servicing of the Torrey Heights Mortgage Loan	487
Rating Agency Confirmations	487
Evidence as to Compliance	489
Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding	490
Termination; Retirement of Certificates	491
Amendment	492
Resignation and Removal of the Trustee and the Certificate Administrator	494
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	496
Certain Legal Aspects of Mortgage Loans	496
New York	496
California	496
General	497
Types of Mortgage Instruments	497
Leases and Rents	498
Personalty	498
Foreclosure	498
General	498
Foreclosure Procedures Vary from State to State	499
Judicial Foreclosure	499
Equitable and Other Limitations on Enforceability of Certain Provisions	499
Nonjudicial Foreclosure/Power of Sale	499
Public Sale	500
Rights of Redemption	501
Anti-Deficiency Legislation	501
Leasehold Considerations	501
Cooperative Shares	502
Bankruptcy Laws	502
Environmental Considerations	509
General	509
Superlien Laws	509
CERCLA	509
Certain Other Federal and State Laws	509
Additional Considerations	510
Due-on-Sale and Due-on-Encumbrance Provisions	510
Subordinate Financing	511
Default Interest and Limitations on Prepayments	511
Applicability of Usury Laws	511
Americans with Disabilities Act	511

Servicemembers Civil Relief Act	512
Anti-Money Laundering, Economic Sanctions and Bribery	512
Potential Forfeiture of Assets	512
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	513
Pending Legal Proceedings Involving Transaction Parties	515
Use of Proceeds	515
Yield, Prepayment and Maturity Considerations	515
Yield Considerations	515
General	515
Rate and Timing of Principal Payments	515
Losses and Shortfalls	516
Certain Relevant Factors Affecting Loan Payments and Defaults	517
Delay in Payment of Distributions	518
Yield on the Certificates with Notional Amounts	518
Weighted Average Life	519
Pre-Tax Yield to Maturity Tables	523
Material Federal Income Tax Considerations	526
General	526
Qualification as a REMIC	527
Status of Offered Certificates	529
Taxation of Regular Interests	529
General	529
Original Issue Discount	529
Acquisition Premium	531
Market Discount	532
Premium	532
Election To Treat All Interest Under the Constant Yield Method	533
Treatment of Losses	533
Yield Maintenance Charges and Prepayment Premiums	534
Sale or Exchange of Regular Interests	534
Taxes That May Be Imposed on a REMIC	535
Prohibited Transactions	535
Contributions to a REMIC After the Startup Day	535
Net Income from Foreclosure Property	535
REMIC Partnership Representative	536
Taxation of Certain Foreign Investors	536
FATCA	537
Backup Withholding	537

12

Information Reporting	538
3.8% Medicare Tax on “Net Investment Income”	538
Reporting Requirements	538
Certain State and Local and Foreign Tax Considerations	539
Method of Distribution (Conflicts of Interest)	540
Incorporation of Certain Information by Reference	542
Where You Can Find More Information	543

Financial Information	543
Certain ERISA Considerations	543
General	543
Plan Asset Regulations	544
Administrative Exemptions	544
Insurance Company General Accounts	546
Legal Investment	547
Legal Matters	548
Ratings	548
Index of Defined Terms	551

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	MORTGAGE POOL INFORMATION
ANNEX A-3	DESCRIPTION OF THE TOP 15 MORTGAGE LOANS
ANNEX B	FORM OF DISTRIBUTION DATE STATEMENT
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES
ANNEX E-1	CITI REAL ESTATE FUNDING INC., GERMAN AMERICAN CAPITAL CORPORATION, BARCLAYS CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO CITI REAL ESTATE FUNDING INC. REPRESENTATIONS AND WARRANTIES
ANNEX E-3	EXCEPTIONS TO GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES
ANNEX E-4	EXCEPTIONS TO BARCLAYS CAPITAL REAL ESTATE INC. REPRESENTATIONS AND WARRANTIES
ANNEX E-5	EXCEPTIONS TO BANK OF MONTREAL REPRESENTATIONS AND WARRANTIES

13

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE AT HTTP://WWW.SEC.GOV.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING, HOLDING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR CMBS GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

14

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates and VRR Interest”, which sets forth important statistical information relating to the certificates;
●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to GS Mortgage Securities Corporation II.
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.
●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.
15

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU Prospectus Regulation”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS Regulation”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A CLIENT AS DEFINED IN POINT (7) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED (“UK MIFIR”), WHO IS NOT A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF UK MIFIR (A “UK

16

PROFESSIONAL CLIENT”); OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A UK PROFESSIONAL CLIENT; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION.

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)  A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE

17

OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR

(B)  A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

(c)   IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)   IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION REGULATION AND UK SECURITIZATION FRAMEWORK

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE SECURITISATION REGULATIONS 2024 (SI 2024/102) OF THE UK, AS AMENDED FROM TIME TO TIME, THE SECURITISATION SOURCEBOOK OF THE HANDBOOK OF RULES AND GUIDANCE ADOPTED BY THE UK FINANCIAL CONDUCT AUTHORITY (“SECN”) AND THE SECURITISATION PART OF THE RULEBOOK OF PUBLISHED POLICY OF THE PRUDENTIAL REGULATION AUTHORITY OF THE BANK OF ENGLAND (THE “PRASR”), TOGETHER WITH THE RELEVANT PROVISIONS OF THE UK FINANCIAL SERVICES AND MARKETS ACT 2000 (TOGETHER, THE “UK

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SECURITIZATION FRAMEWORK”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PARTICULAR INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION FRAMEWORK. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION FRAMEWORK.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION FRAMEWORK.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION FRAMEWORK, SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE OFFERED CERTIFICATES”.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT
SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, (IV) OTHERWISE FALL WITHIN AN EXEMPTION SET FORTH IN SUCH ORDER SUCH THAT SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR (V) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE FCA HANDBOOK CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

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THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN

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THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

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THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER, THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated”,

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the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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MEXICO

THIS PROSPECTUS HAS NOT BEEN REVIEWED NOR APPROVED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE “CNBV”). THIS OFFERING DOES NOT CONSTITUTE A PUBLIC OFFERING IN MEXICO AND THIS PROSPECTUS MAY NOT BE PUBLICLY DISTRIBUTED IN MEXICO.

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES, OR “RNV”) MAINTAINED BY THE CNBV, AND MAY NOT BE OFFERED PUBLICLY IN MEXICO EXCEPT TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS PURSUANT TO THE PRIVATE PLACEMENT EXCEPTIONS SET FORTH IN THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). THIS PROSPECTUS DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE OFFERED CERTIFICATES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE OFFERED CERTIFICATES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	GS Mortgage Securities Corporation II, a Delaware corporation. The depositor’s address is 200 West Street, New York, New York 10282 and its telephone number is (212) 902-1000. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2026-V21 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are:

Goldman Sachs Mortgage Company, a New York limited partnership;

Citi Real Estate Funding Inc., a New York corporation;

German American Capital Corporation, a Maryland corporation;

Barclays Capital Real Estate Inc., a Delaware corporation; and

Bank of Montreal, a Canadian chartered bank.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Goldman Sachs Mortgage Company is an affiliate of each of the depositor and Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of certain of the non-offered certificates, and Goldman Sachs Bank USA, an originator. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates and DBR Investments Co. Limited, an originator. Barclays Capital Real Estate Inc. is an affiliate of Barclays Capital Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates. Bank of Montreal is an affiliate of BMO Capital Markets Corp., one of the underwriters and an initial purchaser of certain of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

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The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans
Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Mortgage Company	12	$360,795,300	30.1%
Citi Real Estate Funding Inc.	13	387,485,353	32.3%
German American Capital Corporation	10	181,323,871	15.1%
Goldman Sachs Mortgage Company / Citi Real Estate Funding Inc. / German American Capital Corporation(2)	1	95,000,000	7.9%
Barclays Capital Real Estate Inc.	3	92,870,000	7.7%
Bank of Montreal	1	51,000,000	4.3%
Goldman Sachs Mortgage Company / German American Capital Corporation(3)	1	30,000,000	2.5%
Total	41	$1,198,474,524	100%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that were acquired from unaffiliated third-party originators or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.
(2)	Goldman Sachs Mortgage Company, German American Capital Corporation and Citi Real Estate Funding Inc. are co-sponsors with respect to the CityCenter (Aria & Vdara) mortgage loan (7.9%). The CityCenter (Aria & Vdara) mortgage loan is evidenced by five promissory notes: (i) notes A-20-2-2 and A-21, with an aggregate outstanding principal balance of $32,500,000, as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller, (ii) notes A-17 and A-18-2 with an aggregate outstanding principal balance of $32,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller and (iii) note A-10 with an outstanding principal balance of $30,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller.
(3)	Goldman Sachs Mortgage Company and German American Capital Corporation are co-sponsors with respect to the Torrey Heights mortgage loan (2.5%). The Torrey Heights mortgage loan is evidenced by two promissory notes: (i) note A-7, with an outstanding principal balance of $15,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller, and (ii) note A-6-1, with an outstanding principal balance of $15,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	KeyBank National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and any related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below that is part of a whole loan and serviced under the servicing agreement
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indicated in that table and any servicing shift mortgage loan on and after the related servicing shift securitization date). The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to its respective servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after its respective servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”,
“—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Primary Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as primary servicer and perform servicing duties delegated by the master servicer with respect to certain mortgage loans to be sold to the depositor by Citi Real Estate Funding Inc., pursuant to a primary servicing agreement to be entered into with the master servicer. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association, is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Primary Servicer”.
Special Servicer	Torchlight Loan Services, LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan and any servicing shift mortgage loan on and after the related servicing shift securitization date) and any related companion loans other than with respect to any non-serviced whole loan set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 90

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Park Avenue, 20th floor, New York, New York 10016. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to its respective servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after its respective servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”,
“—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan, referred to in this prospectus as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan and will be replaced as discussed under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

Torchlight Loan Services, LLC is expected to be appointed as the special servicer with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded special servicer loan) and any related serviced companion loan by Torchlight Debt Fund VIII Holdings (US), LLC or its affiliate. Torchlight Debt Fund VIII Holdings (US), LLC and affiliates are expected to purchase each of the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J, Class K and Class S certificates. An affiliate of Torchlight Debt Fund VIII Holdings (US), LLC may also purchase one or more other classes of additional certificates. Torchlight Debt Fund VIII Holdings (US), LLC is also an affiliate of the entity that holds the subordinate companion loan relating to the Seneca One whole loan and is the directing holder for the Seneca One whole loan. On the closing date, Torchlight Debt Fund VIII Holdings (US), LLC is expected to be appointed as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan, any serviced AB mortgage loan and any applicable excluded loan) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.

Torchlight Loan Services, LLC, or its affiliate, assisted Torchlight Debt Fund VIII Holdings (US), LLC with due diligence relating to the mortgage loans to be included in the mortgage pool.

The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and

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Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Computershare Trust Company, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and any related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to each servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after its respective servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each servicing shift mortgage loan will initially be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	BellOak, LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.
Asset Representations Reviewer	BellOak, LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and receipt of notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. The directing holder (other than with respect to the servicing shift whole loans, any non-serviced mortgage loan, any serviced AB mortgage loan (for so long as no related control appraisal period is continuing) and any applicable excluded loan) will generally be the controlling class certificateholder (or its representative, the “controlling class representative”) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class F, Class G, Class J and Class K certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during

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such time as the most senior class of control eligible certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a controlling class representative or to exercise any of the rights of the holder of the majority of the controlling class certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a controlling class representative.

On the closing date it is expected that Torchlight Debt Fund VIII Holdings (US), LLC, or its affiliate, will (i) purchase the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J, Class K and Class S certificates, and (ii) be appointed as the initial controlling class representative and, therefore, the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any serviced AB mortgage loan (for so long as no related control appraisal period is continuing) any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loans. Torchlight Debt Fund VIII Holdings (US), LLC is also expected to be an affiliate of the entity that holds the subordinate companion loan relating to the Seneca One whole loan and is the directing holder for the Seneca One whole loan.

With respect to the serviced AB whole loan, the directing holder will be, for so long as no related control appraisal period is continuing, the holder of the related subordinate companion loan. Following a control appraisal period with respect to the serviced AB whole loan and for so long as a control termination event with respect to the controlling class representative has not otherwise occurred, the directing holder for the serviced AB whole loan will be the controlling class representative. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan”.

With respect to each of the servicing shift whole loans, the holder of the related companion loan identified in the related co-lender agreement as the controlling note will be the directing holder with respect to the related servicing shift whole loan. From and after the date such controlling note is included in a securitization transaction (a “servicing shift securitization date”), the directing holder of the related servicing shift whole loan is expected to be the directing holder (or its equivalent) under the related servicing shift pooling and servicing agreement, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar to, but not necessarily identical to, those of the controlling class representative under the pooling and servicing agreement for this securitization. The controlling class representative of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

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With respect to the controlling class representative, an “excluded loan” is a mortgage loan or whole loan with respect to which the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) is a borrower, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan (subject to certain exceptions), or any borrower party affiliate thereof.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention Consultation Parties	The risk retention consultation parties will be (i) a party selected by Goldman Sachs Bank USA and (ii) a party selected by Citi Real Estate Funding Inc., in each case, as an owner of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than the servicing shift mortgage loans, any non-serviced mortgage loan and any applicable excluded loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than the servicing shift whole loans, any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. Each of Goldman Sachs Mortgage Company (or an affiliate) and Citi Real Estate Funding Inc. (or an affiliate) is expected to be appointed as an initial risk retention consultation party and are collectively referred to as the “risk retention consultation parties”.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

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Certain Affiliations and

Relationships	The originators, the sponsors, the underwriters, and the parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan and whole loan, the related due date in March 2026 for that mortgage loan or whole loan (or, in the case of any mortgage loan or whole loan that has its first due date after March 2026, the date that would have been its due date in March 2026 under the terms of that mortgage loan or whole loan if a monthly payment were scheduled to be due in that month).
Closing Date	On or about March 26, 2026.
Distribution Date	The fourth (4th) business day following each determination date. The first distribution date will be in April 2026.
Determination Date	The eleventh (11th) day of each month or, if the eleventh (11th) day is not a business day, then the business day immediately following such eleventh (11th) day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.
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Assumed Final Distribution Date;

Rated Final Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—
Assumed Final Distribution Date; Rated Final Distribution Date”:
Class A-1	November 2030
Class A-2	NAP – February 2031(1)
Class A-3	March 2031
Class X-A	March 2031
Class X-B	March 2031
Class A-S	March 2031
Class B	March 2031
Class C	March 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-2 certificates ranging from $0 to $375,000,000.

The rated final distribution date for the offered certificates will be the distribution date in March 2059.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates or the RR interest.

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Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2026-V21:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class X-J, Class X-K, Class D, Class F, Class G, Class J, Class K, Class RR, Class S and Class R (collectively, the “non-offered certificates”). In addition, the RR interest, an uncertificated interest, is not being offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J, Class X-K, Class A-S, Class B, Class C, Class D, Class F, Class G, Class J, Class K and Class S certificates are collectively referred to as the “non-VRR certificates”.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Class A-1	$4,368,000
Class A-2	$0 - $375,000,000(1)
Class A-3	$417,617,000 - $792,617,000(1)
Class X-A	$906,571,000(2)
Class X-B	$103,892,000(2)
Class A-S	$109,586,000
Class B	$59,773,000
Class C	$44,119,000

(1)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the chart above. The initial aggregate certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $792,617,000, subject to a variance of plus or minus 5%.
(2)	Notional amount. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is less than the weighted average of

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the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:
Class A-1	[__]%(1)
Class A-2	[__]%(1)
Class A-3	[__]%(1)
Class X-A	[__]%(2)
Class X-B	[__]%(2)
Class A-S	[__]%(1)
Class B	[__]%(1)
Class C	[__]%(1)

(1)	The pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-S, Class B and Class C certificates for each distribution date will each generally be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the rate described in clause (ii), or (iv) the rate described in clause (ii) less a specified percentage.
(2)	The pass-through rate of the Class X-A certificates for each distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of offered certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues

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interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loan (other than with respect to special servicing fees for any Seneca One companion loan on which no special servicing fee will accrue or be payable) and any related REO loans and (a) with respect to the servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.001259% to 0.00250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans (other than any Seneca One companion loan on which no special servicing fee will accrue or be payable) as to which a special servicing transfer event has occurred (including any related REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) $5,000 with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (other than a non-serviced whole loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a

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payment default, when the borrower has brought the mortgage loan current and thereafter made three (3) consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection (other than penalty charges) of interest and principal (including scheduled payments, prepayments, balloon payments and payments at maturity) received on the related corrected loan for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.00% of each such collection of interest and principal (or such higher rate as would result in a workout fee equal to $25,000) and (2) such lower rate as would result in a workout fee of $1,000,000.

A liquidation fee will generally be payable with respect to each specially serviced loan and any related REO property as to which the special servicer obtains a full, partial or discounted payoff from the related borrower and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds or insurance and condemnation proceeds. The liquidation fee for each specially serviced loan and any related REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.00% of such payment or proceeds and (2) such lower rate as would result in a liquidation fee of $1,000,000; provided, however, that, except as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, no liquidation fee will be less than $25,000.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans will be paid by the master servicer out of the servicing fee described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator/trustee fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan) at a per annum rate equal to 0.00787%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.001340%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

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As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.000220%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the RR interest owner.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to Commercial Real Estate Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR interest owner.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the RR interest owner. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer and/or sub-servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any subservicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the

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extent allocable to the related non-serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)(2)
Non-Serviced Mortgage Loan	Primary Servicing Fee Rate and Sub-Servicing Fee Rate	Special Servicing Fee Rate(3)
CityCenter (Aria & Vdara)	0.000009%	0.15%
Haven Leased Fee Portfolio	0.00125%	0.25%
Torrey Heights	0.0000222%	0.25%
535 & 545 5th Avenue	0.00125%	0.25%
Project Broadview	0.00125%	0.25%

(1)	Does not reflect the Marriott Monterey mortgage loan or the Del Rey Campus mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.
(3)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between the

     Non-VRR Certificates and

the VRR Interest	On each distribution date, the aggregate amount available for distributions to holders of the non-VRR certificates and the VRR interest owners on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated to (a) the VRR interest, in an amount equal to the product of such amount multiplied by approximately 5% and (b) the non-VRR certificates, in an amount equal to the product of such amount multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

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B. Amount and Order of

 Distributions on the

Certificates	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates), net of any excess interest, yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority (in each case, to the extent of remaining available funds allocated to the non-VRR certificates (other than the Class S certificates)):

First, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2 and Class A-3 certificates, to the extent of funds available for distribution of principal, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to the Class A-1 certificates until their certificate balance has been reduced to zero; and
(B)	to the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal after the distributions pursuant to clause (A) above; and
(C)	to the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal after the distributions pursuant to clauses (A) and (B) above.

However, if the certificate balances of each class of principal balance certificates other than the Class A-1, Class A-2 and Class A-3 certificates have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances.

Third, to the Class A-1, Class A-2 and Class A-3 certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed realized losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2 and Class A-3 certificates), to the Class A-S certificates until their certificate balance has been reduced to

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zero; and (c) to reimburse the Class A-S certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-S certificates), to the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed; and

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-S and Class B certificates), to the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class X-J, Class X-K, Class S and Class RR certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions”.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-VRR certificates and the VRR interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

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A description of the amount of principal required to be distributed to each class of non-VRR certificates entitled to principal and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the VRR interest, on the one hand, and to the non-VRR certificates (other than the Class S certificates), on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-VRR certificates (other than the Class S certificates) will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. The chart also shows the allocation between the VRR interest and the non-VRR certificates and the corresponding entitlement to receive principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date) on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates). Among the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates, payment rights of certain classes will be as more particularly described in “Description of the Certificates—Distributions” in this prospectus. It also shows the manner in which mortgage loan losses are allocated between the VRR interest and the non-VRR certificates (other than the Class S certificates) and the manner in which the certificate allocations are further allocated in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. Principal losses on the mortgage loans allocated to the VRR interest will reduce the VRR interest balance. Although no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J, Class X-K, Class S or Class R certificates, principal payments or mortgage loan losses will reduce the notional amount of the Class X-A certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class A-1, Class A-2, Class A-3 or Class A-S certificates), the Class X-

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B certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class B or Class C certificates), the Class X-D certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class D certificates), the Class X-F certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class F certificates), the Class X-G certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class G certificates), the Class X-J certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class J certificates) and the Class X-K certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class K certificates), and, therefore, the amount of interest they accrue.

*	Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates are interest-only certificates, and the Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates are not offered by this prospectus.
**	Other than the Class X-D, Class X-F, Class X-G, Class X-J and Class X-K, Class S, Class R and Class RR certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of owners of the VRR interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and, as described above, any losses incurred on the mortgage loans will be allocated between the VRR interest and the non-VRR certificates (other than the Class S certificates) pro rata in accordance with their respective percentage allocation entitlement.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X certificates and the Class S certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage

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loans that are allocated to the VRR interest will reduce the VRR interest balance.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3 and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B or Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-J certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class J certificates. The notional amount of the Class X-K certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class K certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest” for more detailed information regarding the subordination provisions applicable to the non-VRR certificates and the VRR interest and the allocation of losses to the non-VRR certificates (other than the Class S certificates) and the VRR interest.

F. Shortfalls in Available Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates (other than the Class S certificates). The reduction in amounts available for distribution such non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

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●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the VRR interest, on the one hand, and the non-VRR certificates (other than the Class S certificates), on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) are required to be further allocated among those classes of non-VRR certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, in some cases, one or more pari passu companion loans and, in some cases, one or more subordinate companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related subordinate companion loan(s), if any, and then, result in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Co-Lender Agreement”, “—The Non-Serviced Pari Passu Whole Loans—Co-Lender Agreement”, “—The Non-Serviced AB Whole Loans”, “—The Serviced AB Whole Loan” and “Yield, Prepayment and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on a mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class S certificates and the VRR interest owners on the related distribution date, as described under “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other

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amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

Neither of the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer is under no obligation to, and will not make, any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.

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The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the special servicer will be reimbursed as set forth in the pooling and servicing agreement.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance of this type in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” (and solely with respect to the master servicer and the special servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related co-lender agreement.

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The Mortgage Pool
The Mortgage Pool	The issuing entity’s primary assets will be forty-one (41) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in sixty-eight (68) commercial, multifamily and/or manufactured housing properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,198,474,524.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-one (41) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the table below is part of a larger whole loan, each of which is comprised of the related mortgage loan and/or one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (if any) (each referred to in this prospectus as a “subordinate companion loan”, and together with the pari passu companion loans, the “companion loans”). The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

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Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
CityCenter (Aria & Vdara)	$95,000,000	7.9%	$2,452,800,000	$902,200,000	36.2%	49.1%	4.46x	3.28x
400 Arcola Road	$90,000,000	7.5%	$60,000,000	NAP	64.7%	64.7%	1.28x	1.28x
City Foundry STL	$75,000,000	6.3%	$22,000,000	NAP	60.9%	60.9%	1.46x	1.46x
HKB Portfolio	$60,000,000	5.0%	$19,500,000	NAP	61.2%	61.2%	1.75x	1.75x
Seneca One	$51,000,000	4.3%	$20,000,000	$14,000,000	42.3%	50.6%	2.20x	1.33x
Haven Leased Fee Portfolio	$50,000,000	4.2%	$110,000,000	NAP	75.9%	75.9%	1.10x	1.10x
Crossroads I, II, & IV	$33,500,000	2.8%	$20,000,000	NAP	67.5%	67.5%	1.57x	1.57x
Torrey Heights	$30,000,000	2.5%	$336,500,000	$98,500,000	50.7%	64.3%	2.11x	1.61x
535 & 545 5th Avenue	$29,983,871	2.5%	$279,849,462	NAP	63.2%	63.2%	1.30x	1.30x
Del Rey Campus	$25,000,000	2.1%	$55,000,000	NAP	60.4%	60.4%	1.57x	1.57x
Marriott Monterey	$25,000,000	2.1%	$50,000,000	NAP	52.4%	52.4%	2.41x	2.41x
Project Broadview	$24,437,800	2.0%	$155,000,000	NAP	59.6%	59.6%	1.79x	1.79x

(1)	With respect to certain of the mortgage loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related pari passu companion loans but excluding any related subordinate companion loan(s), any related mezzanine loan(s) and any other subordinate indebtedness.
(3)	Calculated including the related pari passu companion loans and any related subordinate companion loan(s) but excluding any related mezzanine loan(s) and any other subordinate indebtedness.

The 400 Arcola Road whole loan, the City Foundry STL whole loan, the HKB Portfolio whole loan, the Seneca One whole loan and the Crossroads I, II, & IV whole loan whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. Each such whole loan, as well as each servicing shift whole loan prior to the related servicing shift securitization date, is referred to in this prospectus as a “serviced whole loan”, and (i) any related companion loan is referred to in this prospectus as a “serviced companion loan”, (ii) any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”, and (iii) any related subordinate companion loan is sometimes referred to in this prospectus as a “serviced subordinate companion loan”. Any serviced whole loan that includes a serviced subordinate companion loan is referred to in this prospectus as a “serviced AB whole loan” and the related mortgage loan a “serviced AB mortgage loan”.

Each servicing shift whole loan (each, a “servicing shift whole loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (each, a “servicing shift pooling and servicing agreement”).

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead are each being serviced under a separate servicing agreement identified below relating to a related companion loan. Each of the whole loans identified in the table below, as well as each servicing shift whole loan on and after the related servicing shift securitization date, is referred to in this prospectus as a “non-serviced whole

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loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/ Pooling and Servicing Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party	Operating Advisor	Asset Representations Reviewer
CityCenter (Aria & Vdara)	BX 2025-ARIA	7.9%	Trimont LLC	Trimont LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	NAP(3)	NAP(3)	NAP(3)
Haven Leased Fee Portfolio	WFCM 2026-5C8(4)	4.2%	Trimont LLC	Argentic Services Company LP	Computershare Trust Company, National Association	Deutsche Bank National Trust Company	Argentic Securities Income USA 2 LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Torrey Heights	TORY 2026-HGTS	2.5%	Trimont LLC	Trimont LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Schroders Investment Management North America, Inc.	NAP(5)	NAP(5)
535 & 545 5th Avenue	Benchmark 2026-V20	2.5%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	RREF V – D AIV RR L, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Project Broadview	Benchmark 2026-V20	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	RREF V – D AIV RR L, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC

(1)	Does not reflect any servicing shift mortgage loan. With respect to each servicing shift mortgage loan, on and after the related servicing shift securitization date, each servicing shift mortgage loan will also be a non-serviced mortgage loan and the related whole loan will be a non-serviced whole loan. The initial controlling noteholder and initial directing party of the Marriott Monterey whole loan will be Goldman Sachs Mortgage Company (or its affiliate), as the holder of the related controlling companion loan. The initial controlling noteholder and initial directing party of the Del Rey Campus whole loan will be Goldman Sachs Mortgage Company (or its affiliate), as the holder of the related controlling companion loan.
(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed, or otherwise based on publicly available information, and that has included, or is expected to include, the related controlling note for such whole loan.
(3)	The BX 2025-ARIA trust and servicing agreement does not provide for any initial directing party, operating advisor or asset representations reviewer or similar entity.
(4)	The WFCM 2026-5C8 securitization is expected to close on or about March 5, 2026.
(5)	The TORY 2026-HGTS trust and servicing agreement does not provide for any operating advisor or asset representations reviewer or similar entity.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room, pad or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity). However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, Annex A-2 and Annex A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and, in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a due date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$1,198,474,524
Number of Mortgage Loans	41
Number of Mortgaged Properties	68
Range of Cut-off Date Balances	$2,210,000 - $95,000,000
Average Cut-off Date Balance	$29,231,086
Range of Mortgage Rates(2)	4.96834% to 7.41600%
Weighted Average Mortgage Rate(2)	6.54250%
Range of original terms to maturity/ARD(3)	60 to 60 months
Weighted average original term to maturity/ARD(3)	60 months
Range of remaining terms to maturity/ARD(3)	57 to 60 months
Weighted average remaining term to maturity/ARD(4)	59 months
Range of original amortization terms(4)(5)	360 to 360 months
Weighted average original amortization term(4)(5)	360 months
Range of remaining amortization terms(4)(5)	359 to 360 months
Weighted average remaining amortization term(4)(5)	360 months
Range of Cut-off Date LTV Ratios(2)(6)	36.2% to 75.9%
Weighted average Cut-off Date LTV Ratio(2)(6)	59.6%
Range of Maturity Date/ARD LTV Ratios(2)(3)(7)	36.2% to 75.9%
Weighted average Maturity Date/ARD LTV Ratio(2)(3)(7)(10)	59.4%
Range of UW NCF DSCR(2)(8)(10)	1.10x to 4.46x
Weighted average UW NCF DSCR(2)(8)(10)	1.84x
Range of UW NOI Debt Yield(2)(9)(10)	6.1% to 24.8%
Weighted average UW NOI Debt Yield(2)(9)(10)	12.5%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon(11)	80.9%
Interest-Only-ARD	7.3%
Full-Term Amortizing Balloon	6.8%
Interest-Only, then Amortizing Balloon	5.0%

(1)	Subject to a variance of plus or minus 5%.
(2)	With respect to each mortgage loan that is part of a whole loan, such mortgage loan and the related pari passu companion loan, if any (but not any related subordinate companion loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness. With respect to the CityCenter (Aria & Vdara) mortgage loan (7.9%), (a) the related mortgage loan and pari passu companion loans have varying interest rates, and the debt yield and debt service coverage ratio is calculated using the weighted average interest rate of such mortgage loan and pari passu companion loans of 5.29420% and (b) the debt service coverage ratio, loan-to-value ratio and debt yield include any pari passu companion loan(s), as applicable, but exclude the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date, and underwritten net operating income debt yield including the related subordinate companion loans are 3.28x, 49.1%, 49.1% and 18.3%, respectively. With respect to the Torrey Heights mortgage loan (2.5%), (a) the related mortgage loan and pari passu companion loans have varying interest rates, and the debt yield and debt service coverage ratio is calculated using the weighted average interest rate of such

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mortgage loan and pari passu companion loans of 5.13175188172043%, and (b) the debt service coverage ratio, loan-to-value ratio and debt yield include any pari passu companion loan(s), as applicable, but exclude the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date, and underwritten net operating income debt yield including the related subordinate companion loans are 1.61x, 64.3%, 64.3%, and 8.5%, respectively.

(3)	With respect to two (2) mortgage loans (7.3%) with an anticipated repayment date, calculated as of the related anticipated repayment date.
(4)	Does not include mortgage loans that pay interest-only until their maturity dates or Anticipated Repayment Date.
(5)	The 535 & 545 5th Avenue whole loan is subject to monthly debt service payments equal to a monthly payment of (i) the interest accrued on the outstanding principal balance accrued at the interest rate during the interest period immediately preceding such monthly payment date plus (ii) a principal pay-down of $83,333.33. Based on the principal pay-down, the borrower will pay the outstanding principal balance of the 535 & 545 5th Avenue whole loan by $999,999.96 on an annual basis, therefore, its original amortization term reflects an amortizing period of approximately 3,720 months. The 535 & 545 5th Avenue whole loan is excluded from the “Range of original amortization term”, “Weighted average original amortization term”, “Range of remaining amortization terms” and “Weighted average remaining amortization term” calculations in the table above.
(6)	The Cut-off Date LTV Ratio for each mortgage loan is generally calculated utilizing the “as-is” appraised value; provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Cut-off Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 60.2%.
(7)	The Maturity Date/ARD LTV Ratio for each mortgage loan is generally calculated utilizing the “as-is” appraised value; provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the maturity balance net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Maturity Date/ARD LTV Ratio for the mortgage pool without making such adjustments is 59.9%.
(8)	The UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan, (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period and (iii) with respect to any mortgage loan structured with an earnout or economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(9)	The Debt Yield on Underwritten NOI for each mortgage loan is generally the related mortgaged property’s Underwritten NOI divided by the cut-off date balance of such mortgage loan; provided that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on

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Underwritten NOI” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(10)	In addition, with respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield have been calculated based on the appraised value and income of the related Mortgaged Properties without giving effect to the related MGM Master Lease. The borrowers are solely entitled to the rent under the MGM Master Lease and not the underlying income of the Mortgaged Properties. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield based on the Cut-off Date Principal Balance and the MGM Master Lease are 57.3%, 57.3%, 1.71x and 9.1%, respectively with respect to the related senior notes, and 77.5%, 77.5%, 1.26x and 6.8% respectively, with respect to the related Whole Loan.
(11)	With respect to the Seneca One mortgage loan (4.3%), the related whole loan includes an A/B structure comprised of two senior pari passu promissory notes with an aggregate original principal balance of $71,000,000 (the “Seneca One senior notes”) and one junior promissory note with an original principal balance of $14,000,000 (the “Seneca One junior note”), in the original principal amount of $85,000,000. The Seneca One senior notes are interest-only for the full term of the whole loan. The Seneca One junior note is fully amortizing for the full term of the whole loan according to an amortization schedule. All of the notes bear interest at an interest rate of 7.130%. The Seneca One senior notes are senior in right of payment to the Seneca One junior note, to the extent provided in the related co-lender agreement, as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan”.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Six (6) of the mortgage loans (15.1%) (i) were refinancings in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property, as described below:

With respect to the Energy Centre mortgage loan (5.1%), the mortgaged property was previously financed with an approximately $64,000,000 senior mortgage loan and an approximately $8,700,000 mezzanine loan secured by the equity interests in the prior owner. The senior mortgage loan was securitized in 2013. In early 2024, the borrower-sponsor bought out the mezzanine debt position at par and shortly thereafter foreclosed on the prior owner’s equity interests. In conjunction therewith, the borrower sponsor assumed, partially paid down, and extended the prior securitized senior mortgage loan, which had an outstanding balance of approximately $52,000,000. The mortgage loan repaid the full principal amount of the prior securitized senior mortgage loan.

With respect to the 535 & 545 5th Avenue mortgage loan (2.5%), the prior securitized mortgage loan matured on March 6, 2025 and was transferred to special servicing on March 20, 2025. The

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trustee of the MSBAM 2015-C24 transaction in which such prior loan was securitized filed a foreclosure action on July 9, 2025. The related borrower refinanced the prior loan with the mortgage loan on January 9, 2026. Proceeds from the mortgage loan were used to repay the prior loan in full, inclusive of default and liquidation fees, net of $500,000 of default interest waived by the prior lender.

With respect to the Seneca One mortgage loan (4.3%), the related mortgaged property previously secured a loan that went into default as a result of the guarantor’s failure to maintain the minimum guarantor liquidity required under the related prior loan documents. The related borrowers entered into a forbearance agreement with the previous lenders on December 30, 2025 which, among other things, (i) extended the maturity date of the prior loan to June 30, 2026, (ii) provided that the administration agent and previous lenders would agree to forbear from (x) enforcing any rights or remedies against the borrowers or any collateral for the prior loan and (y) charging default interest, and (iii) included the payment of an exit fee equal to 0.375% of the outstanding principal balance of the prior loan unless the borrowers refinanced the prior loan with a permanent loan or other take-out financing made by M&T Bank. Proceeds from the Seneca One whole loan were used to pay off the prior loan in full on February 18, 2026.

With respect to the Marriott Monterey mortgage loan (2.1%), the prior loan was transferred to special servicing in 2020 due to an imminent COVID-related payment default, leading to a modification that returned it to the prior loan to the master servicer in November 2021. This modification included deferred payments, an interest-only period until March 2022, recommenced amortizing payments from April 2022, and specific fixed payments and fee repayments through June 2023. The prior loan was current at the time of repayment.

With respect to the 730 Madison Avenue mortgage loan (0.6%), in October 2022, the borrower sponsor closed on an approximately $7,400,000 loan for the mortgaged property with Signature Bank. In December 2023, the loan servicing was transferred from Signature Bank to Rialto in connection with Rialto’s purchase of a larger portfolio of loans from Signature Bank. Following such acquisition, the borrower defaulted on the prior loan, and ultimately in February 2025, the parties agreed to a forbearance agreement and to the payoff of the loan on November 17, 2025. The loan was fully paid off using the proceeds of a short-term, full recourse bridge loan from Broadview. The mortgage loan repaid the full principal amount of the bridge loan.

With respect to the Windchase Mortgage Loan (0.6%), the prior loan secured by the related mortgaged property went into maturity default July 2025 and was subject to three extensions through February 2026 (in connection with which the related borrower made three successive principal paydowns). At

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origination, mortgage loan proceeds were used to pay down the prior loan in full.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	With respect to fifteen (15) mortgaged properties (16.5%), such mortgaged properties (i) were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the related mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or any affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to double net, triple net or absolute net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property, (iv) are secured by the borrower’s leased fee interest in land and the related mortgage loan was underwritten based on the triple net ground lease or (v) are subject to recently executed new leases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	None of the mortgage loans vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Exceptions”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes—Exceptions” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines—Exceptions to Underwriting Guidelines”.
Additional Aspects of Certificates
Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less

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than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which Goldman Sachs Mortgage Company, as retaining sponsor, intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules, see “Credit Risk Retention”.

None of the sponsors, the depositor, the underwriters, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the offered certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Framework (as each such term is defined herein). In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement of the EU Securitization Regulation or the UK Securitization Framework. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of the EU Securitization Regulation or the UK Securitization Framework. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders and

the RR Interest Owner	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record and the RR interest owner a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR interest

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owner may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, LSEG, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealX, Fintech Data LLC, d.b.a. CRED iQ and redIQ LLC;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.key.com/key2cre.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date(solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all REO property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR interest for the mortgage loans, and all REO property held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest, and (iii) certain other conditions are satisfied as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield

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maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related REO property or the interests of the trustee, any certificateholders or the RR interest owner in the mortgage loan or REO property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to each of the CityCenter (Aria & Vdara) mortgage loan and the Torrey Heights mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or defaulted serviced whole loans (with respect to the serviced AB whole loan, subject to certain consent, cure and purchase rights exercisable by the holder(s) of the related subordinate companion loan) and/or related REO property and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (or defaulted serviced whole loan) and/or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR interest owner and any related companion loan holders (as a collective whole as if such certificateholders, the RR interest owner and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that

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described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of the portion of the issuing entity consisting of the entitlement to excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account) as two (2) separate REMICs (the “lower-tier REMIC” and the “upper-tier REMIC” and each, a “trust REMIC”) for federal income tax purposes.

In addition, (1) the portions of the issuing entity consisting of (i) the entitlement to excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account and (ii) the uncertificated regular interests in the upper-tier REMIC corresponding to the VRR interest and distributions thereon will be classified as a “trust” under Treasury Regulations Section 301.7701-4(c) (the “grantor trust”), (2) the Class S certificates and the VRR interest will represent undivided beneficial interests in the related portions of the entitlement to excess interest and the related distribution account and (3) the VRR interest will represent beneficial ownership of the uncertificated regular interests in the upper-tier REMIC corresponding to the VRR interest and distributions thereon.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class [__] certificates will be issued with original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and

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consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.
●	Property Performance: Certificateholders and the RR interest owner are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., mixed use, office, hospitality, multifamily, industrial, leased fee, retail, manufactured housing and self storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial, multifamily or manufactured housing mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights, subject to certain limitations, to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders and the RR interest owner.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties.  Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data.  Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

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Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. In addition, the related guarantees may expire upon certain events, including upon the lender taking title to the related mortgaged property or a mezzanine lender taking title to equity in the borrower, or in the case of guarantees for environmental items, upon payment in full of the related mortgage loan and provision of a clean environmental report. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In addition, certain non-recourse carveout guarantors may not be United States citizens. We cannot assure you that the lender will be able to collect on a guaranty from non-US citizens as such individuals or entities may be beyond the jurisdiction of United States courts. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. No mortgage loan will be insured or guaranteed by any government, governmental instrumentality, private insurer or (except as described above) other person or entity.

Risks of Commercial, Multifamily and Manufactured Housing Lending Generally

The mortgage loans will be secured by various income producing commercial, multifamily and manufactured housing properties. The repayment of a commercial, multifamily or manufactured housing loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
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●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;
●	demographic factors;
●	consumer confidence;
●	political factors;
●	environmental factors;
●	seismic activity risk;
●	consumer tastes and preferences;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;

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●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short-term revenue sources, such as short-term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and

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●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third-party tenants.

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See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code codified in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”), a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease or lease to a borrower affiliate could be construed in a bankruptcy as a financing lease or other arrangement under which the related master or affiliated lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master or affiliated lessee and/or its affiliates.

Sale-Leaseback Transactions Also Have Risks

Each of the CityCenter (Aria & Vdara) mortgaged property (7.9%) and the New Castle Stainless mortgaged property (1.3%) was the subject of a sale-leaseback transaction in connection with the acquisition of such property by the related borrower or an affiliate prior to origination of the related mortgage loan. A mortgaged property that is the subject of a sale-leaseback transaction is leased to a tenant, who is the former owner of the mortgaged property (or is affiliated with the former owner of the mortgaged property), pursuant to a lease. We cannot assure you that the tenant at the related mortgaged property will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 120 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an

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equitable mortgage. Here, that secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three (3) years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans that are subject to a sale-leaseback transaction.

The application of any of these doctrines to any of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a

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mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,
●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,
●	if the related borrower fails to provide a designated number of parking spaces,
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,
●	if a tenant’s use is not permitted by zoning or applicable law,
●	if the tenant is unable to exercise an expansion right,
●	if the landlord defaults on its obligations under the lease,
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
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●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,
●	in the case of government sponsored tenants, any time or for lack of appropriations,
●	if an authorized retailer is no longer authorized by a parent or unaffiliated corporate entity, or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk the tenant may be unable to pay rent under its lease and may default on its lease.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”. See Annex A-2 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the quality of an office building’s tenants;
●	an economic decline in the business operated by the tenant;
●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the physical attributes of the building with respect to the technological needs of the tenants, including the adaptability of the building to changes in the technological needs of the tenants;
●	the diversity of an office building’s tenants (or reliance on a single or dominant tenant);
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);
●	the desirability of the area as a business location; and
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties. Furthermore, the healthcare industry is highly regulated by federal, state and/or local authorities. Any change in applicable laws and regulations, as well as the costs and administrative burdens associated with complying with applicable laws and regulations, may adversely affect the operating income of medical office properties and the property values of such properties and the related borrower’s ability to make debt service payments on the related mortgage loan.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

In addition, as a result of the COVID-19 pandemic office properties have been experiencing lower than normal utilization levels and it is uncertain whether utilization levels will return to levels experienced prior to the COVID-19 pandemic. In the event that office tenants continue to utilize partial “work from home” or other remote work policies, the overall demand for office space may be adversely affected for a significant time, which may impact the ability of the borrowers to lease their properties, and may impact the operation and cash flow of the properties and/or the borrowers’ ability to refinance the mortgage loans at maturity.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

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Certain office tenants may operate co-working businesses through which they sublease their space to sublessees under subleases of varying duration. The ability of any such co-working tenants to make payments under their respective leases may depend on the availability of such sublessees and the ability of such sublessees to make payments under their respective subleases. Further, some of these subleases may be short-term, or may be to individuals or entities that are more susceptible to economic downturns, in which case their short-term nature, or the nature of the underlying sublessees, may lead to income volatility for any such co-working tenants. In addition, office tenants that operate co-working businesses may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates.

Certain of the office mortgaged properties are leased to a tenant in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	the quality of hospitality property management;
●	the presence or construction of competing hotels or resorts;
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	the lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, increased border security measures, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
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●	desirability of particular locations;
●	location, quality and management company or franchise affiliation, each of which affects the economic performance of a hospitality property; and
●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and entertainment revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s restaurants, theaters, lounges, bars or nightclubs will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In addition, some hospitality properties may also operate a casino business at the property, which is subject to a number of risks. See “—Risks Related to Casino Properties” below.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally

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prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, multiple countries, including the United Kingdom and Germany, have updated travel guidance for their citizens to reflect the strict enforcement of entry rules by the United States (including the possibility of arrest or detention). We cannot assure you that such actions will not adversely affect the perception of the United States as a destination for international tourism, and a reduction in travel to the United States could negatively impact hospitality properties that currently derive a significant portion of their revenue from international guests.

Portions of certain mortgaged properties may be used as event spaces. Mortgaged properties used as event space derive their income from one-time events and do not have long-term leases with third parties. Therefore, these properties may be sensitive to declines in general economic and business conditions. Demand for event space may be seasonal. Event center properties may also be subject to competition from other property types that provide similar services, such as hospitality properties or restaurants. In addition, mortgaged properties used as event space may not be readily convertible to alternative uses if these properties were to become unprofitable.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property managers. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or property manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or property manager. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or result in termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the licensor, franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Related to Casino Properties

Certain mortgaged properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery,

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sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the physical attributes of the apartment building such as its age, condition, design, appearance, access to transportation and construction quality;
●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;
●	the presence of competing properties and residential developments in the local market;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;
●	outstanding building code violations or tenant complaints at the property;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate
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than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
●	certain multifamily properties may be master leased in whole or part to a hotel operator which leases out such properties for short term stays similar to an extended stay hotel. In the event such operator were to terminate or default on its lease, or fail to renew such lease, such properties would be subject to the risk of concentrated vacancy, and may incur significant costs in order to convert to use as traditional multifamily properties.
●	restrictions on the age of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain of the mortgage loans are secured by multifamily properties that have been the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged real property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs

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could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

In addition, some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated. With respect to any mortgaged property with tenants that benefit from CityFHEPS, we cannot assure you that tenants at the related mortgaged

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property will be able to continue to qualify for such program, that the related borrower will be able to continue leasing units at such mortgaged property to tenants who qualify for such program or that the CityFHEPS program will continue.

Certain of the multifamily properties may be residential cooperative buildings and the land under the building are owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;
●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;
●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and
●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties as to which the borrower has, or plans to enter into, an agreement with a housing finance corporation (the “HFC”), pursuant to which a specified number of units will be reserved for tenants whose household income does not exceed certain thresholds and the rent charged with respect to the reserved units will be limited in exchange for certain tax abatements and temporary transfer of ownership of such mortgaged properties to the HFC. On May 28, 2025, the Governor of the State of Texas signed into law House Bill 21 (“House Bill 21”). House Bill 21, among other things, significantly restricts the usage of so-called “traveling HFCs”. “Traveling HFCs” are HFCs that are sponsored by one municipality or county and own real property in another municipality or county that are nevertheless exempted from taxation in the municipality or county where the real property is located. House Bill 21 generally restricts HFC ownership of real property to the boundaries of the municipalities and/or counties sponsoring the HFC. In addition, while House Bill 21 provides that multifamily residential developments that have entered into agreements with traveling HFCs prior to May 28, 2025 will generally be governed by the law that was in effect on the date the real property was acquired by the HFC, it also provides that such residential developments must obtain the consents of the municipalities and counties in which such real property is located, as well as HFCs sponsored by such municipalities and counties, by January 1, 2027 or lose the benefits of the ad valorem tax exemptions.

In addition, House Bill 21 imposes various additional requirements for a multifamily residential development owned by an HFC to qualify for ad valorem tax exemptions, including (i) more specific requirements as to the percentages of units that must be reserved for very low, low, moderate and middle income housing units, (ii) a requirement that generally at least 50% of the tax saving be passed through

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as rent reductions allocated to income-restricted housing units, (iii) caps on rent that may be charged to income-restricted housing units and (iv) audit requirements to ensure compliance. Although House Bill 21 requires compliance with certain administrative requirements by January 1, 2026, many of the more substantive requirements such as those described in clauses (i) through (iii) of the preceding sentence do not require compliance until the end of 2036 or, if earlier, the year following the year in which the mortgage indebtedness is refinanced, title to the real property is conveyed, or there is a sale or other transfer of a majority of the beneficial ownership interests in the HFC. Compliance with the audit requirements will be required as early as June 2026. Each of these requirements may have an adverse impact on the ability of borrowers to refinance underlying mortgage loans benefiting from HFC-related tax abatements.

We cannot predict what effect, if any, House Bill 21 will have on the continued viability of the current housing finance corporation programs or the tax abatements currently enjoyed by any mortgaged property. We cannot assure you that House Bill 21 will not adversely affect cash flow at the related mortgaged properties, whether through potential loss of tax abatements, costs associated with compliance with House Bill 21 or reductions in rental income. In addition, we cannot assure you that House Bill 21 will not adversely affect the ability of the related borrowers to refinance their underlying mortgage loan prior to maturity or sell the mortgaged properties for a price sufficient to repay the underlying mortgage loan at maturity.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use;
●	the location of the property; and
●	the property may be leased pursuant to a master lease with the related borrower.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular

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industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types”.

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Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in
“—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales, so the success of that tenant’s business directly correlates to the value of the retail property. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remains unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

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The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the

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applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Manufactured Housing Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing properties apartment buildings and site built single family homes;
●	the physical attributes of the community, including its age and appearance;
●	the location of the manufactured housing property;
●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);
●	the type of services or amenities it provides;
●	any age restrictions;
●	the property’s reputation; and
●	state and local regulations, including rent control and rent stabilization.

The manufactured housing properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing property were readily adaptable to other uses.

Manufactured housing and recreational vehicle communities have few or no insurable buildings or improvements and thus do not have casualty insurance or have very low limits of casualty insurance in comparison with the related mortgage loan balances. In the event that a manufactured housing or recreational vehicle community property constitutes a nonconforming use or has other zoning non-conformities, and a casualty or other event occurs with respect to which the applicable zoning ordinance does not permit continuance of the manufactured housing community use, or requires the community to operate with a lower number of tenants, it is anticipated that the insurance proceeds, if any, in connection with such event would be substantially lower than the principal balance of the related mortgage loan or the allocated loan balance of the related property. Further, since many manufactured housing

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communities are located in areas with low land value, the lender would generally not be able to recover the shortfall by foreclosing on the land. Accordingly, the issuing entity could experience a substantial loss.

Some manufactured housing properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. Manufactured housing pads are often leased month-to-month, and sometimes for shorter periods.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;
●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; and
●	competition or other factors.

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Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and we cannot assure you that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

In addition, certain of the mortgage loans secured by self-storage properties may be specialized facilities, such as art storage facilities, that may be subject to certain risks that are different from those of other types of storage facilities, including the need to maintain climate controlled environments and enhanced security systems, increased risk of liability for loss, theft or destruction due to the value of the items stored, and lack of a large market for such facilities.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Data Centers and Broadcast Facilities Have Special Risks

Certain of the tenants operate their space as a data center. The primary function of a data center is to provide a secure location for data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and high cost equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, because data centers require substantial quantities of water for cooling, data centers located in areas that are subject to drought, such as California, are also subject to heightened risks. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. For example, “powered shells” are data center properties whereby the landlord makes the initial capital investment required to complete an exterior structure with access to power and fiber optics, with tenants providing all additional capital required in order to build-out the interior and convert the asset into a fully operational data center. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason.

In addition, certain of the mortgaged properties may have tenants who operate their space as a broadcast facility, which is subject to similar risks as data centers. One of the primary functions of a broadcast facility is to house satellite dishes, towers, antennas or antenna arrays that are licensed by the Federal Communications Commission and which facilitate broadcasting transmissions. Similar to a data

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center, the value of a broadcast facility will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems, including line-of-sight considerations that could be threatened by future construction. Broadcast facilities have different buildout requirements than data centers, which may require conversion if the property wants to change from broadcast center to pure data center. Due to conversion costs associated with converting a broadcast facility to a data center or different property type, a pool of interested replacement tenants may be limited primarily to entertainment companies seeking to use the space for similar purposes.

Risks Relating to Lack of Ownership of Hotel Units

With respect to the CityCenter (Aria & Vdara) mortgage loan (7.9%), the related resort includes certain membership units that are currently enrolled in a management agreement administered by the hotel with respect to 32 of the 5,349 units. Because such rental revenues likely will not qualify as interests in real property or as personal property incidental to real property for federal income tax purposes, upon a foreclosure, the REMIC regulations likely will restrict the issuing entity from taking title to such pledged revenue interests. Therefore, upon the occurrence of an event of default under the related mortgage loan and an ensuing foreclosure with respect to such mortgage loan, the pooling and servicing agreement will not permit the issuing entity to take title to any such revenue (unless an opinion of counsel is provided indicating otherwise), but rather will require the issuing entity to either (i) exercise the legal remedies available to it under applicable law to continue to receive such revenue or (ii) sell the interest in such revenue and apply the proceeds toward the repayment of such mortgage loan. Depending on market conditions, the proceeds from the sale of the interest in such revenue could be less than the proceeds that would be received if the special servicer had foreclosed on such revenue and sold them at a later date. Furthermore, if the issuing entity were to take title to the mortgaged property, under REMIC regulations, the rental of the non-owned hotel rooms, as well as the operations of the golf courses, would need to be operated by an independent contractor, and notwithstanding such operation, such rents would be taxable at the corporate rate, which would reduce amounts available for distribution to certificateholders. See “Description of the Mortgage Pool—Property Types—Hospitality Properties”.

Historic Tax Credit Structure

As described in “Description of the Mortgage Pool—Certain Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties” and Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity”, the City Foundry STL mortgage loan (6.3%) has a historic tax credit structure. Such structure creates various risks as described under the heading referenced above.

Parking Properties Have Special Risks

Certain mortgaged properties may consist of, and certain retail, mixed use or office properties may be partially comprised of a parking garage or parking lot. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.
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Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Parking lot properties may also be leased to a single commercial tenant, such as an internet sales company, which utilizes such property to park delivery trucks or vans. In the event such a lease were to terminate, the owner may not be able to find a successor tenant for such a use, and due to the lack of structures at such a property, it may not be easily convertible to other uses.

Condominium and Other Shared Interest Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units.

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The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR interest owner to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

In addition, mortgaged properties that are parties to other shared interest structures, such as vertical separation structures, in which multiple parties own interests in different portions of the same building, or in connected buildings, with the relationship between such parties governed by reciprocal easement agreements or similar agreements, present some of the same risks as condominiums, including lesser control over the related mortgaged property, and the related mortgaged property being subject to expenses and obligations relating to the other interests in the building or buildings.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or “fee above a plane” structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship where one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and “fee above a plane” parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or “fee above a plane” structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests”.

Master Leased Properties Have Special Risks

Properties subject to a master lease present special risks. In such cases, where the borrower owns the fee interest but does not operate the related improvements, such borrower will only receive the rental income from the master lease and not from the operation of any related improvements. Any default by the master lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While master leases may contain certain restrictions on the use and operation of the related mortgaged property, the master lessee often enjoys certain of the rights and privileges of a fee owner, including the right to assign and sublet the master leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such master lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily

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have as landlord. In addition, in the event of a condemnation, the landlord would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the master lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The master lessee is commonly permitted to mortgage its master leasehold interest without restriction, and the leasehold lender will often have notice and cure rights with respect to material defaults under the master lease. In addition, master leased interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remains in place. Furthermore, master leased interests are generally subject to the same risks associated with the property type of the master lessee’s use of the premises because that use is a source of revenue for the payment of master lease rent.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short-term sources, such as hotel guests or short-term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long-term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and many not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

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See the table titled “Distribution of Remaining Terms to Maturity/ARD” on Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing at least 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are mixed use, hospitality, office, multifamily and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing approximately 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Pennsylvania, Florida, Texas, Nevada, Missouri, Ohio, Indiana and Louisiana. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.
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See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two (2) or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two (2) or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
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●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR interest owner.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number (40) on Annex D-1 and representation and warranty number (40) in Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “Certain Legal Aspects of Mortgage Loans” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result

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in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the mortgaged properties are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for any additional information on redevelopment, renovation and expansion at the mortgaged properties securing the ten largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
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●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, dry cleaners, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property. Re-tenanting certain specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

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Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium and Other Shared Interest Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage

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to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements.

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However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. In addition, certain types of mortgaged properties have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

Certain Risks Are Not Covered under Standard Insurance Policies

In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;
●	revolution;
●	terrorism;
●	nuclear, biological or chemical materials;
●	governmental actions;
●	floods and other water related causes;
●	earth movement, including earthquakes, landslides, sinkholes and mudflows;
●	wet or dry rot;
●	vermin; and
●	domestic animals.

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Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against

Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;
●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;
●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;
●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and
●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained

We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in (a) or (b) of the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

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In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). For example, nine (9) mortgaged properties (13.4%) are located in an area with a high degree of seismic activity. Seismic reports were prepared for each of the mortgaged properties and no mortgaged property has a seismic expected loss (SEL) greater than 19%. Material damage to the mortgaged properties as a result of an earthquake could adversely affect the operations and revenues at the mortgaged properties, as well as the borrowers’ ability make payments with respect to the related mortgage loan. The borrowers have not obtained a separate earthquake insurance policy covering the mortgaged properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR interest owner.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2026. We cannot assure you if or when NFIP will be reauthorized by Congress. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 16 on Annex D-1 and representation and warranty number 16 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

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Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	the title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal

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insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long-term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans may not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of the Top 15 Mortgage Loans” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

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Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in
“—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have

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exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders and the RR interest owner until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or property protection advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR interest owner. The special servicer may also

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extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR interest owner. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, —Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Barclays Capital Real Estate Inc.—Review of Barclays Mortgage Loans” and “—Bank of Montreal—Review of BMO Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and,

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in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related originator or sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the mortgage loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.
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In certain cases, appraisals may reflect “as-is” or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the value other than “as-is” as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most legal entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related

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mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect general partner or managing member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans may have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than ten percent (10%) presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans may permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower

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under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”

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and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 31 on Annex D-1 and representation and warranty number 31 on Annex E-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have borrower sponsors that have previously filed bankruptcy and we cannot assure you that such borrower sponsors will not be more likely than other borrower sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the RR interest owner if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans may have previously secured other

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loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability To Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

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●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership.”

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or

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prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR interest owner as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and
“—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

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In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders and the RR interest owner. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). On May 1, 2023, the FDIC announced that it entered into a purchase and assumption agreement with JPMorgan Chase Bank, National Association, to assume all of the deposits and substantially all of the assets of First Republic Bank. Other banks have also come under pressure as a result of the failure of SVB, Signature Bank and First Republic and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements. In many cases, Flagstar does not meet the requirements for an eligible institution to act as a lockbox bank under the applicable mortgage loan documents. Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Such downgrades may trigger the obligation to transfer accounts held at certain institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time. With respect to certain of the mortgage loans, including the HKB Portfolio and the Residence Inn Walnut Creek mortgage loan (collectively, 7.2%), the lockbox bank is Flagstar.

In addition, certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes. Furthermore, there is no guarantee that a springing lockbox will be able to be implemented in the future as may be required by the loan documents.

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Risks of Anticipated Repayment Date Loans

The 9885 Innovation Campus mortgage loan (4.8%) and the Torrey Heights mortgage loan (2.5%) provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the related mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the related stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of such mortgage loan (and any related companion loan) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the related borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the subject mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of such mortgage loan (and any related companion loan) has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest owners, neither of which are offered by this prospectus. To the extent that payments are required to be made on a related subordinate companion loan or mezzanine loan prior to application of excess cash flow to repay an anticipated repayment date mortgage loan, the amount of excess cash flow available to repay such mortgage loan will be reduced. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” and “Description of the Certificates—Distributions—Excess Interest”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans that provide for amortization have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial or multifamily real estate projects, which fluctuate over time;

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●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loans.

With respect to the CityCenter (Aria & Vdara) mortgage loan (7.9%), for purposes of calculating interest and other amounts payable on the whole loan, the notes were divided into multiple components with varying interest rates, with the senior notes being allocated the interest rate of a specific related component, and the subordinate notes being allocated the weighted average interest rate of two of the components. The interest rate of the notes (in the aggregate) represents the weighted average interest rate of the related components. Prepayments of such notes will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the CityCenter (Aria & Vdara) whole loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the whole loan.

With respect to the Seneca One mortgage loan (4.3%), the related whole loan includes an A/B structure comprised of two senior pari passu promissory notes with an aggregate original principal balance of $71,000,000 (the “Seneca One senior notes”) and one junior promissory note with an original principal balance of $14,000,000 (the “Seneca One junior note”), in the original principal amount of $85,000,000. The Seneca One senior notes are interest-only for the full term of the whole loan. The Seneca One junior note is fully amortizing for the full term of the whole loan according to an amortization schedule, and such amortized monthly principal payment will be paid to the holder of the Seneca One junior note so long as no continuing event of default (as defined in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan”), even if a cash trap event exists under the related mortgage loan agreement. The Seneca One senior notes are senior in right of payment to the Seneca One junior note, to the extent provided in the related co-lender agreement, as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan”.

With respect to the Torrey Heights mortgage loan (2.5%), for purposes of calculating interest and other amounts payable on the related whole loan, each note was divided into multiple components with varying interest rates. The interest rate of each note (including the Torrey Heights mortgage loan) represents the weighted average interest rate of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the Torrey Heights

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mortgage loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the Torrey Heights whole loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or the special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loans or sell the mortgaged property on the stated maturity date. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold

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lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

In the event a ground lessee is a debtor in a bankruptcy proceeding, a leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not.

See representation and warranty number 34 on Annex D-1 and representation and warranty number 34 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

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See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

In addition, certain union employees working at a borrower’s premises may participate in multiemployer pension plans. In the event that the borrower or property manager, as applicable, were to withdraw from one or more of these pension plans with respect to the employees working at the borrower’s premises, the borrower could be subject to substantial withdrawal liability under ERISA, including without limitation for any unfunded or underfunded pension liability. Members of a borrower’s controlled group could also be liable for the borrower’s pension obligations.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates.

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The sponsors will sell the mortgage loans to the depositor (an affiliate of Goldman Sachs Mortgage Company, one of the sponsors, the retaining sponsor and an initial risk retention consultation party, and of Goldman Sachs Bank USA, one of the originators and the initial RR interest owner, and of Goldman Sachs & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete

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with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, each of Goldman Sachs Bank USA and Citi Real Estate Funding Inc. (or its respective MOA) is expected to hold a portion of the VRR interest as described in “Credit Risk Retention”, and each of Goldman Sachs Mortgage Company and Citi Real Estate Funding Inc. (or its respective affiliate) is expected to be appointed as an initial risk retention consultation party. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from a risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. Each risk retention consultation party and the VRR interest owner by whom it is appointed may have interests that are in conflict with those of certain certificateholders, in particular if a risk retention consultation party or such VRR interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or a VRR interest owner by whom such risk retention consultation party was appointed (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the Marriott Monterey whole loan and the Del Rey Campus whole loan servicing shift whole loans is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until such whole loan’s servicing shift securitization date. At that time, the

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servicing and administration of the related servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related co-lender agreement. Neither the closing dates of such securitizations nor the identity of such servicing shift master servicers or servicing shift special servicers has been determined. In addition, the provisions of each servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor can we assure you as to the particular terms of such servicing shift pooling and servicing agreements except to the extent of compliance with certain requirements set forth in the related co-lender agreements. Moreover, the controlling class representative for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related co-lender agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related co-lender agreement may have rights similar to, or more expansive than, those granted to the directing holder with regard to the other Serviced Mortgage Loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, consistent with applicable laws, including Rule 192 described below, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. Although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain Securitizations) prohibits underwriters, sponsors and certain other securitization participants from engaging in certain “conflicted transactions”, including certain short sale and credit derivatives transactions, that rule contains exceptions for certain market-making transactions, risk-mitigating hedging transactions and liquidity commitment

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transactions. As a result, you should expect that the Underwriter Entities, consistent with applicable laws, including Rule 192, nonetheless will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected VRR interest owners and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of any certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GS Mortgage Securities Corporation II, the depositor, Goldman Sachs Bank USA, an originator, the initial RR interest owner and the holder of the companion loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and Goldman Sachs Mortgage Company, a sponsor, the retaining sponsor and an initial risk retention consultation party. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, the holder of the Class RR certificates, an initial risk retention consultation party and the holder of the companion loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) DBR Investments Co. Limited, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (ii) German American Capital Corporation, an originator, a sponsor and the holder of the companion loans (if any) for which the noteholder is identified as “GACC” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. See “Description of the Mortgage Pool—The Whole Loans—General”. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Capital Real Estate Inc., a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “Barclays” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. BMO Capital

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Markets Corp., one of the underwriters, is an affiliate of BMO, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “BMO” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates or the RR interest. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

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Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. The initial special servicer is an affiliate of the entities that are expected to be the holders of the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J, Class K and Class S certificates. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, the RR interest, any serviced companion loan holder or the holder of any serviced companion loan securities. Additionally, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its respective business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or the special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related co-lender agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

The special servicer is affiliated with (i) Torchlight Debt Fund VIII Holdings (US), LLC, which is expected to (a) be appointed as the initial controlling class representative and, therefore, the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan, any serviced AB mortgage loan (for so long as no related control appraisal period is continuing) and any applicable excluded loan) and any related serviced companion loans and (b) purchase the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J, Class K and Class S certificates and (ii) the entity that holds the subordinate companion loan relating to the Seneca One Whole Loan and is the directing holder for the Seneca One whole loan. An affiliate of Torchlight Debt Fund VIII Holdings (US), LLC may also purchase one or more other classes of additional certificates. Torchlight Loan Services, LLC is expected to act as the special servicer with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded special servicer loan) and

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any related serviced companion loans and it or an affiliate assisted Torchlight Debt Fund VIII Holdings (US), LLC, or its affiliate, with its due diligence on the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

BellOak, LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation parties, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, BellOak, LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of BellOak, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while BellOak, LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard. In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner, if the operating advisor or any of its affiliates holds certificates or has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may pose inherent conflicts of interest for BellOak, LLC.

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Potential Conflicts of Interest of the Asset Representations Reviewer

BellOak, LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, BellOak, LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of BellOak, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while BellOak, LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for BellOak, LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may also create a conflict of interest.
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

On the closing date, it is expected that Torchlight Debt Fund VIII Holdings (US), LLC (or its affiliate), will be appointed as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan, any serviced AB mortgage loan (for so long as no related control appraisal period is continuing) and any applicable excluded loan) and any related serviced companion loans. The special servicer is affiliated with (i) Torchlight Debt Fund VIII Holdings (US), LLC, which is (a) expected to be appointed as the initial controlling class representative and, therefore, the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loans and (b) expected to purchase the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J, Class K and Class S certificates and (ii) the entity that holds the subordinate companion loan relating to the Seneca One Whole Loan and is the directing holder for the Seneca One whole loan. The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded special servicer loan), take actions with respect to the specially

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serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The controlling class representative will be controlled by the majority of the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders and the RR interest owner. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan, any serviced AB mortgage loan (for so long as no related control appraisal period is continuing) and the servicing shift mortgage loans), or the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates and the interests of the RR interest owner.

The table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” provides the identity of the initial directing holder (or equivalent entity) for each non-serviced whole loan, the expected securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

The special servicer, upon non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates or the RR interest, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR interest, and they may have interests in conflict with those of the certificateholders and the RR interest owner. As a result, it is possible that such non-binding consultation with a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owner. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to any non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR interest owner, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) (any

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such loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to the applicable excluded loan or otherwise seek to exert its influence over the special servicer in the event an applicable excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

On the closing date, Torchlight Debt Fund VIII Holdings (US), LLC, or its affiliate, is expected to (i) be appointed as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loans and (ii) purchase the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J, Class K and Class S certificates. An affiliate of Torchlight Debt Fund VIII Holdings (US), LLC may also purchase one or more other classes of additional certificates. Torchlight Loan Services, LLC is expected to act as the special servicer with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loans and it or an affiliate assisted Torchlight Debt Fund VIII Holdings (US), LLC, or its affiliate, with its due diligence on the mortgage loans prior to the closing date.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates or the RR interest, and it may have interests in conflict with those of the certificateholders and the RR interest owner. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates or the RR interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F, Class G, Class J and Class K certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain

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Securitizations) may be applicable to actions taken by any entity with a contractual right to direct or cause the direction of the structure, design or assembly of any asset-backed security, or the composition of the underlying asset pool, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two (2) paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that Torchlight Debt Fund VIII Holdings (US), LLC, or its affiliate, will be the B-piece buyer, and it, or an affiliate, will constitute the initial controlling class representative and, therefore, the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan, any servicing shift mortgage loan, any serviced AB mortgage loan (for so long as no related control appraisal period is continuing) and any applicable excluded loan) and the related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the controlling class representative will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related co-lender agreement and with regard to the servicing shift whole loan following the servicing shift date, under the pooling and servicing agreement governing the servicing of the servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Holder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Torchlight Loan Services, LLC is expected to act as the special servicer with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Torchlight Debt Fund VIII Holdings (US), LLC (or its affiliate) with its due diligence on the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the B-piece buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having

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done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement governing the servicing of any non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The special servicer (whether the special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, the VRR interest owners, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties;
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including properties that compete with the mortgaged property for tenants and/or customers; and
●	tenants at the mortgaged property may have signed leases or letters of intent at a competing property controlled by the borrower sponsor.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, and the RR interest, when created, will only represent ownership interests in the issuing entity. The certificates and the RR interest will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of non-VRR certificates and the VRR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to

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distribute in full the amounts of interest and principal to which the certificateholders and the RR interest owner will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you than an active secondary market for the certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial, multifamily and manufactured housing mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

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Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder or the RR interest owner may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five (5) nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating

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organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one (1) nationally recognized statistical rating organization, engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate

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the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings or by the backup advancing party entering into a supplemental agreement with a third party providing for certain backup advancing functions. Computershare Trust Company, National Association (“Computershare Trust Company”) has entered into a backup advancing agreement with a national banking association that meets the rating requirements provided for in the pooling and servicing agreement which will apply to this securitization transaction. Subject to the terms and conditions of such backup advancing agreement, upon a failure by the Master Servicer to make any advance required to be made under the pooling and servicing agreement, such national banking association has agreed to fund such amount to or on behalf of Computershare Trust Company if, pursuant to the pooling and servicing agreement, Computershare Trust Company, in its capacity as backup advancing party, is required to but does not make such advance. Failure to maintain the ongoing rating requirements may require the certificate administrator and trustee, as applicable, to resign and be replaced with an entity meeting those required ratings. See “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, that may include minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement no longer meets such eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

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Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or if you buy the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount other than a Class X certificate and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine loan lender (if any) pursuant to a

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purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the master servicer or the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR interest owner. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan

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may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class or classes of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificate(s).

Interest-Only Class of Certificates	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D certificates
Class X-F	Class F certificates
Class X-G	Class G certificates
Class X-J	Class J certificates
Class X-K	Class K certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans (in the case of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates) could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows are required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See “Description of the Mortgage Pool—Certain Calculations and Definitions”. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a

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trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-VRR certificates and the interest balance of the VRR interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-VRR certificates and the VRR interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR certificates, first to the Class K certificates, then to the Class J certificates, then to the Class G certificates, then the Class F certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-1, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3 or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. A reduction in the certificate balance of the Class G certificates will result in a corresponding reduction in the notional amount of the Class X-G certificates. A reduction in the certificate balance of the Class J certificates will result in a corresponding reduction in the notional amount of the Class X-J certificates. A reduction in the certificate balance of the Class K certificates will result in a corresponding reduction in the notional amount of the Class X-K certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates to receive payments of principal and interest otherwise payable on their certificates will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocated to the non-VRR certificates will be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class X-A,

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Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class F, Class G, Class J and Class K certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class F, Class G, Class J and Class K certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the VRR Interest or the Non-VRR Certificates Will Not Be Available to the Non-VRR Certificates or the VRR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR interest owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR interest. Likewise, amounts received and allocated to the VRR interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates and the VRR interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders and the RR interest owner generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loans that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or a risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related co-lender agreement and/or intercreditor agreement. With respect to any non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect any non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and any related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement or trust and servicing agreement, as applicable, or any risk retention consultation party (if any) under such pooling and servicing agreement or trust and servicing agreement, as applicable. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases certificateholder voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters

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voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment

The controlling class representative will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans as the directing holder (other than with respect to a non-serviced mortgage loan, any servicing shift mortgage loan, any serviced AB mortgage loan (for so long as no related control appraisal period is continuing) and any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) is continuing, the controlling class representative will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the controlling class representative will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation parties will have certain non-binding consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the controlling class representative has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loans), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans—

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The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Similarly, with respect to the servicing shift whole loans, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates.

Similarly, with respect to any serviced AB whole loan, for so long as the holder of the related subordinate companion loan is the controlling noteholder, the special servicer may, at the direction or upon the advice of such holder, take actions with respect to such serviced AB whole loan that could adversely affect such whole loan, and therefore, the holders of some or all classes of certificates. In addition, the holder of the related subordinate companion loan will have the right under certain limited circumstances to (a) cure certain defaults with respect to the related mortgage loan and (b) purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan—Consultation and Control”.

The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan or the servicing shift whole loans and in connection with a sale of a defaulted loan, and such rights will be exercised by the controlling class representative for this transaction so long as no consultation termination event is continuing and by the special servicer if a consultation termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder and the risk retention consultation parties under this securitization transaction, as well as the directing holder (or equivalent entity) and the risk retention consultation parties (or equivalent entities) under the pooling and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class or the VRR interest owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class or the VRR interest owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)    may take actions that favor the interests of the holders of the controlling class or the VRR interest owners (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

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(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder or a risk retention consultation party under this securitization transaction, as well as the directing holder (or equivalent entity) or a risk retention consultation party (or equivalent entities) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as a control termination event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, for so long as a consultation termination event is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the RR interest owner and, with respect to any serviced whole loan (other than the servicing shift whole loans), for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders, RR interest owner and companion loan holders constituted a single lender and taking into account the pari passu or subordinate nature of any such related companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing holder will have the right to terminate and replace the special servicer with or without cause (provided, however, that for so long as Torchlight Debt Fund VIII Holdings (US), LLC or its affiliate owns 15% or more of the outstanding Certificate Balance of the then-Controlling Class of Certificates, Torchlight Loan Services, LLC, may only be removed as special servicer for cause) so long as no control termination event is continuing and other than in respect of any applicable excluded loan as described in this prospectus.

At any time a control termination event is continuing, the holders of the principal balance certificates and the Class RR certificates may generally replace the special servicer without cause, as described in this paragraph. Holders of principal balance certificates and Class RR certificates evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the Class RR certificates on an aggregate basis may request a vote to replace the special servicer. The special servicer will be terminated and replaced upon receipt of approval by holders of principal balance certificates and Class RR certificates evidencing (i) at least 75% of a quorum of the certificateholders (which, for this purpose, is the holders of principal balance certificates and Class RR certificates evidencing at least 75% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and Class RR certificates on an aggregate basis) or (ii) more than 50% of each class of “non-reduced interests” (each class of principal balance certificates and Class RR certificates outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses).

In addition, if, during the continuance of a control termination event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the

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servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders and the RR interest owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of certificates representing a majority of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and Class RR certificates whose holders voted on the matter; provided that holders of principal balance certificates and Class RR certificates that so voted on the matter (i) hold principal balance certificates and Class RR certificates representing at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and Class RR certificates on an aggregate basis, and (ii) consist of at least three (3) certificateholders or certificate owners that are not affiliated with each other.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of voting rights may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the voting rights will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the voting rights. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to any non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment

The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related co-lender agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

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The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement or co-lender agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement or co-lender agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of any non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR interest;
●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates or the RR interest owner;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder or the RR interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the

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amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as property protection advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR interest.

The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor. Neither we nor any of our affiliates (except Goldman Sachs Mortgage Company in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the related sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause the Trust REMICs to fail to qualify as REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

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In addition, with respect to a mortgage loan that is comprised of more than one promissory note contributed to this securitization by more than one mortgage loan seller, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one mortgage loan seller contributing a promissory note evidencing such mortgage loan will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR interest owner to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, such an “ipso facto” provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

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Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank, and an originator. The deposits of GS Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship.

The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfers of the applicable mortgage loans by GS Bank to Goldman Sachs Mortgage Company, by and among DBR Investments Co. Limited, German American Capital Corporation and by the sponsors to the depositor are not expected to qualify for the FDIC Safe Harbor. The transfers by Goldman Sachs Mortgage Company, DBR Investments Co. Limited, German American Capital Corporation, Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc. and Bank of Montreal are not transfers by a bank, and in any event, the FDIC Safe Harbor is non-exclusive. Additionally, in the case of GS Bank, DBR Investments Co. Limited, each sponsor and the depositor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by GS Bank to Goldman Sachs Mortgage Company, by and among DBR Investment Co. Limited, and German American Capital Corporation, by a sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of GS Bank, DBR Investments Co. Limited, a sponsor or the depositor, as applicable.

A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or bank insolvency cases. In this regard, legal opinions on bankruptcy and bank insolvency law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or bank insolvency process. As a result, the FDIC, a creditor, bankruptcy trustee or another interested party, including an entity transferring a mortgage loan, as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful payments on the offered certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a New York common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

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Bank of Montreal is a Schedule I bank under the Bank Act (Canada) and subject to Canadian bankruptcy and insolvency laws. The Superintendent of Financial Institutions and other Canadian regulatory authorities have broad powers under the Bank Act (Canada) and other applicable Canadian federal legislation to take control of BMO or its assets to protect the rights and interests of the depositors and creditors of BMO, including making an application for a winding-up of BMO or a restructuring of its assets under applicable Canadian federal legislation. There is considerable uncertainty about the scope of the powers afforded to these Canadian regulatory authorities and how they may choose to exercise such powers. Actions taken by such authorities may affect the ability of BMO to satisfy its ongoing obligations under the related mortgage loan purchase agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent, which could in turn affect the ability of the issuing entity to meet its obligations in respect of the offered certificates.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the former acting general counsel of the FDIC issued a letter (the “Former Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the former acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Former Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the RR interest owner continuing to hold the full non-notionally reduced amount of such certificates or the RR interest or for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted serviced whole loan would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, given that, pursuant to the co-lender agreements for the serviced whole loans, the related serviced companion loan holders will not be the related whole loan controlling noteholder, and the trust as holder of the related

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mortgage loan will be the controlling noteholder (with the right to consent to material servicing decisions and replace the special servicer, as described in this prospectus), with respect to each serviced whole loan, the related serviced companion loan(s) may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to a defaulted mortgage loan and the related serviced companion loans, then the net proceeds realized by the certificateholders and the RR interest owner in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR interest owner. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the RR interest owner and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the RR interest owner.

In addition, proceeds received from any Mortgaged Property located in a foreign jurisdiction may be reduced by the application of the applicable foreign taxes. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of applicable Treasury regulations. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

With respect to the CityCenter (Aria & Vdara) mortgage loan (7.9%), the loan is secured in part by a pledge of the revenue from the monthly transient rental fees from non-collateral residential condominium

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units located at the Vdara hotel included in the mortgaged property which participate in a rental program pursuant to which they are available for rental as hotel rooms. There are 148 such non-collateral residential condominium units, of which as of origination 32 participated in the rental program. With respect to the City Foundry STL mortgage loan (6.3%), the loan is secured in part by a pledge of a 1% managing member interest in the related master tenant. With respect to the Torrey Heights mortgage loan (2.5%), the loan is secured in part by a pledge of the equity interests in taxable REIT subsidiaries of the borrower. In addition, with respect to the Michigan MHC Portfolio mortgage loan, the loan is secured in part by a pledge of the equity interest in the borrower affiliates which own manufactured homes that are rented out by such borrower affiliates at the related mortgaged properties. Since such pledged income and pledged equity interests, in each case, may not qualify as an interest in real property or as personal property incident to real property, the REMIC provisions will restrict the issuing entity from taking title to such pledged income or pledged equity interests upon a foreclosure unless an opinion of counsel can be delivered that taking title will not cause any Trust REMIC to fail to qualify as a REMIC. In each case, such opinion of counsel may be premised on the designation under the pooling and servicing agreement of such pledged income or equity interest being deemed part of an “outside reserve fund” within the meaning of Treasury Regulations Section 1.860G-2(h). Therefore, upon the occurrence of an event of default under the applicable mortgage loan, the issuing entity will not be permitted to take title to such pledged income or equity interest, as applicable, but rather will be required to exercise the legal remedies available to it under applicable law, including the sale of such pledged income or equity interest, as applicable, and apply the proceeds toward the repayment of the applicable mortgage loan. Depending on market conditions, the proceeds from the sale of such pledged income or equity interest could be less than the proceeds that would be received if such pledged income or equity interest were foreclosed on by the applicable issuing entity and sold at a later date.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if such mortgage loan is in default, the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The Internal Revenue Service (“IRS”) has issued guidance easing the tax requirements for a servicer to modify a commercial, multifamily or manufactured housing mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property”, that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two (2) years after the startup day of the REMIC, all in accordance with applicable Treasury regulations. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as

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principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”), during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 165 of the Code.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

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The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States are experiencing steep increases and may continue to do so as a result of recently imposed tariffs. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

The United States has imposed tariffs on certain imports from certain foreign countries in the last few years and may in the future impose additional tariffs or increase tariffs on imports from foreign countries. On February 1, 2025, President Donald Trump signed an executive order announcing and implementing new tariffs on Canada, China and Mexico, some of which have gone into effect and others have been on hold temporarily. The imposition of these tariffs or any additional future tariffs could have the effect of, among other things, raising prices to consumers and potentially eliciting reciprocal tariffs, which could slow the global economy, and the removal of tariffs may or may not yield the intended results. In addition, impacts on tariffs may have a material adverse impact on certain of the mortgaged properties, as businesses work through the impact of tariffs and how to change, if at all, the sourcing of products and materials as a result of these and other potential tariffs.

The federal government has instituted a broad review of federal spending, including freezing of previously promised funds. Certain tenants may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare and in the form of rent subsidies under various government funded programs such as the Section 8 Tenant-Based Assistance Rental Certificate Program of the U.S. Department of Housing and Urban Development, and such funds may no longer be available. Furthermore, a widespread reduction in federal spending could have an adverse effect on the economy as a whole.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters (including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby and the military conflict between Israel and Hamas), may have an adverse effect on the mortgaged properties and/or your certificates;
●	The imposition of economic tariffs, or the threat of such tariffs, by the United States may have adverse economic effects on the economy. Similarly, any retaliatory actions taken by countries affected by those tariffs, both threatened and actual, may have adverse economic effects. The impact of any tariffs is uncertain, but may result in inflation in the United States,
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which may affect consumer demand for products, as well as increased cost of operations at the mortgaged properties. Any of the foregoing impacts on the economy or the supply chain may negatively impact the tenants at certain of the mortgaged properties, which may adversely affect the borrowers’ ability to pay the related mortgage loans.
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the EU under the EU Securitization Regulation (the “EU Due Diligence Requirements”), and in the UK under the UK Securitization Framework (the “UK Due Diligence Requirements”), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.
●	The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Framework) being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the FSMA; (b) trustees or managers of an occupational pension scheme as defined in the FSMA, and certain fund managers appointed under the UK Pensions Act 1995 in respect of such schemes; (c) alternative
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investment t fund managers as defined in the UK Alternative Investment Fund Managers Regulations 2013 with permission under Part 4A of FSMA (in respect of managing an alternative investment fund), who market or manage alternative investment funds in the UK (and additionally, small registered UK alternative investment fund managers as defined in the UK Alternative Investment Fund Managers Regulations 2013); (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) FCA investment firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK CRR”); and (f) CRR firms as defined in the UK CRR; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor.”

●	EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors.” EU Securitization Regulation and UK Securitization Framework are each a “Securitization Regulation” and EU Due Diligence Requirements and UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Due Diligence Requirements” means, in relation to an Institutional Investor the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Framework, a country other than the UK.
●	The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:

(a)   in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five per cent. in the securitization, in accordance with the risk retention requirement under (i) Article 6 of the EU Securitization Regulation (the “EU Retention Requirements”) and (ii) Article 6 of Chapter 2 and Chapter 4 of the PRASR and SECN 5 (the “UK Retention Requirements” and, together with the EU Retention Requirements, the “EU/UK Risk Retention Requirements”), and the risk retention is disclosed to the Institutional Investor;

(b)   in the case of an EU Institutional Investor, it has verified that the originator, sponsor or SSPE has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation (the “EU Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder. In its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that it is of the view that an EU Institutional Investor assuming an exposure to any securitization (including where the SSPE and any originator and sponsor are outside of the European Union, as is the case in the transaction contemplated herein) is required to verify compliance in full by the relevant originator, sponsor or SSPE with Article 7 of the EU Securitization Regulation;

(c)   in the case of a UK Institutional Investor, it has verified that the originator, sponsor or original lender has, has made available sufficient information to enable the investor to independently assess the risks of holding the securitisation position and has committed to make further information available on an ongoing basis, as appropriate, including (but not limited to) details relating to the underlying exposures on a quarterly basis and quarterly investor reports providing updates on the credit quality and performance of the underlying exposures; and

(d)   in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the EU Securitization Regulation or the UK Securitization Framework, as applicable) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in

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order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

●	The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Due Diligence Requirements, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management and as otherwise required by the applicable Due Diligence Requirements.
●	Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.
●	Prospective investors should make themselves aware of the applicable Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.
●	None of the sponsors, the depositor, nor any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in a manner that would satisfy the any of the EU/UK Risk Retention Requirements or to take any other action that may be required by Institutional Investors for the purposes of their compliance with any of the Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with the applicable Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, a certificateholder’s ability to transfer its certificates, or the price it may receive upon its sale of certificates, may be adversely affected.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital
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regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.
●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.
●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the

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retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, the special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make principal and interest advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for The Depository Trust Company, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration” in this prospectus and “Risk Factors—General Risk Factors—Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” in this prospectus for a discussion of important considerations relating to not being a certificateholder of record.

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Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 41 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of approximately $1,198,474,524 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan and Whole Loan, the related Due Date in March 2026 (or with respect to any Mortgage Loan or Whole Loan that has its first Due Date after March 2026, the date that would otherwise have been the related Due Date in March 2026 under the terms of that Mortgage Loan or Whole Loan if a monthly payment were scheduled to be due in that month).

Twelve (12) of the Mortgage Loans (49.1%), are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and/or one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). Each Pari Passu Companion Loan and Subordinate Companion Loan is referred to as a “Companion Loan” in this prospectus. Each Mortgage Loan and any related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

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The Mortgage Loans and Whole Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Mortgage Company	12	$360,795,300	30.1%
Citi Real Estate Funding Inc.	13	387,485,353	32.3%
German American Capital Corporation	10	181,323,871	15.1%
Goldman Sachs Mortgage Company / Citi Real Estate Funding Inc. / German American Capital Corporation(2)	1	95,000,000	7.9%
Barclays Capital Real Estate Inc.	3	92,870,000	7.7%
Bank of Montreal	1	51,000,000	4.3%
Goldman Sachs Mortgage Company / German American Capital Corporation(3)	1	30,000,000	2.5%
Total	41	$1,198,474,524	100.0%

(1)	Each Mortgage Loan was originated by its respective Mortgage Loan Seller or its affiliate, except those certain Mortgage Loans that were acquired from unaffiliated third-party originators or are part of larger whole loan structures that were co-originated by the applicable Mortgage Loan Seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.
(2)	Goldman Sachs Mortgage Company, German American Capital Corporation and Citi Real Estate Funding Inc. are co-sponsors with respect to the CityCenter (Aria & Vdara) Mortgage Loan. The CityCenter (Aria & Vdara) Mortgage Loan (7.9%) is evidenced by five promissory notes: (i) notes A-20-2-2 and A-21, with an aggregate outstanding principal balance of $32,500,000, as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller, (ii) notes A-17 and A-18-2 with an aggregate outstanding principal balance of $32,500,000 as of the Cut-off Date, as to which German American Capital Corporation is acting as Mortgage Loan Seller and (iii) note A-10 with an outstanding principal balance of $30,000,000, as of the Cut-off Date, as to which Citi Real Estate Funding Inc. is acting as Mortgage Loan Seller.
(3)	Goldman Sachs Mortgage Company and German American Capital Corporation are co-sponsors with respect to the Torrey Heights Mortgage Loan (2.5%). The Torrey Heights Mortgage Loan is evidenced by two promissory notes: (i) note A-7, with an outstanding principal balance of $15,000,000 as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller, and (ii) note A-6-1, with an outstanding principal balance of $15,000,000 as of the Cut-off Date, as to which German American Capital Corporation is acting as Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing real properties (each, a “Mortgaged Property”).

The Mortgage Loans and Whole Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan or Whole Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan or Whole Loan, and not against the related borrower’s other assets. The Mortgage Loans and Whole Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans and Whole Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan or Whole Loans.

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Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the related mortgage loan seller:

●	The CityCenter (Aria & Vdara) Mortgage Loan (7.9%), for which Goldman Sachs Mortgage Company, Citi Real Estate Funding Inc. and German American Capital Corporation are the mortgage loan sellers, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Goldman Sachs Bank USA, Citi Real Estate Funding Inc. and German American Capital Corporation.
●	The Seneca One Mortgage Loan (4.3%), for which Bank of Montreal is the mortgage loan seller, is part of a Whole Loan that was co-originated by Bank of Montreal and DF VIII REIT Holdings, LLC.
●	The Haven Leased Fee Portfolio Mortgage Loan (4.2%), for which Goldman Sachs Mortgage Company is the mortgage loan seller, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Morgan Stanley Mortgage Capital Holdings LLC.
●	The Torrey Heights Mortgage Loan (2.5%), for which Goldman Sachs Mortgage Company and German American Capital Corporation are the mortgage loan sellers, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, German American Capital Corporation and Goldman Sachs Bank USA.
●	The 535 & 545 5th Avenue Mortgage Loan (2.5%), for which German American Capital Corporation is the mortgage loan seller, is part of a Whole Loan that was co-originated by German American Capital Corporation and Societe Generale Financial Corporation.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 and Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on March 26, 2026 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made; (ii) there will be no principal prepayments on or before the Closing Date; and (iii) with respect to each of the Mortgage Loans identified in the table below (each such Mortgage Loan, a “Joint Mortgage Loan”), each applicable mortgage loan seller will sell the indicated number of promissory notes that together comprise the applicable Joint Mortgage Loan.

Joint Mortgage Loan (Total Number of Promissory Notes Comprising Applicable Mortgage Loan)	Applicable Mortgage Loan Sellers and Number of Promissory Notes Sold
CityCenter (Aria & Vdara) (3)	GSMC (1); CREFI (1); GACC (1)
Torrey Heights (2)	GSMC (1); GACC (1)

The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

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All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with one or more Subordinate Companion Loans is calculated without regard to such Subordinate Companion Loans, unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and generally have not been updated. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

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“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments), provided that:

●	in the case of a Mortgage Loan that provides for scheduled amortization payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period;
●	in the case of a Mortgage Loan that provides for interest only payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (IO)” as shown on Annex A-1) means the aggregate interest payments scheduled to be due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date; and
●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period.

Debt service and debt service coverage ratios set forth in this prospectus are calculated using the aggregate of the principal and interest payments due for the first 12 payment periods of the Mortgage Loan or Companion Loan, as applicable, following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, debt service coverage ratios set forth in this prospectus are calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan but without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property available to the related mortgage loan seller as determined by an appraisal of the Mortgaged Property. With respect to each Mortgaged Property, the Appraised Value set forth on Annex A-1 to this prospectus is the “as-is” appraised value unless otherwise specified under “Description of the Mortgage Pool—Appraised Value”, and is in each case as determined by an appraisal made not more than six (6) months from the origination date of the related Mortgage Loan or Whole Loan as described under “Appraisal Date” on Annex A-1 to this prospectus. The appraisals for certain of the Mortgaged Properties may state an appraised value based on hypothetical or other projected values as well as an “as-is” value for such Mortgaged Properties that assumes that certain events will occur with respect to the re-tenanting, construction, renovation or repairs or other repositioning of the Mortgaged Property or which in certain cases may reflect a portfolio premium valuation, and such “retrospective” or other similar values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1 to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 of this prospectus and the related footnotes. In certain cases, with respect to a Mortgage Loan secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value for the portfolio of Mortgaged Properties as a collective whole, which may be higher than the aggregate of the “as-is” appraised value of the individual Mortgaged Properties. In addition, for certain Mortgage Loans, the LTV Ratio at Maturity/ARD was calculated based on the “as stabilized” appraised value for the related Mortgaged Property. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of Mortgaged Property as described under the definition of “LTV Ratio at Maturity/ARD”.

“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. There are no Crossed Groups in the Mortgage Pool.

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“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 to this prospectus divided by (2) the Appraised Value (which in certain cases, may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties set forth on Annex A-1 to this prospectus, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	with respect to the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:
Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
CityCenter (Aria & Vdara)(1)	7.9%	36.2%	$7,032,800,000	57.3%	$4,450,000,000
Haven Leased Fee Portfolio(2)	4.2%	75.9%	$210,735,000	79.7%	$200,700,000
Brandywine Building(3)	3.4%	64.9%	$63,200,000	72.2%	$56,800,000
Torrey Heights(4)	2.5%	50.7%	$723,406,014	51.3%	$714,000,000
Del Rey Campus(5)	2.1%	60.4%	$132,500,000	64.5%	$124,000,000
Mountain Springs Pointe Apartments(6)	0.6%	69.0%	$11,070,000	70.2%	$10,890,000

(1)	The Appraised Value of the Mortgaged Property is a “hypothetical –fee simple” value of $7,032,800,000 as of November 25, 2025, based on the hypothetical condition that the lease by and among the borrowers and MGM Lessee III, LLC (the “MGM Tenant”), a subsidiary of MGM Resort International (“MGM”), dated September 28, 2021 (the “MGM Master Lease”) is no longer in place. The “As-Is” appraised value reflects the MGM Master Lease. With respect to the CityCenter (Aria & Vdara) Whole Loan, the Cut-off Date LTV Ratio (Other Than “As-Is”) and Maturity Date LTV Ratio (Other Than “As-Is”) are both 49.1% and the Cut-off Date LTV Ratio (“As-Is”) and Maturity Date LTV Ratio (“As-Is”) are both 77.5%.
(2)	The Appraised Value of $210,735,000 is the “as portfolio” value of the Mortgaged Properties as of November 22, 2025, which includes a portfolio premium of 5.0% based on the assumption that the Mortgaged Properties are sold together as a portfolio on a bulk basis. The aggregate “as-is” value of the Mortgaged Properties as of various dates between November 13, 2025 and November 21, 2025 without a portfolio premium is $200,700,000.
(3)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “As Is (EA Inclusive of Leasing Reserves)” value as of January 7, 2026, which is subject to the extraordinary assumption that leasing reserves of approximately $6,400,000 are fully funded and reserved by the lender at loan origination and would pass with title to any purchaser of the mortgaged property. At origination the borrower deposited an aggregate of $6,591,423 into replacement reserves, tenant improvement and leasing commission reserves and free rent reserves.
(4)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “Upon Funding of Reserve Account” value as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for the tenant Pfizer Inc. The actual amount reserved for this purpose was $10,242,043. With respect to the Torrey Heights Whole Loan, the Cut-off Date LTV Ratio (Other Than “As Is”) is 64.3% and the Cut-off Date LTV Ratio (“As-Is”) is 65.1%.
(5)	The Appraised Value (Other Than “As-Is”) represents the “Prospective Value Upon Stabilization,” which uses an income capitalization approach and assumes that the Mortgaged Property achieves an as-stabilized occupancy rate of 92.5% with the lease up of 17,209 SF of vacant space. The Appraised Value (As-Is) reflects an occupancy rate of 81.9%.
(6)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “As Is (Assuming Funds Withheld at Closing)” value as of October 27, 2025, which is subject to the extraordinary assumption that the planned capital expenditure for the capital expenditures amount (which include renovation of 13 down units and exterior repairs) of approximately $180,000 is fully funded and held by the lender. At origination $165,000 was reserved for work to make 11 down units ready for occupancy).

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“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), unless otherwise indicated, Debt Yield on Underwritten NCF reflects the WholeCo look through operating results of the CityCenter (Aria & Vdara) Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the Debt Yield on Underwritten NCF of the CityCenter (Aria & Vdara) Mortgage Loan is 9.1%, and of the CityCenter (Aria & Vdara) Whole Loan is 6.8%.

“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), unless otherwise indicated, UW NOI Debt Yield reflects the WholeCo look through operating results of the CityCenter (Aria & Vdara) Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the UW NOI Debt Yield of the CityCenter (Aria & Vdara) Mortgage Loan is 9.1%, and of the CityCenter (Aria & Vdara) Whole Loan is 6.8%.

“DSCR”, “Debt Service Coverage Ratio”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the DSCR is based on the aggregate Annual Debt Service that is due in connection with such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), unless otherwise indicated, Underwritten NCF DSCR reflects the WholeCo (as defined below) look through operating results of the CityCenter (Aria & Vdara) Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The borrowers and the MGM Tenant are collectively referred to as the “WholeCo”. The borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the Underwritten NCF DSCR of the CityCenter (Aria & Vdara) Mortgage Loan is 1.71x, and of the CityCenter (Aria & Vdara) Whole Loan is 1.26x.
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“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), unless otherwise indicated, Underwritten NOI DSCR reflects the WholeCo look through operating results of the CityCenter (Aria & Vdara) Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the Underwritten NOI DSCR of the CityCenter (Aria & Vdara) Mortgage Loan is 1.71x and of the CityCenter (Aria & Vdara) Whole Loan is 1.26x.

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality and multifamily properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

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“LTV Ratio at Maturity/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Maturity/ARD Balance of such Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date or Anticipated Repayment Date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value (which, in certain cases may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties shown on Annex A-1 to this prospectus, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the LTV Ratio at Maturity/ARD is based on the aggregate Maturity/ARD Balance at maturity or Anticipated Repayment Date of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	with respect to the Mortgage Loans listed in the following table, the respective LTV Ratio at Maturity/ARD was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:
Mortgage Loan Name	% of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Maturity Date/ARD LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
CityCenter (Aria & Vdara)(1)	7.9%	36.2%	$7,032,800,000	57.3%	$4,450,000,000
Haven Leased Fee Portfolio(2)	4.2%	75.9%	$210,735,000	79.7%	$200,700,000
Brandywine Building(3)	3.4%	64.9%	$63,200,000	72.2%	$56,800,000
Torrey Heights(4)	2.5%	50.7%	$723,406,014	51.3%	$714,000,000
Del Rey Campus(5)	2.1%	60.4%	$132,500,000	64.5%	$124,000,000
Mountain Springs Pointe Apartments(6)	0.6%	69.0%	$11,070,000	70.2%	$10,890,000

(1)	The Appraised Value of the Mortgaged Property is a “hypothetical –fee simple” value of $7,032,800,000 as of November 25, 2025, based on the hypothetical condition that the lease by and among the borrowers and MGM Lessee III, LLC (the “MGM Tenant”), a subsidiary of MGM Resort International (“MGM”), dated September 28, 2021 (the “MGM Master Lease”) is no longer in place. The “As-Is” appraised value reflects the MGM Master Lease. With respect to the CityCenter (Aria & Vdara) Whole Loan, the Cut-off Date LTV Ratio (Other Than “As-Is”) and Maturity Date LTV Ratio (Other Than “As-Is”) are both 49.1% and the Cut-off Date LTV Ratio (“As-Is”) and Maturity Date LTV Ratio (“As-Is”) are both 77.5%.
(2)	The Appraised Value of $210,735,000 is the “as portfolio” value of the Mortgaged Properties as of November 22, 2025, which includes a portfolio premium of 5.0% based on the assumption that the Mortgaged Properties are sold together as a portfolio on a bulk basis. The aggregate “as-is” value of the Mortgaged Properties as of various dates between November 13, 2025 and November 21, 2025 without a portfolio premium is $200,700,000
(3)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “As Is (EA Inclusive of Leasing Reserves)” value as of January 7, 2026, which is subject to the extraordinary assumption that leasing reserves of approximately $6,400,000 are fully funded and reserved by the lender at loan origination and would pass with title to any purchaser of the mortgaged property. At origination the borrower deposited an aggregate of $6,591,423 into replacement reserves, tenant improvement and leasing commission reserves and free rent reserves $2,744,211.77.
(4)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “Upon Funding of Reserve Account” value as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for the tenant Pfizer Inc. The actual amount reserved for this purpose was $10,242,043. With respect to the Torrey Heights Whole Loan, the Cut-off Date LTV Ratio (Other Than “As Is”) is 64.3% and the Cut-off Date LTV Ratio (“As-Is”) is 65.1%.
(5)	The Appraised Value (Other Than “As-Is”) represents the “Prospective Value Upon Stabilization,” utilizes an income capitalization approach which assumes that the Mortgaged Property achieves an as-stabilized occupancy rate of 92.5% with the lease up of 17,209 SF of vacant space. The Appraised Value (As-Is) reflects an occupancy rate of 81.9%.
(6)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “As Is (Assuming Funds Withheld at Closing)” value as of October 27, 2025, which is subject to the extraordinary assumption that the planned capital expenditure for the capital expenditures amount (which include renovations of 13 down units and exterior repairs) of approximately $180,000 is fully funded and held by the lender. At origination $165,000 was reserved for work to make 11 down units ready for occupancy).

“Maturity/ARD Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity (or, in the case of the ARD Loans, outstanding at the related Anticipated Repayment Date) assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

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“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1 to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, rooms or beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of retail, office, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan or Companion Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Qualified Opportunity Zone” means as of the Cut-off Date, six (6) of the Mortgaged Properties (14.6%) are located in a qualified opportunity zone (“QOZ”) under Code Section 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the IRS, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the IRS. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying

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investment has been made in a QOZ. See Annex A-1 for information regarding which Mortgaged Properties are located in QOZs as of the Cut-off Date.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1 to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the loan documents. In certain cases, the account agreement establishing the lockbox account is required to be delivered upon the occurrence of such trigger event(s), rather than at origination.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

The “Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the applicable mortgage loan seller has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Cash Flow is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

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“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the applicable mortgage loan seller, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Operating Income is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the applicable mortgage loan seller and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases an appraiser’s estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related mortgage loan seller; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the applicable mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the applicable mortgage loan seller included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self storage property, the number of units for self storage or (d) in the case of a Mortgaged Property operated as a manufactured housing property, the number of pads for manufactured homes.

“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the Mortgage Rate of the CityCenter (Aria & Vdara) Whole Loan is approximately 5.29420%, representing the weighted average interest rate of the respective components of the CityCenter (Aria & Vdara) Whole Loan, as follows:

Mortgage Loan Component	Interest Rate
CityCenter (Aria & Vdara) Component A	5.033966900%
CityCenter (Aria & Vdara) Component A-C	6.07880916113333%
CityCenter (Aria & Vdara) Component B	5.179934000%
CityCenter (Aria & Vdara) Component C	5.520211000%
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The Mortgage Rate of the CityCenter (Aria & Vdara) Mortgage Loan and the mortgage rate for the related senior pari passu companion notes (other than the CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans which were included in the BX 2025-ARIA Trust) is 6.07880916113333%, representing the interest rate of the CityCenter (Aria & Vdara) Component A-C. The Mortgage Rate of the CityCenter (Aria & Vdara) Whole Loan may change if any portion of any of the CityCenter (Aria & Vdara) Components is paid down in accordance with the related Whole Loan documents. See “Description of the Whole Loans—The Non-Serviced AB Whole Loans—The CityCenter (Aria & Vdara) Whole Loan”.

With respect to the Torrey Heights Mortgage Loan (2.5%), the Mortgage Rate of the Torrey Heights Whole Loan is approximately 5.13175188172043%, representing the weighted average interest rate of the respective components of the Torrey Heights Whole Loan, as follows:

Torrey Heights Component	Interest Rate
Torrey Heights Component A	4.927925%
Torrey Heights Component B	5.171325%
Torrey Heights Component C	5.463025%
Torrey Heights Component D	6.094125%

The Mortgage Rate of the Torrey Heights Mortgage Loan (2.5%) is 4.96834477263158%, representing the weighted average interest rate of the Torrey Heights Component A and Torrey Heights Component B. The Mortgage Rate of the Torrey Heights Whole Loan may change if any portion of any of the Torrey Heights Components is paid down in accordance with the related Whole Loan documents. See “Description of the Whole Loans—The Non-Serviced AB Whole Loans—The Torrey Heights Whole Loan”.

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Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,198,474,524
Number of Mortgage Loans	41
Number of Mortgaged Properties	68
Range of Cut-off Date Balances	$2,210,000 - $95,000,000
Average Cut-off Date Balance	$29,231,086
Range of Mortgage Rates(2)	4.96834% to 7.41600%
Weighted Average Mortgage Rate(2)	6.54250%
Range of original terms to maturity/ARD(3)	60 to 60 months
Weighted average original term to maturity/ARD(3)	60 months
Range of remaining terms to maturity/ARD(3)	57 to 60 months
Weighted average remaining term to maturity/ARD(4)	59 months
Range of original amortization terms(4)(5)	360 to 360 months
Weighted average original amortization term(4)(5)	360 months
Range of remaining amortization terms(4)(5)	359 to 360 months
Weighted average remaining amortization term(4)(5)	360 months
Range of Cut-off Date LTV Ratios(2)(6)	36.2% to 75.9%
Weighted average Cut-off Date LTV Ratio(2)(6)	59.6%
Range of Maturity Date/ARD LTV Ratios(2)(3)(7)	36.2% to 75.9%
Weighted average Maturity Date/ARD LTV Ratio(2)(3)(7)(10)	59.4%
Range of UW NCF DSCR(2)(8)(10)	1.10x to 4.46x
Weighted average UW NCF DSCR(2)(8)(10)	1.84x
Range of UW NOI Debt Yield(2)(9)(10)	6.1% to 24.8%
Weighted average UW NOI Debt Yield(2)(9)(10)	12.5%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon(11)	80.9%
Interest-Only-ARD	7.3%
Full-Term Amortizing Balloon	6.8%
Interest Only, then Amortizing Balloon	5.0%

(1)	Subject to a variance of plus or minus 5%.
(2)	With respect to each Mortgage Loan that is part of a Whole Loan, such Mortgage Loan and the related Pari Passu Companion Loan, if any (but not any related Subordinate Companion Loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness. With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), (a) the related Mortgage Loan and Pari Passu Companion Loans have varying interest rates, and the UW NCF DSCR is calculated using the weighted average interest rate of such Mortgage Loan and Pari Passu Companion Loans of 5.29420%, and (b) the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield include any Pari Passu Companion Loan but exclude any Subordinate Companion Loan. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield including the related Subordinate Companion Loans are, 49.1%, 49.1%, 3.28x and 18.3%, respectively. With respect to the Torrey Heights Mortgage Loan (2.5%), (a) the related Mortgage Loan and Pari Passu Companion Loans have varying interest rates, and the UW NCF DSCR is calculated using the weighted average interest rate of such Mortgage Loan and Pari Passu Companion Loans of 4.96834477263158%, and (b) the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield include any Pari Passu Companion Loan but exclude any Subordinate Companion Loan. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield including the related Subordinate Companion Loans are 64.3%, 64.3%, 1.61x and 8.5%, respectively.
(3)	With respect to two (2) ARD Loans (7.3%), calculated as of the related Anticipated Repayment Date.
(4)	Does not include Mortgage Loans that pay interest-only until their maturity dates or Anticipated Repayment Date.
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(5)	The 535 & 545 5th Avenue whole loan is subject to monthly debt service payments equal to a monthly payment of (i) the interest accrued on the outstanding principal balance accrued at the interest rate during the interest period immediately preceding such monthly payment date plus (ii) a principal pay-down of $83,333.33. Based on the principal pay-down, the borrower will pay the outstanding principal balance of the 535 & 545 5th Avenue whole loan by $999,999.96 on an annual basis, therefore, its original amortization term reflects an amortizing period of approximately 3,720 months. The 535 & 545 5th Avenue whole loan is excluded from the “Range of original amortization term”, “Weighted average original amortization term”, “Range of remaining amortization terms” and “Weighted average remaining amortization term” calculations in the table above.
(6)	The Cut-off Date LTV Ratio for each Mortgage Loan is generally calculated utilizing the “as-is” appraised value; provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date Balance net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Cut-off Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio for the Mortgage Pool without making any adjustments is 60.2%.
(7)	The Maturity Date/ARD LTV Ratio for each Mortgage Loan is generally calculated utilizing the “as-is” appraised value; provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Maturity Balance net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Maturity Date/ARD LTV Ratio for the Mortgage Pool without making such adjustments is 59.9%.
(8)	The UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan, (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period and (iii) with respect to any Mortgage Loan structured with an earnout or economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(9)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally the related Mortgaged Property’s Underwritten NOI divided by the Cut-off Date Balance of such Mortgage Loan; provided that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI for such Mortgage Loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(10)	In addition, with respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield have been calculated based on the appraised value and income of the related Mortgaged Properties without giving effect to the related MGM Master Lease. The borrowers are solely entitled to the rent under the MGM Master Lease and not the underlying income of the Mortgaged Properties. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield based on the Cut-off Date Principal Balance and the MGM Master Lease are 57.3%, 57.3%, 1.71x and 9.1%, respectively with respect to the related senior notes, and 77.5%, 77.5%, 1.26x and 6.8% respectively, with respect to the related Whole Loan.
(11)	With respect to the Seneca One Mortgage Loan (4.3%), the related Whole Loan includes an A/B structure comprised of two senior pari passu promissory notes with an aggregate original principal balance of $71,000,000 (the “Seneca One Senior Notes”) and one junior promissory note with an original principal balance of $14,000,000 (the “Seneca One Junior Note”), in the original principal amount of $85,000,000. The Seneca One Senior Notes are interest-only for the full term of the Whole Loan. The Seneca One Junior Note is fully amortizing for the full term of the Whole Loan according to an amortization schedule. All of the notes bear interest at an interest rate of 7.130%. The Seneca One Senior Notes are senior in right of payment to the Seneca One Junior Note, to the extent provided in the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan”.

The issuing entity will include fourteen (14) Mortgage Loans (40.4%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

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Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Types	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Mixed Use	6	$307,983,871	25.7%
Lab/Office	2	120,000,000	10.0
Retail/Office	2	104,983,871	8.8
Multifamily/Office/Retail	1	51,000,000	4.3
Office/Retail/Multifamily	1	32,000,000	2.7
Office	14	$245,851,015	20.5%
Suburban	10	135,175,000	11.3
CBD	2	102,000,000	8.5
Medical	2	8,676,015	0.7
Hospitality	14	$233,000,000	19.4%
Full Service	5	154,005,660	12.9
Limited Service	6	43,716,981	3.6
Extended Stay	1	26,000,000	2.2
Select Service	2	9,277,358	0.8
Multifamily	11	$192,210,000	16.0%
Garden	8	168,910,000	14.1
Low Rise	2	18,000,000	1.5
Mid Rise	1	5,300,000	0.4
Industrial	7	$96,842,362	8.1%
Flex	1	57,940,000	4.8
Manufacturing	1	15,600,000	1.3
Warehouse/Distribution	3	$12,034,920	1.0%
Warehouse	1	7,100,000	0.6
R&D	1	4,167,442	0.3
Other	6	$50,000,000	4.2%
Leased Fee	6	50,000,000	4.2
Retail	3	$42,514,923	3.5%
Anchored	1	28,500,000	2.4
Shadow Anchored	1	$10,355,500	0.9%
Single Tenant	1	3,659,423	0.3
Manufactured Housing	5	$17,810,353	1.5%
Manufactured Housing	5	17,810,353	1.5
Self Storage	2	$12,262,000	1.0%
Self Storage	2	12,262,000	1.0
Total	68	$1,198,474,524	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

Mixed Use Properties

With respect to the mixed-used properties set forth in the above chart, the mixed use Mortgaged Properties have one or more office, retail and/or multifamily components set forth in the above chart:

●	With respect to the City Foundry STL Mortgage Loan (6.3%), the historic portion of the Mortgaged Property comprised of the portion of the Mortgaged Property located at 3701 Foundry Way and 3720 Forest Park Avenue and representing 71.2% of the net rentable area and 77.7% of the underwritten base rent at the Mortgaged Property (the “Foundry Historic Portion”) is subject to a master lease (the “Foundry Master Lease”), between FoPa Master Tenant, LLC (the “Foundry Master Tenant”), as master lessee, and the borrower, as master lessor, in order to facilitate the utilization of certain federal historic tax credits by Foss Federal HTC Fund, LLC (“HTC Investor”). The Foundry Master Tenant is 1% owned by FoPa MT Holdco, LLC (“Foundry MT Holdco”), which is 100% owned by FoPa MM LLC (“Foundry MM”). Foundry MM also owns 16.3069% of the borrower. Foundry MT Holdco is the
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managing member of the Foundry Master Tenant. Stephen A. Smith, as Trustee of the Stephen A. Smith Living Trust UTA dated October 28, 2004, one of the non-recourse carveout guarantors, indirectly owns a 30.6% interest in Foundry MM. Stephen A. Smith, in his individual capacity (“Foundry Individual Guarantor”), one of the non-recourse carveout guarantors, is the manager of Foundry MT Holdco, Foundry MM and the borrower. The HTC Investor, which is not affiliated with the borrower sponsor, has a 99% interest in the Foundry Master Tenant. The HTC Investor is owned more than 90% by a subsidiary of JPMorgan Chase Bank, National Association.

The Foundry Master Tenant has control over the operations of the Foundry Historic Portion. The Foundry Master Tenant is responsible for collecting rents, through the property manager (which as of the origination date was an affiliate of the borrower), from individual tenants and paying all operating expenses associated with the Foundry Historic Portion. The Foundry Master Lease expires on December 2, 2052, unless sooner terminated pursuant to the terms of the Foundry Master Lease. The Foundry Master Tenant is required to make monthly rent payments to the borrower, as master lessor, which are used to pay debt service and operating expenses with respect to the Foundry Historic Portion to the extent not otherwise paid directly by Foundry Master Tenant.

Rent under the Foundry Master Lease consists of (i) annual base rent payments, payable in monthly installments, pursuant to a schedule attached to the Foundry Master Lease and (ii) additional rent to pay operating expenses with respect to the Foundry Historic Portion. Annual base rent under the Foundry Master Lease is $6,605,935 in 2026 and thereafter increases annually through 2051, in which it is $6,941,638, and then decreases to $2,325,449 in 2052. Rents from the Foundry Historic Portion are required to be deposited into a lockbox account in the name of the Foundry Master Tenant (pledged to the borrower as security for the Foundry Master Lease obligations, and the rights of the borrower as secured party have been collaterally assigned to the lender). Rents from the portions of the Mortgaged Property other than the Historic Portion (the “Foundry Non-Historic Portion”) are required to be deposited into a lockbox account in the name of the borrower (pledged to the lender as security for the loan obligations). During a cash trap trigger period under the loan all funds in the Foundry Master Tenant lockbox account and the borrower lockbox account are deposited into the lender’s cash management account (with funds that are transferred from the Foundry Master Tenant clearing account to the lender’s cash management account being treated as a payment of rent under the Foundry Master Lease to the extent such rent is then due and owing).

Notwithstanding the foregoing, the HTC Investor has not yet made its final capital contribution to the Foundry Master Tenant in the amount of $2,599,019.90 (the “Final Capital Contribution”), which Final Capital Contribution is required under the Foundry Master Tenant’s operating agreement to be paid to the borrower as prepaid rent under the Foundry Master Lease (the “Master Tenant Prepaid Rent”). If the HTC Investor makes such Final Capital Contribution at any time, including during the continuance of a cash management trigger period (other than during a continuing event of default), the City Foundry STL Mortgage Loan documents provide that such Final Capital Contribution may, so long as no event of default is then continuing, be paid by the Foundry Master Tenant to the borrower as Master Tenant Prepaid Rent pursuant to the Foundry Master Lease, and the borrower will not be required to deposit such Final Capital Contribution into the lockbox and will be entitled to distribute such Final Capital Contribution to its members, free and clear of any and all claims of lender.

Foundry MT Holdco has pledged its 1% interest in the Foundry Master Tenant to the lender. However, since such pledged interest may not qualify as an interest in real property or as personal property incident to real property, the REMIC provisions will restrict the issuing entity from taking title to such pledged interest upon a foreclosure unless an opinion of counsel can be delivered that taking title will not cause any Trust REMIC to fail to qualify as a

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REMIC. Such opinion of counsel may be premised on the designation under the pooling and servicing agreement of such pledged income being deemed part of an “outside reserve fund” within the meaning of Treasury Regulations Section 1.860G-2(h). Therefore, upon the occurrence of an event of default under the City Foundry STL Mortgage Loan, the issuing entity will not be permitted to take title to such pledged interest, but rather will be required to exercise the legal remedies available to it under the Master Lease SNDA (as defined below) and applicable law, including the sale of such pledged interest (other than to a Disqualified Transferee (as defined below)), and apply the proceeds toward the repayment of the City Foundry STL Mortgage Loan. Depending on market conditions, the proceeds from the sale of such pledged interest could be less than the proceeds that would be received if such pledged interest were foreclosed on by the applicable issuing entity and sold at a later date.

The HTC Investor has a put option, which is anticipated to commence on or about August 1, 2028 and will end 180 days thereafter, whereby it can require Foundry MT Holdco to buy out the HTC Investor’s equity interest in the Foundry Master Tenant. The Foundry Individual Guarantor has provided the HTC Investor with a payment guarantee for the option price. The exercise price of the put option is the lesser of (x) the fair market value of the HTC Investor’s equity interest in the Foundry Master Tenant or (y) the sum of all past due amounts and accrued unpaid amounts owed to HTC Investor, plus 5% of the HTC Investor’s paid-in capital contributions. The Put Price is anticipated to equal approximately $1,411,120 plus any accrued unpaid priority return owed to HTC Investor. On and after the date occurring on the later of (a) the end of the Recapture Period (as defined below) or (b) the date on which the HTC Investor receives an amount equal to its target return under the Foundry Master Tenant’s operating agreement and other amounts owed to the HTC Investor thereunder, pursuant to the Foundry Master Tenant’s operating agreement, the equity interest of the HTC Investor in the Foundry Master Tenant reduces from 99% to 50% and the equity interest of the Foundry MT Holdco in the Foundry Master Tenant increases from 1% to 50%.

The Foundry Master Lease is subordinate to the City Foundry STL Mortgage Loan in accordance with a subordination, non-disturbance and attornment agreement (the “Master Lease SNDA”) signed by the Foundry Master Tenant. During the period wherein the historic tax credits are subject to recapture (which expires July 31, 2028 according to the Master Lease SNDA (the “Recapture Period”)), the Master Tenant SNDA imposes certain restrictions on the lender’s remedies, including restrictions on the ability to (i) terminate the Foundry Master Lease; and (ii) transfer the Foundry Historic Portion to a governmental or tax-exempt entity, or to any other entity the transfer to which would cause the recapture of the historic tax credits (a “Disqualified Transferee”). Following the Recapture Period, the lender is permitted to terminate the Foundry Master Lease if the Foundry Master Tenant is in default of its obligations thereunder. The Foundry Master Tenant is required under the City Foundry STL Mortgage Loan documents to be a special purpose entity. However, we cannot assure you that these arrangements would not have an adverse effect on repayment of the City Foundry STL Mortgage Loan.

Further, although with respect to the Foundry Historic Portion the borrower is entitled to receive only the rents under the related master lease, the City Foundry STL Mortgage Loan has been underwritten based on the underlying tenant rents from both the Foundry Historic Portion and the Foundry Non-Historic Portion. Based on underwritten net operating income, UW NOI DY is 10.6% and based on underwritten net cash flow, UW NCF DSCR is 1.46x. Based on the Foundry Master Lease base rent for the Historic Portion and the underwritten net operating income or underwritten net cash flow, as applicable, for the Non-Historic Portion, UW NOI DY would be 10.2% and UW NCF DSCR would be 1.41x.

The HTC Investor has notice and cure rights with respect to a default under the City Foundry STL Mortgage Loan. Pursuant to the Master Lease SNDA, the lender agreed to provide notice of any default by the borrower under the related loan documents to the HTC Investor, and the HTC Investor has the same rights to cure any and all defaults by the borrower under

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the related loan documents within the same grace, notice and cure periods provided to the borrower in relation thereto, except that such periods in relation to the HTC Investor shall not commence until the HTC Investor shall have received notice from the lender of the relevant default by the borrower. Such cure rights may delay or impede the issuing entity’s enforcement of the Mortgage Loan. In addition, the HTC Investor has the right to approve any mortgage on the Foundry Historic Portion. Such right may delay or impede the borrower from refinancing the Mortgage Loan.

●	With respect to the Seneca One Mortgage Loan (4.3%), the related borrower sponsor owns other mixed use properties in the related market that may compete with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart:

●	With respect to the Brandywine Building Mortgage Loan (3.4%), certain of the tenant leases at the Mortgaged Property require monthly parking permits be provided for usage by such tenants at nearby garages identified in such leases, known as (i) the Tatnall Parking Garage (which is ground leased to an affiliate of the borrower sponsor for a 99 year term expiring in 2098) and (ii) the 12th Street Garage (which is owned by an affiliate of the borrower sponsor). The borrower entered into an agreement (the “Brandywine Parking Agreement”) with the borrower sponsor affiliated entities which own or ground lease such garages (the “Parking Owners”), which requires each Parking Owner to make available to the borrower the number of parking spaces required under the related leases. The Brandywine Parking Agreement expires in 2036. With respect to certain of the related leases that require the borrower to provide parking, the tenant agrees to directly pay the Parking Owners a specified rent set forth in the lease. However, with respect to certain leases the borrower is simply required to provide a specified number of parking spaces without reference to payment therefor, and the Brandywine Parking Agreement requires the borrower to pay the Parking Owner a one-time fee of $100 for any such lease as consideration for providing such parking spaces. Although the Brandywine Parking Agreement contains provisions for such agreement to remain in place following a foreclosure by the lender under the Mortgage Loan, we cannot assure you that the Brandywine Parking Agreement would remain in place in all circumstances. Further, we cannot assure you that the arrangements between the borrower and the affiliated Parking Owners are on an arm’s length basis, and any non-arm’s length aspect could increase the risk of consolidation of the borrower’s assets and liabilities with those of its affiliates in the event of a bankruptcy of the borrower sponsors or their affiliates. In addition, the fourth largest tenant at the Mortgaged Property, Corteva, which leases 11.5% of the net rentable area, has a provision in its lease requiring certain capital improvements be made to the Tatnall Parking Garage. However, as of the origination date, the related Parking Owner had not agreed to make such capital improvements. At origination, $1,000,000 was reserved for such capital improvements, which may be provided to the related Parking Owner only upon execution of a side letter with the Parking Owners providing that the borrower will reimburse the Parking Owner for such capital improvements work to be performed by the Parking Owners.
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●	With respect to the Brandywine Building Mortgage Loan (3.4%), the related borrower sponsors own several nearby properties that compete with the Mortgaged Property. The related Mortgage Loan documents do not contain so-called “anti-poaching” provisions to prevent the borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.
●	With respect to the Brandywine Building Mortgage Loan (3.4%), the borrower does not own the HVAC (heating, ventilation and air-conditioning) equipment at the Mortgaged Property but instead leases it from its sole member, which in turn financed such equipment with Sustainable Energy Utility, Inc. (the “SEU”), a non-profit corporation established pursuant to Delaware statute. The borrower is required to make payments under the lease for such equipment equal to the payments owned by the sole member to the SEU.
●	With respect to the Torrey Heights Mortgage Loan (2.5%), affiliates of the borrower sponsor own five other life science properties (named Torrey Plaza by Breakthrough, Enclave Park, Governor Pointe by Breakthrough, Callan Ridge and Muse) which are all also located in San Diego.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (2.5%), the related borrower sponsor owns competing properties in the market where the related Mortgaged Properties are located.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (2.5%), a number of employees at the related Mortgaged Property are covered by a collective bargaining agreement. In addition, employees at the related Mortgaged Property participate in a multiemployer pension plan. To the extent the plan is underfunded, ERISA may subject the borrower to substantial liabilities under the plan if the borrower or other applicable party withdraws from the plan or the plan is terminated or experiences a mass withdrawal.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

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Hospitality Properties

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement. If terminated, securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements.
Mortgaged Property Name	Allocated Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Related License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
HKB Portfolio — Holiday Inn Miami Hialeah	$17,320,755	1.4%	10/22/2031	3/6/2031
HKB Portfolio — Crowne Plaza CLE Airport	$9,433,962	0.8%	1/10/2028	3/6/2031
HKB Portfolio — Radisson Hotel(1)	$7,250,943	0.6%	4/30/2043	3/6/2031
HKB Portfolio — Sonesta Norcross(2)	$5,654,717	0.5%	4/5/2042	3/6/2031
HKB Portfolio — Country Inn & Suites Helen	$4,975,472	0.4%	2/29/2040	3/6/2031
HKB Portfolio — Days Inn College Park(3)	$4,292,453	0.4%	11/30/2033	3/6/2031
HKB Portfolio — Best Western Smyrna	$3,769,811	0.3%	11/30/2043	3/6/2031
HKB Portfolio — Courtyard by Marriott	$3,622,642	0.3%	11/21/2038	3/6/2031
Residence Inn Walnut Creek	$26,000,000	2.2%	12/1/2049	3/6/2031
Marriott Monterey	$25,000,000	2.1%	12/31/2041	2/6/2031
Fairfield Inn McCandless	$14,500,000	1.2%	5/16/2037	3/6/2031
Hampton Inn - Albany, GA	$12,500,000	1.0%	9/30/2032	3/6/2031

(1)	With respect to the Radisson Hotel Mortgaged Property, the related franchisor, Radisson Hotels International, Inc., has the right to terminate the franchise agreement without cause upon the expiration of the 12th year of the term (April 1, 2033) by delivering a termination notice 60 days prior to April 1, 2033.
(2)	With respect to the Sonesta Norcross Mortgaged Property, the related franchisor, Sonesta RL Hotels Franchising Inc., has the right to terminate the franchise agreement without cause effective as of the 7th, 10th or 15th anniversary of the opening date (April 5, 2022), with at least 90 and no more than 180 days’ prior written notice.
(3)	With respect to the Days Inn College Park Mortgaged Property, the related franchisor, Days Inn College Park, Inc., has the right to terminate the franchise agreement without cause effective on November 2, 2028 with at least 6 months prior written notice.
●	In each case described above, we cannot assure you the related franchise or management agreement will be renewed or will not be terminated.
●	In certain cases, Mortgage Loans secured by hospitality properties may derive a significant percentage of their underwritten revenue from food and beverage sales or membership sales. For example, with respect to the following Mortgaged Properties, food and beverage revenue or membership sales comprises greater than 20% of Underwritten Revenues:
Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage or Other Revenue as % of Underwritten Revenues
CityCenter (Aria & Vdara)	7.9%	28.6%
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%) and the HKB Portfolio Mortgage Loan (5.0%), the related Mortgaged Property (or in the case of the HKB Portfolio Mortgage Loan, the Araamda Inn Mortgaged Property) is unflagged.
●	With respect to the HKB Portfolio Mortgage Loan (5.0%), each of the Holiday Inn Miami Hialeah Mortgaged Property, the Crowne Plaza CLE Airport Mortgaged Property, the
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Radisson Hotel Mortgaged Property and the Courtyard by Marriott Mortgaged Property failed a recent quality assurance assessment administered by the applicable franchisor due to, among other things, deficiencies in brand standards, cleanliness and/or property condition (the “QA Failures”). At origination, the borrowers deposited $3,213,250 with the lender into a quality assurance reserve in connection with such QA Failures. In addition, commencing upon the later of (i) December 31, 2026 and (ii) ninety days after the applicable franchisor’s PIP completion deadline with respect to the Holiday Inn Miami Hialeah Mortgaged Property and the Crowne Plaza CLE Airport Mortgaged Property, the related borrowers are required to deposit on each monthly payment date an amount equal to (i) with respect to the Holiday Inn Miami Hialeah Mortgaged Property, $98,500.00 and (ii) with respect to the Crowne Plaza CLE Airport Mortgaged Property, $50,000.00, in each instance until such individual Mortgaged Property receives a passing quality assurance assessment score from the applicable franchisor. Under the related franchise agreements, the QA failures may constitute an event of default that (after any applicable notice and cure period) could result in a termination of the applicable franchise agreements by the related franchisors. We cannot assure you that the borrowers will cure the QA Failures or that a failure of the borrowers to cure the QA Failures will not result in a termination of the related franchise agreements or other material adverse impact on the related borrowers or the related Mortgaged Properties. See “—Redevelopment, Renovation and Expansion” for additional information respecting anticipated PIPs.

●	With respect to the CityCenter (Aria & Vdara) Mortgaged Property (7.9%), 26.3% of the underwritten revenue is generated from casino operations.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the related Mortgaged Property is subject to the MGM Master Lease, which has an initial term of 30 years expiring in 2051, with three, 10-year renewal options. The borrowers are entitled to a current MGM Master Lease rent of approximately $232.7 million per annum (the “Master Rent”), which is structured with 2.0% escalations through 2036. Thereafter, the escalation will be the greater of 2.0% or the consumer price index, capped at 3.0% per annum. The borrowers are only entitled to receive the Master Rent and are not entitled to the underlying rents or receipts from the operation of the related Mortgaged Property. In addition to the cash flow generated by the Mortgaged Property, the MGM Master Lease is structured with a corporate guarantee for all lease obligations from MGM. The MGM Master Lease and the related guaranty have been collaterally assigned to the lenders. The MGM Tenant is required to post a reserve in the amount of one year’s then current Master Rent if (i) both earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) to Master Rent coverage falls below 1.60x and MGM’s market capitalization declines below $6.0 billion or (ii) both MGM is no longer listed on a major stock exchange and EBITDAR to Master Rent declines below a 2.0x coverage. The MGM Master Lease requires a capital expenditure (“CapEx”) reserve equal to 1.5% of revenues and a minimum CapEx spend based on a five-year rolling test which schedule is as follows: (a) 4.0% of revenues for years one through five, (b) 2.5% of revenues for years six through ten, (c) 3.0% of revenues for years eleven through twenty and (d) 3.5% of revenues for years twenty-one and thereafter.

The MGM Tenant has the exclusive right to operate the Mortgaged Property. The MGM Tenant is permitted to voluntarily cease operations for up to one year in any five-year period, provided that certain conditions are satisfied, including no event of default under the MGM Master Lease. MGM Tenant cannot transfer its interest in the MGM Master Lease without borrowers’ consent, except for (x) transfers to MGM or a wholly owned and controlled subsidiary of the MGM Tenant or MGM or (y) permitted tenant financing and foreclosure of such leasehold mortgage by a permitted leasehold mortgagee that satisfies certain conditions including (i) such transferee being or engaging a qualified operator with applicable gaming licenses and (ii) providing a guaranty from a qualified transferee that has a net worth (exclusive of the Mortgaged Property) of not less than $5 billion. The MGM Tenant is permitted, without the borrowers’ consent, to mortgage or otherwise encumber its estate in

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and to the leased property to one or more permitted leasehold mortgagees under one or more permitted leasehold mortgages and to pledge its right, title and interest under the MGM Master Lease as security for such permitted leasehold mortgage or any debt agreement secured thereby. The permitted leasehold mortgagee will not be entitled to be treated as such under the MGM Master Lease unless, among other things, the leasehold mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the leasehold estate are subject and subordinate to the terms of the MGM Master Lease and such person executes a joinder to any existing intercreditor agreement between the permitted leasehold mortgagee and any holder of a mortgage or deed of trust secured by the Mortgaged Property. The lender under any fee mortgage encumbering the Mortgaged Property will be deemed, without executing any further document or instrument, to have agreed to recognize the rights of any leasehold mortgagee and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to borrowers under the MGM Master Lease. Any permitted leasehold mortgagee will be given additional cure periods, to cure certain defaults triggered by the MGM Tenant under the MGM Master Lease, including a default triggered by a bankruptcy proceeding of the MGM Tenant or the guarantor of the MGM Master Lease. There could be a possible deterioration of the Mortgaged Properties or their business or operations during this extended cure period. The ability of the borrowers and the lender to terminate the MGM Master Lease as a result of a default by the MGM Tenant could be limited after a foreclosure initiated by the permitted leasehold mortgagee since the permitted leasehold mortgagee is not required to cure defaults not susceptible to cure by the permitted leasehold mortgagee upon its foreclosure and assumption of the master lease. Furthermore, in the event of a foreclosure of the Mortgage Loan, the lender will be required to grant the MGM Tenant (or any permitted leasehold mortgagee that succeeds to its interest) nondisturbance in the event that certain conditions are met, including that there is no uncured MGM Master Lease event of default.

Due to the need to find a tenant with the ability to obtain a gaming license and to manage the various operations at the Mortgaged Properties, if the MGM Tenant (and/or any operating subtenant thereof) were to fail to comply with the terms of the master lease or with any applicable gaming licenses, the borrowers may be unable to locate a suitable tenant at comparable rental rates or at all.

The MGM Tenant is not a bankruptcy remote entity. A bankruptcy of the MGM Tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrowers’ rental revenue and materially and adversely affect the borrowers. In addition, it is possible that a bankruptcy court could re-characterize the MGM Master Lease transaction as a lending transaction, which would cause the borrowers to lose certain rights as the owner or landlord in the bankruptcy proceeding.

Pursuant to the MGM Master Lease, so long as no event of default exists under the MGM Master Lease, the borrowers (or any successor landlord, such as the issuing entity) may not transfer their interest under the MGM Master Lease to a tenant competitor (a person among the top 10 global gaming companies or which operates or manages 1,000 rooms on the Las Vegas Strip).

Pursuant to a subordination, non-disturbance and attornment agreement among the lenders of the CityCenter (Aria & Vdara) Mortgage Loan, the borrowers, and the MGM Tenant, the lenders agreed that they would not terminate or disturb the MGM Tenant’s right to use, occupy and possess the Mortgaged Properties, nor any of MGM Tenant’s rights under the MGM Master lease so long as the MGM Tenant is not in default beyond any applicable notice and cure periods under the MGM Master Lease.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the historical financial information is based on the financial reporting package delivered by the MGM Tenant and reflects the operating results of the CityCenter (Aria & Vdara) Mortgaged Property and does
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not reflect the borrowers’ financial condition. The MGM Tenant’s leasehold interest in the CityCenter (Aria & Vdara) Mortgaged Property is not part of the collateral securing the CityCenter (Aria & Vdara) Whole Loan, and the MGM Tenant is not a borrower under the CityCenter (Aria & Vdara) Whole Loan. The CityCenter (Aria & Vdara) Whole Loan is secured by the borrowers’ leased fee interest in the CityCenter (Aria & Vdara) Mortgaged Property that is subject to the MGM Master Lease and by the borrowers’ rights under the MGM Master Lease.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the related borrower sponsor or its affiliates own other hotel properties in the related market, and the related MGM Tenant owns or operates other hotel properties in the related market, that may compete with the Mortgaged Property.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), a number of employees at the related Mortgaged Properties are covered by a collective bargaining agreement. In addition, a collective bargaining agreement covering a significant number of employees at the Mortgaged Properties requires the MGM Tenant to participate in a multiemployer pension plan. To the extent the plan is underfunded, ERISA may subject the borrowers to substantial liabilities under the plan if the MGM Tenant withdraws from the plan or the plan is terminated or experiences a mass withdrawal.

Renovations, replacements and other work is ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Renovation and Expansion” below.

Certain of the hospitality Mortgaged Properties may have a parking garage or include restaurants (either as part of the hotel or as tenants). These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●	With respect to the Haven Leased Fee Portfolio Mortgage Loan (4.2%), in connection with certain tax abatement programs described under “—Real Estate and Other Tax Considerations,” certain of the related Mortgaged Properties are subject to affordable housing restrictions that according to the related borrower sponsor require, among other things, (i) with respect to each of The Arches Mortgaged Property and the 276 Grand Concourse Mortgaged Property, 30% of the related multifamily units to be rented to households with incomes at or below 130% of the applicable median income (the “AMI”), with any increases in rent for such units subject to standards set by the New York Rent Guidelines Board and (ii) with respect to The Illustrator Mortgaged Property, 8 of the related multifamily units to be leased to households with incomes at or below 80% of the AMI, with any increases in rent for such units subject to certain requirements set forth in the PILOT documents.
●	With respect to the 484-526 Myrtle Avenue Mortgage Loan (2.4%), no less than 20% of the residential units at the buildings located at 490 Myrtle Avenue and 504 Myrtle Avenue are
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rent stabilized in connection with a 421-a tax abatement. See “—Real Estate and Other Tax Considerations” below.

●	With respect to the Lofts at Rivers Edge Mortgage Loan (1.8%), 39 of the 136 units at the Mortgaged Property are leased to tenants which use Section 8 vouchers to pay all or a portion of their rent, and 7 of the units are leased on a month-to-month basis.
●	With respect to The Addison Mortgage Loan (1.5%), 26 of the 203 units at the Mortgaged Property are leased to tenants which use Section 8 vouchers to pay all or a portion of their rent.
●	With respect to the 117-123 Ludlow Street Mortgage Loan (0.8%), 10 of the 37 residential units at the Mortgaged Property are rent stabilized and eight of such 10 units are leased to individual tenants who pay rent through Section 8 housing vouchers.
●	With respect to the Van Cortland Multifamily Portfolio (0.8%), 15 of the 34 residential units at the Mortgaged Property are rent stabilized.
●	With respect to the Tandem Orlando Mortgage Loan (0.7%), 40 of the 65 residential units at the Mortgaged Property are leased to veterans who pay rent through Section 8 housing vouchers.
●	With respect to the Mountain Springs Pointe Apartments Mortgage Loan (0.6%), 44 of the 123 units at the Mortgaged Property are leased to tenants which either use Section 8 vouchers or receive subsidies from other charitable or governmental organizations to pay all or a portion of their rent, and 13 of the units are leased on a month-to-month basis. In addition, 14 units are leased to students. In addition, the Mortgaged Property has 11 down units which were underwritten as vacant.
●	With respect to the Windchase Apartments Mortgage Loan (0.6%), the related Mortgaged Property is located in close proximity to a military installation and certain of the related multifamily units at the Mortgaged Property are occupied by military personnel and/or military-affiliated households.
●	With respect to the Windchase Apartments Mortgage Loan (0.6%), the related borrower sponsor or its affiliates owns other multifamily properties in the related market that may compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties

With respect to the industrial properties set forth in the above chart:

●	Certain of the Mortgaged Properties may derive a portion of the Underwritten Revenues from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases. For example, with respect to the 730 Madison Avenue Mortgaged Property (0.6%), approximately 5.0% of the net rentable area is derived from the leasing of office space.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

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Leased Fee Properties

With respect to leased fee properties set forth in the above chart:

●	With respect to the Haven Leased Fee Portfolio Mortgage Loan (4.2%), the Mortgage Loan is secured by the related borrowers’ leased fee interest in the related Mortgaged Properties. On November 25, 2025, Valley National Bank, as lender under a loan secured by the leasehold interest at the 25 Vreeland Mortgaged Property, filed a Lis Pendens evidencing a foreclosure action against such leasehold interest (which leasehold interest is not collateral for the Mortgage Loan). As of the origination date, the ground tenant at the 25 Vreeland Mortgaged Property is not delinquent in its payment of ground rent or otherwise in default under the related ground lease. In connection with the foreclosure proceeding against the leasehold interest in the 25 Vreeland Mortgaged Property, the borrowers have fully funded the ground lease reserve in the amount of $702,000 to be held as additional collateral for the Mortgage Loan until such foreclosure proceeding is resolved. Such reserve funds will be returned to the borrowers upon (x) a completion of the foreclosure proceedings by Valley National Bank, (y) Valley National Bank’s agreement to a loan modification or waiver of default under the Mortgage Loan that gave rise to the foreclosure proceeding such that the leasehold loan is in good standing and no longer in default or (z) the purchase of the ground lease in effect at the Vreeland Mortgaged Property by a third party, in each instance subject to, among other conditions, there being (a) no event of default under the Mortgage Loan, (b) no monetary or material non-monetary default then in effect pursuant to the ground lease in effect at the 25 Vreeland Mortgaged Property, and (c) no default by any ground tenant arising out of a failure to pay rent under any ground lease that is subject to the Mortgage Loan. We cannot assure you that the pending foreclosure action will not have a material adverse impact on the related Mortgage Loan or the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

Manufactured Housing Community Properties

With respect to the manufactured housing community properties set forth in the above chart:

●	With respect to the Michigan MHC Portfolio Mortgage Loan (0.4%), as of the origination date, there were 116 mobile homes owned by an affiliate of the borrowers (“Park Owned Homes”), which occupy 40.7% of the total 290 pads at the related Mortgaged Properties. The number of Park Owned Homes at the Mortgaged Properties may be increased during the loan term. The Park Owned Homes are not collateral for such Mortgage Loan, and the income from rental of the Park Owned Homes was not underwritten. The lender received an equity pledge of the controlling ownership interest in the borrower affiliate which owns the Park Owned Homes as additional collateral for such Mortgage Loan. However, under REMIC regulations, the issuing entity may not be able to foreclose on such a pledge. As of the origination date, 5% of the pads at the Riverview Mortgaged Property and 14.5% of the pads at the Moon Lake Mortgaged Property were leased on a month-to-month basis.
●	With respect to the Air Haven MHP Mortgage Loan (0.2%), according to information provided by the borrower, 98% of the 52 related pads are on month-to-month leases.
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See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Properties Have Special Risks”.

Self Storage Properties

With respect to the self storage properties set forth in the above chart:

●	Certain of the self-storage Mortgaged Properties also derive a portion of the Underwritten Revenue from one or more of (a) rent derived from retail operations and/or (b) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	4	15.2%
Theater	1	6.3%
Restaurant	4	17.7%
Entertainment Center	3	16.9%
Grocery Store	2	8.6%
School or Educational Facility	3	6.6%
Bank Branch	2	7.7%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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Mortgage Loan Concentrations

Top 10 Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Cut-off Date Balance per SF/Room/Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
CityCenter (Aria & Vdara)	$95,000,000	7.9%	$476,313	4.46x	36.2%	Hospitality
400 Arcola Road	$90,000,000	7.5%	$188	1.28x	64.7%	Mixed Use
City Foundry STL	$75,000,000	6.3%	$287	1.46x	60.9%	Mixed Use
Energy Centre	$61,000,000	5.1%	$81	1.89x	59.2%	Office
HKB Portfolio	$60,000,000	5.0%	$54,677	1.75x	61.2%	Hospitality
9885 Innovation Campus	$57,940,000	4.8%	$165	1.52x	64.9%	Industrial
Seneca One	$51,000,000	4.3%	$78	2.20x	42.3%	Mixed Use
Haven Leased Fee Portfolio	$50,000,000	4.2%	$73	1.10x	75.9%	Other
Volara Apartments	$44,000,000	3.7%	$91,667	1.42x	62.9%	Multifamily
Brandywine Building	$41,000,000	3.4%	$102	1.82x	64.9%	Office
Top 5 Total/Weighted Average	$381,000,000	31.8%		2.28x	55.4%
Top 10 Total/Weighted Average	$624,940,000	52.1%		2.02x	58.0%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Cut-off Date Balance Per SF/Room/Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans with respect to the CityCenter (Aria & Vdara) Mortgage Loan, are 3.28x and 49.1%, respectively. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans with respect to the Seneca One Mortgage Loan, are 1.33x and 50.6%, respectively.
(2)	In the case of the CityCenter (Aria & Vdara) Mortgage Loan and the Haven Leased Fee Portfolio Mortgage Loan, the Cut-off Date LTV Ratio was calculated based a value other than an “as-is” value. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of the Top 15 Mortgage Loans” on Annex A-3. Other than with respect to the top 10 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than approximately 3.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

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Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include seven (7) Mortgage Loans (16.9%), set forth in the table below titled “Multi-Property Mortgage Loans”, which are each secured by two (2) or more properties.

The table below shows each individual Mortgage Loan that is secured by two (2) or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Cut-off Date Balance	Approx. % of Initial Pool Balance
HKB Portfolio	$60,000,000	5.0%
Haven Leased Fee Portfolio	$50,000,000	4.2%
REVA Portfolio 2.0	$40,000,000	3.3%
Project Broadview	$24,437,800	2.0%
StorQuest Self Storage Portfolio	$12,262,000	1.0%
Central Ohio MHC Portfolio	$10,985,353	0.9%
Michigan MHC Portfolio	$4,615,000	0.4%
Total	$202,300,153	16.9%

In some cases, an individual Mortgaged Property may be comprised of two (2) or more parcels that may not be contiguous or may be owned by separate borrowers.

In some cases, an individual Mortgaged Property may be comprised of two (2) or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Seneca One Mortgage Loan (4.3%), the related Mortgaged Property is comprised of more than one parcel.

Three (3) groups of Mortgage Loans (14.2%), set forth in the table below entitled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 6.9% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Seneca One	$ 51,000,000	4.3%
Historic Row (800 F Street NW)	32,000,000	2.7
Total for Group 1:	$ 83,000,000	6.9%
Group 2:
Volara Apartments	$ 44,000,000	3.7%
Arterra Apartments	25,000,000	2.1
Total for Group 2:	$ 69,000,000	5.8%
Group 3:
117-123 Ludlow Street	$ 9,000,000	0.8%
Van Courtland Multifamily Portfolio	9,000,000	0.8
Total for Group 3:	$ 18,000,000	1.5%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

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Geographic Concentrations

The following table shows the states that have concentrations of Mortgaged Properties that secure approximately 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	10	$170,518,949	14.2%
California	8	$157,790,803	13.2%
Pennsylvania	3	$109,913,639	9.2%
Florida	7	$107,720,755	9.0%
Texas	6	$99,670,000	8.3%
Nevada	1	$95,000,000	7.9%
Missouri	2	$79,633,750	6.6%
Ohio	4	$78,359,315	6.5%
Indiana	4	$70,706,443	5.9%
Louisiana	1	$61,000,000	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout ten (10) other states and the District of Columbia, with no more than approximately 3.7% of the Initial Pool Balance secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Arizona and Texas are more susceptible to certain hazards (such as earthquakes and/or wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states, which include Mortgaged Properties located in, for example, New York, California, Texas, Florida, Louisiana, North Carolina and South Carolina, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic States and in the Gulf Coast region, have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in an area covering the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.
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●	Nine (9) Mortgaged Properties (13.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Mortgaged Properties With Limited Prior Operating History

Fifteen (15) Mortgaged Properties (16.5%) have a limited operating history (i.e., less than 18 most recent months of recent historical financials), as follows:

●	The 117-123 Ludlow Street (0.8%) Mortgage Loan is secured, in whole or in part, by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.
●	Each of the 400 Arcola Road (7.5%) and New Castle Stainless (1.3%) Mortgaged Properties is a single tenant property subject to a double-net, triple-net or absolute-net lease with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.
●	Each of the Project Broadview (2.0%), New Castle Stainless (1.3%) and Van Cortland Multifamily Portfolio (0.8%) is secured by Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.
●	The Haven Leased Fee Portfolio (4.2%) Mortgaged Property is secured by the borrower’s leased fee interest in land and the related Mortgage Loan was underwritten based on the triple net ground lease.

Tenancies-in-Common or Diversified Ownership

Each of the HKB Portfolio Mortgage Loan (5.0%) and Volara Apartments Mortgage Loan (3.7%) has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

Each of the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the 400 Arcola Road Mortgage Loan (7.5%), the Haven Leased Fee Portfolio Mortgage Loan (4.2%), the Project Broadview Mortgage Loan (2.0%) and the 484-526 Myrtle Avenue Mortgage Loan (2.4%) is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the related CityCenter (Aria & Vdara) Whole Loan is secured in part by the related borrower’s interest in the Vdara hotel, which is subject to a condominium declaration. The Vdara hotel condominium consists of (i) a hotel operated as the “Hotel Unit” by the MGM Tenant which includes 1,347 units that
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are part of the collateral for the CityCenter (Aria & Vdara) Whole Loan and (ii) 148 individual “Residential Units” owned by third parties. The condominium board is currently comprised of three board members and the related borrower is permitted to appoint one member to the board. As such, the borrower does not control the condominium board. In addition, while the MGM Master Lease is in effect and no MGM Master Lease event of default is continuing, the MGM Tenant has the right to exercise all rights and remedies of the related borrower under the condominium documents.

●	With respect to the 400 Arcola Road Mortgage Loan (7.5%), the Mortgaged Property is secured by the borrower’s fee simple interest in four of 12 condominium units (Unit NAB, Unit South Building, Unit North Building and Unit Research Building) in a mixed-use, life science, research and development campus. The other eight condominium units are owned by separate affiliate entities. The condominium board is currently comprised such that board members for each unit vote in proportion to their undivided percent interest in the common elements, so the borrower's board members have a 43.15% voting stake in the condominium regime. The borrower has two members on the board and, as such, the borrower does not control the board. No other unit owner has a percentage interest in the condominium sufficient to establish control thereunder, but all unit owners are affiliated at this time.
●	With respect to the 484-526 Myrtle Avenue Mortgage Loan (2.4%), the Mortgaged Property consists of seven retail condominium units that are part of three condominiums commonly known as the 490 Myrtle Condominium, the 504 Myrtle Condominium, and the 526 Myrtle Condominium. The applicable borrower owns 25% of the 490 Myrtle Condominium, 13.79% of the 504 Myrtle Condominium, and 22.4% of the 526 Myrtle Condominium. The applicable borrower has the right to appoint: one member to the board of the 490 Myrtle Condominium (3 board members total), two members to the board of the 504 Myrtle Condominium (7 board members total), and two members to the board of the 526 Myrtle Condominium (2 board members total). Consequently, the borrowers do not control any of the condominium boards. With respect to each condominium, all determinations to be made which affect only one unit and do not materially and adversely affect the other units, unit owners or the common elements, will only require the consent of the board members representing the affected unit.
●	With respect to the Project Broadview Mortgage Loan (2.0%), the NYU Langone Mortgaged Property is subject to a mixed-use condominium regime comprised of (i) the Mortgaged Property and (ii) five non-collateral office, residential and/or retail condominium units. The related borrower holds an approximate 23% interest in the related common elements and has the right to appoint one of the five members of the related condominium board of directors but not to control such board of directors. However, certain major decisions are subject to the consent of the borrower including, among other things, any (i) amendment to the condominium documents that would reasonably be expected to have an adverse effect on the rights of the borrower and/or the use of the Mortgaged Property, (ii) change to the number of members of the board of directors or the number of members of the board of directors appointed by the borrower, (iii) change to the manner in which expenses are allocated or (iv) alteration of the common interest appurtenant to the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium and Other Shared Interest Ownership May Limit Use and Improvements”.

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Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	64	$1,071,851,882	89.4%
Fee/Leasehold	2	78,622,642	6.6
Leasehold	2	48,000,000	4.0
Total	68	$1,198,474,524	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as “fee” or “fee simple” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases, except as noted below or in the exceptions, if any, to representation and warranty number 34 on Annex D-1 and representation and warranty number 34 on Annex E-1 located on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable options) and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the HKB Portfolio Mortgage Loan (5.0%), Mortgage Loan is secured in part by the related borrower’s sub-leasehold interest in a portion of the Courtyard by Marriott Mortgaged Property (comprised of portions of the parking lot, kitchen and lobby, as well as a fitness room, portico and 18 guestrooms, with the remainder of the Mortgaged Property comprised of the borrower’s fee simple interest) pursuant to a sublease between the borrower, as sublessee, and Northlake Station, LLC, as sublessor, that has an original expiration date of March 5, 2028, subject to two, 15-year extension options (with an as-extended expiration date of March 5, 2058). Although the sublease has standard lender protections, the borrower is not a party to (and the lender does not have a security interest in) the master ground lease (the “Prime Lease”) between the sublessor and the ground lessor. Notwithstanding the foregoing, in the event the Prime Lease is terminated for any reason or rejected or disaffirmed pursuant to a bankruptcy or other law affecting creditor’s rights, the ground lessor has agreed to either (i) recognize the sublease as a direct lease between the ground lessor and the borrower or (ii) enter into a new lease with the borrower (or the lender, as applicable) on substantially the same terms as the sublease for the then remaining term of the sublease.

With respect to the Loft’s at River’s Edge Mortgage Loan (1.8%), the borrower has a ground leasehold interest in the Mortgaged Property. Under the terms of the ground lease, in the event of a condemnation of the Mortgaged Property other than a permanent condemnation of all or substantially all of the land, the borrower is required to continue to pay ground rent without abatement. If there is a substantial condemnation the Mortgaged Property is unlikely to generate sufficient cash flow to pay such ground rent. In addition, termination of the ground lease is not a recourse event if it is due to an insufficiency of cash flow, and the borrower tenders a deed-in-lieu of foreclosure to the lender in compliance with certain conditions specified in the related loan agreement.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the

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Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than eleven (11) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, and such ESAs may have recommended continuing implementation of an operations and maintenance plan and, in some cases, minor abatements, additional testing and/or remediation depending on the property use and/or age. For some of the mortgaged real properties, the related ESAs may have noted that onsite underground storage tanks or leaking underground storage tanks previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as experience with past investigations, cleanups or other response actions, the quantities or types of hazardous materials involved, the absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action. In some such cases, even where regulatory closure was documented for past incidents the ESAs may have reported that requests to governmental agencies for any related files are pending. However, those ESAs nevertheless concluded that such incidents were not likely to be significant at the time they were prepared. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

With respect to the City Foundry STL Mortgage Loan (6.3%), the related ESA identified as controlled RECs (each, a “CREC”) for the Mortgaged Property: (1) the removal of underground storage tanks (“USTs”), during which impacts to site soils were identified near a 750 gallon UST containing residual paint; and (2) the historic participation of the Mortgaged Property within the Missouri Department of Natural Resources (the “MDNR”) Voluntary Cleanup Program (“VCP”) to address impacts associated with the Mortgaged Property’s long history of industrial use. In relation to the USTs, while no issues appear to have been identified in association with the 1990 removal of a 1,000 gallon UST, total petroleum hydrocarbons (“TPH”) at a concentration exceeding applicable cleanup levels were identified during the 1998 removal of a 750 gallon residual paint UST. However, based on the historical usage of the residual paint UST, the MDNR concluded it is likely that the TPH impacts were not associated with the UST and did not require any additional investigation or remedial action related to the TPH impacts. Based on a review by the ESA consultant of regulatory correspondence from the MDNR, both USTs appeared to have received “no further action” (“NFA”) status from the MDNR, which NFAs did not include any property use restrictions, activity and use limitations, institutional controls, or engineering controls. Accordingly, the ESA consultant determined that no further action or investigation was necessary in relation to these USTs or any residual TPH impacts.

In addition, with respect to the City Foundry STL Mortgage Loan (6.3%), in relation to the VCP participation, the Mortgaged Property received a Certificate of Completion (“COC”) dated May 17, 2018, that identifies: excavation activities conducted at the Mortgaged Property to address impacts by heavy metals and polycyclic aromatic hydrocarbons above applicable action levels; abatement actions to address asbestos-containing materials in on-site structures and other activities to manage building components containing lead-based paint (“LBP”). Ultimately, the MDNR determined that remedial actions taken at the Mortgaged Property were adequate to remove contaminants of concern to risk levels acceptable for unrestricted use of the property. However, Activity and Use Limitations (“AULs”) were put into place at the Mortgaged Property to address LBP that remains onsite. These AULs are outlined in the LBP Operations & Maintenance Plan recorded with the St. Louis City Recorder's Office on April 26, 2018.

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The COC indicates the MDNR will conduct occasional inspections to verify that the AULs remain in place and are followed. Given the issuance of a COC and the AULs placed upon the Mortgaged Property to address any concern associated with the remaining LBP on site, the ESA consultant did not recommend any further investigation. However, the consultant did recommend continued compliance with the AULs as well as completing a review of agency records to better understand the impacts addressed through the VCP and for record keeping purposes.

With respect to the Haven Leased Fee Portfolio Mortgage Loan (4.2%), the related ESAs identified certain CRECs in connection with residual groundwater, soil and/or soil vapor impacts at (i) The Arches Mortgaged Property including, among other things, volatile organic compounds, semi-volatile organic compounds, pesticides and metals, resulting from historical industrial operations at such Mortgaged Property and (ii) the 276 Grand Concourse Mortgaged Property including, among other things, volatile organic compounds, semi-volatile organic compounds and metals, resulting from historical operations including a gasoline filling station, welding business, line painter business and certain auto service facilities at such Mortgaged Property, which in each instance are required to be managed in-place pursuant to certain engineering and institutional controls.

With respect to the Williamsburg North Mortgage Loan (3.1%), the Phase I ESA identifies as a Business Environmental Risk for the Mortgaged Property short-term radon screening results that identified radon concentrations greater than the U.S. Environmental Protection Agency (EPA) recommended Action Level of 4.0 pCi/L in 13 locations. Radon measurements in 19 other locations at the Mortgaged Property were deemed invalid and seven (7) additional locations did not meet certain clearance criteria for the radon screening. Accordingly, the Phase I ESA consultant recommended retesting the 13 locations in which radon samples exceeded the U.S. EPA Action Level as well as retesting the seven locations that did not meet the clearance criteria. As a best practice, follow-up radon screening was also recommended in three (3) locations at which the initial screening produced invalid results. Additional testing is currently in progress. The Phase I ESA consultant notes that should the results from the second round of radon screening identify results above the U.S. EPA Action Level, mitigation would be required. Mitigation was estimated by the Phase I ESA consultant to be $5,000 per unit. To address this matter, the Loan Agreement establishes a reserve of $143,750, with the amount representing 125% of the estimated costs of radon mitigation, and requires that, within 180 days of loan closing, borrower conduct radon testing and install a radon mitigation system within any unit for which the testing in progress identifies results above the U.S. EPA Action Level.

With respect to the 484-526 Myrtle Avenue Mortgage Loan (2.4%), the Phase I ESA identifies as a CREC for the Mortgaged Property impacts to site soils and groundwater associated with historic onsite operations, which included dry cleaning operations. In 2013, the Mortgaged Property was enrolled into the New York City Office of Environmental Remediation’s Voluntary Cleanup Program (VCP) as two separate sites – “Site A” and “Site B” - to address the identified impacts. Under the VCP, various investigations and remedial actions, such as soil excavation, were conducted over several years at the Mortgaged Property. Notices of Completion (NOC) were received by Site A and Site B under the VCP in 2015 and 2020, respectively, which NOCs allow certain residual impacts to soils to remain in place at the Mortgaged Property. These residual impacts are being managed under a Site Management Plan (SMP) that requires the implementation of engineering and institutional controls. Engineering controls implemented at both Site A and Site B include composite cover systems, vapor barrier systems, and sub-slab depressurization systems. Institutional controls generally applicable to the Mortgaged Property prohibit vegetable gardening, use of groundwater without treatment, disturbance of residual soil material, and uses of the Mortgaged Property other than restricted residential use without prior notification and approval by the governing authority. Given the NOCs received by the Mortgaged Property under the VCP and the implementation of engineering and institutional controls to address any residual impacts, the Phase I ESA consultant did not recommend any additional investigation. However, the consultant does recommend continued compliance with the SMP and all required engineering and institutional controls applicable to the Mortgaged Property.

With respect to the Residence Inn Walnut Creek Mortgage Loan (2.2%), the related ESA identified a controlled recognized environmental condition at the Mortgaged Property in connection with an ongoing

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vapor intrusion risk including, among other things, total petroleum hydrocarbon and benzene vapors above applicable regulatory standards, resulting from discharges of gasoline (and related soil and soil vapor impacts) related to the prior operation of a car wash at the Mortgaged Property and certain related underground storage tanks removed in 1992 and/or traffic exhaustion emissions accumulating in the basement garage area at the Mortgaged Property. Following certain remediation activities, regulatory closure was granted by the applicable governmental authority in 2022 subject to ongoing institutional and engineering controls including, among other things, maintenance of a vapor intrusion mitigation system and notification and repair requirements in the event of a breach of a related vapor intrusion barrier.

With respect to the Del Rey Campus Mortgage Loan (2.1%), the related ESA identified certain CRECs in connection with residual groundwater, soil and/or soil vapor impacts at the Mortgaged Property related to various historical industrial uses. Teledyne, which operated at the Mortgaged Property since 1957, vacated in July 2013, and all structures were removed. Between 2013 and the present, Teledyne has been conducting investigation and remediation activities at and near the Mortgaged Property pursuant to requirements and under the oversight of the Los Angeles Area Regional Water Quality Control Board (the “RWQCB”). These investigations determined that volatile organic compounds (“VOCs”) and, to a far lesser degree, metals, had been released to the subsurface during the historical industrial operations. The most widespread and elevated VOCs identified in the subsurface were tetrachloroethene, trichloroethene, and cis-1,2 dichlorothene. Based on the findings from the investigations, Teledyne proposed an extensive on-site soil removal program. On March 2018, the RWQCB issued a no further action letter for on-site soil and required Teledyne to establish and maintain a land use restriction, continue monitoring groundwater, investigate and remediate off-sit soil and vapor impacts, and to notify the RWQCB if new or previously unidentified contamination was discovered during future construction activities.

With respect to the New Castle Stainless Mortgage Loan (1.3%), the related ESA identified a REC related to manufacturing activities at the Mortgaged Property, including manufacturing of steel products and tools. Historical operations, including steel manufacturing processes, hazardous waste generation and soil and groundwater impacts, have necessitated corrective action measures since the late 1980s. In 1987 the United States Environmental Protection Agency (the “EPA”) identified 19 Solid Waste Management Units (“SWMUs”) for further investigation. In 2007, a former operator submitted a current Description of Current Conditions Report (“DOCC”) for the SWMUs (only 5 of which were still active). The DOCC documented the SWMUs listed in a March 14, 2006 EPA letter have not released hazardous waste or constituents, had releases which have been addressed or were closed and no longer exist. The EPA accepted the DOCC provided that two SWMUs be addressed through administrative and engineering controls: SWMU xi, the sludge drying lagoon, and SWMU x, the solid waste dump. According to the ESA, since SWMU xi is surrounded by a chain link fence, and the draft environmental restrictive covenant (“ERC”), once signed, will eliminate potential future groundwater exposures from SWMU xi, no additional investigation was requested by the EPA regarding SWMU xi. The EPA requested additional data for SWMU x due to the presence of hexavalent chromium in groundwater associated with the former solid waste dump. An environmental firm has been conducting site investigation activities since 2007 and prepared a 2022 RCRA (Resource Conservation and Recovery Act) Facility Investigation Report which confirmed that limited groundwater impacts remained, primarily hexavalent chromium, adjacent to SWMU x (slag landfill) and SWMU xi (sludge drying lagoon). Through installation of new monitoring wells, integrity surveys and soil and sediment sampling, the environmental firm demonstrated that the hexavalent chromium plume was delineated and exhibited stable or decreasing trends. In 2023, the EPA transferred oversight to complete the corrective process to the Indiana Department of Environmental Management (“IDEM”) and in 2024 the current tenant, New Castle Stainless Plate LLC, entered into a Voluntary Cleanup Agreement with IDEM. Subsequent IDEM correspondence and technical reviews emphasized targeted closure of SWMUs x and xi, requiring additional evasion and refinement of ERCs. In September 2025 the environmental firm submitted a draft ERC for IDEM’s review and approval. The ERC imposes perpetual land use restrictions—prohibiting residential agricultural and potable well installation—while requiring ongoing inspection, maintenance, signage and IDEM notifications. IDEM’s October 2025 review of the draft ERC and second response requested additional sediment sampling, clarification of groundwater use restrictions, and revisions to strengthen recordkeeping and plume delineation. The residual impacts, primarily hexavalent chromium at

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the Mortgaged Property, and the open RCRA process under IDEM oversight represent a REC. Based on IDEM’s recent comment letter, additional steps are required before initiating the Certificate of Completion (COC) and Covenant Not to Sue (CNTS) process. An opinion of probable cost was obtained which estimated the cost to close out the environmental obligations to range from $105,000 to $250,000. The borrower has obtained a Pollution Legal Liability Policy from Beazley Excess and Surplus Insurance, Inc. with individual and aggregate limits of liability of $5,000,000 per incident, a deductible ranging from $50,000 to $100,000 per incident (and $150,000 in the aggregate), a term expiring January 9, 2036 (provided that certain coverages expire January 9, 2031 as to the borrower, but not as to the lender) and with the lender and its successors and assigns as their interests may appear as an additional named insured.

With respect to the 730 Madison Mortgage Loan (0.6%), the Phase I ESA identifies three RECs and two CRECs at the Mortgaged Property. The RECs identified relate to: (1) an increased potential for subsurface impacts due to long-term historical auto repair and industrial activities conducted at the Mortgaged Property, (2) groundwater contaminated by volatile organic compounds (VOCs) at nearby sites that creates a vapor migration concern for the Mortgaged Property; and (3) heating oil aboveground storage tanks (ASTs) found tipped over in the flooded basement of the building on the Mortgaged Property, the contents of which appeared to be spilling into the flood waters. The controlled RECs identified at the Mortgaged Property concern the presence of an onsite Classification Exception Area (CEA) that serves as an institutional control to addresses an onsite VOC-contaminated groundwater plume, and a Preliminary Site Assessment performed on a portion of the Mortgaged Property under the Industrial Site Recovery Act that identified three Areas of (environmental) Concern (AOCs). It is noted in the Phase I ESA that the groundwater impacts addressed under the CEA were determined not to raise a vapor intrusion concern for the Mortgaged Property based upon sampling results, and that the AOCs identified during the Preliminary Assessment were determined not to require any additional investigation. Thus, the Phase I ESA consultant did not recommend any additional action in relation to the controlled RECs. However, to determine whether the RECs identified may have adversely impacted the Mortgaged Property, the Phase I ESA consultant recommended further evaluation. In lieu of conducting the additional evaluation recommended, a Site Lender Environmental Asset Protection (SLEAP) insurance policy, issued by Beazley SLEAP Insurance, was purchased at loan closing with the lender and its successors and assigns, as their interests may appear as the Named Insured. The SLEAP, which has a term of eight years, includes a limit of liability of $1.5 million (per claim and in the aggregate) and a $25,000 deductible.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”) required by the franchisors.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance and (b) certain of such Mortgaged Properties that are subject to material PIPs.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), pursuant to the Mortgage Loan agreement, the Mortgage Loan documents permit renovations at the Mortgaged Property (specifically, the Aria hotel), which include refreshing approximately 3,300 standard rooms at an estimated total project cost of $300 million (approximately $86,000 per room). Renovations are expected to commence in late November 2026 and are projected to be completed in the third quarter of 2027.
●	With respect to the HKB Portfolio Mortgage Loan (5.0%), the related borrowers are required to (i) perform an estimated approximate $1.90 million franchisor-mandated change-of-ownership PIP at the Holiday Inn Miami Hialeah Mortgaged Property (the “Miami Hialeah
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PIP”) with an original completion date in July 2023 that has, according to the related borrower sponsor, been extended to July 2027 and (ii) complete the estimated approximate $27,000.00 remaining portion of a franchisor-mandated PIP at the Radisson Hotel Mortgaged Property by September 30, 2026 (the “Radisson Hotel PIP”), in each instance including, among other things, guestroom, common area and exterior updates. At origination, the borrower deposited with the lender $2,013,335.00 into a PIP reserve account in connection with the foregoing PIPs. In addition, it is anticipated that the related borrowers will be required to perform a PIP at the Crowne Plaza CLE Airport Mortgaged Property in connection with any prospective renewal of the existing franchise agreement (scheduled to expire in January 2028) or execution of a replacement franchise agreement. At origination, the borrowers deposited $2,975,000 with the lender into a franchise expiration reserve account in connection with such upcoming franchise agreement expiration.

●	With respect to the Williamsburg North Mortgage Loan (3.1%), the borrower sponsor has renovated approximately 93 residential units and is expected to voluntarily undertake the renovation of the remaining 225 residential units and upgrade appliances, cladding, plumbing and HVAC system at the Mortgaged Property. According to the borrower, the estimated cost of such work is approximately $1,250,000.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller or other originator obtained a current (within six (6) months of the origination date of the Mortgage Loan), full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within eleven (11) months of the Cut-off Date. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

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Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

With respect to the HKB Portfolio Mortgage Loan (5.0%), the Courtyard by Marriott Mortgaged Property is legal non-conforming as to use as hotel uses are no longer permitted under the current zoning code without a special land use permit and the related borrower has not obtained such a permit. If a legal non-conforming use is discontinued or abandoned for six consecutive months (unless the cessation of the non-conforming use is a direct result of governmental action impeding access to the Mortgaged Property) such legal non-conforming use may not be re-established without a special land use permit. In addition, the Days Inn College Park Mortgaged Property is legal non-conforming as to use as hotel uses are no longer permitted under the current zoning code. If a legal non-conforming use is discontinued for six months or longer (excluding any discontinuance due to government action which impedes access to the Mortgaged Property, damage resulting from fire, flood or other natural disaster or a criminal act), any subsequent use of the Mortgaged Property must conform to the current zoning code.

With respect to the Central Ohio MHC Portfolio Mortgage Loan (0.9%), according to the zoning reports obtained at origination of the Mortgage Loan, each of the Paris Court Mortgaged Property located at 11690 West US-36, Saint Paris, Ohio and 10220 North County Road 25A, Piqua, Ohio are legal non-conforming as to mobile park use.

With respect to the 484-526 Myrtle Avenue Mortgage Loan (2.4%), the Mortgaged Property received a violation from the New York City Department of Buildings claiming that the use of the tenant Dogtopia is contrary to the certificate of occupancy. Borrower, Dogtopia and borrower’s architect are contesting the violation. According to the borrower’s architect, the certificate of occupancy for the Mortgaged Property would need to be amended to reflect Dogtopia’s use. Pursuant to the terms of Dogtopia’s lease, all costs associated with this process are the obligation of Dogtopia and Dogtopia is not relieved of any of its obligations under the lease (including the payment of rent).

With respect to the 730 Madison Mortgage Loan (0.6%), according to the zoning report obtained at origination of the Mortgage Loan, the Mortgaged Property is legal non-conforming as to event venue, automobile repair shop, wholesale, warehouse and indoor recreation use.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1 and representation and warranty number 24 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present criminal or adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation or condemnation proceedings.

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With respect to the Seneca One Mortgage Loan and Historic Row (800 F Street NW) Mortgage Loan (collectively, 6.9%), in September 2004, Norman Jemal, the borrower sponsor for the Historic Row (800 F Street NW) Mortgage Loan (and an affiliate of the borrower sponsor for the Seneca One Mortgage Loan), Douglas Jemal (Norman’s father) and two other Douglas Development Corporation executives were charged in the United States District Court for the District of Columbia with multiple offenses including bribery, conspiracy, tax evasion and wire fraud. A jury acquitted Douglas Jemal on all charges except for the aforementioned wire fraud, while Norman Jemal was acquitted of all wrongdoing. Douglas Jemal admitted to no wrongdoing in the fraud case but was sentenced to probation and ordered to pay a $175,000 fine. In 2020, President Donald Trump pardoned Douglas Jemal, absolving him of the wire fraud conviction. Pursuant to the Mortgage Loan documents for the Seneca One Mortgage Loan, without the prior written consent of the lender (which may be given or withheld in the sole and absolute discretion of the lender) (i) Douglas Jemal may not at any time control the borrowers or the Mortgaged Property and (ii) Douglas Jemal may not at any time own any direct and/or indirect interests in the borrowers, other than any such interests owned by Douglas Jemal as of the origination date.

We cannot assure you that any such proceeding would not have an adverse effect on, or provide any indication of the future performance of the borrowers, borrower sponsors and managers related to, the Mortgage Loans.

With respect to the Central Ohio MHC Portfolio Mortgage Loan (0.9%), one of the borrowers is the defendant in a lawsuit filed by a vendor alleging non-payment of certain costs related to installations at the Mortgaged Property. According to the borrower sponsor, the estimated maximum exposure is approximately $300,000.

With respect to certain of the Mortgage Loans, the related borrower, borrower sponsor, guarantor and/or their respective affiliates may be subject to multiple pending lawsuits, for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance. We cannot assure you that any such insurance will be adequate to cover litigation, disputes and related expenses. In addition, certain types of litigation may not be covered by insurance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Thirty-six (36) of the Mortgage Loans (89.7%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

One (1) of the Mortgage Loans (2.0%) were, in whole or in part, originated in connection with the borrower’s refinancing and recapitalization of the related Mortgaged Property.

Four (4) of the Mortgage Loans (8.3%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans prior to the date of origination, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure, short sale, loan restructuring, forbearance agreement, or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by

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the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property. For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), affiliates of the borrower sponsor, Blackstone Real Estate Partners IX L.P., have sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deeds-in-lieu of foreclosure.
●	With respect to the 400 Arcola Road Mortgage Loan (7.5%), David Werner, the borrower sponsor, has been subject to prior loan defaults and foreclosures unrelated to the Mortgaged Property. For example, Mr. Werner was a principal in (i) a limited liability company that owned the fee interest of the Milford Hotel in New York City, which resulted in a deed-in-lieu of foreclosure, (ii) a limited liability company that owned 5 Times Square, which resulted in a transfer of the deed to the mezzanine lender, and (iii) a limited liability company that owns Princeton Pike Corporate Center in New Jersey, which is currently in the process of a workout with the lender under the related loan.
●	With respect to the Seneca One Mortgage Loan and the Historic Row (800 F Street NW) Mortgage Loan (collectively, 6.9%), the related borrower sponsor or affiliates of the borrower sponsor have sponsored other real estate projects that have been the subject of deeds-in-lieu of foreclosure or discounted payoffs on loans secured by such projects within the last 10 years.
●	With respect to the Brandywine Building Mortgage Loan (3.4%), the related borrower sponsor was the borrower sponsor of multiple prior securitized commercial mortgage loans which have experienced delinquency, loan modifications, maturity defaults, discounted payoffs and/or foreclosure proceedings, including several mortgage loans currently in maturity default, and three mortgage loans in the process of receivership and/or foreclosure. In addition, the borrower sponsors are being sued for payment on a payment guaranty in connection with a default on a preferred equity investment, and on a carry guaranty in connection with a defaulted mortgage loan.
●	With respect to the REVA Portfolio 2.0 Mortgage Loan (3.3%), the borrower sponsor previously filed for Chapter 7 bankruptcy protection in connection with a $500,000 recourse loan. In addition, the borrower sponsor previously experienced maturity defaults and other defaults on several securitized mortgage loans.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (2.5%), the borrower sponsor, who is also the recourse guarantor for the Mortgage Loan, is the subject of prior defaults, foreclosures and other litigation including: (i) a July 2025 foreclosure action on a defaulted $375,000,000 loan for an office property and a lawsuit against the borrower sponsor for full repayment of the defaulted loan as a result of alleged bad acts involving the transfer of funds from tenants in breach of the loan documents; (ii) a 2025 lawsuit by a ground lessee for a residential property resulting in termination of a ground lease and foreclosure action filed by Fannie Mae against a borrower sponsor-owned entity; (iii) a 2025 lawsuit for full repayment of two loans, which as of December 2024, included an outstanding principal balance of $4,035,000, plus over $1,239,739 in accrued interest and default interest; (iv) a June 2025 UCC foreclosure by a mezzanine lender on a $25,000,000 mezzanine loan for a hotel property; and (v) an August 2025 foreclosure action on a $27,500,000 loan for a hotel property and a lawsuit against the borrower sponsor for full repayment of the defaulted loan, both of which were dismissed after the sale of the collateral on December 31, 2025.
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●	With respect to the 484-526 Myrtle Avenue Mortgage Loan (2.4%), the borrower sponsor and non-recourse carveout guarantor was subject to a foreclosure action related to a mortgage loan secured by another commercial property in New York City. In September 2024, the borrower sponsor requested to extend the maturity date from 2024 to 2029, but the lender refused and initiated a foreclosure lawsuit in February 2025. In June 2025, the lender discontinued the foreclosure proceedings because the parties entered into a forbearance agreement requiring monthly payments until May 2027, at which point the remaining outstanding balance becomes due and payable.

Six (6) of the Mortgage Loans (15.1%) (i) were refinancings in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property, as described below:

●	With respect to the Energy Centre Mortgage Loan (5.1%), the Mortgaged Property was previously financed with an approximately $64,000,000 senior mortgage loan and an approximately $8,700,000 mezzanine loan secured by the equity interests in the prior owner. The senior mortgage loan was securitized in 2013. In early 2024, the borrower-sponsor bought out the mezzanine debt position at par and shortly thereafter foreclosed on the prior owner’s equity interests. In conjunction therewith, the borrower sponsor assumed, partially paid down, and extended the prior securitized senior mortgage loan, which had an outstanding balance of approximately $52,000,000. The Mortgage Loan repaid the full principal amount of the prior securitized senior mortgage loan.
●	With respect to the Seneca One Mortgage Loan (4.3%), the related Mortgaged Property previously secured a loan that went into default as a result of the guarantor’s failure to maintain the minimum guarantor liquidity required under the related prior loan documents. The related borrowers entered into a forbearance agreement with the previous lenders on December 30, 2025 which, among other things, (i) extended the maturity date of the prior loan to June 30, 2026, (ii) provided that the administration agent and previous lenders would agree to forbear from (x) enforcing any rights or remedies against the borrowers or any collateral for the prior loan and (y) charging default interest, and (iii) included the payment of an exit fee equal to 0.375% of the outstanding principal balance of the prior loan unless the borrowers refinanced the prior loan with a permanent loan or other take-out financing made by M&T Bank. Proceeds from the Seneca One Whole Loan were used to pay off the prior loan in full on February 18, 2026.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (2.5%), the prior securitized mortgage loan matured on March 6, 2025 and was transferred to special servicing on March 20, 2025. The trustee of the MSBAM 2015-C24 transaction in which such prior loan was securitized filed a foreclosure action on July 9, 2025. The related borrower refinanced the prior loan with the Mortgage Loan on January 9, 2026. Proceeds from the Mortgage Loan were used to repay the prior loan in full, inclusive of default and liquidation fees, net of $500,000 of default interest waived by the prior lender.
●	With respect to the Marriott Monterey Mortgage Loan (2.1%), the prior loan was transferred to special servicing in 2020 due to an imminent COVID-related payment default, leading to a modification that returned it to the prior loan to the master servicer in November 2021. This modification included deferred payments, an interest-only period until March 2022, recommenced amortizing payments from April 2022, and specific fixed payments and fee repayments through June 2023. The prior loan was current at the time of repayment.
●	With respect to the 730 Madison Avenue Mortgage Loan (0.6%), in October 2022, the borrower sponsor closed on an approximately $7,400,000 loan for the Mortgaged Property
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with Signature Bank. In December 2023, the loan servicing was transferred from Signature Bank to Rialto in connection with Rialto’s purchase of a larger portfolio of loans from Signature Bank. Following such acquisition the borrower defaulted on the prior loan, and ultimately in February 2025, the parties agreed to a forbearance agreement and to the payoff of the loan on November 17, 2025. The loan was fully paid off using the proceeds of a short-term, full recourse bridge loan from Broadview. The Mortgage Loan repaid the full principal amount of the bridge loan.

●	With respect to the Windchase Apartments Mortgage Loan (0.6%), the prior loan secured by the related Mortgaged Property went into maturity default July 2025 and was subject to three extensions through February 2026 (in connection with which the related borrower sponsor made three successive principal paydowns). At origination, Mortgage Loan proceeds were used to pay down the prior loan in full.

With respect to certain of the Mortgage Loans, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

In addition, certain borrower sponsors of mortgage loans secured by office properties have been the subject of concentrated and material stress-related events with respect to their office properties in the recent past that, in the aggregate, pose a unique risk to such sponsor, including, that a related borrower sponsor has been the sponsor with respect to a number of mortgage loans secured by office properties which have recently experienced, or are currently subject to, servicer monitoring/watchlists, cash traps, delinquency events, transfers to special servicing, and/or foreclosures/deeds-in lieu.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have single tenants as set forth below:

●	Eleven (11) of the Mortgaged Properties (16.8%) securing, in whole or in part, five (5) Mortgage Loans, are leased to a single tenant.
●	Excluding Mortgaged Properties that are part of a portfolio of Mortgaged Properties, no Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 7.5% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

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See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property, as identified on Annex A-1, have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the retail, office, mixed use (excluding any multifamily component) and industrial Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, such Mortgaged Properties are occupied by a single tenant under a lease that expires prior to, or within one year of, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Mortgage Loan Maturity Date/ARD
General Mills	0.5%	5/31/2030	1/6/2031
TX GSA Medical	0.3%	7/31/2029	3/6/2031
AAA Texas	0.2%	9/30/2028	3/6/2031
●	With respect to the Mortgage Loans shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property or portfolio of Mortgaged Properties (excluding Mortgaged Properties leased to a single tenant set forth in the bullet above) expire in a single calendar year prior to, or within one year of the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leased SF Expiring	Calendar Year of Expiration	Mortgage Loan Maturity Date/ARD
TIBC 1 (A&C)	0.4%	70.4%	2028	3/6/2031
●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or
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shortly after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain or corporate group that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores, offices or locations in the chain, reduce exposure, relocate stores, offices or locations, or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, offices or locations.

We cannot assure you that any other tenant or anchor tenant or shadow anchor at a Mortgaged Property will not close stores, offices or locations, including stores, offices or locations at or near the Mortgaged Property.

Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including (i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease, (v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property, or the Mortgaged Property is not (or is estimated not to be) capable of being rebuilt, within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if the tenant is unable to exercise an expansion right, (viii) if the landlord defaults on its obligations under the lease, (ix) if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor, (x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time, (xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases, (xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time, or (xiii) based upon contingencies other than those set forth in this “—Lease Expirations and Terminations” section. In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable Mortgaged Property are permitted, an unaffiliated or affiliated third party. We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain termination rights or situations in which the tenant may no longer occupy its leased space rights or pay full rent.

In addition, certain of the tenant leases permit the related tenant, effective prior to (or within one year of) the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, to unilaterally terminate its lease or otherwise reduce its leased space upon providing notice of such termination within a specified period prior to the termination date of the related lease. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

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●	With respect to the Energy Centre Mortgage Loan (5.1%), the fourth largest tenant, Morgan Stanley Smith Barney, representing approximately 4.0% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease as to all or a portion of its leased premises, effective on September 30, 2030, upon at least 12 months’ prior written notice and payment of a termination fee.
●	With respect to the Seneca One Mortgage Loan (4.3%), the second largest tenant, Highmark Health, representing approximately 11.1% of the net rentable area, has a one-time contraction right to relinquish up to 20% of its premises as of June 30, 2031, provided that (i) the tenant is not in default beyond all notice or grace periods as of the notice or effective date, (ii) the tenant provides the related borrower notice no later than June 30, 2030, and (iii) within 30 days prior to June 30, 2031, the tenant pays a contraction fee equal to the related borrower’s unamortized leasing costs (including without limitation, legal fees, brokerage commissions, construction costs and an improvement allowance) subject to a 5% annual interest rate.
●	With respect to the Brandywine Building Mortgage Loan (3.4%), the second largest tenant, Delaware Claims Processing Facility, LLC, which leases 16.7% of the net rentable area, has an ongoing option to terminate either (i) its entire leased premises or (ii) lesser portion(s) of 5,732 SF contiguous (same floor, starting at either side of the elevator lobby) increments of the premises located on each floor, upon 180 days’ prior written notice and payment of a termination fee. The fourth largest tenant, Corteva, which leases 11.5% of the net rentable area, has the right to terminate its lease as of May 31, 2033, by providing at least 14 months’ notice and paying a termination fee.

In addition, with respect to the Brandywine Building Mortgage Loan (3.4%), the third largest tenant, BPG Real Estate Services LLC, which leases 11.7% of the NRA, and is an affiliate of the borrower which is also the property manager of the Mortgaged Property, has the right to terminate its lease as to 35,926 square feet of its total of 46,669 square feet, or to convert its tenancy of such space to month to month, upon 30 days prior written notice to the landlord, in the event that either (a) the tenant or its affiliate ceases to be the property manager of the Mortgaged Property either as the result of removal for cause or as a result of removal by a lender exercising remedies under a loan or other financing instrument secured by the Mortgaged Property or (b) the borrower, as landlord, ceases to own all or a portion of the Mortgaged Property. The termination option requires the payment of a termination fee equal to the present value of all remaining lease payments, calculated in accordance with such lease. The loan agreement requires that if such lease is terminated, the termination fee must be deposited with the lender into the leasing reserve under the loan agreement. In addition, as a condition to any voluntary sale of the Mortgaged Property by the borrower, the loan agreement requires that either the above lease be amended to waive the tenant’s termination option, or the lender consent to the exercise of such termination option. The loan agreement permits the borrower to surrender all or a portion of the premises demised under either of the BPG Real Estate Services LLC leases so long as certain conditions are satisfied, including that the replacement lease has a rent and term at least equal to that of the surrendered lease and the lender receives reasonably acceptable evidence that all contingencies to such replacement lease have been satisfied, and all tenant improvements, leasing commissions and rent abatements have been paid or expired or escrowed for. In the event that the issuing entity took title to the Mortgaged Property pursuant to a foreclosure or deed-in-lieu thereof, it is likely that the affiliated tenant would terminate its lease, and we cannot assure you that it would have the ability to, or would, make the termination payment to the lender.

●	With respect to the REVA Portfolio 2.0 Mortgage Loan (3.3%), the largest tenant, Walter Kiddie Portable Equipment Inc., representing approximately 22.6% of the net rentable square footage across the portfolio of the REVA Portfolio 2.0 Mortgaged Properties, has the option to
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terminate its lease effective as of December 31, 2031, provided it gives 12 months prior written notice and pays an early termination fee.

●	With respect to the Historic Row (800 F Street NW) Mortgage Loan (2.7%), the fourth largest tenant, Leadership Connect Inc, representing approximately 6.4% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease at any time after September 2028 upon at least 12 months’ prior written notice and payment of a termination fee. In addition, the fifth largest tenant, The Raben Group, representing approximately 5.9% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease at any time after May 2031 upon at least 12 months’ prior written notice and payment of a termination fee.
●	With respect to the Torrey Heights Mortgage Loan (2.5%), the largest tenant at the Mortgaged Property, Pfizer, leasing approximately 44.2% of the net rentable area at the Mortgaged Property, has a one-time right to terminate its lease as to one floor of its leased premises in either of the two buildings it leases effective the day immediately before the 10th anniversary of its Fixed Rent Commencement Date, upon written notice to the borrower on or before the day immediately preceding the 9th anniversary of its Fixed Rent Commencement Date and payment of a contraction fee. The “Fixed Rent Commencement Date” will be August 1, 2026, subject to extension if the borrower has not timely delivered the related premises as required by the related lease.

Certain of the tenant leases may permit the related tenant, effective prior to (or within one year of) the maturity date of the related Mortgage Loan, to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the City Foundry STL Mortgage Loan (6.3%), the second largest tenant, Lakes Venture, LLC (d/b/a Fresh Thyme), which leases 9.4% of the net rentable area, has the right to terminate its lease at the end of the lease year ending November 30, 2026 if gross sales are less than $13,000,000, upon written notice provided within 90 days after the end of such lease year. The tenant’s gross sales in 2025 were approximately $16.3 million (however, such amount may differ from that which would be calculated under the lease terms).

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition, certain of the tenant leases may permit a tenant to go dark at any time.

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. For example, set forth below are certain charitable institution tenants that individually represent more than 5% of the base rent at the related Mortgaged Property and

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have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
Historic Row (800 F Street NW)	2.7%	New Venture Fund	14.2%	14.3%

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. For example, set forth below are certain government leases that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks.

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
Brandywine Building	3.4%	Department of Justice	5.7%	5.1%
REVA Portfolio 2.0 – UBC (I, II & V)	0.9%	Hillsborough County	15.5%	18.1%
REVA Portfolio 2.0 – AAA Texas	0.2%	State of Texas	100.0%	100.0%
REVA Portfolio 2.0 – WISE GSA	0.2%	United States of America (MSHA)	49.2%	87.4%

Certain other tenants may have the right to terminate the related lease or abate or reduce the related rent if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

Certain of the tenant leases may permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Terminations” section.

With respect to the REVA Portfolio 2.0 Mortgage Loan (3.3%), the U.S. Office of Surface Mining Reclamation and Enforcement, the U.S. Mine Safety and Health Administration and the U.S. Department of Veterans Affairs, collectively representing approximately 14.2% of the net rentable square footage and approximately 15.8% of the underwritten rent across the portfolio of the REVA Portfolio 2.0 Mortgaged Properties, each have a contraction right to vacate all or a portion of their leased premises prior to the lease expiration date, and in connection therewith, upon 30 days’ prior written notice, each tenant pays a reduced base rent (based on the square footage of space that is unoccupied) until the tenant either reoccupies the space or the lease expires.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 to this prospectus for more information on material termination options relating to the largest 15 Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable square footage at a Mortgaged Property securing one of the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable square footage at any Mortgaged Property:

●	With respect to the Energy Centre Mortgage Loan (5.1%), the fourth largest tenant, Morgan Stanley Smith Barney, representing approximately 4.0% of the net rentable square footage at the Mortgaged Property, is entitled to an aggregate of approximately $262,010 in free rent for the period from May through September 2026.
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●	With respect to the Brandywine Building Mortgage Loan (3.4%), the third largest tenant at the Mortgaged Property, BPG Real Estate Service LLC, a borrower-affiliate and the property manager of the Mortgaged Property, leasing approximately 11.7% of the net rentable area at the Mortgaged Property, is entitled to an aggregate of approximately $214,000 in free rent for March through June 2026, and the fourth largest tenant at the Mortgaged Property, Corteva, leasing approximately 11.5% of the net rentable area at the Mortgaged Property, is entitled to an aggregate of approximately $225,439 in free rent in March and April 2026.
●	With respect to the REVA Portfolio 2.0 Mortgage Loan (3.3%), the fifth largest tenant, Centene Management Company LLC, representing approximately 7.5% of the net rentable square footage across the portfolio of the REVA Portfolio 2.0 Mortgaged Properties, has been a tenant at the TIBC 1 (A&C) Mortgaged Property since 2017 and has a lease expiration in November 2028. According to the appraisal, the leased premises have not been physically occupied by the tenant since the COVID-19 pandemic and are currently vacant; however, the tenant has continued to honor its lease obligations.
●	With respect to the Torrey Heights Mortgage Loan (2.5%), the largest tenant, Pfizer, leasing approximately 44.2% of the net rentable area at the Mortgaged Property, began taking occupancy of Building A at the Mortgaged Property in early February 2026 and is expected to complete taking occupancy of such building by the end of February 2026 and is expected to take occupancy of Building B at the Mortgaged Property in March 2026 following completion of its build-out. We cannot assure you that Pfizer will take occupancy of its remaining space at such buildings as expected or at all. In addition, $2,013,004 of straight line rent steps was underwritten for Pfizer Inc., Becton Dickinson and Charles River Labs.
●	With respect to the Torrey Heights Mortgage Loan (2.5%), the largest tenant, Pfizer Inc., leasing approximately 44.2% of the net rentable area at the Mortgaged Property, is entitled to free rent through July 2026, which was reserved for at origination.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

With respect to the 15 largest Mortgage Loans, we note the following:

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the holder of the preferred equity in the indirect owner of the borrowers has a ROFO as described under “Additional Indebtedness—Preferred Equity” below.
●	With respect to the HKB Portfolio Mortgage Loan (5.0%), the related franchisor for the Courtyard by Marriott Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the related borrower or a controlling affiliate of such borrower to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
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●	With respect to the Seneca One Mortgage Loan (4.3%), the largest tenant, M&T Bank, has a right of first refusal to purchase the Mortgaged Property (or any material portion of the Mortgaged Property), on the same terms and conditions provided in any bona fide offer to purchase the Mortgaged Property received by the borrowers from a third party that the borrowers are willing to accept; provided that the related lease is in full force and effect and no default under the lease exists beyond any and all applicable notice and cure periods. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Seneca One Whole Loan provides that M&T Bank’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.
●	With respect to the Haven Leased Fee Portfolio Mortgage Loan (4.2%), the ground tenant at each of the related Mortgaged Properties has a right to purchase the fee interest in its applicable Mortgaged Property in accordance with a schedule of dates set forth in the related ground leases for a purchase price determined in accordance with such ground leases. Each purchase option is exercisable after the maturity date of the Mortgage Loan (with the first such purchase option exercisable in 2061) except that the ground tenant at the Arches Mortgaged Property has the right to purchase the fee interest in such Mortgaged Property in the event of a termination of the ground lease or dispossession of the ground tenant by summary proceedings following a default under the ground lease (the “Default Purchase Option”) for an amount equal to 150% of the sum of (i) an “Inflation-Adjusted Purchase Price” equal to a base amount of $107,388,508.48 (the “Base Amount”), adjusted in accordance with a formula set forth in the related ground lease depending on the date when the Default Purchase Option is exercised (which, in no event, may be less than the Base Amount), and (ii) any remaining base rent through the next applicable purchase option date (in each instance as calculated in accordance with the ground lease). In addition, the ground tenant at the Arches Mortgaged Property has a right of first offer to purchase the fee interest in such Mortgaged Property in the event of a proposed transfer of such interest. The right of first offer will become null and void and of no further force and effect from and after (i) the conveyance of the fee estate by the related borrower to a third party in compliance with the requirements of the ground lease or (ii) the acquisition of the title to the fee estate by the lender.
●	With respect to the REVA Portfolio 2.0 Mortgage Loan (3.3%), if the borrower receives a bona fide offer from a third party to purchase the UBC (I, II & IV) Mortgaged Property (0.9%), before accepting such offer, the borrower must first provide written notice to Hillsborough County, a tenant at the UBC (I, II & IV) Mortgaged Property, who has five business days from receipt of such notice to accept or reject the offer upon the same terms and conditions set forth therein. If Hillsborough County rejects the offer and the sale is not ultimately consummated within 180 days, the right of first refusal reinstates and applies to all subsequent offers received by the borrower. Pursuant to the terms of the lease, the lease and the right of first refusal is subordinate to any future mortgages; provided that the mortgagor agreed in the mortgage not to terminate the lease when exercising its remedies thereunder. The lease is silent as to whether a foreclosure is or is not an offer triggering the right of first refusal. The right of first refusal is not extinguished by foreclosure and would apply to subsequent offers received from bona fide third parties after any foreclosure.
●	With respect to the REVA Portfolio 2.0 Mortgage Loan (3.3%), the borrower will not, directly or indirectly, offer for sale or sell all or any portion of the TIBC 1 (A&C) Mortgaged Property (0.4%) without providing LIT Creation Idlewild, LLC (“LIT”) at least 30 days’ prior written notice of the borrower’s intent to cause a sale (the “Sale Notice”). LIT must respond to such offer within 10 business days of receipt of the Sale Notice detailing the proposed purchase price (the “ROFO Offer”). The borrower must either reject or accept LIT’s offer within 10 business days of receipt of the ROFO Offer. If the borrower rejects the ROFO Offer, the borrower may proceed with the sale except that the borrower may not sell at a purchase price less than 97% of the purchase price set forth in the ROFO Offer without first re-offering the sale to LIT at such reduced price. If the borrower fails to accept or reject the ROFO Offer or
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does not complete the sale within six months of delivery of the Sale Notice, then the right of first offer reinstates and applies to all subsequent proposed sales of all or a portion of the TIBC 1 (A&C) Mortgaged Property. If only a portion of the TIBC 1 (A&C) Mortgaged Property is sold, the right of first offer continues to apply to the remaining portion of the TIBC 1 (A&C) Mortgaged Property not sold. Pursuant to a subordination and waiver agreement, LIT has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage, whether by the lender or the servicer thereof; however, the validity of the right of first offer continues thereafter and would apply to subsequent transfers.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, each of the Residence Inn Walnut Creek Mortgage Loan (2.2%) and New Castle Stainless Mortgage Loan (1.3%), the Mortgaged Property is subject to a purchase option, a right of first refusal and/or a right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or its leased premises. Such rights are held by certain tenants, subtenants, sellers, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu or other exercise of remedies under the Mortgage Loan documents, though such rights may apply to subsequent purchasers following a foreclosure, deed-in-lieu or other exercise of remedies under the mortgage loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the City Foundry STL Mortgage Loan (6.3%), the borrower sponsor owns a majority interest in the tenant entity or franchisee with respect to the largest tenant, Alamo Drafthouse Cinema II (13.2% of net rentable square footage and 12.6% of underwritten base rent). The borrower sponsor has provided a guaranty of the lease obligations of such tenant. We cannot assure you that the borrower sponsor will satisfy such obligation if it is required to do so. The borrower sponsor also owns a majority interest in the tenant entity or franchisee with respect to three other tenants. Approximately 29.5% of the underwritten base rent, in the aggregate, is generated by borrower affiliated tenants.
●	With respect to the Brandywine Building Mortgage Loan (3.4%), the property manager of the Mortgaged Property, which is an affiliate of the borrower sponsor, leases approximately 11.7% of the net rentable area and represents 12.7% of underwritten base rent of the related Mortgaged Property under two leases, one for 35,926 square feet, expiring in December 2035, and one for 10,743 square feet expiring in October 2032.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease.”

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See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease”.

See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the projected gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans do not require earthquake insurance. Nine (9) of the Mortgaged Properties (13.4%), are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

In the case of fifty (50) Mortgaged Properties (74.4%) which secure in whole or in part twenty-four (24) Mortgage Loans (74.4%), the related borrowers maintain insurance under blanket policies. In addition, each of the Volara Apartments and Arterra Apartments Mortgaged Properties (collectively, 5.8%) and the 117-123 Ludlow Street and Van Cortland Multifamily Portfolio Mortgaged Properties (collectively, 1.5%) are covered by the same insurance policy.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the borrowers are not required to maintain the coverages on the Mortgaged Property required under the Whole Loan agreement for so long as (A) the MGM Master Lease is in full force and effect, (B) no default by the MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Master Lease and (C) the MGM Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Whole Loan agreement (the “MGM Policies”) (except that the MGM Policies are permitted to vary from the requirements under the Whole Loan agreement with respect to any property or terrorism deductible, which must be no greater than $5,000,000).
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), upon a casualty at the related Mortgaged Property involving proceeds of $100,000,000 or more (i) where the MGM Tenant elects to restore the affected Mortgaged Property and reasonably demonstrates that the restoration can be completed within four years of the date on which the MGM Tenant can reasonably access the affected Mortgaged Property for the purposes of commencing
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restoration or (ii) where the MGM Tenant is required by the MGM Master Lease to restore the affected Mortgaged Property, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the affected Mortgaged Property to the MGM Tenant so long as it satisfies the conditions in the MGM Master Lease.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the MGM Tenant may provide or cause to be provided self-insured retentions under the MGM Master Lease in commercially reasonable amounts. Upon (i) the termination of the MGM Master Lease, (ii) the election of any lender to apply any proceeds payable under any property policy of insurance in accordance with the applicable mortgage, or (iii) any proceeds payable under any property policy of insurance being retained by the borrowers, the MGM Tenant must pay to the borrowers the amount of any self-insured retentions.
●	With respect to the Seneca One Mortgage Loan (4.3%), subject to the lender’s prior written consent, the borrowers are permitted to finance the payment of insurance premiums in respect of the insurance policies required under the Whole Loan agreement pursuant to a third-party premium financing company under a premium finance agreement so long as each of the following conditions are (and continue to be) satisfied: (i) no event of default under the Whole Loan agreement exists, (ii) such financing of insurance premiums is unsecured, (iii) the payments due thereunder are set forth in the annual budget, (iv) the agreement evidencing the financing requires (x) the lender to be named as a notice party; and (y) the third-party premium financing company to send any notices to the lender simultaneously with any notice to the borrowers (including, without limitation, any written notice of cancellation no less than 30 days’ prior to the effectuation thereof (or such other times as reasonably acceptable to the lender)), and (v) the borrowers submit to the lender evidence of payment of each and every installment due under the premium financing agreement as each installment becomes due and payable. At origination, the borrowers deposited approximately $406,321 into a premium financing account representing 12 months of installments under the premium financing agreement in place.
●	With respect to the Haven Leased Fee Portfolio Mortgage Loan (4.2%), the Mortgage Loan documents permit the borrowers to rely on the insurance provided by the related ground tenants provided that, among other conditions, such insurance satisfies the requirements set forth in the Mortgage Loan documents.
●	With respect to the Project Broadview Mortgage Loan (2.0%), the Mortgage Loan documents permit the borrowers to rely on the insurance or self-insurance of the related tenants provided that, among other conditions, (i) such insurance satisfies the requirements set forth in the Mortgage Loan documents or (ii) in the event of self-insurance, the applicable tenant maintains an investment-grade rating of at least BBB- by S&P or Baa3 by Moody’s.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1 and representation and warranty number 16 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

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Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the City Foundry STL Mortgage Loan (6.3%), the related Mortgaged Property is registered with the National Register of Historic Places and subject to an historic tax credit arrangement, in connection with which there are obligations to maintain the historic character of the Mortgaged Property when effecting alterations or reconstruction.
●	With respect to the Historic Row (800 F Street NW) Mortgage Loan (2.7%), the Mortgaged Property is located in a specified historic district in Washington D.C. and is therefore subject to certain oversight and restrictions with respect to physical changes to the Mortgaged Property.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are or may be subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to continue to comply with applicable law and/or to use commercially reasonable efforts to maintain the TCO, or cause the borrower sponsor of the Mortgage Loan to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy is obtained for the related Mortgaged Property or contain general covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1 and representation and warranty numbers 24 and 25 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified in the definition of “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Maturity Date/ARD LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value. With respect to the Mortgage Loans secured by the Mortgaged Properties

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identified in the definition of “Cut-off Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Cut-off Date LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value.

In addition, the Appraised Value may be based on certain “extraordinary assumptions”, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances, free or abated rent periods or increased tenant occupancies.

Appraised Values are further calculated based on certain other assumptions and considerations set forth in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5 and the exceptions thereto for additional information.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the non-recourse carveout guarantor’s aggregate liability under the non-recourse carveout guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 10% of the outstanding principal balance of the CityCenter (Aria & Vdara) Whole Loan, plus certain costs and expenses of enforcement set forth in the guaranty.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), there is no separate environmental indemnitor. The borrowers are required to maintain environmental insurance against claims for pollution and remediation legal liability related to each Mortgaged Property (“PLL Policy”), and have delivered endorsements of such policy to the lender. At origination, the Mortgaged Properties were covered by MGM Tenant’s environmental policy, issued by Indian Harbor Insurance Company with a policy term ending September 30, 2026, which provides coverage of $25,000,000 per incident and in the aggregate (the “PLL Limits”), subject to a $50,000 self-insured retention, except $1,000,000 for each pollution condition resulting from Legionella. The lender is an additional named insured. Pursuant to the Whole Loan documents, the borrowers are required to renew such policy at least 10 business days prior to its expiration. If the borrowers fail during the period that ends at least two years after the maturity date of the Whole Loan (the “Required PLL Period”) to have environmental insurance against claims for pollution and remediation legal liability related to each Mortgaged Property with a coverage limit of at least $25,000,000 for each incident and a combined aggregate, and with no self-insured retention of more than $250,000, the non-recourse carveout guarantor, then the guarantor will be liable under certain specified provisions of the environmental indemnity as to any liability that first arises after the expiration of the PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender, provided that such liability will be subject to a cap equal to the PLL Limits.
●	With respect to the Energy Centre Mortgage Loan (5.1%), the non-recourse carveout guarantor and environmental indemnitor is a fund that expires in June 2030. The fund’s duration may be extended in one year increments and the failure to do so during the term of the Mortgage Loan is an event of default.
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●	With respect to the Torrey Heights Mortgage Loan (2.5%), there is no non-recourse carveout guarantor or separate environmental indemnitor.
●	With respect to the New Castle Stainless Mortgage Loan (1.3%), the non-recourse carveout guarantor and environmental indemnitor is a fund that expires February 28, 2033. The general partner (which also controls the borrower) may unilaterally extend the expiration date to September 11, 2033, and the expiration date may be extended one additional year with the consent of the limited partner advisory committee or a majority in interest of the limited partners.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action. In addition, certain Mortgage Loans may require the lender to seek payment from an environmental insurance policy prior to seeking payment under an environmental indemnity.

Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the Mortgaged Property, whereas payment at maturity is primarily dependent upon the market value of the Mortgaged Property or the related borrower’s ability to refinance the Mortgage Loan. Moreover, the absence of a guarantor may increase likelihood that the related borrower will take actions triggering recourse liability under such non-recourse carveout provisions than if there was a guarantor that would become liable were such non-recourse carveout provisions triggered.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties:

●	With respect to the City Foundry STL Mortgage Loan (6.3%), the Mortgaged Property benefits from a parcel development agreement between the St. Louis Midtown Redevelopment Corporation (the “Corporation”) and the borrower (the “PDA”) pursuant to which 5% of certain real estate taxes are payable through 2030 (resulting in a net 95% tax abatement) and 50% of real estate taxes are abated from January 1, 2031 through 2035; provided that in no event may tax payments be less than the amount that would have been due based on the assessed value of the Mortgaged Property in 2016, and additional payments in lieu are required to the extent needed to comply with the foregoing. The tax abatement under the PDA is conditioned upon compliance with certain requirements under the PDA, including use of the Mortgaged Property is limited to retail, office and restaurant uses and must exclude certain specified uses (adult stores or movie houses, massage parlors, stores selling marijuana or similar drugs and second hand shops), must comply with non-discrimination laws and laws that maximize the participation of minorities and women in the development and operation of the project. If any portion of the Mortgaged Property is not used, operated and maintained in accordance with the approved redevelopment plan, the Corporation may request of the City of St. Louis that such portion of the Mortgaged Property lose the benefit of the abatement. The PDA permits transfer of the Mortgaged Property so long as the transferee assumes the borrower’s obligations under the PDA. According to the appraisal, estimated unabated taxes for the 2026 tax year are $2,211,816 and estimated abated taxes are $101,460. The Mortgage Loan was underwritten based on estimated
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abated taxes of $106,507. The appraisal estimated the net present value of the tax abatement provided by the PDA to be approximately $12,000,000.

In addition, the City Foundry STL Mortgage Loan benefits from tax increment financing (“TIF Financing”), pursuant to two development agreements between the City of St. Louis, Missouri (the “City”), the rights and obligations under which were assigned to an affiliate of the borrower (“TIF Developer”) pursuant to which the City agreed to reimburse the TIF Developer for approximately $19.53 million and $5.0 million respectively on account of qualified redevelopment costs, plus accrued interest on such amounts, and issued TIF notes evidencing such reimbursement obligations. The TIF notes mature in 2040 and 2041, respectively, and are payable semi-annually from a special allocation fund, which in turn is funded from four sources: (i) PDA payments (an increase of which is scheduled to occur in 2030), (ii) 50% of incremental increases in certain local taxes such as sales, gross receipts, earnings and utility taxes, (iii) 50% of revenues pursuant to a community improvement district (the “CID”) created with respect to the Mortgaged Property (which revenues are 1% of sales tax within the Mortgaged Property) and (iv) 100% of revenues from a transportation development district (“TDD”) created with respect to the Mortgaged Property (which revenues are 1% of sales tax within the Mortgaged Property).

The TIF Developer has pledged its interest in the TIF Notes to secure the City Foundry STL Mortgage Loan. However, because such interest will likely not be eligible to be held by a REMIC, the issuing entity will likely not be able to take title to such interests but will be able to realize upon such interests only by selling such interests. The TIF Notes may be sold only to “approved investors” (as defined in the TIF documents, and including qualified institutional buyers and accredited investors), however, the TIF Developer’s rights to payment with respect to the TIF Notes can be assigned to any entity.

●	The appraised value of the City Foundry STL Property takes into account the net present value of the payments on the TIF notes. In addition, the appraised value takes into account the net present value of (i) the portion of the CID revenues that are not required to be used to pay the TIF notes (the “Additional CID Revenues”), and (ii) the CID revenues and TDD revenues received from 2038 through 2042 (with the appraisal assuming the TIF notes are paid by 2038) (such revenues, other than the portion of such revenues that constitute Additional CID Revenues, the “Post TIF Revenues”). The appraisal estimated the net present value of the TIF note payments, Additional CID Revenues and Post TIF Revenues through 2042 to be $29,100,000, of which approximately $4.3 million is attributable to CID revenues (both Additional CID Revenues and CID Revenues included in Post-TIF Revenues) and $1.4 million, is attributable to TDD revenues. Such $29,100,000 of net present value was included in the appraised value of the City Foundry STL Mortgaged Property. In addition, the lender underwrote $2,695,013 of income (approximately 18.4% of effective gross income) from the TIF notes and Additional CID Revenues, of which approximately $336,877 constitutes Additional CID Revenues. Additional CID Revenues are not owned by the borrower or the TIF Developer, or pledged to secure the City Foundry STL Whole Loan. However, Additional CID Revenues are used by the CID to pay expenses of maintaining the CID (which is comprised solely of the City Foundry STL Property), which would otherwise be expected to be expenses of the City Foundry STL Property. However, we cannot assure you that Additional CID Revenues would be received as assumed. In addition, Post TIF Revenues will be receivable by the TIF Developer only if the TIF Developer incurs certain eligible reimbursable expenses and, with respect to the years after 2040, only if an ambiguity in the governing documents regarding the end date of the CID and TDD (as described in the paragraph below) is fixed. In addition, it is assumed that the TIF Developer (which is a 1.00% owner of the borrower) would pass on any such reimbursements to the borrower. There can be no assurance that the TIF Developer will incur eligible expenses that will entitle it to receive reimbursement from such revenues, or that it will pass on such reimbursements to the borrower or that the ambiguity regarding the end date of the CID and TDD will be fixed.
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●	The appraisal assumes that the Additional CID Revenues and Post-TIF Revenues would be available through 2042. The applicable governing documents are conflicting as to the expiration of such revenues. Certain documents provide that the related taxes are imposed through 2060; however, other documents contemplate an end date of December 31, 2040. The Mortgage Loan Seller estimates that the portion of the net present value in the appraisal attributable to Additional CID Revenues and Post-TIF Revenues for 2041 and 2042 (which would not be received if the taxes terminate after 2040) is approximately $909,000. Further, a portion of the Post-TIF Revenues are required to be applied to repay TIF notes related to other, non-collateral properties, if then outstanding. Accordingly, the Additional CID Revenues and Post-TIF Revenues estimated by the appraisal may be less than those actually received as a result of the foregoing.
●	With respect to the Seneca One Mortgage Loan (4.3%) the related borrower entered into a PILOT agreement with the Erie County Industrial Development Agency (the "IDA"), a public benefit corporation of the State of New York, dated April 1, 2020, with a term of 25 years (through 2045-2046). In connection with the PILOT arrangement, Jemal's Seneca L.L.C. (one of two co-borrowers) leases the improvements on the Mortgaged Property other than the adjacent parking lot parcel to the IDA, with the IDA subletting such improvements back to such borrower. The leasehold and sub-leasehold interests are coterminous with the term of the PILOT agreement, and the borrower maintains the fee interest in the Mortgaged Property throughout the term of the Mortgage Loan. Under a related infrastructure fund agreement, a portion of the payments made by the borrower may be used, with the consent of the City of Buffalo, to make public infrastructure improvements and public streetscape improvements and other public improvement projects in the immediate area surrounding the Mortgaged Property. The PILOT arrangement does not reduce the real estate tax burden of the Mortgaged Property. Upon the expiration of the PILOT term, the PILOT agreement, leasehold and sub-leasehold structure will automatically terminate, the borrower will revert to paying real estate taxes to the appropriate municipal authorities, and the borrower will continue to own the Mortgaged Property on an unencumbered fee simple basis.
●	With respect to the Haven Leased Fee Portfolio Mortgage Loan (4.2%), certain of the related Mortgaged Properties benefit from tax abatement programs including (i) The Arches Mortgaged Property and the 276 Grand Concourse Mortgaged Property, which are each subject to a 35-year New York 421-a tax abatement through the 2055-2056 tax year (with respect to The Arches Mortgaged Property) and the 2056-2057 tax year (with respect to the 276 Grand Concourse Mortgaged Property), respectively, providing an exemption on taxes attributable to an increase in the assessed value of such Mortgaged Properties from certain qualified improvements (with a 100% exemption on such taxes through the 2045-2046 tax year (with respect to The Arches Mortgaged Property) and the 2046-2047 tax year (with respect to the 276 Grand Concourse Mortgaged Property), respectively, and a 30% exemption thereafter), and (ii) the Illustrator Mortgaged Property, which is subject to a 20-year payment-in-lieu of taxes (“PILOT”) program with the City of New Rochelle through the 2043-2044 tax year providing an exemption on taxes at the Mortgaged Property in an amount equal to 70% for the 2025-2026 tax year, 50% for the 2026-2027 tax year through the 2034-2035 tax year and a percentage decreasing by 5% for each tax year thereafter. In each instance, such abatements are subject to the satisfaction of conditions including, among other things, certain affordable housing restrictions discussed under “—Multifamily Properties.” According to the related appraisals, estimated 2026-2027 abated taxes are (i) with respect to The Arches Mortgaged Property, $32,743 versus unabated taxes of $3,728,617, (ii) with respect to the 276 Grand Concourse Mortgaged Property, $44,416 versus unabated taxes of $1,841,706, and (iii) with respect to The Illustrator Mortgaged Property, $187,280 versus unabated taxes of $374,559 (provided that the appraisal based such figures solely on the residential component of the Mortgaged Property given that the commercial tenants reimburse taxes on a triple-net basis). Under the related ground leases, the respective ground tenants are responsible for property tax payments and the lender did not therefore include such taxes in underwriting.
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●	With respect to the 484-526 Myrtle Avenue Mortgage Loan (2.4%), three of the residential condominiums at the Mortgaged Property currently benefit from a 25-year 421-a tax abatement and three of the commercial condominiums at the Mortgaged Property currently benefit from a 25-year ICAP tax abatement.

The building located at 490 Myrtle Avenue benefits from a 25 year 421-a that was granted in 2015 and the building located at 504 Myrtle Avenue benefits from a 25 year 421-a that was granted in 2017. Not less than 20% of the residential units must be designated as affordable housing and leased at no more than 130% of the area median income. Under each 421-a, there is a 100% tax exemption for the first 21 years and then phase out in 20% increments annually for the final four years of the abatement.

The building located at 490 Myrtle Avenue benefits from a retail renovation project ICAP that began in tax year 2016/17. The abatement period is 25 years with an inflation projection for 10% of the building and 15 years with inflation projection for 90% of the retail space. The building located at 504 Myrtle Avenue benefits from a commercial renovation project ICAP that began in tax year 2018/19. The abatement period is 25 years with inflation projection. Under each ICAP, improvements are 100% exempt from taxes for the first 21 years and then phase out in 20% increments annually for the final four years of the abatement.

The current assessed value for the 484-526 Myrtle Avenue Mortgaged Property is $6,127,123 and the 2025/2026 tax rate is 10.848%, resulting in a total unabated tax expense of $664,670 for the Mortgaged Property. The Mortgage Loan was underwritten using the current total abated tax expense of $298,326 (which is inclusive of a special business improvement district assessment totaling $39,370 unrelated to the foregoing tax abatements).

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 17 on Annex D-1 and representation and warranty number 17 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

●	Two (2) Mortgage Loans (7.3%) are interest only until the maturity date or Anticipated Repayment Date and therefore have an expected Maturity/ARD Balance at the related maturity date or Anticipated Repayment Date.
●	One (1) Mortgage Loan (5.0%) provides for payments of interest-only for the first twenty-four months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Maturity Balance/ARD at the related maturity date.
●	Three (3) Mortgage Loans (6.8%) are amortizing until the maturity date and therefore have an expected Maturity Balance at the related maturity date.
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●	Thirty-five (35) Mortgage Loans (excluding interest only ARD and partial interest only Mortgage Loans) (80.9%) provide for payments of interest until the maturity date and then have an expected Maturity Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period (Days)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	35	79.6%
9	0	3	12.9
6	3	1	4.2
6	5	2	3.3
Total		41	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans (100%) are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

With respect to each of the CityCenter (Aria & Vdara) and Torrey Heights Mortgage Loans (collectively, 10.4%), for purposes of calculating interest and other amounts payable on such Whole Loan, the related notes were divided into multiple components with varying interest rates. With respect to the CityCenter (Aria & Vdara) Whole Loan, the interest rate of the note(s) representing the CityCenter (Aria & Vdara) Mortgage Loan represents the interest rate of CityCenter (Aria & Vdara) Component A-C and the related Whole Loan accrues interest based on the weighted average of the related components. With respect to the Torrey Heights Whole Loan, the interest rate of each note (including the note(s) representing the Torrey Heights Mortgage Loan) represents the weighted average interest rate of the related components. Prepayments of each Mortgage Note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the related Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amount is withheld, but prior to the Withheld Amount’s inclusion in the Net Mortgage Rate as described under “Description of the Certificates—Distributions—Pass-Through Rates”, then the Withheld Amount may not reflect the increased interest rate when the Withheld Amount is included in the calculation of the Net Mortgage Rate.

Single Purpose Entity Covenants

With respect to the City Foundry STL Mortgage Loan (6.3%), the borrower sponsor has guaranteed a portion of the related Whole Loan in the amount of $15,000,000. We cannot assure you that the borrower

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sponsor will satisfy such obligation in the event it is called upon to do so. Conversely, the existence of such payment guaranty may increase the risk of consolidation of the borrower with the related guarantor in the event of a bankruptcy of the guarantor or its affiliates.

We cannot assure you that the borrower sponsor will satisfy such obligation in the event it is called upon to do so. Conversely, the existence of such payment guaranty may increase the risk of consolidation of the borrower with the related guarantor in the event of a bankruptcy of the guarantor or its affiliates.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”, “—Additional Indebtedness” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

ARD Loans

Each of the 9885 Innovation Campus Mortgage Loan (4.8%) and the Torrey Heights Mortgage Loan (2.5%) (the “ARD Loans” and each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for each Anticipated Repayment Date and the Revised Rates for each ARD Loan. In addition, with respect to each ARD Loan, such loan is interest-only until its respective Anticipated Repayment Date. “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon), including, in the case of the Torrey Heights Mortgage Loan and the 9885 Innovation Campus Mortgage Loan, any such interest that as Accrued and Deferred Principal (as defined below) has been added to the principal balance of the Torrey Heights Mortgage Loan following the related Anticipated Repayment Date and that has been collected from the related borrower (after payment in full of all other principal and interest due and owing on the Torrey Heights Mortgage Loan). Any payments and other collections of Accrued and Deferred Principal will not be taken into account for purposes of calculating any amounts distributable as principal in respect of the Certificates or the “Stated Principal Balance” of the Torrey Heights Mortgage Loan.

On or after the related Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments on the related Mortgage Loan and any related Companion Loan(s) required under the terms of the related Mortgage Loan documents, payments of debt service on any related mezzanine indebtedness (if any) and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance charge or prepayment premium) on such ARD Loan. While interest at the related Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan (and any related Companion Loan) has been paid in full, at which time the Excess Interest will be paid to the holders of the Class S certificates and the VRR Interest Owners. If the borrower does not pay any such monthly additional interest amount (such amount not paid, together with interest accrued thereon at the adjusted interest rate, the “Accrued Interest”), the Accrued Interest will remain an obligation of the borrower but the borrower’s obligation to pay such Accrued Interest will be deferred and such Accrued Interest will be added to the principal balance of the Mortgage Loan (such additional principal, the “Accrued and Deferred Principal”) and will be payable on the maturity date of the Mortgage Loan to the holders of the Class S certificates and the VRR Interest Owners to the extent not sooner paid pursuant to the related Mortgage Loan agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

With respect to the ARD Loans, on each payment date after the related Anticipated Repayment Date, interest will accrue on the Mortgage Loan at the higher adjusted interest rate, and the borrower will continue to be obligated to make payments of interest in monthly installments. On each payment date

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following the related Anticipated Repayment Date, up to and including the related maturity date, the borrower will be required to pay to the lender, (i) first, an amount equal to the scheduled monthly debt service payment amount and (ii) second, to the extent of funds available in the excess cash flow reserve account, an amount equal to the monthly additional interest amount (i.e., the amount accrued at the adjusted interest rate minus the amount of interest due as the scheduled monthly debt service payment). The failure to make the payment in clause (i) immediately above as and when due constitutes a Mortgage Loan event of default, but the failure to make the payment in clause (ii) immediately above (or the failure to have sufficient funds available in the excess cash flow reserve account to make such payment) as and when due will not constitute a Mortgage Loan event of default.

With respect to the Torrey Heights Mortgage Loan (2.5%), the Torrey Heights Whole Loan has a five-year Anticipated Repayment Date and a ten-year final maturity date. On each monthly payment date after January 2031 (the “Torrey Heights ARD”), the borrower will be required to pay monthly an amount equal to the sum of (i) the interest accrued on the outstanding principal balance of the Torrey Heights Whole Loan at the initial interest rate (the “Torrey Heights Monthly Debt Service Payment Amount”) and (ii) solely to the extent of excess cash flow available and after reduction of the outstanding Torrey Heights Whole Loan amount to zero, an amount equal to (a) the interest which has accrued for the interest period in which such monthly payment date occurs, calculated at the adjusted interest rate, minus (b) the Torrey Heights Monthly Debt Service Payment Amount for such monthly payment date (the “Torrey Heights Accrued Interest”). From and after the Torrey Heights ARD, all excess cash flow will be applied first to reduce the outstanding Torrey Heights Whole Loan amount to zero and then to Torrey Heights Accrued Interest.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, prepayment fee, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 4 to 7 payments) up to and including the stated maturity date or Anticipated Repayment Date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the allocated loan amount of the related Mortgaged Property (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

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Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the Mortgage Loans.

In addition, certain of the Mortgage Loans may permit the related borrower to paydown a Mortgage Loan in the event that the related loan fails to satisfy a minimum debt service requirement.

Voluntary Prepayments

As of the Cut-off Date, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to three (3) Mortgage Loans (11.7%) (the “YM/Defeasance Loans”):

●	One (1) Mortgage Loans (7.9%) permit the related borrower to prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge or a prepayment premium of 0.5% of the prepaid amount for a specified period of time, and then, for a specified period of time, to (i) substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two (2) years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5% of the prepaid amount, prior to the open prepayment period;
●	One (1) Mortgage Loans (2.5%) permit the related borrower after a lockout period of 23 payments following the origination date, for a specified period of time to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount, and also, for a specified period of time, (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two (2) years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge or a prepayment premium of 1% of the prepaid amount, subject to a lockout, and prior to the open prepayment period; and
●	One (1) Mortgage Loans (1.3%) permit the related borrower after a lockout period of 3 payments following the origination date, for a specified period of time to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount, and also, for a specified period of time, (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two (2) years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge or a prepayment premium of 1% of the prepaid amount, subject to a lockout, and prior to the open prepayment period.
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The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out periods as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period
CityCenter (Aria & Vdara)	$95,000,000	7.9%	0
City Foundry STL	$75,000,000	6.3%	2
HKB Portfolio	$60,000,000	5.0%	24
Crossroads I, II, & IV	$33,500,000	2.8%	23
535 & 545 5th Avenue	$29,983,871	2.5%	23
Residence Inn Walnut Creek	$26,000,000	2.2%	24
Del Rey Campus	$25,000,000	2.1%	23
Marriott Monterey	$25,000,000	2.1%	23
Lofts at River Edge	$22,000,000	1.8%	12
New Castle Stainless	$15,600,000	1.3%	3
Hampton Inn – Albany, GA	$12,500,000	1.0%	11
StorQuest Self Storage Portfolio	$12,262,000	1.0%	23
Michigan MHC Portfolio	$4,615,000	0.4%	24
Air Haven MHP	$2,210,000	0.2%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	10	23.1%
5	3	5.0
6	1	2.7
7	27	69.2
Total	41	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-

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controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-seven (27) of the Mortgage Loans (the “Defeasance Loans”) (63.4%) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the Mortgage Loan (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two (2) years after the Closing Date.

As described under “—Prepayment Protections and Certain Involuntary Prepayments” above, three (3) of the Mortgage Loans (11.7%) are YM/Defeasance Loans.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, and (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, and (y) pay any costs and expenses incurred in connection

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with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

Partial Releases; Partial Defeasance or Prepayment

With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), the related borrowers have the right to obtain the free release of (i) unimproved non-income producing land located at each Mortgaged Property, (ii) land which does not generate material income and such income was not taken into account for purposes of the appraisals obtained in connection with the origination of the CityCenter (Aria & Vdara) Mortgage Loan, and (iii) any air rights, development rights, mineral rights or water rights relating to a Mortgaged Property which are not necessary for the operation of such Mortgaged Property, subject to various conditions, including but not limited to compliance with the MGM Master Lease, other documents governing the applicable Mortgaged Property and applicable legal requirements, separate zoning and tax lots (or an application therefor) from the rest of the related Mortgaged Property, if reasonably necessary, entry into reciprocal easement agreements, and compliance with REMIC related conditions.

With respect to the City Foundry STL Mortgage Loan (6.3%), the borrower is permitted to obtain the release of an unimproved 0.84 acre parcel that contains surface parking spaces at the City Foundry Property upon the prepayment of a release price of $1,875,000, together with, if prior to the open prepayment date, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, and satisfaction of various conditions, including but not limited to (i) compliance of the remaining City Foundry Property with zoning, parking and other legal requirements, (ii) the release parcel Is a legally subdivided parcel from and on a separate tax parcel from the remaining City Foundry Property, (iii) the debt service coverage ratio of the remaining City Foundry Property after the release is at least equal to the greater of the debt service coverage ratio as of the origination date and the debt service coverage ratio immediately prior to the release, (iv) the debt yield of the remaining City Foundry Property after the release is at least equal to the greater of the debt yield as of the origination date and the debt yield immediately prior to the release, (v) the loan-to-value ratio after the release is no greater than the lesser of the loan-to-value ratio as of the origination date and the loan-to-value ratio immediately prior to the release, and (vi) compliance with REMIC related conditions.

With respect to the HKB Portfolio Mortgage Loan (5.0%), after March 6, 2028, the Mortgage Loan documents permit the related borrowers to obtain the release of one or more of the Courtyard by Marriott Mortgaged Property and the Best Western Smyma Mortgaged Property (individually and/or collectively, as the context may require, the “HKB Release Property”) in connection with a bona-fide arm’s length sale to an unaffiliated third-party provided that, among other conditions, (i) the borrowers prepay the Mortgage Loan in an amount equal to the greater of (x) 120% of the allocated loan amount for the HKB Release

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Property and (y) 100% of the net sales proceeds for the HKB Release Property, together with any applicable yield maintenance premium, (ii) after giving effect to such release, (x) the debt service coverage ratio for the remaining Mortgaged Properties is at least equal to the greater of (1) 1.75x and (2) the debt service coverage ratio for the twelve full calendar months immediately preceding such release, (y) the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of (1) 61.2% and (2) the loan-to-value ratio immediately preceding such release, and (z) the debt yield for the remaining Mortgaged Properties is at least equal to the greater of (1) 14.52% and (2) the debt yield for the twelve full calendar months immediately preceding such release, and (iii) the borrowers satisfy customary REMIC requirements.

With respect to the Haven Leased Fee Portfolio Mortgage Loan (4.2%), on any date on and after the first payment date following the earlier to occur of (i) January 27, 2029 and (ii) the second anniversary of the date on which the last promissory note has been securitized, the Mortgage Loan documents permit the related borrowers to obtain the release of any individual Mortgaged Property, provided that, among other conditions, (i) the borrowers defease the Mortgage Loan in an amount equal to the greater of (x)(a) with respect to the Arches Mortgaged Property, the 276 Grand Concourse Mortgaged Property or the Illustrator Mortgaged Property, 125% of the allocated loan amount for the individual Mortgaged Property to be released or (b) with respect to the Paramus Mortgaged Property, the Corporate Hill IV Mortgaged Property or the 25 Vreeland Mortgaged Property (collectively, the “Office Properties”), 120% of the allocated loan amount for the individual Mortgaged Property to be released or (y) 100% of the net sales proceeds for such Mortgaged Property, (ii) after giving effect to such release, (x) the debt yield will be no less than the greater of (1) 5.8% and (2) the debt yield immediately prior to such release, and (y) the allocated loan amounts with respect to the Office Properties do no exceed 65% of the then-outstanding principal balance of the Mortgage Loan, and (iii) the borrowers satisfy customary REMIC requirements.

With respect to the REVA Portfolio 2.0 Mortgage Loan (3.3%), at any time after the date that is two years after the Closing Date, and prior to March 6, 2031, the borrowers may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the portion of the REVA Portfolio 2.0 Mortgage Loan that is defeased is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property or Mortgaged Properties being released and (b) the net sales proceeds applicable to such individual Mortgaged Property or Mortgaged Properties, (ii) the borrowers deliver a REMIC opinion and (iii) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.94x and (b) the debt service coverage ratio for all of the individual Mortgaged Properties immediately prior to the release, (II) the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 14.92% and (b) the debt yield for all of the individual Mortgaged Properties immediately prior to the release and (III) the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 52.29% and (b) the loan-to-value ratio for all of the individual Mortgaged Properties immediately prior to the release.

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With respect to the Crossroads I, II, & IV Mortgage Loan (2.8%), at any time after August 5, 2026, the borrowers have the right to obtain release of Release Property from the lien of the related Mortgage in connection with a sale of the applicable Release Property to a third party, subject to the satisfaction of certain conditions including, among others, (i) the prepayment of a release price equal to the greater of (a) 115% of the Allocated Loan Amount for such Release Property, and (b) 85% of the net sales proceeds from the transfer and conveyance of such Release Property, together with any yield maintenance premium; (ii) after giving effect to such release, (x) the debt yield for the remaining Mortgaged Property is equal to or greater than the greater of 12.0% and the debt yield immediately prior to the release and (y) the debt service coverage ratio for the remaining Mortgaged Property is equal to or greater than the greater of 1.50x and the debt service coverage ratio immediately prior to the release; and (iii) satisfaction of customary REMIC requirements. The Release Property means each of the following: (i) collectively 8201 Peters Road, Plantation, Florida 33324 (“Crossroads I”) and 8151 Peters Road, Plantation, Florida 33324 (“Crossroads II”) or (ii) 8050 SW 10th Street, Plantation, Florida 33324 (“Crossroads IV”). The Allocated Loan Amount means, with respect to Crossroads I and Crossroads II, $35,891,551.07, and with respect to Crossroads IV, $17,608,448.93.

With respect to the Project Broadview Mortgage Loan (2.0%), on any date from and after the first payment date following the earlier to occur of (i) December 16, 2028 and (ii) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized, the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property provided, among other conditions, (i) the borrowers defease the Mortgage Loan in an amount equal to at least the greater of (x) 120% of the allocated loan amount for the individual Mortgaged Property to be released and (y) 90% of the net sales proceeds from the sale of such Mortgaged Property, (ii) after giving effect to such release, the debt yield (as calculated under the Mortgage Loan documents) is no less than the greater of (x) 11.0% and (y) the debt yield immediately prior to such release and (iii) the borrowers satisfy customary REMIC requirements.

With respect to the StorQuest Self Storage Portfolio Mortgage Loan (1.0%), at any time after March 5, 2028, the borrowers have the right to obtain releases of one or more of the Mortgaged Properties from the lien of the related mortgage in connection with a sale to an unaffiliated third party, subject to the satisfaction of certain conditions including, among others, (i) the prepayment of a release price equal to 110% of the allocated loan amount of such individual Mortgaged Property being released, together with any yield maintenance premium; (ii) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties is equal to or greater than (x) 1.64x and (y) the debt service coverage ratio immediately prior to such release; (iii) after giving effect to such release, the debt yield for the remaining Mortgaged Properties is equal to or greater than (x) 9.54% and (y) the debt yield immediately prior to such release minus 0.50%; and (iv) satisfaction of customary REMIC requirements.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

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Escrows

Fourteen (14) of the Mortgage Loans (68.6%) secured by retail, office, industrial or mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for retail, office, industrial and mixed use properties only.

Thirty-two (32) of the Mortgage Loans (70.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-two (32) of the Mortgage Loans (66.6%) provide for monthly or upfront escrows to cover ongoing replacements, capital repairs and FF&E.

Twenty (20) of the Mortgage Loans (37.4%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Hard	18	$741,736,671	61.9%
Springing	18	345,675,853	28.8
Hard (Commercial; Soft (Residential)	1	51,000,000	4.3
Soft	3	47,800,000	4.0
None	1	12,262,000	1.0
Total	41	$1,198,474,524	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Exceptions”, “—

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Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes—Exceptions” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines—Exceptions to Underwriting Guidelines”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a holder of one or more related Companion Loans, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

The mezzanine loans related to the Mortgage Loans identified in the table below are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral, or required redemptions thereof, and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default

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under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that, in most cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs (and in some cases, continues for a specified period of time) or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences or exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Seneca One(2)	$51,000,000	$20,000,000	$14,000,000	$34,500,000	$119,500,000	7.81423% (3)	42.3%	71.1%	2.20x	1.07x

(1)	Calculated including the mezzanine debt and any related Companion Loan (including any related Subordinate Companion Loan).
(2)	M&T Bank, the largest commercial tenant at the Seneca One Mortgaged Property, is also the mezzanine lender under the related mezzanine loan.
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(3)	Interest on the outstanding principal balance of the mezzanine loan will accrue at rate 9.50000% per annum and is comprised of a current pay interest rate of 9.50000% per annum on a note with an original principal balance of $21,000,000 (the “Mezzanine Note A”) and an accrual component interest rate of 9.50000% per annum on a note with an original principal balance of $13,500,000 (the “Mezzanine Note B”). On each payment date, the mezzanine borrower is required to pay a monthly debt service on Mezzanine Note A. Interest on the outstanding principal balance under the Mezzanine Note B will accrue at 9.50000% per annum from the origination date, compounding monthly, and will be deferred until due and payable in full on the maturity date of the mezzanine loan. The Cut-off Date Wtd. Avg. Total Debt Interest Rate shown to full precision is 7.81422594142259%.
(4)	Calculated including any related Pari Passu Companion Loan (but without regard to any Subordinate Companion Loan or mezzanine debt).

In each case, the mezzanine indebtedness identified above is coterminous with the related Mortgage Loan.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
CityCenter (Aria & Vdara)(1)	$95,000,000	77.5%	N/A	6.75%	Yes
Crossroads I, II & IV	$33,500,000	67.47%	1.38x	10.51%	Yes
Torrey Heights	$30,000,000	64.3%	1.61x	8.50%	Yes
Del Rey Campus	$25,000,000	64.52%	1.57x	11.05%	Yes

(1)	Under the Mortgage Loan documents, (i) calculation of the debt yield test for a future mezzanine loan is based on the “look through” income of the underlying Mortgaged Property and not on the MGM Master Lease payments and (ii) it is not specified whether the appraised value used in the calculation of the LTV Ratio test is to be based on the MGM Master Lease payments or on the “look through” income. The borrowers are only entitled to receive the rent from the MGM Master Lease and not the “look through” income.

No rating agency confirmation is required in connection with the incurrence of a future mezzanine loan related to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%). The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include certain cure and repurchase rights of the mezzanine lender. Other than in the case of the CityCenter (Aria & Vdara) Mortgage Loan, the intercreditor required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. In the case of each of the Crossroads I, II & IV Mortgage Loan (2.8%) and the Del Rey Campus Mortgage Loan (2.1%), it is a condition to obtaining such future mezzanine loan that, if required by the lender, the lender receives a Rating Agency Confirmation with respect to such future mezzanine loan. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

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Other Secured Indebtedness

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by all or substantially all of the pledgor’s assets or by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the City Foundry STL Mortgage Loan (6.3%) the borrower has incurred $15,000,000 in subordinate indebtedness (the “Foundry Sub Debt”) currently held by SLU Blocker I, Inc. an entity associated with Saint Louis University (“Foundry Junior Lender”), which is secured by deeds of trust on the Mortgaged Property. The Foundry Sub Debt expires February 11, 2031, and accrues interest at the rate of 8.25% per annum. The mortgage lender entered into an intercreditor agreement with Foundry Junior Lender pursuant to which Foundry Junior Lender agreed that (i) the Foundry Sub Debt and payments thereon would be subordinate to the City Foundry STL Mortgage Loan, (ii) until payment in full of the City Foundry STL Mortgage Loan, no payments may be made on the Foundry Sub Debt, provided that payments may be made for accrued and unpaid interest on the Foundry Sub Debt so long as no event of default or cash management trigger period exists with respect to the Mortgage Loan, (iii) until the City Foundry STL Mortgage Loan is indefeasibly paid in full, the lender under the Foundry Sub Debt will not exercise any of its rights or remedies, including but not limited to proceedings to collect rents, have a receiver appointed, foreclose the Foundry Sub Debt, or bringing any bankruptcy or insolvency proceeding against the borrower or its assets and (iv) in the event of any insolvency proceeding or marshaling event, the mortgage lender must be indefeasibly paid in full before the Foundry Junior Lender may receive or retain any payment or distribution in respect of the Foundry Sub Debt. In addition, the Foundry Junior Lender entered into a Subordination of Deed of Trust pursuant to which it agreed its deeds of trust would be subordinate to the City Foundry Whole Loan, up to the amount of $97,000,000.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the CityCenter (Aria & Vdara) Mortgage Loan (7.9%), a wholly-owned subsidiary of Realty Income Corporation (the “Investor LP”) and affiliates of the borrower sponsor entered into a perpetual preferred equity agreement on the origination date whereby the Investor LP will contribute $800,000,000 in exchange for 100% of the preferred limited partnership interests (the “Preferred Interests”) in a Delaware limited partnership (the “Partnership”). The general partner of the Partnership (the “General Partner”) and the holder of 100% of the common limited partnership interests in the Partnership are both owned and controlled by the borrower sponsor. The rate of return for the Investor LP is 7.40% per annum until (but excluding) December 9, 2030, subject to annual increases of 0.25% thereafter, subject to a cap of 13%. In connection with a redemption of the Preferred Interests (x) prior to December 9, 2026, the Investor LP will be entitled to an early redemption premium of 3% of the unreturned preferred capital being redeemed on such date, and (y) after December 9, 2026 but on or prior to December 9, 2029, 2% of the unreturned preferred capital being redeemed on such date. If the Preferred Interests are repaid in full or in part prior to the date on which the Investor LP has received an 8.325% internal rate of return on its capital contribution amount, the Partnership is required to pay the

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Investor LP a make-whole payment in an amount equal to the amount that would result in the Investor LP receiving an 8.325% internal rate of return.

The Preferred Interests do not have a fixed redemption or maturity date. The common equity manages the business of the Partnership, subject to consent rights of all partners to certain major decisions, including among others acquiring real property, and borrowing money. The general partner may cause the Partnership to redeem all or a portion of the Preferred Interests at any time, subject to payment of the amounts described above. In connection with certain bad acts by the General Partner or the common equity, including fraud, gross negligence, willful misconduct, or intentional misappropriation of funds and (ii) a voluntary bankruptcy by or with respect to the General Partner, provided that such bad act is not then being disputed or in the process of being cured, the Investor LP will have the right to cause the Partnership to fully redeem all of the Preferred Interests, and the applicable preferred rate will increase by 2%.

If the General Partner and/or the common equity intends to effectuate a change of control, the General Partner must provide at least 45 days’ prior written notice to the Investor LP, and the Investor LP and the General Partner will each have the right to cause the Partnership to fully redeem all of the Preferred Interests effective as of a redemption date, which will be the later of (x) the effective date of such change of control and (y) in the case of a redemption notice delivered by the Investor LP only, five business days after the date of such redemption notice.

The General Partner has the right to cause the Partnership or the applicable subsidiary to sell, exchange or transfer any Mortgaged Property, provided that any such sale, exchange or transfer is for substantially all cash consideration in an arms-length transaction with a third party. If the General Partner exercises its right to cause the Partnership or its applicable subsidiary to sell the Mortgaged Properties, the Preferred Interests have a right of first offer. In addition, any partner that wants to transfer its interests in the Partnership is subject to a right of first offer in favor of the other partner.

If the mortgage lender accelerates the Mortgage Loan or it is otherwise accelerated, and the lender is pursuing default remedies, and the General Partner is not diligently pursuing a workout, the Investor LP will have the right to redeem all the General Partner’s and common equity’s interests and admit a qualified investor transferee as substitute general partner or require the General Partner and common equity to sell their interests in the Partnership. However, the General Partner has the right to negotiate with the lender for a refinancing or workout to cure the default, in which case the Investor LP may not consummate the redemption if the Mortgage Loan is paid in full and discharged, the default is cured or waived, or the General Partner is diligently pursing a workout.

With respect to the City Foundry STL Mortgage Loan (6.3%), in connection with the historic tax credit structure of the Mortgaged Property, the HTC Investor is entitled to receive a 2.00% preferred return on its investment in the Foundry Master Tenant and certain other amounts permitted under its operating agreement; provided that during a cash management trigger period, only a $10,000 annual asset management fee and approved operating expenses will be disbursed to it, and the preferred return will accrue.

With respect to the Historic Row (800 F Street NW) Mortgage Loan (2.7%), a Tide Realty entity (the “Investor”), made a $3,500,000 investment into the borrower through a joint venture with the borrower sponsor (the “JV Entity”). The JV Entity has Class A and Class B members. The Investor is entitled to an 18% cumulative, compounding preferred return on its investment. If monthly cash flow is insufficient, unpaid amounts accrue; provided that nonpayment does not trigger default or a change of control. The initial term is five years, with two six-month extension options. The Investor has typical major decision consent rights, including but not limited to any sale, refinancing, or transfer (except to pay off the preferred equity), and amendments to senior loan documents; provided, however, the Investor cannot force a sale until after the lockout period under the Mortgage Loan documents. Upon an event of default under the Mortgage Loan documents, the Investor may step in, replace the property manager, control bank accounts, exercise voting rights, force a sale, or convert to a controlling equity position. The preferred equity position is personally guaranteed by Norman Jemal, the borrower sponsor and non-recourse carveout guarantor under the Mortgage Loan, and Matthew Jemal.

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Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower (or an affiliate thereof) to incur certain other subordinate indebtedness as described below:

●	With respect to the City Foundry STL Mortgage Loan (6.3%), Foundry MM, which owns 16.3069% of the borrower and also owns Foundry MT Holdco, which in turn owns 1.0% of the Foundry Master Tenant, has incurred a loan in the amount of $6,000,000 from Catalytic Holdings, LLC (the “Arch 2 Park Loan”), a third party lender, secured by a pledge of distributions from the borrower and Foundry MT Holdco to Foundry MM and by a bank account in the name of Foundry MM. The Arch 2 Park loan is co-terminous with the City Foundry STL Mortgage Loan and has an interest rate of 7.10% per annum. The lender under the Arch 2 Park Loan entered into a subordination agreement with the lender under the City Foundry STL Mortgage Loan, which subordinated the Arch 2 Park Loan to the City Foundry STL Mortgage Loan.
●	With respect to the HKB Portfolio Mortgage Loan (5.0%), the related franchisor, Radisson Hospitality, Inc., provided the related borrower with unsecured “key money” loans in the original principal amounts of $1,600,000 (the “Opening Key Money Loan”) and $200,000 (the “Incentive Key Money Loan”, together with the Opening Key Money Loan, the “Key Money Loan”) with a combined outstanding principal balance of $1,242,424.24 in connection with the execution of the related franchise agreement. Pursuant to the franchise agreement, the Key Money Loan will be forgiven without payment at the expiration of the franchise agreement; provided, however, (i) if the franchise agreement is terminated for any reason, the borrower is required to pay the franchisor an amount equal to the unamortized portion of the Key Money Loan and (ii) if the total rooms revenue during any single year at the Mortgaged Property is less than $5,000,000, the borrower is required to repay the franchisor an amount equal to $6,000 in principal of the Opening Key Money Loan for each incremental shortfall of $500,000 in the actual total rooms revenue during such year.
●	With respect to the Residence Inn Walnut Creek Mortgage Loan (2.2%), the related franchisor, MIF, L.L.C., provided the related borrower with an unsecured “key money” loan in the original principal amount of $500,000 with an outstanding principal balance of $400,837.97 (the “Key Money Loan”) in connection with the execution of the related franchise agreement. Pursuant to the franchise agreement, the Key Money Loan will be forgiven without payment at the expiration of the franchise agreement; provided, however, if the franchise agreement is terminated for any reason, the borrower is required to pay the franchisor an amount equal to $1,388.88 multiplied by the number of months then remaining in the term of the franchise agreement (representing the unamortized portion thereof) in addition to any other amounts owed to the franchisor.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the CityCenter (Aria & Vdara) Mortgage Loan, the 400 Arcola Road Mortgage Loan, the City Foundry STL Mortgage Loan, the HKB Portfolio Mortgage Loan, the Seneca One Mortgage Loan, the Haven Leased Fee Portfolio Mortgage Loan, the Crossroads I, II, & IV Mortgage Loan, the Torrey Heights Mortgage Loan, the 535 & 545 5th Avenue Mortgage Loan, the Del Rey Campus Mortgage Loan, the Marriott Monterey Mortgage Loan and the Project Broadview Mortgage Loan is part of a Whole Loan consisting of such Mortgage Loan and the related Pari Passu Companion Loan(s) and/or in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the

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“Companion Loan Holder” or “Companion Loan Holders”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“AB Whole Loan” means the CityCenter (Aria & Vdara) Whole Loan, the Seneca One Whole Loan and the Torrey Heights Whole Loan.

“Benchmark 2026-V20 PSA” means the pooling and servicing agreement governing the servicing of the 535 & 545 5th Avenue Whole Loan and the Project Broadview Whole Loan.

“BX 2025-ARIA TSA” means the trust and servicing agreement governing the servicing of the CityCenter (Aria & Vdara) Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan related to which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the related Servicing Shift PSA entered into in connection with such securitization. GSMC (or its affiliate) is currently the holder of the “Controlling Companion Loan” with respect to the Marriott Monterey Whole Loan. GSMC (or its affiliate) is currently the holder of the “Controlling Companion Loan” with respect to the Del Rey Campus Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan.

“Non-Serviced Certificate Administrator” means, with respect to any Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Co-Lender Agreement” means, with respect to any Non-Serviced Whole Loan, the related Co-Lender Agreement.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

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“Non-Serviced Custodian” means with respect to any Non-Serviced Whole Loan, the custodian (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Directing Holder” means, with respect to any Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to any Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, after the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” (or “Servicing Shift” after the related Servicing Shift Securitization Date) under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans and no Subordinate Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan.

“Non-Serviced PSA” means each of the pooling and servicing agreements or trust and servicing agreements, as applicable, identified under the column titled “Non-Serviced PSA/TSA” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means, with respect to any Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans, the Non-Serviced AB Whole Loans and, after the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loans.

“Seneca One Subordinate Companion Loan” means, with respect to the Seneca One Whole Loan, Note B.

“Serviced AB Mortgage Loan” means the Seneca One Mortgage Loan.

“Serviced AB Whole Loan” means the Seneca One Whole Loan.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan.

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“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” (or “Servicing Shift” prior to the related Servicing Shift Securitization Date) under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans and no Serviced Subordinate Companion Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan.

“Serviced Subordinate Companion Loan” means the Seneca One Subordinate Companion Loan.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement governing the servicing of such Servicing Shift Whole Loan following the related Servicing Shift Securitization Date.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Controlling Companion Loan.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means with respect to any AB Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Co-Lender Agreement.

“TORY 2026-HGTS TSA” means the trust and servicing agreement governing the servicing of the Torrey Heights Whole Loan.

“WFCM 2026-5C8 PSA” means the pooling and servicing agreement expected to govern the servicing of the Haven Leased Fee Portfolio Whole Loan.

“Whole Loan” means each of the CityCenter (Aria & Vdara) Whole Loan, the 400 Arcola Road Whole Loan, the City Foundry STL Whole Loan, the HKB Portfolio Whole Loan, the Seneca One Whole Loan, the Haven leased Fee Portfolio Whole Loan, the Crossroads I, II, & IV Whole Loan, the Torrey Heights Whole Loan, the 535 & 545 5th Avenue Whole Loan, the Marriott Monterey Whole Loan, the Del Rey Campus Whole Loan and the Project Broadview Whole Loan, as the context may require and as applicable.

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The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
CityCenter (Aria & Vdara)	$95,000,000	7.9%	$2,452,800,000	$902,200,000	36.2%	49.1%	4.46x	3.28x
400 Arcola Road	$90,000,000	7.5%	$60,000,000	NAP	64.7%	64.7%	1.28x	1.28x
City Foundry STL	$75,000,000	6.3%	$22,000,000	NAP	60.9%	60.9%	1.46x	1.46x
HKB Portfolio	$60,000,000	5.0%	$19,500,000	NAP	61.2%	61.2%	1.75x	1.75x
Seneca One	$51,000,000	4.3%	$20,000,000	$14,000,000	42.3%	50.6%	2.20x	1.33x
Haven Leased Fee Portfolio	$50,000,000	4.2%	$110,000,000	NAP	75.9%	75.9%	1.10x	1.10x
Crossroads I, II, & IV	$33,500,000	2.8%	$20,000,000	NAP	67.5%	67.5%	1.57x	1.57x
Torrey Heights	$30,000,000	2.5%	$336,500,000	$98,500,000	50.7%	64.3%	2.11x	1.61x
535 & 545 5th Avenue	$29,983,871	2.5%	$279,849,462	NAP	63.2%	63.2%	1.30x	1.30x
Del Rey Campus	$25,000,000	2.1%	$55,000,000	NAP	60.4%	60.4%	1.57x	1.57x
Marriott Monterey	$25,000,000	2.1%	$50,000,000	NAP	52.4%	52.4%	2.41x	2.41x
Project Broadview	$24,437,800	2.0%	$155,000,000	NAP	59.6%	59.6%	1.79x	1.79x

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding the related Subordinate Companion Loan(s), any related mezzanine loan(s) and any other subordinate indebtedness.
(3)	Calculated including the related Pari Passu Companion Loan(s) and the related Subordinate Companion Loan(s) but excluding any related mezzanine loan(s) and any other subordinate indebtedness.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA/TSA(1)	Note Name	Control Note / Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
CityCenter (Aria & Vdara)	Non-Serviced	BX 2025-ARIA	A-1	Control Note	Pari Passu	$779,120,000	BX 2025-ARIA
			A-2	Non-Control Note	Pari Passu	$389,560,000	BX 2025-ARIA
			A-3	Non-Control Note	Pari Passu	$389,560,000	BX 2025-ARIA
			A-4	Non-Control Note	Pari Passu	$389,560,000	BX 2025-ARIA
			A-5-1	Non-Control Note	Pari Passu	$54,000,000	JPMCB
			A-5-2	Non-Control Note	Pari Passu	$2,000,000	JPMCB
			A-6	Non-Control Note	Pari Passu	$40,000,000	BMO 2025-5C13
			A-7	Non-Control Note	Pari Passu	$48,000,000	BANK5 2026-5YR20
			A-8	Non-Control Note	Pari Passu	$48,000,000	BANK5 2026-5YR20
			A-9-1	Non-Control Note	Pari Passu	$35,000,000	WFCM 2026-5C8
			A-9-2	Non-Control Note	Pari Passu	$13,000,000	JPMCB
			A-10	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2026-V21
			A-11	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2026-5C40
			A-12	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2026-V20
			A-13	Non-Control Note	Pari Passu	$20,000,000	WFCM 2026-5C8
			A-14	Non-Control Note	Pari Passu	$20,000,000	WFCM 2026-5C8
			A-15	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2026-5C40
			A-16	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2026-V20
			A-17	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2026-V21
			A-18-1	Non-Control Note	Pari Passu	$17,500,000	GACC
			A-18-2	Non-Control Note	Pari Passu	$7,500,000	Benchmark 2026-V21
			A-19	Non-Control Note	Pari Passu	$20,000,000	GACC
			A-20-1	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2026-V20
			A-20-2-1	Non-Control Note	Pari Passu	$22,500,000	GS Bank
			A-20-2-2	Non-Control Note	Pari Passu	$2,500,000	Benchmark 2026-V21
			A-21	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2026-V21
			A-22	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2026-5C40
			A-23	Non-Control Note	Pari Passu	$10,000,000	GS Bank
			A-24	Non-Control Note	Pari Passu	$5,000,000	GS Bank
			B-1	Non-Control Note	Subordinate	$360,880,000	BX 2025-ARIA
			B-2	Non-Control Note	Subordinate	$180,440,000	BX 2025-ARIA
			B-3	Non-Control Note	Subordinate	$180,440,000	BX 2025-ARIA
			B-4	Non-Control Note	Subordinate	$180,440,000	BX 2025-ARIA
400 Arcola Road	Serviced	NAP	A-1	Control Note	Pari Passu	$60,000,000	Benchmark 2026-V21
			A-2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2026-V21
			A-3	Non-Control Note	Pari Passu	$35,000,000	GS Bank
			A-4	Non-Control Note	Pari Passu	$15,000,000	GS Bank
			A-5	Non-Control Note	Pari Passu	$10,000,000	GS Bank
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Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA/TSA(1)	Note Name	Control Note / Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
City Foundry STL	Serviced	NAP	A-1	Control Note	Pari Passu	$75,000,000	Benchmark 2026-V21
			A-2	Non-Control Note	Pari Passu	$22,000,000	CREFI
HKB Portfolio	Serviced	NAP	A-1	Control Note	Pari Passu	$60,000,000	Benchmark 2026-V21
			A-2	Non-Control Note	Pari Passu	$19,500,000	BCREI
Seneca One	Serviced	NAP	A-1	Control Note(2)	Pari Passu	$51,000,000	Benchmark 2026-V21
			A-2	Non-Control Note	Pari Passu	$20,000,000	BMO
			B	Control Note(2)	Subordinate	$14,000,000	Torchlight Affiliate
Haven Leased Fee	Non-Serviced	WFCM 2026-5C8(3)	A-1-1	Control Note	Pari Passu	$40,000,000	WFCM 2026-5C8(3)
			A-1-2	Non-Control Note	Pari Passu	$28,000,000	Benchmark 2026-V21
			A-1-3	Non-Control Note	Pari Passu	$22,000,000	Benchmark 2026-V21
			A-1-4	Non-Control Note	Pari Passu	$15,000,000	GS Bank
			A-1-5	Non-Control Note	Pari Passu	$7,000,000	GS Bank
			A-2-1-1	Non-Control Note	Pari Passu	$10,000,000	MSMCH
			A-2-1-2	Non-Control Note	Pari Passu	$10,000,000	MSMCH
			A-2-2	Non-Control Note	Pari Passu	$20,000,000	MSMCH
			A-2-3	Non-Control Note	Pari Passu	$8,000,000	MSMCH
Crossroads I, II & IV	Serviced	NAP	A-1	Control Note	Pari Passu	$33,500,000	Benchmark 2026-V21
			A-2	Non-Control Note	Pari Passu	$20,000,000	GS Bank
Torrey Heights	Non-Serviced	TORY 2026-HGTS	A-1	Control Note	Pari Passu	$144,900,000	TORY 2026-HGTS
			A-2	Non-Control Note	Pari Passu	$48,300,000	TORY 2026-HGTS
			A-3	Non-Control Note	Pari Passu	$48,300,000	TORY 2026-HGTS
			A-4-1	Non-Control Note	Pari Passu	$42,000,000	BANK5 2026-5YR20
			A-4-2	Non-Control Note	Pari Passu	$8,000,000	JPMCB
			A-5	Non-Control Note	Pari Passu	$25,000,000	JPMCB
			A-6-1	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2026-V21
			A-6-2	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2026-V20
			A-7	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2026-V21
			A-8	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2026-V20
			B-1	Non-Control Note	Subordinate	$59,100,000	TORY 2026-HGTS
			B-2	Non-Control Note	Subordinate	$19,700,000	TORY 2026-HGTS
			B-3	Non-Control Note	Subordinate	$19,700,000	TORY 2026-HGTS
535 & 545 5th Avenue Mortgage Loan	Non-Serviced	Benchmark 2026-V20	A-1	Control Note	Pari Passu	$74,959,677	Benchmark 2026-V20
			A-2	Non-Control Note	Pari Passu	$49,973,118	DBRI
			A-3	Non-Control Note	Pari Passu	$25,986,022	BBCMS 2025-5C40
			A-4	Non-Control Note	Pari Passu	$14,991,935	Benchmark 2026-V21
			A-5	Non-Control Note	Pari Passu	$14,991,935	Benchmark 2026-V21
			A-6	Non-Control Note	Pari Passu	$9,994,624	DBRI
			A-7	Non-Control Note	Pari Passu	$8,995,161	DBRI
			A-8	Non-Control Note	Pari Passu	$39,978,495	SGFC
			A-9	Non-Control Note	Pari Passu	$24,986,559	SGFC
			A-10	Non-Control Note	Pari Passu	$19,989,247	SGFC
			A-11	Non-Control Note	Pari Passu	$13,992,473	BBCMS 2026-5C40
			A-12	Non-Control Note	Pari Passu	$10,994,086	SGFC
Del Rey Campus	Servicing Shift(4)	NAP	A-1	Control Note	Pari Passu	$55,000,000	GS Bank
			A-2	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2026-V21
Marriott Monterey	Servicing Shift(4)	NAP	A-1	Control Note	Pari Passu	$50,000,000	GS Bank
			A-2	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2026-V21
Project Broadview	Non-Serviced	Benchmark 2026-V20	A-1	Control Note	Pari Passu	$80,000,000	Benchmark 2026-V20
			A-2	Non-Control Note	Pari Passu	$50,000,000	GS Bank
			A-3	Non-Control Note	Pari Passu	$25,000,000	GS Bank
			A-4	Non-Control Note	Pari Passu	$24,437,800	Benchmark 2026-V21

(1)	The identification of a “Non-Serviced PSA/TSA” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus, or preliminary offering circular or final offering circular, as applicable, has printed, or otherwise based on publicly available information, and that has included, or is expected to include, the related controlling note for such whole loan.
(2)	The Seneca One Control Note may become a Non-Control Note if a control appraisal period has occurred and is continuing with respect to the Seneca One Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Seneca One Whole Loan”.
(3)	The WFCM 2026-5C8 securitization is expected to close on or about March 5, 2026.
(4)	From and after the related Servicing Shift Securitization Date, each of the Marriott Monterey Mortgage Loan and the Del Rey Campus Mortgage Loan will be serviced pursuant to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Co-Lender Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special

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servicer, at its option in emergency situations, may) make Property Protection Advances in respect of the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Property Protection Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs, fees and expenses (such as a pro rata share of a Property Protection Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loans), the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

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Control Rights with respect to the Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Holder appointed by the Controlling Class pursuant to the PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to the related Servicing Shift Whole Loan, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of such “Controlling Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Co-Lender Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, a related Non-Control Note will be included in the issuing entity, and, prior to the related Servicing Shift Securitization Date, pursuant to the PSA, the Controlling Class Representative appointed by the Controlling Class, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights, if any, of the Non-Controlling Holder under the related Co-Lender Agreement.

The master servicer or the special servicer, as the case may be, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

Such consultation right will generally expire in a specified period (generally five or ten business days) (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such specified period (generally five or ten business days) will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned specified period (generally five or ten business days).

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In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided that such consent will not be required if the related Non-Controlling Holder is a borrower or an affiliate thereof) unless special servicer has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Co-Lender Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make property protection advances (or equivalent term) in respect of the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a property protection advance (or equivalent term) would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make property protection advances (or equivalent term) with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the material servicing terms of the Non-Serviced PSAs.

With respect to each Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

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Co-Lender Agreement

The Co-Lender Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.
●	Any losses, liabilities, claims, fees, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan (other than any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled to (i) direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing holder (or equivalent party) under the related Non-Serviced PSA, (ii) consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Co-Lender Agreement.

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Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party)) with respect to such securitization (or other designated party under the related Non-Serviced PSA) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Co-Lender Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including each Servicing Shift Whole Loan on and after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Controlling Class Representative, if no Consultation Termination Event is continuing, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, pursuant to the related Co-Lender Agreement, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire five or ten business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such five or ten business day (or 30-day) period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the related Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably

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acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event (or analogous term) under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The related Non-Serviced Custodian is expected to be the custodian of the mortgage file with respect to each Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the related Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (or its representative under the related pooling and servicing agreement) (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The CityCenter (Aria & Vdara) Whole Loan

General

The CityCenter (Aria & Vdara) Mortgage Loan (7.9%) is part of a split loan structure comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—The Whole Loans—General”, including (a) the CityCenter (Aria & Vdara) Mortgage Loan, which is comprised of five senior promissory notes designated as Note A-10, Note A-17, Note A-18-2, Note A-20-2-2 and Note A-21, with an aggregate principal balance as of the Cut-off Date of $95,000,000, (b) four senior promissory notes, designated as Note A-1, Note A-2, Note A-3 and Note A-4, held by BX Trust 2025-ARIA (the “BX 2025-ARIA Trust”), with an aggregate principal balance as of the Cut-off Date of $1,947,800,000 (collectively, the “CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans”), (c) twenty senior promissory notes, designated as Note A-5-1, Note A-5-2, Note A-6, Note A-7, Note A-8, Note A-9-1, Note A-9-2, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note A-18-1, Note A-19, Note A-20-1, Note A-20-2-1, Note A-22, Note A-23 and Note A-24, with an aggregate principal balance as of the Cut-off Date of $505,000,000 (collectively, the “CityCenter (Aria & Vdara) Non-SASB Pari Passu Companion Loans”), and (d) four subordinate promissory notes, designated as Note B-

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1, Note B-2, Note B-3 and Note B-4, held by the BX 2025-ARIA Trust, with an aggregate principal balance as of the Cut-off Date of $902,200,000 (collectively, the “CityCenter (Aria & Vdara) Subordinate Companion Loans”).

The CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans and the CityCenter (Aria & Vdara) Subordinate Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) SASB Loans”. The CityCenter (Aria & Vdara) Mortgage Loan and the CityCenter (Aria & Vdara) Non-SASB Pari Passu Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Non-SASB Senior Loans” or the “CityCenter (Aria & Vdara) Non-SASB Loans”. The CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans and the CityCenter (Aria & Vdara) Non-SASB Senior Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Senior Loans”. The CityCenter (Aria & Vdara) Senior Loans and the CityCenter (Aria & Vdara) Subordinate Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Loans” or the “CityCenter (Aria & Vdara) Whole Loan”. The CityCenter (Aria & Vdara) Senior Loans (other than the CityCenter (Aria & Vdara) Mortgage Loan) and the CityCenter (Aria & Vdara) Subordinate Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Companion Loans”. The CityCenter (Aria & Vdara) Senior Loans are generally pari passu in right of payment with each other. The CityCenter (Aria & Vdara) Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the CityCenter (Aria & Vdara) Senior Loans.
As of the Closing Date, the interest rate of the CityCenter (Aria & Vdara) Mortgage Loan is 6.07880916113333%, which represents the interest rate of CityCenter (Aria & Vdara) Component A-C, and the weighted average interest rate of the CityCenter (Aria & Vdara) Whole Loan is 5.29420%.

Each holder of a promissory note evidencing a portion of the CityCenter (Aria & Vdara) Whole Loan is referred to herein as a “CityCenter (Aria & Vdara) Noteholder”, each holder of a promissory note evidencing a CityCenter (Aria & Vdara) Senior Loan is referred to herein as a “CityCenter (Aria & Vdara) Senior Noteholder”, and each holder of a CityCenter (Aria & Vdara) Subordinate Companion Loan is referred to herein as a “CityCenter (Aria & Vdara) Subordinate Noteholder”, and each holder of a CityCenter (Aria & Vdara) Non-SASB Senior Loan is referred to herein as a “CityCenter (Aria & Vdara) Non-SASB Noteholder” . Each such promissory note is secured by the same mortgage instrument on the same underlying portfolio Mortgaged Property, and such promissory notes have an aggregate principal balance as of the Cut-off Date of $3,450,000,000. The CityCenter (Aria & Vdara) Noteholders are subject to the terms of a co-lender agreement (the “CityCenter (Aria & Vdara) Co-Lender Agreement”) governing the servicing and administration of the CityCenter (Aria & Vdara) Whole Loan.

Pursuant to the loan documents governing the CityCenter (Aria & Vdara) Whole Loan, each promissory note evidencing a portion of the Whole Loan is deemed to be comprised of one or more components (each, a “CityCenter (Aria & Vdara) Component”) as follows: (i) the promissory notes evidencing the CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans comprise “CityCenter (Aria & Vdara) Component A”, (ii) the promissory notes evidencing the CityCenter (Aria & Vdara) Non-SASB Senior Loans comprise “CityCenter (Aria & Vdara) Component A-C” and (iii) the promissory notes evidencing the CityCenter (Aria & Vdara) Subordinate Companion Loans comprise “CityCenter (Aria & Vdara) Component B” and “CityCenter (Aria & Vdara) Component C”. The related loan documents provide that the interest rate of CityCenter (Aria & Vdara) Component A is 5.033966900% per annum, the interest rate of CityCenter (Aria & Vdara) Component A-C is 6.07880916113333% per annum, the interest rate of CityCenter (Aria & Vdara) Component B is 5.179934000% per annum, and the interest rate of CityCenter (Aria & Vdara) Component C is 5.520211000% per annum.

Only the CityCenter (Aria & Vdara) Mortgage Loan is included in the issuing entity. The CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans and the CityCenter (Aria & Vdara) Subordinate Companion Loans have been contributed to the BX 2025-ARIA Trust, which is governed by a trust and servicing agreement (the “BX 2025-ARIA TSA”). The CityCenter (Aria & Vdara) Non-SASB Senior Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations in the future; however, the holders of unsecuritized CityCenter (Aria & Vdara) Non-SASB Senior Loans are under no obligation to do so.

The following summaries describe certain provisions of the CityCenter (Aria & Vdara) Co-Lender Agreement.

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Servicing

The CityCenter (Aria & Vdara) Co-Lender Agreement provides that the administration of the CityCenter (Aria & Vdara) Whole Loan will be governed by the CityCenter (Aria & Vdara) Co-Lender Agreement and the BX 2025-ARIA TSA. The CityCenter (Aria & Vdara) Whole Loan and any related foreclosed CityCenter (Aria & Vdara) Mortgaged Property will be serviced and administered under the BX 2025-ARIA TSA by the master servicer acting thereunder (the “BX 2025-ARIA Master Servicer”) or (if the CityCenter (Aria & Vdara) Whole Loan becomes a specially serviced loan thereunder) by the special servicer acting thereunder (the “BX 2025-ARIA Special Servicer”). The BX 2025-ARIA Master Servicer and the BX 2025-ARIA Special Servicer will be required to service and administer the CityCenter (Aria & Vdara) Whole Loan in accordance with the applicable accepted servicing practices under the BX 2025-ARIA TSA, taking into account the interests of the certificateholders under the BX 2025-ARIA TSA, the owners of the vertical risk retention interests issued under the BX 2025-ARIA TSA, and the CityCenter (Aria & Vdara) Non-SASB Noteholders.

Custody of the Mortgage File

Computershare Trust Company, National Association, is the custodian of the mortgage file related to the CityCenter (Aria & Vdara) Whole Loan (other than any promissory notes not contributed to the BX 2025-ARIA Trust).

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the CityCenter (Aria & Vdara) Mortgage Loan (but not on the CityCenter (Aria & Vdara) Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the CityCenter (Aria & Vdara) Mortgage Loan. Principal and interest advances in respect of the CityCenter (Aria & Vdara) Companion Loans and property protection advances in respect of the CityCenter (Aria & Vdara) Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

All amounts tendered by the related borrowers or otherwise available for payment on or with respect to or in connection with the CityCenter (Aria & Vdara) Whole Loan or the CityCenter (Aria & Vdara) Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the CityCenter (Aria & Vdara) Whole Loan or insurance proceeds or condemnation proceeds (other than (1) proceeds, awards or settlements to be applied to the restoration or repair of the CityCenter (Aria & Vdara) Mortgaged Property or released to the borrowers in accordance with the terms of the CityCenter (Aria & Vdara) Whole Loan documents, to the extent permitted by the REMIC provisions, (2) all amounts for required reserves or escrows required by the CityCenter (Aria & Vdara) Whole Loan documents (to the extent and in accordance with the terms of the CityCenter (Aria & Vdara) Whole Loan documents) to be held as reserves or escrows, (3) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable under the BX 2025-ARIA TSA to the BX 2025-ARIA Master Servicer or any master servicer with respect to a securitization trust holding any portion of a CityCenter (Aria & Vdara) Non-SASB Senior Loan (any such trust, a “CityCenter (Aria & Vdara) Non-SASB Securitization Trust”), (4) penalty charges and all amounts that are then due, payable or reimbursable to any of the BX 2025-ARIA Master Servicer, the certificate administrator under the BX 2025-ARIA TSA (the “BX 2025-ARIA Certificate Administrator”) or the trustee under the BX 2025-ARIA TSA (the “BX 2025-ARIA Trustee”) with respect to the CityCenter (Aria & Vdara) Whole Loan pursuant to the BX 2025-ARIA TSA (including, without limitation, reimbursement of servicing advances and administrative advances with respect to the CityCenter (Aria & Vdara) Whole Loan and principal and interest advances on the CityCenter (Aria & Vdara) SASB Loans and interest thereon) and (5) any amounts that are then due and payable or reimbursable to any master

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servicer or trustee with respect to a CityCenter (Aria & Vdara) Non-SASB Securitization Trust in respect of any principal and interest advances and interest thereon in respect of any CityCenter (Aria & Vdara) Non-SASB Senior Loan (pursuant to any Non-Serviced PSA) will be applied and distributed by the BX 2025-ARIA Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the BX 2025-ARIA TSA):

(i)	first, to pay accrued and unpaid interest on the CityCenter (Aria & Vdara) Senior Loans (on a pro rata and pari passu basis) (other than default interest) to each CityCenter (Aria & Vdara) Senior Noteholder in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;
(ii)	second, to each CityCenter (Aria & Vdara) Senior Noteholder (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;
(iii)	third, to each CityCenter (Aria & Vdara) Senior Noteholder (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CityCenter (Aria & Vdara) Senior Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (CityCenter (Aria & Vdara))” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to such CityCenter (Aria & Vdara) Senior Noteholder, such amount to be allocated to such CityCenter (Aria & Vdara) Senior Noteholder (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such CityCenter (Aria & Vdara) Senior Noteholder;
(iv)	fourth, to pay accrued and unpaid interest on the CityCenter (Aria & Vdara) Subordinate Companion Loans (on a pro rata and pari passu basis) (other than default interest) to each CityCenter (Aria & Vdara) Subordinate Noteholder, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;
(v)	fifth, to each CityCenter (Aria & Vdara) Subordinate Noteholder (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;
(vi)	sixth, to each CityCenter (Aria & Vdara) Subordinate Noteholder (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CityCenter (Aria & Vdara) Subordinate Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (CityCenter (Aria & Vdara))” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each CityCenter (Aria & Vdara) Subordinate Companion Loan, such amount to be allocated to such CityCenter (Aria & Vdara) Subordinate Noteholder (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such CityCenter (Aria & Vdara) Subordinate Noteholder;
(vii)	seventh, to pay yield maintenance premiums then due and payable in respect of first, the CityCenter (Aria & Vdara) Senior Loans (on a pro rata and pari passu basis) (and to their related CityCenter (Aria & Vdara) Components) and second, the CityCenter (Aria & Vdara) Subordinate Companion Loans (on a pro rata and pari passu basis) (and, as relates to any such amounts allocated to the CityCenter (Aria & Vdara) Subordinate Companion Loans, first to CityCenter (Aria & Vdara) Component B up to an amount payable in respect of CityCenter (Aria & Vdara) Component B under the terms of the related loan agreement, and then to CityCenter (Aria & Vdara) Component C up to an
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amount payable in respect of CityCenter (Aria & Vdara) Component C under the terms of the related loan agreement, in that order);

(viii)	eighth, to pay default interest and late payment charges then due and owing under the CityCenter (Aria & Vdara) Whole Loan, all of which will be applied in accordance with the BX 2025-ARIA TSA and the CityCenter (Aria & Vdara) Co-Lender Agreement; and
(ix)	ninth, if any excess amount is available to be distributed in respect of the CityCenter (Aria & Vdara) Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount will be paid pro rata to each CityCenter (Aria & Vdara) Senior Noteholder and CityCenter (Aria & Vdara) Subordinate Noteholder based on their principal balances prior to the application of payments in accordance with the foregoing clauses (i)-(viii).

All payments of principal in respect of each CityCenter (Aria & Vdara) Loan will be applied to the corresponding CityCenter (Aria & Vdara) Components of such CityCenter (Aria & Vdara) Loan in accordance with the terms of the related loan agreement in Component Sequential Order.

All expenses and losses relating to the CityCenter (Aria & Vdara) Whole Loan and the CityCenter (Aria & Vdara) Mortgaged Property, including without limitation losses of principal and interest, property protection advances, interest on such advances, special servicing fees, liquidation fees and workout fees, appraisal reduction amounts and certain other trust expenses, in respect of each CityCenter (Aria & Vdara) Loan, will be allocated to the CityCenter (Aria & Vdara) Loans in Reverse Sequential Order (CityCenter (Aria & Vdara)) and to the corresponding CityCenter (Aria & Vdara) Components in Component Reverse Sequential Order; provided, however, that all principal and interest advances will be reimbursed pro rata and pari passu among the CityCenter (Aria & Vdara) Loans without regard to the subordination of each CityCenter (Aria & Vdara) Subordinate Companion Loan as set forth in the CityCenter (Aria & Vdara) Co-Lender Agreement. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the CityCenter (Aria & Vdara) Whole Loan (and correspondingly any CityCenter (Aria & Vdara) Loan) will be reimbursed to the CityCenter (Aria & Vdara) Loans in Sequential Order (CityCenter (Aria & Vdara)) and to the corresponding CityCenter (Aria & Vdara) Components of such CityCenter (Aria & Vdara) Loan in Component Sequential Order after all amounts of interest and principal have otherwise been paid in full on such CityCenter (Aria & Vdara) Loan.

“Component Sequential Order” means (i) with respect to each CityCenter (Aria & Vdara) Senior Loan, (a) in the case of each CityCenter (Aria & Vdara) SASB Pari Passu Companion Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) in the case of each CityCenter (Aria & Vdara) Non-SASB Senior Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A-C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (ii) with respect to each CityCenter (Aria & Vdara) Subordinate Companion Loan, (a) first, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component B, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) second, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero.

“Sequential Order (CityCenter (Aria & Vdara))” means (a) first, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Senior Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Senior Loan is reduced to zero and (b) second, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Subordinate Companion Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Subordinate Companion Loan is reduced to zero.

“Component Reverse Sequential Order” means (i) with respect to each CityCenter (Aria & Vdara) Subordinate Companion Loan, (a) first, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) second, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component

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B, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (ii) with respect to each CityCenter (Aria & Vdara) Senior Loan, (a) in the case of each CityCenter (Aria & Vdara) Non-SASB Senior Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A-C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) in the case of each CityCenter (Aria & Vdara) SASB Pari Passu Companion Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero.

“Reverse Sequential Order (CityCenter (Aria & Vdara))” means (a) first, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Subordinate Companion Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Subordinate Companion Loan is reduced to zero and (b) second, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Senior Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Senior Loan is reduced to zero.

Prior to calculating any amount of interest or principal due to the CityCenter (Aria & Vdara) Noteholders pursuant to clauses (i)-(ix) above, the BX 2025-ARIA Master Servicer will reduce, in Reverse Sequential Order (CityCenter (Aria & Vdara)), the principal balances of the CityCenter (Aria & Vdara) Loans by any realized loss with respect to the CityCenter (Aria & Vdara) Whole Loan.

Notwithstanding anything to the contrary in the CityCenter (Aria & Vdara) Co-Lender Agreement, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the CityCenter (Aria & Vdara) Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and loan documents must be allocated to reduce the principal balance of the CityCenter (Aria & Vdara) Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to-value ratio of the CityCenter (Aria & Vdara) Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

Each CityCenter (Aria & Vdara) Non-SASB Noteholder agrees to pay its pro rata share of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any trust fund expenses under the BX 2025-ARIA TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the CityCenter (Aria & Vdara) Whole Loan (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any rating agency confirmation) in accordance with the BX 2025-ARIA TSA and the CityCenter (Aria & Vdara) Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrowers for payment of such amounts and any principal and interest collections allocable to the CityCenter (Aria & Vdara) Subordinate Companion Loans have been applied to pay such amounts. Any such amounts paid by the CityCenter (Aria & Vdara) Non-SASB Noteholders pursuant to this paragraph will be reimbursed thereto on a pro rata and pari passu basis, in accordance with the unreimbursed portion of such amounts paid by each such CityCenter (Aria & Vdara) Noteholder, prior to any subsequent amounts being paid under the CityCenter (Aria & Vdara) Co-Lender Agreement in respect of any CityCenter (Aria & Vdara) Subordinate Companion Loans.

In the event that the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer has determined that expected proceeds of the CityCenter (Aria & Vdara) Whole Loan or any foreclosed CityCenter (Aria & Vdara) Mortgaged Property would be insufficient for reimbursement of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate, (ii) any indemnification amounts and (iii) any other trust fund expenses under the BX 2025-ARIA TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the CityCenter (Aria & Vdara) Whole Loan or CityCenter (Aria & Vdara) Mortgaged Property (including, without, limitation, any fees, costs and expenses related to obtaining any rating agency confirmation), and any collections allocable to the CityCenter (Aria & Vdara) Subordinate Companion Loans have been applied to pay such amounts, each of the CityCenter (Aria & Vdara) Non-SASB Noteholders will be required to, promptly following notice from the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, pay the BX 2025-ARIA Master Servicer, the BX 2025-ARIA

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Special Servicer, the BX 2025-ARIA Certificate Administrator, the BX 2025-ARIA Trustee or the BX 2025-ARIA Trust, as applicable, such CityCenter (Aria & Vdara) Non-SASB Noteholder’s pro rata share of the insufficiency from general collections on the other mortgage loans in the securitization of the related CityCenter (Aria & Vdara) Non-SASB Loan.

Penalty charges paid in respect of the CityCenter (Aria & Vdara) Whole Loan will be used (i) to the extent set forth in the BX 2025-TSA, (a) to pay the parties to any securitization of a CityCenter (Aria & Vdara) Loan for any advances and any interest accrued thereon, and (b) to pay certain other expenses (including special servicing fees, unpaid work-out fees and liquidation fees) incurred with respect to the CityCenter (Aria & Vdara) Whole Loan and (ii) (a) in the case of the remaining amount of penalty charges allocable to any CityCenter (Aria & Vdara) SASB Loan, to pay the BX 2025-ARIA Master Servicer and/or the BX 2025-ARIA Special Servicer as additional servicing compensation as provided in the BX 2025-ARIA TSA and (b) in the case of the remaining amount of penalty charges allocable to any CityCenter (Aria & Vdara) Non-SASB Loan, to pay, (x) prior to the securitization of such CityCenter (Aria & Vdara) Non-SASB Loan, the related CityCenter (Aria & Vdara) Senior Noteholder and (y) following the securitization of such CityCenter (Aria & Vdara) Non-SASB Loan, the related Non-Serviced Master Servicer and/or the related Non-Serviced Special Servicer as additional servicing compensation as provided in the BX 2025-ARIA TSA.

Consultation and Control

The CityCenter (Aria & Vdara) Co-Lender Agreement provides that the controlling class or any other party assigned the right to exercise the rights of the “Controlling Holder” under the CityCenter (Aria & Vdara) Co-Lender Agreement will have certain control rights set forth in the BX 2025-ARIA TSA.

Pursuant to the CityCenter (Aria & Vdara) Co-Lender Agreement, neither the BX 2025-ARIA Trust as the “Controlling Holder” or the directing certificateholder under the BX 2025-ARIA TSA (the “BX 2025-ARIA Directing Certificateholder”), as representative of the “Controlling Holder” will have liability to the CityCenter (Aria & Vdara) Non-SASB Noteholders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the CityCenter (Aria & Vdara) Co-Lender Agreement or the BX 2025-ARIA TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The BX 2025-ARIA Directing Certificateholder will be entitled to advise (1) the BX 2025-ARIA Special Servicer with respect to all major decision set forth in the BX 2025-ARIA TSA related to a specially serviced whole loan pursuant to the BX 2025-ARIA TSA and (2) the BX 2025-ARIA Special Servicer with respect to all major decisions set forth in the BX 2025-ARIA TSA for which the BX 2025-ARIA Master Servicer must obtain the consent or deemed consent of the BX 2025-ARIA Special Servicer, and except as described below: (i) the BX 2025-ARIA Master Servicer will not be permitted to implement any such major decisions unless it has obtained the prior consent of the BX 2025-ARIA Special Servicer; and (ii) prior to a control event under the BX 2025-ARIA TSA, the BX 2025-ARIA Special Servicer will not be permitted to consent to the BX 2025-ARIA Master Servicer’s implementing any such major decisions nor will the BX 2025-ARIA Special Servicer itself be permitted to implement any such major decision as to which the BX 2025-ARIA Directing Certificateholder has objected in writing within 10 business days after receipt of the written analysis and such additional information requested by the BX 2025-ARIA Directing Certificateholder as may be necessary in the reasonable judgment of the BX 2025-ARIA Directing Certificateholder in order to make a judgment with respect to such Major Decision. The BX 2025-ARIA Directing Certificateholder may also direct the BX 2025-ARIA Special Servicer to take, or to refrain from taking, such other actions with respect to the CityCenter (Aria & Vdara) Whole Loan as the BX 2025-ARIA Directing Certificateholder may deem advisable.

In the event that the BX 2025-ARIA Special Servicer or the BX 2025-ARIA Master Servicer (if the BX 2025-ARIA Master Servicer is otherwise authorized by the BX 2025-ARIA TSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of, or consultation with, the BX 2025-ARIA Directing Certificateholder is necessary to protect the interests of the CityCenter (Aria & Vdara) Noteholders (as a collective whole) and the BX 2025-ARIA Special Servicer has made a reasonable effort to contact the BX 2025-ARIA

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Directing Certificateholder, the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as the case may be, may take any such action without waiting for the BX 2025-ARIA Directing Certificateholder’s response.

Pursuant to the CityCenter (Aria & Vdara) Co-Lender Agreement, the BX 2025-ARIA Special Servicer will be required (1) to provide to each CityCenter (Aria & Vdara) Non-SASB Noteholder or its representative (provided that the BX 2025-ARIA Special Servicer does not have knowledge that such CityCenter (Aria & Vdara) Non-SASB Noteholder is a borrower affiliate) (i) notice, information and reports with respect to any such major decisions (similar to such notice, information and reports it is required to deliver to the BX 2025-ARIA Directing Certificateholder pursuant to the BX 2025-ARIA TSA) (for this purpose, without regard to whether such items are actually required to be provided to the BX 2025-ARIA Directing Certificateholder under the BX 2025-ARIA TSA due to the occurrence of a control event or a consultation termination event under the BX 2025-ARIA TSA) and (ii) a summary of the asset status report relating to the CityCenter (Aria & Vdara) Whole Loan (at the same time as it is required to deliver to the BX 2025-ARIA Directing Certificateholder pursuant to the BX 2025-ARIA TSA) (for this purpose, without regard to whether such asset status report is actually required to be provided to the BX 2025-ARIA Directing Certificateholder under the BX 2025-ARIA TSA due to the occurrence of a control event or a consultation termination event under the BX 2025-ARIA TSA); and (2) to consult with each CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof) on a strictly non-binding basis with respect to any such major decision or the implementation of any recommended actions in the summary of the asset status report relating to the CityCenter (Aria & Vdara) Whole Loan, and consider alternative actions recommended by the related CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof).

However, after the expiration of 10 business days from the delivery to a CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof) by the BX 2025-ARIA Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports required to be provided to such CityCenter (Aria & Vdara) Non-SASB Noteholder, the BX 2025-ARIA Special Servicer will no longer be obligated to consult with such CityCenter (Aria & Vdara) Non-SASB Noteholder (or its representative) whether or not such CityCenter (Aria & Vdara) Non-SASB Noteholder (or its representative) has responded within such 10 business days (unless the BX 2025-ARIA Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will begin anew from the date of such proposal and delivery of all information relating thereto).

Despite the consultation rights of any CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof) set forth in the immediately preceding paragraph, the BX 2025-ARIA Special Servicer may make any major decision under the BX 2025-ARIA TSA or take any action set forth in the asset status report before the expiration of the 10 business day period if the BX 2025-ARIA Special Servicer determines that immediate action is necessary to protect the interests of the CityCenter (Aria & Vdara) Noteholders. In no event will the BX 2025-ARIA Special Servicer be obligated to follow or take any alternative actions recommended by any CityCenter (Aria & Vdara) Non-SASB Noteholder (or its representative).

In addition, each CityCenter (Aria & Vdara) Non-SASB Noteholder will have the right to attend annual meetings (either by telephone or in person, in the discretion of the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable) with the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer at the offices of the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, in which servicing issues related to the CityCenter (Aria & Vdara) Whole Loan are discussed. However, each CityCenter (Aria & Vdara) Non-SASB Noteholder, at the request of the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, will be required to execute a confidentiality agreement in form and substance satisfactory to such CityCenter (Aria & Vdara) Non-SASB Noteholder, the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, and the BX 2025-ARIA Trust.

Notwithstanding anything to the contrary stated in the CityCenter (Aria & Vdara) Co-Lender Agreement, a CityCenter (Aria & Vdara) Non-SASB Noteholder will not be able to exercise (i) its consent

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rights with respect to a sale of the Specially Serviced Whole Loan, (ii) its consultation rights or (iii) its right to direct appointment of a replacement BX 2025-ARIA Special Servicer following a special servicer termination event under the BX 2025-ARIA TSA if such CityCenter (Aria & Vdara) Non-SASB Noteholder is a borrower affiliate.

Workout

Subject to the terms and conditions of the BX 2025-ARIA TSA, and the obligation to act in accordance with the applicable accepted servicing practices under the BX 2025-ARIA TSA, if the BX 2025-ARIA Special Servicer, in connection with a workout or proposed workout of the CityCenter (Aria & Vdara) Whole Loan, modifies the terms thereof such that (i) the principal balance of the CityCenter (Aria & Vdara) Whole Loan is decreased, (ii) any interest rate is reduced, (iii) payments of interest or principal on any CityCenter (Aria & Vdara) Loan are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the CityCenter (Aria & Vdara) Whole Loan, such modification will not alter, and any modification of the CityCenter (Aria & Vdara) Whole Loan documents will be structured to preserve the Sequential Order (CityCenter (Aria & Vdara)) of payment of the CityCenter (Aria & Vdara) Loans pursuant to the priority of payment described under “—Application of Payments” above will be made as though such workout did not occur, with the payment terms of each CityCenter (Aria & Vdara) Senior Loan remaining the same as they were on the closing date of the BX 2025-ARIA Trust, and the full economic effect of all waivers, reductions or deferrals of amounts due on the CityCenter (Aria & Vdara) Whole Loan attributable to such workout will be borne, first, by the CityCenter (Aria & Vdara) Subordinate Noteholders (on a pro rata and pari passu basis, based on their respective principal balances) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each CityCenter (Aria & Vdara) Subordinate Noteholder, as applicable); and second, by the CityCenter (Aria & Vdara) Senior Noteholders (on a pro rata and pari passu basis, based on their respective principal balances) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each CityCenter (Aria & Vdara) Senior Noteholder, as applicable).

Sale of Defaulted Whole Loan

Upon the CityCenter (Aria & Vdara) Whole Loan becoming a specially serviced loan under the BX 2025-ARIA TSA, the BX 2025-ARIA Special Servicer will be permitted to sell the CityCenter (Aria & Vdara) Whole Loan evidencing one whole loan in accordance with the terms of the BX 2025-ARIA TSA. In connection with any such sale, the BX 2025-ARIA Special Servicer will be required to sell each CityCenter (Aria & Vdara) Non-SASB Loan together with the CityCenter (Aria & Vdara) SASB Loans in the manner set forth in the BX 2025-ARIA TSA.

However, the BX 2025-ARIA Special Servicer will not be permitted to sell the CityCenter (Aria & Vdara) Whole Loan while it is a specially serviced loan under the BX 2025-ARIA TSA without the written consent of each of the CityCenter (Aria & Vdara) Non-SASB Noteholders (provided that such consent of a CityCenter (Aria & Vdara) Non-SASB Noteholder is not required if such CityCenter (Aria & Vdara) Non-SASB Noteholder is a borrower affiliate) unless the BX 2025-ARIA Special Servicer has delivered to each of the CityCenter (Aria & Vdara) Non-SASB Noteholders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the CityCenter (Aria & Vdara) Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BX 2025-ARIA Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the CityCenter (Aria & Vdara) Whole Loan, and any documents in the servicing file reasonably requested by such CityCenter (Aria & Vdara) Non-SASB Noteholder that are material to the price of the CityCenter (Aria & Vdara) Whole Loan; and (d) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer in connection with the proposed sale simultaneously with being provided to other offerors until the sale is completed; provided that a CityCenter (Aria & Vdara) Non-SASB Noteholder may waive any of the delivery or timing requirements described in this sentence. Subject to the BX 2025-ARIA TSA, each CityCenter (Aria & Vdara) Non-SASB

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Noteholder (or a representative thereof) that is not a borrower affiliate is permitted to submit an offer at any sale of the CityCenter (Aria & Vdara) Whole Loan.

Special Servicer Appointment Rights

The CityCenter (Aria & Vdara) Co-Lender Agreement provides that the CityCenter (Aria & Vdara) Directing Certificateholder will have the right at any time and from time to time, with or without cause, to replace the BX 2025-ARIA Special Servicer and appoint a replacement special servicer with the applicable required special servicer rating.

Any designation by the CityCenter (Aria & Vdara) Directing Certificateholder of a person to serve as CityCenter (Aria & Vdara) Special Servicer will be made by delivering to the CityCenter (Aria & Vdara) Non-SASB Noteholders, the BX 2025-ARIA Master Servicer, the then existing BX 2025-ARIA Special Servicer and other parties to the BX 2025-ARIA TSA written notice stating such designation and satisfying the other conditions to such replacement set forth in the BX 2025-ARIA TSA (including one or more rating agency confirmations if required by the BX 2025-ARIA TSA). The BX 2025-ARIA Directing Certificateholder will be solely responsible for any expenses incurred in connection with any such replacement without cause.

If a special servicer termination event has occurred with respect to the BX 2025-ARIA Special Servicer that affects a CityCenter (Aria & Vdara) Non-SASB Noteholder, such CityCenter (Aria & Vdara) Non-SASB Noteholder will have the right to direct the BX 2025-ARIA Trustee to terminate the BX 2025-ARIA Special Servicer under the BX 2025-ARIA TSA. Any successor special servicer appointed to replace the BX 2025-ARIA Special Servicer that was terminated for cause at any CityCenter (Aria & Vdara) Non-SASB Noteholder’s direction cannot at any time be the person (or an affiliate thereof) that was so terminated without the prior written consent of such CityCenter (Aria & Vdara) Non-SASB Noteholder. The applicable CityCenter (Aria & Vdara) Non-SASB Noteholder will be solely responsible for reimbursing the BX 2025-ARIA Trustee’s or the BX 2025-ARIA Trust’s costs and expenses, if not paid within a reasonable time by the terminated BX 2025-ARIA Special Servicer and, in the case of the BX 2025-ARIA Trustee, that would otherwise be reimbursed to the BX 2025-ARIA Trustee from amounts on deposit in the collection account under the BX 2025-ARIA TSA or a subaccount maintained for the benefit of the CityCenter (Aria & Vdara) Non-SASB Noteholders.

The Torrey Heights Whole Loan

General

The Torrey Heights Mortgage Loan (2.5%) is part of a split loan structure comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—The Whole Loans—General”, including (a) the Torrey Heights Mortgage Loan, which is comprised of two senior promissory notes designated as Note A-6-1 and Note A-7, with an aggregate principal balance as of the Cut-off Date of $30,000,000, (b) three senior promissory notes, designated as Note A-1, Note A-2 and Note A-3, held by TORY Commercial Mortgage Trust 2026-HGTS (the “TORY 2026-HGTS Trust”), with an aggregate principal balance as of the Cut-off Date of $241,500,000 (collectively, the “Torrey Heights SASB Pari Passu Companion Loans”), (c) five senior promissory notes, designated as Note A-4-1, Note A-4-2, Note A-5, Note A-6-2 and Note A-8, with an aggregate principal balance as of the Cut-off Date of $95,000,000 (collectively, the “Torrey Heights Non-SASB Pari Passu Companion Loans”), and (d) three subordinate promissory notes, designated as Note B-1, Note B-2 and Note B-3, held by the TORY 2026-HGTS Trust, with an aggregate principal balance as of the Cut-off Date of $98,500,000 (collectively, the “Torrey Heights Subordinate Companion Loans”).

The Torrey Heights SASB Pari Passu Companion Loans and the Torrey Heights Subordinate Companion Loans are collectively referred to herein as the “Torrey Heights SASB Loans”. The Torrey Heights Mortgage Loan and the Torrey Heights Non-SASB Pari Passu Companion Loans are collectively referred to herein as the “Torrey Heights Non-SASB Senior Loans” or the “Torrey Heights Non-SASB Loans”. The Torrey Heights SASB Pari Passu Companion Loans and the Torrey Heights Non-SASB Senior Loans are collectively referred to herein as the “Torrey Heights Senior Loans”. The Torrey Heights Senior Loans and the Torrey Heights Subordinate Companion Loans are collectively referred to herein as

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the “Torrey Heights Notes” or the “Torrey Heights Whole Loan”. The Torrey Heights Senior Loans (other than the Torrey Heights Mortgage Loan) and the Torrey Heights Subordinate Companion Loans are collectively referred to herein as the “Torrey Heights Companion Loans”. The Torrey Heights Senior Loans are generally pari passu in right of payment with each other. The Torrey Heights Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Torrey Heights Senior Loans.

As of the Closing Date, the interest rate of the Torrey Heights Mortgage Loan is 4.96834477263158%, and the weighted average interest rate of the Torrey Heights Whole Loan is 5.13175188172043%.

Each holder of a promissory note evidencing a portion of the Torrey Heights Whole Loan is referred to herein as a “Torrey Heights Noteholder”, each holder of a promissory note evidencing a Torrey Heights Senior Loan is referred to herein as a “Torrey Heights Senior Noteholder”, and each holder of a Torrey Heights Subordinate Companion Loan is referred to herein as a “Torrey Heights Subordinate Noteholder”, and each holder of a Torrey Heights Non-SASB Senior Loan is referred to herein as a “Torrey Heights Non-SASB Noteholder” .. Each such promissory note is secured by the same mortgage instrument on the same underlying portfolio Mortgaged Property, and such promissory notes have an aggregate principal balance as of the Cut-off Date of $465,000,000. The Torrey Heights Noteholders are subject to the terms of a co-lender agreement (the “Torrey Heights Co-Lender Agreement”) governing the servicing and administration of the Torrey Heights Whole Loan.

Pursuant to the loan documents governing the Torrey Heights Whole Loan, each promissory note evidencing a portion of the Whole Loan is deemed to be comprised of one or more components (each, a “Torrey Heights Component”) as follows: (i) the promissory notes evidencing the Torrey Heights Senior Loans comprise “Torrey Heights Component A” and “Torrey Heights Component B” and (ii) the promissory notes evidencing the Torrey Heights Subordinate Companion Loans comprise “Torrey Heights Component C” and “Torrey Heights Component D”. The related loan documents provide that the interest rate of Torrey Heights Component A is 4.927925% per annum, the interest rate of Torrey Heights Component B is 5.171325% per annum, the interest rate of Torrey Heights Component C is 5.463025% per annum, and the interest rate of Torrey Heights Component D is 6.094125% per annum.

Only the Torrey Heights Mortgage Loan is included in the issuing entity. The Torrey Heights SASB Pari Passu Companion Loans and the Torrey Heights Subordinate Companion Loans have been contributed to the TORY 2026-HGTS Trust, which is governed by the TORY 2026-HGTS TSA. The Torrey Heights Non-SASB Senior Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations in the future; however, the holders of unsecuritized Torrey Heights Non-SASB Senior Loans are under no obligation to do so.

The following summaries describe certain provisions of the Torrey Heights Co-Lender Agreement.

Servicing

The Torrey Heights Co-Lender Agreement provides that the administration of the Torrey Heights Whole Loan will be governed by the Torrey Heights Co-Lender Agreement and the TORY 2026-HGTS TSA. The Torrey Heights Whole Loan and any related foreclosed Torrey Heights Mortgaged Property will be serviced and administered under the TORY 2026-HGTS TSA by the master servicer acting thereunder (the “TORY 2026-HGTS Master Servicer”) or (if the Torrey Heights Whole Loan becomes a specially serviced loan thereunder) by the special servicer acting thereunder (the “TORY 2026-HGTS Special Servicer”). The TORY 2026-HGTS Master Servicer and the TORY 2026-HGTS Special Servicer will be required to service and administer the Torrey Heights Whole Loan in accordance with the accepted servicing practices set forth in the TORY 2026-HGTS TSA, taking into account the interests of the certificateholders under the TORY 2026-HGTS TSA, the owners of the vertical risk retention interests issued under the TORY 2026-HGTS TSA and the Torrey Heights Non-SASB Noteholders.

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Custody of the Mortgage File

Computershare Trust Company, National Association is the custodian of the mortgage file related to the Torrey Heights Whole Loan (other than any promissory notes not contributed to the TORY 2026-HGTS Trust).

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the Torrey Heights Mortgage Loan (but not on the Torrey Heights Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Torrey Heights Mortgage Loan. Principal and interest advances in respect of the Torrey Heights Companion Loans and property protection advances in respect of the Torrey Heights Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Torrey Heights Whole Loan or the Torrey Heights Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Torrey Heights Whole Loan or insurance proceeds or condemnation proceeds (other than (1) proceeds, awards or settlements to be applied to the restoration or repair of the Torrey Heights Mortgaged Property or released to the borrower in accordance with the terms of the Torrey Heights Whole Loan documents, to the extent permitted by the REMIC provisions, (2) all amounts for required reserves or escrows required by the Torrey Heights Whole Loan documents (to the extent and in accordance with the terms of the Torrey Heights Whole Loan documents) to be held as reserves or escrows, (3) all amounts received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable under the TORY 2026-HGTS TSA to the TORY 2026-HGTS Master Servicer or any master servicer with respect to a securitization trust holding any portion of a Torrey Heights Non-SASB Senior Loan (any such trust, a “Torrey Heights Non-SASB Securitization Trust”), (4) penalty charges and all amounts that are then due, payable or reimbursable to any of the TORY 2026-HGTS Master Servicer, the certificate administrator under the TORY 2026-HGTS TSA (the “TORY 2026-HGTS Certificate Administrator”) or the trustee under the TORY 2026-HGTS TSA (the “TORY 2026-HGTS Trustee”) with respect to the Torrey Heights Whole Loan pursuant to the TORY 2026-HGTS TSA (including, without limitation, reimbursement of servicing advances and administrative advances with respect to the Torrey Heights Whole Loan and principal and interest advances on the Torrey Heights SASB Loans and interest thereon) and (5) any amounts that are then due and payable or reimbursable to any master servicer or trustee with respect to a Torrey Heights Non-SASB Securitization Trust in respect of any principal and interest advances and interest thereon in respect of any Torrey Heights Non-SASB Senior Loan (pursuant to any servicing agreement related to a Torrey Heights Non-SASB Securitization Trust) will be applied and distributed by the TORY 2026-HGTS Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the TORY 2026-HGTS TSA):

(i)	first, to pay accrued and unpaid interest on the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Senior Loans (on a pro rata and pari passu basis) (other than default interest) to the related Torrey Heights Senior Noteholder in an amount equal to the accrued and unpaid interest on the applicable principal balance at the applicable net interest rate;
(ii)	second, to each Torrey Heights Senior Noteholder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) for the Torrey Heights Senior Notes (on a pro rata and pari passu basis) until the respective principal balances have been reduced to zero;
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(iii)	third, to each Torrey Heights Senior Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Senior Notes (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Torrey Heights Senior Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (Torrey Heights)” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each Torrey Heights Component, such amount to be allocated to such Torrey Heights Senior Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the related Torrey Heights Senior Notes (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such Torrey Heights Senior Noteholder;
(iv)	fourth, to pay accrued and unpaid interest on the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis) (other than default interest) to the related Torrey Heights Subordinate Noteholder, in an amount equal to the accrued and unpaid interest on the applicable principal balance at the applicable net interest rate;
(v)	fifth, to each Torrey Heights Subordinate Noteholder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis) until the respective principal balances have been reduced to zero;
(vi)	sixth, to each Torrey Heights Subordinate Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Torrey Heights Subordinate Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (Torrey Heights)” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each Torrey Heights Component, such amount to be allocated to such Torrey Heights Subordinate Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such Torrey Heights Subordinate Noteholder;
(vii)	seventh, to pay yield maintenance default payments then due and payable in respect of first, the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Senior Loans (on a pro rata and pari passu basis), and then, the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis);
(viii)	eighth, on a pro rata and pari passu basis, to each Torrey Heights Senior Noteholder up to an amount equal to the unpaid Post-ARD Additional Interest accrued on the related principal balance, with the aggregate amount so payable to be allocated between the Torrey Heights Senior Noteholders on a pro rata and pari passu basis according to the amount of accrued and unpaid Post-ARD Additional Interest due to each such noteholder;
(ix)	ninth, on a pro rata and pari passu basis, to each Torrey Heights Subordinate Noteholder up to an amount equal to the unpaid Post-ARD Additional Interest accrued on the related principal balance, with the aggregate amount so payable to be allocated between the Torrey Heights Subordinate Noteholders on a pro rata and pari passu basis according to the amount of accrued and unpaid Post-ARD Additional Interest due to each such noteholder;.
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(x)	tenth, to pay default interest and late payment charges then due and owing under the Torrey Heights Whole Loan, all of which will be applied in accordance with the TORY 2026-HGTS TSA; and
(xi)	eleventh, if any excess amount is available to be distributed in respect of the Torrey Heights Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount will be paid pro rata to each Torrey Heights Senior Noteholder and Torrey Heights Subordinate Noteholder (to the Torrey Heights Components of each such Torrey Heights Note in Sequential Order (Torrey Heights)) based on their principal balances prior to the application of payments in accordance with the foregoing clauses (i)-(x).

“Post-ARD Additional Interest” means with respect to each Torrey Heights Component, on each monthly payment date after the Anticipated Repayment Date, an amount equal to (x) Torrey Heights Accrued Interest (as defined above under “—Certain Terms of the Mortgage Loans—ARD Loans”), together with (y) interest thereon at the adjusted interest rate in accordance with the terms of the mortgage loan agreement.

“Sequential Order (Torrey Heights)” means (i) with respect to the Torrey Heights Notes, (a) first, to the reduction of the principal balance of each of the Torrey Heights Senior Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such Torrey Heights Note is reduced to zero, and (b) second, to the reduction of the principal balance of each of the Torrey Heights Subordinate Companion Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such Torrey Heights Note is reduced to zero, (ii) with respect to the Torrey Heights Components of each Torrey Heights Senior Loan, (a) first, to the reduction of the principal balance of the related Torrey Heights Component A, and (b) second, to the reduction of the principal balance of the related Torrey Heights Component B, until the principal balance of each such Torrey Heights Component is reduced to zero, and (iii) with respect to the Torrey Heights Components of each Torrey Heights Subordinate Companion Loan, (a) first, to the reduction of the principal balance of the Torrey Heights Component C and (b) second, to the reduction of the principal balance of the related Torrey Heights Component D, until the principal balance of each such Torrey Heights Component is reduced to zero.

“Reverse Sequential Order (Torrey Heights)” means (a) first, to the reduction of the principal balance of the related Torrey Heights Component D, (b) second, to the reduction of the principal balance of the related Torrey Heights Component C, (c) third, to the reduction of the principal balance of the related Torrey Heights Component B, and (d) fourth, to the reduction of the principal balance of the related Torrey Heights Component A until the principal balance of each such Torrey Heights Component is reduced to zero.

Prior to calculating any amount of interest or principal due to the Torrey Heights Noteholders as described above, the TORY 2026-HGTS Master Servicer will be required to reduce the principal balance of the Torrey Heights Components (in Reverse Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis) (in each case, not below zero) by any realized loss with respect to the Torrey Heights Whole Loan, and after the principal balance of each Torrey Heights Subordinate Companion Loan has been reduced to zero, the Torrey Heights Master Servicer will be required to reduce the principal balance of the Torrey Heights Components (in Reverse Sequential Order (Torrey Heights)) of the Torrey Heights Senior Loans (on a pro rata and pari passu basis) (in each case, not below zero) by any realized loss with respect to the Torrey Heights Whole Loan.

Notwithstanding anything to the contrary in the Torrey Heights Co-Lender Agreement, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the Torrey Heights Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and loan documents must be allocated to reduce the principal balance of the Torrey Heights Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to-value ratio of the Torrey Heights Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

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Each Torrey Heights Non-SASB Noteholder agrees to pay its pro rata share of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the applicable advance rate and (ii) any trust fund expenses under the TORY 2026-HGTS TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the Torrey Heights Whole Loan (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any rating agency confirmation) in accordance with the TORY 2026-HGTS TSA and the Torrey Heights Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the Torrey Heights Subordinate Companion Loans have been applied to pay such amounts. Any such amounts paid by the Torrey Heights Non-SASB Noteholders as described in this paragraph will be reimbursed thereto on a pro rata and pari passu basis, in accordance with the unreimbursed portion of such amounts paid by each such Torrey Heights Noteholder, prior to any subsequent amounts being paid under the Torrey Heights Co-Lender Agreement in respect of any Torrey Heights Subordinate Companion Loans.

In the event that the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer has determined that expected proceeds of the Torrey Heights Whole Loan or any foreclosed Torrey Heights Mortgaged Property would be insufficient for reimbursement of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate, (ii) any indemnification amounts and (iii) any other trust fund expenses under the TORY 2026-HGTS TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the Torrey Heights Whole Loan (including, without, limitation, any fees, costs and expenses related to obtaining any rating agency confirmation), and any collections allocable to the Torrey Heights Subordinate Companion Loans have been applied to pay such amounts, each of the Torrey Heights Non-SASB Noteholders will be required to, promptly following notice from the TORY 2026-HGTS Master Servicer, pay the TORY 2026-HGTS Master Servicer, the TORY 2026-HGTS Special Servicer, the TORY 2026-HGTS Certificate Administrator, the TORY 2026-HGTS Trustee or the TORY 2026-HGTS Trust, as applicable, such Torrey Heights Non-SASB Noteholder’s pro rata share of the insufficiency and if such Torrey Heights Non-SASB Noteholder is a securitization trust, then such Torrey Heights Non-SASB Noteholder will be required to use general collections on the other mortgage loans in the securitization of the related Torrey Heights Non-SASB Loan.

Penalty charges paid in respect of the Torrey Heights Whole Loan will be used (i) to the extent set forth in the TORY 2026-HGTS TSA, (a) to pay the parties to any securitization of a Torrey Heights Note for any advances and any interest accrued thereon, and (b) to pay certain other expenses (including special servicing fees, unpaid work-out fees and liquidation fees) incurred with respect to the Torrey Heights Whole Loan and (ii) (a) in the case of the remaining amount of penalty charges allocable to any Torrey Heights SASB Loan, to pay the TORY 2026-HGTS Master Servicer and/or the TORY 2026-HGTS Special Servicer as additional servicing compensation as provided in the TORY 2026-HGTS TSA and (b) in the case of the remaining amount of penalty charges allocable to any Torrey Heights Non-SASB Loan, to pay, (x) prior to the securitization of such Torrey Heights Non-SASB Loan, the related Torrey Heights Senior Noteholder and (y) following the securitization of such Torrey Heights Non-SASB Loan, the related Non-Serviced Master Servicer and/or the related Non-Serviced Special Servicer as additional servicing compensation as provided in the TORY 2026-HGTS TSA.

Consultation and Control

The Torrey Heights Co-Lender Agreement provides that the controlling class or any other party assigned the right to exercise the rights of the “Controlling Holder” under the Torrey Heights Co-Lender Agreement will have certain control rights set forth in the TORY 2026-HGTS TSA.

Pursuant to the Torrey Heights Co-Lender Agreement, neither the TORY 2026-HGTS Trust as the “Controlling Holder” or the directing certificateholder under the TORY 2026-HGTS TSA (the “TORY 2026-HGTS Directing Certificateholder”), as representative of the “Controlling Holder”, will have liability to the Torrey Heights Non-SASB Noteholders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the

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Torrey Heights Co-Lender Agreement or the TORY 2026-HGTS TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The TORY 2026-HGTS Directing Certificateholder will be entitled to advise (1) the TORY 2026-HGTS Special Servicer with respect to all major decisions set forth in the TORY 2026-HGTS TSA related to a specially serviced whole loan pursuant to the TORY 2026-HGTS TSA and (2) the TORY 2026-HGTS Special Servicer with respect to all major decisions set forth in the TORY 2026-HGTS TSA for which the TORY 2026-HGTS Master Servicer must obtain the consent or deemed consent of the TORY 2026-HGTS Special Servicer, and except as described below: (i) the TORY 2026-HGTS Master Servicer will not be permitted to implement any such major decisions unless it has obtained the prior consent of the TORY 2026-HGTS Special Servicer; and (ii) prior to a control event under the TORY 2026-HGTS TSA, the TORY 2026-HGTS Special Servicer will not be permitted to consent to the TORY 2026-HGTS Master Servicer’s implementing any such major decisions nor will the TORY 2026-HGTS Special Servicer itself be permitted to implement any such major decision as to which the TORY 2026-HGTS Directing Certificateholder has objected in writing within 10 business days after receipt of the written analysis and such additional information requested by the TORY 2026-HGTS Directing Certificateholder as may be necessary in the reasonable judgment of the TORY 2026-HGTS Directing Certificateholder in order to make a judgment with respect to such Major Decision. The TORY 2026-HGTS Directing Certificateholder may also direct the TORY 2026-HGTS Special Servicer to take, or to refrain from taking, such other actions with respect to the Torrey Heights Whole Loan as the TORY 2026-HGTS Directing Certificateholder may deem advisable.

In the event that the TORY 2026-HGTS Special Servicer or the TORY 2026-HGTS Master Servicer (if the TORY 2026-HGTS Master Servicer is otherwise authorized by the TORY 2026-HGTS TSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of, or consultation with, the TORY 2026-HGTS Directing Certificateholder is necessary to protect the interests of the Torrey Heights Noteholders (as a collective whole) and the TORY 2026-HGTS Special Servicer has made a reasonable effort to contact the TORY 2026-HGTS Directing Certificateholder, the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as the case may be, may take any such action without waiting for the TORY 2026-HGTS Directing Certificateholder’s response.

Pursuant to the Torrey Heights Co-Lender Agreement, the TORY 2026-HGTS Special Servicer will be required (1) to provide to each Torrey Heights Non-SASB Noteholder or its representative (provided that the TORY 2026-HGTS Special Servicer does not have knowledge that such Torrey Heights Non-SASB Noteholder is a borrower related party) (i) notice, information and reports with respect to any such major decisions (similar to such notice, information and reports it is required to deliver to the TORY 2026-HGTS Directing Certificateholder pursuant to the TORY 2026-HGTS TSA) (for this purpose, without regard to whether such items are actually required to be provided to the TORY 2026-HGTS Directing Certificateholder under the TORY 2026-HGTS TSA due to the occurrence of a control event or a consultation termination event under the TORY 2026-HGTS TSA) and (ii) a summary of the asset status report relating to the Torrey Heights Whole Loan (at the same time as it is required to deliver to the TORY 2026-HGTS Directing Certificateholder pursuant to the TORY 2026-HGTS TSA) (for this purpose, without regard to whether such asset status report is actually required to be provided to the TORY 2026-HGTS Directing Certificateholder under the TORY 2026-HGTS TSA due to the occurrence of a control event or a consultation termination event under the TORY 2026-HGTS TSA); and (2) to consult with each Torrey Heights Non-SASB Noteholder (or a representative thereof) on a strictly non-binding basis with respect to any such major decision or the implementation of any recommended actions in the summary of the asset status report relating to the Torrey Heights Whole Loan, and consider alternative actions recommended by the related Torrey Heights Non-SASB Noteholder (or a representative thereof).

However, after the expiration of 10 business days from the delivery to a Torrey Heights Non-SASB Noteholder (or a representative thereof) by the TORY 2026-HGTS Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports required to be provided to such Torrey Heights Non-SASB Noteholder, the TORY 2026-HGTS Special Servicer will no longer be obligated to consult with such Torrey Heights Non-SASB Noteholder (or its representative) whether or not such Torrey Heights Non-SASB Noteholder (or its representative) has responded within such 10 business days (unless the TORY 2026-HGTS Special Servicer proposes a new course of action

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that is materially different from the action previously proposed, in which case such 10-business day period will begin anew from the date of such proposal and delivery of all information relating thereto).

Despite the consultation rights of any Torrey Heights Non-SASB Noteholder (or a representative thereof) set forth in the immediately preceding paragraph, the TORY 2026-HGTS Special Servicer may make any major decision or take any action set forth in the asset status report before the expiration of the 10 business day period if the TORY 2026-HGTS Special Servicer determines that immediate action is necessary to protect the interests of the Torrey Heights Noteholders. In no event will the TORY 2026-HGTS Special Servicer be obligated to follow or take any alternative actions recommended by any Torrey Heights Non-SASB Noteholder (or its representative).

In addition, each Torrey Heights Non-SASB Noteholder will have the right to attend annual meetings (either by telephone or in person, in the discretion of the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable) with the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer at the offices of the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, in which servicing issues related to the Torrey Heights Whole Loan are discussed. However, each Torrey Heights Non-SASB Noteholder, at the request of the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, will be required to execute a confidentiality agreement in form and substance satisfactory to such Torrey Heights Non-SASB Noteholder, the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, and the TORY 2026-HGTS Trust.

Notwithstanding anything to the contrary stated in the Torrey Heights Co-Lender Agreement, a Torrey Heights Non-SASB Noteholder will not be able to exercise (i) its consent rights with respect to a sale of the Torrey Heights Whole Loan if it is a specially serviced loan, (ii) its consultation rights or (iii) its right to direct appointment of a replacement TORY 2026-HGTS Special Servicer following a special servicer termination event under the TORY 2026-HGTS TSA if such Torrey Heights Non-SASB Noteholder is a borrower related party.

Workout

Subject to the terms and conditions of the TORY 2026-HGTS TSA, and the obligation to act in accordance with the Accepted Servicing Practices under the TORY 2026-HGTS TSA, if the TORY 2026-HGTS Special Servicer, in connection with a workout or proposed workout of the Torrey Heights Whole Loan, modifies the terms thereof such that (i) the principal balance of the Torrey Heights Whole Loan is decreased, (ii) any interest rate is reduced, (iii) payments of interest or principal on any Torrey Heights Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Torrey Heights Whole Loan, such modification will not alter, and any modification of the Torrey Heights Whole Loan documents will be structured to preserve the Sequential Order (Torrey Heights) of payment of the Torrey Heights Notes and the Torrey Heights Components pursuant to the priority of payment described under “—Application of Payments” above will be made as though such workout did not occur, with the payment terms of each Torrey Heights Senior Loan remaining the same as they were on the closing date of the TORY 2026-HGTS Trust, and the full economic effect of all waivers, reductions or deferrals of amounts due on the Torrey Heights Whole Loan attributable to such workout will be borne, first, by the Torrey Heights Subordinate Noteholders (on a pro rata and pari passu basis), allocated to the Torrey Heights Component of each Torrey Heights Subordinate Companion Loan in Reverse Sequential Order (Torrey Heights) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each Torrey Heights Subordinate Noteholder, as applicable); and then, by the Torrey Heights Senior Noteholders (on a pro rata and pari passu basis), allocated to the Torrey Heights Components of each Torrey Heights Senior Loan in Reverse Sequential Order (Torrey Heights) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each Torrey Heights Senior Noteholder, as applicable).

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Sale of Defaulted Whole Loan

Upon the Torrey Heights Whole Loan becoming a specially serviced loan under the TORY 2026-HGTS TSA, the TORY 2026-HGTS Special Servicer will be permitted to sell the Torrey Heights Whole Loan evidencing one whole loan in accordance with the terms of the TORY 2026-HGTS TSA. In connection with any such sale, the TORY 2026-HGTS Special Servicer will be required to sell each Torrey Heights Non-SASB Loan together with the Torrey Heights SASB Loans in the manner set forth in the TORY 2026-HGTS TSA.

However, the TORY 2026-HGTS Special Servicer will not be permitted to sell the Torrey Heights Whole Loan while it is a specially serviced loan under the TORY 2026-HGTS TSA without the written consent of each of the Torrey Heights Non-SASB Noteholders (provided that such consent is not required if such Torrey Heights Non-SASB Noteholder is a borrower related party) unless the TORY 2026-HGTS Special Servicer has delivered to each of the Torrey Heights Non-SASB Noteholders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Torrey Heights Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the TORY 2026-HGTS Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Torrey Heights Whole Loan, and any documents in the servicing file reasonably requested by such Torrey Heights Non-SASB Noteholder that are material to the price of the Torrey Heights Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer in connection with the proposed sale; provided that such Torrey Heights Non-SASB Noteholder may waive any of the delivery or timing requirements described in this sentence. Subject to the TORY 2026-HGTS TSA, each Torrey Heights Non-SASB Noteholder (or a representative thereof) that is not a borrower affiliate is permitted to submit an offer at any sale of the Torrey Heights Whole Loan.

Special Servicer Appointment Rights

The Torrey Heights Co-Lender Agreement provides that the Torrey Heights Directing Certificateholder will have the right at any time and from time to time, with or without cause, to replace the TORY 2026-HGTS Special Servicer and appoint a replacement special servicer in lieu thereof.

Any designation by the Torrey Heights Directing Certificateholder of a person to serve as Torrey Heights Special Servicer will be made by delivering to the Torrey Heights Non-SASB Noteholders, the TORY 2026-HGTS Master Servicer, the then existing TORY 2026-HGTS Special Servicer and other parties to the TORY 2026-HGTS TSA written notice stating such designation and satisfying the other conditions to such replacement set forth in the TORY 2026-HGTS TSA (including one or more rating agency confirmations if required by the TORY 2026-HGTS TSA). The TORY 2026-HGTS Directing Certificateholder will be solely responsible for any expenses incurred in connection with any such replacement without cause.

If a special servicer termination event has occurred with respect to the TORY 2026-HGTS Special Servicer that affects a Torrey Heights Non-SASB Noteholder, such Torrey Heights Non-SASB Noteholder will have the right to direct the TORY 2026-HGTS Trustee to terminate the TORY 2026-HGTS Special Servicer under the TORY 2026-HGTS TSA. Any successor special servicer appointed to replace the TORY 2026-HGTS Special Servicer that was terminated for cause at any Torrey Heights Non-SASB Noteholder’s direction cannot at any time be the person (or an affiliate thereof) that was so terminated without the prior written consent of such Torrey Heights Non-SASB Noteholder. The applicable Torrey Heights Non-SASB Noteholder will be solely responsible for reimbursing the TORY 2026-HGTS Trustee’s or the TORY 2026-HGTS Trust’s costs and expenses, if not paid within a reasonable time by the terminated TORY 2026-HGTS Special Servicer and, in the case of the TORY 2026-HGTS Trustee, that would otherwise be reimbursed to the TORY 2026-HGTS Trustee from amounts on deposit in the collection account under the TORY 2026-HGTS TSA or a subaccount maintained for the benefit of the Torrey Heights Non-SASB Noteholders.

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The Serviced AB Whole Loan

The Seneca One Whole Loan

General

The Seneca One Mortgage Loan (4.3%) is part of a split loan structure comprised of 3 notes (the “Seneca One Notes”), each of which is secured by the same mortgage instrument on the same underlying Seneca One Mortgaged Property.

The Seneca One Whole Loan (as defined below), in the initial aggregate principal balance of $85,000,000, is evidenced by:

(a)       one (1) senior pari passu promissory note designated as Note A-1, having a Cut-off Date balance of $51,000,000 (the “Seneca One Mortgage Loan”), evidencing the Seneca One Mortgage Loan, and which will be included in the issuing entity;

(b)       one (1) senior pari passu promissory note designated as Note A-2, having a Cut-off Date balance of $20,000,000 (the “Seneca One Pari Passu Companion Loan” and, together with the Seneca One Mortgage Loan, the “Seneca One Senior Notes” or the “Seneca One A Notes”, and the holders of such Seneca One Senior Notes, the “Seneca One Note A Holders” and each holder, a “Seneca One Note A Holder”), which will not be included in the issuing entity; and

(c)       one promissory note designated as Note B with a principal balance as of the Cut-off Date of $14,000,000 (the “Seneca One Note B”) that evidences a subordinate companion loan (the “Seneca One Subordinate Companion Loan”, and the holder of such Seneca One Note B, the “Seneca One Subordinate Companion Loan Holder”), which is subordinate to the Seneca One Senior Notes and will not be included in the issuing entity.

The Seneca One Senior Notes and the Seneca One Subordinate Companion Loan are collectively referred to as the “Seneca One Whole Loan” and the Seneca One Pari Passu Companion Loans and the Seneca One Subordinate Companion Loan are referred to herein as the “Seneca One Companion Loans”. The Seneca One Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Seneca One Mortgage Loan. The Seneca One Subordinate Companion Loan is subordinate in right of payment with respect to the Seneca One A Notes.

The rights of the holders of the promissory notes evidencing the Seneca One Whole Loan (the “Seneca One Noteholders”) are subject to an Agreement Between Noteholders, dated as of February 18, 2026, among the initial lenders (the “Seneca One Co-Lender Agreement”). The following summaries describe certain provisions of the Seneca One Co-Lender Agreement. The Seneca One Co-Lender Agreement provides that, to the extent that there is a conflict between the Seneca One Co-Lender Agreement and the Pooling and Servicing Agreement, the terms of the Seneca One Co-Lender Agreement will govern.

Servicing

The Seneca One Whole Loan will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement and the Seneca One Co-Lender Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. See “The Pooling and Servicing Agreement”. The master servicer or the back-up advancing agent, as applicable, under the Pooling and Servicing Agreement will be responsible for making any required servicing advances with respect to the Seneca One Whole Loan, in each case unless the master servicer or the back-up advancing agent, as applicable, or the special servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the Seneca One Whole Loan.

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Application of Payments

The Seneca One Co-Lender Agreement sets forth the respective rights of the holders of the Seneca One Senior Notes and the Seneca One Subordinate Companion Loan with respect to distributions of funds received in respect of the Seneca One Whole Loan, and provides, in general, that all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Seneca One Whole Loan or the Seneca One Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts by the master servicer or special servicer pursuant to the Pooling and Servicing Agreement as reimbursements on account of recoveries in respect of advances), excluding (x) all amounts for required reserves or escrows required by the Seneca One Whole Loan documents (to the extent, in accordance with the terms of the Seneca One Whole Loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the master servicer or the back-up advancing agent under the Pooling and Servicing Agreement, (y) subject to the related provision in the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of Note A-1), all amounts that are then due, payable or reimbursable to any master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer with respect to the Seneca One Whole Loan pursuant to the Pooling and Servicing Agreement, in each case solely to the extent payments and other collections received with respect to the Seneca One Whole Loan and/or the Seneca One Mortgaged Property are allocated to such amounts pursuant to the Pooling and Servicing Agreement (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees, asset representations reviewer fees, and principal and interest advances, all of which will be payable to such party from collections allocable to the respective Seneca One Noteholders in respect of which such fees accrued or such advances were made, in each case out of distributions made in respect of each such Note, respectively), and (z) Penalty Charges, will generally be applied in the following order:

(i)                     first, to the Seneca One Note A Holders, pro rata (based on their respective entitlements to interest) subject to the related provision in the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of Note A-1) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the primary servicing fee rate);

(ii)                  second, to the Seneca One Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its principal balance, at the applicable note interest rate (net of the primary servicing fee rate); provided that if (x) a Continuing Event of Default exists, any amount payable under this clause (ii) shall be paid to the Seneca One Subordinate Companion Loan Holder after all amounts due and payable to the Seneca One Note A Holder pursuant to clause (iii) through (iv) are paid in full but before any principal payment is made in respect of the Seneca One Note B pursuant to clause (v);

(iii)               third, to the Seneca One Note A Holders, on a pro rata and pari passu basis based on the respective principal balances of the Seneca One A Notes (subject to the related provision of the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of Note A-1)), (i) if no Continuing Event of Default exists, in an aggregate amount equal to the principal payments received (or allocated), if any, with respect to such monthly payment date with respect to the Seneca One A Notes, until the principal balance for each Seneca One A Note has been reduced to zero, and (ii) if a Continuing Event of Default exists, all remaining funds, if any, until the principal balance for each Seneca One A Note has been reduced to zero;

(iv)                fourth, to each Seneca One Note A Holder, pro rata, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Seneca One Note A Holder in accordance with the terms of Seneca One Co-Lender Agreement, plus interest thereon at the applicable note

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interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to each Seneca One A Note, such amount to be allocated to such Seneca One Note A Holder, pro rata, based on the amount of realized losses previously allocated to each such Seneca One Note A Holder;

(v)                   fifth, to the Seneca One Subordinate Companion Loan Holder, (i) at any time that no Continuing Event of Default exists, in an aggregate amount equal to the principal payments received (or allocated), if any, with respect to such monthly payment date with respect to the Seneca One Note B, until the principal balance for the Seneca One Note B has been reduced to zero and (ii) at any time that a Continuing Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance of the Seneca One Note B has been reduced to zero;

(vi)                sixth, to the Seneca One Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Seneca One Subordinate Companion Loan Holder in accordance with the terms of the Seneca One Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Seneca One Note B;

(vii)             seventh, to the extent the Seneca One Subordinate Companion Loan Holder has made any cure payments or advances to cure defaults pursuant to the Seneca One Co-Lender Agreement, to reimburse the Seneca One Subordinate Companion Loan Holder for all such amounts, on a pro rata basis based on the amount of unreimbursed cure payments made by such Seneca One Subordinate Companion Loan Holder;

(viii)          eighth, to each Seneca One Note A Holder pro rata (based on their respective entitlements) up to an amount equal to all yield maintenance premiums allocated to the related Seneca One Note A in accordance with the Seneca One Whole Loan agreement;

(ix)               ninth, to the Seneca One Subordinate Companion Loan Holder up to an amount equal to all yield maintenance premiums allocated to the Seneca One Note B in accordance with the Seneca One Whole Loan agreement;

(x)                  tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Seneca One Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Seneca One Note A Holders (pro rata, based on their respective percentage interests in the Seneca One A Notes) and the Seneca One Subordinate Companion Loan Holder (pro rata, based on its principal balance); and

(xi)               eleventh, if any excess amount is available to be distributed in respect of the Seneca One Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount shall be paid to the Seneca One Subordinate Companion Loan Holder.

Notwithstanding anything to the contrary in the Seneca One Co-Lender Agreement, following the securitization of Note A-1, the master servicer shall apply collections received in respect to the Seneca One Whole Loan in a manner that is consistent with the related provision in the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of Note A-1) and no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of Note A-1.

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The Pooling and Servicing Agreement shall provide for the application of Penalty Charges paid in respect of the Seneca One Whole Loan to be used (i) to pay the master servicer, the trustee or the special servicer for interest accrued on any Property Protection Advances and reimbursement of Property Protection Advances, (ii) to pay the parties to any securitization for interest accrued on any principal and interest advances, (iii) to pay certain other expenses (including Special Servicing Fees, unpaid workout fees and liquidation fees) incurred with respect to the Seneca One Whole Loan and (iv) (a) in the case of the remaining amount of Penalty Charges allocable to Note A-1, to pay the master servicer and/or the special servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (b) in the case of the remaining amount of Penalty Charges allocable to any Seneca One Non-Lead Securitization Note, to pay the related Seneca One Non-Lead Securitization Noteholder.

“Continuing Event of Default” means any event of default which has occurred and is continuing for which (a) the Seneca One Note A Holder has provided notice of such event of default to Seneca One Subordinate Companion Loan Holder in accordance with the Seneca One Co-Lender Agreement and (b) if the Seneca One Subordinate Companion Loan Holder has the right to such event of default under the Seneca One Co-Lender Agreement and the Seneca One Subordinate Companion Loan Holder has elected to cure such event of default by providing a notice thereof to the Seneca One Note A Holder within two Business Days after receiving such notice of an event of default from the Seneca One Note A Holder, the 10-Business Day cure period (if such event of default is a monetary default) or the 30-day cure period (if such event of default is a non-monetary default) provided to the Seneca One Subordinate Companion Loan Holder pursuant to the Seneca One Co-Lender Agreement shall have expired and such event of default has not been cured by the Seneca One Subordinate Companion Loan Holder.

“Penalty Charges” means any amounts collected from the borrower or with respect to the Seneca One Whole Loan or the Seneca One Mortgaged Property that represent default charges, penalty charges, late fees and/or default interest, but excluding any yield maintenance charge or prepayment premium.

Consultation and Control

Pursuant to the Seneca One Co-Lender Agreement, the controlling holder with respect to the Seneca One Whole Loan (the “Seneca One Controlling Noteholder”), as of any date of determination, will be (i) the Seneca One Subordinate Companion Loan Holder, unless a Seneca One Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) the Seneca One Note A-1, if a Seneca One Control Appraisal Period has occurred and is continuing (each such note described in clauses (i) and (ii), the “Seneca One Controlling Note”). The Seneca One Subordinate Companion Loan Holder is the Seneca One Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Seneca One Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Seneca One Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Seneca One Major Decision (as defined below) has been requested or proposed, the master servicer or the special servicer will be required to provide the Seneca One Controlling Noteholder (or its representative) a notice of such Seneca One Major Decision at least 10 business days (or in the case of a determination of any acceptable insurance default, 20 days) prior notice requesting consent to such Seneca One Major Decision in accordance with the terms of the Pooling and Servicing Agreement; provided that if the master servicer or the special servicer, as applicable, has not received a response from the Seneca One Controlling Noteholder (or its representative) with respect to such Seneca One Major Decision within 5 business days after delivery of the notice of a Seneca One Major Decision, the master servicer or the special servicer, as applicable, will be required to deliver an additional copy of the notice of a Seneca One Major Decision in all caps bold 14-point font: “THIS IS A SECOND NOTICE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF THIS SECOND NOTICE WILL RESULT IN A LOSS OF YOUR RIGHT TO CONSENT WITH RESPECT TO THIS DECISION.” and if the Seneca One Controlling Noteholder (or its representative) fails to respond to the master servicer or the special servicer, as applicable, with respect to any such proposed action within five business days after receipt of such second notice, the Seneca One Controlling Noteholder (or its representative), as applicable, will have no further consent rights with respect to the specific action set forth in such notice. Notwithstanding the

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foregoing, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer may take actions with respect to the Seneca One Mortgaged Property before obtaining the consent of the Seneca One Controlling Noteholder (or its representative) if the master servicer or the special servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders as a collective whole, and the master servicer or the special servicer has made a reasonable effort to contact the Seneca One Controlling Noteholder. The foregoing will not relieve the master servicer or special servicer, as applicable, of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, may not follow any advice or consultation provided by the Seneca One Controlling Noteholder (or its representative) or any other noteholder that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the Seneca One Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Seneca One Whole Loan, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the Seneca One Co-Lender Agreement or the Pooling and Servicing Agreement.

The special servicer will be required to provide to each Seneca One Note A Holder that is a Seneca One Non-Controlling Note Holder, copies of any notice, information and report that is required to be provided to the Seneca One Controlling Noteholder pursuant to the Pooling and Servicing Agreement with respect to any of the Seneca One Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame for such notice, information and report is required to be provided to the Seneca One Controlling Noteholder, and the special servicer will be required to consult with each such Seneca One Note A Holder or its representative on a strictly non-binding basis, if after having received such notices, information and reports, any such Seneca One Note A Holder requests consultation with respect to any such Seneca One Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Seneca One Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any such Seneca One Note A Holder by the special servicer of written notice of a proposed action, together with copies of the notice, information and reports, the special servicer will no longer be obligated to consult with any such Seneca One Note A Holder, whether or not such Seneca One Note A Holder has responded within such 10 business day period.

“Seneca One Borrower Restricted Party” means the “Borrower Party” as defined in the Pooling and Servicing Agreement or such other analogous term used in the Pooling and Servicing Agreement.

“Seneca One Control Appraisal Period” means any period with respect to the Seneca One Whole Loan, if and for so long as:

(a)       (1) the initial principal balance of the Seneca One Note B minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Seneca One Note B after the date of creation of the Seneca One Note B, (y) any Cumulative Appraisal Reduction Amount for the Seneca One Whole Loan that is allocated to the Seneca One Note B and (z) any losses realized with respect to the Seneca One Mortgaged Property or the Seneca One Whole Loan that are allocated to the Seneca One Note B, is less than

(b)       25% of the remainder of (i) the initial principal balance of the Seneca One Note B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Seneca One Subordinate Companion Loan Holder on the Seneca One Note B, after the date of creation of such Seneca One Note B;

provided that if a majority of the principal balance of the Seneca One Note B is held by a Seneca One Borrower Restricted Party or a Seneca One Borrower Restricted Party would otherwise be entitled to

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exercise the rights of the Seneca One Controlling Noteholder or the controlling noteholder representative, a Seneca One Control Appraisal Period will be deemed to have automatically occurred.

“Seneca One Lead Securitization Noteholder” means the holder of Note A-1.

“Seneca One Major Decision” means:

(i) any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing the Whole Loan if it comes into and continues in default;

(ii) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Whole Loan documents or any extension of the maturity date of the Whole Loan;

(iii)                 any exercise of remedies, including the acceleration of the Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Whole Loan documents or any acquisition of the Seneca One Mortgaged Property or any interest therein by foreclosure, deed-in-lieu of foreclosure, settlement or otherwise;

(iv)                  any sale of the Whole Loan (when it is a defaulted mortgage loan) or the Seneca One Mortgaged Property (when it is held as foreclosure property) for less than the outstanding principal balance of the Whole Loan, all accrued and unpaid interest at the respective interest rates for the Notes and all additional servicing expenses;

(v)                     any determination to bring the Seneca One Mortgaged Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the Pooling and Servicing Agreement) located at the Seneca One Mortgaged Property or a REO Property;

(vi)                  any release of material collateral or any acceptance of substitute or additional collateral for the Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(vii)               any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Seneca One Mortgaged Property or of any direct or indirect legal or beneficial interests in the borrower;

(viii) any transfer of the Seneca One Mortgaged Property or any portion of the Seneca One Mortgaged Property, or any transfer of any direct or indirect ownership interest in the borrower to the extent the lender’s consent under the Whole Loan documents is required, except as expressly permitted by the Whole Loan documents and for which there is no mortgage lender discretion or in connection with a pending or threatened immaterial condemnation;

(ix)                any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the related Whole Loan documents);

(x)                   any adoption or implementation of the annual budget for which mortgage lender consent is required under the Whole Loan documents;

(xi)                any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto;

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(xii)             any property management or parking management company changes or modifications, waivers or amendments to any management agreement, including, without limitation, approval of a new property manager or parking manager or the termination of a manager and appointment of a new property manager or parking manager, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the Whole Loan documents);

(xiii) releases of (i) any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves or (ii) any other letters of credit held as additional collateral for the Whole Loan, in each case, other than those required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(xiv) any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Whole Loan or the approval of any replacement, supplemental or additional guarantor under the Whole Loan documents other than pursuant to the specific terms of such Whole Loan and for which there is no lender discretion;

(xv)             any determination of an acceptable insurance default;

(xvi) any proposed modification or waiver of any provision of the Whole Loan documents with respect to the Whole Loan governing the types, nature or amount of insurance coverage required to be obtained and maintained;

(xvii) approval of material casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the Whole Loan rather than to the restoration of the Seneca One Mortgaged Property, other than, in each case, to the extent the lender has no approval right pursuant to the specific terms of the Whole Loan;

(xviii) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower or the Seneca One Mortgaged Property;

(xix) any determination by the master servicer or the special servicer to transfer the Whole Loan to the special servicer under the circumstances where the master servicer or special servicer determines, in its reasonable business judgment, exercised in accordance with the Servicing Standard, that a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or any other default that is likely to impair the use or marketability of the Seneca One Mortgaged Property or such other analogous event described in the definition of Special Servicing Transfer Event;

(xx)           any termination, modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease, at the Seneca One Mortgaged Property if it would be a Major Lease (as defined in the Seneca One Whole Loan agreement);

(xxi) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower;

(xxii) the approval of any material alterations proposed for the Seneca One Mortgaged Property to the extent the lender’s approval is required under the Seneca One Whole Loan agreement;

(xxiii) subject to the REMIC provisions of the Code, any determination regarding the application of casualty or condemnation proceeds to restoration of the Seneca One Mortgaged Property or to repayment of the Whole Loan to the extent such determination is subject to the lender’s discretion or consent; and

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(xxiv) any termination, modification, waiver or amendment with respect to the terms of the IDA Ground Lease, IDA PILOT Agreement, IDA Sublease, PILOT Mortgage (each as defined in the Seneca One Whole Loan documents) or any related agreements.

“Seneca One Non-Controlling Note” means each Seneca One Note other than the Seneca One Controlling Note.

“Seneca One Non-Controlling Note Holder” means each Seneca One Non-Controlling Note Holder other than the Seneca One Controlling Noteholder; provided if at any time a Seneca One Non-Controlling Note is held by (or, at any time a Seneca One Non-Controlling Note is included in a securitization, the related Seneca One Non-Controlling Subordinate Class Representative is) a Seneca One Borrower Restricted Party, no person will be entitled to exercise the rights of such Seneca One Non-Controlling Note Holder with respect to such Seneca One Non-Controlling Note.

“Seneca One Non-Controlling Subordinate Class Representative” means the holders of the majority of the class of securities pursuant to the securitization of such Seneca One Non-Controlling Note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

“Seneca One Non-Lead Noteholder” means any Seneca One Noteholder other than the Seneca One Lead Securitization Noteholder.

“Seneca One Non-Lead Securitization Note” means a Seneca One Senior Note that is neither the Seneca One Note A-1 nor otherwise part of the securitization that includes the Seneca One Note A-1.

Prior to calculating any amount of interest or principal due to each Seneca One Note under the Seneca One Co-Lender Agreement, the master servicer or special servicer will be required to reduce the principal balance (not below zero) of Seneca One Note B first, by any realized loss with respect to the Seneca One Whole Loan until the principal balance of the Seneca One Note B has been reduced to zero, and after the principal balance of such Seneca One Note B has been reduced to zero, the principal balance of the Seneca One A Notes, pro rata (based on the respective outstanding principal balance of each Seneca One A Note) (in each case, not below zero) by any realized loss with respect to the Seneca One Whole Loan.

Rights of the Subordinate Noteholders to Post Seneca One Threshold Event Collateral

The Seneca One Controlling Noteholder is entitled to avoid its applicable Seneca One Control Appraisal Period caused by application of a Cumulative Appraisal Reduction Amount upon satisfaction of the following (which must be completed within thirty (30) days of the receipt of a third party Appraisal that indicates such Seneca One Control Appraisal Period has occurred): (i) such Seneca One Controlling Noteholder has delivered as a supplement to the appraised value of the Seneca One Mortgaged Property, in the amount specified in clause (ii) below, to the master servicer, together with documentation acceptable to the master servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the master servicer on behalf of the Seneca One Note A Holder in such collateral (a) cash collateral for the benefit of, and acceptable to, the master servicer or (b) an unconditional and irrevocable standby letter of credit with the master servicer as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” (or the equivalent) by each Rating Agency or the short term obligations of which are rated at least “A-1+” by (or the equivalent) by each Rating Agency (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Seneca One Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the applicable Seneca One Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Seneca One Controlling Noteholder (a “Threshold Event Cure”), no Seneca One Control Appraisal Period caused by application of a Cumulative Appraisal Reduction Amount will be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the applicable Seneca One Controlling Noteholder will be required to renew such letter of

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credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit is required to provide that the master servicer may (and at the direction of the applicable Seneca One Controlling Noteholder, is required to) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure will continue until (i) the appraised value of the Seneca One Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Seneca One Control Appraisal Period from occurring; or (ii) the occurrence of a Final Recovery Determination, as defined in the Pooling and Servicing Agreement. If the appraised value of the Seneca One Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Seneca One Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Seneca One Controlling Noteholder, any or such portion of Threshold Event Collateral held by the master servicer will promptly be returned to such Seneca One Controlling Noteholder (at its sole expense). Upon a Final Recovery Determination with respect to the Seneca One Whole Loan, such Threshold Event Collateral will be available to reimburse each Seneca One Noteholder for any realized loss pursuant the Seneca One Co-Lender Agreement, as applicable, with respect to the Seneca One Whole Loan after application of the net proceeds of liquidation, not in excess of the Seneca One Note A principal balance and the Seneca One Note B principal balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other additional servicing expenses reimbursable under the Seneca One Co-Lender Agreement and under the Pooling and Servicing Agreement. Any Threshold Event Collateral will be treated as an “outside reserve fund” for purposes of the REMIC provisions and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) will be beneficially owned by the posting Seneca One Noteholder who will be taxed on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, will be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Seneca One Control Appraisal Period.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Seneca One Whole Loan by the end of the applicable grace period or any other event of default under the related Seneca One Whole Loan documents occurs and is continuing, the Seneca One Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Seneca One Co-Lender Agreement. The Seneca One Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Seneca One Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Seneca One Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” by the issuing entity (including for purposes of (i) accelerating the Seneca One Whole Loan, modifying, amending or waiving any provisions of the Seneca One Whole Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Seneca One Mortgaged Property; or (ii) treating the Seneca One Whole Loan as a Specially Serviced Loan); provided that such limitation will not prevent the Seneca One Lead Securitization Noteholder from collecting default interest or late charges from the borrower to be applied in accordance with the Seneca One Co-Lender Agreement. Any amounts paid by the curing Seneca One Subordinate Companion Loan Holder on behalf of the borrower to cure a default under the Seneca One Co-Lender Agreement will be reimbursable to such holder pursuant to the priority of payments set forth in the Seneca One Co-Lender Agreement (as described in the “Application of Payments” section above).

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Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Seneca One Whole Loan or a servicing transfer event, the Seneca One Subordinate Companion Loan Holder will have the right, by written notice to each Seneca One Note A Holder (a “Seneca One Purchase Notice”) to purchase in immediately available funds, the Seneca One Senior Notes (each such Seneca One Note specified in the Seneca One Purchase Notice, a “Seneca One Purchased Note”), in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding yield maintenance premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Seneca One Purchase Notice to the selling Seneca One Noteholder(s), the selling Seneca One Noteholder(s) will be required to sell (and the purchasing Seneca One Noteholder will be required to purchase) the Seneca One Purchased Note(s) at the defaulted mortgage loan purchase price, on a date (the “Seneca One Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Seneca One Purchase Notice. The failure of the requesting purchaser to purchase the Seneca One Purchased Note(s) on the Seneca One Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Seneca One Whole Loan or servicing transfer event that gave rise to such right. The right of the Seneca One Subordinate Companion Loan Holder to purchase one or more Seneca One Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Seneca One Mortgaged Property. Notwithstanding the foregoing sentence, the Seneca One Lead Securitization Noteholder is required to give the Seneca One Subordinate Companion Loan Holder 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the Seneca One Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Seneca One Mortgaged Property is transferred to the Seneca One Lead Securitization Noteholder (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Seneca One Lead Securitization Noteholder of a foreclosure sale or sale by power of sale, less than 10 business days after the acceleration of the Seneca One Whole Loan, the Seneca One Lead Securitization Noteholder will be required to notify the Seneca One Subordinate Companion Loan Holder of such transfer and the Seneca One Subordinate Companion Loan Holder will have a 30-day period from the date of such notice from the Seneca One Lead Securitization Noteholder to deliver the Seneca One Purchase Notice to the Seneca One Lead Securitization Noteholder, in which case the Seneca One Subordinate Companion Loan Holder that delivered such purchase price will be obligated to purchase the Seneca One Mortgaged Property, in immediately available funds, within such 30-day period at the applicable purchase price.

Sale of Defaulted Seneca One Whole Loan

Pursuant to the terms of the Seneca One Co-Lender Agreement and the Pooling and Servicing Agreement, if the Seneca One Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Seneca One Mortgage Loan in accordance with, and to the extent provided in, the Pooling and Servicing Agreement and the Seneca One Co-Lender Agreement, then the special servicer may elect to sell the Seneca One Whole Loan subject to the rights of the Seneca One Subordinate Companion Loan Holder under the Seneca One Co-Lender Agreement as described above under “—Consultation and Control”.

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the

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close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in February 2026 and ending on the hypothetical Determination Date in March 2026. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Goldman Sachs Mortgage Company, German American Capital Corporation, Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc. and Bank of Montreal are sponsors and mortgage loan sellers in this securitization transaction.

None of the mortgage loan sellers nor any of their respective affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against any mortgage loan seller for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the cure, repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by each mortgage loan seller in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of the depositor, GS Bank, an originator and the initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

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GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2025, GSMC originated or acquired approximately 3,556 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $194.3 billion. As of December 31, 2025, GSMC had acted as a sponsor and mortgage loan seller on approximately 574 fixed and floating-rate commercial mortgage-backed securitization transactions. From 2011 through 2025, GSMC securitized approximately $124.7 billion of commercial mortgage loans in public and private offerings.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

With respect to the Torrey Heights Whole Loan (2.5%), which was co-originated by GS Bank, GACC and JPMorgan Chase Bank, National Association, portions of which are being sold by GSMC and GACC, the GACC Data Tape was used to provide certain numerical information regarding the related Whole Loan in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
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●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five (5) largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of the Top 15 Mortgage Loans” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

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GS Bank, an originator, is affiliated with GSMC, one of the sponsors, Goldman Sachs & Co. LLC, one of the underwriters, and the depositor. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2024	$7.2 billion	$7.3 billion
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2024	$5.9 billion	$5.9 billion
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these

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procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex D-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and,

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in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material
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immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property

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and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
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●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The Haven Leased Fee Portfolio Whole Loan (4.2%) was (together with any related Companion Loans) co-originated by Goldman Sachs Bank USA and Morgan Stanley Mortgage Capital Holdings LLC. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

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Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2026. GSMC’s Central Index Key is 0001541502. With respect to the period from and including January 1, 2023 to and including December 31, 2025, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the RR Interest. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GSMC (or its MOA) will be required to retain the RR Interest as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is the initial holder of the Class RR certificates and an initial Risk Retention Consultation Party and an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

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CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion, $11.1 billion, $6.7 billion, $13.8 billion and $16.9 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
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●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

With respect to the CityCenter (Aria & Vdara) Whole Loan (7.9%), which was co-originated by GS Bank, CREFI, GACC and JPMorgan Chase Bank, National Association, portions of which are being sold by GSMC, CREFI and GACC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the Cut-off Date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the Cut-off Date;
●	a description of any material issues with respect to any of the mortgage loans;
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●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related Mortgaged Properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
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●	a description of any material leasing issues at the related Mortgaged Properties;
●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;
●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the Cut-off Date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such

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third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the next five (5) largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of the Top 15 Mortgage Loans” on Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”,
“—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain

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property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

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Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

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Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

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Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2026. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2023 to and including December 31, 2025, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the CREFI VRR Interest Portion and except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion held thereby) at any time. CREFI (or its MOA) will be required to retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, an originator and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an exempted company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, or GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019.

Prior to the date of this prospectus, DBRI purchased for cash from GACC a 100% equity participation interest in each of the portion of the CityCenter (Aria & Vdara) Mortgage Loan and the Torrey Heights Mortgage Loan to be contributed by GACC (the “GACC Originated Loans”). DBRI will sell its interest in the GACC Originated Loans to GACC on or prior to the Closing Date. During the period from DBRI’s purchase of such participation interests to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Originated Loans.

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It is also expected that GACC or DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “GACC” or “DBRI”, as applicable, in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc. and GS Mortgage Securities Corporation II and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2025 is approximately $126.557 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and

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analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-3), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the CityCenter (Aria & Vdara) Whole Loan (7.9%), which was co-originated by GS Bank, CREFI, GACC and JPMorgan Chase Bank, National Association, portions of which are being sold by GSMC, CREFI and GACC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
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●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-3.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and GACC are each an originator and are affiliated with each other and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and GACC are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage

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loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan), the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

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Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive

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appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial

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mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
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●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the applicable DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the applicable DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2026. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2023 to and including December 31, 2025, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire or own in the future certain classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

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Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on December 31, 2025, Barclays or its affiliates were the loan sellers in approximately 280 commercial mortgage-backed securitization transactions. Approximately $67.9 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years

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ending on December 31, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and through 2025.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2025	$6,116,669,693
2024	$5,885,080,762
2023	$2,463,932,012
2022	$5,482,697,941
2021	$7,251,700,536
2020	$3,078,111,026
2019	$4,982,776,203
2018	$3,916,450,689
2017	$4,970,884,850
2016	$3,035,842,410
2015	$5,275,015,201
2014	$3,227,137,803
2013	$2,794,488,744
2012	$1,919,346,250

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the Mortgage Loans (or portions thereof) for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (in certain cases remotely) (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, underwriting cash flow file, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Barclays and Barclays Capital Inc. engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;
●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and
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●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Additionally, Barclays reviews the underwriting guidelines of the applicable originator for any Barclays Mortgage Loans that were acquired by Barclays to ensure that each acquired Barclays Mortgage Loan was underwritten pursuant to the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that

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specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit (in certain cases by a third party) and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are generally required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan to value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

In addition, Barclays may in some instances have reduced the term interest rate that Barclays would otherwise charge on a Barclays Mortgage Loan based on the credit and collateral characteristics of the related Mortgaged Property and structural features of the Barclays Mortgage Loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Barclays Mortgage Loan satisfied Barclays’ minimum debt service coverage ratio underwriting requirements for such Barclays Mortgage Loan.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans

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originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage
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loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.
●	Other Factors—Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Midland Loan Services, a Division of PNC Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Processes” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. In some cases, due to the impact of COVID-19, some tenants may have received rent relief/forbearances or may not have paid their rent when due. On a case-by-case basis, the lender may be adjusting underwritten rent to reflect these situations. None of the Barclays Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 13, 2026 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. As of December 31, 2025, it has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays and/or its affiliates may retain on the Closing Date, or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

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Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been chartered as a United States branch of the Bank of Montreal with the Illinois Department of Financial and Professional Regulation (“IDFPR”) and, accordingly, is regulated by the IDFPR and the Federal Reserve Board under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 320 South Canal Street, 8th Floor, Chicago, Illinois 60606.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Capital Markets Corp., one of the underwriters and a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 1,000 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Bank, N.A. (“BBNA”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BBNA has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BBNA acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BBNA and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2025 is approximately $17.419 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

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The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the BMO Mortgage Loans.

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Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-5 to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the depositor for inclusion on Annex E-5 to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in

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connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Description of the Top 15 Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated (or acquired and reunderwritten) in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to the BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning,

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environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such

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mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in
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certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that BMO deems material.

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Property Condition Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines. One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2026. BMO’s Central Index Key is 0000927971. With respect to the period from and including January 1, 2023 to and including December 31, 2025, the following table provides information regarding demand, repurchase and replacement history reported by BMO as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)	Total Assets in ABS by Originator(3)			Assets That Were Subject of Demand(3), (4)			Assets That Were Repurchased or Replaced(3), (5)			Assets Pending Repurchase or Replacement (within cure period)(3), (6)			Demand in Dispute(3), (7)			Demand Withdrawn(3), (8)			Demand Rejected(3), (9)
			(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class - Commercial Mortgages

Benchmark 2025-V14 Mortgage Trust CIK #: 0002056663	X	German American Capital Corporation	5	225,300,000	24.0
		Citi Real Estate Funding Inc.	14	354,486,000	37.7
		Goldman Sachs Mortgage Company	8	147,800,000	15.7
		Barclays Capital Real Estate Inc.	7	130,557,693	13.9
		Bank of Montreal (2)	4	81,100,000	8.6	1	35,500,000.00	3.8	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	1	35,500,000.00	3.8
Benchmark 2025-V14 Mortgage Trust Total			38	$939,243,693		1	35,500,000.00	3.8	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	1	35,500,000.00	3.8
Commercial Mortgages Total			38	$939,243,693		1	35,500,000.00		0	0.00		0	0.00		0	0.00		0	0.00		1	35,500,000.00

(1)       “Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements.

(2)       Greystone Servicing Company LLC, as special servicer for Loan No. 12 (Lakeside Place & Shoreline Apartments, the “Loan”), in a letter dated November 7, 2025, requested that BMO, as the mortgage loan seller, cure certain alleged breaches of a representation and warranty under the related mortgage loan purchase agreement or, alternatively, repurchase the Loan. In a letter dated November 26, 2025, BMO rejected the demand to cure or repurchase.

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(3)       The numbers of assets or demands (shown in columns (d), (g), (j), (m), (p), (s) and (v)) and the principal balances (shown in columns (e), (h), (k), (n), (q), (t) and (w)) are with respect to BMO’s (or, in the case of columns (d) and (e), the subject originator’s) asset contribution only (without taking into account assets contributed by other originators). However, the percentages of principal balances (shown in columns (f), (i), (l), (o), (r), (u) and (x)) are with respect to the entire securitization pool (taking into account assets contributed by other originators) and based on (i) an aggregate principal balance of approximately $939,243,693.00 at the time of securitization (for column (f)), as shown on the Benchmark 2025-V14 Mortgage Trust Form 424B2 filed on March 25, 2025, and (ii) an aggregate principal balance of $938,994,729.57 as of December 17, 2025 (for columns (i) and (x)), as shown on the report of the issuing entity prepared by the Certificate Administrator for the distribution dated December 17, 2025.

(4)       Reflects assets subject to new demands to repurchase or replace that were received during the reporting period. Activity appearing in the other applicable columns of this table (“Assets That Were Repurchased or Replaced”, “Assets Pending Repurchase or Replacement (within cure period)”, “Demand in Dispute”, “Demand Withdrawn” and “Demand Rejected”) may relate to demands received during or prior to the reporting period. If an asset was subject to a new demand and additional activity during the reporting period information regarding the asset will appear in this column and the other applicable column in this table.

In connection with the preparation of the information in the table above, BMO undertook the following steps to gather the information required by Rule 15Ga-1: (i) identifying all asset-backed securities transactions in which it acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, and (ii) performing a diligent search of our records for all relevant information.

(5)       Reflects assets that were repurchased or replaced during the reporting period. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(6)       Includes assets for which the representing party has agreed to repurchase or replace such asset but has not yet repurchased or replaced such asset. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(7)       Includes assets for which any of the following situations apply as of the end of the reporting period:

a.       A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by the end of the reporting period;

b.       The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.       The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(8)       Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(9)       Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the reporting period.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Bank of Montreal” has been provided by BMO.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to KeyBank National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may

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include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

GS Mortgage Securities Corporation II, the depositor, is a Delaware corporation and was formed in 1995 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage assets in trusts in exchange for certificates evidencing interests in the trusts and selling or otherwise distributing the certificates. The sole shareholder of the depositor is The Goldman Sachs Group, Inc. (NYSE: GS). The depositor’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. The depositor will not have any material assets. The depositor is an affiliate of GSMC, a sponsor, the Retaining Sponsor, a mortgage loan seller and an initial Risk Retention Consultation Party, GS Bank, an originator and the initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the mortgage file or servicing file for any mortgage loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders and the RR Interest Owner, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC and grantor trust administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from the mortgage loan sellers and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owner.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owner upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2026-V21 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO Property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement, but does not include the Serviced Companion Loan’s pro rata interest in any such REO

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Property), disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owner and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term high-quality investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make advances of delinquent monthly debt service payments to the issuing entity, and the master servicer, the special servicer and the trustee may make property protection advances to the issuing entity, but in each case only to the extent it deems such advances to be recoverable from the related mortgage loan; such advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment” in this prospectus. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property) are the Distribution Accounts and other accounts maintained pursuant to the PSA and the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties, including, with respect to the Non-Serviced Whole Loans, the trust’s interest in any REO Property acquired pursuant to the applicable pooling and servicing agreement and the other activities described in this prospectus, and indemnity obligations to the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor and various related persons. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as trustee, certificate administrator and custodian under the PSA. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.1 billion (USD) in assets as of December 31, 2025. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (together with Wells Fargo Bank, collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS

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employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare, as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2025, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 653 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $419 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and grantor trust returns on behalf of the Grantor Trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2025, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,338 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $746 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the certificate administrator is required to maintain pursuant to the PSA will be held by one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Computershare Trust Company is acting as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and for the benefit of the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2025, Computershare Trust Company was acting in some cases as custodian, and in most cases as agent for the custodian, for approximately 458,363 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the sponsors or an affiliate of the sponsors and anticipates that one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed

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securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For five CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2025 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2025 Computershare CMBS Annual Statement of Compliance”).

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an internal update that set certain payments to be manually processed that resulted in three classes of certificates not receiving their distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the error within seven days of the related distribution date.

For two CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to certain settings within the applicable payment model that resulted in an overpayment to one class of certificates and a corresponding aggregate underpayment to five classes of certificates for one such transaction, and an overpayment to one class of certificates and a corresponding aggregate underpayment to two classes of certificates for such other transaction, in each case, on the related distribution date. Computershare Trust Company revised the distribution for each transaction to correct the error within five days and six days, respectively, of the applicable distribution date.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to processing a pool level adjustment in the servicer’s report that resulted in an underpayment to six classes of certificates on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error the following month.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an off-cycle adjustment that resulted in one class of certificates not receiving its principal distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error prior to the next distribution date.

For each of the five CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Computershare Trust Company and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information regarding Computershare Trust Company set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Computershare Trust Company. None of the depositor, the underwriters or any other person, other than Computershare Trust Company, makes any representation or warranty as to the accuracy or completeness of such information.

For a description of any material affiliations, relationships and related transactions between Computershare Trust Company and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those

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related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s and the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

KeyBank National Association, a national banking association (“KeyBank”), will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and the Serviced Companion Loans.

KeyBank is a wholly-owned subsidiary of KeyCorp, an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is an affiliate of KeyBanc Capital Markets, Inc., one of the underwriters. KeyBank is not an affiliate of the Depositor, the Mortgage Loan Sellers, the Issuing Entity, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2023	12/31/2024	12/31/2025
By Approximate Number	18,238	21,269	20,028
By Approximate Aggregate Principal Balance (in billions)	$442.1	$478.1	$468.3

Within this servicing portfolio are, as of December 31, 2025, approximately 11,653 loans with a total principal balance of approximately $280.9 billion that are included in approximately 991 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2025, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s Investors Service, Inc. (“Moody’s”), S&P, Fitch Ratings, Inc. (“Fitch”), and DBRS, Inc. (“Morningstar DBRS”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1-” as a primary servicer, and “CSS1-” as a special servicer. Morningstar DBRS has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar DBRS’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating

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various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	A2
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	BBB+	A-	Baa1
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying Mortgage Loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act of 1933, as amended. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, generally responsible for the master servicing functions with respect to the Serviced Mortgage Loans and Serviced Companion Loans. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the PSA pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments and property management. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loan are to be maintained is described in “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the PSA. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

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KeyBank will not have primary responsibility for custody services of original documents evidencing the mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time, KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

KeyBank will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Serviced Mortgage Loans and Serviced Companion Loans or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding KeyBank under this heading “—The Master Servicer” has been provided by KeyBank.

The Special Servicer

Torchlight Loan Services, LLC (“Torchlight”) is a Delaware limited liability company and will act as the initial special servicer (the “Special Servicer”) under the PSA. Its executive office and principal special servicing office are located at 90 Park Avenue, 20th Floor, New York, New York 10016. Torchlight is wholly owned by Torchlight Investors, LLC, which invests across a broad array of commercial real estate investments, including senior and mezzanine loans, preferred equity, equity and investment grade and non-investment grade CMBS on behalf of institutional investors.

Torchlight has substantial experience in working out loans and has been engaged in servicing CMBS assets since December 2007. Torchlight’s then affiliated predecessor had been engaged in servicing CMBS assets since 1998. In the past twenty-seven years, Torchlight has resolved over $12.2 billion of U.S. commercial and multifamily loans.

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The table below sets forth information about Torchlight’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2022	As of 12/31/2023	As of 12/31/2024	As of 12/31/2025
By Approximate Number	17	19	18	36
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(1)	$6,677,010,984	$8,187,369,702	$9,980,161,249	$18,362,085,212
Actively Specially Serviced Portfolio By Approximate Number of Loans(2)	11	41	42	54
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$461,535,412	$2,555,583,096	$2,756,939,609	$3,080,015,916

(1)	Includes all loans in Torchlight’s portfolio for which Torchlight is the named special servicer, regardless of whether such loans are, as of the specified date, specially serviced loans.
(2)	Includes only those loans in the portfolio that, as of the specified date, are specially serviced loans, including REO loans.

As of December 31, 2025, 21 personnel were involved in the special servicing of commercial real estate assets for Torchlight, of which 4 were dedicated to the special servicing business unit. As of December 31, 2025, Torchlight specially serviced a portfolio that included approximately 54 loans secured by properties throughout the United States, the District of Columbia and Puerto Rico with a then-current face value in excess of $3.0 billion, all of which are commercial or multifamily real estate assets. The portfolio includes commercial real estate mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loan backing the Certificates. Accordingly, the assets that Torchlight services as well as assets owned by its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the Mortgage Loans for tenants, purchasers, financing and so forth. Torchlight does not service or manage any assets other than commercial and multifamily real estate assets.

Torchlight has developed policies and procedures for the performance of its special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Torchlight has recognized that technology can greatly improve its performance as a special servicer, and Torchlight’s intranet-based infrastructure provides improved controls for compliance with trust/pooling and servicing agreements, loan administration and procedures in workout/resolution. Standardization and automation have been pursued, and continue to be pursued, wherever practicable to provide for improved accuracy, efficiency, transparency, monitoring and controls.

Torchlight utilizes the services of certain contractors to augment its personnel. Torchlight does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as special servicer and accordingly Torchlight does not believe that its financial condition will have any adverse effect on the performance of its duties under the TSA nor any material impact on the mortgage pool performance or the performance of the certificates.

Torchlight will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Torchlight may have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that Torchlight has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standard. There are currently no legal proceedings pending against Torchlight, nor are any known to be contemplated by governmental authorities, that are material to the Certificateholders.

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No securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer has experienced an event of default as a result of any action or inaction performed by Torchlight as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Torchlight with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer.

From time to time, Torchlight and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Torchlight does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as special servicer.

Torchlight is not an affiliate of the Depositor, the Mortgage Loan Sellers, the Issuing Entity, the Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, or any Originator of the Mortgage Loans. There are no specific relationships involving or relating to this transaction or the securitized mortgage loans between Torchlight or any of its affiliates, on the one hand, and the Depositor or the Issuing Entity, on the other hand, that currently exist or that existed during the past two years.

Torchlight Loan Services, LLC, the Special Servicer, is an affiliate of (i) Torchlight Debt Fund VIII Holdings (US), LLC, the entity expected to purchase the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J, Class K and Class S Certificates and be appointed as the initial Directing Holder. Additionally, from time to time, Torchlight or its affiliates may acquire additional Certificates in the secondary market and will also be able to dispose of those Certificates at any time.

Torchlight may enter into one or more arrangements with the initial Controlling Class Representative or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Torchlight’s appointment as special servicer under the PSA and any related intercreditor agreement and limitations on such person’s right to replace the special servicer.

The Depositor, the Sponsors, the Servicer, the Trustee and the Certificate Administrator may maintain banking and other commercial relationships with Torchlight and its affiliates.

The information set forth in this prospectus regarding Torchlight under this heading “—Special Servicer” has been provided by Torchlight. Torchlight does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Torchlight as Special Servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Torchlight) or any related documents.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of Torchlight as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions” and “—Inspections” in this prospectus. Torchlight’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

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The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

Torchlight, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Primary Servicer

Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), is expected to act as the primary servicer of the Mortgage Loans to be sold to the Depositor by Citi Real Estate Funding Inc. and any related Serviced Companion Loans (such Mortgage Loans and any related Serviced Companion Loans, the “Midland Serviced Mortgage Loans”). Midland is expected to be initially responsible for the primary servicing and administration of such Midland Serviced Mortgage Loans pursuant to a certain primary servicing agreement expected to be entered into between Midland, as primary servicer, and KeyBank National Association, as master servicer (the “Midland Primary Servicing Agreement”). Certain servicing and administrative functions may also be provided by one or more sub-subservicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar DBRS and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar DBRS. For each category, S&P ranks Midland as “Strong”. Morningstar DBRS ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.

Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. While Midland operates under a work from home strategy for certain personnel, Midland's policies, operating procedures and business continuity plan contemplate and provide the mechanism for any Midland personnel currently working in the office to transition to work from home as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the PSA and Midland Primary Servicing Agreement, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s

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performance of certain duties and/or obligations under the PSA, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the PSA. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the PSA and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Midland Serviced Mortgage Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Midland Serviced Mortgage Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be

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made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CRE Servicing Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CRE Servicing Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CRE Servicing Insight®.

As of December 31, 2025, Midland was master and primary servicing approximately 19,041 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,765 of such loans, with a total principal balance of approximately $352 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2023 to 2025.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate Amounts in Billions)
	2023	2024	2025
CMBS	$336	$347	$352
Other	$244	$173	$156
Total	$580	$521	$508

As of December 31, 2025, Midland was named the special servicer in approximately 298 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $105 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 213 assets with an outstanding principal balance of approximately $5.2 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2023 to 2025.

Portfolio Size – Special Servicing	Calendar Year End (Approximate Amounts in Billions)
	2023	2024	2025
Total	$119	$118	$105

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any companion loan holder, the other

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Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BMO Mortgage Loans.

Pursuant to certain interim servicing agreements between Barclays and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Barclays Mortgage Loans.

Midland is also the master servicer under the Benchmark 2026-V20 pooling and servicing agreement pursuant to which each of the 535 & 545 5th Avenue Whole Loan and the Project Broadview Whole Loan are being serviced.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information concerning the Primary Servicer has been provided by Midland.

Summary of the Primary Servicing Agreement

General. Midland will be appointed as the primary servicer of the Midland Serviced Mortgage Loans. Accordingly, KeyBank, as master servicer, and Midland, as primary servicer, will enter into a Primary Servicing Agreement, dated as of March 1, 2026 (the “Midland Primary Servicing Agreement”). The primary servicing of such Midland Serviced Mortgage Loans will be governed by the Midland Primary Servicing Agreement. The following summary describes certain provisions of the Midland Primary Servicing Agreement relating to the primary servicing and administration of the Midland Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the Midland Primary Servicing Agreement.

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Summary of Duties. With respect to the Midland Serviced Mortgage Loans, Midland, as primary servicer, will be responsible for performing the primary servicing of the Midland Serviced Mortgage Loans in a manner consistent with the PSA and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such Mortgage Loan as approved by the master servicer,
●	(i) within five (5) business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,
●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts to hold such collections,
●	remitting to the master servicer on a timely basis monthly payments less any primary servicing fees and compensation in the nature of additional primary servicing compensation due to Midland, as primary servicer, and any escrow and reserve payments to be held by Midland,
●	preparing such reports, including a monthly remittance report and such other reports as reasonably requested by the master servicer from time to time,
●	collecting monthly and quarterly borrower reports, rent rolls, and operating statements,
●	performing annual inspections of the related Mortgaged Property and providing inspection reports to the master servicer,
●	monitoring borrower insurance obligations on such Midland Serviced Mortgage Loans and related Specially Serviced Loans and obtaining such property level insurance when the borrower fails to maintain such insurance,
●	maintaining errors and omissions insurance and an appropriate fidelity bond,
●	notifying the master servicer of any borrower requests or transactions; provided, however, that Midland will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer,
●	with respect to any rate cap mortgage loan (if any), collecting and receiving all related interest rate cap payments (if any) and depositing such payments into the primary servicer collection account maintained by Midland and remitting such funds to the master servicer on the primary servicer remittance date,
●	with respect to any rate cap mortgage loan (if any) providing the master servicer with the wiring instructions for receipt of all interest rate cap payments (if any), the name of the related rate cap provider, the expiration date of the related rate cap agreement, and confirming that such required interest rate cap payments have been made per the loan documents, and
●	promptly notifying master servicer of any defaults under the Midland Serviced Mortgage Loans, collection issues or customer issues; provided that Midland will not take any action with respect to enforcing such Midland Serviced Mortgage Loans without the prior written approval of the master servicer.
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Midland’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

Midland will provide to master servicer access to all the servicing files, Mortgage Loan files and servicing systems maintained by Midland with respect to the Midland Serviced Mortgage Loans for audit and review. Midland will not take any action (whether or not authorized under the Midland Primary Servicing Agreement) as to which the master servicer has advised it in writing that the master servicer or the trustee has received an opinion of counsel to the effect that such action if taken would result in the imposition of a tax on any portion of the trust fund or cause any of the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC. Midland will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the trust fund or cause any of the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

Midland will also timely provide such certifications, reports and registered public accountant attestations required by the Midland Primary Servicing Agreement or by the master servicer to permit it to comply with the Pooling and Servicing Agreement and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and Midland will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that Midland is able to perform its obligations under the Midland Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over Midland. Midland will not communicate directly with the special servicer, the Directing Holder or any Rating Agency except in very limited circumstances set forth in the Midland Primary Servicing Agreement.

Midland will have no obligation to make any principal and interest advance or any servicing advances. Midland will not make any Major Decisions or any other action requiring the approval of the master servicer under the Midland Primary Servicing Agreement without the prior written approval of the master servicer.

Such consent may be subject to: (a) the prior approval of or consultation with the special servicer, the Controlling Class Representative, any Loan-Specific Directing Holder, any Risk Retention Consultation Party, any AB Whole Loan Controlling Holder, any Companion Holder, the Directing Holder or any mezzanine loan lender, as applicable, if so required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion, and (b) obtaining any Rating Agency Confirmation required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the Midland Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to each Midland Serviced Mortgage Loan under the Pooling and Servicing Agreement. Midland is not entitled to any Prepayment Interest Excess. Midland will be entitled to such additional primary servicing compensation as set forth in the Midland Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the Pooling and Servicing Agreement, Midland will also be entitled to retain, with respect to each related Midland Serviced Mortgage Loan, as additional primary servicing compensation, the following:

●	100% of the master servicer’s share of any assumption application fees and 50% of the master servicer’s share of any defeasance fees;
●	100% of the master servicer’s share of (i) any charges for beneficiary statements or demands and (ii) amounts collected for checks returned for insufficient funds actually paid by the borrower;
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●	100% of late payment charges and default interest paid by the related borrowers, except as required to offset outstanding interest on Advances or certain additional trust fund expenses incurred with respect to the related Midland Serviced Mortgage Loan;
●	50% of the master servicer’s share of any Excess Modification Fees, assumption fees, waiver fees, consent and earnout fees, review fees and similar fees; and
●	subject to certain limitations set forth in the Pooling and Servicing Agreement, any interest or other income earned on deposits in the related accounts held by Midland.

Midland will be entitled to 50% of the master servicer’s share of any fees received by the master servicer with respect to any Major Decision regardless as to whether Midland processes such action or not. The Special Servicer will process all Major Decisions, unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer should process such Major Decision. If the Special Servicer and Master Servicer agree that the Master Servicer should process a Major Decision, Midland will process such Major Decision with respect to such Midland Serviced Mortgage Loan subject to the Master Servicer’s consent and any other consent required under the Pooling and Servicing Agreement.

Midland will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which Midland is not entitled to retain. Except as otherwise provided, Midland will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the Midland Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither Midland nor any, directors, officers, members, managers, employees or agents of Midland (the “Midland Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Midland Primary Servicing Agreement, or for errors in judgment. However, this will not protect the Midland Parties against losses resulting from any breach of warranties or representations made in the Midland Primary Servicing Agreement, or against any liability that would otherwise be imposed on Midland by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the Midland Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its duties under the Midland Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified and held harmless by the master servicer against any and all loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of this indemnity) relating to the Midland Primary Servicing Agreement (collectively, the “Midland Agreement Losses”) incurred by Midland (a) resulting from (i) any breach by the master servicer of a representation or warranty made by it under the Midland Primary Servicing Agreement or (ii) the master servicer’s willful misconduct, bad faith, fraud or negligence in the performance of its obligations and duties under the Midland Primary Servicing Agreement or negligent disregard of its obligations and duties under the Midland Primary Servicing Agreement or (b) that may be imposed on, incurred by or asserted against it in connection with, related to, or arising out of, the Midland Primary Servicing Agreement or the transactions contemplated by the Midland Primary Servicing Agreement, other than any Midland Agreement Losses incurred by Midland (i) that are specifically required to be borne by Midland without right of reimbursement pursuant to the terms of the Midland Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by Midland, or (B) willful misconduct, bad faith or negligence of Midland in the performance of its respective obligations or duties under the Midland Primary Servicing Agreement or negligent disregard of its respective obligations or duties under the Midland Primary Servicing Agreement; provided, however, that the indemnification under clause (b) above will be strictly limited to any actual amount of indemnification received by the master servicer under the Pooling and Servicing Agreement as a result of pursuing the Trust on behalf of the Midland for such indemnification. The master servicer agrees to use reasonable efforts to pursue the Trust for any indemnification against any Midland Agreement Losses incurred by Midland under clause (b) above.

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Midland will indemnify and hold harmless the master servicer and its partners, shareholders, directors, officers, members, managers, employees or agents against any Midland Agreement Losses incurred by the master servicer resulting from (1) any breach by Midland of a representation or warranty made by Midland in the Midland Primary Servicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by Midland in the performance of its obligations and duties under the Midland Primary Servicing Agreement or by reason of negligent disregard of such obligations and duties.

Termination. The Midland Primary Servicing Agreement will be terminated with respect to Midland if any of the following occurs:

●	the master servicer elects to terminate Midland following a Midland Primary Servicer Termination Event (as defined below) (except as provided in the following bullet);
●	immediately by the master servicer (or at the Depositor’s request to the extent the Depositor has the right to request termination of Midland under the Pooling and Servicing Agreement) pursuant to the final two bullets listed under Midland Primary Servicer Termination Events below;
●	upon resignation by Midland;
●	with respect to any Midland Serviced Mortgage Loan, in the event such Midland Serviced Mortgage Loan is substituted pursuant to the Pooling and Servicing Agreement;
●	at the option of the master servicer in its sole discretion, in the event a Midland Serviced Mortgage Loan is purchased or repurchased pursuant to the Pooling and Servicing Agreement;
●	with respect to a Midland Serviced Mortgage Loan, upon defeasance of such Midland Serviced Mortgage Loan; or
●	if the master servicer's responsibilities and duties as master servicer under the Pooling and Servicing Agreement have been assumed by the trustee, and the trustee has the right to terminate Midland pursuant to the Pooling and Servicing Agreement.

“Midland Primary Servicer Termination Event” means any one of the following events:

●	any failure by Midland to remit amounts due to the accounts maintained by Midland or to the master servicer, any amount required to be so remitted by Midland which failure continues unremedied for one (1) business day following the date on which such deposit or remittance was required to be made;
●	any failure on the part of Midland duly to observe or perform in any material respect any of its other covenants or obligations under the Midland Primary Servicing Agreement, which failure continues unremedied for a period of twenty (20) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) business days in the case of Midland’s obligations under the Midland Primary Servicing Agreement in respect of Exchange Act reporting items (after any applicable grace periods) or (ii) ten (10) days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the Midland Primary Servicing Agreement) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to Midland by the master servicer, provided, however, if such failure is capable of being cured and Midland is diligently pursuing such cure, such period will be extended an additional twenty (20) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;
●	any breach on the part of Midland of any representation or warranty made pursuant to the Midland Primary Servicing Agreement which materially and adversely affects the interests of
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any class of certificateholders or holders of any related Serviced Pari Passu Companion Loan or the RR Interest Owner and which continues unremedied for a period of twenty (20) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to Midland by the master servicer, provided, however, that if such breach is capable of being cured and Midland is diligently pursuing such cure, such twenty (20) day period will be extended for an additional thirty (30) days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against Midland and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of fifty (50) days;
●	Midland consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Midland, or of or relating to all or substantially all of its property;
●	Midland admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;
●	any Rating Agency (or, in the case of securities issued in a securitization containing any Serviced Pari Passu Companion Loan (“Serviced Pari Passu Companion Loan Securities”), any Rating Agency rating such securities) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (B) placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of Midland) or Midland as the sole or a material factor in such rating action;
●	Midland is no longer rated at least “CPS3” by Fitch and Midland is not reinstated to at least that rating within 60 days of the delisting;
●	a Servicer Termination Event by the master servicer under the Pooling and Servicing Agreement, which Servicer Termination Event occurred as a result of the direct failure of Midland to perform any obligation required under the Midland Primary Servicing Agreement;
●	the failure of Midland to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the Midland Primary Servicing Agreement, which failure continues for five (5) days after Midland’s receipt of written notice thereof;
●	subject to the Pooling and Servicing Agreement, any failure by Midland to comply with any of the Exchange Act reporting requirements under the Pooling and Servicing Agreement applicable to Midland, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under the Pooling and Servicing Agreement; or
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●	any failure by Midland to comply with creating, obtaining or delivering any Exchange Act reporting items required for any party to the Pooling and Servicing Agreement to perform its obligations under the Exchange Act reporting requirements of the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to.

Notwithstanding the foregoing, upon any termination of Midland, Midland will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the Midland Serviced Mortgage Loans to the master servicer or its designee.

The information set forth under this “—Summary of the Primary Servicing Agreement” sub-heading has been provided by Midland.

The Operating Advisor and Asset Representations Reviewer

BellOak, LLC (“BellOak”) will act as the operating advisor and asset representations reviewer under the Pooling and Servicing Agreement with respect to each Serviced Mortgage Loan. BellOak has an address at 1717 McKinney Ave., 12th Floor, Dallas, TX 75202 and its telephone number is (332) 236-8495.

BellOak is a privately held commercial real estate finance advisory firm headquartered in Dallas, Texas. BellOak is a dedicated CMBS Operating Advisor that has been organized to provide the requisite independent, third-party surveillance and oversight on behalf of CMBS certificateholders.

BellOak’s technology utilizes an asset management platform that leverages proprietary software with a dedicated technology team to customize for idiosyncratic needs.

There are no legal proceedings pending against BellOak, or any property of BellOak, that are material to the Certificateholders, nor does BellOak have actual knowledge of any proceedings of this type contemplated by governmental authorities.

As of December 31, 2025, BellOak was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $67.0 billion issued in 90 transactions.

As of December 31, 2025, BellOak was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $25.6 billion issued in 32 transactions.

BellOak satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. BellOak: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with BellOak as the sole or material factor in such rating action; (b) (x) has (or all of the personnel responsible for supervising the obligations of the Operating Advisor have) been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has (or all of the personnel responsible for supervising the obligations of the Operating Advisor have) at least five years of experience in collateral analysis and loss projections, and (y) has (or all of the personnel responsible for supervising the obligations of the Operating Advisor have) at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, a Borrower Party, the Directing Certificateholder, the Retaining Parties, a Successor Third-Party Purchaser, a Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master

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servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that BellOak, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, BellOak believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by BellOak, LLC.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the Credit Risk Retention Rules. Goldman Sachs Mortgage Company has been designated by the sponsors to act as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules) (in such capacity, the “Retaining Sponsor”) and intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules as follows:

●	The “VRR Interest” is an interest in the issuing entity representing the right to receive approximately 5.0% (the “VRR Percentage”) of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the certificates (other than the Class R certificates) and the RR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates on each Distribution Date). The two types of interests comprising the VRR Interest will be the uncertificated interest retained by GSMC (or its MOA) as described below (the “RR Interest”) and the definitive Class RR certificates acquired by CREFI (or its respective MOA) as described below. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) in the issuing entity and will have an aggregate initial VRR Interest Balance of $59,923,727. The owner of the RR Interest is referred to in this prospectus as the “RR Interest Owner”, and the RR Interest Owner and the holder of the Class RR certificates (the “Class RR Certificateholder”) are referred to collectively in this prospectus as the “VRR Interest Owners”.
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●	The Retaining Sponsor (or GS Bank, as its MOA) is expected to retain a portion of the VRR Interest, in the form of the RR Interest, with a VRR Interest Balance equal to $39,049,460 (the “Original RR Interest Balance”) and representing approximately 65.2% of the VRR Interest on the Closing Date.
●	The Retaining Sponsor is also expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired by CREFI. CREFI is expected to acquire on the Closing Date and retain (or cause its MOA to retain) a portion of the VRR Interest, in the form of the Class RR certificates, with a VRR Interest Balance equal to $20,874,267, representing approximately 34.8% of the VRR Interest on the Closing Date (the “CREFI VRR Interest Portion”). CREFI originated Mortgage Loans representing approximately 34.8% of the Initial Pool Balance, which is at least 20% of the Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest (which percentage ownership is at least 20% of the initial VRR Interest Balance) in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. CREFI will acquire the CREFI VRR Interest Portion from the depositor by selling to the depositor the CREFI Mortgage Loans in exchange for cash consideration and the CREFI VRR Interest Portion. The VRR Interest Balance of the CREFI VRR Interest Portion (i) will represent a reduction in the price received by CREFI from the depositor for the CREFI Mortgage Loans sold by CREFI to the depositor for transfer to the issuing entity and (ii) will equal the amount by which the Retaining Sponsor’s required risk retention under the Credit Risk Retention Rules is reduced by CREFI’s acquisition in accordance with the Credit Risk Retention Rules.

The percentage of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed to the certificates (other than the Class R certificates) and the RR Interest represented by the VRR Interest will equal at least 5% as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans

The sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

General

The right to payment of VRR Interest Owners is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

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VRR Available Funds

The aggregate amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the sum of (i) the VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount (collectively, the “VRR Available Funds”).

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will equal the lesser of, (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the VRR Interest Gain-on-Sale Reserve Account.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest on that amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, which evidence the REMIC residual interest in each Trust REMIC, in compliance with the Code and applicable Treasury regulations.

Except for tax reporting purposes, the VRR Interest does not have a specified pass-through rate; however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date (the “VRR Interest Rate”).

Reimbursement of previously allocated VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the VRR Interest Balance in respect of which a reimbursement is made.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

“RR Interest Balance” means, with respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on such Distribution Date as described in clauses First, Second and Third above in this “—Priority of Distributions on the VRR Interest”, (b) any VRR Realized Losses allocated to the RR Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a

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reduction of the VRR Principal Distribution Amount, which recoveries are allocated to the RR Interest and added to the RR Interest Balance.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Balance” means the Certificate Balance of the Class RR certificates and/or the RR Interest Balance of the RR Interest, as applicable.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount distributed to the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount distributed to the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions”.

Allocation of VRR Realized Losses

On each Distribution Date, the certificate administrator will be required to reduce the VRR Interest Balance pro rata based on the VRR Interest Balances of each of the RR Interest and the Class RR certificates, by the amount of any VRR Realized Losses for such Distribution Date.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, VRR Interest Owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest”.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the VRR Interest Owners will be entitled to the VRR Percentage of any yield maintenance charge and prepayment premium collected on the Mortgage Loans as of the related Determination Date, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

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Material Terms

For a description of the material terms of the VRR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement”.

Hedging, Transfer and Financing Restrictions

No VRR Interest Owner or its affiliates will be permitted to transfer its respective VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to its respective VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2026-V21 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

One or more of such classes and the RR Interest will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates
“Class X Certificates”	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates
“Regular Certificates”	The Senior Certificates and the Subordinate Certificates
“Residual Certificates”	The Class R certificates
“Non-VRR Certificates”	The Class X Certificates, the Principal Balance Certificates and the Class S certificates
“VRR Interest”	Class RR certificates and RR Interest

The certificates and the RR Interest will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

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As further described in this prospectus, the primary source for payments of principal and interest on the Non-VRR Certificates and the VRR Interest will be amounts received by the issuing entity in respect of the Mortgage Loans.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$4,368,000
Class A-2	$0 - $375,000,000(1)
Class A-3	$417,617,000 - $792,617,000(1)
Class X-A	$906,571,000(2)
Class X-B	$103,892,000(2)
Class X-D	$37,003,000(2)
Class X-F	$21,348,000(2)
Class X-G	$14,232,000(2)
Class X-J	$15,655,000(2)
Class X-K	$39,849,797(2)
Class A-S	$109,586,000
Class B	$59,773,000
Class C	$44,119,000
Class D	$37,003,000
Class F	$21,348,000
Class G	$14,232,000
Class J	$15,655,000
Class K	$39,849,797

(1)	The exact initial Certificate Balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the chart above. The initial aggregate Certificate Balance of the Class A-2 and Class A-3 certificates is expected to be approximately $792,617,000, subject to a variance of plus or minus 5%.
(2)	The Notional Amount of each class of the Class X Certificates is subject to change depending upon the final pricing of the Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of Principal Balance Certificates may not be part of, and reduce accordingly, such Notional Amount of the related Class X Certificates (or, if as a result of such pricing the Pass-Through Rate of the related Class X Certificates is equal to zero, such Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates that does not comprise such notional amount of the related Class X Certificates is less than the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of the related Class X Certificates.

The “Certificate Balance” of any class of Principal Balance Certificates or Class RR certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and Class RR certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, such class of certificates on that Distribution Date and increased by the amount of any subsequent recovery of Nonrecoverable Advances that was added to the Certificate Balance of such class for such Distribution Date. In the event that Realized Losses previously allocated to a class of certificates, in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

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The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amounts of the Class X Certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “Related Class X Class”) indicated below:

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$906,571,000	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	$103,892,000	Class B and Class C certificates
Class X-D	$37,003,000	Class D certificates
Class X-F	$21,348,000	Class F certificates
Class X-G	$14,232,000	Class G certificates
Class X-J	$15,655,000	Class J certificates
Class X-K	$39,849,797	Class K certificates

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal but the Class S certificates will represent the right to receive the Non-VRR Percentage of any Excess Interest received on an ARD Loan, as described under “—Distributions—Excess Interest”.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in April 2026.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five (5) business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

Available Funds

The aggregate amount available for distribution to holders of the certificates and the RR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-

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Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders and the RR Interest Owner;
●	with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans to the extent those funds are on deposit in the Collection Account;
●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest Owners as described under “—Excess Interest”);
●	all yield maintenance charges and prepayment premiums;
●	all amounts deposited in the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the applicable REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances on the Mortgage Loans made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)   with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The “Collection Period” for each Distribution Date and any Mortgage Loan or Whole Loan will be the period commencing on the day immediately following the Due Date for such Mortgage Loan or Whole Loan in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Whole Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Whole Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with

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respect to Mortgage Loans or Whole Loans relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan or Whole Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

“Periodic Payment” means, with respect to any Mortgage Loan or the related Companion Loan, the scheduled monthly payment of principal and/or interest (other than any Excess Interest) on such Mortgage Loan or Companion Loan, including any balloon payment, which is payable by a borrower from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of a default and without regard to any Excess Interest.

“Non-VRR Available Funds” means, as to any Distribution Date, an amount equal to the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount withdrawn from the Non-VRR Gain-on-Sale Reserve Account for distribution on such Distribution Date.

The “Non-VRR Gain-on-Sale Remittance Amount” for each Distribution Date, is the lesser of (i) the amount on deposit in the Non-VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the Non-VRR Gain-on-Sale Reserve Account.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Non-VRR Certificates (other than the Class S certificates) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Non-VRR Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2 and Class A-3 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i) prior to the Cross-Over Date,

(a)           to the Class A-1 certificates, in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(b)           to the Class A-2 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clause (a) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero; and

(c)           to the Class A-3 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a) and (b) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2 and Class A-3 certificates, pro rata (based upon their respective Certificate Balance), in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2 and Class A-3 certificates are reduced to zero;

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Third, to the Class A-1, Class A-2 and Class A-3 certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2 and Class A-3 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Sixth, to the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-S certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction

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of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Sixteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Eighteenth, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Nineteenth, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-first, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-second, to the Class J certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class F and Class G certificates have been reduced to zero, to the Class J certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-fourth, to the Class J certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

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Twenty-fifth, to the Class K certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class F, Class G and Class J certificates have been reduced to zero, to the Class K certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-seventh, to the Class K certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of all the Subordinate Certificates are (or are expected to be) reduced to zero as a result of the allocation of Non-VRR Realized Losses to those certificates.

Reimbursement of previously allocated Non-VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates (other than the Class S certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-2 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-3 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-S certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class B certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class C certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class D certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class F certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class G certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class J certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class K certificates is a per annum rate equal to [__]%.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

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Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the VRR Interest Rate.

The Pass-Through Rate for each class of Class X Certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Related Class X Class (or the Pass-Through Rate on the Related Class X Class, if only one) for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of an ARD Loan after its respective Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that accrue interest on an Actual/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date) in any year, will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan, is the annual rate at which interest accrues on such Mortgage Loan, REO Loan, Companion Loan or Whole Loan during such period (in the absence of a default), as stated in the related Mortgage Note, promissory note or componentization notice evidencing such Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan without giving effect to any default rate or Revised Rate; provided that, in the case of the Torrey Heights Mortgage Loan and its related Companion Loans and the CityCenter (Aria & Vdara) Subordinate Companion Loans, each of which consists of components with different interest rates, the applicable Mortgage Rate is the weighted average of the various per annum rates at which interest accrues on the respective components of such Mortgage Loan or Companion Loan, as applicable, as stated in the related mortgage loan agreement or promissory note, as applicable, without giving effect to any default rate or Revised Rate with respect to the components of such Mortgage Loan or related Companion Loan.

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Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates (other than the Class S certificates) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Non-VRR Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates (other than the Class S certificates) is equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates (other than the Class S certificates) is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

“Non-VRR Excess Prepayment Interest Shortfall” means, for any Distribution Date, the Non-VRR Percentage of the Excess Prepayment Interest Shortfall for such Distribution Date.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Aggregate Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any property protection advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

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The “Non-VRR Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans on or prior to the related Determination Date; and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds and, if applicable, income, rents, and profits from REO Property or otherwise, received with respect to such Mortgage Loan and any REO Loan on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to “Pooling and Servicing Agreement—Advances” in respect of a preceding Distribution Date; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the issuing entity incurred in connection with the related Mortgage Loan.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Aggregate Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Aggregate Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Aggregate Principal Distribution Amount.

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Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owner or to reimburse the issuing entity, other than in the limited circumstances related to Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the certificates, other than indirectly in the limited circumstances related to reimbursement of Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

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Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the Class S certificates the Non-VRR Percentage of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date, and (ii) to the RR Interest Owner, the remainder of such Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Co-Lender Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of any related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

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Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates) (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero); and

Thirteenth, in the case of an ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions. Interest received on the Torrey Heights Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest in the Torrey Heights Mortgage Loan. Principal received on the Torrey Heights Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

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“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of any related Companion Loan(s), as applicable, pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates) (with respect to the Torrey Heights

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Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and yield maintenance charges collected as of the related Determination Date are required to be distributed to the holders of the classes of certificates and the VRR Interest Owners as described below.

On each Distribution Date, the VRR Percentage of any yield maintenance charge collected on the Mortgage Loans during the one-month period ending on the related Determination Date is required to be distributed to the VRR Interest Owners, and the Non-VRR Percentage of any yield maintenance charge collected on the Mortgage Loans during the one-month period ending on the related Determination Date is required to be distributed as follows: (a) pro rata, between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-S and Class X-A certificates, (ii) the group (the “YM Group B”) of the Class X-B, Class B and Class C certificates, and (iii) the group (together with the YM Group A and the YM Group B, the “YM Groups”) of the Class X-D and Class D certificates based upon the aggregate amount of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective classes of Principal Balance Certificates in each YM Group in the following manner: (i) each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date the portion of such yield maintenance charge in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such class of certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (ii) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable classes of Principal Balance Certificates, will be distributed to the class of Class X Certificates in such YM Group. If there is more than one class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such classes, the aggregate amount of such yield maintenance charges will be allocated among all such classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the first sentence of this paragraph.

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No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-F, Class X-G, Class X-J, Class X-K, Class S or Class R certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, the Non-VRR Percentage of all prepayment premiums and yield maintenance charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed by the certificate administrator pro rata to holders of the Class F, Class G, Class J and Class K certificates (based on their respective Certificate Balances).

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	November 2030
Class A-2	NAP – February 2031(1)
Class A-3	March 2031
Class X-A	March 2031
Class X-B	March 2031
Class A-S	March 2031
Class B	March 2031
Class C	March 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-2 certificates ranging from $0 to $375,000,000.
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The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Co-Lender Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any non-serviced mortgage loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be made to the holder of such Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)           the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or if the special servicer allowed a prepayment on such Mortgage Loan or Serviced Pari Passu Companion Loan on a date other than the applicable Due Date) for the related Distribution Date, and

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(ii)        the aggregate of (A) a portion of the master servicer’s Servicing Fees to be paid under the PSA for the related Distribution Date calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan), as applicable, subject to such prepayment. In no event will the rights of the Certificateholders and the RR Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event is continuing, and only with respect to the Mortgage Loans other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on such Distribution Date among each class of Non-VRR Certificates (other than the Class S certificates) pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

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Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class F, Class G, Class J and Class K certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class F, Class G, Class J and Class K certificates.

This subordination will be effected in two (2) ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Non-VRR Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal allocable to the Non-VRR Certificates (other than the Class S certificates) on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2 and Class A-3 certificates that are still outstanding, pro rata, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2 and Class A-3 certificates, for so long as they are outstanding, of the entire Non-VRR Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2 and Class A-3 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2 and Class A-3 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2 and Class A-3 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2 and Class A-3 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2 and Class A-3 certificates, the successive allocation on each Distribution Date of the remaining Non-VRR Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class F certificates, the Class G certificates, the Class J certificates and the Class K certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders and the RR Interest Owner on that date, the certificate administrator is required to calculate the Non-VRR Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Non-VRR Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage

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Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the end of the last day of the related Collection Period.

The certificate administrator will be required to allocate any Non-VRR Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class K certificates;

second, to the Class J certificates;

third, to the Class G certificates;

fourth, to the Class F certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Non-VRR Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if any Related Class X Class is reduced by such Realized Losses.

VRR Realized Losses will be allocated to the VRR Interest. Non-VRR Realized Losses will be allocated to the Principal Balance Certificates.

The VRR Realized Losses and the Non-VRR Realized Losses are referred to in this prospectus as “Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator” or “—The Operating Advisor and Asset Representations Reviewer”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates or the VRR Interest will be considered outstanding until its Certificate Balance, Notional Amount or VRR Interest Balance, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance to zero, reimbursements of any previously allocated Non-VRR Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance

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with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest”.

Reports to Certificateholders and the RR Interest Owner; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and the RR Interest Owner of record a Distribution Date Statement based in part on the information delivered to it by the master servicer in the form of Annex B (the “Distribution Date Statement”) and providing all information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder and the RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder and the RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate and the RR Interest Owner, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and a reduction in the RR Interest Balance of the RR Interest, as applicable, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or the RR Interest Owner, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, the RR Interest Owner or a Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owner to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing some categories of information regarding the Mortgage Loans provided on Annex A-2, calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the master servicer and by the master servicer to the certificate administrator, and presented in a loan-by-loan and tabular format substantially similar to the formats utilized on Annex B;

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

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(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the RR Interest Owner by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means, as required under the PSA:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file;
●	a CREFC® loan periodic update file; and
●	a CREFC® appraisal reduction amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL file.

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In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2026, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.
●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2026, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its obligation to deliver the CREFC® net operating income adjustment worksheet described above. The special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the sponsors, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, the Controlling Class Representative, a Risk Retention Consultation Party or a VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or a special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-

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loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer may not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary in this prospectus, neither the master servicer nor the certificate administrator will have any obligation to take separate action to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan solely because it is an Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Parties” will be (i) a party selected by Goldman Sachs Bank USA and (ii) a party selected by Citi Real Estate Funding Inc., in each case, as an owner of the VRR Interest. The depositor will promptly provide the name and contact information for each initial Risk Retention Consultation Party upon request and any such requesting party may conclusively rely on the name and contact information provided by the depositor. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of a Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of the Risk Retention Consultation Party from the RR Interest Owner or the Class RR Certificateholder, as applicable. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. Each of GSMC and CREFI (or their respective affiliate) is expected to be an initial Risk Retention Consultation Party.

“Borrower Party” means a borrower, a manager of a Mortgaged Property, a Restricted Mezzanine Holder or a Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, manager or Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in such borrower, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

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“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than any such information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® special servicer loan file for the related Excluded Controlling Class Loan).

“Excluded Loan” means with respect to (i) the Controlling Class Representative, any Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party, or (ii) a Risk Retention Consultation Party, any Mortgage Loan or Whole Loan if, as of any date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the RR Interest Owner, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party (other than a Risk Retention Consultation Party), in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information relating to an Excluded Controlling Class Loan applicable to such party as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be, and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

A “Certificateholder” is the person in whose name a certificate (including the Class RR certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR certificates) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, a mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed to be not outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will be deemed to be not outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates

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owned by the special servicer or an affiliate thereof will be deemed to be not outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan sellers or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or the related mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or any special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® Reports and supplemental notices with respect to such Distribution Date Statements and CREFC® Reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, LSEG, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealX, Fintech Data LLC, d.b.a. CRED iQ and redIQ LLC (each, a “Financial Market Publisher”), pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or the RR Interest Owner that is a Privileged Person identified to the master servicer’s reasonable satisfaction, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or the RR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements (in each case, solely relating to the Serviced AB Whole Loan, if requested by the holder of a Subordinate Companion Loan) obtained by the master servicer; provided, that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder, the RR Interest Owner or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owner may have under the PSA.

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Certificateholders and the RR Interest Owner will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website and will make available to the general public this prospectus, Distribution Date Statements, the PSA, each MLPA and the SEC EDGAR filings referred to below:

●	the following “deal documents”:
o	this prospectus;
o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and each MLPA and any amendments and exhibits to those agreements;
o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
o	the Distribution Date Statements;
o	the CREFC® bond level files;
o	the CREFC® collateral summary files;
o	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® special servicer loan file (provided that they are received by the certificate administrator);
o	the CREFC® appraisal reduction amount template;
o	the annual reports prepared by the operating advisor;
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
o	the summary of any Final Asset Status Report or, prior to a Seneca One Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Subordinate Companion Loan, as provided by the special servicer;
o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;
o	any notice or documents provided to the certificate administrator by the depositor, the master servicer or the special servicer directing the certificate administrator to post to the “additional documents” tab;

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●	the following documents, which will be made available under a tab or heading designated “special notices”:
o	notice of any release based on an environmental release under the PSA;
o	notice of any waiver, modification or amendment of any term of any Mortgage Loan or Whole Loan;
o	notice of final payment on the certificates or the RR Interest;
o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or the RR Interest Owner of the termination of the master servicer or the special servicer;
o	any notice of resignation or termination of the master servicer or the special servicer;
o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
o	any notice of any request by requisite percentage of Voting Rights for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
o	any notice to Certificateholders or the RR Interest Owner of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
o	any notice of the termination of the issuing entity;
o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;
o	any notice of the occurrence of an Operating Advisor Termination Event;
o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
o	any Proposed Course of Action Notice;
o	any assessment of compliance delivered to the certificate administrator;
o	any Attestation Reports delivered to the certificate administrator;
o	any document provided by the master servicer or the depositor directing the certificate administrator to post same;
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o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of any applicable Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

The certificate administrator will be required to, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

To the extent the Directing Holder or any Controlling Class Certificateholder receives access pursuant to the PSA to any Excluded Information on the certificate administrator’s website or otherwise receives access to such Excluded Information, such Directing Holder or any Controlling Class Certificateholder will be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Holder or any Controlling Class Certificateholder or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

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Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owner and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

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The certificate administrator will make the “Investor Registry” available to any Certificateholder, the RR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owner and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, the RR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to Certificateholders will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or the RR Interest Owner only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       1% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

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(2)       99% in the case of the Principal Balance Certificates and the Class RR certificates, allocated among the holders of such respective classes of certificates in proportion to the Certificate Balances of their certificates (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to such certificates).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class S certificates, the Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate

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the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC Rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit

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distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

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Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class RR certificates are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator, the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

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Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Benchmark 2026-V21
with a copy to: trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. Each of the Joint Mortgage Loans are being sold by two or more mortgage loan sellers. For purposes of the respective MLPAs pursuant to which the applicable mortgage loan sellers are selling Mortgage Loans and the related discussion below, each Joint Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by the applicable mortgage loan seller.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by such mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                      the original executed Mortgage Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of the trustee for the benefit

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of the registered Certificateholders and the RR Interest Owner or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable mortgage loan seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note), and in the case of a Serviced Whole Loan, a copy of the executed Mortgage Note for any related Companion Loan;

(ii)                   an original or copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                an original or copy of any related assignment of leases (if such item is a document separate from the Mortgage), together with originals or copies of any intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)                 an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related assignment of leases (if such item is a document separate from the Mortgage), in favor of the trustee, for the benefit of the registered Certificateholders and the RR Interest Owner and the holder of any related Companion Loan, as their interests may appear or a copy of such assignment (if the applicable mortgage loan seller or its designee, rather than the trustee or certificate administrator, is responsible for the recording thereof);

(v)                    an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of the trustee, for the benefit of the registered holders of the certificates, the RR Interest Owner and the holder of any related Companion Loan, as their interests may appear;

(vi)                 originals or copies of final written modification, consolidation, assumption, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage Note for such Mortgage Loan (or, if applicable, any Mortgage Note of a Whole Loan) or the related Mortgage have been modified or the Mortgage Loan has been assumed or consolidated, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(vii)              the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Serviced Whole Loan (or, if such policy has not been issued, a “marked up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(viii)           an original or copy of the related ground lease relating to such Mortgage Loan (or the related Serviced Whole Loan, if applicable), if any, and any ground lessor estoppel;

(ix)               an original or copy of the related Mortgage Loan agreement, if any;

(x)                  an original of any guaranty under such Mortgage Loan or the related Whole Loan, if any;

(xi)               an original or copy of the environmental indemnity from the related mortgagor, if any;

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(xii)            an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(xiii)         an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (v)), in favor of the trustee for the benefit of the Certificateholders, the RR Interest Owner and the holder of the related Companion Loan, as their interests may appear;

(xiv)          any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or the related Whole Loan or in favor of any assignee prior to the trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(xv)             an original or copy of the lockbox agreement or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvi)          in the case of any Mortgage Loan or the related Whole Loan as to which there exists a related mezzanine loan, an original or a copy of any related mezzanine intercreditor agreement;

(xvii)       an original or copy of any related environmental insurance policy or environmental guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xviii)     a copy of any letter of credit relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof (with the original to be delivered to the master servicer);

(xix)        copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the issuing entity or the trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the issuing entity or trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice is required to be delivered by the applicable mortgage loan seller to the custodian for inclusion in the Mortgage File within the time period set forth in the PSA and/or estoppel letters relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof)); and

(xx)           in the case of a Whole Loan, an original or a copy of the related Co-Lender Agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the related Servicing Shift Securitization Date.

Notwithstanding anything to the contrary contained herein, with respect to each of the Joint Mortgage Loans, the obligation of each of the applicable mortgage loan sellers to deliver mortgage note(s) as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, each mortgage loan seller will be required to deliver or cause to be delivered an electronic copy of the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

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“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)                      (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                   the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iii)                any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iv)                 final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                    the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                 the related ground lease, if any, and any ground lessor estoppel;

(vii)              the related loan agreement, if any;

(viii)           the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)               the related lockbox agreement or cash management agreement, if any;

(x)                  the environmental indemnity from the related borrower, if any;

(xi)               the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)            in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)         any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the trustee and UCC-3 assignment financing statements in favor of the trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the related mortgage loan seller;

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(xiv)          any mezzanine loan intercreditor agreement;

(xv)             any related environmental insurance policy;

(xvi)          any related letter of credit and any related assignment thereof; and

(xvii)       any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)    a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of origination settlement statement;

(r)    a copy of insurance summary report;

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)    a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)   the original or a copy of all related environmental reports that were received by the related mortgage loan seller;

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(v)   unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)  unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related mortgage loan seller received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the mortgage loan sellers or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. Each mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by such mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans are set forth on Annex D-1 and Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth on Annex D-2, Annex E-2, Annex E-3, Annex E-4 and Annex E-5.

If the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) discovers or receives notice alleging that any of the documents required to be included by (or on behalf of) the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, then such party is required to give notice of such omission, breach or defect to each other party to the PSA and the applicable mortgage loan seller. The master servicer (with respect to a non-Specially Serviced Loan) or special servicer (with respect to a Specially Serviced Loan), as applicable, will be required to determine whether such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related REO Property or the interests of the trustee or any Certificateholders or the RR Interest Owner in the Mortgage Loan or REO Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”). The master servicer or the special servicer may (but will not be obligated to) consult with the master servicer or the special servicer regarding any determination of a Material Defect for a non-Specially Serviced Loan. The Enforcing Servicer will be required to give notice of any such Material Defect to the other parties to the PSA, the applicable mortgage loan seller and (for so long as no Consultation Termination Event is continuing), the Directing Holder.

The applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       the earlier of (i) the mortgage loan seller’s discovery of the Material Defect and (ii) the mortgage loan seller’s receipt of notice of the Material Defect from any party listed above and receipt of a demand to take action with respect to such Material Defect, except in the case of the following clause (y); or

(y)       in the case of such Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury

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Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of such Material Defect,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan (or, in the case of each Joint Mortgage Loan, the applicable portion thereof) or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution; provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan (or, in the case of a Joint Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator, the trustee and the operating advisor, an officer’s certificate that describes the reasons such Material Defect was not cured within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) such mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide prompt notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the related mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC, the Grantor Trust or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that such mortgage loan seller and the special servicer (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) are able to agree upon a cash payment payable by the related mortgage loan seller to the issuing entity that would be deemed sufficient to

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compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the related mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the related mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the applicable mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for the purposes of a repurchase pursuant to the related MLPA, any related Companion Loan)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, any related Companion Loan)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Property Protection Advances (including any Property Protection Advances and advance interest amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), (4) all accrued and unpaid advance interest amounts in respect of related Advances (or, in the case of any Non-Serviced Mortgage Loan, all comparable amounts with respect to P&I Advances related to such Non-Serviced Mortgage Loan and, with respect to outstanding Property Protection Advances, the pro rata portion of any comparable amounts payable with respect thereto pursuant to the related Co-Lender Agreement), (5) any unpaid Special Servicing Fees, unpaid Asset Representations Reviewer Fees and any other unpaid additional trust fund expenses outstanding (which, for the avoidance of doubt, include any unpaid Workout Fees and Liquidation Fees) or previously incurred in respect of the related Mortgage Loan (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), and if such Mortgage Loan is being purchased by a mortgage loan seller pursuant to the related MLPA, all expenses incurred or to be incurred by the master servicer, the special servicer, the asset representations reviewer, the depositor, the certificate administrator and the trustee in respect of the Material Defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (3) above), (6) if the applicable mortgage loan seller repurchases or substitutes for such Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not

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previously paid by such mortgage loan seller, and (7) if a mortgage loan seller repurchases or substitutes for such Mortgage Loan more than 90 days following the earlier of the responsible party’s discovery or receipt of notice of the subject material breach or material document defect, as the case may be, a Liquidation Fee. With respect to each of the Joint Mortgage Loans, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two (2) years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by an appraiser who is a Member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply (except in a manner that would not be adverse to the interests of the Certificateholders and the RR Interest Owner) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends (or has the effect of extending) to a date that is after the date five (5) years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the

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cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as no Control Termination Event is continuing and the affected Mortgage Loan is not an applicable Excluded Loan, by the Directing Holder;

(o)   prohibit defeasance within two (2) years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of a Non-Serviced Mortgage Loan, the related primary servicing fee rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.
The cure, repurchase and substitution obligations or the obligation to pay the Loss of Value Payment described above will constitute the sole remedy available to the Certificateholders and the RR Interest Owner in connection with a material breach of any representation or warranty or a material document defect with respect to any Mortgage Loan. None of the depositor, the underwriters, the master servicer, the special servicer, the trustee, the certificate administrator or any other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any of the representations and warranties or a document defect if the applicable mortgage loan seller defaults on its obligations to do so. We cannot assure you that a mortgage loan seller will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so.

As stated above, with respect to a Material Defect related to a Joint Mortgage Loan, each of the related mortgage loan sellers will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related intercreditor agreement, (iii) all amounts applied in respect of interest, principal and

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yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related intercreditor agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Loan Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

Dispute Resolution Provisions

Each mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the related mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and each mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Co-Lender Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Co-Lender Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of any related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Co-Lender Agreement are described under “Description of the Mortgage Pool—The Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Co-Lender Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loans only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Relating to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the

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related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Co-Lender Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and
“—The Non-Serviced Pari Passu Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder or the RR Interest Owner with respect to its rights and protections relative to the issuing entity.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee, for the benefit of the holders of the certificates and the RR Interest Owner. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in trust for the benefit of the holders of the certificates and the RR Interest Owner. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event is continuing and other than in respect of any applicable Excluded Loan) and the mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owner the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Co-Lender Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)       the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

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(2)       the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders and the RR Interest Owner (as a collective whole as if such Certificateholders and the RR Interest Owner constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owner and the holder of any related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and the holder or holders of any related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of any related Companion Loan) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make Advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or any related Companion Loan the master servicer or special servicer, as the case may be, or any of their affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of the related

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borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 5-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan to one or more third-party sub-servicers provided that the master servicer will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer.

Each sub-servicing agreement between the master servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. The master servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the RR Interest Owner. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Notwithstanding anything to the contrary, each of the initial master servicer and any initial special servicer may delegate certain of its duties and obligations under the PSA to an affiliate of the master servicer or a special servicer, as applicable, or a sub-contractor or vendor. Such delegation will not be considered a sub-servicing agreement under the PSA, and the requirements and obligations set forth in the PSA applicable to sub-servicing agreements, sub-servicers or servicing function participants will not be applicable to such arrangement. Notwithstanding any such delegation, the master servicer and a special servicer, as applicable, will remain obligated and liable for the performance of their respective obligations and duties under the PSA in accordance with the provisions thereof to the same extent and

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under the same terms and conditions as if each alone were servicing and administering the Mortgage Loan as required by the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. For the avoidance of doubt, the master servicer will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation or (b) such advance has been determined to be non-recoverable. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will make or be permitted to make a P&I Advance for balloon payments, default interest, late payment charges, yield maintenance charges or prepayment premiums, or Excess Interest or with respect to any Companion Loan.

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Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

Property Protection Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Property Protection Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Property Protection Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Property Protection Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make or be permitted to make any Property Protection Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Co-Lender Agreement or the PSA.

The special servicer will have no obligation to make any Property Protection Advances. However, in an urgent or emergency situation requiring the making of a Property Protection Advance, the special servicer may make such Property Protection Advance, and will be reimbursed as set forth in the PSA.

No Property Protection Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Property Protection Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any related Companion Loan.

The master servicer will also be obligated to make Property Protection Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines, would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Property Protection Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Whole Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the

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operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be binding upon the master servicer and the trustee. No special servicer will have any obligation to make an affirmative determination that any P&I Advance or Property Protection Advance is, or would be, recoverable or non-recoverable; however, if the special servicer makes any such determination, such determination will not be binding upon the master servicer or the trustee. In the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Property Protection Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Property Protection Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain, promptly upon request, from the special servicer at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders and the RR Interest Owner, and will be binding upon, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders and the RR Interest Owner.

With respect to any Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan; provided, however, the master servicer and the trustee may rely on the non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise); provided, however, the other master servicer and other trustee under the related Non-Serviced PSA may rely on the non-recoverability determination of the master servicer or the trustee.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Property Protection Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Co-Lender Agreement, a Serviced Whole Loan) or REO Loan as to which such Property Protection Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (including a Non-Serviced Mortgage Loan) or REO Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans in the Mortgage Pool on deposit in the Collection

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Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Co-Lender Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan. However, amounts payable in respect of each Serviced Companion Loan will be available, in accordance with the PSA and related Co-Lender Agreement, for the reimbursement of any Property Protection Advances with respect to the related Serviced Whole Loan. Notwithstanding the above, with respect to a Property Protection Advance on a Serviced Whole Loan the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Property Protection Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of any related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to any related Pari Passu Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an applicable Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

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Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of property protection advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

Under the PSA, the special servicer will be required to establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments. Additionally, the master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner. The master servicer is required to deposit in the Collection Account (and in no event later than the 2nd business day following receipt of properly identified and available funds) all properly identified payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage))) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans deposited into the Collection Account will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”,

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each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any related P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from (i) Non-VRR Available Funds to the holders of the Non-VRR Certificates (other than the Class S certificates) and (ii) VRR Available Funds to the VRR Interest Owners, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain accounts (the “Non-VRR Gain-on-Sale Reserve Account” and the “VRR Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Non-VRR Certificates (other than the Class S certificates) and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Co-Lender Agreement), such gains will be deposited (i) into the Non-VRR Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and (ii) into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such gains.

Amounts in the Non-VRR Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the Principal Balance Certificates up to an amount equal to all Non-VRR Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Non-VRR Available Funds for such Distribution Date, and amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the VRR Interest Owners up to an amount equal to all VRR Realized Losses, if any, previously deemed allocated to the VRR Interest and unreimbursed after application of the VRR Available Funds for such Distribution Date. To the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Upon termination of the issuing entity, any remaining amounts in the Non-VRR Gain-on-Sale

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Reserve Account and the VRR Interest Gain-on-Sale Reserve Account will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner.

The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, the Loss of Value Reserve Fund and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

The party maintaining any of the foregoing accounts is authorized (but not required) to direct the investment of amounts on deposit in such account into certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as the case may be, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds, except as set forth in the PSA.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Co-Lender Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                      to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts” or (C) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)                   to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Co-Lender Agreement);

(iii)                to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)                 to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)                    to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

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(vi)                 to reimburse the trustee, the special servicer and the master servicer, as applicable, for Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)              to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)           to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)               to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)                  to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Serviced Whole Loan Custodial Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)               to recoup any amounts deposited in the Collection Account in error;

(xii)            to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii)         to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)          to pay any applicable federal, state or local taxes imposed on each Trust REMIC, the Grantor Trust or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)             to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)          to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)       to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the companion paying agent for deposit into the Serviced Whole Loan Custodial Account the amounts required to be deposited pursuant to the PSA; and

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(xix)        to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Notwithstanding anything to the contrary, no Special Servicing Fees will accrue on any Seneca One Companion Loan and be payable out of the portion of collections allocable to any Seneca One Loan pursuant to the terms of the Seneca One Co-Lender Agreement and the Special Servicer will not be permitted to use any portion of collections that are otherwise allocable to any Seneca One Loan to pay the Special Servicing Fee accrued on the Mortgage Loan or Companion Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan” for more information.

Certain of the foregoing withdrawals of items specifically related to the Seneca One Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the Seneca One Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan (and any related Pari Passu Companion Loans on a pro rata basis), and then, from general collections in respect of all other Mortgage Loans and REO Properties.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to any related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Property Protection Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on any related Companion Loan or from general collections with respect to the securitization of any related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Property Protection Advance or interest on such Property Protection Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be

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entitled to a license fee for use of its name and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that is a Specially Serviced Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan (excluding any Seneca One Companion Loan on which no Special Servicing Fee will accrue or be payable).	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
400

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that is a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loans and income on the amounts held in certain accounts and certain permitted investments.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
401

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower pays with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $21,750 multiplied by the number of Subject Loans, plus (ii) $2,175 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,875 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,600 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	By the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent, such fee will become an expense of the issuing entity.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Property Protection Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Property Protection Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections on deposit in the Collection Account, subject to certain limitations.	Time to time
402

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Property Protection Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate, compounded annually, calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances on the Mortgage Loans / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances on the Mortgage Loans/ Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections, in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time
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(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.
With respect to any Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.
In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Co-Lender Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to any related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Co-Lender Agreement.
(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.
(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Co-Lender Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.001259% to 0.00250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Co-Lender Agreement, from amounts payable in respect of any related Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans consented to by the master servicer that did not require the approval of the special servicer and to the extent not prohibited by the related Co-Lender Agreement and that do not involve a Major Decision and 50% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans with respect to any Major Decision or if the consent of the special servicer is otherwise required (whether or not the special servicer elects to handle any related processing) and to the extent not prohibited by the related Co-Lender Agreement;
●	100% of all assumption application fees received on any non-Specially Serviced Loans, only for which the master servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);
●	100% of assumption, waiver, consent and earnout fees and similar fees (other than assumption application fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) consented to by the master servicer that did not require the approval of the special servicer which do not involve a Major Decision;
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●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) with respect to any Major Decision or if the consent of the special servicer is otherwise required and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid (whether or not the special servicer elects to handle any related processing);
●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Co-Lender Agreement, any related Serviced Companion Loan since the Closing Date;
●	with respect to accounts held by the master servicer, 100% of the charges by the master servicer collected for checks returned for insufficient funds;
●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the master servicer; and
●	any Prepayment Interest Excesses arising from any principal prepayments on such Mortgage Loans and any related Serviced Companion Loan.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are (1) not prohibited under the related Mortgage Loan documents and (2) actually paid by or on behalf of the related borrower.

Notwithstanding anything to the contrary, with respect to penalty charges (part of which accrued when any Mortgage Loan was not subject to a Special Servicing Transfer Event and part of which accrued when such Mortgage Loan was subject to a Special Servicing Transfer Event), (a) the master servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is not subject to a Special Servicing Transfer Event and the special servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is subject to a Special Servicing Transfer Event, and (b) if either the master servicer or the special servicer has partially waived any such penalty charges, any collections in respect of such penalty charges will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled (provided that neither the master servicer nor the special servicer will be permitted to waive only the penalty charges to which the other would be entitled, but not waive penalty charges to which it is entitled).

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA); provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

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In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, review fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan after giving effect to such transaction and (ii) $25,000, which caps will apply separately to the Master Servicer and Special Servicer (and any replacement thereof).

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan and pursuant to the terms of the related Non-Serviced PSA, the primary servicer of such Non-Serviced Mortgage Loan will be entitled to a primary servicing fee accruing at a rate equal to the rate set forth under the table titled “Non-Serviced Mortgage Loans” under “Summary of Terms”.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan (excluding any Seneca One Companion Loan on which no Special Servicing Fee will accrue or be payable) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or

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Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”. For the avoidance of doubt, no Special Servicing Fee will accrue on any Seneca One Companion Loan or will be payable out of any collections received in respect of any Seneca One Companion Loan.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Whole Loan) that would be less than (i) $3,500 in any given month or (ii) $5,000 in any given month with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 (or $5,000, as applicable) for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (other than a Non-Serviced Whole Loan) and will be calculated by application of a “Workout Fee Rate” equal to the lesser of (a) 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Loan through and including the related maturity date (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date); provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (5) or clause (7) of the definition of “Special Servicing Transfer Event” (and no other clause of that definition) and no event of default actually occurs, unless the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is modified by the special servicer in accordance with the terms of the PSA; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Special Servicing Transfer Event” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final pay-off or refinancing of the related Mortgage Loan or Serviced Whole Loan, the special servicer will not be entitled to collect a Workout Fee, but may collect and retain commercially reasonable fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Mortgage Loan or Serviced Whole Loan as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan

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(including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 18 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to any related Companion Loan, if applicable), and (ii) except as otherwise described below, any Mortgage Loan and any related Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the applicable mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan)) for which the special servicer is the Enforcing Servicer and either (A) such Mortgage Loan (and Serviced Companion Loan, if applicable) is repurchased or substituted for by the applicable mortgage loan seller or (B) a Loss of Value Payment has been made with respect to such Mortgage Loan (and Serviced Companion Loan, if applicable). The Liquidation Fee for each such repurchased or substituted Mortgage Loan, Specially Serviced Loan or REO Property will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided that the Liquidation Fee with respect to any Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan; provided, further, that except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.00% with respect to each Mortgage Loan (including with respect to any related Serviced Companion Loan, to the extent provided in the definition of “Liquidation Fee”) repurchased, substituted or for which a Loss of Value Payment has been made, each Specially Serviced Loan and each REO Property.

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Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)                      (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the initial 90 day time period (as may be extended) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect within the initial 90-day time period (as may be extended) provided for the Loss of Value Payment, if such Loss of Value Payment occurs prior to the termination of such extended period,

(ii)                   the purchase of (A) any Specially Serviced Loan that is an AB Whole Loan or related REO Property by the holder of a Subordinate Companion Loan or (B) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case described in clause (ii)(A) or (B) above, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)                the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)                  with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)                    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)                 if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Special Servicing Transfer Event” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

The special servicer will also be entitled to additional servicing compensation with respect to each Mortgage Loan for which it acts as special servicer (other than with respect to any Non-Serviced Mortgage Loan), in the following amounts to the extent collected from the related borrower:

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(i)                     100% of all Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)                  100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement), only for which the special servicer is processing the underlying assumption related transaction,

(iii)               100% of assumption, waiver, consent and earnout fees and similar fees or certain other similar fees paid by the related borrower on any Specially Serviced Loan,

(iv)                50% of all Excess Modification Fees and 50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees) received with respect to all Mortgage Loans (including any Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans with respect to any Major Decision or if the consent of the Special Servicer is otherwise required (whether or not the special servicer elects to handle any related processing),

(v)                    with respect to accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds,

(vi)                100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the special servicer; and

(vii)             100% of charges collected for checks intended for deposit in the applicable REO account maintained by the special servicer and returned for insufficient funds.

Notwithstanding anything to the contrary, with respect to penalty charges (part of which accrued when any Mortgage Loan was not subject to a Special Servicing Transfer Event and part of which accrued when such Mortgage Loan was subject to a Special Servicing Transfer Event), (a) the master servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is not subject to a Special Servicing Transfer Event and the special servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is subject to a Special Servicing Transfer Event, and (b) if either the master servicer or the special servicer has partially waived any such penalty charges, any collections in respect of such penalty charges will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled (provided that neither the master servicer nor the special servicer will be permitted to waive only the penalty charges to which the other would be entitled, but not waive penalty charges to which it is entitled).

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA); provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including any related Serviced Companion Loan, if applicable, and to the extent not prohibited by the related Co-Lender Agreement) were Specially

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Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including any related Serviced Companion Loan, if applicable, to the extent not prohibited by the related Co-Lender Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the applicable REO Account or Loss of Value Payment reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

“Excess Modification Fees” means, with respect to any Mortgage Loan or Serviced Whole Loan, if applicable (but not with respect to any Non-Serviced Mortgage Loan), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of the related Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the issuing entity (including, without limitation, interest on Advances to the extent not otherwise paid or reimbursed by or on behalf of the borrower (including indirect reimbursement from penalty charges or otherwise) with respect to such Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) borrower delayed reimbursements) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as penalty charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the special servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan (or Whole Loan) or REO Property; provided that if the related Mortgage Loan (or Serviced Whole Loan) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the special servicer prior to such Mortgage Loan (or Serviced Whole Loan) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan (or Serviced Whole Loan) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or Serviced Whole Loan). If such Mortgage Loan (or Serviced Whole Loan) ceases to be a Corrected Loan, the special servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the special servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the master servicer or the special servicer (after taking into account any offset described above applied during such prior 12-month period) with respect to any Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction, and (ii) $25,000.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO

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Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the special servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the issuing entity, any borrower, any property manager, any guarantor or indemnitor in respect of the related Mortgage Loan or Serviced Whole Loan and any purchaser of the related Mortgage Loan, Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of the related Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of the related REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA other than (1) any compensation which is payable to the special servicer under the PSA or (2) any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees and title agency fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property, in each case, in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount.”

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans will be equal to the product of a rate equal to 0.00787% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (including any Non-Serviced Mortgage Loan but not any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.001340%, and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major

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Decision equal to $10,000 (or such lesser amount as the related borrower pays with respect to such Mortgage Loan) (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction).

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision, to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees owed to it in accordance with the Servicing Standard (taking into account whether or not such fees are provided for in the related loan agreement), but only to the extent not prohibited by the related Mortgage Loan documents.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.000220% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. Upon the completion of any Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of: (i) $21,750 multiplied by the number of Subject Loans, plus (ii) $2,175 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,875 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,600 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the mortgage loan sellers; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as the case may be, of such insolvency; provided, further,

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that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required to pursue remedies against such mortgage loan seller in accordance with the servicing standard in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by such mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owner, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan, as applicable, by the special servicer;

(2)       the 60th day after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(3)       solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in clause B below) or (B) if the related borrower has delivered to the master servicer (and the master servicer will be required to promptly deliver a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), on or prior to the date on which that balloon payment was due, a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement, in each case reasonably satisfactory in form and substance to the master servicer or special servicer, which provides that such refinancing or purchase will occur within 120 days of such related maturity date, the date occurring 120 days after the date on which that balloon

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payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(4)       the date on which the related Mortgaged Property became an REO Property;

(5)       the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property; and

(6)       the 60th day after the date the related borrower or the tenant at a single tenant property is subject to a bankruptcy, insolvency or similar proceedings (if not dismissed within those 60 days).

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer in consultation with the Directing Holder (for so long as no Consultation Termination Event is continuing and only with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan), and in consultation with the operating advisor (during the continuance of a Control Termination Event), as of the first Determination Date that is at least 10 business days following the later of (i) the date the special servicer receives an appraisal or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.	the sum of
a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and
b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over
2.	the sum as of the Due Date occurring in the month of the date of determination of
a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan),
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b)	all P&I Advances on the related Mortgage Loan and all Property Protection Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan,
c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable); and
d)	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s), as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of the Seneca One Whole Loan will be allocated, first, to the to the Seneca One Subordinate Companion Loan (until the principal balance of such Seneca One Subordinate Companion Loan is notionally reduced to zero by such related Appraisal Reduction Amounts), and second, to the related Mortgage Loan. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from such master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 120 days after the event described in the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then solely for purposes of determining the amounts of the P&I Advances, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use

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reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of the end of each 9-month period following the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such 9-month period or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Property Protection Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and calculate or recalculate, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has no knowledge of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, and appraisal reduction amounts calculated under the related Non-Serviced PSA will be applied to such Non-Serviced Mortgage Loan in a manner that is similar to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owner. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to the related Non-Serviced Whole Loan will generally be allocated first to any related Subordinate Companion Loan and then to the related Non-Serviced Mortgage Loan and any related Non-Serviced Pari Passu Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and with respect to

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which no other Appraisal Reduction Event has occurred and is continuing, then such Mortgage Loan or Serviced Whole Loan will no longer be subject to an Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist. Similarly, when a Non-Serviced Mortgage Loan is no longer subject to appraisal reduction amounts under the related Non-Serviced PSA, then such appraisal reduction amounts will no longer be applied to such Non-Serviced Mortgage Loan.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance with respect to the related Mortgage Loan will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of Non-VRR Certificates then-outstanding (i.e., first, to the Class K certificates; then, to the Class J certificates; then, to the Class G certificates; then, to the Class F certificates; then, to the Class D certificates; then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates) to the extent of the Non-VRR Percentage of the reduction in such P&I Advance, on the other hand. See “Pooling and Servicing Agreement—Advances”.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Non-VRR Certificates (other than the Class S certificates), on the other hand, based on the VRR Percentage and the Non-VRR Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 5 business days of the special servicer’s reasonable request. Upon reasonable prior written request, the master servicer will be required to use reasonable efforts to assist the special servicer in obtaining information reasonably required to calculate or recalculate any Collateral Deficiency Amount with respect to an Non-Serviced Mortgage Loan in the event that the special servicer is unsuccessful in obtaining such information from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that

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resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s)), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator, the operating advisor and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Mortgage Loans (other than any Non-Serviced Mortgage Loan). The certificate administrator, the operating advisor and the master servicer will be entitled to conclusively rely on the special servicer’s determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount” with respect to each Mortgage Loan as of any date of determination is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

For purposes of determining the Non-Reduced Interests, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts allocated to a Mortgage Loan will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts allocated to a Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class K certificates, then, to the Class J certificates, then, to the Class G certificates, then, to the Class F certificates, then, to the Class D certificates, then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, if the Seneca One Mortgage Loan becomes an AB Modified Loan, then for purposes of determining the Seneca One Controlling Note Holder, any Collateral Deficiency Amounts allocated to the Seneca One Whole Loan will be allocated to the Seneca One Subordinate Companion Loan until its principal balance is notionally reduced to zero. In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class K certificates, then, to the Class J certificates, then, to the Class G certificates, and then, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of

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both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

The appraised value of any applicable Mortgaged Property is required to be determined on an “as-is” basis for purposes of determining all Appraisal Reduction Amounts. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Collateral Deficiency Amount calculation for a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any related Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Co-Lender Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for Mortgage Loans (other than Non-Serviced Mortgage Loans) or Serviced Whole Loans) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the holders of certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan or Serviced Whole Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or the special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling

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Class, until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan or Serviced Whole Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan or Whole Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined ((i) prior to the occurrence and continuance of any Control Termination Event and (ii) other than with respect to any applicable Excluded Loan, any determination that such insurance coverage is not available or not available at commercially reasonable rates to be made with the consent of the Directing Holder) by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) (i) with (in respect of any Mortgage Loan other than an applicable Excluded Loan and unless a Control Termination Event is continuing) the consent of the Directing Holder and (ii) (other than with respect to any applicable Excluded Loan) after consultation by the special servicer with the Risk Retention Consultation Parties. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially

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reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer or the special servicer, as applicable, determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained following such determination (if made by the master servicer) or following notice of such determination (if made by the special servicer). If the master servicer or the special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder and/or the consultation rights of the Risk Retention Consultation Parties or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for

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properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or to consult with a Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (with the consent of the Directing Holder (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any applicable Excluded Loan), in consultation with the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) and in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or the special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the related Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the RR Interest Owner. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Property Protection Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Property Protection Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Property Protection Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Property Protection Advance to the extent that such Property Protection Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

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Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which the matter involves a Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan that does not involve a Major Decision; provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three (3) months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or that otherwise does not (i) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (ii) result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the issuing entity. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any additional time provided to the Directing Holder or other relevant party under the PSA and, if applicable, any additional time period provided to a holder of a Companion Loan under a related Co-Lender Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents. Any third-party costs and expenses accrued during processing that exceed cap amounts set forth in any Mortgage Loan documents will be deemed a trust fund expense.

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan, the processing of, and the determination to consent to or approve a request by a borrower with respect to any Major Decision or making any determination that would constitute a Major Decision with respect to any such Mortgage Loan will be made by the special servicer or (if the master servicer and the special servicer mutually agree that the master servicer will process any such request by a borrower or make any such determination) will be made by the master servicer subject to the special servicer’s consent. The special servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Directing Holder in connection with any Major Decisions, to the extent described under “—The Directing Holder” and “—The Operating Advisor” below.

With respect to non-Specially Serviced Loans, if the master servicer and the special servicer mutually agree that the master servicer will process any Major Decision, the master servicer, prior to taking any action with respect to any such Major Decision, will be required unless otherwise agreed by the master servicer and the special servicer, to prepare and submit its written analysis and recommendation to the special servicer, together with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or

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amendment of the Specially Serviced Loan, subject to (v) the restrictions and limitations described below, (w) with respect to any Major Decision, with respect to any Mortgage Loan other than any applicable Excluded Loan, for so long as no Control Termination Event is continuing, the approval of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Controlling Class Representative), and consultation with the Risk Retention Consultation Parties, as provided in the PSA and described in this prospectus, (x) with respect to any Major Decision, after the occurrence and during the continuance of a Control Termination Event, consultation with the operating advisor, (y) with respect to the Seneca One Whole Loan, subject to any rights of the Seneca One Controlling Noteholder to consent to such modification, waiver or amendment; and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Serviced Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Co-Lender Agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender, if any, to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement; provided that with respect to the Seneca One Whole Loan, for so long as no Seneca One Control Appraisal Period is continuing, the Seneca One Controlling Noteholder will be required to consent to the extent set forth in the related Co-Lender Agreement and the Directing Holder will have no consent or consultation rights regarding the matter.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver, amendment or forbearance of any term of any Specially Serviced Loan if that modification, waiver, amendment or forbearance would:

(1)       extend (or have the effect of extending) the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five (5) years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (A) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder, (B) after the occurrence and during the continuance of a Control Termination Event, after consulting with the operating advisor if and to the extent required under the PSA and (C) to the extent such modification, waiver or amendment constitutes a Major Decision, after consultation with the Risk Retention Consultation Parties (in each case, other than with respect to a Mortgage Loan that is an applicable Excluded Loan as to such party), ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than any Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan (unless, with respect to the Seneca One Controlling Noteholder, a Seneca One Control Appraisal Period has

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occurred), the certificate administrator, the trustee, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan), the operating advisor (for so long as a Control Termination Event is continuing) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, trustee, the special servicer (and, the special servicer will forward such notice to the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan)), the Risk Retention Consultation Parties (other than with respect to an applicable Excluded Loan), the holder of any related Companion Loan (unless, with respect to the Seneca One Controlling Noteholder, a Seneca One Control Appraisal Period has occurred) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

Neither the master servicer nor the special servicer will be permitted to enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Serviced Whole Loan, restructure any Mortgage Loan or Serviced Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Any modification, extension, waiver or amendment of the payment terms of any Non-Serviced Whole Loan will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Co-Lender Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Co-Lender Agreement.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Major Decision, any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan), and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Major Decision), in each case, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, if mutually agreed to by the master servicer and the special servicer, the master servicer will determine in a manner consistent with the Servicing Standard and subject to the consent (or deemed consent) of the special servicer to the extent such action is a Major Decision), whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or

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Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights; provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder, which consent will be deemed given if a response to the request for consent is not provided within 10 business days after the Directing Holder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Holder, and reasonably available to the special servicer in order to grant or withhold such consent (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The special servicer will be required to determine (with respect to a Specially Serviced Loan or, to the extent such action is a Major Decision), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, if mutually agreed to by the master servicer and the special servicer, the master servicer will determine, in a manner consistent with the Servicing Standard and subject to the consent (or deemed consent) of the special servicer to the extent such action is a Major Decision), whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided, however, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder, which consent will be deemed given if a response to the request for consent is not provided within 10 business days after the Directing Holder's receipt of the special servicer's written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Holder, and reasonably available to the special servicer in order to grant or withhold such consent or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a debt service coverage ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or

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Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to any matter described in the preceding two (2) paragraphs, with respect to any non-Specially Serviced Loan as to which such action is a Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Holder discussed under “—The Directing Holder”.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2027 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Co-Lender Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of (i) the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, or (ii) with respect to the Seneca One Whole Loan, first, from the related Subordinate Companion Loan and then, from the related Mortgage Loan (and any related Pari Passu Companion Loans, on a pro rata basis) to the extent provided in the related Co-Lender Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

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Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the quarterly and annual operating statements beginning with the calendar quarter ending on June 30, 2026 and the calendar year ending on December 31, 2026, of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan) any related Serviced Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Serviced Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Serviced Companion Loan) for which the master servicer is responsible for servicing (each, a “Special Servicing Transfer Event”):

(1)       as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (and the master servicer will be required to promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), on or prior to the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the master servicer or special servicer (and the party receiving such document will be required to promptly forward a copy of such document to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party), which provides that such refinancing or purchase will occur within 120 days of such related maturity date; provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or purchase or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or purchase or, if such refinancing or purchase does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(2)       as to which any Periodic Payment is more than 60 days delinquent;

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, (ii) the borrower has become the subject of a decree or order for that proceeding and it has not been stayed or discharged or dismissed within 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer, with the consent of the Directing Holder, unless a Control Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing), or (iii) the related borrower makes an assignment for the benefit of its creditors, has admitted in writing its inability to pay its debts generally as they become due, or voluntarily suspends payment of its obligations;

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(4)       as to which the master servicer or special servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or the special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than any Excluded Special Servicer Loan and for so long as no Control Termination Event is continuing, with the consent of the Directing Holder in accordance with the provisions under “—The Directing Holder—Control Termination Event and Consultation Termination Event”), a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 30 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or the special servicer determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the RR Interest Owner (and, with respect to any Whole Loan, the holders of any related Companion Loan, as a collective whole (taking into account the subordinate or pari passu or subordinate nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 30 days); or

(7)       as to which the master servicer or the special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than any Excluded Special Servicer Loan and for so long as no Control Termination Event is continuing, with the consent of the Directing Holder in accordance with the provisions under “—The Directing Holder—Control Termination Event and Consultation Termination Event”) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and the RR Interest Owner (and, with respect to a Whole Loan, the holders of any related Companion Loan as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (and with respect to any Mortgage Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owner with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) and any related REO Loan at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The

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master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three (3) consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Consultation Termination Event is continuing);
●	the Risk Retention Consultation Parties (but only with respect to any Mortgage Loan other than an applicable Excluded Loan);
●	with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;
●	the operating advisor (but only for so long as a Control Termination Event is continuing);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
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●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan or Serviced Whole Loan, other than any applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders and the RR Interest Owner (taken as a collective whole), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the

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Certificateholders and the RR Interest Owner (taken as a collective whole); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder or a Risk Retention Consultation Party with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable, and labeled or otherwise communicated as being “final”. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the operating advisor and the special servicer.

For so long as no Control Termination Event is continuing, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process.

While a Control Termination Event is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class certificates) and the RR Interest Owner, as a collective whole. The special servicer will be required to consider such alternative courses of action on a non-binding basis, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided while a Control Termination Event is continuing. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owner, as a collective whole. If the special servicer determines to revise any asset status report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to promptly deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While a Control Termination Event is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

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During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, the Directing Holder (except with respect to any applicable Excluded Loan) will be entitled to consult on a non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. In addition, during the continuance of a Control Termination Event, the operating advisor will consult on a non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

Notwithstanding the foregoing, with respect to the Seneca One Whole Loan, for so long as a Seneca One Control Appraisal Period is not continuing, the Seneca One Controlling Noteholder, rather than the Controlling Class Representative, will have certain approval rights over any related Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan”.

With respect to each Non-Serviced Mortgage Loan, the related directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan has occurred and such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owner, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six (6) months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders and the RR Interest Owner and, if applicable, Serviced Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to

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take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders and the RR Interest Owner and, if applicable, the Serviced Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan or Serviced Whole Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) an extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the Grantor Trust, cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which

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the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owner is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest Owner to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owner. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner and with respect to a Serviced Whole Loan, the holder of each related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Property Protection Advance, unless it determines such Property Protection Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders and the RR Interest Owner or, in the case of a Serviced Pari Passu Whole Loan, Certificateholders, the RR Interest Owner and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Serviced Companion Loan holder constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owner and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Co-Lender Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than any applicable Excluded Loan, (i) with the consent of the

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Directing Holder, if no Control Termination Event is continuing and (ii) after consultation with the Risk Retention Consultation Parties) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owner. The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is generally required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days after the related maturity date (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase referred to below is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates) if the related borrower has provided the special servicer, within 60 days after the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the special servicer (and the special servicer will be required to promptly forward a copy of such document to the master servicer, if it is not evident that a copy has been delivered to such other party) and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee, subject to any additional conditions in an applicable Co-Lender Agreement, will be required to determine whether the cash offer constitutes a fair price; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two (2) other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Property Protection Advance by the master servicer.

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Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the RR Interest Owner and any related holders(s) of any Serviced Pari Passu Companion Loan (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an applicable Excluded Loan, in consultation with the Directing Holder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties, and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a sale of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owner and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Parties, any borrower sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Co-Lender Agreement(s), if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this
“—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell any related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans.”

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Notwithstanding the foregoing, with respect to the Seneca One Whole Loan, pursuant to the terms of the related Co-Lender Agreement, the holder of the Seneca One Subordinate Companion Loan will have the right to purchase the related Mortgage Loan (such right being extinguished by a foreclosure, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the related Whole Loan). The right of such Serviced Subordinate Companion Loan holder will be given priority over any provision described above as and to the extent set forth in the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with any related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Co-Lender Agreement. The Controlling Class Representative will be entitled to exercise such consent right so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

In addition, with respect to the Servicing Shift Mortgage Loans, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Co-Lender Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Protection Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owner, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder (a) will be entitled to advise (1) the special servicer, with respect to the applicable Specially Serviced Loans other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, as to all Major Decisions and (2) the special servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, as to all Major Decisions, and (b) will have the right to replace the special servicer with or without cause (provided, however, that for so long as Torchlight Debt Fund VIII Holdings (US), LLC or its affiliate owns 15% or more of the outstanding Certificate Balance of the then-Controlling Class of Certificates, Torchlight Loan Services, LLC, may only be removed as special servicer for cause) and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan or

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Serviced Whole Loan other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Controlling Class Representative” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Controlling Class Representative is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (with evidence of ownership), or its representative, will be the Controlling Class Representative;

provided, however, that (i) in the case of clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class Representative until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

The initial Controlling Class Representative is expected to be Torchlight Debt Fund VIII Holdings (US), LLC or its affiliate.

The initial Controlling Class Representative, and any subsequent Controlling Class Representative, is hereby deemed to have agreed and acknowledged by virtue of its purchase of a Control Eligible Certificate (or beneficial ownership interest in such certificate) that its identity will be reported monthly by the certificate administrator in the Distribution Date Statement.

The “Directing Holder” means (1) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, any applicable Excluded Loan, the Seneca One Mortgage Loan for so long as no Seneca One Control Appraisal Period is continuing, any Servicing Shift Mortgage Loan and any Excluded Loan) or Serviced Whole Loan (other than any Servicing Shift Whole Loan, the Seneca One Whole Loan for so long as no Seneca One Control Appraisal Period is continuing and any applicable Excluded Loan), the Controlling Class Representative, (2) with respect to any Servicing Shift Mortgage Loan, prior to the occurrence of the related Servicing Shift Securitization Date, the related Loan-Specific Directing Holder; and (3) with respect to the Seneca One Whole Loan, the Seneca One Controlling Noteholder.

The “Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Co-Lender Agreement.

Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to a Servicing Shift Whole Loan will initially be the holder of the related Controlling Companion Loan, which is GSMC (or its affiliate) with respect to the Marriott Monterey Whole Loan and (ii) GSMC (or its affiliate) with respect to the Del Rey Campus Whole Loan. On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

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A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most senior class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of each Class of Principal Balance Certificates other than the Control Eligible Certificates has been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class. The Controlling Class as of the Closing Date will be the Class K certificates.

The “Control Eligible Certificates” will be the Class F, Class G, Class J and Class K certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any Certificateholder or the RR Interest Owner may request that the certificate registrar determine which class of Control Eligible Certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Controlling Class Representative, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder, as the case may be.

With respect to any matter for which the consent or consultation of the Directing Holder is required, to the extent no specific time period for deemed consent or deemed waiver of consultation rights is expressly stated in the PSA, in the event no response from the Directing Holder is received within ten (10) business days following the written request for input or any required consent or consultation, the Directing Holder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Holder to respond will not affect any future matters with respect to the applicable Mortgage Loan or any other Mortgage Loan.

The Class F certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion

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Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or thirty (30) days with respect to an Acceptable Insurance Default) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Holder will be deemed to have approved such action) (each of the following, a “Major Decision”) (A) with respect to each Mortgage Loan or Whole Loan (other than the Seneca One Whole Loan):

(i)                   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and/or Serviced Whole Loans as come into and continue in default;

(ii)                any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or the special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than an extension that is otherwise permitted under the related Mortgage Loan Documents;

(iii)             any sale of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Defaulted Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) for less than the applicable Purchase Price;

(iv)              any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)                 any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan, or if otherwise required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(vi)              any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement and for which there is no lender discretion or related to an immaterial easement, right of way or similar agreement;

(vii)           any approval of property management company changes or franchise changes (to the extent the lender is required to consent or approve under the related Mortgage Loan documents), provided that with respect to property management company changes (a) the Serviced Mortgage Loan has outstanding principal balance greater than $5,000,000, or (b) the successor property manager is affiliated with the borrower;

(viii)        releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion, but solely with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan specifically identified on an exhibit to the PSA;

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(ix)            any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(x)                following a default or an event of default with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(xi)            the determination of the special servicer pursuant to clause (7) of the definition of “Special Servicing Transfer Event”;

(xii)         any modification, waiver or amendment of a Co-Lender Agreement, intercreditor agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the issuing entity is not required), with any mezzanine lender, holder of a Pari Passu Companion Loan or subordinate debt holder related to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, or an action to enforce rights (or decision not to enforce rights) with respect thereto (other than default notices); provided, however, any such modification or amendment to any such agreement that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)      any determination of an Acceptable Insurance Default;

(xiv)       any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xv)          other than in the case of a non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet or (b) such transaction is not a routine leasing matter;

(xvi)       any consent to incurrence of additional debt by the borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(xvii)    requests for property or other collateral releases or substitutions, other than (a) grants of easements or rights of way, (b) releases of non-material, non-income producing parcels of a Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (c) consents to releases related to condemnation of parcels of a Mortgaged Property or (d) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan;

(xviii)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xix)     other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

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(xx)        the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xxi)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (b) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xxii)   other than in the case of a Non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due; and

(xxiii)  any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(B) with respect to the Seneca One Whole Loan, any Seneca One Major Decision.

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan or non-Specially Serviced Loan (in each case, other than with respect to any Non-Serviced Mortgage Loan), unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent and (b) the master servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. Upon receiving a request for any matter that constitutes a Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Prior to the occurrence and continuance of a Control Termination Event with respect to any Major Decisions processed by the special servicer, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan, no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of a Control Termination Event. During the continuance of a Control Termination Event, the master servicer or the special servicer that is processing the related Major Decision will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event and Consultation Termination Event” below. For so long as a Control Termination Event is continuing, with respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or the special servicer, to the operating advisor, the master servicer or the special servicer, as applicable, will be

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required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision which it is processing, a written report by the master servicer or the special servicer (which in the discretion of the special servicer may be in the form of an Asset Status Report), as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended.

Asset Status Report

So long as no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event is continuing, the Controlling Class Representative will have no right to consult with the special servicer with respect to the Asset Status Reports.

With respect to the Seneca One Whole Loan, for so long as no Seneca One Control Appraisal Period is continuing, the Seneca One Controlling Noteholder, rather than the Controlling Class Representative, will have certain approval rights over any related Asset Status Report.

Replacement of Special Servicer

So long as no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause (provided, however, that for so long as Torchlight Debt Fund VIII Holdings (US), LLC or its affiliate owns 15% or more of the outstanding Certificate Balance of the then-Controlling Class of Certificates, Torchlight Loan Services, LLC, may only be removed as special servicer for cause) as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable, receives no response from the Directing Holder within 10 days following the master servicer’s or the special servicer’s written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

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In addition, if a Control Termination Event is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor that is in possession of the master servicer or the special servicer, as applicable, related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan related to the Controlling Class Representative, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Servicing Shift Mortgage Loan, any Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Servicing Shift Mortgage Loan, any Non-Serviced Mortgage Loan or any applicable Excluded Loan), the master servicer or the special servicer will also be required to consult with the Risk Retention Consultation Parties in connection with any Major Decision it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Parties in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from any such Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Controlling Class Representative will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with the operating advisor in connection with Major Decisions that it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

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A “Control Termination Event” will occur:

(a) with respect to any Mortgage Loan or Serviced Whole Loan, in each case excluding any Servicing Shift Whole Loan (and the Mortgage Loan and Companion Loans, if applicable, composing each such Whole Loan) and the Seneca One Whole Loan, when one or more of the following is true: (i) there is no Class of Control Eligible Certificates that has a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) at least equal to 25% of the initial Certificate Balance of that class, (ii) a holder of the most senior Class of Control Eligible Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the most senior Class of Control Eligible Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan; and

(b) with respect to the Seneca One Whole Loan, when a Seneca One Control Appraisal Period has occurred and is continuing and one or more of the following is true: (i) there is no Class of Control Eligible Certificates that has a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) at least equal to 25% of the initial Certificate Balance of that class, or (ii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided, further, that no Control Termination Event may occur with respect to the applicable Loan-Specific Directing Holder related to a Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to such Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided further, that, if at any time, the Certificate Balance of each Class of Principal Balance Certificates other than the Control Eligible Certificates has been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Control Termination Event will be deemed to occur.

A “Consultation Termination Event” will occur:

(a) with respect to any Mortgage Loan or Serviced Whole Loan, in each case excluding any Servicing Shift Whole Loan (and the Mortgage Loan and Companion Loans, if applicable, composing each such Whole Loan) and the Seneca One Whole Loan, when one or more of the following is true: (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts, (ii) a holder of the most senior Class of Control Eligible Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the most senior Class of Control Eligible Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; and

(b) with respect to the Seneca One Whole Loan, when a Seneca One Control Appraisal Period has occurred and is continuing and when one or more of the following is true: (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts, or (ii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided, further, that, no Consultation Termination Event may occur with respect to the applicable Loan-Specific Directing Holder related to a Servicing Shift Whole Loan and the term “Consultation

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Termination Event” will not be applicable to such Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that if at any time, the Certificate Balance of each Class of Principal Balance Certificates other than the Control Eligible Certificates has been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Consultation Termination Event will be deemed to occur.

With respect to any applicable Excluded Loan, the Controlling Class Representative or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

At any time when the most senior Class of Control Eligible Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the PSA, by irrevocable written notice delivered to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor. Any such waiver will remain effective with respect to such holder and the most senior Class of Control Eligible Certificates until such time as that Certificateholder has (i) sold a majority of the most senior Class of Control Eligible Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor that (a) the transferor retains no direct or indirect voting rights with respect to the most senior Class of Control Eligible Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the most senior Class of Control Eligible Certificates. Following any such transfer, the successor holder of more than 50% of the most senior Class of Control Eligible Certificates (by Certificate Balance), if the most senior Class of Control Eligible Certificates are the Controlling Class certificates, will again have the rights of the Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. Such successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No such successor Certificateholder described above in this paragraph will have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the most senior Class of Control Eligible Certificates that had not also become a Corrected Loan prior to such acquisition until such Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Consultation Termination Event will be deemed to have occurred and continue; and
●	the rights of the holder of more than 50% of the most senior Class of Control Eligible Certificates (by Certificate Balance), if they are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of the Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan,

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prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Parties or the operating advisor)) is necessary to protect the interests of the Certificateholders and the RR Interest Owner (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owner and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder, the Risk Retention Consultation Parties or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action. Similarly, with respect to the Seneca One Whole Loan, following the occurrence of an extraordinary event with respect to any related Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer, as applicable, may take actions with respect to such Mortgaged Property before obtaining the consent of the Seneca One Controlling Noteholder if the master servicer or the special servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Certificateholders and the holders of any related Serviced Companion Loan, as a collective whole (taking into account the subordinate nature of the Subordinate Companion Loan), and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Seneca One Controlling Noteholder.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or Controlling Class Representative or (ii) may follow any advice or consultation provided by the Directing Holder or Controlling Class Representative or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owner (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of any related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Controlling Class Representative will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related directing holder under the related Non-Serviced PSA. The issuing entity, as the holder of each Non-Serviced Mortgage Loan and each Servicing Shift Mortgage Loan, has non-binding consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan or each Servicing Shift Whole Loan, as applicable, and, other than in respect of any applicable Excluded Loan, so long as no Consultation Termination Event is continuing, the Controlling Class Representative will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. In the event a Consultation Termination Event is continuing, the special servicer will be required to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has non-binding consultation rights with respect to certain major decisions and certain rights in connection with the sale of such Serviced Whole Loan if it

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has become a Defaulted Loan, as provided in the applicable Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

With respect to the Seneca One Whole Loan, for so long as no Seneca One Control Appraisal Period is continuing, the Controlling Class Representative will not be entitled to exercise the above described rights, and those rights will be exercisable by the Seneca One Controlling Noteholder in accordance with the PSA and the related Co-Lender Agreement. For so long as no Seneca One Control Appraisal Period is continuing, the consent of the Seneca One Controlling Noteholder will be required to be obtained by the master servicer or the special servicer, as applicable, for any Major Decision. However, during a Seneca One Control Appraisal Period, the Controlling Class Representative will have the same rights (including the rights described above) with respect to the Seneca One Whole Loan as it does for the other Serviced Mortgage Loans included in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan—Consultation and Control”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders or the RR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder and the RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or the RR Interest, as applicable, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)   may act solely in the interests of the Controlling Class Certificateholders;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the Controlling Class Certificateholders over the interests of the holders of one or more other classes of certificates or the RR Interest; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder, to the extent the Controlling Class Representative is the Directing Holder) for having so acted as set forth in (a) through (d) above, and no Certificateholder or the RR Interest Owner may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Loan-Specific Directing Holder and the holders of the Non-Serviced Companion Loan(s) or a Companion Loan that is part of a Servicing Shift Whole Loan or their respective designees (e.g. the related directing holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Co-Lender Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

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The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder, the RR Interest or the RR Interest Owner. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder and the RR Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

Duties of the Operating Advisor While No Control Termination Event is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, unless a Control Termination Event is continuing, the operating advisor’s obligations will be limited to the following and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); provided, however, that the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount

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calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Holder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of the Operating Advisor While a Control Termination Event is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Whole Loan, while a Control Termination Event is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—The Directing Holder—Asset Status Report” above;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event”;

(c)   the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) generally in the form attached as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculation used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)	after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;
(ii)	if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and
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(iii)	if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of a Control Termination Event, the operating advisor review will be limited to an after-the-action review of the reports and material described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan.

With respect to the determination of whether a Control Termination Event has occurred and is continuing, or has terminated, the operating advisor is entitled to rely solely on its receipt from the certificate administrator of notice pursuant to the PSA (which includes notices posted to the certificate administrator’s website), and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuance of a Control Termination Event, the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of a Control Termination Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders, the RR Interest Owner and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder, the RR Interest Owner or any of their respective affiliates.

Annual Report

For so long as a Control Termination Event is continuing, based on the operating advisor’s review of any Assessment of Compliance, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report, any Final Asset Status Report and other reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the special servicer, the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the RR Interest Owner (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31, that sets forth the operating advisor’s assessment of whether the operating advisor believes that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis” with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only

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relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing the annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion. Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans and, with respect to Major Decisions and Special Servicer Decisions on non-Specially Serviced Loans and Serviced Companion Loans in each case processed by the special servicer under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of a Control Termination Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer, if during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

During the continuance of a Control Termination Event, if the operating advisor determines in its sole discretion exercised in good faith that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owner as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

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Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)            that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)         that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Controlling Class Representative, the Directing Holder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)          that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has (or all of the personnel responsible for supervising the obligations of the Operating Advisor have) at least five (5) years of experience in collateral analysis and loss projections, and (y) has (or all of the personnel responsible for supervising the obligations of the Operating Advisor have) at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information by the special servicer and (iii) information subject to attorney-client privilege (and which the special servicer has labeled or otherwise communicated as being subject to privilege).

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), disclose such Privileged Information to any person (including the RR Interest Owner and the Certificateholders other than the Controlling Class

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Representative), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the Special Servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) and the Controlling Class Representative, disclose such Privileged Information to any person other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, any experience or knowledge gained by the operating advisor from such other engagements may not be imputed to the operating advisor or its employees for this transaction; provided, however, the operating advisor may consider such experience or knowledge as pertinent information for discussion with the special servicer during its periodic meetings.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by written advice of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)	any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates evidencing greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period
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of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)	any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;
(c)	any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;
(d)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;
(e)	the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or
(f)	the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Controlling Class Representative (for any Mortgage Loan other than any applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing), any Companion Loan noteholder, the

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Certificateholders, the Risk Retention Consultation Parties, the RR Interest Owner and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates evidencing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Interests evidencing not less than 15% of the Voting Rights of the Non-Reduced Interests requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide written notice to all Certificateholders, the RR Interest Owner and the operating advisor of such request by posting such notice on its internet website, and by mailing such notice to all Certificateholders, the RR Interest Owner and the operating advisor.

Upon the written direction of holders of Non-Reduced Interests evidencing more than 50% of the Voting Rights of the Non-Reduced Interests that exercise their right to vote (provided that holders of Non-Reduced Interests evidencing at least 50% of the Voting Rights of the Non-Reduced Interests exercise their right to vote), the trustee will terminate all of the rights and obligations of the operating advisor under the PSA (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the operating advisor, and the proposed successor operating advisor will be appointed.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder, the RR Interest Owner and beneficial owner may access such notices on the certificate administrator’s website and each Certificateholder, the RR Interest Owner and beneficial owner may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders or the RR Interest Owner for the reasonable expenses of posting notices of such requests. In addition, in the event there are no classes of certificates outstanding or interest in the issuing entity other than the Control Eligible Certificates, the VRR Interest, the Class S certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Controlling Class Representative and the Risk Retention Consultation Parties, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has

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been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Controlling Class Representative, all Certificateholders and the RR Interest Owner in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owner, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days of such determination to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity) as of the end of the applicable Collection Period are Delinquent Loans as of the end of the related Collection Period or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the related Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Date Statement on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 220 prior pools of commercial mortgage loans for which GSMC (or its predecessors) was

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sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 18 of such 220 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2021 and December 31, 2025 was approximately 57.2%; however, the average of the delinquency percentages based on the aggregate outstanding principal balance of 60-day delinquent mortgage loans in the 220 reviewed transactions was approximately 13.6%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 21.7% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20% of aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in a mortgage loan seller’s Mortgage Loans that could be the basis for claims against the related mortgage loan seller based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If holders of certificates evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and all Certificateholders and the RR Interest Owner, and to conduct a solicitation of votes to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review evidencing at least a majority of the votes cast but in any event at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Controlling Class Representative, the Risk Retention Consultation Parties, the RR Interest Owner and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and

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(B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) through (v) below for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) below for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide, or make available, the following materials for each Delinquent Loan (in electronic format) to the asset representations reviewer (collectively, with the Diligence Files, any notice of a breach of a representation or warranty relating to any Delinquent Loan received by the asset representations reviewer from any other party to the PSA, a copy of the prospectus, a copy of the applicable MLPA and a copy of the PSA, the “Review Materials”):

(i)            a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)         a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)          a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)       a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

In addition, in the event that, as part of an Asset Review of any Delinquent Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Delinquent Loan are missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any Test in connection with such Asset Review, the asset representations reviewer will promptly, but in no event later

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than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. Each mortgage loan seller will be required under each MLPA to deliver such additional documents only to the extent such documents are in the possession of such mortgage loan seller.

In addition, with respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan, provided, however, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or the RR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

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In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days upon request as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test (the “Preliminary Asset Review Report”). The asset representations reviewer will be required to provide such Preliminary Asset Review Report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the applicable mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable mortgage loan seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the applicable mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by such mortgage loan seller to the asset representations reviewer. For avoidance of doubt, the asset representations reviewer will not be required to prepare a Preliminary Asset Review Report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files posted to the secure data room is provided to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In no event may the asset representations reviewer determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Date Statement on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

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Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator, the Controlling Class Representative and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is a special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“Morningstar DBRS”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which Morningstar DBRS, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) a sponsor, a mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Controlling Class Representative, the Directing Holder, a Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of a sponsor, a mortgage loan seller, any underwriter, any party to the PSA, the Controlling Class Representative, a Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders or the RR Interest Owner), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information

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was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)         any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure,

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requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)          the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders, the RR Interest Owner and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owner and the asset representations reviewer. Upon the written direction of holders of Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will

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be required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be required to be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses of each other party to the PSA and each Rating Agency in connection with its resignation and the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

No Risk Retention Consultation Party will be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Parties will not be protected against any liability to the VRR Interest Owners that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the VRR Interest Owners.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates and each VRR Interest Owner with respect to each other VRR Interest, that a Risk Retention Consultation Party:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or VRR Interest Owners other than the applicable VRR Interest Owner;

(b)   may act solely in the interests of the applicable VRR Interest Owner;

(c)   does not have any liability or duties to the holders of any class of certificates or VRR Interest Owner other than the applicable VRR Interest Owner;

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(d)   may take actions that favor the interests of the holders of one or more classes of certificates or, the applicable VRR Interest Owner, over the interests of the holders of one or more other classes of certificates or other VRR Interest; and

(e)   will have no liability whatsoever (other than to the applicable VRR Interest Owner) for having so acted as set forth in (a) – (d) above, and no Certificateholder or other VRR Interest Owner may take any action whatsoever against the applicable Risk Retention Consultation Party or any director, officer, employee, agent or principal of the applicable Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by any master servicer or any special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of such master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Holder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

If at any time a Control Termination Event is continuing, the holders of the Principal Balance Certificates and the Class RR certificates may generally replace the special servicer without cause, as described in this paragraph. Upon (i) the written direction of holders of Principal Balance Certificates and/or Class RR certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates and Class RR certificates on an aggregate basis requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders requesting such vote), the certificate administrator will be required to notify the Special Servicer by e-mail, post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Voting Rights in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of certificates evidencing at least 75% of a Quorum or holders of certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Interests on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such holders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or the RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder or the RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

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A “Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Voting Rights evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and Class RR certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan, unless such Excluded Special Servicer Loan is also an applicable Excluded Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer (as so long as, on the date of the appointment, such appointment of such Excluded Special Servicer meets the criteria of the PSA). It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

“Non-Reduced Interests” means any class of Principal Balance Certificates or the Class RR certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates, and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates, less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

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A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become a special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the RR Interest Owner, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (a) has been appointed and currently serves as a special servicer on a “transaction level” basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement special servicer prior to the time of determination and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If, during the continuance of a Control Termination Event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Co-Lender Agreement) (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to promptly notify each Certificateholder and the RR Interest Owner of the recommendation and post such notice and report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of certificates representing at least a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and Class RR certificates whose holders voted on the matter; provided that holders of Principal Balance Certificates and Class RR certificates that so voted on the matter (i) hold Principal Balance Certificates and Class RR certificates representing 20% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and Class RR certificates on an aggregate basis, and (ii) consist of at least three (3) Certificateholders or Certificate Owners that are not affiliated with each other.

In the event the holders of such Principal Balance Certificates and Class RR certificates evidencing the requisite Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s

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recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives such a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and Class RR certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the special servicer will not apply to the Seneca One Whole Loan unless a Seneca One Control Appraisal Period is continuing. The Seneca One Controlling Noteholder will have the right, for so long as no Seneca One Control Appraisal Period is continuing, to replace the special servicer solely with respect to the Seneca One Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Co-Lender Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

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Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account, to the companion paying agent for deposit into the related Serviced Whole Loan Custodial Account or to a holder of a Companion Loan, on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the applicable REO Account within two (2) business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) 5 business days in the case of certain of the master servicer’s or special servicer’s, as applicable, obligations regarding the Exchange Act reporting required under the PSA (except as otherwise provided under clause (i) of this definition of “Servicer Termination Event”), (ii) 10 days in the case of the master servicer’s failure to make a Property Protection Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders, the RR Interest Owner or holders of any Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

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(f)    the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(g)   either of Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   any failure by the master servicer or the special servicer to deliver (a) any Exchange Act reporting items required to be delivered by the master servicer or the special servicer to the trustee or the certificate administrator under the PSA (other than items to be delivered by a sub-servicer retained by a mortgage loan seller) by the time required under the PSA after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant retained by the master servicer is required to deliver (any such primary servicer, sub-servicer or servicing function participant will be terminated if it defaults in accordance with the provision of this clause (i)), which failure (other than in the case of Form 8-K reporting requirements) is not remedied within 3 business days.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) the holders of certificates evidencing at least 25% of the Voting Rights, or (ii) for so long as no Control Termination Event is continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to any applicable Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written direction of the holders of certificates evidencing at least 25% of the Voting Rights, or for so long as no Control Termination Event is continuing and other than in respect of any applicable Excluded Loan, the Directing Holder will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as no Control Termination Event is continuing, that has been approved by the Controlling Class Representative which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special

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servicer will be selected by the trustee or, prior to a Control Termination Event, by the Controlling Class Representative; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Controlling Class Representative) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

In addition, the depositor may terminate each of the master servicer and the special servicer upon five (5) business days’ notice if the master servicer or the special servicer, as the case may be, fails to comply with certain of its reporting obligations under the PSA.

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the holders of certificates evidencing not less than (a) 66 2/3% of the aggregate Voting Rights of the certificates (and, if such Servicer Termination Event is on the part of the special servicer with respect to a Serviced Whole Loan only, by the related Serviced Companion Loan holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected classes and any Serviced Companion Loan holder affected by such

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Servicer Termination Event, and (2) a Servicer Termination Event under clause (c) or clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the depositor and any Serviced Companion Loan holder affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with an enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event is continuing, the approval of such successor by the Directing Holder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or the special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such resignation under the PSA. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of any related Companion Loan or the RR Interest Owner, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of

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such obligations and duties. For the purposes of indemnification of the master servicer or special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust or (iii) cause a tax to be imposed on the trust, any Trust REMIC or the Grantor Trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or regulatory action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owner (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owner and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu or subordinate nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Co-

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Lender Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or the special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or the special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee

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or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPA. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Property Protection Advances, to the extent not recovered from the related mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the certificate registrar, the operating advisor (solely in its capacity as the operating advisor) or the custodian that a Mortgage Loan

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be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Owner Repurchase Request”), the receiving party will be required to promptly forward that Owner Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward that Owner Repurchase Request to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class RR certificates) to deliver an Owner Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Owner Repurchase Request.

The “Enforcing Servicer” will be the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of an Owner Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the applicable mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the applicable mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders, the RR Interest Owner and Certificate Owners by posting such notice on the certificate administrator’s

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website, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”).

The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority, by Certificate Balance of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the applicable Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority, by Certificate Balance of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders and Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority, by Certificate Balance, of Certificateholders.

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If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than the Class RR certificates) (each of clauses (i) or (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or RR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration; (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party; and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of

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Certificateholders and the RR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates (except for any holders of the Controlling Class) will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that no Consultation Termination Event is continuing and any applicable Excluded Loan is not involved, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

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The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Property Protection Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2026-V21 mortgage pool, if necessary); provided that, in the case of the Non-Serviced PSAs for the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan, there are no mortgage loans other than the related Non-Serviced Whole Loan serviced under the related Non-Serviced PSA.
●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute
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additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or the special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and the special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA; provided that there is no Non-Serviced Directing Holder with respect to the CityCenter (Aria & Vdara) Whole Loan under the BX 2025-ARIA TSA.
●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are or are expected to be substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.
●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Master Servicer or the Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.
●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less); except that, in the case of the Non-Serviced PSAs for the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan, the related Non-Serviced PSAs do not provide for compensating interest payments.
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●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar but not necessarily identical to those of the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has (or, in certain cases, if it has) become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2026-V21 mortgage pool, if necessary).
●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
●	With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan does not involve the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA does not provide for “risk retention consultation parties” with certain consultation rights.
●	With respect to each of the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan, there is no operating advisor under the related Non-Serviced PSA.
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●	With respect to each of the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan, there is no (i) asset representations reviewer under the related Non-Serviced PSA or (ii) certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Non-Serviced PSA.
●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Furthermore, the Haven Leased Fee Portfolio Whole Loan is expected to be included in a securitization that is expected to close prior to the Closing Date. The servicing terms of the related pooling and servicing agreement or trust and servicing agreement, as applicable, for such securitization are not definitively known and may not be wholly consistent with the description of the Non-Serviced PSAs above.

Notwithstanding the foregoing, the servicing of each Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the securitization of the related Controlling Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related master servicer and, if and to the extent necessary, the related special servicer under and pursuant to the terms of the related Servicing Shift PSA governing such future securitization. Although, in the case of each Servicing Shift Whole Loan, the related Co-Lender Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA governing such future securitization, the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Servicing Shift PSA are unknown and may not be consistent with the description of Non-Serviced PSAs above.

Servicing of the CityCenter (Aria & Vdara) Mortgage Loan

The CityCenter (Aria & Vdara) Mortgage Loan is being serviced pursuant to the BX 2025-ARIA TSA. The servicing terms of the BX 2025-ARIA TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements may differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2025-ARIA TSA will earn a primary servicing fee with respect to the CityCenter (Aria & Vdara) Mortgage Loan equal to 0.000009% per annum.
●	Upon the CityCenter (Aria & Vdara) Mortgage Loan becoming a specially serviced loan under the BX 2025-ARIA TSA, the related Non-Serviced Special Servicer under the BX 2025-ARIA
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TSA will earn a special servicing fee payable monthly with respect to the CityCenter (Aria & Vdara) Mortgage Loan accruing at a rate equal to 0.15% per annum.

●	The related Non-Serviced Special Servicer under the BX 2025-ARIA TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.25%.
●	The related Non-Serviced Special Servicer under the BX 2025-ARIA TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.25%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—CityCenter (Aria & Vdara) Whole Loan”.

Servicing of the Torrey Heights Mortgage Loan

The Torrey Heights Mortgage Loan is being serviced pursuant to the TORY 2026-HGTS TSA. The servicing terms of the TORY 2026-HGTS TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements may differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the TORY 2026-HGTS TSA will earn a primary servicing fee with respect to the Torrey Heights Mortgage Loan equal to 0.0000222% per annum.
●	Upon the Torrey Heights Mortgage Loan becoming a specially serviced loan under the TORY 2026-HGTS TSA, the related Non-Serviced Special Servicer under the TORY 2026-HGTS TSA will earn a special servicing fee payable monthly with respect to the Torrey Heights Mortgage Loan accruing at a rate equal to 0.25% per annum.
●	The related Non-Serviced Special Servicer under the TORY 2026-HGTS TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%.
●	The related Non-Serviced Special Servicer under the TORY 2026-HGTS TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Torrey Heights Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

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If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or the special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) (a) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) it is not a master servicer or special servicer, as applicable, that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s Investors Service, Inc. (“Moody’s), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5

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Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Co-Lender Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer (required to provide such officer’s certificate under Regulation AB) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer (required to provide such officer’s certificate under Regulation AB) that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that

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the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding

Other than with respect to any rights to deliver an Owner Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or the RR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder or RR Interest Owner previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee indemnity reasonably satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or the RR Interest or to institute, conduct or defend any related litigation at the

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request, order or direction of any of the Certificateholders or the RR Interest Owner, unless the Certificateholders or the RR Interest Owner have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owner of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates and the Notional Amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J and Class X-K certificates have been reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest and (c) the master servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance and the RR Interest Balance (as applicable) of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) and the RR Interest as of the date of the exchange and (z) three (3), divided by (ii) 360) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates representing greater than 50% of the Percentage Interest of such class (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out of pocket expenses of the master servicer and special servicer related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, and interest thereon, and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Cut-off Date Balance of all of the Mortgage Loans (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage

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limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owner, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the RR Interest Owner or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the RR Interest, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any federal tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner

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as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than any applicable Excluded Loan and for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)    to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)    to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owner (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in the case of Certificateholders, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR Interest Owner, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class or the RR Interest without the consent of the holder of such certificate or the RR Interest Owner, as applicable, or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates

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of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of any related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of a mortgage loan seller under the related MLPA without the consent of such mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates and the RR Interest Owner or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) and, if required under the related Co-Lender Agreement, the consent of the holder of the Seneca One Subordinate Companion Loan. Further, no amendment to the PSA may be made that materially and adversely affect the RR Interest Owner without the consent of the RR Interest Owner.

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of a mortgage loan seller under the related MLPA or the rights of such mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Non-Serviced Companion Loan. Further, no amendment to the PSA may be made that materially and adversely affects the RR Interest Owner without the consent of the RR Interest Owner.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000, subject to supervision or examination by federal or state authority, an entity that is not on the depositor’s “prohibited party” list, and (ii)(A) in the case of the trustee (1) will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be) and (2) an institution whose long-term senior unsecured debt rating or issuer credit rating is at least (x) “A2” by Moody’s or which has a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the trustee may maintain a long-term senior unsecured debt rating or an issuer credit rating of at least “Baa3” by Moody’s if either (1) the master servicer is an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s or whose long-term counterparty risk assessment is rated at least “A2(cr)” by Moody’s or (2) the trustee maintains an agreement that is either (I) the agreement dated February 20, 2025, which was previously delivered to Moody’s and remains in effect, or (II) another agreement as to which Moody’s has provided a Rating Agency Confirmation, in either case, with a national banking association with a long-term senior unsecured debt or issuer credit rating of at least “A2” by Moody’s, or a long term counterparty risk assessment of at least “A2(cr)” by Moody’s, which agreement provides for such national banking association to make Advances if the trustee, in its capacity as backup advancing party, does not do so;

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provided, further, that the trustee will be required to notify Moody’s within 30 days in the event there is a downgrade of such national banking association’s Moody’s rating, the agreement is terminated, or any other changes arise that may limit the agreement)), (y) “A” by Fitch (or short-term debt rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of “BBB-” by Fitch if either (1) the master servicer has a long-term senior unsecured debt rating of at least “A” by Fitch or a short term rating of “F1” by Fitch or (2) the trustee maintains an agreement that is either (I) the agreement dated February 20, 2025, which was previously delivered to Fitch, or (II) another agreement as to which Fitch has provided a Rating Agency Confirmation, in either case, with a national banking association with a rating of at least “A” on its long-term senior unsecured debt or issuer credit rating by Fitch or a short-term debt rating of “F1” by Fitch, which agreement provides for such national banking association to make Advances if the trustee, in its capacity as backup advancing party, does not do so; provided, further, that the trustee will notify Fitch within thirty (30) days in the event there is a downgrade of such banking association’s Fitch rating, the agreement is terminated, or any other changes that may limit the agreement) and (z) if rated by KBRA, a long term senior unsecured debt rating or issuer credit rating of at least “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two (2) other NRSROs, which may include Moody’s and Fitch), (B) in the case of the certificate administrator, an institution whose long-term senior unsecured debt or issuer credit rating is rated at least “BBB-” by KBRA (or an investment grade rating by any other NRSRO, which may include Moody’s or Fitch) or (C) in the case of each of the certificate administrator and the trustee, as otherwise acceptable to each Rating Agency as evidenced by the receipt of a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 30 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the RR Interest Owner, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator. If no successor trustee or certificate administrator has accepted an appointment within 120 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator reasonably acceptable to the master servicer.

In addition, holders of certificates entitled to at least 50% of the Voting Rights may at any time upon 30 days’ written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any

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required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The trustee or certificate administrator will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA and each Rating Agency in connection with any removal for cause or resignation of such trustee or certificate administrator as and to the extent required under the PSA.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial, multifamily and manufactured housing properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Ten (10) Mortgaged Properties (14.2%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California

Eight (8) Mortgaged Properties (13.2%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the

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full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or co-lender agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two (2) parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two (2) parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related

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instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five (5) years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

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Foreclosure Procedures Vary from State to State

Two (2) primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior

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lienholders. A notice of sale must be posted in a public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

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The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s

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leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

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Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other reasons, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

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The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on

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which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. Additionally, the Bankruptcy Code requires a debtor lessee to timely perform any obligations under a non-residential real property lease arising after the petition date, until the debtor determines whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations

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under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of General Growth Properties, notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth Properties case had argued that the 21 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated

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companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long-term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under most fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Under certain fraudulent transfer statutes, a debtor that is generally not paying its debts as they become due other than as a result of a bona fide dispute is presumed to be insolvent. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a

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bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees

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have been inequitable, the claims of the mortgagees may be subordinated to the claims of other creditors and the liens securing the mortgagees’ claims may be transferred to the debtor’s estate.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

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Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

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Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily

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achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notiﬁcation by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized

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and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving
Transaction Parties

GSMC and its affiliates are playing several roles in this transaction. GS Mortgage Securities Corporation II is the depositor and a wholly-owned subsidiary of GSMC. GSMC, a sponsor, the Retaining Sponsor and an initial Risk Retention Consultation Party, is an affiliate of GS Bank, an originator and the initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter for the offering of the offered certificates. GS Bank currently holds the Companion Loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

CREFI, an originator and a sponsor, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the offered certificates. In addition, CREFI is expected to be an initial holder of the Class RR certificates and is expected to be an initial Risk Retention Consultation Party. CREFI currently holds the Companion Loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

GACC, an originator and a sponsor, is an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the offered certificates, DBRI, an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Barclays, an originator and a sponsor, is an affiliate of Barclays Capital Inc., an underwriter for the offering of the offered certificates. Barclays currently holds the Companion Loans (if any) for which the noteholder is identified as “Barclays” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”

BMO, a sponsor, is an affiliate of BMO Capital Markets Corp., an underwriter for the offering of the offered certificates. BMO currently holds the Companion Loans (if any) for which the noteholder is identified as “BMO” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Computershare Trust Company, National Association, the trustee, certificate administrator and custodian, is also (i) the trustee under the WFCM 2026-5C8 PSA with respect to the Haven Leased Fee Portfolio Whole Loan, (ii) the trustee, the certificate administrator and the custodian under the TORY 2026-HGTS TSA with respect to the Torrey Heights Whole Loan, (iii) the trustee, the certificate administrator and the custodian under the BX 2025-ARIA TSA with respect to the CityCenter (Aria & Vdara) Whole Loan and (iv) the trustee, the certificate administrator and the custodian under the BMARK 2026-V20 PSA with respect to the 535 & 545 5th Avenue and Project Broadview Whole Loans.

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Torchlight Debt Fund VIII Holdings (US), LLC, or its affiliate, is expected to be appointed as the initial Controlling Class Representative and, therefore, the initial Directing Holder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any applicable Excluded Loan) and any related Serviced Companion Loan. Torchlight Loan Services, LLC, the expected special servicer for this transaction, is an affiliate of Torchlight Debt Fund VIII Holdings (US), LLC, which is expected to purchase the Class X-F, Class X-G, Class X-J, Class X-K, Class F, Class G, Class J and Class K certificates. An affiliate of Torchlight Debt Fund VIII Holdings (US), LLC may also purchase one or more other classes of additional certificates.

Midland is also the master servicer under the Benchmark 2026-V20 pooling and servicing agreement pursuant to which each of the 535 & 545 5th Avenue Whole Loan and the Project Broadview Whole Loan are being serviced.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Barclays and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BMO Mortgage Loans.

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to all the GSMC Mortgage Loans, the GACC Mortgage Loans, the CREFI Mortgage Loans, the Barclays Mortgage Loans and the BMO Mortgage Loans except with respect to any GSMC Mortgage Loan, GACC Mortgage Loan, CREFI Mortgage Loan, BMO Mortgage Loan or Barclays Mortgage Loan that is a Non-Serviced Mortgage Loan, for which it acts as interim custodian of the related note.

See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

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Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield, Prepayment and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the respective Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a Subordinate Companion Loan or mezzanine loan, if any. To the extent a Mortgage Loan

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requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of a borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the related borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium and certificates with Notional Amounts, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance or Notional Amount of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Non-VRR Realized Loss (and a corresponding VRR Realized Loss) occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and the RR Interest Owner in reduction of the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance. Realized Losses and the corresponding VRR Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of

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the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the class or classes of certificates indicated in the table below as a result of the application of Non-VRR Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$906,571,000	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	$103,892,000	Class B and Class C certificates
Class X-D	$37,003,000	Class D certificates
Class X-F	$21,348,000	Class F certificates
Class X-G	$14,232,000	Class G certificates
Class X-J	$15,655,000	Class J certificates
Class X-K	$39,849,797	Class K certificates

Certificateholders and the RR Interest Owner are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the certificates and the RR Interest to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related

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Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related class or classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Classes
Class X-A	$906,571,000	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	$103,892,000	Class B and Class C certificates
Class X-D	$37,003,000	Class D certificates
Class X-F	$21,348,000	Class F certificates
Class X-G	$14,232,000	Class G certificates
Class X-J	$15,655,000	Class J certificates
Class X-K	$39,849,797	Class K certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

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Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of Non-VRR Certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period has expired. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume prepayments on the Mortgage Loans at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-2 and Class A-3 certificates, the percentage of the related potential maximum and minimum initial Certificate Balances, respectively) of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates that are also Principal Balance Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day (each assumed to be a business day) of the related month, beginning in April 2026;
●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted, if necessary, as required pursuant to the definition of Mortgage Rate which, in the case of the Mortgage Loans that are componentized assumes no change in the weighted average of the interest rates of the respective components in connection with any partial prepayment;
●	there are no delinquencies;
●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owner, the special servicer or the master servicer will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
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●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);
●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification;
●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;
●	the Closing Date occurs on March 26, 2026;
●	each ARD Loan prepays in full on its respective Anticipated Repayment Date (in the case of a 0% CPY scenario);
●	with respect to the 535 & 545 5th Avenue Mortgage Loan, principal payments of $8,064.52 will be received each month;
●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;
●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;
●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;
●	no additional trust fund expenses are incurred;
●	no property releases (or yield maintenance charge or other prepayment premium or related re-amortizations) occur;
●	the optional termination is not exercised;
●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and
●	with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loan, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that is also a Principal Balance Certificate may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based

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on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of each class of Offered Certificates that is also a Principal Balance Certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
March 2027	87%	87%	87%	87%	87%
March 2028	72%	72%	72%	72%	72%
March 2029	46%	46%	46%	46%	46%
March 2030	19%	19%	19%	19%	19%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.74	2.71	2.71	2.71	2.71
First Principal Payment Date	April 2026	April 2026	April 2026	April 2026	April 2026
Last Principal Payment Date	November 2030	June 2030	June 2030	June 2030	June 2030

Percentages of the Maximum Initial Certificate Balance ($375,000,000)(1) of
the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.82	4.74	4.65	4.55	4.33
First Principal Payment Date	November 2030	June 2030	June 2030	June 2030	June 2030
Last Principal Payment Date	February 2031	February 2031	January 2031	December 2030	September 2030
(1)	The exact initial Certificate Balance of the Class A-2 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1) of
the Class A-2 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	NAP	NAP	NAP	NAP	NAP
March 2027	NAP	NAP	NAP	NAP	NAP
March 2028	NAP	NAP	NAP	NAP	NAP
March 2029	NAP	NAP	NAP	NAP	NAP
March 2030	NAP	NAP	NAP	NAP	NAP
March 2031 and thereafter	NAP	NAP	NAP	NAP	NAP
Weighted Average Life (in years)	NAP	NAP	NAP	NAP	NAP
First Principal Payment Date	NAP	NAP	NAP	NAP	NAP
Last Principal Payment Date	NAP	NAP	NAP	NAP	NAP
(1)	The exact initial Certificate Balance of the Class A-2 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 certificates, which is $0, in which case the Class A-2 certificates will not be issued.
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Percentages of the Initial Maximum Certificate Balance ($792,617,000)(1) of
the Class A-3 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.89	4.84	4.78	4.70	4.41
First Principal Payment Date	November 2030	June 2030	June 2030	June 2030	June 2030
Last Principal Payment Date	March 2031	March 2031	March 2031	March 2031	October 2030
(1)	The exact initial Certificate Balance of the Class A-3 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Initial Minimum Certificate Balance ($417,617,000)(1) of
the Class A-3 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Closing Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.95	4.93	4.91	4.84	4.47
First Principal Payment Date	February 2031	February 2031	January 2031	December 2030	September 2030
Last Principal Payment Date	March 2031	March 2031	March 2031	March 2031	October 2030
(1)	The exact initial Certificate Balance of the Class A-3 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.97	4.97	4.97	4.97	4.57
First Principal Payment Date	March 2031	March 2031	March 2031	March 2031	October 2030
Last Principal Payment Date	March 2031	March 2031	March 2031	March 2031	November 2030
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Percentages of the Initial Certificate Balance of
the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.97	4.97	4.97	4.97	4.64
First Principal Payment Date	March 2031	March 2031	March 2031	March 2031	November 2030
Last Principal Payment Date	March 2031	March 2031	March 2031	March 2031	November 2030

Percentages of the Initial Certificate Balance of
the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.97	4.97	4.97	4.97	4.69
First Principal Payment Date	March 2031	March 2031	March 2031	March 2031	November 2030
Last Principal Payment Date	March 2031	March 2031	March 2031	March 2031	December 2030

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from March 1, 2026 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

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For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-1 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-2 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-2 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-3 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-3 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

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Pre-Tax Yield to Maturity (CBE) for the Class X-A certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Notional Amount of Class X-A certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-B certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Notional Amount of Class X-B certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-S certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-S certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

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Pre-Tax Yield to Maturity (CBE) for the Class B certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class B certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class C certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class C certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, investors subject to the alternative minimum tax and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding the entitlement to Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J, Class X-K,

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Class A-S, Class B, Class C, Class D, Class F, Class G, Class J and Class K certificates and the regular interests corresponding to the VRR Interest (in the case of the VRR Interest, excluding the entitlement to Excess Interest), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Co-Lender Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under each Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (1) the portion of the issuing entity consisting of (i) the entitlement to any Excess Interest and the Excess Interest Distribution Account and (ii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon will be treated as a grantor trust (the “Grantor Trust”) under subpart E, part I of subchapter J of the Code, (2) the Class S certificates and the VRR Interest will represent undivided beneficial ownership of the Excess Interest and the Excess Interest Distribution Account and (3) the VRR Interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier

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REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two (2) years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be

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treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two (2) or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the applicable loans are secured by residential real property. As of the Cut-off Date, thirteen (13) of the Mortgaged Properties (23.0%) securing thirteen (13) Mortgage Loans (in whole or in part) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a class of regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations

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do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such certificate, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage

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Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPY of 0%; provided that it is assumed that each ARD Loan prepays on its respective Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

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Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If

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the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, such holder is deemed to have made an election to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Principal Balance Certificates that are corporations or that otherwise hold the Principal Balance Certificates in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Principal Balance Certificates becoming wholly or partially worthless, and that, in general, the holders of Principal Balance Certificates that are not corporations and do not hold

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the Principal Balance Certificates in connection with a trade or business will be allowed to deduct as a short-term capital loss any loss with respect to principal sustained during the taxable year on account of such Principal Balance Certificates becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Principal Balance Certificates should be allowed a bad debt deduction at such time as the principal balance of any class of such Principal Balance Certificates is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Principal Balance Certificates. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Principal Balance Certificates have been otherwise retired. The IRS could also assert that losses on a class of Principal Balance Certificates are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Principal Balance Certificates with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges or prepayment premiums so allocated should be taxed to the holder of an Offered Certificate entitled to receive such payments, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of an Offered Certificate prior to the master servicer’s actual receipt of a yield maintenance charge or prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of an Offered Certificate entitled to receive such payments. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long-term or short-term depending on whether the Regular Interest has been held for the long-term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer

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entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale or exchange of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of the VRR Interest, such VRR Interest Owner must separately account for the sale or exchange of the corresponding regular interest in the Upper-Tier REMIC and the right to receive any Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the applicable Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two (2) years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

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In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders and the RR Interest Owner.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the Trust REMICs and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R certificates, rather than the Trust REMICs, liable for any taxes arising from audit adjustments to the related Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a “controlled foreign corporation” described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and IRS Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury

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Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person.

A “U.S. Tax Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder or the RR Interest Owner (i) is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number, or (ii) other than a holder of a Class R certificate, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

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Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate Certificateholders that are U.S. Tax Persons will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. Certificateholders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Class S certificates and the VRR Interest Owner who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury Regulations Section 1.671-5.

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These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) holders of the Class S certificates and the VRR Interest Owner who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local and Foreign Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local and foreign income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local and foreign income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a sponsor, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owner to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local, foreign or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state, local and foreign, and any other, tax consequences of an investment in the Offered Certificates.

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Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Goldman Sachs & Co. LLC	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Barclays Capital Inc.	BMO Capital Markets Corp.
Class A-1	$[__]	$[__]	$[__]	$[__]	$[__]
Class A-2	$[__]	$[__]	$[__]	$[__]	$[__]
Class A-3	$[__]	$[__]	$[__]	$[__]	$[__]
Class X-A	$[__]	$[__]	$[__]	$[__]	$[__]
Class X-B	$[__]	$[__]	$[__]	$[__]	$[__]
Class A-S	$[__]	$[__]	$[__]	$[__]	$[__]
Class B	$[__]	$[__]	$[__]	$[__]	$[__]
Class C	$[__]	$[__]	$[__]	$[__]	$[__]
Class	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$[__]	$[__]
Class A-2	$[__]	$[__]
Class A-3	$[__]	$[__]
Class X-A	$[__]	$[__]
Class X-B	$[__]	$[__]
Class A-S	$[__]	$[__]
Class B	$[__]	$[__]
Class C	$[__]	$[__]

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from March 1, 2026, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $[__], excluding underwriting discounts and commissions.

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We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the Offered Certificates or CMBS generally. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 1 business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of the depositor, an affiliate of GSMC (a sponsor, the Retaining Sponsor and an initial Risk Retention Consultation Party), and an affiliate of GS Bank (an originator, the initial RR Interest Owner and the holder of the Companion Loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI (a sponsor, an originator, an initial Risk Retention Consultation Party, the initial Class RR Certificateholder and the holder of the Companion Loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) GACC (a sponsor and an originator) and (ii) DBRI (an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “DBRI” (if any) in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays (a sponsor, an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “Barclays” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

BMO Capital Markets Corp., one of the underwriters, is an affiliate of BMO (a sponsor, an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “BMO” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Barclays Capital Inc. and BMO Capital

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Markets Corp., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Goldman Sachs & Co. LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by GSMC, (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by CREFI, (iii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by GACC, (iv) the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by Barclays and (v) the payment by the depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by BMO. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Barclays Capital Inc. and BMO Capital Markets Corp. each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the issuing entity (file number 333-286173-03) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 200 West Street, New York, New York 10282, Attention: Scott Epperson, or by telephone at (212) 902-1000.

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Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-286173) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an offered certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their

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affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; (b) has authority or responsibility to give, or regularly gives, investment advice within the meaning of ERISA and Section 4975 of the Code with respect to those assets for a fee or other compensation; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Prospective investors in the Certificates should note that with respect to certain Mortgage Loans, an equity interest in the related borrowers may be directly or indirectly owned by one or more governmental plans.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Goldman Sachs & Co. LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption 89-88 (October 17, 1989) as amended by PTE 2013-08 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Goldman Sachs & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in

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one of the four (4) highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four (4) highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

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If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

546

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the sponsors, the underwriters, the trustee, the certificate administrator, the master servicer, the special servicer, the operating advisor, the asset representations reviewer or any of their respective affiliated entities, has provided any investment recommendation or investment advice to the Plan or the fiduciary making the investment decision for the Plan in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (except where an exemption applies (all of the conditions of which are satisfied) or it would not otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

No class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two (2) highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two (2) highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that even certain classes of Offered Certificates that may be specified in this prospectus to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four (4) rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

547

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owner of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and, except in the case of the Class X-A and Class X-B certificates, the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date for the Offered Certificates will be the distribution date in March 2059. See “Yield, Prepayment and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the RR Interest Owner might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post Anticipated Repayment Date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage

548

Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three (3) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five (5) NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired three (3) of the NRSROs to rate certain classes of the certificates and not the other NRSROs due, in part, to their initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. Further, in the case of one (1) NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for those classes of certificates. If the depositor had selected such NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs engaged to rate such certificates. In addition, the decision not to

549

engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

550

Index of Defined Terms

1
17g-5 Information Provider	372
1986 Act	529
1996 Act	509
3
30/360 basis	36
30/360 Basis	406
4
401(c) Regulations	546
A
AB Modified Loan	418
AB Whole Loan	238
Acceptable Insurance Default	422
Accrued AB Loan Interest	355
Accrued and Deferred Principal	223
Accrued Interest	223
Actual/360 Basis	37, 222
Actual/360 Loans	396
ADA	511
Additional CID Revenues	219
Additional Exclusions	422
Administrative Cost Rate	349
ADR	166
Advances	392
Affirmative Asset Review Vote	460
Aggregate Available Funds	343
Aggregate Principal Distribution Amount	350
Aggregate Principal Shortfall	351
Allocated Cut-off Date Loan Amount	166
Annual Debt Service	167
Anticipated Repayment Date	223
Appraisal Reduction Amount	415
Appraisal Reduction Event	414
Appraised Value	167
Approved Exchange	21
Arch 2 Park Loan	237
ARD Loan	223
ARD Loans	223
ASR Consultation Process	433
Assessment of Compliance	490
Asset Representations Reviewer Asset Review Fee	413

Asset Representations Reviewer Fee	413
Asset Representations Reviewer Fee Rate	413
Asset Representations Reviewer Termination Event	465
Asset Review	462
Asset Review Notice	461
Asset Review Quorum	461
Asset Review Report	463
Asset Review Report Summary	463
Asset Review Standard	462
Asset Review Trigger	459
Asset Review Vote Election	460
Asset Status Report	431
Assumed Final Distribution Date	357
Assumed Scheduled Payment	351
Attestation Report	490
AULs	196
B
Bank Act	309
Bankruptcy Code	70
Barclays	303
Barclays Data Tape	304
Barclays Mortgage Loans	304
Barclays Review Team	304
Barclays’ Qualification Criteria	305
Base Amount	212
Base Interest Fraction	357
BBNA	309
BellOak	336
Benchmark 2026-V20 PSA	238
BMO	309
BMO Data File	310
BMO Financial	309
BMO Mortgage Loans	309
BMO Securitization Database	310
Borrower Party	365
Borrower Party Affiliate	365
B-piece buyer	133
Brandywine Parking Agreement	181
Bridge Bank	118
BX 2025-ARIA Certificate Administrator	250
BX 2025-ARIA Directing Certificateholder	254
BX 2025-ARIA Master Servicer	250
BX 2025-ARIA Special Servicer	250
BX 2025-ARIA Trust	248
BX 2025-ARIA Trustee	250
BX 2025-ARIA TSA	238, 249

551

C
CapEx	184
CERCLA	509
Certificate Administrator/Trustee Fee	412
Certificate Administrator/Trustee Fee Rate	412
Certificate Balance	342
Certificate Owners	374
Certificateholder	366
CGMRC	286
CID	219
City	219
CityCenter (Aria & Vdara) Co-Lender Agreement	249
CityCenter (Aria & Vdara) Companion Loans	249
CityCenter (Aria & Vdara) Component	249
CityCenter (Aria & Vdara) Component A	249
CityCenter (Aria & Vdara) Component A-C	249
CityCenter (Aria & Vdara) Component B	249
CityCenter (Aria & Vdara) Component C	249
CityCenter (Aria & Vdara) Loans	249
CityCenter (Aria & Vdara) Non-SASB Loans	249
CityCenter (Aria & Vdara) Non-SASB Noteholder	249
CityCenter (Aria & Vdara) Non-SASB Pari Passu Companion Loans	248
CityCenter (Aria & Vdara) Non-SASB Securitization Trust	250
CityCenter (Aria & Vdara) Non-SASB Senior Loans	249
CityCenter (Aria & Vdara) Noteholder	249
CityCenter (Aria & Vdara) SASB Loans	249
CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans	248
CityCenter (Aria & Vdara) Senior Loans	249
CityCenter (Aria & Vdara) Senior Noteholder	249
CityCenter (Aria & Vdara) Subordinate Companion Loans	249
CityCenter (Aria & Vdara) Subordinate Noteholder	249
CityCenter (Aria & Vdara) Whole Loan	249

CityFHEPS	81
Class RR Certificateholder	337
Class X Certificates	3, 341
Clearstream	373
Clearstream Participants	375
Closing Date	165
CMBS	157
CNBV	24
COC	196
Code	60, 156, 526
Collateral Deficiency Amount	419
Collection Account	395
Collection Period	344
Communication Request	377
Companion Loan	163
companion loans	49
Compensating Interest Payment	358
Component Reverse Sequential Order	252
Component Sequential Order	252
Computershare	319
Computershare Limited	319
Computershare Trust Company	139, 319
Constant Prepayment Rate	519
Consultation Termination Event	447
Control Eligible Certificates	441
Control Note	238
Control Termination Event	447
Controlling Class	441
Controlling Class Certificateholder	441
Controlling Class Representative	30, 440
Controlling Companion Loan	238
Controlling Holder	238
Corporation	218
corrected loan	37
Corrected Loan	431
CPR	519
CPY	519
CREC	196
Credit Risk Retention Rules	338
CREFC®	362
CREFC® Intellectual Property Royalty License Fee	414
CREFC® Intellectual Property Royalty License Fee Rate	414
CREFC® Investor Reporting Package	400
CREFC® Reports	362
CREFI	285
CREFI Data File	287
CREFI Mortgage Loans	285
CREFI Securitization Database	286
CREFI VRR Interest Portion	338
Crossed Group	167
Cross-Over Date	348
Crossroads I	230

552

Crossroads II	230
Crossroads IV	230
CRR	158
CTS	319
Cumulative Appraisal Reduction Amount	419
Cure/Contest Period	463
Cut-off Date	163
Cut-off Date Balance	168
Cut-off Date DSCR	169
Cut-off Date Loan-to-Value Ratio	168
Cut-off Date LTV Ratio	168
D
DB Originators	297
DBRI	294
Debt Service Coverage Ratio	169
Debt Yield on Underwritten NCF	169
Debt Yield on Underwritten Net Cash Flow	169
Debt Yield on Underwritten Net Operating Income	169
Debt Yield on Underwritten NOI	169
Default Purchase Option	212
Defaulted Loan	437
Defeasance Deposit	227
Defeasance Loans	227
Defeasance Lock-Out Period	227
Defeasance Option	227
Definitive Certificate	373
Delegated Directive	16
Delinquent Loan	460
Depositaries	373
Determination Date	343
Deutsche Bank	295
Diligence File	380
Directing Holder	440
Directing Holder Approval Process	433
Disclosable Special Servicer Fees	412
Dispute Resolution Consultation	481
Dispute Resolution Cut-off Date	480
Disqualified Transferee	180
Distribution Accounts	396
Distribution Date	343
Distribution Date Statement	362
Distributor	16, 17
DMARC	295
DOCC	198
Dodd-Frank Act	160
DOJ	295
DOL	544
DSCR	169
DTC	373
DTC Participants	374
DTC Rules	374

Due Date	222, 345
Due Diligence Questionnaire	287, 311
Due Diligence Requirements	159
E
EBITDAR	184
EDGAR	543
EEA	16
Eligible Asset Representations Reviewer	464
Eligible Operating Advisor	455
Enforcing Party	479
Enforcing Servicer	479
EPA	198
ERC	198
ERISA	543
ESA	196, 299
Escrow/Reserve Mitigating Circumstances	302, 308
EU Due Diligence Requirements	158
EU Institutional Investor	158
EU PRIIPs Regulation	16
EU Prospectus Regulation	16
EU Retention Requirements	159
EU Securitization Regulation	18
EU Transparency Requirements	159
EU/UK Risk Retention Requirements	159
Euroclear	373
Euroclear Operator	375
Euroclear Participants	375
EUWA	16, 18
Excess Interest	223
Excess Interest Distribution Account	396
Excess Modification Fees	411
Excess Prepayment Interest Shortfall	359
Exchange Act	276, 302
Excluded Controlling Class Holder	370
Excluded Controlling Class Loan	365
Excluded Information	366
Excluded Loan	366
Excluded Special Servicer	469
excluded special servicer loan	28
Excluded Special Servicer Loan	469
Exemption	544
Exemption Rating Agency	545
F
FATCA	537
FDIA	151
FDIC	152
FDIC Safe Harbor	152

553

FETL	22
FIEL	22
Final Asset Status Report	433
Final Capital Contribution	179
Final Dispute Resolution Election Notice	481
Financial Market Publisher	367
Financial Promotion Order	19
FIRREA	153, 200, 299
Fitch	322, 464, 488
Fixed Rent Commencement Date	209
Former Acting General Counsel’s Letter	153
Foundry Historic Portion	178
Foundry Individual Guarantor	179
Foundry Junior Lender	235
Foundry Master Lease	178
Foundry Master Tenant	178
Foundry MM	178
Foundry MT Holdco	178
Foundry Non-Historic Portion	179
Foundry Sub Debt	235
FPO Persons	19
FSMA	17, 18
G
GACC	294
GACC Data Tape	296
GACC Deal Team	296
GACC Mortgage Loans	296
GACC Originated Loans	294
Garn Act	510
General Partner	235
Goldman Originator	279
grantor trust	61
Grantor Trust	527
GS Bank	276
GSMC	276
GSMC Data Tape	277
GSMC Deal Team	277
GSMC Mortgage Loans	276
H
Hard Lockbox	170
HFC	82
HKB Release Property	228
House Bill 21	82
HSTP Act	81
HTC Investor	178
I
IDA	220
IDEM	198
IDFPR	309

Incentive Key Money Loan	237
Indirect Participants	374
Inflation-Adjusted Purchase Price	212
Initial Delivery Date	431
Initial Pool Balance	163
Initial Rate	223
Initial Requesting Certificateholder	479
In-Place Cash Management	170
Institutional Investor	21
Insurance and Condemnation Proceeds	395
Interest Accrual Amount	350
Interest Accrual Period	350
Interest Distribution Amount	350
Interest Reserve Account	396
Interest Shortfall	350
Interested Person	438
Investor	236
Investor Certification	366
Investor LP	235
IRS	155
J
Japanese Retention Requirement	22
Joint Mortgage Loan	165
JRR Rule	22
JV Entity	236
K
KBRA	464, 488
Key Money Loan	237
KeyBank	322
L
Largest Tenant	170
Largest Tenant Lease Expiration	170
LBP	196
Liquidation Fee	408
Liquidation Fee Rate	408
Liquidation Proceeds	395
LIT	212
Loan Per Unit	170
Loan-Specific Directing Holder	440
Local Law 97	100
Loss of Value Payment	384
Loss of Value Reserve Fund	395
Lower-Tier Regular Interests	526
lower-tier REMIC	61
Lower-Tier REMIC	526
Lower-Tier REMIC Distribution Account	395
LTV Ratio at Maturity	171

554

M
MAI	385
Major Decision	442
Major Decision Reporting Package	445
MAS	21
Master Lease SNDA	180
Master Servicer Remittance Date	391
Master Tenant Prepaid Rent	179
Material Defect	382
Maturity Balance	171
Maturity Date Loan-to-Value Ratio	171
Maturity Date LTV Ratio	171
MDNR	196
MGM	168, 171
MGM Master Lease	168, 171
MGM Policies	214
MGM Tenant	168, 171
Miami Hialeah PIP	200
MiFID II	16, 17
MLPA	377
MOA	338
Modeling Assumptions	519
Modification Fees	406
Moody’s	322, 464, 488
Morningstar DBRS	322, 464
Mortgage	164
Mortgage File	377
mortgage loan	49
mortgage loan sellers	25
Mortgage Loans	163
Mortgage Note	164
Mortgage Pool	163
Mortgage Rate	349
Mortgaged Property	164
Most Recent NOI	172
N
Net Cash Flow	173
Net Mortgage Rate	349
NFA	196
NFIP	103
NI 33-105	23
Non-Control Note	238
Non-Controlling Holder	238
non-offered certificates	35
Nonrecoverable Advance	392
Non-Reduced Interests	469
Non-Serviced AB Whole Loan	238
Non-Serviced Certificate Administrator	238
Non-Serviced Co-Lender Agreement	238
non-serviced companion loan	51
Non-Serviced Companion Loan	238

non-serviced companion loans	51
Non-Serviced Custodian	239
Non-Serviced Directing Holder	239
Non-Serviced Master Servicer	239
Non-Serviced Mortgage Loan	239
Non-Serviced Pari Passu Companion Loan	239
Non-Serviced Pari Passu Whole Loan	239
Non-Serviced PSA	239
Non-Serviced Securitization Trust	239
Non-Serviced Special Servicer	239
Non-Serviced Trustee	239
non-serviced whole loan	51
Non-Serviced Whole Loan	239
Non-U.S. Tax Person	537
Non-VRR Available Funds	345
non-VRR certificates	3
Non-VRR Certificates	341
Non-VRR Excess Prepayment Interest Shortfall	350
Non-VRR Gain-on-Sale Remittance Amount	345
Non-VRR Gain-on-Sale Reserve Account	396
Non-VRR Percentage	339
Non-VRR Principal Distribution Amount	351
Non-VRR Realized Loss	360
Notional Amount	343
NRSRO	364
NRSRO Certification	367
O
Occupancy	172
Occupancy Date	172
Offered Certificates	341
Office Properties	229
OID Regulations	529
OLA	153
Opening Key Money Loan	237
Operating Advisor Annual Report	453
Operating Advisor Consulting Fee	412
Operating Advisor Expenses	413
Operating Advisor Fee	412
Operating Advisor Fee Rate	412
Operating Advisor Standard	453
Operating Advisor Termination Event	456
Original Balance	172
Original RR Interest Balance	338
Owner Repurchase Request	479

555

P
P&I Advance	391
PACE	118
PAR	300
pari passu companion loan	49
Pari Passu Companion Loans	163
Park Owned Homes	188
Parking Owners	181
Participants	373
Parties in Interest	543
Partnership	235
Pass-Through Rate	348
Patriot Act	512
PCR	284, 293, 316
PDA	218
Percentage Interest	343
Periodic Payment	345
Permitted Investments	397
Permitted Special Servicer/Affiliate Fees	412
PILOT	220
PIPs	96, 199
Plans	543
PLL Limits	217
PLL Policy	217
PML	284
PNC Bank	330
Post-ARD Additional Interest	261
PRASR	18
PRC	20
Preferred Interests	235
Preliminary Asset Review Report	463
Preliminary Dispute Resolution Election Notice	480
Prepayment Assumption	531
Prepayment Interest Excess	358
Prepayment Interest Shortfall	358
Prepayment Penalty Description	172
Prepayment Provision	172
Prime Lease	195
Prime Rate	48, 395
principal balance certificates	3
Principal Balance Certificates	341
Privileged Information	455
Privileged Information Exception	456
Privileged Person	364
Prohibited Prepayment	359
Promotion Of Collective Investment Schemes Exemptions Order	19
Property Protection Advances	392
Proposed Course of Action	480
Proposed Course of Action Notice	479
PSA	341
PSA Party Repurchase Request	479
PTCE	546

Purchase Price	384
Q
QA Failures	184
QOZ	172
Qualified Opportunity Zone	172
Qualified Replacement Special Servicer	470
Qualified Substitute Mortgage Loan	385
Qualifying CRE Loan Percentage	338
Quorum	469
R
RAC No-Response Scenario	487
Radisson Hotel PIP	200
Rated Final Distribution Date	358
Rating Agencies	488
Rating Agency Confirmation	488
REA	86
Realized Losses	361
REC	196
Recapture Period	180
Record Date	343
Registration Statement	543
Regular Certificates	341
Regular Interestholder	529
Regular Interests	527
Regulation AB	490
Reimbursement Rate	395
related Class X class	4
Related Class X Class	343
Related Group	173
Related Proceeds	393
Release Date	227
Relevant Persons	19
Relief Act	512
REMIC	4, 526
REMIC Regulations	526
REO Account	397
REO Loan	352
REO Property	430
Repurchase Request	479
Requesting Certificateholder	481
Requesting Holders	420
Requesting Investor	377
Requesting Party	487
Required PLL Period	217
Required Risk Retention Percentage	338
Requirements	512
Residual Certificates	341
Resolution Failure	479
Resolved	479
Restricted Group	545

556

Restricted Mezzanine Holder	366
Restricted Party	456
Retaining Sponsor	337
Reverse Sequential Order (CityCenter (Aria & Vdara))	253
Reverse Sequential Order (Torrey Heights)	261
Review Materials	461
Revised Rate	223
RevPAR	173
Risk Retention Consultation Parties	365
RNV	24
ROFO Offer	212
Rooms	174
RR Interest	337
RR Interest Balance	339
RR interest owner	4
RR Interest Owner	337
Rule 17g-5	367
RWQCB	198
S
S&P	464
Sale Notice	212
Scheduled Principal Distribution Amount	351
SEC	276, 302
SECN	18
Securities Act	490
Securitization Accounts	341, 397
SEL	284
Seneca One A Notes	266
Seneca One Borrower Restricted Party	270
Seneca One Co-Lender Agreement	266
Seneca One Controlling Note	269
Seneca One Controlling Noteholder	269
Seneca One Defaulted Note Purchase Date	275
Seneca One junior note	55, 120
Seneca One Junior Note	177
Seneca One Lead Securitization Noteholder	271
Seneca One Major Decision	271
Seneca One Mortgage Loan	266
Seneca One Non-Controlling Note	273
Seneca One Non-Controlling Note Holder	273
Seneca One Non-Controlling Subordinate Class Representative	273
Seneca One Non-Lead Noteholder	273
Seneca One Note A Holder	266
Seneca One Note A Holders	266

Seneca One Note B	266
Seneca One Note B Subordinate Companion Loan	266
Seneca One Note B Subordinate Companion Loan Holder	266
Seneca One Note F Control Appraisal Period	270
Seneca One Noteholders	266
Seneca One Notes	266
Seneca One Pari Passu Companion Loan	266
Seneca One Purchase Notice	275
Seneca One Purchased Note	275
Seneca One senior notes	55, 120
Seneca One Senior Notes	177, 266
Seneca One Subordinate Companion Loan	239
Seneca One Whole Loan	266
Senior Certificates	341
Sequential Order (CityCenter (Aria & Vdara))	252
Sequential Order (Torrey Heights)	261
serviced AB mortgage loan	50
Serviced AB Mortgage Loan	239
serviced AB whole loan	50
Serviced AB Whole Loan	239
serviced companion loan	50
Serviced Companion Loan	239
Serviced Mortgage Loan	239
serviced pari passu companion loan	50
Serviced Pari Passu Companion Loan	240
Serviced Pari Passu Mortgage Loan	240
Serviced Pari Passu Whole Loan	240
serviced subordinate companion loan	50
Serviced Subordinate Companion Loan	240
serviced whole loan	50
Serviced Whole Loan	240
Serviced Whole Loan Custodial Account	395
Servicer Termination Event	472
Servicing Fee	404
Servicing Fee Rate	404
Servicing Shift Mortgage Loan	240
servicing shift pooling and servicing agreement	50
Servicing Shift PSA	240
servicing shift securitization date	31, 50
Servicing Shift Securitization Date	240
servicing shift whole loan	50
Servicing Shift Whole Loan	240
Servicing Standard	389

557

SEU	182
SF	173
SFA	21
SFO	20
Similar Law	543
SMMEA	547
Soft Lockbox	173
Special Servicer	324
Special Servicing Fee	406
Special Servicing Fee Rate	407
Special Servicing Transfer Event	429
Specially Serviced Loans	429
Springing Cash Management	173
Springing Lockbox	173
Sq. Ft.	173
Square Feet	173
Startup Day	527
Stated Principal Balance	223, 352
static pool data	108
Subject 2024 Computershare CMBS Annual Statement of Compliance	321
Subject Loan	413
Subordinate Certificates	341
subordinate companion loan	49
Subordinate Companion Loan	163, 240
Subsequent Asset Status Report	431
Sub-Servicing Agreement	390
SVB	118
SWMUs	198
T
TCO	216
TDD	219
Terms and Conditions	375
Tests	462
TIF Developer	219
TIF Financing	219
Title V	511
Torchlight	324
Torrey Heights Accrued Interest	224
Torrey Heights ARD	224
Torrey Heights Co-Lender Agreement	258
Torrey Heights Companion Loans	258
Torrey Heights Component	258
Torrey Heights Component A	258
Torrey Heights Component B	258
Torrey Heights Component C	258
Torrey Heights Component D	258
Torrey Heights Monthly Debt Service Payment Amount	224
Torrey Heights Non-SASB Loans	257
Torrey Heights Non-SASB Noteholder	258

Torrey Heights Non-SASB Pari Passu Companion Loans	257
Torrey Heights Non-SASB Securitization Trust	259
Torrey Heights Non-SASB Senior Loans	257
Torrey Heights Noteholder	258
Torrey Heights Notes	258
Torrey Heights SASB Loans	257
Torrey Heights SASB Pari Passu Companion Loans	257
Torrey Heights Senior Loans	257
Torrey Heights Senior Noteholder	258
Torrey Heights Subordinate Companion Loans	257
Torrey Heights Subordinate Noteholder	258
Torrey Heights Whole Loan	258
TORY 2026-HGTS Certificate Administrator	259
TORY 2026-HGTS Directing Certificateholder	262
TORY 2026-HGTS Master Servicer	258
TORY 2026-HGTS Special Servicer	258
TORY 2026-HGTS Trust	257
TORY 2026-HGTS Trustee	259
TORY 2026-HGTS TSA	240
TPH	196
Trailing 12 NOI	172
Traveling HFCs	82
TRIPRA	104
trust REMIC	61
Trust REMICs	526
U
U.S. Tax Person	537
UCC	498
UK	16, 18
UK CRR	159
UK Due Diligence Requirements	158
UK Institutional Investor	159
UK MIFIR	16
UK MIFIR Product Governance Rules	17
UK PRIIPs Regulation	17
UK PROFESSIONAL CLIENT	17
UK Prospectus Regulation	17
UK Retail Investor	16
UK Retention Requirements	159
UK SECURITIZATION FRAMEWORK	19
Underwriter Entities	126
Underwriting Agreement	540
Underwritten EGI	174

558

Underwritten Expenses	173
Underwritten NCF	173
Underwritten NCF DSCR	169
Underwritten Net Cash Flow	173
Underwritten Net Operating Income	174
Underwritten Net Operating Income DSCR	170
Underwritten NOI	174
Underwritten NOI DSCR	170
Underwritten Revenues	174
Units	174
Unscheduled Principal Distribution Amount	351
Unsolicited Information	462
upper-tier REMIC	61
Upper-Tier REMIC	526
Upper-Tier REMIC Distribution Account	395
USTs	196
UW NCF DSCR	169
UW NOI Debt Yield	169
UW NOI DSCR	170
V
VCP	196
VOCs	198
Volcker Rule	161
Voting Rights	372
VRR Allocation Percentage	340
VRR Available Funds	339
VRR Interest	337, 341
VRR Interest Balance	340
VRR Interest Distribution Amount	340

VRR Interest Gain-on-Sale Remittance Amount	339
VRR Interest Gain-on-Sale Reserve Account	396
VRR interest owners	4
VRR Interest Owners	337
VRR Interest Rate	339
VRR Percentage	337
VRR Principal Distribution Amount	340
VRR Realized Loss	340
VRR Realized Loss Interest Distribution Amount	340
W
WAC Rate	349
Weighted Average Mortgage Loan Rate	174
Wells Fargo	319
Wells Fargo Bank	319
whole loan	49
Whole Loan	163, 240
WholeCo	169
Withheld Amounts	396
Workout Fee	407
Workout Fee Rate	407
Workout-Delayed Reimbursement Amount	394
Y
YM Group A	356
YM Group B	356
YM Groups	356
YM/Defeasance Loans	225

559

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	7.9%	100.0%	GSBI, CREFI, GACC, JPMCB	GSMC, CREFI, GACC	NAP	NAP	3730 South Las Vegas Boulevard and 2600 West Harmon Avenue
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	7.5%	100.0%	GSBI	GSMC	NAP	NAP	400 Arcola Road
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	6.3%	100.0%	CREFI	CREFI	NAP	NAP	3730 Foundry Way
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	5.1%	100.0%	CREFI	CREFI	NAP	NAP	1100 Poydras Street
5	Loan	46, 47, 48, 49	9	HKB Portfolio	5.0%		BCREI	Barclays	NAP	NAP	Various
5.01	Property		1	Holiday Inn Miami Hialeah	1.4%	28.9%					7707 Northwest 103rd Street
5.02	Property		1	Crowne Plaza CLE Airport	0.8%	15.7%					7230 Engle Road
5.03	Property		1	Radisson Hotel	0.6%	12.1%					505 Marriott Drive
5.04	Property		1	Sonesta Norcross	0.5%	9.4%					6235 McDonough Drive
5.05	Property		1	Country Inn & Suites Helen	0.4%	8.3%					877 Edelweiss Strasse
5.06	Property		1	Days Inn College Park	0.4%	7.2%					4505 Best Road
5.07	Property		1	Best Western Smyrna	0.3%	6.3%					1200 Winchester Parkway Southeast
5.08	Property		1	Araamda Inn	0.3%	6.1%					5985 Oakbrook Parkway
5.09	Property		1	Courtyard by Marriott	0.3%	6.0%					4083 Lavista Road
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	4.8%	100.0%	GSBI	GSMC	NAP	NAP	9885 Innovation Campus Way
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	4.3%	100.0%	BMO, DF VIII REIT Holdings, LLC	BMO	Group 1	NAP	1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	4.2%		GSBI, MSMCH	GSMC	NAP	NAP	Various
8.01	Property		1	The Arches	1.7%	41.3%					224-228 East 135th Street
8.02	Property		1	Paramus	0.7%	17.5%					15 East Midland Avenue & 461 From Road
8.03	Property		1	276 Grand Concourse	0.7%	17.2%					276 Grand Concourse
8.04	Property		1	Corporate Hill IV	0.4%	9.3%					12800 Corporate Hill Drive
8.05	Property		1	The Illustrator	0.3%	7.8%					600 and 606 North Avenue
8.06	Property		1	25 Vreeland	0.3%	6.9%					25A Vreeland Road & 25B Vreeland Road
9	Loan	77, 78	1	Volara Apartments	3.7%	100.0%	CREFI	CREFI	Group 2	NAP	3500-3550 East Overton Road
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	3.4%	100.0%	GACC	GACC	NAP	NAP	1000 North West Street
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	3.3%		CREFI	CREFI	NAP	NAP	Various
11.01	Property		1	UBC (I,II&IV)	0.9%	28.4%					3011, 10421 & 10441 University Center Drive
11.02	Property		1	Carrier	0.9%	26.1%					8985 Town Center Parkway
11.03	Property		1	Shannon Oaks	0.4%	12.8%					201 Shannon Oaks Circle
11.04	Property		1	TIBC 1 (A&C)	0.4%	11.8%					5730 Hoover Avenue and 5520 West Idlewild Avenue
11.05	Property		1	TX GSA Medical	0.3%	10.3%					2206 North John Redditt Drive
11.06	Property		1	AAA Texas	0.2%	5.5%					3521 Southwest 15th Avenue
11.07	Property		1	WISE GSA	0.2%	5.3%					716 Spring Avenue
12	Loan	93, 94	1	Williamsburg North	3.1%	100.0%	CREFI	CREFI	NAP	NAP	4430 Brookline Court
13	Loan	95	1	Crossroads I, II, & IV	2.8%	100.0%	GSBI	GSMC	NAP	NAP	8151 and 8201 Peters Road and 8050 Southwest 10th Street
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	2.7%	100.0%	CREFI	CREFI	Group 1	NAP	800 F Street Northwest
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	2.5%	100.0%	JPMCB, GSBI, GACC	GACC, GSMC	NAP	NAP	11202-11214 El Camino Real
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	2.5%	100.0%	DBRI, SGFC	GACC	NAP	NAP	535-545 Fifth Avenue
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	2.4%	100.0%	CREFI	CREFI	NAP	NAP	484-526 Myrtle Avenue
18	Loan	124, 125	1	Residence Inn Walnut Creek	2.2%	100.0%	BCREI	Barclays	NAP	NAP	2050 North California Boulevard
19	Loan	126, 127	1	Del Rey Campus	2.1%	100.0%	GSBI	GSMC	NAP	NAP	4800, 4820, 4840 Alla Road
20	Loan	128, 129	1	Marriott Monterey	2.1%	100.0%	GSBI	GSMC	NAP	NAP	350 Calle Principal
21	Loan		1	Arterra Apartments	2.1%	100.0%	CREFI	CREFI	Group 2	NAP	2755 East Ledbetter Drive
22	Loan	130, 131, 132, 133	6	Project Broadview	2.0%		GSBI	GSMC	NAP	NAP	Various
22.01	Property		1	General Mills	0.5%	25.1%					1871 Willow Springs Church Road
22.02	Property		1	NYU Langone	0.4%	18.7%					175 Delancey Street
22.03	Property		1	UL Solutions	0.3%	17.1%					47173 Benicia Street, 47266 Benicia Street and 843 Auburn Court
22.04	Property		1	Bass Pro Shops	0.3%	15.0%					1 Cabela Drive
22.05	Property		1	Commodore Bay	0.2%	12.2%					2500-2501 West Commodore Way
22.06	Property		1	Huntington Ingalls	0.2%	12.0%					350-360 Salters Creek Road
23	Loan	134	1	Lofts at River Edge	1.8%	100.0%	GACC	GACC	NAP	NAP	2010 North Oregon Avenue
24	Loan	135, 136, 137	1	Centerstone Plaza	1.7%	100.0%	GACC	GACC	NAP	NAP	4000, 4010 and 4040 Barranca Parkway
25	Loan	138, 139	1	Gateway Place	1.7%	100.0%	GACC	GACC	NAP	NAP	2025 Gateway Place
26	Loan		1	The Addison	1.5%	100.0%	GACC	GACC	NAP	NAP	2001 Burke Road
27	Loan	140, 141	1	New Castle Stainless	1.3%	100.0%	GACC	GACC	NAP	NAP	549 West State Road 38
28	Loan		1	Fairfield Inn McCandless	1.2%	100.0%	GSBI	GSMC	NAP	NAP	901 Providence Boulevard
29	Loan		1	Hampton Inn - Albany, GA	1.0%	100.0%	GSBI	GSMC	NAP	NAP	2628 Dawson Road
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	1.0%		GSBI	GSMC	NAP	NAP	Various
30.01	Property		1	StorQuest Jamul	0.6%	55.9%					3030 Jefferson Road
30.02	Property		1	StorQuest King of Prussia	0.5%	44.1%					550 Allendale Road

A-1-1

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

31	Loan		2	Central Ohio MHC Portfolio	0.9%		CREFI	CREFI	NAP	NAP	Various
31.01	Property		1	Paris Court	0.6%	60.5%					10220 County Road 25A North, 11690 West US Highway 36 and 411 Washington Street
31.02	Property		1	Colonial Hills	0.4%	39.5%					741 Yale Avenue
32	Loan	146	1	Centre at Smith Valley	0.9%	100.0%	GSBI	GSMC	NAP	NAP	1675 West Smith Valley Road
33	Loan	147	1	117-123 Ludlow Street	0.8%	100.0%	CREFI	CREFI	Group 3	NAP	117-123 Ludlow Street
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	0.8%	100.0%	CREFI	CREFI	Group 3	NAP	2 Van Cortlandt Park Avenue, 107 Elm Street, 26-28 Chestnut Street, 36 Chestnut Street
35	Loan		1	Tandem Orlando	0.7%	100.0%	CREFI	CREFI	NAP	NAP	5305 San Antonio Avenue
36	Loan	150	1	Mountain Springs Pointe Apartments	0.6%	100.0%	GACC	GACC	NAP	NAP	1410 Chaparro Street
37	Loan		1	730 Madison Avenue	0.6%	100.0%	CREFI	CREFI	NAP	NAP	730 Madison Avenue
38	Loan	151, 152	1	Windchase Apartments	0.6%	100.0%	BCREI	Barclays	NAP	NAP	2203 Botanical Drive
39	Loan	153	1	378 South 3rd Street	0.4%	100.0%	GSBI	GSMC	NAP	NAP	378 South 3rd Street
40	Loan		2	Michigan MHC Portfolio	0.4%		GACC	GACC	NAP	NAP	Various
40.01	Property		1	Riverview	0.2%	53.5%					765 South River Road
40.02	Property		1	Moonlake	0.2%	46.5%					12700 Colby Lake Road
41	Loan	154	1	Air Haven MHP	0.2%	100.0%	GACC	GACC	NAP	NAP	4923 East Camino Principal

A-1-2

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	Las Vegas	Clark	NV	89158	Hospitality	Full Service	2009	NAP	5,349
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	Collegeville	Montgomery	PA	19426	Mixed Use	Lab/Office	1992	2023	796,633
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	St. Louis	St. Louis	MO	63110	Mixed Use	Retail/Office	1932, 2021, 2022	2022	337,828
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	New Orleans	Orleans	LA	70163	Office	CBD	1984	2009	757,275
5	Loan	46, 47, 48, 49	9	HKB Portfolio	Various	Various	Various	Various	Hospitality	Various	Various	Various	1,454
5.01	Property		1	Holiday Inn Miami Hialeah	Hialeah Gardens	Miami-Dade	FL	33016	Hospitality	Full Service	1983	2022-2025	263
5.02	Property		1	Crowne Plaza CLE Airport	Middleburg Heights	Cuyahoga	OH	44130	Hospitality	Full Service	1978	2023-2025	238
5.03	Property		1	Radisson Hotel	Clarksville	Clark	IN	47129	Hospitality	Full Service	1969	2022-2025	251
5.04	Property		1	Sonesta Norcross	Norcross	Gwinnett	GA	30093	Hospitality	Select Service	1988	2022-2024	122
5.05	Property		1	Country Inn & Suites Helen	Helen	White	GA	30545	Hospitality	Limited Service	2000	2022-2025	62
5.06	Property		1	Days Inn College Park	College Park	Fulton	GA	30337	Hospitality	Limited Service	1987	2022-2025	154
5.07	Property		1	Best Western Smyrna	Smyrna	Cobb	GA	30080	Hospitality	Limited Service	1973	2022-2023	114
5.08	Property		1	Araamda Inn	Norcross	Gwinnett	GA	30093	Hospitality	Limited Service	1983	2023-2025	122
5.09	Property		1	Courtyard by Marriott	Tucker	DeKalb	GA	30084	Hospitality	Select Service	1984	2023-2025	128
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	New Albany	Licking	OH	43054	Industrial	Flex	2022	2023	352,012
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	Buffalo	Erie	NY	14210	Mixed Use	Multifamily/Office/Retail	1972	2019-2021	915,577
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	Various	Various	Various	Various	Other	Leased Fee	NAP	NAP	2,206,442
8.01	Property		1	The Arches	Bronx	Bronx	NY	10451	Other	Leased Fee	NAP	NAP	48,976
8.02	Property		1	Paramus	Paramus	Bergen	NJ	07652	Other	Leased Fee	NAP	NAP	1,050,667
8.03	Property		1	276 Grand Concourse	Bronx	Bronx	NY	10451	Other	Leased Fee	NAP	NAP	27,916
8.04	Property		1	Corporate Hill IV	Des Peres	St. Louis	MO	63131	Other	Leased Fee	NAP	NAP	303,613
8.05	Property		1	The Illustrator	New Rochelle	Westchester	NY	10801	Other	Leased Fee	NAP	NAP	37,669
8.06	Property		1	25 Vreeland	Florham Park	Morris	NJ	07932	Other	Leased Fee	NAP	NAP	737,601
9	Loan	77, 78	1	Volara Apartments	Dallas	Dallas	TX	75216	Multifamily	Garden	1974	2022	480
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	Wilmington	New Castle	DE	19801	Office	CBD	1969	2000	400,198
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	Various	Various	Various	Various	Office	Various	Various	Various	471,936
11.01	Property		1	UBC (I,II&IV)	Tampa	Hillsborough	FL	33612	Office	Suburban	1996, 2002	2022, 2024, 2025	146,316
11.02	Property		1	Carrier	Bradenton	Manatee	FL	34202	Office	Suburban	2004	NAP	106,790
11.03	Property		1	Shannon Oaks	Cary	Wake	NC	27511	Office	Suburban	1998	NAP	55,851
11.04	Property		1	TIBC 1 (A&C)	Tampa	Hillsborough	FL	33634	Office	Suburban	1982, 1986	NAP	50,018
11.05	Property		1	TX GSA Medical	Lufkin	Angelina	TX	75904	Office	Medical	2009	NAP	46,059
11.06	Property		1	AAA Texas	Amarillo	Potter	TX	79102	Office	Suburban	2007	NAP	29,747
11.07	Property		1	WISE GSA	Wise	Wise	VA	24293	Office	Suburban	1972	2019	37,155
12	Loan	93, 94	1	Williamsburg North	Indianapolis	Marion	IN	46220	Multifamily	Garden	1966	2024	318
13	Loan	95	1	Crossroads I, II, & IV	Plantation	Broward	FL	33324	Office	Suburban	1999	NAP	289,582
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	Washington	District of Columbia	DC	20004	Mixed Use	Office/Retail/Multifamily	1875	2001	120,860
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	San Diego	San Diego	CA	92130	Mixed Use	Lab/Office	2023-2024	NAP	520,604
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	New York	New York	NY	10017	Mixed Use	Retail/Office	1897-1927	2017	507,207
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	Brooklyn	Kings	NY	11205	Retail	Anchored	2009, 2013, 2015	NAP	50,666
18	Loan	124, 125	1	Residence Inn Walnut Creek	Walnut Creek	Contra Costa	CA	94596	Hospitality	Extended Stay	2019	NAP	160
19	Loan	126, 127	1	Del Rey Campus	Los Angeles	Los Angeles	CA	90066	Office	Suburban	2020	NAP	162,031
20	Loan	128, 129	1	Marriott Monterey	Monterey	Monterey	CA	93940	Hospitality	Full Service	1984	2019, 2020	341
21	Loan		1	Arterra Apartments	Dallas	Dallas	TX	75216	Multifamily	Garden	1970, 1972	2022	289
22	Loan	130, 131, 132, 133	6	Project Broadview	Various	Various	Various	Various	Various	Various	Various	Various	2,202,082
22.01	Property		1	General Mills	Social Circle	Walton	GA	30025	Industrial	Warehouse/Distribution	2010	NAP	1,512,552
22.02	Property		1	NYU Langone	New York	New York	NY	10002	Office	Medical	2016	NAP	55,377
22.03	Property		1	UL Solutions	Fremont	Alameda	CA	94538	Industrial	R&D	1983	NAP	138,887
22.04	Property		1	Bass Pro Shops	Triadelphia	Ohio	WV	26059	Retail	Single Tenant	2004	2025	172,720
22.05	Property		1	Commodore Bay	Seattle	King	WA	98199	Industrial	Warehouse/Distribution	1974	2023	91,546
22.06	Property		1	Huntington Ingalls	Hampton	Hampton City	VA	23661	Industrial	Warehouse/Distribution	2022	NAP	231,000
23	Loan	134	1	Lofts at River Edge	Tampa	Hillsborough	FL	33607	Multifamily	Garden	1964	2023	136
24	Loan	135, 136, 137	1	Centerstone Plaza	Irvine	Orange	CA	92604	Office	Suburban	1988	NAP	108,391
25	Loan	138, 139	1	Gateway Place	San Jose	Santa Clara	CA	95110	Office	Suburban	1974	2015	158,165
26	Loan		1	The Addison	Pasadena	Harris	TX	77502	Multifamily	Garden	1970	2022	203
27	Loan	140, 141	1	New Castle Stainless	New Castle	Henry	IN	47362	Industrial	Manufacturing	1917-2010	2012	424,886
28	Loan		1	Fairfield Inn McCandless	Pittsburgh	Allegheny	PA	15237	Hospitality	Limited Service	2017	NAP	109
29	Loan		1	Hampton Inn - Albany, GA	Albany	Dougherty	GA	31707	Hospitality	Limited Service	2012	2025	94
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	Various	Various	Various	Various	Self Storage	Self Storage	Various	NAP	128,613
30.01	Property		1	StorQuest Jamul	Jamul	San Diego	CA	91935	Self Storage	Self Storage	2021	NAP	58,578
30.02	Property		1	StorQuest King of Prussia	King of Prussia	Montgomery	PA	19406	Self Storage	Self Storage	2019	NAP	70,035

A-1-3

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units

31	Loan		2	Central Ohio MHC Portfolio	Various	Various	OH	Various	Manufactured Housing	Manufactured Housing	Various	Various	221
31.01	Property		1	Paris Court	Piqua, Saint Paris	Miami, Champaign	OH	45356, 43072	Manufactured Housing	Manufactured Housing	1960, 1970, 1966	NAP	144
31.02	Property		1	Colonial Hills	Mansfield	Richland	OH	44905	Manufactured Housing	Manufactured Housing	1972	2021-2025	77
32	Loan	146	1	Centre at Smith Valley	Greenwood	Johnson	IN	46142	Retail	Shadow Anchored	1990	NAP	60,118
33	Loan	147	1	117-123 Ludlow Street	Yonkers	Westchester	NY	10705	Multifamily	Low Rise	1907	2025	37
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	Yonkers	Westchester	NY	10701	Multifamily	Low Rise	1901, 1902, 1940, 1960	2024	34
35	Loan		1	Tandem Orlando	Orlando	Orange	FL	32839	Multifamily	Garden	1984-1990	NAP	65
36	Loan	150	1	Mountain Springs Pointe Apartments	Las Cruces	Dona Ana	NM	88001	Multifamily	Garden	1977-2000	NAP	123
37	Loan		1	730 Madison Avenue	Paterson	Passaic	NJ	07501	Industrial	Warehouse	1920	2024	51,800
38	Loan	151, 152	1	Windchase Apartments	Killeen	Bell	TX	76542	Multifamily	Garden	1983	2022	92
39	Loan	153	1	378 South 3rd Street	Brooklyn	Kings	NY	11211	Multifamily	Mid Rise	1935	NAP	8
40	Loan		2	Michigan MHC Portfolio	Various	Various	MI	Various	Manufactured Housing	Manufactured Housing	1970	NAP	285
40.01	Property		1	Riverview	Bay City	Bay	MI	48708	Manufactured Housing	Manufactured Housing	1970	NAP	197
40.02	Property		1	Moonlake	Laingsburg	Shiawassee	MI	48848	Manufactured Housing	Manufactured Housing	1970	NAP	88
41	Loan	154	1	Air Haven MHP	Sierra Vista	Cochise	AZ	85650	Manufactured Housing	Manufactured Housing	1971	NAP	52

A-1-4

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)
											1		2		2
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	Rooms	476,313.33	95,000,000	95,000,000	95,000,000	6.07880916113333%	0.011189%	6.06762016113333%	NAP	487,922.93	NAP
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	SF	188.29	90,000,000	90,000,000	90,000,000	6.78100%	0.01243%	6.76857%	NAP	515,638.54	NAP
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	SF	287.13	75,000,000	75,000,000	75,000,000	7.10000%	0.01243%	7.08757%	NAP	449,913.19	NAP
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	SF	80.55	61,000,000	61,000,000	61,000,000	6.61000%	0.01243%	6.59757%	NAP	340,675.12	NAP
5	Loan	46, 47, 48, 49	9	HKB Portfolio	Rooms	54,676.75	60,000,000	60,000,000	58,372,195	7.37200%	0.01243%	7.35957%	414,282.42	373,719.44	4,971,389.04
5.01	Property		1	Holiday Inn Miami Hialeah	Rooms		17,320,755	17,320,755	16,850,841
5.02	Property		1	Crowne Plaza CLE Airport	Rooms		9,433,962	9,433,962	9,178,018
5.03	Property		1	Radisson Hotel	Rooms		7,250,943	7,250,943	7,054,225
5.04	Property		1	Sonesta Norcross	Rooms		5,654,717	5,654,717	5,501,304
5.05	Property		1	Country Inn & Suites Helen	Rooms		4,975,472	4,975,472	4,840,487
5.06	Property		1	Days Inn College Park	Rooms		4,292,453	4,292,453	4,175,998
5.07	Property		1	Best Western Smyrna	Rooms		3,769,811	3,769,811	3,667,536
5.08	Property		1	Araamda Inn	Rooms		3,679,245	3,679,245	3,579,427
5.09	Property		1	Courtyard by Marriott	Rooms		3,622,642	3,622,642	3,524,359
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	SF	164.60	57,940,000	57,940,000	57,940,000	6.34500%	0.01243%	6.33257%	NAP	310,612.72	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	SF	77.55	51,000,000	51,000,000	51,000,000	7.13000%	0.01243%	7.11757%	NAP	307,233.68	NAP
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	SF	72.51	50,000,000	50,000,000	50,000,000	5.43600%	0.01243%	5.42357%	NAP	229,645.83	NAP
8.01	Property		1	The Arches	SF		20,652,813	20,652,813	20,652,813
8.02	Property		1	Paramus	SF		8,769,375	8,769,375	8,769,375
8.03	Property		1	276 Grand Concourse	SF		8,595,000	8,595,000	8,595,000
8.04	Property		1	Corporate Hill IV	SF		4,633,750	4,633,750	4,633,750
8.05	Property		1	The Illustrator	SF		3,911,250	3,911,250	3,911,250
8.06	Property		1	25 Vreeland	SF		3,437,813	3,437,813	3,437,813
9	Loan	77, 78	1	Volara Apartments	Units	91,666.67	44,000,000	44,000,000	44,000,000	6.73000%	0.01243%	6.71757%	NAP	250,193.98	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	SF	102.45	41,000,000	41,000,000	41,000,000	6.80000%	0.01243%	6.78757%	NAP	235,560.19	NAP
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	SF	84.76	40,000,000	40,000,000	37,733,659	6.65000%	0.01243%	6.63757%	256,785.95	NAP	3,081,431.40
11.01	Property		1	UBC (I,II&IV)	SF		11,350,000	11,350,000	10,706,926
11.02	Property		1	Carrier	SF		10,450,000	10,450,000	9,857,918
11.03	Property		1	Shannon Oaks	SF		5,100,000	5,100,000	4,811,041
11.04	Property		1	TIBC 1 (A&C)	SF		4,700,000	4,700,000	4,433,705
11.05	Property		1	TX GSA Medical	SF		4,100,000	4,100,000	3,867,700
11.06	Property		1	AAA Texas	SF		2,200,000	2,200,000	2,075,351
11.07	Property		1	WISE GSA	SF		2,100,000	2,100,000	1,981,017
12	Loan	93, 94	1	Williamsburg North	Units	117,924.53	37,500,000	37,500,000	37,500,000	6.33000%	0.01243%	6.31757%	NAP	200,559.90	NAP
13	Loan	95	1	Crossroads I, II, & IV	SF	184.75	33,500,000	33,500,000	33,500,000	6.57100%	0.01243%	6.55857%	NAP	185,988.20	NAP
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	SF	264.77	32,000,000	32,000,000	32,000,000	6.88000%	0.01243%	6.86757%	NAP	186,014.81	NAP
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	SF	703.99	30,000,000	30,000,000	30,000,000	4.96834477263158%	0.0112022%	4.95714257263158%	NAP	125,933.74	NAP
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	SF	610.86	30,000,000	29,983,871	29,516,129	7.06000%	0.01243%	7.04757%	186,656.76	NAP	2,239,881.12
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	SF	562.51	28,500,000	28,500,000	28,500,000	6.22000%	0.01243%	6.20757%	NAP	149,776.74	NAP
18	Loan	124, 125	1	Residence Inn Walnut Creek	Rooms	162,500.00	26,000,000	26,000,000	26,000,000	7.41600%	0.01243%	7.40357%	NAP	162,911.67	NAP
19	Loan	126, 127	1	Del Rey Campus	SF	493.73	25,000,000	25,000,000	25,000,000	6.94990%	0.01243%	6.93747%	NAP	146,800.55	NAP
20	Loan	128, 129	1	Marriott Monterey	Rooms	219,941.35	25,000,000	25,000,000	25,000,000	5.87200%	0.01243%	5.85957%	NAP	124,032.41	NAP
21	Loan		1	Arterra Apartments	Units	86,505.19	25,000,000	25,000,000	25,000,000	6.55000%	0.01243%	6.53757%	NAP	138,353.59	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview	SF	81.49	24,437,800	24,437,800	24,437,800	5.84000%	0.01243%	5.82757%	NAP	120,582.44	NAP
22.01	Property		1	General Mills	SF		6,128,592	6,128,592	6,128,592
22.02	Property		1	NYU Langone	SF		4,576,015	4,576,015	4,576,015
22.03	Property		1	UL Solutions	SF		4,167,442	4,167,442	4,167,442
22.04	Property		1	Bass Pro Shops	SF		3,659,423	3,659,423	3,659,423
22.05	Property		1	Commodore Bay	SF		2,982,581	2,982,581	2,982,581
22.06	Property		1	Huntington Ingalls	SF		2,923,747	2,923,747	2,923,747
23	Loan	134	1	Lofts at River Edge	Units	161,764.71	22,000,000	22,000,000	22,000,000	7.11000%	0.01243%	7.09757%	NAP	132,160.42	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	SF	191.90	20,800,000	20,800,000	20,800,000	6.43540%	0.01243%	6.42297%	NAP	113,096.20	NAP
25	Loan	138, 139	1	Gateway Place	SF	126.29	19,975,000	19,975,000	19,975,000	6.44400%	0.01243%	6.43157%	NAP	108,755.55	NAP
26	Loan		1	The Addison	Units	86,206.90	17,500,000	17,500,000	17,500,000	6.45200%	0.01243%	6.43957%	NAP	95,398.50	NAP
27	Loan	140, 141	1	New Castle Stainless	SF	36.72	15,600,000	15,600,000	15,600,000	6.50800%	0.01243%	6.49557%	NAP	85,779.06	NAP
28	Loan		1	Fairfield Inn McCandless	Rooms	133,027.52	14,500,000	14,500,000	14,500,000	6.85000%	0.01243%	6.83757%	NAP	83,920.43	NAP
29	Loan		1	Hampton Inn - Albany, GA	Rooms	132,978.72	12,500,000	12,500,000	12,500,000	6.15200%	0.01243%	6.13957%	NAP	64,973.38	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	SF	95.34	12,262,000	12,262,000	12,262,000	5.71800%	0.01243%	5.70557%	NAP	59,239.94	NAP
30.01	Property		1	StorQuest Jamul	SF		6,848,361	6,848,361	6,848,361
30.02	Property		1	StorQuest King of Prussia	SF		5,413,639	5,413,639	5,413,639

A-1-5

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)
											1		2		2
31	Loan		2	Central Ohio MHC Portfolio	Pads	49,707.48	11,000,000	10,985,353	10,286,080	5.98000%	0.01243%	5.96757%	65,809.18	NAP	789,710.16
31.01	Property		1	Paris Court	Pads		6,656,734	6,647,870	6,224,700
31.02	Property		1	Colonial Hills	Pads		4,343,266	4,337,483	4,061,380
32	Loan	146	1	Centre at Smith Valley	SF	172.25	10,355,500	10,355,500	10,355,500	6.36600%	0.01243%	6.35357%	NAP	55,698.93	NAP
33	Loan	147	1	117-123 Ludlow Street	Units	243,243.24	9,000,000	9,000,000	9,000,000	6.59000%	0.01243%	6.57757%	NAP	50,111.46	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	Units	264,705.88	9,000,000	9,000,000	9,000,000	6.69000%	0.01243%	6.67757%	NAP	50,871.88	NAP
35	Loan		1	Tandem Orlando	Units	129,230.77	8,400,000	8,400,000	8,400,000	6.01000%	0.01243%	5.99757%	NAP	42,654.31	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	Units	62,113.82	7,640,000	7,640,000	7,640,000	6.37600%	0.01243%	6.36357%	NAP	41,157.67	NAP
37	Loan		1	730 Madison Avenue	SF	137.07	7,100,000	7,100,000	7,100,000	6.42000%	0.01243%	6.40757%	NAP	38,512.57	NAP
38	Loan	151, 152	1	Windchase Apartments	Units	74,673.91	6,870,000	6,870,000	6,870,000	6.46000%	0.01243%	6.44757%	NAP	37,497.16	NAP
39	Loan	153	1	378 South 3rd Street	Units	662,500.00	5,300,000	5,300,000	5,300,000	6.14000%	0.01243%	6.12757%	NAP	27,494.98	NAP
40	Loan		2	Michigan MHC Portfolio	Pads	16,192.98	4,615,000	4,615,000	4,615,000	6.25100%	0.01243%	6.23857%	NAP	24,374.20	NAP
40.01	Property		1	Riverview	Pads		2,470,000	2,470,000	2,470,000
40.02	Property		1	Moonlake	Pads		2,145,000	2,145,000	2,145,000
41	Loan	154	1	Air Haven MHP	Pads	42,500.00	2,210,000	2,210,000	2,210,000	6.46100%	0.01243%	6.44857%	NAP	12,064.27	NAP

A-1-6

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	5,855,075.16	Interest Only	No	Actual/360	60	57	60	57	0	0	12/9/2025	3	9
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	6,187,662.48	Interest Only	No	Actual/360	60	60	60	60	0	0	2/12/2026	0	6
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	5,398,958.28	Interest Only	No	Actual/360	60	60	60	60	0	0	2/11/2026	0	6
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	4,088,101.44	Interest Only	No	Actual/360	60	60	60	60	0	0	2/13/2026	0	6
5	Loan	46, 47, 48, 49	9	HKB Portfolio	4,484,633.28	Interest Only, Amortizing Balloon	No	Actual/360	24	24	60	60	360	360	2/17/2026	0	6
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	3,727,352.64	Interest Only - ARD	Yes	Actual/360	60	59	60	59	0	0	1/29/2026	1	6
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	3,686,804.16	Interest Only	No	Actual/360	60	60	60	60	0	0	2/18/2026	0	6
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	2,755,749.96	Interest Only	No	Actual/360	60	59	60	59	0	0	1/27/2026	1	6
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	3,002,327.76	Interest Only	No	Actual/360	60	60	60	60	0	0	2/11/2026	0	6
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	2,826,722.28	Interest Only	No	Actual/360	60	60	60	60	0	0	2/18/2026	0	6
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	NAP	Amortizing Balloon	No	Actual/360	0	0	60	60	360	360	2/11/2026	0	6
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	2,406,718.80	Interest Only	No	Actual/360	60	59	60	59	0	0	2/6/2026	1	6
13	Loan	95	1	Crossroads I, II, & IV	2,231,858.40	Interest Only	No	Actual/360	60	59	60	59	0	0	1/9/2026	1	6
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	2,232,177.72	Interest Only	No	Actual/360	60	60	60	60	0	0	2/17/2026	0	6
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	1,511,204.88	Interest Only - ARD	Yes	Actual/360	60	58	60	58	0	0	1/9/2026	2	9
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	NAP	Amortizing Balloon	No	Actual/360	0	0	60	58	3720	3718	1/9/2026	2	9
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	1,797,320.88	Interest Only	No	Actual/360	60	60	60	60	0	0	2/13/2026	0	6
18	Loan	124, 125	1	Residence Inn Walnut Creek	1,954,940.04	Interest Only	No	Actual/360	60	60	60	60	0	0	2/12/2026	0	6
19	Loan	126, 127	1	Del Rey Campus	1,761,606.60	Interest Only	No	Actual/360	60	60	60	60	0	0	2/12/2026	0	6
20	Loan	128, 129	1	Marriott Monterey	1,488,388.92	Interest Only	No	Actual/360	60	59	60	59	0	0	2/5/2026	1	6
21	Loan		1	Arterra Apartments	1,660,243.08	Interest Only	No	Actual/360	60	60	60	60	0	0	2/11/2026	0	6
22	Loan	130, 131, 132, 133	6	Project Broadview	1,446,989.28	Interest Only	No	Actual/360	60	58	60	58	0	0	12/16/2025	2	6
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	1,585,925.04	Interest Only	No	Actual/360	60	59	60	59	0	0	1/27/2026	1	6
24	Loan	135, 136, 137	1	Centerstone Plaza	1,357,154.40	Interest Only	No	Actual/360	60	58	60	58	0	0	12/30/2025	2	6
25	Loan	138, 139	1	Gateway Place	1,305,066.60	Interest Only	No	Actual/360	60	59	60	59	0	0	1/30/2026	1	6
26	Loan		1	The Addison	1,144,782.00	Interest Only	No	Actual/360	60	59	60	59	0	0	1/23/2026	1	6
27	Loan	140, 141	1	New Castle Stainless	1,029,348.72	Interest Only	No	Actual/360	60	59	60	59	0	0	1/15/2026	1	6
28	Loan		1	Fairfield Inn McCandless	1,007,045.16	Interest Only	No	Actual/360	60	60	60	60	0	0	2/12/2026	0	6
29	Loan		1	Hampton Inn - Albany, GA	779,680.56	Interest Only	No	Actual/360	60	60	60	60	0	0	2/12/2026	0	6
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	710,879.28	Interest Only	No	Actual/360	60	60	60	60	0	0	2/12/2026	0	6
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-7

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date

31	Loan		2	Central Ohio MHC Portfolio	NAP	Amortizing Balloon	No	Actual/360	0	0	60	59	360	359	2/6/2026	1	6
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	668,387.16	Interest Only	No	Actual/360	60	60	60	60	0	0	2/13/2026	0	6
33	Loan	147	1	117-123 Ludlow Street	601,337.52	Interest Only	No	Actual/360	60	59	60	59	0	0	2/4/2026	1	6
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	610,462.56	Interest Only	No	Actual/360	60	59	60	59	0	0	2/4/2026	1	6
35	Loan		1	Tandem Orlando	511,851.72	Interest Only	No	Actual/360	60	60	60	60	0	0	2/13/2026	0	6
36	Loan	150	1	Mountain Springs Pointe Apartments	493,892.04	Interest Only	No	Actual/360	60	60	60	60	0	0	2/13/2026	0	6
37	Loan		1	730 Madison Avenue	462,150.84	Interest Only	No	Actual/360	60	59	60	59	0	0	2/6/2026	1	6
38	Loan	151, 152	1	Windchase Apartments	449,965.92	Interest Only	No	Actual/360	60	60	60	60	0	0	2/13/2026	0	6
39	Loan	153	1	378 South 3rd Street	329,939.76	Interest Only	No	Actual/360	60	59	60	59	0	0	2/4/2026	1	6
40	Loan		2	Michigan MHC Portfolio	292,490.40	Interest Only	No	Actual/360	60	60	60	60	0	0	2/18/2026	0	6
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	144,771.24	Interest Only	No	Actual/360	60	59	60	59	0	0	1/26/2026	1	6

A-1-8

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
											3
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	1/9/2026	NAP	12/9/2030	NAP	0	0	YM0.5(27),DorYM0.5(26),O(7)	1,611,366,280
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(32),O(4)	NAV
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	4/6/2026	NAP	3/6/2031	NAP	0	0	L(2),YM1(51),O(7)	14,009,495
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	15,768,766
5	Loan	46, 47, 48, 49	9	HKB Portfolio	4/6/2026	4/6/2028	3/6/2031	NAP	0	0	L(24),YM1(29),O(7)	31,294,095
5.01	Property		1	Holiday Inn Miami Hialeah								8,541,969
5.02	Property		1	Crowne Plaza CLE Airport								5,254,806
5.03	Property		1	Radisson Hotel								4,652,668
5.04	Property		1	Sonesta Norcross								2,443,363
5.05	Property		1	Country Inn & Suites Helen								2,257,301
5.06	Property		1	Days Inn College Park								2,169,221
5.07	Property		1	Best Western Smyrna								1,895,074
5.08	Property		1	Araamda Inn								1,717,581
5.09	Property		1	Courtyard by Marriott								2,362,111
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	3/6/2026	NAP	2/6/2031	2/6/2033	0	0	L(25),D(28),O(7)	NAV
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	20,541,308
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	3/6/2026	NAP	2/6/2031	NAP	2	3 (Once per trailing 24-month period)	L(25),D(28),O(7)	NAV
8.01	Property		1	The Arches								NAV
8.02	Property		1	Paramus								NAV
8.03	Property		1	276 Grand Concourse								NAV
8.04	Property		1	Corporate Hill IV								NAV
8.05	Property		1	The Illustrator								NAV
8.06	Property		1	25 Vreeland								NAV
9	Loan	77, 78	1	Volara Apartments	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	7,150,696
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(32),O(4)	7,285,327
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	4/6/2026	4/6/2026	3/6/2031	NAP	0	0	L(24),D(31),O(5)	8,068,731
11.01	Property		1	UBC (I,II&IV)								1,596,912
11.02	Property		1	Carrier								2,289,790
11.03	Property		1	Shannon Oaks								1,023,737
11.04	Property		1	TIBC 1 (A&C)								1,036,688
11.05	Property		1	TX GSA Medical								980,792
11.06	Property		1	AAA Texas								565,970
11.07	Property		1	WISE GSA								574,842
12	Loan	93, 94	1	Williamsburg North	3/6/2026	NAP	2/6/2031	NAP	0	0	L(25),D(28),O(7)	4,684,056
13	Loan	95	1	Crossroads I, II, & IV	3/6/2026	NAP	2/6/2031	NAP	0	0	L(23),YM2(30),O(7)	9,914,160
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(30),O(6)	3,513,168
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	2/9/2026	NAP	1/9/2031	1/9/2036	0	0	L(26),D(27),O(7)	23,291,490
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	2/9/2026	2/9/2026	1/9/2031	NAP	0	0	L(23),YM1(3),DorYM1(30),O(4)	45,186,806
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	2,438,475
18	Loan	124, 125	1	Residence Inn Walnut Creek	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),YM1(32),O(4)	8,981,842
19	Loan	126, 127	1	Del Rey Campus	4/6/2026	NAP	3/6/2031	NAP	0	0	L(23),YM1(30),O(7)	6,008,632
20	Loan	128, 129	1	Marriott Monterey	3/6/2026	NAP	2/6/2031	NAP	5 (Once per trailing 12-month period)	5 (Once per trailing 12-month period)	L(23),YM1(30),O(7)	41,250,546
21	Loan		1	Arterra Apartments	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	4,147,879
22	Loan	130, 131, 132, 133	6	Project Broadview	2/6/2026	NAP	1/6/2031	NAP	0	0	L(26),D(27),O(7)	NAV
22.01	Property		1	General Mills								NAV
22.02	Property		1	NYU Langone								NAV
22.03	Property		1	UL Solutions								NAV
22.04	Property		1	Bass Pro Shops								NAV
22.05	Property		1	Commodore Bay								NAV
22.06	Property		1	Huntington Ingalls								NAV
23	Loan	134	1	Lofts at River Edge	3/6/2026	NAP	2/6/2031	NAP	0	0	L(12),YM2(44),O(4)	3,898,707
24	Loan	135, 136, 137	1	Centerstone Plaza	2/6/2026	NAP	1/6/2031	NAP	0	0	L(26),D(30),O(4)	4,184,227
25	Loan	138, 139	1	Gateway Place	3/6/2026	NAP	2/6/2031	NAP	0	0	L(25),D(31),O(4)	4,111,023
26	Loan		1	The Addison	3/6/2026	NAP	2/6/2031	NAP	0	0	L(25),D(31),O(4)	2,779,070
27	Loan	140, 141	1	New Castle Stainless	3/6/2026	NAP	2/6/2031	NAP	0	0	L(3),YM1(22),DorYM1(30),O(5)	NAV
28	Loan		1	Fairfield Inn McCandless	4/6/2026	NAP	3/6/2031	NAP	0	5	L(24),D(29),O(7)	4,970,702
29	Loan		1	Hampton Inn - Albany, GA	4/6/2026	NAP	3/6/2031	NAP	5 (Once per trailing 12-month period)	0	L(11),YM1(42),O(7)	4,618,530
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	4/6/2026	NAP	3/6/2031	NAP	0	0	L(23),YM1(30),O(7)	2,068,175
30.01	Property		1	StorQuest Jamul								NAV
30.02	Property		1	StorQuest King of Prussia								NAV

A-1-9

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
											3
31	Loan		2	Central Ohio MHC Portfolio	3/6/2026	3/6/2026	2/6/2031	NAP	5	0	L(25),D(28),O(7)	1,426,896
31.01	Property		1	Paris Court								941,696
31.02	Property		1	Colonial Hills								485,200
32	Loan	146	1	Centre at Smith Valley	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	1,508,552
33	Loan	147	1	117-123 Ludlow Street	3/6/2026	NAP	2/6/2031	NAP	0	0	L(25),D(28),O(7)	1,011,914
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	3/6/2026	NAP	2/6/2031	NAP	0	0	L(25),D(28),O(7)	1,029,572
35	Loan		1	Tandem Orlando	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	1,127,662
36	Loan	150	1	Mountain Springs Pointe Apartments	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(32),O(4)	1,125,879
37	Loan		1	730 Madison Avenue	3/6/2026	NAP	2/6/2031	NAP	0	0	L(25),D(28),O(7)	849,737
38	Loan	151, 152	1	Windchase Apartments	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),D(29),O(7)	1,054,920
39	Loan	153	1	378 South 3rd Street	3/6/2026	NAP	2/6/2031	NAP	0	0	L(25),D(28),O(7)	396,886
40	Loan		2	Michigan MHC Portfolio	4/6/2026	NAP	3/6/2031	NAP	0	0	L(24),YM1(31),O(5)	844,238
40.01	Property		1	Riverview								479,636
40.02	Property		1	Moonlake								364,601
41	Loan	154	1	Air Haven MHP	3/6/2026	NAP	2/6/2031	NAP	0	0	L(24),YM1(32),O(4)	307,095

A-1-10

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	975,978,925	635,387,355	9/30/2025	T-12	1,581,469,587	997,735,136	583,734,452	12/31/2024	T-12	1,554,337,182	968,370,899	585,966,283
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	4,170,280	9,839,215	12/31/2025	T-12	12,507,931	3,807,798	8,700,132	12/31/2024	T-12	8,237,115	3,548,892	4,688,223
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	7,494,067	8,274,700	12/31/2025	T-12	15,743,355	7,722,855	8,020,500	12/31/2024	T-12	15,377,652	6,684,930	8,692,722
5	Loan	46, 47, 48, 49	9	HKB Portfolio	18,216,280	13,077,815	11/30/2025	T-12	31,724,926	19,115,967	12,608,958	12/31/2024	T-12	30,863,245	18,962,167	11,901,078
5.01	Property		1	Holiday Inn Miami Hialeah	4,913,256	3,628,713	11/30/2025	T-12	8,263,422	4,891,539	3,371,883	12/31/2024	T-12	7,979,633	4,925,458	3,054,175
5.02	Property		1	Crowne Plaza CLE Airport	3,385,930	1,868,876	11/30/2025	T-12	6,241,526	3,985,988	2,255,538	12/31/2024	T-12	5,908,008	3,986,557	1,921,451
5.03	Property		1	Radisson Hotel	3,014,707	1,637,961	11/30/2025	T-12	5,104,712	3,515,261	1,589,451	12/31/2024	T-12	4,371,492	3,041,076	1,330,416
5.04	Property		1	Sonesta Norcross	1,264,137	1,179,226	11/30/2025	T-12	2,308,984	1,214,973	1,094,010	12/31/2024	T-12	2,288,343	1,212,845	1,075,498
5.05	Property		1	Country Inn & Suites Helen	1,228,642	1,028,659	11/30/2025	T-12	1,998,427	1,141,439	856,988	12/31/2024	T-12	2,419,292	1,135,685	1,283,607
5.06	Property		1	Days Inn College Park	1,086,280	1,082,942	11/30/2025	T-12	2,481,731	1,285,128	1,196,603	12/31/2024	T-12	2,287,186	1,366,543	920,642
5.07	Property		1	Best Western Smyrna	1,095,229	799,845	11/30/2025	T-12	1,596,031	865,197	730,834	12/31/2024	T-12	1,251,846	849,637	402,209
5.08	Property		1	Araamda Inn	805,692	911,889	11/30/2025	T-12	1,748,610	854,174	894,437	12/31/2024	T-12	1,811,765	822,922	988,843
5.09	Property		1	Courtyard by Marriott	1,422,407	939,704	11/30/2025	T-12	1,981,482	1,362,269	619,213	12/31/2024	T-12	2,545,679	1,621,443	924,237
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	9,436,521	11,104,787	11/30/2025	T-12	17,739,604	8,659,160	9,080,444	12/31/2024	T-12	15,236,458	8,140,293	7,096,165
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.01	Property		1	The Arches	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.02	Property		1	Paramus	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.03	Property		1	276 Grand Concourse	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.04	Property		1	Corporate Hill IV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.05	Property		1	The Illustrator	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.06	Property		1	25 Vreeland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9	Loan	77, 78	1	Volara Apartments	2,902,932	4,247,764	11/30/2025	T-12	6,830,187	2,920,826	3,909,361	12/31/2024	T-12	4,671,315	3,141,454	1,529,862
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	3,791,827	3,493,501	12/31/2025	T-12	7,156,908	4,566,865	2,590,043	12/31/2024	T-12	6,579,559	4,356,340	2,223,220
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	2,672,414	5,396,317	12/31/2025	T-12	7,101,524	2,624,122	4,477,402	12/31/2024	T-12	8,041,160	2,606,571	5,434,589
11.01	Property		1	UBC (I,II&IV)	814,057	782,855	12/31/2025	T-12	1,445,405	777,472	667,933	12/31/2024	T-12	2,177,188	791,708	1,385,480
11.02	Property		1	Carrier	483,909	1,805,881	12/31/2025	T-12	1,703,979	410,366	1,293,613	12/31/2024	T-12	1,690,181	491,123	1,199,058
11.03	Property		1	Shannon Oaks	458,517	565,220	12/31/2025	T-12	1,118,703	538,769	579,934	12/31/2024	T-12	1,040,529	448,833	591,696
11.04	Property		1	TIBC 1 (A&C)	243,923	792,765	12/31/2025	T-12	1,022,411	274,564	747,847	12/31/2024	T-12	1,011,804	250,516	761,288
11.05	Property		1	TX GSA Medical	279,628	701,164	12/31/2025	T-12	730,640	247,021	483,619	12/31/2024	T-12	1,033,511	277,263	756,249
11.06	Property		1	AAA Texas	216,116	349,854	12/31/2025	T-12	559,224	197,598	361,626	12/31/2024	T-12	553,616	178,885	374,731
11.07	Property		1	WISE GSA	176,264	398,578	12/31/2025	T-12	521,161	178,332	342,829	12/31/2024	T-12	534,332	168,243	366,088
12	Loan	93, 94	1	Williamsburg North	1,975,492	2,708,564	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13	Loan	95	1	Crossroads I, II, & IV	4,553,458	5,360,702	10/31/2025	T-12	8,908,531	4,820,888	4,087,644	12/31/2024	T-12	8,059,347	4,654,114	3,405,233
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	1,566,667	1,946,501	11/30/2025	T-12	3,235,734	1,643,245	1,592,489	12/31/2024	T-12	2,731,812	1,556,828	1,174,984
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	14,197,457	9,094,033	10/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	16,795,633	28,391,172	10/31/2025	T-12	44,107,572	17,150,259	26,957,312	12/31/2024	T-12	40,365,521	16,770,970	23,594,550
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	467,624	1,970,851	12/31/2025	T-12	2,508,772	482,145	2,026,627	12/31/2024	T-12	2,515,521	483,300	2,032,221
18	Loan	124, 125	1	Residence Inn Walnut Creek	5,461,779	3,520,063	12/31/2025	T-12	9,183,054	5,609,324	3,573,730	12/31/2024	T-12	9,586,233	5,337,322	4,248,911
19	Loan	126, 127	1	Del Rey Campus	3,317,026	2,691,606	12/31/2025	T-12	8,507,908	2,910,086	5,597,822	12/31/2024	T-12	6,870,119	3,216,170	3,653,949
20	Loan	128, 129	1	Marriott Monterey	29,002,807	12,247,739	12/31/2025	T-12	42,945,280	29,824,111	13,121,169	12/31/2024	T-12	41,805,628	28,616,280	13,189,348
21	Loan		1	Arterra Apartments	1,798,046	2,349,832	11/30/2025	T-12	4,034,703	1,801,260	2,233,443	12/31/2024	T-12	2,513,877	1,741,335	772,543
22	Loan	130, 131, 132, 133	6	Project Broadview	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.01	Property		1	General Mills	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.02	Property		1	NYU Langone	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.03	Property		1	UL Solutions	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.04	Property		1	Bass Pro Shops	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.05	Property		1	Commodore Bay	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.06	Property		1	Huntington Ingalls	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23	Loan	134	1	Lofts at River Edge	910,019	2,988,687	11/30/2025	T-12	3,761,837	874,409	2,887,428	12/31/2024	T-12	2,641,934	753,257	1,888,677
24	Loan	135, 136, 137	1	Centerstone Plaza	1,665,332	2,518,895	11/30/2025	T-12	3,582,589	1,656,361	1,926,228	12/31/2024	T-12	3,728,839	1,659,116	2,069,723
25	Loan	138, 139	1	Gateway Place	1,835,142	2,275,881	10/31/2025	T-12	3,785,163	1,729,133	2,056,030	12/31/2024	T-12	3,841,284	1,753,848	2,087,436
26	Loan		1	The Addison	1,305,545	1,473,525	12/31/2025	T-12	2,641,756	1,405,759	1,235,997	12/31/2024	T-12	2,344,259	1,483,666	860,593
27	Loan	140, 141	1	New Castle Stainless	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28	Loan		1	Fairfield Inn McCandless	2,985,100	1,985,602	12/31/2025	T-12	5,054,917	3,025,785	2,029,132	12/31/2024	T-12	4,805,617	2,895,975	1,909,642
29	Loan		1	Hampton Inn - Albany, GA	2,499,191	2,119,338	11/30/2025	T-12	4,598,011	2,262,210	2,335,801	12/31/2024	T-12	4,450,010	2,332,197	2,117,814
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	915,333	1,152,842	9/30/2025	T-12	1,894,071	911,242	982,828	12/31/2024	T-12	NAV	NAV	NAV
30.01	Property		1	StorQuest Jamul	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30.02	Property		1	StorQuest King of Prussia	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-11

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)

31	Loan		2	Central Ohio MHC Portfolio	320,639	1,106,257	12/31/2025	T-12	1,328,468	303,028	1,025,440	12/31/2024	T-12	1,161,558	279,043	882,515
31.01	Property		1	Paris Court	221,287	720,409	12/31/2025	T-12	883,931	209,686	674,245	12/31/2024	T-12	766,689	195,550	571,139
31.02	Property		1	Colonial Hills	99,351	385,849	12/31/2025	T-12	444,537	93,342	351,195	12/31/2024	T-12	394,869	83,493	311,376
32	Loan	146	1	Centre at Smith Valley	309,257	1,199,295	11/30/2025	T-12	1,467,746	295,884	1,171,861	12/31/2024	T-12	1,414,417	290,178	1,124,240
33	Loan	147	1	117-123 Ludlow Street	208,052	803,862	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	190,594	838,978	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
35	Loan		1	Tandem Orlando	304,784	822,877	1/31/2026	T-12	876,504	260,903	615,602	12/31/2024	T-12	615,208	291,691	323,518
36	Loan	150	1	Mountain Springs Pointe Apartments	359,239	766,639	1/31/2026	T-12	1,240,563	349,520	891,043	12/31/2024	T-12	909,053	422,959	486,094
37	Loan		1	730 Madison Avenue	86,233	763,504	10/31/2025	T-12	836,295	38,135	798,160	12/31/2024	T-12	831,497	38,715	792,782
38	Loan	151, 152	1	Windchase Apartments	723,728	331,191	12/31/2025	T-12	1,207,231	635,214	572,017	12/31/2024	T-12	1,114,829	577,623	537,206
39	Loan	153	1	378 South 3rd Street	44,037	352,849	12/31/2025	T-12	390,156	46,561	343,594	12/31/2024	T-12	360,601	42,956	317,645
40	Loan		2	Michigan MHC Portfolio	482,348	361,890	10/31/2025	T-12	692,012	536,532	155,480	12/31/2024	T-12	694,555	488,218	206,337
40.01	Property		1	Riverview	276,574	203,062	10/31/2025	T-12	379,981	299,332	80,649	12/31/2024	T-12	415,667	275,554	140,114
40.02	Property		1	Moonlake	205,774	158,828	10/31/2025	T-12	312,031	237,200	74,831	12/31/2024	T-12	278,888	212,664	66,224
41	Loan	154	1	Air Haven MHP	95,274	211,821	11/30/2025	T-12	281,560	106,814	174,746	12/31/2024	T-12	88,940	39,174	49,766

A-1-12

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)
														4
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	12/31/2023	T-12	94.8%	1,629,791,517	997,391,757	632,399,759	24,446,873	0	607,952,887	4.64
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	NAV	NAV	97.0%	23,631,824	10,232,580	13,399,244	159,327	0	13,239,918	1.30
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	12/31/2023	T-12	90.2%	14,668,978	4,409,137	10,259,841	55,163	0	10,204,679	1.47
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	6/30/2023	T-12	82.6%	15,759,870	7,394,663	8,365,206	151,455	467,583	7,746,168	2.05
5	Loan	46, 47, 48, 49	9	HKB Portfolio	12/31/2023	T-12	57.0%	31,294,095	18,504,833	12,789,261	1,251,764	0	11,537,497	1.94
5.01	Property		1	Holiday Inn Miami Hialeah	12/31/2023	T-12	61.9%	8,541,969	5,110,499	3,431,470	341,679	0	3,089,791
5.02	Property		1	Crowne Plaza CLE Airport	12/31/2023	T-12	38.8%	5,254,806	3,400,109	1,854,697	210,192	0	1,644,505
5.03	Property		1	Radisson Hotel	12/31/2023	T-12	57.6%	4,652,668	2,977,358	1,675,309	186,107	0	1,489,203
5.04	Property		1	Sonesta Norcross	12/31/2023	T-12	81.3%	2,443,363	1,292,064	1,151,300	97,735	0	1,053,565
5.05	Property		1	Country Inn & Suites Helen	12/31/2023	T-12	67.6%	2,257,301	1,308,189	949,113	90,292	0	858,821
5.06	Property		1	Days Inn College Park	12/31/2023	T-12	58.1%	2,169,221	1,072,236	1,096,985	86,769	0	1,010,216
5.07	Property		1	Best Western Smyrna	12/31/2023	T-12	60.4%	1,895,074	1,048,768	846,306	75,803	0	770,503
5.08	Property		1	Araamda Inn	12/31/2023	T-12	74.3%	1,717,581	806,123	911,458	68,703	0	842,755
5.09	Property		1	Courtyard by Marriott	12/31/2023	T-12	47.6%	2,362,111	1,489,488	872,623	94,484	0	778,139
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAV	NAV	95.0%	6,616,003	785,522	5,830,480	52,802	100,323	5,677,355	1.56
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	12/31/2023	T-12	64.5%	20,470,561	9,187,391	11,283,170	0	0	11,283,170	2.20
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	NAV	NAV	100.0%	9,681,710	0	9,681,710	0	0	9,681,710	1.10
8.01	Property		1	The Arches	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.02	Property		1	Paramus	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.03	Property		1	276 Grand Concourse	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.04	Property		1	Corporate Hill IV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.05	Property		1	The Illustrator	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8.06	Property		1	25 Vreeland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9	Loan	77, 78	1	Volara Apartments	12/31/2023	T-12	90.0%	7,344,050	2,965,293	4,378,756	120,000	0	4,258,756	1.46
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	12/31/2023	T-12	86.8%	9,675,018	3,821,059	5,853,959	100,050	600,297	5,153,613	2.07
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	12/31/2023	T-12	91.2%	9,130,456	2,698,389	6,432,067	163,408	300,000	5,968,659	2.09
11.01	Property		1	UBC (I,II&IV)	12/31/2023	T-12	87.8%	2,639,887	828,453	1,811,434	83,357	92,845	1,635,231
11.02	Property		1	Carrier	12/31/2023	T-12	100.0%	2,088,816	470,948	1,617,869	40,409	66,903	1,510,556
11.03	Property		1	Shannon Oaks	12/31/2023	T-12	77.1%	1,170,657	466,343	704,313	9,536	36,011	658,767
11.04	Property		1	TIBC 1 (A&C)	12/31/2023	T-12	100.0%	1,218,374	254,731	963,643	17,604	34,815	911,224
11.05	Property		1	TX GSA Medical	12/31/2023	T-12	100.0%	918,505	279,190	639,314	6,024	29,330	603,960
11.06	Property		1	AAA Texas	12/31/2023	T-12	100.0%	569,262	224,513	344,749	4,057	16,559	324,133
11.07	Property		1	WISE GSA	12/31/2023	T-12	76.2%	524,956	174,211	350,745	2,421	23,536	324,788
12	Loan	93, 94	1	Williamsburg North	NAV	NAV	92.9%	5,287,522	1,879,253	3,408,269	99,216	0	3,309,053	1.42
13	Loan	95	1	Crossroads I, II, & IV	12/31/2023	T-12	85.4%	10,461,971	4,683,493	5,778,478	57,916	121,029	5,599,532	1.62
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	12/31/2023	T-12	76.1%	5,130,707	1,552,833	3,577,874	58,946	154,314	3,364,613	1.60
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	NAV	NAV	95.0%	54,040,332	14,485,288	39,555,043	104,121	520,604	38,930,319	2.14
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	12/31/2023	T-12	91.4%	46,570,727	16,373,927	30,196,800	101,441	0	30,095,359	1.30
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	12/31/2023	T-12	95.0%	3,114,019	526,065	2,587,954	10,133	50,666	2,527,155	1.44
18	Loan	124, 125	1	Residence Inn Walnut Creek	12/31/2023	T-12	76.9%	8,981,842	5,402,639	3,579,203	359,274	0	3,219,930	1.83
19	Loan	126, 127	1	Del Rey Campus	12/31/2023	T-12	84.9%	12,365,401	3,316,430	9,048,970	40,508	161,928	8,846,535	1.61
20	Loan	128, 129	1	Marriott Monterey	12/31/2023	T-12	79.7%	41,600,236	28,751,831	12,848,405	2,080,012	0	10,768,393	2.88
21	Loan		1	Arterra Apartments	12/31/2023	T-12	83.2%	4,141,833	1,818,596	2,323,236	72,250	0	2,250,986	1.40
22	Loan	130, 131, 132, 133	6	Project Broadview	NAV	NAV	96.9%	24,003,921	4,454,962	19,548,959	188,119	353,114	19,007,726	1.84
22.01	Property		1	General Mills	NAV	NAV	96.0%	5,163,743	817,255	4,346,488	90,753	116,129	4,139,606
22.02	Property		1	NYU Langone	NAV	NAV	98.1%	4,988,101	903,737	4,084,365	13,844	67,923	4,002,597
22.03	Property		1	UL Solutions	NAV	NAV	98.0%	4,366,032	746,186	3,619,846	23,611	26,545	3,569,690
22.04	Property		1	Bass Pro Shops	NAV	NAV	95.0%	3,705,209	830,107	2,875,103	34,544	82,042	2,758,517
22.05	Property		1	Commodore Bay	NAV	NAV	97.5%	3,283,970	700,458	2,583,512	4,577	13,659	2,565,275
22.06	Property		1	Huntington Ingalls	NAV	NAV	96.5%	2,496,865	457,219	2,039,646	20,790	46,815	1,972,041
23	Loan	134	1	Lofts at River Edge	12/31/2023	T-11	95.0%	3,808,955	1,755,079	2,053,876	34,000	0	2,019,876	1.30
24	Loan	135, 136, 137	1	Centerstone Plaza	12/31/2023	T-12	92.7%	4,414,418	1,622,727	2,791,692	27,098	112,587	2,652,008	2.06
25	Loan	138, 139	1	Gateway Place	12/31/2023	T-12	81.7%	4,675,928	1,926,583	2,749,345	(35,459)	316,330	2,468,474	2.11
26	Loan		1	The Addison	12/31/2023	T-12	95.0%	2,847,938	1,293,229	1,554,709	50,750	0	1,503,959	1.36
27	Loan	140, 141	1	New Castle Stainless	NAV	NAV	92.3%	2,014,762	60,443	1,954,320	63,733	0	1,890,587	1.90
28	Loan		1	Fairfield Inn McCandless	12/31/2023	T-12	77.1%	4,970,702	2,997,078	1,973,624	198,828	0	1,774,796	1.96
29	Loan		1	Hampton Inn - Albany, GA	12/31/2023	T-12	80.5%	4,618,530	2,638,705	1,979,825	184,741	0	1,795,083	2.54
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	NAV	NAV	92.4%	2,066,799	897,995	1,168,803	25,723	0	1,143,081	1.64
30.01	Property		1	StorQuest Jamul	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30.02	Property		1	StorQuest King of Prussia	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-13

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)
														4
31	Loan		2	Central Ohio MHC Portfolio	12/31/2023	T-12	95.0%	1,355,517	338,898	1,016,619	11,050	0	1,005,569	1.29
31.01	Property		1	Paris Court	12/31/2023	T-12	95.0%	894,672	237,196	657,476	7,200	0	650,276
31.02	Property		1	Colonial Hills	12/31/2023	T-12	95.0%	460,845	101,702	359,143	3,850	0	355,293
32	Loan	146	1	Centre at Smith Valley	12/31/2023	T-12	95.0%	1,435,849	265,004	1,170,845	9,018	50,701	1,111,127	1.75
33	Loan	147	1	117-123 Ludlow Street	NAV	NAV	95.0%	1,029,887	208,311	821,577	9,250	0	812,327	1.37
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAV	NAV	95.0%	1,005,061	218,823	786,238	12,575	4,053	769,610	1.29
35	Loan		1	Tandem Orlando	12/31/2023	T-12	95.0%	1,190,815	300,623	890,192	20,351	0	869,841	1.74
36	Loan	150	1	Mountain Springs Pointe Apartments	12/31/2023	T-12	81.3%	1,151,324	404,948	746,376	30,750	0	715,626	1.51
37	Loan		1	730 Madison Avenue	12/31/2023	T-12	95.0%	843,576	159,945	683,631	18,130	25,825	639,676	1.48
38	Loan	151, 152	1	Windchase Apartments	12/31/2023	T-12	91.7%	1,321,947	712,898	609,049	23,000	0	586,049	1.35
39	Loan	153	1	378 South 3rd Street	12/31/2023	T-12	97.0%	487,425	58,016	429,409	2,000	0	427,409	1.30
40	Loan		2	Michigan MHC Portfolio	12/31/2023	T-12	47.5%	872,314	353,674	518,640	0	0	518,640	1.77
40.01	Property		1	Riverview	12/31/2023	T-12	38.5%	488,165	222,527	265,638	0	0	265,638
40.02	Property		1	Moonlake	12/31/2023	T-12	66.6%	384,149	131,147	253,002	0	0	253,002
41	Loan	154	1	Air Haven MHP	12/31/2023	T-12	94.2%	321,255	98,848	222,407	0	0	222,407	1.54

A-1-14

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
					4								5
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	4.46	24.8%	23.9%	7,032,800,000	As Is	11/25/2025	36.2%	36.2%	94.2%	9/30/2025	NAP
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	1.28	8.9%	8.8%	231,700,000	As Is	12/17/2025	64.7%	64.7%	100.0%	2/6/2026	Yes
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	1.46	10.6%	10.5%	159,270,000	As Is	9/18/2025	60.9%	60.9%	91.6%	2/9/2026	No
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	1.89	13.7%	12.7%	103,000,000	As Is	11/24/2025	59.2%	59.2%	82.1%	12/1/2025	No
5	Loan	46, 47, 48, 49	9	HKB Portfolio	1.75	16.1%	14.5%	130,000,000	As Is	1/1/2026	61.2%	59.5%	57.0%
5.01	Property		1	Holiday Inn Miami Hialeah				34,700,000	As Is	1/1/2026			61.9%	11/30/2025	NAP
5.02	Property		1	Crowne Plaza CLE Airport				20,400,000	As Is	1/1/2026			38.8%	11/30/2025	NAP
5.03	Property		1	Radisson Hotel				18,300,000	As Is	1/1/2026			57.6%	11/30/2025	NAP
5.04	Property		1	Sonesta Norcross				11,100,000	As Is	1/1/2026			81.3%	11/30/2025	NAP
5.05	Property		1	Country Inn & Suites Helen				11,600,000	As Is	1/1/2026			67.6%	11/30/2025	NAP
5.06	Property		1	Days Inn College Park				9,100,000	As Is	1/1/2026			58.1%	11/30/2025	NAP
5.07	Property		1	Best Western Smyrna				7,400,000	As Is	1/1/2026			60.4%	11/30/2025	NAP
5.08	Property		1	Araamda Inn				7,800,000	As Is	1/1/2026			74.3%	11/30/2025	NAP
5.09	Property		1	Courtyard by Marriott				9,600,000	As Is	1/1/2026			47.6%	11/30/2025	NAP
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	1.52	10.1%	9.8%	89,300,000	As Is	12/29/2025	64.9%	64.9%	100.0%	2/6/2026	Yes
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	2.20	15.9%	15.9%	168,000,000	As Is	12/1/2025	42.3%	42.3%	59.7%	1/16/2026	No
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	1.10	6.1%	6.1%	210,735,000	As Portfolio	11/22/2025	75.9%	75.9%	NAP
8.01	Property		1	The Arches				82,900,000	As Is	11/13/2025			NAP	NAP	NAP
8.02	Property		1	Paramus				35,200,000	As Is	11/14/2025			NAP	NAP	NAP
8.03	Property		1	276 Grand Concourse				34,500,000	As Is	11/13/2025			NAP	NAP	NAP
8.04	Property		1	Corporate Hill IV				18,600,000	As Is	11/21/2025			NAP	NAP	NAP
8.05	Property		1	The Illustrator				15,700,000	As Is	11/17/2025			NAP	NAP	NAP
8.06	Property		1	25 Vreeland				13,800,000	As Is	11/14/2025			NAP	NAP	NAP
9	Loan	77, 78	1	Volara Apartments	1.42	10.0%	9.7%	70,000,000	As Is	9/17/2025	62.9%	62.9%	95.2%	1/30/2026	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	1.82	14.3%	12.6%	63,200,000	As Is (EA Inclusive of Leasing Reserves)	1/7/2026	64.9%	64.9%	87.7%	2/1/2026	No
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	1.94	16.1%	14.9%	76,500,000	As Is	Various	52.3%	49.3%	89.9%
11.01	Property		1	UBC (I,II&IV)				17,100,000	As Is	10/28/2025			87.6%	1/31/2026	No
11.02	Property		1	Carrier				22,500,000	As Is	10/28/2025			100.0%	3/6/2026	Yes
11.03	Property		1	Shannon Oaks				8,400,000	As Is	1/12/2026			76.3%	1/31/2026	No
11.04	Property		1	TIBC 1 (A&C)				7,000,000	As Is	1/13/2026			100.0%	1/31/2026	No
11.05	Property		1	TX GSA Medical				10,100,000	As Is	1/15/2026			100.0%	3/6/2026	Yes
11.06	Property		1	AAA Texas				5,800,000	As Is	1/8/2026			100.0%	3/6/2026	Yes
11.07	Property		1	WISE GSA				5,600,000	As Is	1/15/2026			55.9%	1/31/2026	No
12	Loan	93, 94	1	Williamsburg North	1.37	9.1%	8.8%	59,300,000	As Is	1/13/2026	63.2%	63.2%	92.1%	12/30/2025	NAP
13	Loan	95	1	Crossroads I, II, & IV	1.57	10.8%	10.5%	79,300,000	As Is	12/3/2025	67.5%	67.5%	85.2%	1/5/2026	No
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	1.51	11.2%	10.5%	47,100,000	As Is	1/2/2026	67.9%	67.9%	76.5%	10/31/2025, 2/6/2026	No
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	2.11	10.8%	10.6%	723,406,014	As Is (Funded Reserve)	1/5/2026	50.7%	50.7%	100.0%	11/30/2025	No
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	1.30	9.7%	9.7%	490,000,000	As Is	11/21/2025	63.2%	62.2%	88.8%	11/18/2025	No
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	1.41	9.1%	8.9%	48,200,000	As Is	1/7/2026	59.1%	59.1%	100.0%	1/6/2026	No
18	Loan	124, 125	1	Residence Inn Walnut Creek	1.65	13.8%	12.4%	44,000,000	As Is	12/17/2025	59.1%	59.1%	76.9%	12/31/2025	NAP
19	Loan	126, 127	1	Del Rey Campus	1.57	11.3%	11.1%	132,500,000	As Stabilized	1/14/2027	60.4%	60.4%	81.9%	2/1/2026	No
20	Loan	128, 129	1	Marriott Monterey	2.41	17.1%	14.4%	143,200,000	As Is	1/7/2026	52.4%	52.4%	79.7%	12/31/2025	NAP
21	Loan		1	Arterra Apartments	1.36	9.3%	9.0%	43,000,000	As Is	9/26/2025	58.1%	58.1%	94.5%	1/30/2026	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview	1.79	10.9%	10.6%	301,000,000	As Is	Various	59.6%	59.6%	99.9%
22.01	Property		1	General Mills				75,300,000	As Is	11/26/2025			100.0%	2/6/2026	Yes
22.02	Property		1	NYU Langone				56,400,000	As Is	11/24/2025			100.0%	2/6/2026	Yes
22.03	Property		1	UL Solutions				51,000,000	As Is	11/25/2025			100.0%	2/6/2026	Yes
22.04	Property		1	Bass Pro Shops				46,000,000	As Is	11/25/2025			100.0%	2/6/2026	Yes
22.05	Property		1	Commodore Bay				36,500,000	As Is	11/21/2025			97.4%	2/6/2026	No
22.06	Property		1	Huntington Ingalls				35,800,000	As Is	11/21/2025			100.0%	2/6/2026	Yes
23	Loan	134	1	Lofts at River Edge	1.27	9.3%	9.2%	32,700,000	As Is	11/5/2025	67.3%	67.3%	97.8%	1/7/2026	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	1.95	13.4%	12.8%	32,000,000	As Is	10/30/2025	65.0%	65.0%	93.0%	12/9/2025	No
25	Loan	138, 139	1	Gateway Place	1.89	13.8%	12.4%	34,500,000	As Is	10/22/2025	57.9%	57.9%	81.8%	1/29/2025	No
26	Loan		1	The Addison	1.31	8.9%	8.6%	25,400,000	As Is	12/11/2025	68.9%	68.9%	95.1%	1/15/2026	NAP
27	Loan	140, 141	1	New Castle Stainless	1.84	12.5%	12.1%	24,400,000	As Is	12/1/2025	63.9%	63.9%	100.0%	3/6/2026	Yes
28	Loan		1	Fairfield Inn McCandless	1.76	13.6%	12.2%	21,500,000	As Is	12/19/2025	67.4%	67.4%	77.1%	12/31/2025	NAP
29	Loan		1	Hampton Inn - Albany, GA	2.30	15.8%	14.4%	22,000,000	As Is	10/27/2025	56.8%	56.8%	80.5%	11/30/2025	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	1.61	9.5%	9.3%	25,630,000	As Is	Various	47.8%	47.8%	83.6%
30.01	Property		1	StorQuest Jamul				12,030,000	As Is	12/17/2025			82.6%	1/5/2026	NAP
30.02	Property		1	StorQuest King of Prussia				13,600,000	As Is	12/18/2025			84.5%	1/5/2026	NAP

A-1-15

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
					4								5
31	Loan		2	Central Ohio MHC Portfolio	1.27	9.3%	9.2%	17,450,000	As Is	Various	63.0%	58.9%	100.0%
31.01	Property		1	Paris Court				10,560,000	As Is	1/3/2026, 1/7/2026			100.0%	1/23/2026	NAP
31.02	Property		1	Colonial Hills				6,890,000	As Is	1/6/2026			100.0%	1/23/2026	NAP
32	Loan	146	1	Centre at Smith Valley	1.66	11.3%	10.7%	14,900,000	As Is	10/2/2025	69.5%	69.5%	100.0%	1/31/2026	No
33	Loan	147	1	117-123 Ludlow Street	1.35	9.1%	9.0%	13,500,000	As Is	11/18/2025	66.7%	66.7%	100.0%	1/9/2026	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	1.26	8.7%	8.6%	13,300,000	As Is	11/18/2025	67.7%	67.7%	100.0%	1/9/2026	NAP
35	Loan		1	Tandem Orlando	1.70	10.6%	10.4%	12,000,000	As Is	12/12/2025	70.0%	70.0%	96.9%	2/1/2026	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	1.45	9.8%	9.4%	11,070,000	As Is (Assuming Funds Withheld at Closing)	10/27/2025	69.0%	69.0%	81.3%	2/2/2026	NAP
37	Loan		1	730 Madison Avenue	1.38	9.6%	9.0%	10,600,000	As Is	12/4/2025	67.0%	67.0%	100.0%	12/1/2025	No
38	Loan	151, 152	1	Windchase Apartments	1.30	8.9%	8.5%	9,900,000	As Is	12/22/2025	69.4%	69.4%	90.2%	11/13/2025	NAP
39	Loan	153	1	378 South 3rd Street	1.30	8.1%	8.1%	7,700,000	As Is	12/5/2025	68.8%	68.8%	100.0%	2/4/2026	NAP
40	Loan		2	Michigan MHC Portfolio	1.77	11.2%	11.2%	7,100,000	As Is	8/27/2025	65.0%	65.0%	46.7%
40.01	Property		1	Riverview				3,800,000	As Is	8/27/2025			38.1%	1/5/2026	NAP
40.02	Property		1	Moonlake				3,300,000	As Is	8/27/2025			65.9%	1/5/2026	NAP
41	Loan	154	1	Air Haven MHP	1.54	10.1%	10.1%	3,400,000	As Is	8/1/2025	65.0%	65.0%	94.2%	12/17/2025	NAP

A-1-16

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
								6				6
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	Dow Chemical Company	796,633	100.0%	12/31/2035	NAP	NAP	NAP	NAP
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	Alamo Drafthouse Cinema	44,586	13.2%	11/30/2037	Fresh Thyme	31,847	9.4%	11/30/2031
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	Louisiana's Childrens Medical Center	49,162	6.5%	5/31/2034	Chaffe McCall LLP	37,536	5.0%	1/31/2030
5	Loan	46, 47, 48, 49	9	HKB Portfolio
5.01	Property		1	Holiday Inn Miami Hialeah	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Crowne Plaza CLE Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Radisson Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Sonesta Norcross	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Country Inn & Suites Helen	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Days Inn College Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Best Western Smyrna	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.08	Property		1	Araamda Inn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.09	Property		1	Courtyard by Marriott	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	Hims & Hers Health, Inc	352,012	100.0%	8/31/2040	NAP	NAP	NAP	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	M&T Bank	334,653	36.6%	11/30/2034	Highmark Health	101,980	11.1%	6/30/2034
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio
8.01	Property		1	The Arches	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Paramus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	276 Grand Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	Corporate Hill IV	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	The Illustrator	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	25 Vreeland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	77, 78	1	Volara Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	CitiCorp Credit Services	68,778	17.2%	1/31/2032	Delaware Claims Processing Facility, LLC	67,000	16.7%	7/31/2031
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0
11.01	Property		1	UBC (I,II&IV)	Sypris Electronics, LLC	49,386	33.8%	12/31/2027	Eagle Analytical Services, Inc.	48,090	32.9%	6/30/2031
11.02	Property		1	Carrier	Walter Kiddie Portable Equipment Inc.	106,790	100.0%	12/31/2033	NAP	NAP	NAP	NAP
11.03	Property		1	Shannon Oaks	J & J Editorial, LLC	11,953	21.4%	6/30/2026	Blush Cowork, L.L.C.	11,162	20.0%	6/30/2027
11.04	Property		1	TIBC 1 (A&C)	Centene Management Company LLC	35,200	70.4%	11/30/2028	Colliers Engineering	14,818	29.6%	12/5/2032
11.05	Property		1	TX GSA Medical	GSA	46,059	100.0%	7/31/2029	NAP	NAP	NAP	NAP
11.06	Property		1	AAA Texas	State of Texas	29,747	100.0%	9/30/2028	NAP	NAP	NAP	NAP
11.07	Property		1	WISE GSA	United States of America (MSHA)	18,284	49.2%	10/22/2029	United States of America (OSMRE)	2,470	6.6%	8/31/2036
12	Loan	93, 94	1	Williamsburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	95	1	Crossroads I, II, & IV	Tradestation Group	48,902	16.9%	5/31/2032	Kimley Horn & Associates	35,798	12.4%	4/30/2030
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	DSU District of Columbia LLC	21,845	18.1%	6/30/2037	New Venture Fund	17,121	14.2%	4/30/2031
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	Pfizer	230,132	44.2%	3/30/2039	Becton Dickinson	220,270	42.3%	7/31/2036
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	Empire Offices 535 Fifth Holdings LLC	48,758	9.6%	8/31/2031	Best Buy Stores, L.P.	36,787	7.3%	3/31/2031
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	Key Food Supermarket	13,830	27.3%	11/1/2049	Blick Art Materials	6,343	12.5%	12/31/2031
18	Loan	124, 125	1	Residence Inn Walnut Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	126, 127	1	Del Rey Campus	Electronic Arts	93,193	57.5%	12/31/2035	Continental Development	28,388	17.5%	3/31/2036
20	Loan	128, 129	1	Marriott Monterey	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Arterra Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview
22.01	Property		1	General Mills	General Mills	1,512,552	100.0%	5/31/2030	NAP	NAP	NAP	NAP
22.02	Property		1	NYU Langone	NYU Langone	55,377	100.0%	1/31/2034	NAP	NAP	NAP	NAP
22.03	Property		1	UL Solutions	UL Solutions	138,887	100.0%	3/31/2035	NAP	NAP	NAP	NAP
22.04	Property		1	Bass Pro Shops	Bass Pro Shops	172,720	100.0%	5/31/2044	NAP	NAP	NAP	NAP
22.05	Property		1	Commodore Bay	King County	68,972	75.3%	5/31/2043	WorldPac, Inc.	20,165	22.0%	11/30/2027
22.06	Property		1	Huntington Ingalls	Huntington Ingalls Industries	231,000	100.0%	3/31/2033	NAP	NAP	NAP	NAP
23	Loan	134	1	Lofts at River Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	Premier Office Centers	16,173	14.9%	2/28/2029	Keller Williams	14,380	13.3%	2/29/2032
25	Loan	138, 139	1	Gateway Place	Chicago Title Company	10,999	7.0%	11/30/2029	DKD Property Management Company	10,158	6.4%	6/30/2028
26	Loan		1	The Addison	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	140, 141	1	New Castle Stainless	New Castle Stainless Plate	424,886	100.0%	1/15/2051	NAP	NAP	NAP	NAP
28	Loan		1	Fairfield Inn McCandless	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Hampton Inn - Albany, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio
30.01	Property		1	StorQuest Jamul	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	StorQuest King of Prussia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-17

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
								6				6
31	Loan		2	Central Ohio MHC Portfolio
31.01	Property		1	Paris Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Colonial Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	146	1	Centre at Smith Valley	Today's Home Furnishings	13,498	22.5%	7/31/2030	Goldfish Swim School	6,437	10.7%	7/31/2030
33	Loan	147	1	117-123 Ludlow Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Tandem Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	730 Madison Avenue	U.D.S LLC, ShopRazzi LLC	15,000	29.0%	1/30/2033	Yovanny Espinola	8,500	16.4%	7/14/2028
38	Loan	151, 152	1	Windchase Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	153	1	378 South 3rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		2	Michigan MHC Portfolio
40.01	Property		1	Riverview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.02	Property		1	Moonlake	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	154	1	Air Haven MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-18

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA
								6
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	Puttshack	26,641	7.9%	9/30/2040	Bullhorn	23,349	6.9%
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	Frilot, LLC	33,721	4.5%	1/31/2030	Morgan Stanley Smith Barney	29,944	4.0%
5	Loan	46, 47, 48, 49	9	HKB Portfolio
5.01	Property		1	Holiday Inn Miami Hialeah	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Crowne Plaza CLE Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Radisson Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Sonesta Norcross	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Country Inn & Suites Helen	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Days Inn College Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Best Western Smyrna	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.08	Property		1	Araamda Inn	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.09	Property		1	Courtyard by Marriott	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	Serendipity Labs	22,208	2.4%	2/28/2031	43N LLC	21,244	2.3%
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio
8.01	Property		1	The Arches	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Paramus	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	276 Grand Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	Corporate Hill IV	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	The Illustrator	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	25 Vreeland	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	77, 78	1	Volara Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	BPG Real Estate Services LLC	46,669	11.7%	12/31/2035	Corteva	45,852	11.5%
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0
11.01	Property		1	UBC (I,II&IV)	Hillsborough County	22,625	15.5%	9/30/2032	Concentra Health Services, Inc.	8,000	5.5%
11.02	Property		1	Carrier	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	Shannon Oaks	The Caul Real Estate Group, Inc.	8,167	14.6%	9/30/2027	Walker Rodeniser & Welch, LLP	3,595	6.4%
11.04	Property		1	TIBC 1 (A&C)	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	TX GSA Medical	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	AAA Texas	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	WISE GSA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	93, 94	1	Williamsburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	95	1	Crossroads I, II, & IV	Morgan & Morgan	32,020	11.1%	12/31/2033	National Beverage Corp	25,033	8.6%
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	Nando's Restaurant Group, Inc.	8,398	6.9%	8/31/2039	Leadership Connect Inc	7,706	6.4%
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	Architect Therapeutics	29,734	5.7%	9/30/2031	Actio Biosciences	27,502	5.3%
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	Laboratory Institute of Merchandising, Inc.	30,160	5.9%	11/30/2031	Gardiner & Theobald, Inc.	30,035	5.9%
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	Dogtopia of Myrtle Ave	5,000	9.9%	4/30/2032	TD Bank	4,500	8.9%
18	Loan	124, 125	1	Residence Inn Walnut Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	126, 127	1	Del Rey Campus	Association of Surfing Professionals, LLC (World Surf League)	11,089	6.8%	6/30/2034	NAP	NAP	NAP
20	Loan	128, 129	1	Marriott Monterey	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Arterra Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview
22.01	Property		1	General Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	NYU Langone	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	UL Solutions	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Bass Pro Shops	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Commodore Bay	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	Huntington Ingalls	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	134	1	Lofts at River Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	Avon Protection Armor	7,445	6.9%	12/31/2026	Art of Problem Solving	6,600	6.1%
25	Loan	138, 139	1	Gateway Place	UNIVERSAL SERVICES OF AMERICA	9,255	5.9%	7/31/2029	The United Firm	8,337	5.3%
26	Loan		1	The Addison	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	140, 141	1	New Castle Stainless	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Fairfield Inn McCandless	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Hampton Inn - Albany, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio
30.01	Property		1	StorQuest Jamul	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	StorQuest King of Prussia	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-19

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA
								6
31	Loan		2	Central Ohio MHC Portfolio
31.01	Property		1	Paris Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Colonial Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	146	1	Centre at Smith Valley	Pet People	5,778	9.6%	8/31/2027	Sola Salon	5,230	8.7%
33	Loan	147	1	117-123 Ludlow Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Tandem Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	730 Madison Avenue	Guerrero Baseball Academy	5,100	9.8%	12/31/2029	B&S Body Shop	4,800	9.3%
38	Loan	151, 152	1	Windchase Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	153	1	378 South 3rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		2	Michigan MHC Portfolio
40.01	Property		1	Riverview	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.02	Property		1	Moonlake	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	154	1	Air Haven MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-20

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date
					6				6
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	NAP	NAP	NAP	NAP	NAP	12/3/2025	NAP	12/4/2025
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	NAP	NAP	NAP	NAP	NAP	1/13/2026	NAP	12/29/2025
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	1/31/2031	Expat BBQ	17,165	5.1%	8/31/2031	10/24/2025	NAP	10/24/2025
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	9/30/2032	The Kullman Firm	24,843	3.3%	6/30/2034	12/10/2025	NAP	12/10/2025
5	Loan	46, 47, 48, 49	9	HKB Portfolio
5.01	Property		1	Holiday Inn Miami Hialeah	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/7/2026
5.02	Property		1	Crowne Plaza CLE Airport	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
5.03	Property		1	Radisson Hotel	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
5.04	Property		1	Sonesta Norcross	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
5.05	Property		1	Country Inn & Suites Helen	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
5.06	Property		1	Days Inn College Park	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
5.07	Property		1	Best Western Smyrna	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
5.08	Property		1	Araamda Inn	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
5.09	Property		1	Courtyard by Marriott	NAP	NAP	NAP	NAP	NAP	1/6/2026	NAP	1/6/2026
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAP	NAP	NAP	NAP	NAP	11/25/2025	NAP	11/25/2025
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	1/31/2030	Azuna	11,348	1.2%	9/30/2035	9/12/2025	NAP	2/13/2026
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio
8.01	Property		1	The Arches	NAP	NAP	NAP	NAP	NAP	11/21/2025	NAP	11/19/2025
8.02	Property		1	Paramus	NAP	NAP	NAP	NAP	NAP	11/21/2025	NAP	11/21/2025
8.03	Property		1	276 Grand Concourse	NAP	NAP	NAP	NAP	NAP	11/21/2025	NAP	11/21/2025
8.04	Property		1	Corporate Hill IV	NAP	NAP	NAP	NAP	NAP	11/20/2025	NAP	11/21/2025
8.05	Property		1	The Illustrator	NAP	NAP	NAP	NAP	NAP	11/21/2025	NAP	11/21/2025
8.06	Property		1	25 Vreeland	NAP	NAP	NAP	NAP	NAP	11/19/2025	NAP	11/19/2025
9	Loan	77, 78	1	Volara Apartments	NAP	NAP	NAP	NAP	NAP	9/30/2025	NAP	9/30/2025
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	5/31/2036	Department of Justice	22,926	5.7%	3/31/2033	2/4/2026	NAP	2/6/2026
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0
11.01	Property		1	UBC (I,II&IV)	10/31/2034	NAP	NAP	NAP	NAP	4/22/2025	NAP	4/22/2025
11.02	Property		1	Carrier	NAP	NAP	NAP	NAP	NAP	4/22/2025	NAP	4/22/2025
11.03	Property		1	Shannon Oaks	6/30/2029	Ellis Family Law P.L.L.C.	3,362	6.0%	1/31/2031	4/22/2025	NAP	4/22/2025
11.04	Property		1	TIBC 1 (A&C)	NAP	NAP	NAP	NAP	NAP	4/22/2025	NAP	4/22/2025
11.05	Property		1	TX GSA Medical	NAP	NAP	NAP	NAP	NAP	4/22/2025	NAP	4/22/2025
11.06	Property		1	AAA Texas	NAP	NAP	NAP	NAP	NAP	4/23/2025	NAP	4/22/2025
11.07	Property		1	WISE GSA	NAP	NAP	NAP	NAP	NAP	4/22/2025	NAP	4/22/2025
12	Loan	93, 94	1	Williamsburg North	NAP	NAP	NAP	NAP	NAP	1/22/2026	NAP	1/23/2026
13	Loan	95	1	Crossroads I, II, & IV	9/30/2036	Regus	22,286	7.7%	11/30/2030	12/10/2025	NAP	12/10/2025
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	8/31/2030	The Raben Group	7,118	5.9%	5/8/2035	1/9/2026	NAP	1/9/2026
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	2/28/2035	Charles River Labs	12,966	2.5%	3/31/2037	12/12/2025	NAP	12/12/2025
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	2/23/2031	NBA Media Ventures, LLC (The NBA Store)	25,562	5.0%	1/18/2036	4/24/2025	NAP	4/29/2025
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	3/31/2035	Tours Les Jours	2,695	5.3%	3/31/2036	1/14/2026	NAP	2/3/2026
18	Loan	124, 125	1	Residence Inn Walnut Creek	NAP	NAP	NAP	NAP	NAP	1/8/2026	NAP	1/8/2026
19	Loan	126, 127	1	Del Rey Campus	NAP	NAP	NAP	NAP	NAP	2/6/2026	NAP	1/29/2026
20	Loan	128, 129	1	Marriott Monterey	NAP	NAP	NAP	NAP	NAP	1/21/2026	NAP	1/21/2026
21	Loan		1	Arterra Apartments	NAP	NAP	NAP	NAP	NAP	9/30/2025	NAP	9/30/2025
22	Loan	130, 131, 132, 133	6	Project Broadview
22.01	Property		1	General Mills	NAP	NAP	NAP	NAP	NAP	12/8/2025	NAP	12/8/2025
22.02	Property		1	NYU Langone	NAP	NAP	NAP	NAP	NAP	12/8/2025	NAP	12/8/2025
22.03	Property		1	UL Solutions	NAP	NAP	NAP	NAP	NAP	12/8/2025	NAP	12/8/2025
22.04	Property		1	Bass Pro Shops	NAP	NAP	NAP	NAP	NAP	12/8/2025	NAP	12/8/2025
22.05	Property		1	Commodore Bay	NAP	NAP	NAP	NAP	NAP	12/8/2025	NAP	12/8/2025
22.06	Property		1	Huntington Ingalls	NAP	NAP	NAP	NAP	NAP	12/11/2025	NAP	12/10/2025
23	Loan	134	1	Lofts at River Edge	NAP	NAP	NAP	NAP	NAP	12/9/2025	NAP	12/9/2025
24	Loan	135, 136, 137	1	Centerstone Plaza	5/31/2032	Zutila Inc.	6,397	5.9%	6/30/2027	11/18/2025	NAP	10/21/2025
25	Loan	138, 139	1	Gateway Place	8/31/2027	Primarius Technologies US LLC	6,588	4.2%	10/31/2027	12/15/2025	NAP	12/15/2025
26	Loan		1	The Addison	NAP	NAP	NAP	NAP	NAP	1/5/2026	NAP	1/5/2026
27	Loan	140, 141	1	New Castle Stainless	NAP	NAP	NAP	NAP	NAP	12/16/2025	NAP	10/1/2025
28	Loan		1	Fairfield Inn McCandless	NAP	NAP	NAP	NAP	NAP	1/8/2026	NAP	1/8/2026
29	Loan		1	Hampton Inn - Albany, GA	NAP	NAP	NAP	NAP	NAP	11/4/2025	NAP	11/4/2025
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio
30.01	Property		1	StorQuest Jamul	NAP	NAP	NAP	NAP	NAP	1/2/2026	NAP	1/2/2026
30.02	Property		1	StorQuest King of Prussia	NAP	NAP	NAP	NAP	NAP	12/23/2025	NAP	12/24/2025

A-1-21

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date
					6				6
31	Loan		2	Central Ohio MHC Portfolio
31.01	Property		1	Paris Court	NAP	NAP	NAP	NAP	NAP	1/9/2026	NAP	1/12/2026
31.02	Property		1	Colonial Hills	NAP	NAP	NAP	NAP	NAP	1/9/2026	NAP	1/12/2026
32	Loan	146	1	Centre at Smith Valley	10/31/2027	Margaritas Mexican Restaurant	4,195	7.0%	2/28/2029	1/6/2026	NAP	1/6/2026
33	Loan	147	1	117-123 Ludlow Street	NAP	NAP	NAP	NAP	NAP	12/8/2025	NAP	12/8/2025
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	12/4/2025	NAP	12/4/2025
35	Loan		1	Tandem Orlando	NAP	NAP	NAP	NAP	NAP	12/19/2025	NAP	12/19/2025
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP	NAP	NAP	NAP	NAP	11/6/2025	NAP	11/7/2025
37	Loan		1	730 Madison Avenue	5/31/2028	LMG Railing	4,500	8.7%	12/31/2029	12/22/2025	NAP	12/22/2025
38	Loan	151, 152	1	Windchase Apartments	NAP	NAP	NAP	NAP	NAP	1/5/2026	NAP	1/6/2026
39	Loan	153	1	378 South 3rd Street	NAP	NAP	NAP	NAP	NAP	12/15/2025	NAP	12/15/2025
40	Loan		2	Michigan MHC Portfolio
40.01	Property		1	Riverview	NAP	NAP	NAP	NAP	NAP	8/18/2025	NAP	9/25/2025
40.02	Property		1	Moonlake	NAP	NAP	NAP	NAP	NAP	8/18/2025	NAP	9/25/2025
41	Loan	154	1	Air Haven MHP	NAP	NAP	NAP	NAP	NAP	8/4/2025	NAP	7/25/2025

A-1-22

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	417,477	71,457
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	NAP	NAP	No	Fee / Leasehold	9/30/2054; 6/10/2050	None	318,300	Yes	28,606	9,535
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	203,478	101,739
5	Loan	46, 47, 48, 49	9	HKB Portfolio									297,390	94,135
5.01	Property		1	Holiday Inn Miami Hialeah	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP
5.02	Property		1	Crowne Plaza CLE Airport	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.03	Property		1	Radisson Hotel	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
5.04	Property		1	Sonesta Norcross	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.05	Property		1	Country Inn & Suites Helen	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
5.06	Property		1	Days Inn College Park	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.07	Property		1	Best Western Smyrna	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
5.08	Property		1	Araamda Inn	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.09	Property		1	Courtyard by Marriott	NAP	NAP	No	Fee / Leasehold	3/5/2028	2, 15-year extension options	119,701	No
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	303,378	133,147
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio									0	Springing
8.01	Property		1	The Arches	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.02	Property		1	Paramus	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.03	Property		1	276 Grand Concourse	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.04	Property		1	Corporate Hill IV	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.05	Property		1	The Illustrator	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8.06	Property		1	25 Vreeland	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
9	Loan	77, 78	1	Volara Apartments	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	370,111	52,873
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	303,058	42,649
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0									158,294	79,147
11.01	Property		1	UBC (I,II&IV)	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.02	Property		1	Carrier	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.03	Property		1	Shannon Oaks	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.04	Property		1	TIBC 1 (A&C)	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.05	Property		1	TX GSA Medical	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.06	Property		1	AAA Texas	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.07	Property		1	WISE GSA	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
12	Loan	93, 94	1	Williamsburg North	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	167,712	27,952
13	Loan	95	1	Crossroads I, II, & IV	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	106,645
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	247,500	36,862
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	12/12/2025	6%	No	Fee	NAP	NAP	NAP	NAP	0	Springing
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	78,426	26,142
18	Loan	124, 125	1	Residence Inn Walnut Creek	1/8/2026	9%	No	Leasehold	9/30/2091	None	438,751	No	55,432	55,432
19	Loan	126, 127	1	Del Rey Campus	1/28/2026	14%	No	Fee	NAP	NAP	NAP	NAP	0	Springing
20	Loan	128, 129	1	Marriott Monterey	1/20/2026	9%	No	Fee	NAP	NAP	NAP	NAP	0	Springing
21	Loan		1	Arterra Apartments	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	144,562	20,652
22	Loan	130, 131, 132, 133	6	Project Broadview									0	Springing
22.01	Property		1	General Mills	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.02	Property		1	NYU Langone	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.03	Property		1	UL Solutions	12/5/2025	18%	No	Fee	NAP	NAP	NAP	NAP
22.04	Property		1	Bass Pro Shops	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.05	Property		1	Commodore Bay	12/5/2025	9%	No	Fee	NAP	NAP	NAP	NAP
22.06	Property		1	Huntington Ingalls	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
23	Loan	134	1	Lofts at River Edge	NAP	NAP	No	Leasehold	1/26/2125	None	803,550	Yes	95,997	31,999
24	Loan	135, 136, 137	1	Centerstone Plaza	11/18/2025	14%	No	Fee	NAP	NAP	NAP	NAP	123,457	30,864
25	Loan	138, 139	1	Gateway Place	12/10/2025	19%	Yes - AH	Fee	NAP	NAP	NAP	NAP	0	44,924
26	Loan		1	The Addison	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	40,596
27	Loan	140, 141	1	New Castle Stainless	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
28	Loan		1	Fairfield Inn McCandless	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	139,204	23,201
29	Loan		1	Hampton Inn - Albany, GA	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	18,579	9,289
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio									63,203	22,498
30.01	Property		1	StorQuest Jamul	1/2/2026	4%	No	Fee	NAP	NAP	NAP	NAP
30.02	Property		1	StorQuest King of Prussia	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-1-23

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)

31	Loan		2	Central Ohio MHC Portfolio									10,904	3,635
31.01	Property		1	Paris Court	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
31.02	Property		1	Colonial Hills	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
32	Loan	146	1	Centre at Smith Valley	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	37,448	7,490
33	Loan	147	1	117-123 Ludlow Street	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	25,268	12,634
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	14,539	7,270
35	Loan		1	Tandem Orlando	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	49,546	8,258
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	18,414	3,816
37	Loan		1	730 Madison Avenue	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	3,549	3,549
38	Loan	151, 152	1	Windchase Apartments	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	29,076	14,538
39	Loan	153	1	378 South 3rd Street	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	1,283
40	Loan		2	Michigan MHC Portfolio									13,891	3,736
40.01	Property		1	Riverview	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
40.02	Property		1	Moonlake	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
41	Loan	154	1	Air Haven MHP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	2,363	591

A-1-24

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	0	Springing	0	Springing	0	0	Springing	0	0	0	0	0
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	169,976	24,282	0	Springing	0	0	Springing	0	0	0	0	0
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	0	Springing	0	4,572	0	2,000,000	Springing	2,000,000	0	0	0	0
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	95,033	Springing	0	12,621	0	3,000,000	44,172	0	0	0	0	0
5	Loan	46, 47, 48, 49	9	HKB Portfolio	29,053	22,840	0	104,314	0	0	0	0	0	0	0	308,910
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	0	Springing	0	Springing	0	0	Springing	0	0	0	0	0
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	0	Springing	388,758	Springing	388,758	3,000,000	0	0	0	0	0	0
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	0	Springing	0	0	0	0	0	0	0	0	0	0
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	0	Springing	0	10,000	0	0	0	0	0	0	0	0
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	0	Springing	3,176,607	8,340	0	0	50,037	0	0	0	0	59,188
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	0	Springing	0	13,617	0	1,000,000	47,194	2,500,000	0	0	0	89,125
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	116,334	19,389	0	8,268	0	0	0	0	0	0	0	24,375
13	Loan	95	1	Crossroads I, II, & IV	0	Springing	0	4,826	217,187	2,500,000	24,132	0	0	0	0	0
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	0	Springing	0	4,912	0	0	12,500	0	0	0	0	113,300
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	0	Springing	0	Springing	156,181	0	Springing	65,075,500	0	0	0	0
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	0	Springing	0	8,453	0	52,000	0	0	0	0	0	100,750
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	42,551	8,510	0	844	0	0	4,222	0	0	0	0	0
18	Loan	124, 125	1	Residence Inn Walnut Creek	0	Springing	0	31,442	0	0	0	0	0	0	0	6,153
19	Loan	126, 127	1	Del Rey Campus	0	Springing	0	2,025	0	0	13,503	0	0	0	0	0
20	Loan	128, 129	1	Marriott Monterey	140,924	12,811	0	Springing	0	0	0	0	0	0	0	0
21	Loan		1	Arterra Apartments	0	Springing	0	6,021	0	0	0	0	0	0	0	0
22	Loan	130, 131, 132, 133	6	Project Broadview	0	Springing	0	Springing	376,238	0	Springing	2,202,082	0	0	0	0
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	98,592	9,583	0	2,833	0	0	0	0	0	0	0	8,813
24	Loan	135, 136, 137	1	Centerstone Plaza	4,107	4,107	0	2,258	0	500,000	13,549	0	0	0	0	0
25	Loan	138, 139	1	Gateway Place	39,939	6,818	0	3,295	0	750,000	26,361	750,000	0	0	0	0
26	Loan		1	The Addison	0	Springing	0	4,229	0	0	0	0	0	0	0	40,130
27	Loan	140, 141	1	New Castle Stainless	0	Springing	0	Springing	0	0	Springing	0	0	0	0	0
28	Loan		1	Fairfield Inn McCandless	0	Springing	800,000	29,167	0	0	0	0	0	0	0	0
29	Loan		1	Hampton Inn - Albany, GA	58,570	4,184	0	11,546	0	0	0	0	0	0	0	0
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	0	Springing	0	Springing	38,584	0	0	0	0	0	0	0
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-25

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)

31	Loan		2	Central Ohio MHC Portfolio	9,191	2,298	0	921	0	0	0	0	0	0	0	10,938
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	0	Springing	0	751	0	200,000	Springing	200,000	0	751	0	50,486
33	Loan	147	1	117-123 Ludlow Street	5,828	1,943	0	771	0	0	0	0	0	0	0	938
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	5,250	1,750	0	1,048	0	0	338	0	0	0	0	1,250
35	Loan		1	Tandem Orlando	9,790	4,895	0	1,696	40,701	0	0	0	0	0	0	0
36	Loan	150	1	Mountain Springs Pointe Apartments	14,791	7,395	0	2,563	0	0	0	0	0	0	0	520,516
37	Loan		1	730 Madison Avenue	13,356	2,671	0	1,511	0	0	2,152	0	0	0	0	35,175
38	Loan	151, 152	1	Windchase Apartments	32,904	6,581	14,500	1,917	0	0	0	0	0	0	0	47,323
39	Loan	153	1	378 South 3rd Street	5,523	690	0	167	0	0	0	0	0	0	0	0
40	Loan		2	Michigan MHC Portfolio	7,008	2,388	467,101	0	0	0	0	0	0	0	0	16,920
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	1,826	365	13,000	0	0	0	0	0	0	0	0	3,600

A-1-26

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	0	0	NAP
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	0	Springing	Tax Increase Reserve
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	161,539	78,347	Unfunded Obligations Reserve (Upfront: $108,971.19), Ground Rent Reserve (Upfront: $52,568, Monthly: Springing), Put Price Reserve (Monthly: $78,346.71), TIF Payment Reserves: (Monthly: Springing)
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	1,985,353	0	Unfunded Obligations Reserve
5	Loan	46, 47, 48, 49	9	HKB Portfolio	8,201,585	11,471	QA Holdback Reserve (Upfront: $3,213,250; Monthly: Springing); Franchise Expiration Holdback ($2,975,000); PIP Holdback ($2,013,335); Ground Sublease Reserve (Monthly: $11,471.34); Low
							DSCR Reserve Fund (Monthly: Springing)
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	2,684,566	0	Transformer Reserve ($400,000), Gap Rent/Free Rent Reserve ($2,284,566.27)
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	406,321	0	Premium Financing Reserve
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	175,986	Springing	Ground Lease Reserve
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	0	0	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	3,414,816	0	Outstanding Leasing Expense Reserve ($2,744,211.77), Rent Replication Reserve ($670,603.87)
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	4,258,884	0	Unfunded Obligations Reserve
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	1,393,750	0	Capital Expenditures Reserve ($1,250,000), Radon Reserve ($143,750)
13	Loan	95	1	Crossroads I, II, & IV	1,806,966	0	Unfunded Obligations Reserve
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	1,897,770	0	Unfunded Obligations Reserve ($1,314,578), Free Rent Reserve ($583,191.98)
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	21,129,162	0	Specified Tenant Reserve
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	2,515,028	0	Rent Concession Reserve
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	130,000	Springing	Free Rent Reserve Funds ($105,000), Unfunded Obligations Reserve ($25,000), Condominium Common Charges (Monthly: Springing)
18	Loan	124, 125	1	Residence Inn Walnut Creek	281,531	40,219	Ground Rent Reserve (Upfront: $281,531.25; Monthly: $40,218.75), PIP Reserve (Monthly: Springing)
19	Loan	126, 127	1	Del Rey Campus	3,260,685	Springing	Unfunded Obligations Reserve (Upfront: $3,260,685), Excess Cash Flow Reserve (Monthly: Springing)
20	Loan	128, 129	1	Marriott Monterey	0	0	NAP
21	Loan		1	Arterra Apartments	0	0	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview	277,774	0	Unfunded Obligations Reserve
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	66,963	66,963	Ground Rent Reserve
24	Loan	135, 136, 137	1	Centerstone Plaza	8,191	0	Rent Replication Reserve
25	Loan	138, 139	1	Gateway Place	324,822	0	AJ Mason TI Deposit (Upfront: $161,700.00); Upfront Prepaid Rent Reserve (Upfront: $139,818.75); Free Rent - SSJ Reserve (Upfront: $23,303.70)
26	Loan		1	The Addison	0	0	NAP
27	Loan	140, 141	1	New Castle Stainless	0	0	NAP
28	Loan		1	Fairfield Inn McCandless	0	0	NAP
29	Loan		1	Hampton Inn - Albany, GA	0	0	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	0	0	NAP
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-27

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

31	Loan		2	Central Ohio MHC Portfolio	0	0	NAP
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	0	0	NAP
33	Loan	147	1	117-123 Ludlow Street	0	0	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	0	0	NAP
35	Loan		1	Tandem Orlando	0	0	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	165,000	0	Down Units Reserve
37	Loan		1	730 Madison Avenue	0	0	NAP
38	Loan	151, 152	1	Windchase Apartments	0	Springing	Low DSCR Avoidance Reserve
39	Loan	153	1	378 South 3rd Street	0	Springing	Excess Cash Flow Reserve
40	Loan		2	Michigan MHC Portfolio	0	0	NAP
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	0	0	NAP

A-1-28

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	0	0	NAP	Hard	Springing	Yes	No	Yes	No	95,000,000
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	0	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes	90,000,000
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	0	0	NAP	Hard	Springing	Yes	No	Yes	Yes	75,000,000
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	0	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP
5	Loan	46, 47, 48, 49	9	HKB Portfolio	0	0	NAP	Springing	Springing	No	No	Yes	Yes	60,000,000
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	0	0	NAP	Hard (Commercial); Soft (Residential)	In Place	Yes	Yes	Yes	Yes	51,000,000
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	702,000	0	NAP	Hard	Springing	Yes	Yes	Yes	No	50,000,000
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
13	Loan	95	1	Crossroads I, II, & IV	0	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes	33,500,000
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	0	0	NAP	Hard	In Place	Yes	Yes	No	NAP	NAP
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No	30,000,000
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	0	0	NAP	Hard	In Place	Yes	Yes	Yes	No	29,983,871
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP
18	Loan	124, 125	1	Residence Inn Walnut Creek	0	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP
19	Loan	126, 127	1	Del Rey Campus	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No	25,000,000
20	Loan	128, 129	1	Marriott Monterey	0	0	NAP	Soft	Springing	Yes	No	Yes	No	25,000,000
21	Loan		1	Arterra Apartments	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No	24,437,800
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	0	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP
25	Loan	138, 139	1	Gateway Place	0	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP
26	Loan		1	The Addison	0	0	NAP	Soft	Springing	Yes	No	No	NAP	NAP
27	Loan	140, 141	1	New Castle Stainless	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
28	Loan		1	Fairfield Inn McCandless	0	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP
29	Loan		1	Hampton Inn - Albany, GA	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	0	0	NAP	None	None	Yes	No	No	NAP	NAP
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-29

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)

31	Loan		2	Central Ohio MHC Portfolio	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP
33	Loan	147	1	117-123 Ludlow Street	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
35	Loan		1	Tandem Orlando	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
37	Loan		1	730 Madison Avenue	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP
38	Loan	151, 152	1	Windchase Apartments	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
39	Loan	153	1	378 South 3rd Street	0	0	NAP	Soft	Springing	Yes	No	No	NAP	NAP
40	Loan		2	Michigan MHC Portfolio	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	0	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP

A-1-30

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	2,452,800,000	10,878,148.53	11,366,071.46	902,200,000	5.33423162879628%	3,450,000,000	15,432,225.34	49.1%
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	60,000,000	343,759.03	859,397.57	NAP	NAP	150,000,000	859,397.57	64.7%
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	22,000,000	131,974.54	581,887.73	NAP	NAP	97,000,000	581,887.73	60.9%
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	46, 47, 48, 49	9	HKB Portfolio	19,500,000	134,641.78	548,924.20	NAP	NAP	79,500,000	548,924.20	61.2%
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	20,000,000	120,483.80	427,717.48	14,000,000	7.13000%	85,000,000	709,539.79	50.6%
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	110,000,000	505,220.84	734,866.67	NAP	NAP	160,000,000	734,866.67	75.9%
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	95	1	Crossroads I, II, & IV	20,000,000	111,037.73	297,025.93	NAP	NAP	53,500,000	297,025.93	67.5%
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	336,500,000	1,412,605.69	1,538,539.43	98,500,000	5.73917129441624%	465,000,000	2,016,172.66	64.3%
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	279,849,462	1,742,129.79	1,928,786.55	NAP	NAP	309,833,333	1,928,786.55	63.2%
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	124, 125	1	Residence Inn Walnut Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	126, 127	1	Del Rey Campus	55,000,000	322,961.21	469,761.76	NAP	NAP	80,000,000	469,761.76	60.4%
20	Loan	128, 129	1	Marriott Monterey	50,000,000	248,064.81	372,097.22	NAP	NAP	75,000,000	372,097.22	52.4%
21	Loan		1	Arterra Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview	155,000,000	764,810.19	885,392.63	NAP	NAP	179,437,800	885,392.63	59.6%
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	138, 139	1	Gateway Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	The Addison	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	140, 141	1	New Castle Stainless	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Fairfield Inn McCandless	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Hampton Inn - Albany, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-31

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)

31	Loan		2	Central Ohio MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	147	1	117-123 Ludlow Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Tandem Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	730 Madison Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	151, 152	1	Windchase Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	153	1	378 South 3rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		2	Michigan MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-32

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
					4							4
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	3.28	18.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	1.28	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	1.46	10.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	46, 47, 48, 49	9	HKB Portfolio	1.75	16.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	1.33	13.3%	34,500,000	9.50000%	119,500,000	878,098.82	71.1%	1.07	9.4%	No
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	1.10	6.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	95	1	Crossroads I, II, & IV	1.57	10.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	1.61	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	1.30	9.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan	124, 125	1	Residence Inn Walnut Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	126, 127	1	Del Rey Campus	1.57	11.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
20	Loan	128, 129	1	Marriott Monterey	2.41	17.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
21	Loan		1	Arterra Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22	Loan	130, 131, 132, 133	6	Project Broadview	1.79	10.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan	135, 136, 137	1	Centerstone Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25	Loan	138, 139	1	Gateway Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
26	Loan		1	The Addison	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	140, 141	1	New Castle Stainless	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan		1	Fairfield Inn McCandless	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan		1	Hampton Inn - Albany, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-33

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
					4							4
31	Loan		2	Central Ohio MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
33	Loan	147	1	117-123 Ludlow Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
35	Loan		1	Tandem Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
37	Loan		1	730 Madison Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
38	Loan	151, 152	1	Windchase Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
39	Loan	153	1	378 South 3rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
40	Loan		2	Michigan MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-34

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	One time right to incur additional indebtedness in the form of a mezzanine loan provided, among other things, (i) aggregate LTV not greater than 77.5% and (ii) DY not less than Closing Date Debt Yield.
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	NAP
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	NAP
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	NAP
5	Loan	46, 47, 48, 49	9	HKB Portfolio	NAP
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	NAP
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	NAP
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	NAP
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	NAP
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	NAP
13	Loan	95	1	Crossroads I, II, & IV	Mezzanine (Max Combined LTV of 67.47%; Min Combined DSCR of 1.38x; Min Combined DY of 10.51%; Intercreditor Agreement is required)
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	NAP
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	Mezzanine (Max Principal Amount of $23,250,000, Max Combined LTV of 64.3%, Min Combined DSCR of 1.61x, Min Combined DY of 8.5%, Intercreditor Agreement is required)
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	NAP
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	NAP
18	Loan	124, 125	1	Residence Inn Walnut Creek	NAP
19	Loan	126, 127	1	Del Rey Campus	Mezzanine (Max Combined LTV of 64.52%; Min Combined DSCR of 1.57x; Min Combined Debt Yield of 11.05%; Intercreditor Agreement is required)
20	Loan	128, 129	1	Marriott Monterey	NAP
21	Loan		1	Arterra Apartments	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview	NAP
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	NAP
25	Loan	138, 139	1	Gateway Place	NAP
26	Loan		1	The Addison	NAP
27	Loan	140, 141	1	New Castle Stainless	NAP
28	Loan		1	Fairfield Inn McCandless	NAP
29	Loan		1	Hampton Inn - Albany, GA	NAP
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	NAP
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-35

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

31	Loan		2	Central Ohio MHC Portfolio	NAP
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	NAP
33	Loan	147	1	117-123 Ludlow Street	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP
35	Loan		1	Tandem Orlando	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP
37	Loan		1	730 Madison Avenue	NAP
38	Loan	151, 152	1	Windchase Apartments	NAP
39	Loan	153	1	378 South 3rd Street	NAP
40	Loan		2	Michigan MHC Portfolio	NAP
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	NAP

A-1-36

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	Blackstone Real Estate Partners IX L.P.	Blackstone Real Estate Partners IX-TE (AIV) L.P.
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	David Werner	David Werner
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	Stephen A. Smith and Stephen A. Smith, as Trustee of the Stephen A. Smith Living Trust UTA Dated October 28, 2004	Stephen A. Smith and Stephen A. Smith, as Trustee of the Stephen A. Smith Living Trust UTA Dated October 28, 2004
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	Michael Pinewski and Morris Doueck	Triangle Strategic Opportunities Fund, LP
5	Loan	46, 47, 48, 49	9	HKB Portfolio	Harikrushna Bhagat and Swamisharan Patel	Harikrushna Bhagat and Swamisharan Patel
5.01	Property		1	Holiday Inn Miami Hialeah
5.02	Property		1	Crowne Plaza CLE Airport
5.03	Property		1	Radisson Hotel
5.04	Property		1	Sonesta Norcross
5.05	Property		1	Country Inn & Suites Helen
5.06	Property		1	Days Inn College Park
5.07	Property		1	Best Western Smyrna
5.08	Property		1	Araamda Inn
5.09	Property		1	Courtyard by Marriott
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	LCN North American Fund IV REIT	LCN North American Fund IV REIT
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	Douglas Development Corporation	Norman Jemal and Morris Matthew Jemal
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	Haven Propco I LP	Haven Propco I LP
8.01	Property		1	The Arches
8.02	Property		1	Paramus
8.03	Property		1	276 Grand Concourse
8.04	Property		1	Corporate Hill IV
8.05	Property		1	The Illustrator
8.06	Property		1	25 Vreeland
9	Loan	77, 78	1	Volara Apartments	David Yshua and Yehuda Dershowitz	David Yshua and Yehuda Dershowitz
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	Christopher F. Buccini, Robert E. Buccini and David B. Pollin	Christopher F. Buccini, Robert E. Buccini and David B. Pollin
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	Stevens M. Sadler and RE Gain Investment Fund, LLC	Stevens M. Sadler and RE Gain Investment Fund, LLC
11.01	Property		1	UBC (I,II&IV)
11.02	Property		1	Carrier
11.03	Property		1	Shannon Oaks
11.04	Property		1	TIBC 1 (A&C)
11.05	Property		1	TX GSA Medical
11.06	Property		1	AAA Texas
11.07	Property		1	WISE GSA
12	Loan	93, 94	1	Williamsburg North	Yitzchok Moller and Shlomo Schwartz	Yitzchok Moller and Shlomo Schwartz
13	Loan	95	1	Crossroads I, II, & IV	Vanderbilt Investment Partners LLC and C-III Recovery Fund III Tier Holdings LLC	Vanderbilt Partners LLC, JBC Office, LLC and C-III Recovery Fund III Tier Holdings LLC
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	Norman Jemal	Norman Jemal
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	Breakthrough Properties Income Portfolio, L.P.	NAP
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	Joseph Moinian	Joseph Moinian
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	Michael Orbach	Michael Orbach
18	Loan	124, 125	1	Residence Inn Walnut Creek	Somera Capital Management, LLC, Somera Capital II, LLC, Somera Capital 3, LLC and Somera Capital 4, LLC	Somera Capital Management, LLC, Somera Capital II, LLC, Somera Capital 3, LLC and Somera Capital 4, LLC
19	Loan	126, 127	1	Del Rey Campus	Continental Development Corporation	Continental Development Corporation
20	Loan	128, 129	1	Marriott Monterey	San Carlos Associates	NAP
21	Loan		1	Arterra Apartments	David Yshua and Yehuda Dershowitz	David Yshua and Yehuda Dershowitz
22	Loan	130, 131, 132, 133	6	Project Broadview	NH Net REIT Operating Partnership LP	NH Net REIT Operating Partnership LP
22.01	Property		1	General Mills
22.02	Property		1	NYU Langone
22.03	Property		1	UL Solutions
22.04	Property		1	Bass Pro Shops
22.05	Property		1	Commodore Bay
22.06	Property		1	Huntington Ingalls
23	Loan	134	1	Lofts at River Edge	Joel Fisch	Joel Fisch
24	Loan	135, 136, 137	1	Centerstone Plaza	Jianfeng Guo	Jianfeng Guo
25	Loan	138, 139	1	Gateway Place	Jason Tse Chen Sze	Jason Tse Chen Sze
26	Loan		1	The Addison	Richard Wheeler, George Giannopoulos, Thomas Giannopoulos and Jeffrey Znaty	Richard Wheeler, George Giannopoulos, Thomas Giannopoulos and Jeffrey Znaty
27	Loan	140, 141	1	New Castle Stainless	Neil Wahlgren, Andrew Gi and Dax T.S. Mitchell	MAGCP Industrial Fund III, LP
28	Loan		1	Fairfield Inn McCandless	Kevin M. Dougherty	Kevin M. Dougherty
29	Loan		1	Hampton Inn - Albany, GA	Hemang Shah, Hitesh Patel, and Visanji T. Gala	Hemang Shah, Hitesh Patel, and Visanji T. Gala
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	American Storage Partners II, LLC	American Storage Partners II, LLC
30.01	Property		1	StorQuest Jamul
30.02	Property		1	StorQuest King of Prussia

A-1-37

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor

31	Loan		2	Central Ohio MHC Portfolio	Nathan Whittaker	Nathan Whittaker
31.01	Property		1	Paris Court
31.02	Property		1	Colonial Hills
32	Loan	146	1	Centre at Smith Valley	Thomas G. English	Thomas G. English
33	Loan	147	1	117-123 Ludlow Street	Moshe Schik	Moshe Schik
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	Moshe Schik	Moshe Schik
35	Loan		1	Tandem Orlando	Steven Newman	Steven Newman
36	Loan	150	1	Mountain Springs Pointe Apartments	Jason R. Pero	Jason R. Pero
37	Loan		1	730 Madison Avenue	Yisroel Berger	Yisroel Berger
38	Loan	151, 152	1	Windchase Apartments	Aharon Friedman, Eran Israely and Linda Salamon	Aharon Friedman, Eran Israely and Linda Salamon
39	Loan	153	1	378 South 3rd Street	Yaniv Garbo	Yaniv Garbo
40	Loan		2	Michigan MHC Portfolio	Andrew Reisinger	Andrew Reisinger
40.01	Property		1	Riverview
40.02	Property		1	Moonlake
41	Loan	154	1	Air Haven MHP	Benjamin Wade Braband	Benjamin Wade Braband

A-1-38

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)
								8		7
1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	No	No	Refinance	No	2,547,800,000	0	902,200,000	0	3,450,000,000	3,150,000,400	0
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	No	No	Refinance	No	150,000,000	0	0	0	150,000,000	103,159,815	0
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	No	No	Refinance	Yes	97,000,000	7,783,005	0	0	104,783,005	96,509,725	0
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	No	No	Refinance	Yes	61,000,000	0	0	0	61,000,000	49,348,985	0
5	Loan	46, 47, 48, 49	9	HKB Portfolio	No	Yes	Refinance		79,500,000	0	0	0	79,500,000	56,799,146	0
5.01	Property		1	Holiday Inn Miami Hialeah				No
5.02	Property		1	Crowne Plaza CLE Airport				No
5.03	Property		1	Radisson Hotel				No
5.04	Property		1	Sonesta Norcross				No
5.05	Property		1	Country Inn & Suites Helen				No
5.06	Property		1	Days Inn College Park				No
5.07	Property		1	Best Western Smyrna				No
5.08	Property		1	Araamda Inn				No
5.09	Property		1	Courtyard by Marriott				No
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	No	No	Acquisition	No	57,940,000	35,120,598	0	0	93,060,598	0	88,250,000
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	No	No	Refinance	No	71,000,000	747,271	48,500,000	0	120,247,271	105,390,786	0
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	No	No	Refinance		160,000,000	0	0	0	160,000,000	153,616,290	0
8.01	Property		1	The Arches				No
8.02	Property		1	Paramus				No
8.03	Property		1	276 Grand Concourse				No
8.04	Property		1	Corporate Hill IV				No
8.05	Property		1	The Illustrator				No
8.06	Property		1	25 Vreeland				No
9	Loan	77, 78	1	Volara Apartments	No	Yes	Refinance	No	44,000,000	0	0	0	44,000,000	39,977,979	0
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	No	No	Refinance	No	41,000,000	28,084	0	0	41,028,084	29,890,022	0
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	No	No	Refinance		40,000,000	0	0	0	40,000,000	24,429,437	0
11.01	Property		1	UBC (I,II&IV)				No
11.02	Property		1	Carrier				No
11.03	Property		1	Shannon Oaks				Yes
11.04	Property		1	TIBC 1 (A&C)				No
11.05	Property		1	TX GSA Medical				No
11.06	Property		1	AAA Texas				No
11.07	Property		1	WISE GSA				Yes
12	Loan	93, 94	1	Williamsburg North	No	No	Refinance	No	37,500,000	0	0	0	37,500,000	32,612,374	0
13	Loan	95	1	Crossroads I, II, & IV	No	No	Refinance	No	53,500,000	10,692,031	0	0	64,192,031	59,433,835	0
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	No	No	Refinance	No	32,000,000	420,024	0	3,500,000	35,920,024	32,825,447	0
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	No	No	Refinance	No	366,500,000	0	98,500,000	0	465,000,000	340,034,733	0
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	No	No	Refinance	No
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	No	No	Refinance	No
18	Loan	124, 125	1	Residence Inn Walnut Creek	No	No	Refinance	No
19	Loan	126, 127	1	Del Rey Campus	No	No	Refinance	No
20	Loan	128, 129	1	Marriott Monterey	No	No	Refinance	No
21	Loan		1	Arterra Apartments	No	No	Refinance	Yes
22	Loan	130, 131, 132, 133	6	Project Broadview	No	No	Recapitalization
22.01	Property		1	General Mills				No
22.02	Property		1	NYU Langone				No
22.03	Property		1	UL Solutions				No
22.04	Property		1	Bass Pro Shops				No
22.05	Property		1	Commodore Bay				No
22.06	Property		1	Huntington Ingalls				No
23	Loan	134	1	Lofts at River Edge	No	No	Refinance	No
24	Loan	135, 136, 137	1	Centerstone Plaza	No	No	Acquisition	No
25	Loan	138, 139	1	Gateway Place	No	No	Refinance	No
26	Loan		1	The Addison	No	No	Refinance	No
27	Loan	140, 141	1	New Castle Stainless	No	No	Acquisition	No
28	Loan		1	Fairfield Inn McCandless	No	No	Refinance	No
29	Loan		1	Hampton Inn - Albany, GA	No	No	Refinance	No
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	No	No	Refinance
30.01	Property		1	StorQuest Jamul				No
30.02	Property		1	StorQuest King of Prussia				No

A-1-39

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)
								8		7
31	Loan		2	Central Ohio MHC Portfolio	No	No	Refinance
31.01	Property		1	Paris Court				No
31.02	Property		1	Colonial Hills				No
32	Loan	146	1	Centre at Smith Valley	No	No	Refinance	No
33	Loan	147	1	117-123 Ludlow Street	No	No	Refinance	No
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	No	No	Refinance	No
35	Loan		1	Tandem Orlando	No	No	Refinance	No
36	Loan	150	1	Mountain Springs Pointe Apartments	No	No	Refinance	No
37	Loan		1	730 Madison Avenue	No	No	Refinance	Yes
38	Loan	151, 152	1	Windchase Apartments	No	No	Refinance	No
39	Loan	153	1	378 South 3rd Street	No	No	Refinance	No
40	Loan		2	Michigan MHC Portfolio	No	No	Acquisition
40.01	Property		1	Riverview				No
40.02	Property		1	Moonlake				No
41	Loan	154	1	Air Haven MHP	No	No	Refinance	No

A-1-40

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	8,525,349	0	291,474,251	0	3,450,000,000	NAP	336.06	318.44	94.8%	328.90	309.68
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	5,609,188	587,452	40,643,544	0	150,000,000	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	6,083,135	2,190,145	0	0	104,783,005	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	1,345,005	5,283,864	5,022,145	0	61,000,000	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	46, 47, 48, 49	9	HKB Portfolio	3,470,142	8,836,938	10,393,773	0	79,500,000	Various	86.30	49.19	57.0%	86.30	49.19
5.01	Property		1	Holiday Inn Miami Hialeah						10/22/2031	110.83	68.64	61.9%	110.83	68.64
5.02	Property		1	Crowne Plaza CLE Airport						1/10/2028	108.26	42.03	38.8%	108.26	42.03
5.03	Property		1	Radisson Hotel						4/30/2043	74.15	42.74	57.6%	74.15	42.74
5.04	Property		1	Sonesta Norcross						4/5/2042	61.84	50.28	81.3%	61.84	50.28
5.05	Property		1	Country Inn & Suites Helen						2/29/2040	147.65	99.75	67.6%	147.65	99.75
5.06	Property		1	Days Inn College Park						11/30/2033	60.61	35.20	58.1%	60.61	35.20
5.07	Property		1	Best Western Smyrna						11/30/2043	66.74	40.33	60.4%	66.74	40.33
5.08	Property		1	Araamda Inn						NAP	51.83	38.52	74.3%	51.83	38.52
5.09	Property		1	Courtyard by Marriott						11/21/2038	93.62	44.55	47.6%	93.62	44.55
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	2,126,032	2,684,566	0	0	93,060,598	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	10,758,028	4,098,458	0	0	120,247,271	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	2,144,803	175,986	4,062,921	0	160,000,000	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	The Arches						NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Paramus						NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	276 Grand Concourse						NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	Corporate Hill IV						NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	The Illustrator						NAP	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	25 Vreeland						NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	77, 78	1	Volara Apartments	2,179,439	370,111	1,472,471	0	44,000,000	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	4,184,393	6,953,668	0	0	41,028,084	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	1,329,506	5,506,303	8,734,754	0	40,000,000	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	UBC (I,II&IV)						NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Carrier						NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	Shannon Oaks						NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	TIBC 1 (A&C)						NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	TX GSA Medical						NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	AAA Texas						NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	WISE GSA						NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	93, 94	1	Williamsburg North	356,643	1,702,171	2,828,813	0	37,500,000	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	95	1	Crossroads I, II, & IV	451,229	4,306,966	0	0	64,192,031	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	743,082	2,258,570	0	92,925	35,920,024	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	4,844,881	21,129,162	98,991,224	0	465,000,000	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue						NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue						NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	124, 125	1	Residence Inn Walnut Creek						12/1/2049	178.14	136.95	76.9%	178.14	136.95
19	Loan	126, 127	1	Del Rey Campus						NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	128, 129	1	Marriott Monterey						12/31/2041	288.29	229.76	79.7%	288.29	229.76
21	Loan		1	Arterra Apartments						NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview						NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	General Mills						NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	NYU Langone						NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	UL Solutions						NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Bass Pro Shops						NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Commodore Bay						NAP	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	Huntington Ingalls						NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	134	1	Lofts at River Edge						NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza						NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	138, 139	1	Gateway Place						NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	The Addison						NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	140, 141	1	New Castle Stainless						NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Fairfield Inn McCandless						5/16/2037	158.15	121.87	77.1%	158.15	121.87
29	Loan		1	Hampton Inn - Albany, GA						9/30/2032	164.50	132.45	80.5%	164.50	132.45
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio						NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	StorQuest Jamul						NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	StorQuest King of Prussia						NAP	NAP	NAP	NAP	NAP	NAP

A-1-41

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)

31	Loan		2	Central Ohio MHC Portfolio						NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	Paris Court						NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Colonial Hills						NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	146	1	Centre at Smith Valley						NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	147	1	117-123 Ludlow Street						NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio						NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Tandem Orlando						NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments						NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	730 Madison Avenue						NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	151, 152	1	Windchase Apartments						NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	153	1	378 South 3rd Street						NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		2	Michigan MHC Portfolio						NAP	NAP	NAP	NAP	NAP	NAP
40.01	Property		1	Riverview						NAP	NAP	NAP	NAP	NAP	NAP
40.02	Property		1	Moonlake						NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	154	1	Air Haven MHP						NAP	NAP	NAP	NAP	NAP	NAP

A-1-42

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	1	CityCenter (Aria & Vdara)	94.2%	340.58	324.22	95.2%	335.10	312.90	93.4%
2	Loan	24, 25, 26, 27, 28, 29, 30, 31	1	400 Arcola Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	32, 33, 34, 35, 36, 37 ,38 ,39, 40	1	City Foundry STL	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	41, 42, 43, 44, 45	1	Energy Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	46, 47, 48, 49	9	HKB Portfolio	57.0%	87.84	52.19	59.4%	88.88	51.11	57.5%
5.01	Property		1	Holiday Inn Miami Hialeah	61.9%	111.71	71.09	63.6%	95.56	66.43	69.5%
5.02	Property		1	Crowne Plaza CLE Airport	38.8%	110.12	54.40	49.4%	99.31	52.29	52.7%
5.03	Property		1	Radisson Hotel	57.6%	83.14	49.86	60.0%	104.53	41.63	39.8%
5.04	Property		1	Sonesta Norcross	81.3%	67.39	47.69	70.8%	77.45	50.09	64.7%
5.05	Property		1	Country Inn & Suites Helen	67.6%	142.40	88.07	54.9%	142.92	106.91	66.4%
5.06	Property		1	Days Inn College Park	58.1%	61.01	40.43	66.3%	66.00	40.13	60.5%
5.07	Property		1	Best Western Smyrna	60.4%	65.22	36.64	56.2%	62.08	28.28	45.6%
5.08	Property		1	Araamda Inn	74.3%	54.30	39.09	72.0%	58.46	40.58	69.4%
5.09	Property		1	Courtyard by Marriott	47.6%	84.03	41.15	49.0%	90.22	53.52	59.3%
6	Loan	50, 51, 52, 53	1	9885 Innovation Campus	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66	1	Seneca One	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	67 ,68 , 69, 70, 71, 72, 73, 74, 75, 76	6	Haven Leased Fee Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	The Arches	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Paramus	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	276 Grand Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	Corporate Hill IV	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	The Illustrator	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	25 Vreeland	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	77, 78	1	Volara Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	79, 80, 81, 82, 83	1	Brandywine Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	84, 85, 86, 87, 88, 89, 90, 91, 92	7	REVA Portfolio 2.0	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	UBC (I,II&IV)	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Carrier	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	Shannon Oaks	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	TIBC 1 (A&C)	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	TX GSA Medical	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	AAA Texas	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	WISE GSA	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	93, 94	1	Williamsburg North	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	95	1	Crossroads I, II, & IV	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	96, 97, 98, 99, 100, 101, 102	1	Historic Row (800 F Street NW)	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	103, 104, 105, 106, 107, 108, 109, 110, 111, 112	1	Torrey Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	113, 114, 115, 116, 117, 118, 119, 120	1	535 & 545 5th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	121, 122, 123	1	484-526 Myrtle Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	124, 125	1	Residence Inn Walnut Creek	76.9%	189.57	141.09	74.4%	192.86	134.43	77.0%
19	Loan	126, 127	1	Del Rey Campus	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	128, 129	1	Marriott Monterey	79.7%	292.64	242.48	82.9%	300.88	245.64	81.6%
21	Loan		1	Arterra Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	130, 131, 132, 133	6	Project Broadview	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	General Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	NYU Langone	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	UL Solutions	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Bass Pro Shops	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Commodore Bay	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	Huntington Ingalls	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	134	1	Lofts at River Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	135, 136, 137	1	Centerstone Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	138, 139	1	Gateway Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	The Addison	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	140, 141	1	New Castle Stainless	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Fairfield Inn McCandless	77.1%	154.80	124.40	80.4%	142.86	116.79	81.8%
29	Loan		1	Hampton Inn - Albany, GA	80.5%	158.05	131.39	83.1%	151.91	126.71	83.4%
30	Loan	142, 143, 144, 145	2	StorQuest Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	StorQuest Jamul	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	StorQuest King of Prussia	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-43

Benchmark 2026-V21

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

31	Loan		2	Central Ohio MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	Paris Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Colonial Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	146	1	Centre at Smith Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	147	1	117-123 Ludlow Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	148, 149	1	Van Cortland Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	Tandem Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	150	1	Mountain Springs Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	730 Madison Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	151, 152	1	Windchase Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	153	1	378 South 3rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		2	Michigan MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.01	Property		1	Riverview	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.02	Property		1	Moonlake	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	154	1	Air Haven MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-44

Footnotes to Annex A

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) ($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) are calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) includes tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease. See “Description of the Mortgage Pool—Tenant Issues” in the Preliminary Prospectus for certain examples of the foregoing.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his or her delegation of authority to the Internal Revenue Service. No representation is made as to whether any mortgaged properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(9)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a whole loan comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a whole loan, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan(s). See “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus for additional information regarding the whole loan(s).

(10)	The Mortgage Loan was co-originated by JPMorgan Chase Bank, National Association, German American Capital Corporation, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA.

(11)	26.3% of the underwritten revenue is generated from casino operations and 28.6% of the underwritten revenue is generated from food and beverage operations.

(12)	The Appraised Value ($) of 7,032,800,000 represents the appraisal’s concluded “hypothetical – fee simple” value as of November 25, 2025, based on the hypothetical condition that the MGM Master Lease (as defined below) is no longer in place. The appraisal’s concluded “as is” value as of November 25, 2025 for the
A-1-45

CityCenter (Aria & Vdara) Mortgaged Properties is $4,450,000,000, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) Whole Loan of 77.5% and 77.5%, respectively, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) senior notes of 57.3% and 57.3%, respectively. The CityCenter (Aria & Vdara) Whole Loan is secured by the borrowers’ leased fee interest in the CityCenter (Aria & Vdara) Mortgaged Properties that are subject to the MGM Master Lease and the borrowers’ rights under the MGM Master Lease. The CityCenter (Aria & Vdara) Whole Loan is not secured by the MGM Tenant’s (as defined below) leasehold interests in the CityCenter (Aria & Vdara) Mortgaged Properties.

(13)	Provided no event of default exists under the CityCenter (Aria & Vdara Whole Loan documents, the CityCenter (Aria & Vdara) Whole Loan may be defeased in whole but not in part, after the earlier of (i) two years after the final securitization that holds any note evidencing the CityCenter (Aria & Vdara) Whole Loan and (ii) three years after December 9, 2025, but prior to June 9, 2030 (the “Permitted Par Prepayment Date”). In addition, the CityCenter (Aria & Vdara) Whole Loan is prepayable in whole or in part at any time, provided that any such prepayment made prior to the Permitted Par Prepayment Date must be accompanied by a prepayment fee equal to the greater of 0.5% and a yield maintenance premium.

(14)	The borrowers have a one-time right without the consent of the lender to cause the owner of limited liability company interests in the borrowers (the “Mezzanine Borrower”) to incur additional indebtedness in the form of one or more mezzanine loans (the “Mezzanine Loan”), subject to satisfaction of certain conditions precedent set forth in the CityCenter (Aria & Vdara) Whole Loan documents, including that no CityCenter (Aria & Vdara) Whole Loan event of default is then continuing and the principal amount of the Mezzanine Loan will in no event exceed the amount which, after giving effect thereto, yields (x) an aggregate LTV ratio not greater than 77.5% and (y) an aggregate debt yield not less than 6.75%. The lender’s receipt of a rating agency confirmation will not be required in connection with any future mezzanine loan.

(15)	On December 9, 2025, a wholly-owned subsidiary of Realty Income Corporation (the “Investor LP”) and the borrower sponsor entered into a perpetual preferred equity agreement whereby the Investor LP contributed $800,000,000 in exchange for 100% of the preferred limited partnership interests (the “Preferred Interests”) in a Delaware limited partnership (the “Partnership”). The general partner of the Partnership and the holder of 100% of the common limited partnership interests in the Partnership are both owned and controlled by the borrower.

(16)	The interest rate shown for notes contributed to the Benchmark 2026-V21 securitization trust (6.07880916113333%) reflects Benchmark 2026-V21 securitization coupon and does not represent the Weighted Average Interest Rate applicable to the SASB Senior Notes (5.0339669%) or the Whole Loan (5.29420%).

(17)	Unless otherwise indicated, Underwritten NOI DSCR and Underwritten NCF DSCR for the Whole Loan reflect WholeCo look-through operating results of the CityCenter (Aria & Vdara) Mortgaged Properties and have been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The CityCenter (Aria & Vdara ) Senior Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield calculated based on the Master Lease rent of approximately $232.7 million are 57.3%, 57.3%, 1.71x and 9.1%, respectively. The CityCenter (Aria & Vdara) Whole Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield calculated based on the MGM Master Lease rent of approximately $232.7 million are 77.5%, 77.5%, 1.26x and 6.8%, respectively.

(18)	The historical financial information is based on the financial reporting package delivered by the MGM Tenant and reflects the operating results of the CityCenter (Aria & Vdara) Mortgaged Properties. The historical financial information presented does not reflect the borrowers’ financial condition. The MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Mortgaged Properties are not part of the collateral securing the CityCenter (Aria & Vdara) Whole Loan, and the MGM Tenant is not a borrower under the CityCenter (Aria & Vdara) Whole Loan. The CityCenter (Aria & Vdara) Whole Loan is secured by the borrowers’ leased fee interest in the CityCenter (Aria & Vdara) Mortgaged Properties that are subject to the MGM Master Lease and the borrowers’ rights under the MGM Master Lease.

(19)	For so long as the Property is not subject to the MGM Master Lease, during the continuance of a Trigger Period, the borrower is required to make a deposit on each payment date into the replacement reserve equal
A-1-46

to (a) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (b) 0.5% of all other net revenue, other than non-recurring items, in each case for the calendar month that is two months prior to the calendar month in which the applicable deposit to the replacement reserve is made (the sum of (a) and (b), the “Replacement Reserve Monthly Deposit”). If the property is not subject to the MGM Master Lease and a Trigger Period does not exist, on the first payment date of each calendar quarter, the borrower is required to deposit into the replacement reserve an amount equal to the lesser of (x) the Replacement Reserve Current Year Lookback Deficiency (as defined below) and (y) the Replacement Reserve Five Year Lookback Deficiency (the lesser of (x) and (y), the “Replacement Reserve Quarterly Deposit”), provided that for so long as the Mortgaged Properties are managed by (x) a brand manager pursuant to a brand management agreement and/or (y) a casino operator pursuant to a casino management agreement, the amounts required to be funded as a Replacement Reserve Monthly Deposit or a Replacement Reserve Quarterly Deposit will be reduced on a dollar-for-dollar basis by any amounts deposited into a manager account for replacements, PIP work or brand-mandated work for the applicable calendar months as set forth in the annual budget and required pursuant to the terms of the brand management agreement and/or casino management agreement if the borrower delivers evidence reasonably satisfactory to the lenders that such deposit has been made. “Trigger Period” means a period (A) commencing upon the earliest of: (i) an event of default under the CityCenter (Aria & Vdara) Whole Loan documents, (ii) an event of default under any mezzanine loan, (iii) a bankruptcy action of the borrowers or (iv) a DSCR Trigger Event. “DSCR Trigger Event” means (i) for so long as the MGM Master Lease is in effect and the guarantor under the MGM Master Lease is publicly traded, the occurrence of both (a) a DSCR, as determined by the lenders, of less than 2.00x (the “Required DSCR Ratio”) on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date, and (b) the guarantor under the MGM Master Lease’s market capitalization is less than $6,000,000,000 (the “Market Capitalization Requirement”) for such two consecutive calendar quarters and (ii) for so long as either the MGM Master Lease is not in effect or the guarantor under the MGM Master Lease is not publicly traded, a DSCR, as determined by the lenders, of less than the Required DSCR on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date. “Replacement Reserve Current Year Lookback Deficiency” means an amount equal to (x) the aggregate amount of Replacement Reserve Monthly Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a Trigger Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand-mandated work during such calendar year to date and (2) the aggregate amount funded into the replacement reserve account during such calendar year to date; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Current Year Lookback Deficiency will be deemed to be zero. “Replacement Reserve Five Year Lookback Deficiency” means (i) zero, with respect to any period before December 31, 2025, and (ii) from and after January 1, 2026, an amount equal to (x) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and 0.5% of all other net revenues (other than non-recurring items) during the Replacement Reserve Five Year Lookback Period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand mandated work during the Replacement Reserve Five Year Lookback Period (including amounts expended by MGM Tenant pursuant to the express terms and conditions of the MGM Master Lease) and (2) the aggregate amounts funded into the Replacement Reserve Fund (as defined in the CityCenter (Aria & Vdara) Whole Loan documents) during such Replacement Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Five Year Lookback Deficiency will be deemed to be zero. “Replacement Reserve Five Year Lookback Period” means each five year period (on a rolling basis) with the first period commencing on January 1, 2021 and expiring on December 31, 2025 and the second period commencing on January 1, 2022 and expiring on December 31, 2026.
(20)	The related Mortgaged Properties are subject to a triple net master lease by and among the borrowers and MGM Lessee III, LLC (the “MGM Tenant”), a subsidiary of MGM Resort International (“MGM”), dated September 28, 2021 (the “MGM Master Lease”). The MGM Master Lease has an initial term of 30 years expiring in 2051, with three, 10-year renewal options, and MGM controls all operations. The borrowers are entitled to a current MGM Master Lease rent of approximately $232.7 million per annum (the “Master Rent”), which is structured with 2.0% escalations through 2036. Thereafter, the escalation will be the greater of 2.0% or the consumer price index, capped at 3.0% per annum.

(21)	The Vdara includes a non-collateral condominium component of 148 units, approximately 32 of which participate in a rental program. For further information, see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in this prospectus.

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(22)	Financials are inclusive of revenue and expenses from the racing and sports book (“RSB”) operations at the Aria. The revenue and expenses associated with the racing and sports book operations were transferred to BetMGM (an affiliate of MGM) pursuant to the RSB services agreement. The RSB services agreement and any revenue and expenses derived from the RSB operations at the Aria are not a part of the collateral for the CityCenter (Aria & Vdara) Whole Loan and are excluded from the calculations of EBITDAR and net cash flow. Any revenues or expenses or other amounts from the RSB operation belong to BetMGM. The borrowers will not receive financial reporting from MGM with respect to the RSB operations and any revenues or expenses derived therefrom. The lenders will not be entitled to receive any financial reporting or cash flow information from the RSB operations at the Aria property. However, the terms of the MGM Master Lease provide that, upon the expiration or earlier termination of the MGM Master Lease, which may include a termination of the MGM Master Lease by the borrowers following a default by MGM thereunder, the RSB services agreement will be terminated at MGM’s cost and expense. Upon such termination, subject to compliance with applicable gaming laws, the borrowers may elect to operate or engage a separate operator for the RSB operations and collect all or a portion of the revenues and expenses derived from such RSB operations thereafter.

(23)	Unless otherwise indicated, cash flow metrics reflect WholeCo’s look-through operating results of the Mortgaged Properties and do not include or substitute the Master Rent payable under the MGM Master Lease. Revenues and expenses associated with the racing & sports book (“RSB”) operations at the Aria are excluded from the Mortgaged Property and are excluded from both earnings before interest, taxes, depreciation, amortization and rent and net cash flow calculations while the MGM Master Lease remains in effect. Upon expiration or early termination of the MGM Master Lease, the RSB services agreement will be terminated at MGM’s cost, and, subject to applicable gaming laws, the borrowers may elect to operate or engage a separate operator and receive the economics of any future RSB operations.

(24)	At the time of acquisition, the 1,853,053 SF Arcola Campus was approximately 86.6% NNN leased consisting of Dow Chemical Company (927,828 SF expiring 12/31/2028), Wyeth Pharmaceuticals (a wholly owned subsidiary of Pfizer 677,311 SF expiring 8/15/2028) and 247,914 SF of vacant office space. The broader campus consists of 14 buildings and spans approximately 1.9 million SF.

(25)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date on April 6, 2026. Defeasance of the 400 Arcola Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) February 12, 2029. The assumed lockout period of 24 payments is based on the closing date of the Benchmark 2026-V21 securitization in March 2026. The actual lockout period may be longer.

(26)	During a trigger period, the borrower is required to make monthly deposits into the TI/LC reserve in an amount equal to $132,772.17 per month.

(27)	During a trigger period, the borrower is required to make monthly deposits into the replacement reserve reserve in an amount equal to $13,277.22 per month.

(28)	The “Tax Increase Period” means any period that commences upon a determination, whether by settlement with Dow Tenant or by final judgment from a court of competent jurisdiction, that requires Borrower to make any payment of Property Taxes that are not subject to be reimbursed by Dow Tenant under the Dow Lease and concludes upon the earlier of (i) the date on which Dow Tenant reimburses Borrower for 100% of the Property Taxes due and owing and (ii) the entry into a written agreement with Dow Tenant pursuant to which Dow Tenant agrees to reimburse Borrower for or to pay directly any and all Property Taxes due and owing from and after the date of such agreement.

(29)	During a Tax Increase Period, the lender will maintain an eligible account (the “Tax Increase Reserve Account”) (which may be a book-entry subaccount) for the purpose of reserving amounts anticipated to be required. On each Payment Date during a Tax Increase Period, the borrower shall remit to the lender, for deposit into the Tax Increase Reserve Account, an amount equal 1/12 of an amount, as reasonably determined by Lender as of such date of determination, that, if applied to the then-Principal Indebtedness, would result in a Debt Yield of 8.5% (the "Tax Increase Amount"). Upon the conclusion of a Tax Increase Period and payment of all costs and expenses in respect thereof, provided no event of default or trigger period is then continuing, any amounts then remaining in the Tax Increase Reserve Account must promptly be remitted to Borrower and the Tax Increase Reserve Account will no longer be maintained.

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(30)	Historical financial information was not provided due to the new condominium structure.

(31)	The 400 Arcola Road Mortgaged Property is a single tenant property subject to a double-net, triple-net or absolute-net lease with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

(32)	The mortgaged property contains 186,827 square feet of retail space, including 92,125 square feet designated as entertainment/restaurant space, along with 89,766 square feet of office space, 44,586 square feet of cinema space, and a 16,649 square foot Food Hall. The retail and entertainment space accounts for 72.6% of underwritten rent and the office component accounts for 27.4% of underwritten rent.

(33)	The mortgaged property is secured by the borrower's fee and leasehold interest in the property. The borrower entered into a ground lease with Vande East Partners Lot 1, LLC, Vande Partners, LLC and Vande South Partners, LLC for two unimproved parcels containing 158 surface parking spaces and access drives for the benefit of the mortgaged property, as to which the borrower is ground leasing land containing 158 spaces. The ground lease provides for annual base rent of $127,500 starting December 20, 2021, with annual increases of 2%, compounded, each June 10, and has a term through June 10, 2050. The ground lease permits the ground lessors to terminate the lease if they have an opportunity to construct a building with a minimum of 120,000 square feet, provided that the ground lessors are required to provide alternative parking.

(34)
The borrower is the borrower under a $15,000,000 loan from SLU Blocker I, Inc. that is secured by the mortgaged property (the “SLU Loan”). The SLU Loan was originated prior to the mortgage loan and has been subordinated to the mortgage loan pursuant to (i) an Intercreditor Agreement, and (ii) a Subordination of Deed of Trust, each entered into at origination. The SLU loan expires February 11, 2031 and has an interest rate of 8.25% per annum. Provided no cash management trigger period or event of default under the mortgage loan documents is in effect, the borrower is permitted to make payments of accrued and unpaid interest on the SLU Loan.

(35)	The historic portion of the City Foundry STL Property comprised of the portions of the City Foundry STL Property located at 3701 Foundry Way and 3720 Forest Park Avenue and representing 71.2% of the net rentable area and 77.7% of the underwritten base rent at the City Foundry STL Property (the “Foundry Historic Portion”) is subject to a master lease (the “Foundry Master Lease”), between FoPa Master Tenant, LLC (the “Foundry Master Tenant”), as master lessee, and the borrower, as master lessor, in order to facilitate the utilization of certain federal historic tax credits (the “HTC”) by Foss Federal HTC Fund, LLC (the “HTC Investor”). Rent under the Foundry Master Lease consists of (i) annual base rent payments, payable in monthly installments, pursuant to a schedule attached to the Foundry Master Lease and (ii) additional rent to pay operating expenses with respect to the Foundry Historic Portion. Annual base rent under the Foundry Master Lease is $6,605,935 in 2026 and thereafter increases annually through 2051, in which it is $6,941,638, and then decreases to $2,325,449 in 2052.

(36)	The borrower is required to deposit into a put price reserve, on a monthly basis until the HTC Put Option is closed, approximately $78,347 for the HTC Put Option. If at any time the lender reasonably determines that the amount of put price reserve funds on deposit in the put price reserve account on the monthly payment date immediately preceding the commencement of the put period will be less than the Target Put Price Reserve Amount (as defined below), then, at the lender’s election, (x) the borrower will be required to make a true up payment into the put price reserve account and/or (y) the amount of the put price reserve monthly deposit will be commensurately increased, in each case, such that the amount of put price reserve funds on deposit in the put price reserve account on the monthly payment date immediately preceding the commencement of the put period will equal the Target Put Price Reserve Amount. “Target Put Price Reserve Amount” means an amount equal to 125% of (x) the Put Option Exercise Amount minus (y) the balance of the Foundry Master Tenant’s operating reserve, in each case as determined by the lender, based on the most recent put price projection officer’s certificate delivered by the borrower to the lender as of the applicable date of determination; provided that the balance of the Foundry Master Tenant’s operating reserve will be reduced by the amount of any operating expenses that the borrower reasonably anticipates are required to be paid during the applicable period from the Foundry Master Tenant’s operating reserve, subject in all cases to the lender’s reasonable approval. The Target Put Price Reserve Amount will be final and binding absent manifest error.

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(37)	The mortgaged property benefits from two TIF development agreements, known as RPA 1 and RPA 2 (although, only Phase 1 of RPA 2 is applicable to the mortgaged property), the rights and obligations under which were assigned to an affiliate of the borrower (the “TIF Developer”), pursuant to which the City of St. Louis agreed to reimburse the TIF Developer on account of qualified redevelopment costs, plus accrued interest on such amounts, and issued TIF notes (the “TIF Notes”) evidencing such reimbursement obligations. The TIF Notes are required to be repaid by the revenues generated by the incremental payments in lieu of taxes, economic activity taxes, sales taxes imposed by a community improvement district agreement, and sales taxes imposed by a transportation development district agreement. The RPA 1 note is dated May 1, 2023 in an amount of $19,528,500 with a scheduled maturity date of February 18, 2040. The RPA 2 (Phase 1) note is dated August 30, 2024 in an amount of approximately $5,041,593, with a scheduled maturity date of December 31, 2041. The TIF Developer’s rights pursuant to both TIF Notes are pledged as additional collateral for the City Foundry STL Whole Loan. The appraisal estimated the net present value of the TIF Note payments, together with certain other assumed tax benefits, to be $29,100,000. Underwritten income includes $2,695,013 of TIF Note income and such other tax benefits, representing approximately 18.4% of effective gross income at the mortgaged property. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

(38)	The mortgaged property benefits from a parcel development agreement between the St. Louis Midtown Redevelopment Corporation and the borrower (the “PDA”) pursuant to which only 5.0% of certain real estate taxes are payable through 2030 (resulting in a net 95% tax abatement) and 50% of real estate taxes are abated from January 1, 2031 through 2035; provided that in no event may tax payments be less than the amount that would have been due based on the assessed value of the mortgaged property in 2016, and additional payments in lieu of taxes are required to the extent necessary to comply with the foregoing. According to the appraisal, estimated unabated taxes for the 2026 tax year are $2,211,816 and estimated abated taxes are $104,133. The City Foundry STL Whole Loan was underwritten based on estimated abated taxes of $106,507. The appraisal estimated the net present value of the tax abatement provided by the PDA to be approximately $12,000,000.

(39)	The Largest Tenant, Alamo Drafthouse Cinema, is borrower-affiliated.

(40)	The Fourth Largest Tenant, Bullhorn, subleases 23,349 square feet of its space to Colibri Group at an annual rent of $27.00 PSF. The sublease is set to expire January 30, 2031.

(41)	The Fourth Largest Tenant, Morgan Stanley Smith Barney, has the one-time option to terminate the lease effective as of September 30, 2030 provided it gives the landlord 12 months prior written notice and pays an early termination fee.

(42)	The Largest Tenant, Louisiana's Children’s Medical Center, occupies 12,864 square feet of space set to expire December 31, 2028 and 36,298 square feet of space set to expire May 31, 2034.

(43)	The Fifth Largest Tenant, The Kullman Firm occupies 549 square feet of space set to expire November 30, 2027 and 24,294 square feet of space set to expire June 30, 2034.

(44)	The Fourth Largest Tenant, Morgan Stanley Smith Barney, has a monthly abatement from May 2026 through September 2026 in an aggregate amount of $262,010.

(45)	The Fifth Largest Tenant, The Kullman Firm has a monthly abatement for each September from 2026-2030 in an aggregate amount of 211,459.03.

(46)	A portion of the Courtyard by Marriott Mortgaged Property is subject to a ground sublease between Northlake Station, LLC, as ground sublessor, and JK Lavista LLC, a co-borrower as ground sublessee. The ground sublease expires on March 5, 2028 and has two, 15 year extension options. The ground sublease rent is $119,701 per annum., subject to a 15% increase every five years. The next rent increase will occur in 2029.

(47)	Upon the occurrence of a low DSCR event, the borrowers will be required to (i) deposit an amount equal to $137,000 into the low DSCR reserve on each monthly payment date during the continuance of a low DSCR trigger period, (ii) make a low DSCR security payment, which, if made in cash, will be deposited into the low DSCR reserve, or (iii) provide the lender with a low DSCR guaranty election.

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(48)	On each monthly payment date during a QA holdback reserve period, the borrower will be required to deposit (i) with respect to the Crowne Plaza CLE Airport mortgaged property, an amount equal to $50,000 and (ii) with respect to the Holiday Inn Miami Hialeah mortgaged property, an amount equal to $98,500.

(49)	The related borrowers have the right at anytime after the lockout period to obtain the release of one or more of the Courtyard by Marriott and/or Best Western Smyrna mortgaged properties as long as the following conditions, among others, are met (i) after giving effect to such release, (1) the DSCR of the remaining mortgaged properties is at least equal to the greater of (a) 1.75x and (b) the DSCR 12 calendar months prior to the release, (2) the LTV of the remaining mortgaged properties is no greater than the lesser of (a) 61.2% and (b) the LTV prior to the release, and (3) the DY of the remaining mortgaged properties is at least equal to the greater of (a) 14.52% and (b) the DY 12 calendar month prior to the release and (ii) payment of an amount equal to the greater of (a) 120% of the allocated loan amount for the individual mortgaged property to be released and (b) 100% of the net proceeds received by the borrower in connection with a sale of such individual mortgaged property, together with any applicable yield maintenance premium.

(50)	During a trigger period, the borrower is required to make monthly deposits into the TI/LC reserve in an amount equal to $29,334.33 per month.

(51)	During a trigger period, the borrower is required to make monthly deposits into the replacement reserve reserve in an amount equal to $4,400.15 per month.

(52)	Historical financial information is not presented as the 9885 Innovation Campus Property (as defined below) was built in 2022 and leased to Hims (as defined below) in September 2025.

(53)	The 9885 Innovation Campus Mortgage Loan is structured with an anticipated repayment date of February 6, 2031, (the “ARD”) and a final maturity of February 6, 2033. From and after the ARD, the 9885 Innovation Campus Mortgage Loan will bear interest at a rate per annum equal to 3.0% in excess of the greater of (a) the initial interest rate of 6.34500% and (b) the five-year treasury swap rate as of the ARD plus 2.53%.

(54)	The Mortgage Loan is part of a Whole Loan that was co-originated by Bank of Montreal and DF VIII REIT Holdings, LLC.

(55)	Defeasance of the Seneca One Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) February 18, 2030. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V21 securitization in March 2026. The actual defeasance lockout period may be longer.

(56)	2022 NOI is not available due to extensive renovations to the Seneca One Mortgaged Property from 2019 to 2021.

(57)	M&T Bank, the largest commercial tenant at the Seneca One Mixed-Use Property, is also the mezzanine lender under the Seneca One Mezzanine Loan.

(58)	Azuna has the option to terminate its lease effective October 1, 2028 by providing six-months prior written notice and an early termination fee equal to five times the then-monthly base rent, provided that Azuna does not exercise this option between 90 and 180 days of an initial public offering of stock that would cause a change to a third party of not less than 40% of the ownership of Azuna.

(59)	Hazen & Sawyer, D.P.C. has the option to terminate its lease effective July 31, 2028 by providing six-months prior written notice and an early termination fee equal to the unamortized costs of tenant improvements and leasing commissions.

(60)	TTM Occupancy for November 30, 2025 was not provided by the borrower sponsor. The most recent commericial/residential Occupancy provided by the borrower sponsor is 67.6% / 93.0% per rent rolls dated as of June 30, 2025.

(61)	The related borrower entered into a PILOT agreement with the Erie County Industrial Development Agency (the "IDA"), a public benefit corporation of the State of New York, dated April 1, 2020, with a term of approximately 25 years (through 2045-2046). In connection with the PILOT arrangement, Jemal's Seneca

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L.L.C. (one of two co-borrowers) leases the improvements on the Mortgaged Property other than the adjacent parking lot parcel to the IDA, with the IDA subletting such improvements back to such borrower. The leasehold and sub-leasehold interests are coterminous with the term of the PILOT agreement, and the borrower will maintain the fee interest in the Mortgaged Property throughout the term of the Mortgage Loan. Under a related infrastructure fund agreement, a portion of the payments made by the borrower may be used, with the consent of the City of Buffalo, to make public infrastructure improvements and public streetscape improvements and other public improvement projects in the immediate area surrounding the Mortgaged Property. The PILOT arrangement does not reduce the real estate tax burden of the Mortgaged Property. Upon the expiration of the PILOT term, the PILOT agreement, leasehold and sub-leasehold structure will automatically terminate, the borrower will revert to paying real estate taxes to the appropriate municipal authorities, and the borrower will continue to own the Mortgaged Property on an unencumbered fee simple basis.

(62)	During a trigger period, the borrower is required to deposit $12,548.76 on each monthly payment date into the capital expenditure account.

(63)	Concurrently with the origination of the Seneca One Whole Loan, a mezzanine loan in the original principal amount of $34,500,000 (the “Seneca One Mezzanine Loan”) was funded by M&T Bank, which is secured by a pledge of the mezzanine borrower’s direct equity interests in the borrower. The Seneca One Mezzanine Loan is coterminous with the Seneca One Whole Loan. Interest on the outstanding principal balance of the mezzanine loan will accrue at rate 9.50000% per annum and is comprised of a current pay interest rate of 9.50000% per annum on a note with an original principal balance of $21,000,000 (the “Mezzanine Note A”) and an accrual component interest rate of 9.50000% per annum on a note with an original principal balance of $13,500,000 (the “Mezzanine Note B”). On each payment date, the mezzanine borrower is required to pay a monthly debt service on Mezzanine Note A. Interest on the outstanding principal balance under the Mezzanine Note B will accrue at 9.50000% per annum from the origination date, compounding monthly, and will be deferred until due and payable in full on the maturity date of the mezzanine loan.

(64)	The second largest tenant, Highmark Health, representing approximately 11.1% of the net rentable area, has a one-time contraction right to relinquish up to 20% of its premises as of June 30, 2031, provided that (i) the tenant is not in default beyond all notice or grace periods as of the notice or effective date, (ii) the tenant provides the related borrower notice no later than June 30, 2030, and (iii) within 30 days prior to June 30, 2031, the tenant pays a contraction fee equal to the related borrower’s unamortized leasing costs (including without limitation, legal fees, brokerage commissions, construction costs and an improvement allowance) subject to a 5% annual interest rate.

(65)	The largest tenant, M&T Bank, has a right of first refusal to purchase the Mortgaged Property (or any material portion of the Mortgaged Property), on the same terms and conditions provided in any bona fide offer to purchase the Mortgaged Property received by the borrowers from a third party that the borrowers are willing to accept; provided that the related lease is in full force and effect and no default under the lease exists beyond any and all applicable notice and cure periods. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Seneca One Whole Loan provides that M&T Bank’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.

(66)	The related whole loan includes an A/B structure comprised of two senior pari passu promissory notes with an aggregate original principal balance of $71,000,000 (the “Seneca One Senior Notes”) and one junior promissory note with an original principal balance of $14,000,000 (the “Seneca One Junior Note”), in the aggregate original principal amount of $85,000,000. The Seneca One Senior Notes are interest-only for the full term of the whole loan. The Seneca One Junior Note is fully amortizing for the full term of the whole loan according to an amortization schedule. All of the notes bear interest at an interest rate of 7.130%. The Seneca One Senior Notes are senior in right of payment to the Seneca One Junior Note, to the extent provided in the related co-lender agreement, as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

(67)	Defeasance of the Haven Leased Fee Portfolio Whole Loan is permitted at any time from and after the date that is the earliest to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) on or after the first payment date following the third anniversary of January 27, 2026. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V21 securitization trust in March 2026. The actual defeasance lockout period may be longer.

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(68)	In connection with the foreclosure proceeding against the leasehold interest in the 25 Vreeland Mortgaged Property, the borrowers have fully funded the Ground Lease Reserve in the amount of $702,000 to be held as additional collateral for the loan until such foreclosure proceeding is resolved. Such reserve funds will be returned to the borrowers upon (x) a completion of the foreclosure proceedings by Valley National Bank, (y) Valley National Bank’s agreement to a loan modification or waiver of default under the loan that gave rise to the foreclosure proceeding such that the leasehold loan is in good standing and no longer in default or (z) the purchase of the ground lease in effect at the Vreeland Mortgaged Property by a third party, in each instance subject to, among other conditions, there being (a) no event of default under the Mortgage Loan, (b) no monetary or material non-monetary default then in effect pursuant to the ground lease in effect at the 25 Vreeland Mortgaged Property, and (c) no default by any ground tenant arising out of a failure to pay rent under any ground lease that is subject to the Mortgage Loan. We cannot assure you that the pending foreclosure action will not have a material adverse impact on the related Mortgage Loan or the related Mortgaged Property.

(69)	In connection with the foreclosure proceeding against the leasehold interest in the 25 Vreeland Mortgaged Property, the borrowers have fully funded the Ground Lease Reserve in the amount of $702,000 to be held as additional collateral for the Haven Leased Fee Portfolio Whole Loan until such foreclosure proceeding is resolved.

(70)	The Haven Leased Fee Portfolio, Whole Loan is structured with springing cash management. In connection with the foreclosure proceeding against the leasehold interest in the 25 Vreeland Mortgaged Property, the borrowers have fully funded the Ground Lease Reserve in the amount of $702,000 to be held as additional collateral for the Haven Leased Fee Portfolio Whole loan until such foreclosure proceeding is resolved, so there is no ongoing trigger period.

(71)	With respect to the Haven Leased Fee Portfolio Mortgage Loan, the ground tenant at each of the related Mortgaged Properties has a right to purchase the fee interest in its applicable Mortgaged Property in accordance with a schedule of dates set forth in the related ground leases for a purchase price determined in accordance with such ground leases. Each purchase option is exercisable after the maturity date of the Mortgage Loan (with the first such purchase option exercisable in 2061) except that the ground tenant at the Arches Mortgaged Property has the right to purchase the fee interest in such Mortgaged Property in the event of a termination of the ground lease or dispossession of the ground tenant by summary proceedings following a default under the ground lease (the “Default Purchase Option”) for an amount equal to 150% of the sum of (i) an “Inflation-Adjusted Purchase Price” equal to a base amount of $107,388,508.48 (the “Base Amount”), adjusted in accordance with a formula set forth in the related ground lease depending on the date when the Default Purchase Option is exercised (which, in no event, may be less than the Base Amount), and (ii) any remaining base rent through the next applicable purchase option date (in each instance as calculated in accordance with the ground lease). In addition, the ground tenant at the Arches Mortgaged Property has a right of first offer to purchase the fee interest in such Mortgaged Property in the event of a proposed transfer of such interest. The right of first offer will become null and void and of no further force and effect from and after (i) the conveyance of the fee estate by the related borrower to a third party in compliance with the requirements of the ground lease or (ii) the acquisition of the title to the fee estate by the lender.

(72)	Certain of the related Mortgaged Properties benefit from tax abatement programs including (i) the Arches Mortgaged Property and the 276 Grand Concourse Mortgaged Property, which are each subject to a 35-year New York 421-a tax abatement through the 2055-2056 tax year (with respect to the Arches Mortgaged Property) and the 2056-2057 tax year (with respect to the 276 Grand Concourse Mortgaged Property), respectively, providing an exemption on taxes attributable to an increase in the assessed value of such Mortgaged Properties from certain qualified improvements (with a 100% exemption on such taxes through the 2045-2046 tax year (with respect to the Arches Mortgaged Property) and the 2046-2047 tax year (with respect to the 276 Grand Concourse Mortgaged Property), respectively, and a 30% exemption thereafter), and (ii) the Illustrator Mortgaged Property, which is subject to a 20-year payment-in-lieu of taxes (“PILOT”) program with the City of New Rochelle through the 2043-2044 tax year providing an exemption on taxes at the Mortgaged Property in an amount equal to 70% for the 2025-2026 tax year, 50% for the 2026-2027 tax year through the 2034-2035 tax year and a percentage decreasing by 5% for each tax year thereafter. In each instance, such abatements are subject to the satisfaction of conditions including, among other things, certain affordable housing restrictions discussed under “—Multifamily Properties.” According to the related appraisals, estimated 2026-2027 abated taxes are (i) with respect to The Arches Mortgaged Property, $32,743 versus unabated taxes of $3,728,617, (ii) with respect to the 276 Grand Concourse Mortgaged Property, $44,416 versus unabated taxes of $1,841,706, and (iii) with respect to The Illustrator Mortgaged Property, $187,280 versus

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unabated taxes of $374,559 (provided that the appraisal based such figures solely on the residential component of the Mortgaged Property given that the commercial tenants reimburse taxes on a triple-net basis).

(73)	A grace period of two days is permitted once during the term of the loan with respect to late fees.

(74)	Most recent and historical financial information and occupancy information are not available as the Haven Leased Fee Portfolio Whole Loan is secured by the borrowers’ leased fee interest in land. The underwritten financials are based on contractual ground rent.

(75)	Upon termination of a Ground Lease in whole or in part, the Borrower will be required to remit such proceeds to the Lender for deposit into the TI/LC account. Provided no event of default under the Haven Leased Fee Portfolio Whole Loan documents is continuing, (i) Lender will be required to disburse such Termination Proceeds or portion thereof to the Operating Account at the written request of Borrower for TI/LC costs in connection with a replacement Ground Lease at such space and (ii) unless an event of default under the Haven Leased Fee Portfolio Whole Loan documents is continuing, the remainder of such Termination Proceeds or portion thereof will be remitted to the Lockbox Account after such space has been relet, the replacement Ground Tenant is in occupancy and has commenced paying rent and any TI/LC costs have been paid.

(76)	A default period of three days is permitted once during any 24 month period.

(77)	The increase from Fourth Most Recent NOI through Second Most Recent NOI is primarily attributable to the borrower sponsor’s post-acquisition renovation of the mortgaged property in 2022 and subsequent ramp up.

(78)	The borrowers own the mortgaged property as tenants-in-common.

(79)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “As Is (EA Inclusive of Leasing Reserves)” value as of January 7, 2026,which is subject to the extraordinary assumption that reserves of approximately $6,400,000 are fully funded and reserved by the lender at loan origination and would pass with title to any purchaser of the mortgaged property. At origination, the borrower sponsor deposited $6,591,423 across the Replacement, Outstanding Leasing Expense and Free Rent Reserves. With respect to the Brandywine Building mortgage loan, the Cut-off Date LTV Ratio (Other Than “As-Is”) and Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”) are each 64.9% and the Cut-off Date LTV Ratio (“As-Is”) and Mortgage Loan Maturity Date LTV Ratio (“As-Is”) are each 72.2%.

(80)	The Outstanding Free Rent Reserve of $670,603.87 is associated with (i) $225,439 for Fourth Largest Tenant, Corteva for March and April 2026, (ii) $213,976 for the Third Largest Tenant, BPG Real Estate Services LLC for March through June 2026, (iii) $97,049.32 for HQ Global Workplaces (Regus) for March through June 2026, (iv) $70,233.70 for Smith, Katzenstein & Jenkins, LLP for March through December 2026, and (v) $63,905.85 for Cross River Savings Bank for March through July 2026.

(81)	The Third Largest Tenant, BPG Real Estate Services LLC, has the right to terminate its lease of the 17th and 18th floor or to convert its tenancy of such space to month to month, upon 30 days prior written notice to the landlord , in the event that either (a) the tenant or its affiliate ceases to be the property manager of the Brandywine Building Property either as the result of removal for cause or as a result of removal by a lender exercising remedies under a loan or other financing instrument secured by the Brandywine Building Property or (b) the borrower, as landlord, ceases to own all or a portion of the Brandywine Building Property building. The termination option requires the payment of a termination fee equal to the present value of all remaining lease payments, calculated in accordance with such lease. The loan agreement requires that if such lease is terminated, the termination fee must be deposited with the lender into the TI/LC reserve under the loan agreement. In addition, as a condition to any voluntary sale of the Brandywine Building Property by the borrower, the loan agreement requires that either the above lease be amended to waive the tenant’s termination option, or the lender consent to the exercise of such termination option. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in the Preliminary Prospectus

(82)	The second largest tenant, Delaware Claims Processing Facility, LLC, which leases 16.7% of the net rentable area, has an ongoing option to terminate either (i) its entire leased premises or lesser portion(s) of (ii) 5,732

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SF contiguous (same floor, starting at either side of the elevator lobby) increments of the applicable portion(s) of the premises located on each floor, upon 180 days’ prior written notice and payment of a termination fee

(83)	The Fourth Largest Tenant, Corteva, has the one time right to terminate its lease on May 31, 2033 upon 14 months’ written notice and payment of a termination fee.

(84)	The Largest Tenant at the Carrier mortgaged property, Walter Kiddie Portable Equipment Inc., has the option to terminate its lease effective as of December 31, 2031, provided it gives 12 months prior written notice and pays and early termination fee.

(85)	The Second Largest Tenant at the WISE GSA mortgaged property, United States of America (OSMRE), may terminate its lease, in whole or in part, at any time after August 31, 2031 by providing not less than 90 days prior written notice.

(86)	The Third Largest Tenant at the UBC (I, II&IV) mortgaged property, Hillsborough County, has the option to terminate its lease effective at any time after October 1, 2029 until September 30, 2032, provided it gives 12 months prior written notice and pays an early termination fee.

(87)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to four new leases executed from September 2025 to January 2026 which account for $1,445,541 of underwritten base rent.

(88)	The Largest Tenant at the WISE GSA mortgaged property, United States of America (MSHA), may terminate its lease, in whole or in part, at any time after October 22, 2029 by providing not less than 90 days prior written notice.

(89)	The Largest Tenant at the AAA Texas mortgaged property, State of Texas, has the option to terminate its lease if (i) the legislative or executive branch do not allocate funding for the lease or the agency ceases to exist as a result of the legislative sunset review process and (ii) no other State of Texas entity can occupy the space.

(90)	The Largest Tenant at the TIBC 1 (A&C) mortgaged property, Centene Management Company LLC, has been at the mortgaged property since 2017 through November 2028. Per the appraiser, the premises have not been physically occupied by the tenant since the COVID-19 pandemic; however, they continue to honor their lease obligations.

(91)	The Second Largest Tenant at the TIBC 1 (A&C) mortgaged property, Colliers Engineering, is currently in the process of building out its space with rent commencing after the buildout is complete. In addition, Colliers Engineering has two months of abated rent totaling $30,870.83 for the first two months of its lease along with a TI Allowance of $740,900. $864,384.00 of unfunded obligations was reserved at closing.

(92)	At any time after the date that is two years after the Closing Date, and prior to March 6, 2031, the borrowers may deliver defeasance collateral and obtain the release of one or more individual mortgaged properties, provided that, among other conditions, (i) the portion of the mortgage loan that is defeased is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual mortgaged property or mortgaged properties being released and (b) the net sales proceeds applicable to such individual mortgaged property or mortgaged properties, (ii) the borrowers deliver a REMIC opinion and (iii) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining mortgaged properties is greater than the greater of (a) 1.94x and (b) the debt service coverage ratio for all of the individual mortgaged properties immediately prior to the release, (II) the debt yield with respect to the remaining mortgaged properties is greater than the greater of (a) 14.92% and (b) the debt yield for all of the individual mortgaged properties immediately prior to the release and (III) the loan-to-value ratio with respect to the remaining mortgaged properties is no greater than the lesser of (a) 52.29% and (b) the loan-to-value ratio for all of the individual mortgaged properties immediately prior to the release.

(93)	Historical financial information prior to the year ending 2025 is not available because the mortgaged property was renovated in 2024 and subsequently leased up.

(94)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to ramp up after the Williamsburg North Property was renovated in 2024.

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(95)	With respect to the Crossroads I, II, & IV Mortgage Loan, at any time after August 5, 2026, the borrowers have the right to obtain release of Release Property from the lien of the related Mortgage in connection with a sale of the applicable Release Property to a third party, subject to the satisfaction of certain conditions including, among others, (i) the prepayment of a release price equal to the greater of (a) 115% of the Allocated Loan Amount for such Release Property, and (b) 85% of the net sales proceeds from the transfer and conveyance of such Release Property, together with any yield maintenance premium; (ii) after giving effect to such release, (x) the debt yield for the remaining Mortgaged Property is equal to or greater than the greater of 12.0% and the debt yield immediately prior to the release and (y) the debt service coverage ratio for the remaining Mortgaged Property is equal to or greater than the greater of 1.50x and the debt service coverage ratio immediately prior to the release; and (iii) satisfaction of customary REMIC requirements. The Release Property means each of the following: (i) collectively 8201 Peters Road, Plantation, Florida 33324 (“Crossroads I”) and 8151 Peters Road, Plantation, Florida 33324 (“Crossroads II”) or (ii) 8050 Southwest 10th Street, Plantation, Florida 33324 (“Crossroads IV”). The Allocated Loan Amount means, with respect to Crossroads I and Crossroads II, $35,891,551.07, and with respect to Crossroads IV, $17,608,448.93.

(96)	The mortgaged property consists of 65,515 square feet of office space accounting for 54.2% of total NRA and 54.4% of UW Base Rent, 40,262 square feet of retail space accounting for 33.3% of total NRA and 37.6% of UW Base Rent, and 15,083 square feet of multifamily space across nine multifamily units accounting for 12.5% of NRA and 8.0% of UW Base Rent.

(97)	The increase in Most Recent NOI to Underwritten NOI is primarily attributable to lease-up following the borrower sponsor repositioning the mortgaged property from the International Spy Museum in 2019 which was delayed by the onset of the COVID-19 pandemic. This includes executing five new leases since April 2025 accounting for 38,636 square feet and $1,770,620 of underwritten base rent.

(98)	The Third Largest Tenant, Nando's Restaurant Group, Inc. occupies two spaces at the Historic Row (800 F Street NW) property, operating a 3,379 square foot restaurant expiring April 30, 2038 as well as a 5,019 square foot office space expiring August, 31 2039.

(99)	The Fourth Largest Tenant, Leadership Connect Inc, has the right to terminate its lease effective as of October 31, 2028 provided it gives 12 months prior written notice and pays a termination fee.

(100)	The Fifth Largest Tenant, The Raben Group, has the right to terminate its lease effective as of May 8, 2031 provided it gives 12 months prior written notice and pays a termination fee.

(101)	The Second Largest Tenant, New Venture Fund, is entitled to $33,750 in free rent for the month of April 2026.

(102)	The Fifth Largest Tenant, The Raben Group, is entitled to $17,246.94 in free rent for the months of October and November 2026.

(103)	The mortgage loan is part of a whole loan that was co-originated by GACC, JPMorgan Chase Bank, National Association, and Goldman Sachs Bank USA.

(104)	The whole loan is structured with an ARD of January 9, 2031 and a final maturity of January 9, 2036. Following the ARD, the interest rate of the Torrey Heights Whole Loan will increase to the greater of: (a) the sum of (i) the initial interest rate plus (ii) 2.00%, and (b) the five-year U.S. Treasury rate on the ARD plus (i) the closing date spread for the applicable component of the Torrey Heights Whole Loan (which is with respect to (1) Component A, 1.18%, (2) Component B, 1.42%, (3) Component C, 1.71% and (4) Component D, 2.34%) and (ii) 2.00% (the “Adjusted Interest Rate”). After the ARD, additional interest will accrue monthly in an amount equal to (a)(i) interest which accrues during the preceding interest accrual period at the Adjusted Interest Rate, minus (ii) the monthly debt service payment calculated at the initial interest rate, together with (b) interest thereon at the Adjusted Interest Rate (the “Post-ARD Additional Interest”). Following the borrower’s failure to repay the whole loan in full on or before the ARD, on each monthly payment date thereafter, the borrower will be required to pay an amount equal to (i) the monthly debt service payment and (ii) solely to the extent of excess cash flow available and applied to Post-ARD Additional Interest, an amount equal to the Post-ARD Additional Interest. If no excess cash flow is available and applied to Post-ARD Additional Interest, such amount will be deferred and added to the debt to be paid at maturity. From and after the ARD, all excess cash

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flow will be applied first, to reduce the outstanding Torrey Heights Whole Loan amount to zero and then, to Post-ARD Additional Interest.

(105)	Components A and B of the Torrey Heights whole loan relate to the Torrey Heights senior notes (in different proportions with respect to (i) Notes A-1, A-2 and A-3 (which were contributed to the TORY 2026-HGHTS standalone securitization) and (ii) all other senior notes), including the Mortgage Loan, and Components C and D relate to the Torrey Heights junior notes.

(106)	The increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily due to the significant free rent for nearly every tenant, all of which has now burned off except for Pfizer (which has a free rent period through July 2026).

(107)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “Upon Funding of Reserve Account” value as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for the tenant Pfizer Inc. The actual amount reserved for this purpose was $10,242,043. With respect to the Torrey Heights Whole Loan, the Cut-off Date LTV Ratio (Other Than “As-Is”) and Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”) are each 64.3% and the Cut-off Date LTV Ratio (“As-Is”) and Mortgage Loan Maturity Date LTV Ratio (“As-Is”) are each 65.1%.

(108)	Defeasance of the Torrey Heights Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) February 1, 2029. The assumed defeasance lockout period of 26 payments is based on the anticipated closing date of the Benchmark 2026-V21 securitization in March 2026. The actual lockout period may be longer.

(109)	The largest tenant, Pfizer, leasing approximately 44.2% of the net rentable area at the Mortgaged Property, began taking occupancy of Building A at the Mortgaged Property in early February 2026 and is expected to complete taking occupancy of such building by the end of February 2026 and is expected to take occupancy of Building B at the Mortgaged Property in March 2026 following completion of its build-out. We cannot assure you that Pfizer will take occupancy of such buildings as expected or at all. In addition, $2,013,004 of straight line rent steps was underwritten for Pfizer Inc., Becton Dickinson and Charles River Labs.

(110)	The Torrey Heights Mortgage Loan is part of the Torrey Heights whole loan, which is comprised of nine pari passu senior promissory notes and three subordinate B notes, with an aggregate original principal balance and cut-off date balance of $465,000,000. The interest rate shown is for Notes A-6-1 and A-7 contributed to the Benchmark 2026-V21 securitization (4.96834477263158%) reflects the conduit coupon and does not represent the weighted average interest rate applicable to the SASB senior notes (4.96858449656751%), the total senior notes (4.96850273533424%), or the Whole Loan (5.13175188172043%).

(111)	Historical financial information prior to the Most Recent is not available because the Mortgaged Property finished construction in 2024.

(112)	The borrower will have a one-time right to obtain a mezzanine financing from an approved mezzanine lender, which mezzanine financing may not exceed the lesser of $23,250,000 and such amount which, when added to the principal balance of the Torrey Heights Whole Loan will result in (a) a combined loan-to-value ratio based upon an “as-is” appraised value of the Mortgaged Property of no more than 64.3%, (b) a combined debt service coverage ratio of not less than 1.61x and (c) a combined debt yield of not less than 8.5%. Such mezzanine loan must be coterminous with the Torrey Heights Whole Loan, and provide that if it is not paid in full prior to the Anticipated Repayment Date, payments of debt service under such mezzanine loan may not be disbursed from funds on deposit in the cash management account and shall instead be added to the outstanding principal balance of such mezzanine loan.

(113)	The mortgage loan is part of a whole loan that was co-originated by Societe Generale Financial Corporation and DBR Investments Co. Limited.

(114)	The Mortgaged Property consists of 507,207 square feet across the two office buildings: (i) the 535 5th Avenue property totaling 327,042 square feet (64.5% of NRA and 58.5% of underwritten base rent) including 277,408 square feet of office space and 49,634 square feet of retail space, and (ii) the 545 5th Avenue property, which

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consists of 180,165 square feet (35.5% of NRA and 41.5% of underwritten base rent) including 140,995 square feet of office spaces and 39,170 square feet of retail space.

(115)	The 535 & 545 5th Avenue “Whole Loan Monthly Debt Service ($)” reflects the average of the first 12 monthly debt service payments following the Cut-Off Date. The 535 & 545 5th Avenue Whole Loan document(s) provide that the monthly debt service payments are equal to a monthly payment of (i) the interest accrued on the outstanding principal balance accrued at the “Interest Rate %” during the interest period immediately preceding such monthly payment date plus (ii) a principal pay-down of $83,333.33. Based on the principal pay-down, the borrower is required to pay the outstanding principal balance of the 535 & 545 5th Avenue Whole Loan by $999,999.96 on an annual basis, therefore, the “Original Amortization Term (Mos.)” reflects an amortization period of approximately 3,720 months.

(116)	On or after January 9, 2028, the borrower will have the right to voluntarily prepay the 535 & 545 5th Avenue Whole Loan, in whole, but not in part, with the greater of a yield maintenance premium or 1% of the outstanding principal balance of the Whole Loan, with no prepayment fee being due on and after the October 9, 2030 payment date. In addition, defeasance of the 535 & 545 5th Avenue Whole Loan in full (but not in part) is permitted at any time after the earlier of (i) January 9, 2029 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 26 payments is based on the expected Benchmark 2026-V21 securitization in March 2026. The actual defeasance lockout period may be longer.

(117)	The Third Largest Tenant, Laboratory Institute of Merchandising, Inc., has the right to terminate its lease on May 31, 2029, upon not less than 12 months' prior written notice to the landlord and payment of a termination fee.

(118)	The Fifth Largest Tenant, NBA Media Ventures, LLC (The NBA Store), has the one-time right to terminate its lease on December 18, 2030, upon not less than 12 months' prior written notice to the landlord and payment of a termination fee in the amount of $1,142,945.

(119)	The Largest Tenant, Empire Offices 535 Fifth Holdings LLC, has not yet taken occupancy of approximately 61.5% of its space pending the completion of the related build out.

(120)	On each monthly payment date occurring in March, April, May and June 2026, the borrower is required to deposit with the lender an amount equal to $1,221,406.95 for real estate taxes. On each monthly payment date following, the borrower is required to deposit with the lender an amount equal to 1/12th of the estimated real estate taxes, initially $814,271.30.

(121)	The Fourth Largest Tenant, TD Bank, subleases 1,220 SF of their space to Honey Nail Salon which is set to expire at the earlier of (i) 10 years following the lease commencement date and (ii) January 1, 2035 with one 5-year extension option.

(122)	Three of the residential condominiums at the mortgaged property currently benefit from a 25-year 421-a tax abatement and three of the commercial condominiums at the mortgaged property currently benefit from a 25-year ICAP tax abatement.

(123)	The Fifth Largest Tenant, Tours Les Jours, executed its lease in October 2025 and is in process of building out its space, but has not yet commenced operations. $30,000 of free rent was reserved upfront.

(124)	The borrower entered into a ground lease between D. Bruzzone, LLC and The Hastings Group, LLC, as ground lessors, and the borrower, as ground lessee. The ground lease has a term of 75 years that expires on September 30, 2091 with no extension options. The ground rent is $438,751 per annum.

(125)	In connection with any PIP that may be required under the franchise agreement, the borrower will be required to deposit with the lender the costs of such PIP into the PIP reserve.

(126)	Prepayment of the Del Rey Campus Whole Loan is permitted at any time from and after the period from the Note Date to but excluding the first Payment Date following the second anniversary of the Note Date, provided, if the Property is being sold to an entity which is under the Ownership Control of Electronic Arts, the Lockout

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Period shall mean the period from the Note Date to but excluding the first Payment Date following the sixth month anniversary of the Note Date.

(127)	The borrower will have the option, but not the obligation, in its sole discretion, within ten business days of receipt of notice from the lender of the occurrence of a DSCR trigger event or any time thereafter during the existence of a trigger period resulting from a DSCR trigger event, to either (i) deposit with the lender a cash deposit or deliver to the lender a letter of credit in an aggregate amount equal to the excess cash flow deposit amount (i.e., $1,409,285.28) (taking into account funds on deposit in the Excess Cash Flow Account) or (ii) to commence making monthly deposits equal to 1/12th of the excess cash flow deposit amount (i.e., $117,440.44) with the first monthly deposit to be made on or prior to the ten business day time period described above or as of the date the borrower choose to end any related trigger period (each monthly deposit, an "Excess Cash Flow Monthly Deposit").

(128)	A grace period of five days is permitted once per trailing 12-month period with respect to late fees.

(129)	The borrower is required to make monthly deposits into the replacement reserve in an amount equal (to the extent applicable) the greater of (a) the monthly amount required to be reserved pursuant to the Approved Management Agreement or any replacement Franchise Agreement for the replacement of FF&E or (b) one-twelfth (1/12th) of 4% of the Operating Income of the Property for the previous twelve (12) month period, which consistent monthly payment for each twelve (12) month period as described immediately above shall be as determined on the anniversary of the last day of the calendar month in which the closing date occurs. Notwithstanding the foregoing, the borrower will not be required to make a monthly deposit as described above to the extent (i) the equivalent deposits are paid by the borrower directly to or reserved or accrued by the property manager pursuant to the Approved Management Agreement, (ii) Borrower provides Lender with satisfactory evidence that such amounts have been reserved or accrued with the property manager and (iii) the Approved Management Agreement will be and continue in full force and effect and will not be subject to any default beyond any applicable grace or notice and cure period by the borrower.

(130)	The defeasance lockout period will be at least 26 payment dates beginning with and including the first payment date on February 6, 2026. Defeasance of the Project Broadview Whole Loan is permitted after the first payment date following the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 16, 2028. The assumed lockout period of 26 payments is based on the closing date of the Benchmark 2026-V21 securitization in March 2026. The actual lockout period may be longer.

(131)	During a trigger period, the borrower is required to make monthly deposits into the Capital Expenditure reserve in an amount equal to $15,676.58 per month (capped at $376,238).

(132)	During a trigger period, the borrower is required to make monthly deposits into the TI/LC reserve in an amount equal to $91,753.42 per month (capped at $2,202,082).

(133)	Historical financial information is not presented as the borrower closed on the acquisition of the six portfolio properties in the second half of 2025.

(134)	Fourth Most Recent historical financial information is not available because the borrower sponsor acquired the mortgaged property in January 2023 and subsequently renovated units at the mortgaged property. Third Most Recent historical financial information reflects 11 months of performance representing February 2023 though December 2023.

(135)	The increase in UW Net Operating Income ($) from Most Recent NOI ($) is primarily due to the cessation of rent abatements, coupled with increases in base rent and rent steps.

(136)	2022 historical financial information is not available because the information was not provided to the borrower sponsor by the previous seller.

(137)	The Third Largest Tenant, Avon Protection Armor is currently not utilizing its space and is actively seeking to sublease its space, however, as of December 9, 2025, the tenant was current on its rent.

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(138)	The increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily due to nine new leases being signed since the beginning of 2025.

(139)	The Largest Tenant, Chicago Title Company, has an ongoing termination option to terminate 2,237 square feet effective December 1, 2027, upon not less than 180 days' prior written notice to the landlord and payment of a termination fee.

(140)	Prior to acquisition by the borrower, the mortgaged property was owned and 100% occupied by the sole Tenant, New Castle Stainless Plate, since 2017. Concurrently with mortgage loan origination, the sole Tenant entered into a new 25-year absolute triple net lease with the borrower.

(141)	Historical financial information for the property is unavailable due to the tenant’s long-term occupancy predating the current ownership structure, which was established through a sale-leaseback transaction. The tenant has been on site since 2017, with the property changing hands via a sale-leaseback from an affiliate of the sole Tenant to the borrower sponsor.

(142)	Historical financial information before 2024 is not available as the sponsor acquired the properties in 2023.

(143)	Historical financial information for the portfolio properties was not provided by the borrower sponsor.

(144)	Provided no event of default under the StorQuest Self Storage Portfolio Mortgage Loan documents is continuing, Lender will be required to disburse funds to Borrower from the Capital Expenditure Account up to one time per calendar month to pay (or reimburse Borrower for) Capital Expenditures that are consistent with the Annual Budget or Approved Annual Budget, as applicable, in each case within ten (10) Business Days following receipt from Borrower of a Disbursement Request with respect thereto.

(145)	At any time after March 5, 2028, the borrowers have the right to obtain releases of one or more Mortgaged Properties from the lien of the related mortgage in connection with a sale to an unaffiliated third party, subject to the satisfaction of certain conditions including, among others, (i) the prepayment of a release price equal to 110% of the allocated loan amount of such individual Mortgaged Property being released, together with any yield maintenance premium; (ii) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties is equal to or greater than (x) 1.64x and (y) the debt service coverage ratio immediately prior to such release; (iii) after giving effect to such release, the debt yield for the remaining Mortgaged Properties is equal to or greater than (x) 9.54% and (y) the debt yield immediately prior to such release minus 0.50%; and (iv) satisfaction of customary REMIC requirements.

(146)	The borrower is required to make monthly deposits into the TI/LC reserve in an amount equal to $5,009.83 per month (capped at $200,000).

(147)	Historical financial information prior to the year ending 2025 is not available as the mortgaged property was recently renovated in 2025.

(148)	Historical financial information prior to the year ending 2025 is not available as the borrower sponsor recently purchased the subject properties as part of a package in 2024.

(149)	The mortgaged property consists of 31,150 square feet of multifamily space across 34 units accounting for 92.0% of total NRA and 87.8% of UW Base Rent, as well as 2,700 square feet of retail space across 3 commercial units accounting for 8.0% of total NRA and 12.2% of UW Base Rent.

(150)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “As Is (Assuming Funds Withheld at Closing)” value as of October 27, 2025, which is subject to the extraordinary assumption that the planned capital expenditure for the capital expenditures amount (which include renovation of 13 down units and exterior repairs) of approximately $180,000 is fully funded and held by the lender. At origination $165,000 was reserved for work to make 11 down units ready for occupancy. With respect to the Mountain Springs Pointe Apartments mortgage loan, the Cut-off Date LTV Ratio (Other Than “As-Is”) and Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”) are each 69.0% and the Cut-off Date LTV Ratio (“As-Is”) and Mortgage Loan Maturity Date LTV Ratio (“As-Is”) are each 70.2%.

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(151)	Fourth Most Recent historical financial information is not available as the Mortgaged Property was renovated in 2022.

(152)	On each monthly payment date during a low DSCR period, the borrower will be required to deposit into the low DSCR avoidance reserve an amount equal to $3,750 in (i) cash or (ii) a letter of credit.

(153)	Provided that no Event of Default is then continuing, Lender shall release to the Lockbox Account to the extent such Lockbox Account is an open account and otherwise to the Operating Account all amounts then contained in the Excess Cash Flow Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing to the extent that such amounts, together with the amounts then contained in the TI/LC Account, exceed the aggregate amount of then outstanding Leasing Commissions and Tenant Improvement costs. Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Excess Cash Flow Account.

(154)	The Fourth Most Recent historical financial information is not available because the borrower sponsor acquired the mortgaged property in August 2023.

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ANNEX A-2

MORTGAGE POOL INFORMATION

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Annex A-2

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Refinance	36	$1,075,081,724	89.7%	$29,863,381	1.85x	6.573%	59	59.2%	58.9%
Acquisition	4	98,955,000	8.3	$24,738,750	1.67x	6.385%	59	64.8%	64.8%
Recapitalization	1	24,437,800	2.0	$24,437,800	1.79x	5.840%	58	59.6%	59.6%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	35	$969,565,300	80.9%	$27,701,866	1.87x	6.538%	59	59.7%	59.7%
Interest Only - ARD	2	87,940,000	7.3	$43,970,000	1.72x	5.875%	59	60.1%	60.1%
Amortizing Balloon	3	80,969,224	6.8	$26,989,741	1.61x	6.711%	59	57.8%	55.4%
Interest Only, Amortizing Balloon	1	60,000,000	5.0	$60,000,000	1.75x	7.372%	60	61.2%	59.5%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

(1) All of the mortgage loans will have balloon payments at maturity date.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
2,210,000 - 9,999,999	9	$60,135,000	5.0%	$6,681,667	1.43x	6.391%	59	67.9%	67.9%
10,000,000 - 19,999,999	8	113,677,853	9.5	$14,209,732	1.71x	6.343%	59	62.0%	61.6%
20,000,000 - 29,999,999	9	226,721,671	18.9	$25,191,297	1.62x	6.612%	59	60.3%	60.2%
30,000,000 - 39,999,999	4	133,000,000	11.1	$33,250,000	1.62x	6.216%	59	62.6%	62.6%
40,000,000 - 49,999,999	3	125,000,000	10.4	$41,666,667	1.72x	6.727%	60	60.2%	59.2%
50,000,000 - 95,000,000	8	539,940,000	45.1	$67,492,500	2.08x	6.610%	59	57.1%	56.9%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min	$2,210,000
	Max	$95,000,000
	Average	$29,231,086

A-2-1

Annex A-2

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.10 - 1.49	17	$475,379,224	39.7%	$27,963,484	1.33x	6.577%	60	64.8%	64.6%
1.50 - 1.99	19	509,595,300	42.5	$26,820,805	1.73x	6.673%	60	61.9%	61.5%
2.00 - 2.49	4	118,500,000	9.9	$29,625,000	2.23x	6.214%	59	48.1%	48.1%
2.50 - 4.46	1	95,000,000	7.9	$95,000,000	4.46x	6.079%	57	36.2%	36.2%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min	1.10x
	Max	4.46x
	Average	1.84x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
4.9683 - 5.9999	6	$152,685,153	12.7%	$25,447,526	1.68x	5.542%	59	61.3%	61.0%
6.0000 - 6.4999	16	342,205,500	28.6	$21,387,844	2.38x	6.262%	59	56.3%	56.3%
6.5000 - 6.9999	13	439,600,000	36.7	$33,815,385	1.59x	6.717%	60	62.6%	62.4%
7.0000 - 7.4160	6	263,983,871	22.0	$43,997,312	1.65x	7.195%	60	58.0%	57.5%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min	4.9683%
	Max	7.4160%
	Average	6.5425%

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
36.2 - 39.9	1	$95,000,000	7.9%	$95,000,000	4.46x	6.079%	57	36.2%	36.2%
40.0 - 49.9	2	63,262,000	5.3	$31,631,000	2.09x	6.856%	60	43.4%	43.4%
50.0 - 59.9	10	292,412,800	24.4	$29,241,280	1.86x	6.317%	59	56.5%	56.1%
60.0 - 75.9	28	747,799,724	62.4	$26,707,133	1.48x	6.663%	59	65.2%	65.0%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

(1) Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to five mortgage loans (12.8% of the initial pool balance) the respective Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 60.2%.

	Min	36.2%
	Max	75.9%
	Average	59.6%

A-2-2

Annex A-2

Distribution of Maturity Date Loan-to-Value Ratios(1)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
36.2 - 39.9	1	$95,000,000	7.9%	$95,000,000	4.46x	6.079%	57	36.2%	36.2%
40.0 - 49.9	3	103,262,000	8.6	$34,420,667	2.03x	6.776%	60	46.8%	45.7%
50.0 - 59.9	11	323,398,153	27.0	$29,399,832	1.81x	6.460%	59	58.1%	57.7%
60.0 - 75.9	26	676,814,371	56.5	$26,031,322	1.45x	6.611%	59	65.6%	65.6%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

(1) Unless otherwise indicated, the Maturity Date/ARD LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans (12.8% of the initial pool balance) the respective Maturity Date/ARD LTV Ratios were calculated using a valuation other than an “as-is” value of each related mortgaged property. The weighted average Maturity Date/ARD LTV Ratio for the mortgage pool without making such adjustments is 59.9%.

	Min	36.2%
	Max	75.9%
	Average	59.4%

Distribution of Original Terms to Maturity

Original Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
60	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min	60	months
	Max	60	months
	Average	60	months

Distribution of Remaining Terms to Maturity

Range of Remaining Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
57 - 59	20	$522,832,024	43.6%	$26,141,601	2.09x	6.189%	58	59.1%	58.9%
60	21	675,642,500	56.4	$32,173,452	1.64x	6.816%	60	60.1%	59.8%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min	57	months
	Max	60	months
	Average	59	months

A-2-3

Annex A-2

Distribution of Original Amortization Terms

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	37	$1,057,505,300	88.2%	$28,581,224	1.86x	6.483%	59	59.7%	59.7%
360	3	110,985,353	9.3	$36,995,118	1.77x	6.974%	60	58.2%	55.8%
(2)	1	29,983,871	2.5	$29,983,871	1.30x	7.060%	58	63.2%	62.2%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min(1)	360	months
	Max(1)	360	months
	Average(1)	360	months

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(2) Loan No. 16 (535 & 545 5th Avenue) is subject to a fixed amortization schedule.

Distribution of Remaining Amortization Terms

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	37	$1,057,505,300	88.2%	$28,581,224	1.86x	6.483%	59	59.7%	59.7%
359	1	10,985,353	0.9	$10,985,353	1.27x	5.980%	59	63.0%	58.9%
360	2	100,000,000	8.3	$50,000,000	1.83x	7.083%	60	57.6%	55.4%
(2)	1	29,983,871	2.5	$29,983,871	1.30x	7.060%	58	63.2%	62.2%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min(1)	359	months
	Max(1)	360	months
	Average(1)	360	months

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(2) Loan No. 16 (535 & 545 5th Avenue) is subject to a fixed amortization schedule.

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Defeasance	27	$759,803,653	63.4%	$28,140,876	1.60x	6.443%	60	61.9%	61.7%
Yield Maintenance	11	298,087,000	24.9	$27,098,818	1.67x	6.894%	60	60.6%	60.3%
Yield Maintenance or Defeasance	3	140,583,871	11.7	$46,861,290	3.50x	6.336%	57	45.0%	44.8%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

A-2-4

Annex A-2

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
6.1 - 8.9	6	$178,670,000	14.9%	$29,778,333	1.23x	6.336%	60	68.7%	68.7%
9.0 - 9.9	10	189,971,224	15.9	$18,997,122	1.36x	6.506%	59	61.9%	61.5%
10.0 - 10.9	8	275,487,800	23.0	$34,435,975	1.59x	6.436%	59	61.9%	61.9%
11.0 - 11.9	4	71,970,500	6.0	$17,992,625	1.57x	6.790%	60	65.3%	65.3%
12.0 - 12.9	1	15,600,000	1.3	$15,600,000	1.84x	6.508%	59	63.9%	63.9%
13.0 - 13.9	5	142,275,000	11.9	$28,455,000	1.84x	6.733%	60	60.7%	60.7%
14.0 - 24.8	7	324,500,000	27.1	$46,357,143	2.72x	6.632%	59	49.4%	48.7%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min	6.1%
	Max	24.8%
	Average	12.5%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
6.1 - 8.9	8	$244,670,000	20.4%	$30,583,750	1.27x	6.322%	60	66.7%	66.7%
9.0 - 9.9	10	$225,911,224	18.8	$22,591,122	1.41x	6.573%	59	63.0%	62.7%
10.0 - 10.9	8	215,903,300	18.0	$26,987,913	1.63x	6.462%	59	62.2%	62.2%
11.0 - 11.9	2	29,615,000	2.5	$14,807,500	1.60x	6.841%	60	61.1%	61.1%
12.0 - 12.9	7	198,875,000	16.6	$28,410,714	1.84x	6.729%	60	61.8%	61.8%
13.0 - 23.9	6	283,500,000	23.7	$47,250,000	2.85x	6.607%	59	47.2%	46.4%
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%	$29,231,086	1.84x	6.542%	59	59.6%	59.4%

	Min	6.1%
	Max	23.9%
	Average	12.0%

A-2-5

Annex A-2

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	18	$741,736,671	61.9%
Springing	18	345,675,853	28.8
Hard (Commercial); Soft (Residential)	1	51,000,000	4.3
Soft	3	47,800,000	4.0
None	1	12,262,000	1.0
Total/Avg./Wtd.Avg.	41	$1,198,474,524	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	32	$845,512,853	70.5%
Replacement Reserves(1)	29	$740,409,724	61.8%
TI/LC(2)	10	$308,875,000	44.6%
Insurance	19	$387,395,353	32.3%

(1)	Includes mortgage loans with FF&E reserves.
(2)	Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties.

A-2-6

Annex A-2

Distribution of Property Types
Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
Mixed Use	6	$$307,983,871	25.7%	$$51,330,645	1.58x	6.777%	60	58.9%	58.8%
Lab/Office	2	120,000,000	10.0%	60,000,000	1.49x	6.328%	60	61.2%	61.2%
Retail/Office	2	104,983,871	8.8%	52,491,935	1.41x	7.089%	59	61.6%	61.3%
Multifamily/Office/Retail	1	51,000,000	4.3%	51,000,000	2.20x	7.130%	60	42.3%	42.3%
Office/Retail/Multifamily	1	32,000,000	2.7%	32,000,000	1.51x	6.880%	60	67.9%	67.9%
Office	14	$245,851,015	20.5%	$17,560,787	1.81x	6.635%	60	60.7%	60.2%
Suburban	10	135,175,000	11.3%	13,517,500	1.77x	6.622%	59	60.3%	59.6%
CBD	2	102,000,000	8.5%	51,000,000	1.86x	6.686%	60	61.5%	61.5%
Medical	2	8,676,015	0.7%	4,338,008	1.86x	6.223%	59	56.2%	54.7%
Hospitality	14	$233,000,000	19.4%	$16,642,857	2.94x	6.591%	59	50.0%	49.5%
Full Service	5	154,005,660	12.9%	30,801,132	3.53x	6.331%	58	44.3%	44.0%
Limited Service	6	43,716,981	3.6%	7,286,164	1.91x	6.850%	60	62.0%	61.3%
Extended Stay	1	26,000,000	2.2%	26,000,000	1.65x	7.416%	60	59.1%	59.1%
Select Service	2	9,277,358	0.8%	4,638,679	1.75x	7.372%	60	61.2%	59.5%
Multifamily	11	$192,210,000	16.0%	$17,473,636	1.37x	6.567%	59	64.7%	64.7%
Garden	8	168,910,000	14.1%	21,113,750	1.38x	6.572%	60	64.3%	64.3%
Low Rise	2	18,000,000	1.5%	9,000,000	1.31x	6.640%	59	67.2%	67.2%
Mid Rise	1	5,300,000	0.4%	5,300,000	1.30x	6.140%	59	68.8%	68.8%
Industrial	7	$96,842,362	8.1%	$13,834,623	1.61x	6.292%	59	64.0%	64.0%
Flex	1	57,940,000	4.8%	57,940,000	1.52x	6.345%	59	64.9%	64.9%
Manufacturing	1	15,600,000	1.3%	15,600,000	1.84x	6.508%	59	63.9%	63.9%
Warehouse/Distribution	3	12,034,920	1.0%	4,011,640	1.79x	5.840%	58	59.6%	59.6%
Warehouse	1	7,100,000	0.6%	7,100,000	1.38x	6.420%	59	67.0%	67.0%
R&D	1	4,167,442	0.3%	4,167,442	1.79x	5.840%	58	59.6%	59.6%
Other	6	$50,000,000	4.2%	$8,333,333	1.10x	5.436%	59	75.9%	75.9%
Leased Fee	6	50,000,000	4.2%	8,333,333	1.10x	5.436%	59	75.9%	75.9%
Retail	3	$42,514,923	3.5%	$14,171,641	1.50x	6.223%	60	61.7%	61.7%
Anchored	1	28,500,000	2.4%	28,500,000	1.41x	6.220%	60	59.1%	59.1%
Shadow Anchored	1	10,355,500	0.9%	10,355,500	1.66x	6.366%	60	69.5%	69.5%
Single Tenant	1	3,659,423	0.3%	3,659,423	1.79x	5.840%	58	59.6%	59.6%
Manufactured Housing	5	$17,810,353	1.5%	$3,562,071	1.43x	6.110%	59	63.8%	61.2%
Manufactured Housing	5	17,810,353	1.5%	3,562,071	1.43x	6.110%	59	63.8%	61.2%
Self Storage	2	$12,262,000	1.0%	$6,131,000	1.61x	5.718%	60	47.8%	47.8%
Self Storage	2	12,262,000	1.0%	6,131,000	1.61x	5.718%	60	47.8%	47.8%
Total / Wtd. Avg.	68	$$1,198,474,524	100.0%	$$17,624,625	1.84x	6.542%	59	59.6%	59.4%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-7

Annex A-2

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
New York	10	$170,518,949	14.2%	$17,051,895	1.56x	6.519%	59	59.2%	59.1%
California	8	157,790,803	13.2	$19,723,850	1.92x	6.265%	59	56.8%	56.8%
Pennsylvania	3	109,913,639	9.2	$36,637,880	1.36x	6.738%	60	64.2%	64.2%
Florida	7	107,720,755	9.0	$15,388,679	1.64x	6.786%	59	62.9%	61.9%
Texas	6	99,670,000	8.3	$16,611,667	1.41x	6.612%	60	62.5%	62.3%
Nevada	1	95,000,000	7.9	$95,000,000	4.46x	6.079%	57	36.2%	36.2%
Missouri	2	79,633,750	6.6	$39,816,875	1.44x	7.003%	60	61.8%	61.8%
Ohio	4	78,359,315	6.5	$19,589,829	1.51x	6.417%	59	64.2%	63.4%
Indiana	4	70,706,443	5.9	$17,676,611	1.56x	6.481%	59	64.1%	63.9%
Louisiana	1	61,000,000	5.1	$61,000,000	1.89x	6.610%	60	59.2%	59.2%
Georgia	8	44,622,931	3.7	$5,577,866	1.91x	6.820%	60	59.7%	58.8%
Delaware	1	41,000,000	3.4	$41,000,000	1.82x	6.800%	60	64.9%	64.9%
District of Columbia	1	32,000,000	2.7	$32,000,000	1.51x	6.880%	60	67.9%	67.9%
New Jersey	3	19,307,188	1.6	$6,435,729	1.20x	5.798%	59	72.6%	72.6%
New Mexico	1	7,640,000	0.6	$7,640,000	1.45x	6.376%	60	69.0%	69.0%
North Carolina	1	5,100,000	0.4	$5,100,000	1.94x	6.650%	60	52.3%	49.3%
Virginia	2	5,023,747	0.4	$2,511,873	1.85x	6.179%	59	56.5%	55.3%
Michigan	2	4,615,000	0.4	$2,307,500	1.77x	6.251%	60	65.0%	65.0%
West Virginia	1	3,659,423	0.3	$3,659,423	1.79x	5.840%	58	59.6%	59.6%
Washington	1	2,982,581	0.2	$2,982,581	1.79x	5.840%	58	59.6%	59.6%
Arizona	1	2,210,000	0.2	$2,210,000	1.54x	6.461%	59	65.0%	65.0%
Total	68	$1,198,474,524	100.0%	$17,624,625	1.84x	6.542%	59	59.6%	59.4%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-8

ANNEX A-3

DESCRIPTION OF THE TOP 15 MORTGAGE LOANS

[THIS PAGE INTENTIONALLY LEFT BLANK]

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

A-3-1

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

A-3-2

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

A-3-3

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

Mortgage Loan Information		Property Information
Loan Seller(1):	GSMC, CREFI, GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Properties Type – Subtype(6):	Hospitality – Full Service
Borrower Sponsor(s):	Blackstone Real Estate Partners IX L.P.	Collateral(6):	Fee
Borrower(s):	Ace A PropCo LLC and Ace V PropCo LLC	Location:	Las Vegas, NV
Original Balance(1):	$95,000,000	Year Built / Renovated:	2009 / NAP
Cut-off Date Balance(1):	$95,000,000	Property Management:	Master Lease by MGM
% by Initial UPB:	7.9%	Size(6):	5,349 Rooms
Interest Rate(2):	6.07880916113333%	Appraised Value / Per Room(7):	$7,032,800,000 / $1,314,788
Note Date:	December 9, 2025	Appraisal Date:	November 25, 2025
Original Term:	60 months	Occupancy:	94.2% (as of September 30, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	94.8%
Original Amortization:	NAP	Underwritten NOI(8):	$632,399,759
Interest Only Period:	60 months	Underwritten NCF(8):	$607,952,887
First Payment Date:	January 9, 2026
Maturity Date:	December 9, 2030	Historical NOI
Additional Debt Type(1)(3):	Pari Passu / B Notes	Most Recent NOI:	$635,387,355 (TTM September 30, 2025)
Additional Debt Balance(1):	$505,000,000 / $1,947,800,000 / $902,200,000	2024 NOI:	$583,734,452
Call Protection(4):	YM0.5(27),DorYM0.5(26),O(7)	2023 NOI:	$585,966,283
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$579,325,226
Reserves(5)				Financial Information(9)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / Room:	$476,313	$644,980
Insurance:	$0	Springing	NAP	Maturity Date Loan / Room:	$476,313	$644,980
TI/LC:	$0	Springing	NAP	Cut-off Date LTV(7):	36.2%	49.1%
FF&E Reserve:	$0	Springing	NAP	Maturity Date LTV(7):	36.2%	49.1%
				UW NOI DY:	24.8%	18.3%
				UW NCF DSCR:	4.46x	3.28x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1)	$2,547,800,000	73.8%	Loan Payoff	$3,150,000,400	91.3%
Subordinate Loan	902,200,000	26.2	Return of Equity	291,474,251	8.4
			Closing Costs	8,525,349	0.2
Total Sources	$3,450,000,000	100.0%	Total Uses	$3,450,000,000	100.0%
(1)	The CityCenter (Aria & Vdara) Whole Loan (as defined below) was co-originated on December 9, 2025 by JPMorgan Chase Bank, National Association (“JPMCB”), German American Capital Corporation, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA (“GSBI”). The CityCenter (Aria & Vdara) Mortgage Loan (as defined below) is part of the CityCenter (Aria & Vdara) Whole Loan, which is comprised of 29 pari passu senior promissory notes and four subordinate B notes, with an aggregate original principal balance and Cut-off Date Balance of $3,450,000,000. The Senior Loan Cut-off Date Loan / Room, Maturity Date Loan / Room, Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR (based on a weighted average interest rate of 5.280024422835390% per annum on the CityCenter (Aria & Vdara) Senior Notes (as defined below)) and UW NOI DY are based on the principal balance of the CityCenter (Aria & Vdara) Senior Notes. See “Subordinate and Mezzanine Debt” below for further discussion of additional debt information.
(2)	Interest Rate represents the interest rate of component A-C of the CityCenter (Aria & Vdara) Whole Loan applicable to the CityCenter (Aria & Vdara) Senior Companion Notes (as defined below). The Interest Rate does not represent the interest rate attributable to component A (applicable to the CityCenter (Aria & Vdara) Senior SASB Notes (as defined below)) or component B and component C (applicable to the CityCenter (Aria & Vdara) B Notes (as defined below)).
(3)	On December 9, 2025, a wholly-owned subsidiary of Realty Income Corporation (the “Investor LP”) and affiliates of the borrower sponsor entered into a perpetual preferred equity agreement whereby the Investor LP contributed $800,000,000 in exchange for a preferred equity interest with a preferred return equal to 7.4% per annum, subject to escalations beginning December 9, 2030. See “Additional Indebtedness—Preferred Equity” in the Preliminary Prospectus.
(4)	Provided no event of default exists, the CityCenter (Aria & Vdara) Whole Loan may be defeased in whole but not in part, after the earlier of (i) two years after the final securitization that holds any note evidencing the CityCenter (Aria & Vdara) Whole Loan and (ii) three years after December 9, 2025, but prior to June 9, 2030 (the “Permitted Par Prepayment Date”). In addition, the CityCenter (Aria & Vdara) Whole Loan is prepayable in whole or in part at any time, provided that any such prepayment made prior to the Permitted Par Prepayment Date must be accompanied by the greater of a yield maintenance premium and 0.5% of the amount prepaid. The assumed defeasance lockout period of 27 payments is based on the closing date of the Benchmark 2026-V21 securitization trust in March 2026. The actual lockout period may be longer.
A-3-4

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%
(5)	See “Initial and Ongoing Reserves” below.
(6)	The CityCenter (Aria & Vdara) Property (as defined below) is leased to MGM Lessee III, LLC (the “MGM Tenant”), a subsidiary of MGM Resorts International (“MGM”), pursuant to a triple net master lease (the “Master Lease”). All property-specific financial information is based on the financial reporting package delivered by MGM. The CityCenter (Aria & Vdara) Whole Loan is not secured by the MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Property and the MGM Tenant is not a borrower under the CityCenter (Aria & Vdara) Whole Loan. The borrowers are entitled to the master rent payment under the Master Lease, as described under “The Property” below, and the CityCenter (Aria & Vdara) Whole Loan is secured by the borrowers’ rights under the Master Lease, among other things.
(7)	Appraised Value of $7,032,800,000 represents the appraisal’s concluded “hypothetical – fee simple” value as of November 25, 2025 based on the hypothetical condition that the CityCenter (Aria & Vdara) Property is not subject to the Master Lease. The appraisal’s concluded “as is” value as of November 25, 2025 for CityCenter (Aria & Vdara) Property is $4,450,000,000 which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) Whole Loan of 77.5% and 77.5%, respectively and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) Senior Notes of 57.3% and 57.3%, respectively.
(8)	The CityCenter (Aria & Vdara) Whole Loan was underwritten based on the net cash flow and the net operating income of the CityCenter (Aria & Vdara) Property reflective of the operating results of the MGM Tenant. The CityCenter (Aria & Vdara) Whole Loan (based on the borrowers’ leased fee interest) is secured by all of the borrowers’ rights under the Master Lease, not the MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Property. The Borrowers are entitled to receive only the rent payable under the Master Lease, and not the income received by the MGM Tenant.
(9)	The Whole Loan Cut-off Date Loan / Room, Maturity Date Loan / Room, UW NCF DSCR (based on a weighted average interest rate of 5.294200% per annum on the CityCenter (Aria & Vdara) Whole Loan) and UW NOI DY, Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) Whole Loan are based on the principal balance of the CityCenter (Aria & Vdara) Whole Loan. The Senior Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield with respect to the Master Lease rent of approximately $232.7 million are 57.3%, 57.3%, 1.71x and 9.1%, respectively. The Whole Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield with respect to the Master Lease rent of approximately $232.7 million are 77.5%, 77.5%, 1.26x and 6.8%, respectively.

The Loan. The largest mortgage loan (the “CityCenter (Aria & Vdara) Mortgage Loan”) is part of the CityCenter (Aria & Vdara) Whole Loan which is secured by the borrowers’ leased fee interest in the Aria Resort & Casino (the “Aria”) and the Vdara Hotel & Spa (the “Vdara”, and together with the Aria, the “CityCenter (Aria & Vdara) Property”) and a collateral assignment of the Master Lease. The CityCenter (Aria & Vdara) Whole Loan is evidenced by (i) 29 pari passu senior promissory notes with an aggregate Cut-off Date balance of $2.5478 billion consisting of Notes A-1, A-2, A-3 and A-4 with an aggregate Cut-off Date balance of $1.9478 billion (the “CityCenter (Aria & Vdara) Senior SASB Notes”) and Notes A-5-1, A-5-2, A-6, A-7, A-8, A-9-1, A-9-2, A-10, A-11, A-12, A-13, A-14, A-15, A-16, A-17, A-18-1, A-18-2, A-19, A-20-1, A-20-2-1, A-20-2-2, A-21, A-22, A-23 and A-24 with an aggregate Cut-off Date balance of $600 million (the “CityCenter (Aria & Vdara) Senior Companion Notes” and, together with the CityCenter (Aria & Vdara) Senior SASB Notes, the “CityCenter (Aria & Vdara) Senior Notes”) and (ii) four subordinate promissory notes, with an aggregate Cut-off Date balance of $902,200,000 (collectively, the “CityCenter (Aria & Vdara) B Notes” and, together with the CityCenter (Aria & Vdara) Senior Notes, the “CityCenter (Aria & Vdara) Whole Loan”). The CityCenter (Aria & Vdara) Mortgage Loan is evidenced by the non-controlling Note A-10, contributed by Citi Real Estate Funding Inc. (“CREFI”), non-controlling Note A-17 and A-18-2, contributed by German American Capital Corporation (“GACC”), and non-controlling Note A-20-2-2 and Note A-21, contributed by Goldman Sachs Mortgage Company (“GSMC”), with an aggregate original principal balance of $95,000,000.

The CityCenter (Aria & Vdara) Whole Loan has a 5-year term and is interest-only for the full term with a maturity date of December 9, 2030. The CityCenter (Aria & Vdara) Senior Notes accrue interest at a fixed rate of 5.280024422835390% per annum on an Actual/360 basis, the CityCenter (Aria & Vdara) Whole Loan accrues interest at a fixed rate of 5.29420% per annum on an Actual/360 basis, and the CityCenter (Aria & Vdara) Senior Companion Notes accrue interest at a fixed rate of 6.07880916113333% per annum on an Actual/360 basis. The CityCenter (Aria & Vdara) Whole Loan was co-originated on December 9, 2025 by JPMCB, GACC, CREFI and GSBI.

The relationship between the holders of the CityCenter (Aria & Vdara) Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The CityCenter (Aria & Vdara) AB Whole Loan” in the Preliminary Prospectus. The CityCenter (Aria & Vdara) Whole Loan is serviced under the trust and servicing agreement for the BX 2025-ARIA securitization trust. See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

A-3-5

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

The table below identifies the promissory notes that comprise the CityCenter (Aria & Vdara) Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$779,120,000	$779,120,000	BX 2025-ARIA	Yes
A-2	$389,560,000	$389,560,000	BX 2025-ARIA	No
A-3	$389,560,000	$389,560,000	BX 2025-ARIA	No
A-4	$389,560,000	$389,560,000	BX 2025-ARIA	No
A-5-1(1)	$54,000,000	$54,000,000	JPMCB	No
A-5-2(1)	$2,000,000	$2,000,000	JPMCB	No
A-6	$40,000,000	$40,000,000	BMO 2025-5C13	No
A-7	$48,000,000	$48,000,000	BANK5 2026-5YR20	No
A-8	$48,000,000	$48,000,000	BANK5 2026-5YR20	No
A-9-1	$35,000,000	$35,000,000	WFCM 2026-5C8	No
A-9-2(1)	$13,000,000	$13,000,000	JPMCB	No
A-10	$30,000,000	$30,000,000	Benchmark 2026-V21	No
A-11	$25,000,000	$25,000,000	BBCMS 2026-5C40	No
A-12	$25,000,000	$25,000,000	Benchmark 2026-V20	No
A-13	$20,000,000	$20,000,000	WFCM 2026-5C8	No
A-14	$20,000,000	$20,000,000	WFCM 2026-5C8	No
A-15	$25,000,000	$25,000,000	BBCMS 2026-5C40	No
A-16	$25,000,000	$25,000,000	Benchmark 2026-V20	No
A-17	$25,000,000	$25,000,000	Benchmark 2026-V21	No
A-18-1(1)	$17,500,000	$17,500,000	GACC	No
A-18-2	$7,500,000	$7,500,000	Benchmark 2026-V21	No
A-19(1)	$20,000,000	$20,000,000	GACC	No
A-20-1	$25,000,000	$25,000,000	Benchmark 2026-V20	No
A-20-2-1(1)	$22,500,000	$22,500,000	GSBI	No
A-20-2-2	$2,500,000	$2,500,000	Benchmark 2026-V21	No
A-21	$30,000,000	$30,000,000	Benchmark 2026-V21	No
A-22	$25,000,000	$25,000,000	BBCMS 2026-5C40	No
A-23(1)	$10,000,000	$10,000,000	GSBI	No
A-24(1)	$5,000,000	$5,000,000	GSBI	No
B-1	$360,880,000	$360,880,000	BX 2025-ARIA	No
B-2	$180,440,000	$180,440,000	BX 2025-ARIA	No
B-3	$180,440,000	$180,440,000	BX 2025-ARIA	No
B-4	$180,440,000	$180,440,000	BX 2025-ARIA	No
Whole Loan	$3,450,000,000	$3,450,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The CityCenter (Aria & Vdara) Property is located in CityCenter, a 76-acre, mixed-use development located on South Las Vegas Boulevard (the “Las Vegas Strip”) in Las Vegas, Nevada, and is comprised of 5,349 keys, over 20 food and beverage (“F&B”) outlets, approximately 150,000 square feet of casino space, as well as various other retail, entertainment and amenity offerings including access to Shadow Creek, the golf course designed by renowned architect Tom Fazio.

The borrowers own the fee interest in the CityCenter (Aria & Vdara) Property and have leased the CityCenter (Aria & Vdara) Property to a subsidiary of MGM Resorts International (“MGM”) pursuant to a triple net master lease (the “Master Lease”). The borrowers, together with MGM Lessee III, LLC (the “MGM Tenant” or the “OpCo”), are collectively referred to as the “WholeCo”.

In October 2021, MGM consolidated its then ownership of the CityCenter (Aria & Vdara) Property by acquiring a 50% non-controlling interest in the CityCenter (Aria & Vdara) Property from Infinity World for a purchase price of approximately $2.125 billion ($397,271 per key). Concurrently, MGM entered into a sale-leaseback transaction with Blackstone, pursuant to which the borrowers acquired the fee interest in the CityCenter (Aria & Vdara) Property from MGM for approximately $3.9 billion ($727,239 per key), inclusive of a $763.4 million equity investment from Blackstone, and simultaneously leased the CityCenter (Aria & Vdara) Property to the OpCo pursuant to the Master Lease.

The Master Lease has an initial term of 30 years expiring in 2051, with three, 10-year renewal options and no termination options other than in connection with certain conditions following a casualty or condemnation. The borrowers are entitled to a current Master Lease

A-3-6

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

rent of approximately $232.7 million per annum (the “Master Rent” or “PropCo EBITDA”), which is structured with 2.0% escalations through 2036. Thereafter, the escalation will be the greater of 2.0% or the consumer price index (“CPI”), capped at 3.0% per annum.

In addition to the cash flow generated by the CityCenter (Aria & Vdara) Property, the Master Lease is structured with a corporate guaranty for all lease obligations from MGM (the “MGM Master Lease Guaranty”), a publicly traded company with a market capitalization of approximately $9.4 billion as of December 2025. The Master Lease and the MGM Master Lease Guaranty have been collaterally assigned to the lender. Moreover, the MGM Tenant is required to post a reserve in the amount of one year’s then current Master Rent if (i) both the ratio of earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) to Master Rent coverage falls below 1.60x and MGM’s market capitalization declines below $6.0 billion or (ii) both MGM is no longer listed on a major stock exchange and the ratio of EBITDAR to Master Rent declines below a 2.0x coverage.

The Master Lease requires an ongoing capital expenditure (“CapEx”) reserve equal to 1.5% of revenues and a minimum CapEx spend based on a five-year rolling schedule equal to: (a) 4.0% of revenues for years one through five, (b) 2.5% of revenues for years six through ten, (c) 3.0% of revenues for years eleven through twenty and (d) 3.5% of revenues for years twenty-one and thereafter. The estimated CapEx spend during the term of the CityCenter (Aria & Vdara) Whole Loan based on the contractually required spend is approximately $498.8 million ($93,252 per room).

Since 2021, the CityCenter (Aria & Vdara) Property has rapidly recovered from the COVID-19 pandemic, as evidenced by TTM September 2025 occupancy, ADR, RevPAR and EBITDAR increases of approximately 69.3%, 46.5%, 148.1% and 124.0%, respectively. The CityCenter (Aria & Vdara) Property had an overall EBITDAR of approximately $283.7 million as of TTM August 2021 and approximately $635.4 million as of TTM September 2025.

The Aria. Located in the heart of CityCenter on the Las Vegas Strip, the Aria Resort & Casino is a premier, full-service luxury resort and casino spanning approximately 61.4 acres. The Aria comprises 4,002 guest rooms and suites, including 17 exclusive villas, distributed across a 61-story main tower that offers sweeping views of the Las Vegas Strip and the surrounding cityscape. The Aria is renowned for its award-winning hospitality, having received various travel guide awards. The Aria was designed with sustainability in mind, achieving LEED Gold certification and incorporating energy and water efficiency measures. Entertainment options include the JEWEL Nightclub, a 24,000 square foot venue featuring DJs, as well as the Aria Fine Art Collection. Additional amenities include concierge services, a business center, and direct access to the Las Vegas tram system.

The Aria offers a diverse mix of over 4,000 guest rooms, including 3,436 deluxe rooms, 258 recently renovated tower suites, 291 Sky Suites (as defined below) and 17 villas. Rooms average 638 square feet and feature advanced technology, keyless entry and voice-activated controls in select suites. The “Sky Suites” are a hotel-within-a-hotel, offering amenities for guests, including private check-in, dedicated elevators, access to a private lounge with complimentary food/drinks and the secluded Sky Pool, all in spacious, modern suites with separate living areas and bathrooms. They provide perks like luxury airport transfers, butler service, and priority access to dining. As of TTM September 2025, the Aria maintained an occupancy rate of 94.2%, with an ADR of $346.79 and RevPAR of $326.83.

The casino floor spans approximately 150,000 square feet, featuring a selection of 1,940 slot machines, 145 table games, a high-limit lounge and a race and sports book catering to both casual and experienced players. Gaming revenue accounted for 30.8% of total property revenues as of TTM September 2025, reflecting a shift toward non-gaming demand drivers. Nominal gaming revenue grew approximately 31% at the Aria between 2019 and 2024.

The Aria offers over 500,000 square feet of convention and meeting space, complemented by seven ballrooms, 51 meeting rooms and a dedicated event planning team. Dining options include over 20 F&B outlets, ranging from upscale, well rated and celebrity chef-driven restaurants such as Carbone, CATCH, Jean Georges Steakhouse, Bardot Brasserie, and Blossom, to a variety of casual and quick-serve concepts. Additionally, Gymkhana, an Indian restaurant located in London, opened its first U.S. location at the Aria in December of 2025 and is expected to drive continued growth in the F&B segment. Additional amenities include a 215,000 square foot pool deck with four pools and 12,000 square feet of cabanas, a spa and salon, the Aria Fine Art Collection, and direct access to luxury retail and entertainment venues.

The Vdara. Located adjacent to Aria Resort & Casino within CityCenter, the Vdara Hotel & Spa is a luxury, non-gaming, all-suite hotel distinguished by its modern crescent design. The 57-story tower features 1,495 guest suites and offers a tranquil, smoke-free environment with direct access to the Las Vegas Strip. The Vdara is recognized for its upscale accommodations and LEED Gold-certified design. The Vdara features approximately 16,500 square feet of meeting and event space, including a 3,923 square foot grand ballroom and the flagship Silk Road meeting space which accommodates up to 200 guests and features a private dining room. Amenities include a two-level wellness spa, a rooftop pool with cabanas and daybeds, a state-of-the-art fitness center, and a curated selection of luxury retail outlets. The Vdara offers seamless connectivity to the Aria, Bellagio, and other CityCenter attractions via the express tram.

A-3-7

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

The Vdara’s 1,495 suites include deluxe, premium, luxury and premier options, with average room sizes of 660 square feet. Suites feature open floor plans, horizontal windows with expansive city and mountain views, and fully equipped gourmet kitchens with designer appliances. The Vdara is part of a condominium, which also includes 148 residential condominium units, of which approximately 32 participate in a rental program pursuant to which they are available for rental as hotel rooms. As of TTM September 2025, the Vdara reported an occupancy rate of 93.9%, ADR of $276.95, and RevPAR of $260.06, reflecting strong demand for upscale, non-gaming accommodations on the Las Vegas Strip.

The Vdara offers a selection of premium dining options, including Elements, Maceoo Paris, Terrene, and Radiance, as well as in-suite dining and access to the Aria’s extensive restaurant portfolio. The Vdara Spa & Salon spans two floors and features 11 treatment rooms, sauna, steam rooms, hot plunges, and heated chaise lounges. The rooftop pool deck offers panoramic views and private cabanas. The Vdara also has a state-of-the-art fitness center and luxury retail outlets. The Silk Road meeting space at the Vdara is seamlessly connected to the Aria and Bellagio via the CityCenter tram, offering guests convenient access to world-class dining, entertainment, and retail.

A-3-8

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

The following table presents certain information relating to the WholeCo look-through historical operating performance and underwritten net cash flow at the CityCenter (Aria & Vdara) Property. The borrowers are entitled to receive only the rent under the Master Lease and not the underlying WholeCo look through income.

Operating Performance and Underwritten Net Cash Flow(1)
	2022	2023	2024	TTM 9/30/2025	UW(2)	Per Room(3)	%(4)
Rooms Revenue	$521,516,805	$613,499,702	$637,872,265	$606,971,605	$621,725,603	$116,232	38.1%
Casino Revenue	398,416,803	379,429,580	363,767,670	445,674,245	428,910,321	80,185	26.3
Food & Beverage Revenue	408,775,407	445,587,845	468,136,267	443,366,197	465,422,092	87,011	28.6
Other Departmental Revenue(5)	115,087,855	115,820,055	111,693,386	115,354,233	113,733,501	21,263	7.0
Total Revenue	$1,443,796,870	$1,554,337,182	$1,581,469,587	$1,611,366,280	$1,629,791,517	$304,691	100.0%

Rooms Expense(6)	151,452,587	169,988,158	185,046,225	183,986,680	188,651,419	35,269	30.3
Casino Expense(6)	172,516,951	198,058,944	198,607,896	198,748,960	197,812,779	36,981	46.1
Food & Beverage Expense(6)	280,374,257	330,729,810	341,847,365	328,631,653	345,361,697	64,566	74.2
Other Departmental Expense(5)(6)	42,444,516	45,389,779	45,077,711	46,914,540	46,305,073	8,657	40.7
Total Departmental Expenses	$646,788,311	$744,166,692	$770,579,198	$758,281,833	$778,130,967	$145,472	47.7%

Gross Operating Income	$797,008,559	$810,170,490	$810,890,390	$853,084,447	$851,660,549	$159,219	52.3%

Administrative and General	63,269,875	70,348,977	68,335,109	64,439,497	65,217,842	12,193	4.0
Sales and Marketing	32,315,100	24,130,762	24,723,051	18,560,141	18,779,491	3,511	1.2
Property Operation and Maintenance	22,382,967	23,366,146	25,675,346	25,004,506	25,269,661	4,724	1.6
Total Undistributed Expenses	$117,967,943	$117,845,886	$118,733,506	$108,004,144	$109,266,994	$20,428	6.7%

Gross Operating Profit	$679,040,616	$692,324,605	$692,156,884	$745,080,303	$742,393,555	$138,791	45.6%

Total Management Fees	$64,857,314	$69,873,004	$71,104,350	$72,397,889	$72,698,736	$13,591	4.5%

Real Estate Taxes	19,280,539	20,595,325	21,694,635	22,156,930	22,156,930	4,142	1.4
Insurance	15,577,537	15,889,993	15,623,447	15,138,129	15,138,129	2,830	0.9
Total Fixed Expenses	$34,858,076	$36,485,318	$37,318,082	$37,295,059	$37,295,059	$6,972	2.3%

Net Operating Income	$579,325,226	$585,966,283	$583,734,452	$635,387,355	$632,399,759	$118,228	38.8%

FF&E	21,656,953	23,315,058	23,722,044	24,170,494	24,446,873	4,570	1.5

Net Cash Flow	$557,668,273	$562,651,225	$560,012,408	$611,216,861	$607,952,887	$113,657	37.3%

Occupancy	89.0%	93.4%	95.2%	94.2%	94.8%
ADR	$300.03	$335.10	$340.58	$328.90	$336.06
RevPAR	$267.00	$312.90	$324.22	$309.68	$318.44
(1)	Financials are inclusive of revenue and expenses from the racing and sports book (“RSB”) operations at the Aria. The revenue and expenses associated with the racing and sports book operations were transferred to BetMGM (an affiliate of MGM) pursuant to an RSB services agreement. The RSB services agreement and any revenue and expenses derived from the RSB operation at the Aria are not a part of the collateral for the CityCenter (Aria & Vdara) Whole Loan and are excluded from the calculations of EBITDAR and net cash flow. Any revenues or expenses or other amounts from the RSB operation belong to BetMGM. The borrowers will not receive financial reporting from MGM Tenant with respect to the RSB operations and any revenues or expenses derived therefrom. The lender will not be entitled to receive any financial reporting
A-3-9

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

or cash flow information from the RSB operations at the Aria property. However, the terms of the Master Lease provide that, upon the expiration or earlier termination of the Master Lease, which may include a termination of the Master Lease by the borrowers following a default by MGM Tenant thereunder, the RSB services agreement will be terminated at MGM Tenant’s cost and expense. Upon such termination, subject to compliance with applicable gaming laws, the borrowers may elect to operate or engage a separate operator for the RSB operations and collect all or a portion of the revenues and expenses derived from such RSB operations thereafter.

(2)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(3)	Per Room is based on 5,349 rooms.
(4)	% column represents percent of Total Revenue unless stated otherwise.
(5)	Other Departmental Revenue and Other Department Expenses consists of retail, entertainment and other department revenues and expenses.
(6)	% column represents percent of respective department revenue.

Appraisal. According to the appraisal, the CityCenter (Aria & Vdara) Property had a “hypothetical – fee simple” appraised value of $7,032,800,000 as of November 25, 2025, based on the hypothetical condition that the CityCenter (Aria & Vdara) Property is not subject to the Master Lease and an “as is – leased fee” appraised value of $4,450,000,000 as of November 25, 2025. The table below shows the appraisal’s “hypothetical – fee simple” and “leased fee” conclusions.

Appraisal Valuation Summary(1)
Property	Appraised Value	Capitalization Rate	Appraisal Approach
The Aria	$6,375,000,000(2)	8.50%	Income Capitalization Approach
The Vdara	$657,800,000(2)	7.43%	Income Capitalization Approach
Leased Fee	$4,450,000,000	5.25%	Income Capitalization Approach
(1)	Source: Appraisal.
(2)	Represents the WholeCo Appraised Value. The CityCenter (Aria & Vdara) Whole Loan is not secured by the MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Property but is secured by the borrowers’ rights under the Master Lease.

Environmental Matters. According to the Phase I environmental reports dated December 3, 2025 there are no recognized environmental conditions at the CityCenter (Aria & Vdara) Property.

The Market. The CityCenter (Aria & Vdara) Property is located on the Las Vegas Strip within the master planned CityCenter in Las Vegas, Nevada. Las Vegas is one of the top three destinations in the United States for business conventions and a national leader in the hospitality industry. According to a third party research report, hotel fundamentals in Las Vegas have strengthened since the easing of COVID-19 impacts in 2021 with average ADR and average RevPAR increasing from 2019 to 2025 (through September) by approximately 51.6% and 48.1%, respectively. In 2024, Las Vegas welcomed approximately 41.7 million visitors, marking a 2.1% increase over 2023 and the fourth consecutive year of growth since the COVID-19 pandemic while slightly trailing its 2019 levels by approximately 2.0%. Las Vegas’ monthly visitor trend through 2025 (through September) is tracking that of 2019, with the average monthly visitor count reaching approximately 3.2 million compared to 2019’s monthly average of 3.5 million.

According to a third party research report, gaming revenue has been decreasing as an overall percentage of Las Vegas Strip revenue, nominal gaming revenue grew approximately 31.0% from 2019 to 2024, while the monthly average gaming revenue grew approximately 30.6% from 2019 to 2025 (as of September). The hotels have continued to diversify revenue sources while continuing to grow casino revenue.

The introduction of professional sports and certain key entertainment attractions in recent years has accelerated non-gaming driven demand. Las Vegas welcomed its first professional sports team in 2017, just a year after the T-Mobile Arena finished construction. The NHL expansion team boasts the highest average attendance in the league, with roughly 18,000 fans each game. Additionally, the state-of-the-art, $1.9 billion Allegiant Stadium opened in 2020 to the NFL’s Las Vegas Raiders. The 65,000-seat stadium is walking distance from the Las Vegas Strip and hosts concerts, exhibitions and sporting events. Over the first five years of its existence, the stadium has helped to draw more than 6 million guests to over 700 events.

The Sphere, which opened in 2023, is the largest LED display in the world, measuring 366 feet high and 516 feet wide. Development was estimated to cost approximately $2.3 billion, making it the most expensive entertainment venue built in the Las Vegas Valley. The groundbreaking entertainment venue has quickly become one of the most recognizable landmarks in Las Vegas. With seating capacity of up to 18,600 people, it combines cutting-edge visuals and sound with a striking exterior made of 1.2 million LED lights. In 2024, the Sphere grossed $420.5 million off of 1.3 million concert tickets sold, ranking as the top-grossing venue of any size that year.

A-3-10

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

Las Vegas will host the Formula 1 Grand Prix annually through 2032, with the inaugural race held in November 2023 and the Oakland Athletics Major League Baseball team is expected to move to Las Vegas, with a new $2.0 billion, 33,000-seat stadium expected to be completed by 2028. We cannot assure you that such move will take place or that the stadium will be constructed.

The following table presents certain information regarding properties located on the Las Vegas Strip:

Las Vegas Strip Hotel Occupancy, ADR and RevPAR(1)
Year	Occupancy	ADR	RevPAR
YTD Oct 2025	83.7%	$195.34	$163.50
2024	86.4%	$206.12	$178.09
2023	86.2%	$204.42	$176.21
2022	81.6%	$182.11	$148.60
(1)	Source: Appraisal.

The Borrowers and the Borrower Sponsor. The borrowers are Ace A PropCo LLC and Ace V PropCo LLC, each of which is a Delaware limited liability company and single-purpose, bankruptcy-remote entity with two independent directors. Each borrower is a recycled entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the CityCenter (Aria & Vdara) Whole Loan.

The borrower sponsor is Blackstone Real Estate Partners IX L.P., a subsidiary of Blackstone. Founded in 1985, Blackstone is a New York based global alternative asset manager and provider of financial advisory services with approximately $1.2 trillion in assets under management as of September 30, 2025. The real estate segment employs nearly 850 professionals across 12 offices globally. The Blackstone real estate group was established in 1991 and is a global private equity real estate investment manager, with a portfolio of approximately $320 billion of capital under management and a $611 billion global real estate portfolio as of September 30, 2025. Blackstone owns and operates assets across every major geography and sector, including logistics, residential, office, hospitality and retail.

The non-recourse carveout guarantor is Blackstone Real Estate Partners IX-TE (AIV) L.P. The non-recourse carveout guarantor’s aggregate liability under the non-recourse carveout guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 10% of the outstanding principal balance of the CityCenter (Aria & Vdara) Whole Loan, plus certain costs and expenses of enforcement set forth in the guaranty. In addition, there is no environmental indemnitor under the CityCenter (Aria & Vdara) Whole Loan other than the borrowers; provided that the non-recourse carveout guarantor will be liable for certain environmental liabilities to the extent an environmental policy is not maintained. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

Property Management. The CityCenter (Aria & Vdara) Property is operated by the MGM Tenant pursuant to the Master Lease.

Initial and Ongoing Reserves. For so long as the CityCenter (Aria & Vdara) Property is subject to the Master Lease, there are no ongoing reserves required under the CityCenter (Aria & Vdara) Whole Loan documents.

Under the Master Lease, the MGM Tenant will be obligated to make monthly deposits of 1.50% of net revenues at an eligible institution to be used for FF&E and qualifying capital expenditures (the “OpCo FF&E Reserve Account”). On the origination date, the MGM Tenant granted the borrowers a security interest in the OpCo FF&E Reserve Account and the borrowers collaterally assigned the borrowers’ security interest in the OpCo FF&E Reserve Account to the lender.

Tax Reserve – For so long as the CityCenter (Aria & Vdara) Property is not subject to the Master Lease, on each payment date during the continuance of a Trigger Period (as defined below), the borrowers are required to deposit 1/12th of an amount which would be sufficient to pay all taxes at least 30 days prior to their respective due dates. If taxes are reserved for by a brand manager pursuant to a brand management agreement or a casino operator pursuant to a casino management agreement, then no tax deposits are required.

Insurance Reserve – For so long as the CityCenter (Aria & Vdara) Property is not subject to the Master Lease, on each payment date during the continuance of a Trigger Period, insurance deposits are required in an amount equal to 1/12th of an amount which would be sufficient to pay the insurance premium due for the renewal of the coverage afforded by the insurance policies at least 30 days prior to the expiration thereof. If (x) the liability or casualty insurance policy maintained by the borrowers covering the CityCenter (Aria & Vdara)

A-3-11

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

Property constitutes an acceptable blanket policy or (y) insurance premiums are reserved for by a brand manager pursuant to a brand management agreement or a casino operator pursuant to a casino management agreement, then no insurance deposits are required. An acceptable blanket policy was in place at origination.

Replacement Reserve – For so long as the CityCenter (Aria & Vdara) Property is not subject to the Master Lease, the borrowers are required to make a deposit of (i) on each payment date during a Trigger Period, an amount equal to (a) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (b) 0.5% of all other net revenue (other than non-recurring items), in each case for the calendar month that is two months prior to the calendar month in which the applicable deposit to the replacement reserve fund is to be made (the sum of (a) and (b), the “Replacement Reserve Monthly Deposit”), and (ii) if a Trigger Period does not exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the Replacement Reserve Current Year Lookback Deficiency (as defined below) and (y) the Replacement Reserve Five Year Lookback Deficiency (as defined below) (the lesser of (x) and (y), the “Replacement Reserve Quarterly Deposit”), provided that for so long as the CityCenter (Aria & Vdara) Property is managed by (x) a brand manager pursuant to a brand management agreement and/or (y) a casino operator pursuant to a casino management agreement, the amounts required to be funded as a Replacement Reserve Monthly Deposit or a Replacement Reserve Quarterly Deposit will be reduced on a dollar-for-dollar basis by any amounts deposited into a manager account for replacements, PIP work or brand-mandated work for the applicable calendar months as set forth in the annual budget and required pursuant to the terms of the brand management agreement and/or casino management agreement if the borrowers deliver evidence reasonably satisfactory to the lender that such deposit has been made.

“Replacement Reserve Current Year Lookback Deficiency” means an amount equal to (x) the aggregate amount of Replacement Reserve Monthly Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a Trigger Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand-mandated work during such calendar year to date and (2) the aggregate amount funded into the replacement reserve account during such calendar year to date; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Current Year Lookback Deficiency will be deemed to be zero.

“Replacement Reserve Five Year Lookback Deficiency” means (i) zero, with respect to any period before December 31, 2025, and (ii) from and after January 1, 2026, an amount equal to (x) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and 0.5% of all other net revenues (other than non-recurring items) during the Replacement Reserve Five Year Lookback Period (as defined below) less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand mandated work during the Replacement Reserve Five Year Lookback Period (including amounts expended by MGM Tenant pursuant to the express terms and conditions of the Master Lease) and (2) the aggregate amounts funded into the Replacement Reserve Fund (as defined in the CityCenter (Aria & Vdara) Whole Loan documents) during such Replacement Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Five Year Lookback Deficiency will be deemed to be zero.

“Replacement Reserve Five Year Lookback Period” means each five year period (on a rolling basis) with the first period commencing on January 1, 2021 and expiring on December 31, 2025 and the second period commencing on January 1, 2022 and expiring on December 31, 2026.

Lockbox / Cash Management. The CityCenter (Aria & Vdara) Whole Loan is subject to a hard lockbox with springing cash management. Unless a Trigger Period is continuing, amounts on deposit in the lockbox account will be disbursed to the borrowers’ operating account in accordance with the clearing account agreement. After the occurrence and during the continuation of a Trigger Period, at least two times per week, the lockbox bank will be required to sweep funds from the lockbox account into the cash management account in accordance with the clearing account agreement and the cash management bank will apply funds on deposit in the order of priority described in the CityCenter (Aria & Vdara) Whole Loan documents, with the remaining excess cash flow to be held as additional collateral for the CityCenter (Aria & Vdara) Whole Loan, subject to the borrowers’ ability to request disbursements of excess cash flow for certain items set forth in the CityCenter (Aria & Vdara) Whole Loan documents and subject to a cap on reserved excess cash flow in an amount equal to the DSCR Trigger Cure Prepayment Amount (as defined below).

A “Trigger Period” means a period (A) commencing upon the earliest of: (i) a CityCenter (Aria & Vdara) Whole Loan event of default, (ii) an event of default under any mezzanine loan, (iii) a bankruptcy action of the borrowers or (iv) a DSCR Trigger Event (as defined below), and (B) terminating upon (i) in the event of a Trigger Period pursuant to clause (A)(i) above, no CityCenter (Aria & Vdara) Whole Loan event of default is continuing, (ii) in the event of a Trigger Period pursuant to clause (A)(ii) above, no event of default under such mezzanine loan is continuing, (iii) in the event of a Trigger Period pursuant to clause (A)(iii) above, such bankruptcy action was involuntary and not consented to by the borrowers, and is discharged, stayed or dismissed within 90 days of its filing, and (iv) in the event of a Trigger Period pursuant to clause (A)(iv) above, the occurrence of a DSCR Trigger Event Cure (as defined below).

A-3-12

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 1 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$95,000,000 36.2% 4.46x 24.8%

“DSCR Trigger Event” means (i) for so long as the Master Lease is in effect and the Master Lease guarantor is publicly traded, the occurrence of both (a) a DSCR (as defined below) as determined by the lender, of less than 2.00:1.00 (the “Required DSCR Ratio”) on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date, and (b) Master Lease guarantor’s market capitalization is less than $6,000,000,000 (the “Market Capitalization Requirement”) for such two consecutive calendar quarters and (ii) for so long as either the Master Lease is not in effect or the Master Lease guarantor is not publicly traded, a DSCR, as determined by the lender, of less than the Required DSCR Ratio on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date.

“DSCR Trigger Event Cure” means the occurrence of any of the following: (i) the DSCR, as determined as of the first day of each of two consecutive calendar quarters following the occurrence of the applicable DSCR Trigger Event, is no less than the Required DSCR Ratio, (ii) borrowers prepay the CityCenter (Aria & Vdara) Whole Loan in an amount equal to the amount of the CityCenter (Aria & Vdara) Whole Loan and any mezzanine loan that if prepaid would result in a DSCR equal to the Required DSCR Ratio (the “DSCR Trigger Cure Prepayment Amount”) (provided that in the event of a prepayment pursuant to this clause (ii), the DSCR Trigger Period will cease upon such prepayment without any obligation to wait two consecutive calendar quarters) or, in each case to avoid a Trigger Period from occurring, (iii) the guarantor delivers a guaranty (the “DSCR Trigger Cure Guaranty”) in an amount equal to the DSCR Trigger Cure Prepayment Amount, (iv) the borrowers deliver cash and/or a letter of credit in an amount equal to the DSCR Trigger Cure Prepayment Amount (the “DSCR Cure Collateral”) or (v) if the Master Lease is in effect and the Master Lease guarantor is publicly traded, the Master Lease guarantor satisfies the Market Capitalization Requirement without any obligation to wait two consecutive calendar quarters. In the event the DSCR Trigger Event Cure is achieved by delivery of the DSCR Cure Collateral or the DSCR Trigger Cure Guaranty to the lender, the applicable DSCR Trigger Period will cease upon delivery of such DSCR Cure Collateral or DSCR Trigger Cure Guaranty to the lender, without any obligation to wait two consecutive calendar quarters.

“DSCR” means the ratio for the period in question in which: (a) the numerator is (x) while the Master Lease is in effect: (i) if there are one or more MGM operating subtenants for an individual property, the sum of (A) the EBITDAR for each relevant MGM operating subtenant for that individual property (or part of it) and (B) the EBITDAR for MGM Tenant (allocated to any individual property or part of it without an MGM operating subtenant) or (ii) if no MGM operating subtenant exists for that individual property, the EBITDAR for the MGM Tenant allocated to that individual property, or (y) if the Master Lease is not in effect, the sum of EBITDAR for each individual property during that period; and (b) the denominator is the total debt service and mezzanine debt service payable during the 12 months following the calculation date.

Subordinate and Mezzanine Debt. The subordinate debt is evidenced by the CityCenter (Aria & Vdara) B Notes in the aggregate amount of $902,200,000.

Permitted Future Subordinate or Mezzanine Debt. The borrowers have a one-time right without the consent of the lender to cause a mezzanine borrower to incur additional indebtedness in the form of one or more mezzanine loans (the “Mezzanine Loan”), subject to satisfaction of certain conditions precedent set forth in the CityCenter (Aria & Vdara) Whole Loan documents, including that no CityCenter (Aria & Vdara) Whole Loan event of default is then continuing and the principal amount of the Mezzanine Loan will in no event exceed the amount which, after giving effect thereto, yields (x) an aggregate LTV ratio not greater than 77.5% and (y) a debt yield not less than 6.75%.

Preferred Equity. On December 9, 2025, a wholly-owned subsidiary of Realty Income Corporation and affiliates of the borrower sponsor entered into a perpetual preferred equity agreement whereby the Investor LP contributed $800,000,000 in exchange for a preferred equity interest with a preferred return equal to 7.4% per annum, subject to escalations beginning December 9, 2030. See “Additional Indebtedness—Preferred Equity” in the Preliminary Prospectus.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-13

Mixed Use – Lab/Office 400 Arcola Road Collegeville, PA 19426	Collateral Asset Summary – Loan No. 2 400 Arcola Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$90,000,000 64.7% 1.28x 8.9%

A-3-14

Mixed Use – Lab/Office 400 Arcola Road Collegeville, PA 19426	Collateral Asset Summary – Loan No. 2 400 Arcola Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$90,000,000 64.7% 1.28x 8.9%

A-3-15

Mixed Use – Lab/Office 400 Arcola Road Collegeville, PA 19426	Collateral Asset Summary – Loan No. 2 400 Arcola Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$90,000,000 64.7% 1.28x 8.9%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use – Lab/Office
Borrower Sponsor(s):	David Werner	Collateral:	Fee
Borrower(s):	Collegeville Holdings LLC	Location:	Collegeville, PA
Original Balance(1):	$90,000,000	Year Built / Renovated:	1992 / 2023
Cut-off Date Balance(1):	$90,000,000	Property Management:	Cushman & Wakefield U.S., Inc.
% by Initial UPB:	7.5%	Size:	796,633 SF
Interest Rate:	6.78100%	Appraised Value / Per SF:	$231,700,000 / $291
Note Date:	February 12, 2026	Appraisal Date:	December 17, 2025
Original Term:	60 months	Occupancy:	100.0% (as of February 6, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	97.0%
Original Amortization:	NAP	Underwritten NOI:	$13,399,244
Interest Only Period:	60 months	Underwritten NCF:	$13,239,918
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI(5)
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	NAV
Additional Debt Balance(1):	$60,000,000	2024 NOI:	NAV
Call Protection(2):	L(24),D(32),O(4)	2023 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	NAV
Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$188
Taxes:	$417,477	$71,457	NAP	Maturity Date Loan / SF:	$188
Insurance:	$169,976	$24,282	NAP	Cut-off Date LTV:	64.7%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	64.7%
TI / LC:	$0	Springing	NAP	UW NOI DY:	8.9%
Tax Increase Reserve:	$0	Springing(4)	NAP	UW NCF DSCR:	1.28x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$150,000,000	100.0%	Loan Payoff	$103,159,815	68.8%
			Return of Equity	40,643,544	27.1
			Closing Costs	5,609,188	3.7
			Upfront Reserves	587,452	0.4
Total Sources	$150,000,000	100.0%	Total Uses	$150,000,000	100.0%
(1)	The 400 Arcola Road Mortgage Loan (as defined below) is part of the 400 Arcola Road Whole Loan (as defined below) which is comprised of five pari passu promissory notes with an aggregate original principal balance of $150,000,000. The financial information presented above is based on the 400 Arcola Road Whole Loan.
(2)	Defeasance of the 400 Arcola Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) February 12, 2029. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V21 securitization trust in March 2026. The actual defeasance lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” below.
(4)	See “-Tax Increase Reserve” below.
(5)	Historical NOI is not available due to the borrower sponsor acquiring the 400 Arcola Road Property (as defined below) in August 2023 and the subsequent formation of a condominium structure.

A-3-16

Mixed Use – Lab/Office 400 Arcola Road Collegeville, PA 19426	Collateral Asset Summary – Loan No. 2 400 Arcola Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$90,000,000 64.7% 1.28x 8.9%

The Loan.  The second largest mortgage loan (the “400 Arcola Road Mortgage Loan”) is part of a whole loan (the “400 Arcola Road Whole Loan”) which is comprised of five pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000. The 400 Arcola Road Whole Loan is secured by the borrower’s fee simple interest in a 796,633 SF lab/office facility in Collegeville, Pennsylvania (the “400 Arcola Road Property”). The 400 Arcola Road Mortgage Loan was originated on February 12, 2026 by Goldman Sachs Bank USA (“GSBI”). The 400 Arcola Road Mortgage Loan is evidenced by the controlling Note A-1 and the non-controlling Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $90,000,000. The 400 Arcola Road Whole Loan has a five-year term, is interest-only for the full term and accrues interest at a rate of 6.78100% per annum on an Actual/360 basis.

The relationship between the holders of the 400 Arcola Road Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 400 Arcola Road Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V21 securitization trust. See “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2026-V21	Yes
A-2	$30,000,000	$30,000,000	Benchmark 2026-V21	No
A-3(1)	$35,000,000	$35,000,000	GSBI	No
A-4(1)	$15,000,000	$15,000,000	GSBI	No
A-5(1)	$10,000,000	$10,000,000	GSBI	No
Total	$150,000,000	$150,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The 400 Arcola Road Property is a 796,633 SF lab/office facility consisting of four buildings within the Arcola Corporate Campus in Collegeville, Pennsylvania. In August 2023, the borrower sponsor purchased Arcola Corporate Campus as part of lease-back from Wyeth Pharmaceuticals (a wholly owned subsidiary of Pfizer). At the time of acquisition, the 1,853,053 SF Arcola Campus was approximately 86.6% NNN leased consisting of Dow Chemical Company (927,828 SF expiring 12/31/2028), Wyeth Pharmaceuticals (a wholly owned subsidiary of Pfizer 677,311 SF expiring 8/15/2028) and 247,914 SF of vacant office space. The broader campus consists of 14 buildings and spans approximately 1.9 million SF.

The 400 Arcola Road Property is subject to a condominium structure. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium” in the Preliminary Prospectus.

Sole Tenant. The sole tenant at the 400 Arcola Road Property is Dow Chemical Company, (Moody’s / S&P / Fitch; NR / NR / BBB+) (“Dow”), a leading American materials science company and a global producer of plastics, chemicals, and silicones. Dow operates across 31 countries, 104 manufacturing sites, and has over 35,000 employees. Dow is currently traded on the New York Stock Exchange under the ticker DOW. Dow has used the 400 Arcola Road Property as its material science headquarters since 2012, and it remains Dow’s only institutional-grade lab facility on the east coast. Dow’s triple net lease commenced on July 1, 2012 and expires on December 31, 2035, with five, six-year renewal options and no termination options.

A-3-17

Mixed Use – Lab/Office 400 Arcola Road Collegeville, PA 19426	Collateral Asset Summary – Loan No. 2 400 Arcola Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$90,000,000 64.7% 1.28x 8.9%

The following table presents certain information relating to the sole tenant at the 400 Arcola Road Property:

Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option

Dow Chemical Company	NR/NR/BBB+	796,663	100.0%	$12,809,348	$16.08	100.0%	12/31/2035	N	5 x 6 yr
Total Occupied		796,663	100.0%	$12,809,348	$16.08	100.0%
Vacant		0	0.0%
Collateral Total		796,663	100.0%

(1)	Based on the underwritten rent roll dated as of February 6, 2026.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the 400 Arcola Road Property, based on the initial lease expiration date:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032	0	0.0%	0.0%	$0	0.0%	$0.00	0
2033	0	0.0%	0.0%	$0	0.0%	$0.00	0
2034	0	0.0%	0.0%	$0	0.0%	$0.00	0
2035	796,633	100.0%	100.0%	$12,809,348	100.0%	$16.08	1
2036	0	0.0%	100.0%	$0	0.0%	$0.00	0
2037 & Thereafter	0	0.0%	100.0%	$0	0.0%	$0.00	0
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	796,633	100.0%		$12,809,348	100.0%	$16.08	1
(1)	Based on the underwritten rent roll dated as of February 6, 2026.

A-3-18

Mixed Use – Lab/Office 400 Arcola Road Collegeville, PA 19426	Collateral Asset Summary – Loan No. 2 400 Arcola Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$90,000,000 64.7% 1.28x 8.9%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 400 Arcola Road Property:

Cash Flow Analysis(1)
	U/W	U/W PSF
Base Rent	$12,809,348	$16.08
Contractual Rent Steps	1,320,777	1.66
Potential Gross Revenue	$14,130,125	$17.74
Recoveries	10,232,580	12.84
(Vacancy)	(730,881)	(0.92)
Effective Gross Revenue	$23,631,824	$29.66

Total Expenses	$10,232,580	$12.84

Net Operating Income	$13,399,244	$16.82
Replacement Reserves	159,327	$0.20
Net Cash Flow	$13,239,918	$16.62

Occupancy %(2)	97.0%
NCF DSCR(3)	1.28x
NOI Debt Yield(3)	8.9%
(1)	Historical operating performance is not available due to the borrower sponsor acquiring the 400 Arcola Road Property in August 2023 and the subsequent formation of a condominium structure.
(2)	UW Occupancy % represents the economic occupancy.
(3)	Metrics are based on the 400 Arcola Road Whole Loan.

Appraisal. According to the appraisal, the 400 Arcola Road Property had an “as-is” appraised value of $231,700,000 as of December 17, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated January 13, 2026, there was no evidence of any recognized environmental conditions at the 400 Arcola Road Property.

The Market. The 400 Arcola Road Property is located in Upper Providence Township in the Greater Philadelphia Area. The 400 Arcola Road Property has access to the Route 422 Expressway, connecting the local Collegeville area with Phoenixville, King of Prussia, and the Philadelphia Main Line. Route 422 also provides access to the Pennsylvania Turnpike. The Greater Philadelphia Area is a hub for the life sciences and healthcare sectors. The region is home to global institutions including the University of Pennsylvania, Thomas Jefferson University, and the Wistar Institute.

The Borrower and the Borrower Sponsor. The borrower is Collegeville Holdings LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 400 Arcola Road Whole Loan. The borrower sponsor and non-recourse carveout guarantor is David Werner. David Werner Real Estate Investments (“DWREI”) is a real estate investment firm based in New York City. Led by David Werner, DWREI has over 40 years of commercial real estate investment experience across the United States. DWREI property holdings include office towers in New York City, including 150 East 42nd Street, 1285 Avenue of the Americas, 237 Park Avenue, 235 East 42nd Street, 3,600 apartment units in the Southeast, Parkmerced Apartments in San Francisco, and 540 West Madison in Chicago.

Property Management. The 400 Arcola Road Property is currently managed by Cushman & Wakefield U.S., Inc., a third-party property management company.

Initial and Ongoing Reserves. At loan origination, the borrower deposited $587,452 into a basic carrying costs reserve, consisting of approximately (i) $169,976 for insurance and (ii) $417,477 for taxes.

Tax Reserve – On each due date, the borrower is required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (currently approximately $71,457).

A-3-19

Mixed Use – Lab/Office 400 Arcola Road Collegeville, PA 19426	Collateral Asset Summary – Loan No. 2 400 Arcola Road	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$90,000,000 64.7% 1.28x 8.9%

Insurance Reserve – On each due date, to the extent not covered by a blanket policy, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period (currently approximately $24,282).

CapEx Reserve – On each due date during a Trigger Period (as defined below), the borrower is required to fund a capital expenditure reserve in the amount of approximately $13,277.

TI/LC Reserve – On each due date during a Trigger Period, the borrower is required to fund a TI/LC reserve in the amount of approximately $132,772.

Tax Increase Reserve – During any period following a determination, whether by settlement with Dow or by final judgment from a court proceeding, that requires the borrower to pay any property taxes that are not reimbursable by Dow under the Dow lease, the borrower is required to fund a monthly reserve in the amount equal to 1/12 of the amount that, if applied to the outstanding principal, would result in a debt yield of 8.5%, until the earlier to occur of (i) the date on which Dow reimburses the borrower for 100% of all outstanding property taxes, and (ii) Dow entering a written agreement to reimburse the borrower for or to pay directly all property taxes from and after the date of such agreement.

Lockbox / Cash Management. The 400 Arcola Road Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver a tenant direction letter to Dow to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the 400 Arcola Road Property and all other money received by the borrower or the property manager with respect to the 400 Arcola Road Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account by the end of the first business day of receipt thereof. On each business day that no Trigger Period, or event of default under the 400 Arcola Road Whole Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a Trigger Period or an event of default under the 400 Arcola Road Whole Loan is continuing, all funds in the lockbox account are required to be swept into the lender-controlled cash management account.

During the continuance of a Trigger Period or an event of default under the 400 Arcola Road Whole Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the 400 Arcola Road Whole Loan.

A “Trigger Period” means each period beginning (a) when the debt service coverage ratio (“DSCR”) yield, determined as of the first day of any fiscal quarter, is less than 1.15x and ending when the DSCR, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 1.15x (and if the financial reports required under the 400 Arcola Road Whole Loan documents are not delivered to the lender as and when required, a Trigger Period will be deemed to have commenced and be ongoing unless and until such reports are delivered and they indicate, in fact, that no Trigger Period is ongoing), (b) if Dow is in monetary default or other material default (beyond any applicable notice and cure period) or (c) if Dow (i) goes dark with respect to greater than 25% of the space demised under the Dow lease, (ii) is the subject of a bankruptcy or similar proceeding, (iii) has given to the borrower notice of Dow’s intention to exercise a termination right (provided, that a notice given to the borrower of Dow’s intention to not make required payments will be deemed a notice of termination even if such failure to pay does not constitute an event of default under the Dow lease) or (iv) has given the borrower its intent to vacate its leased premises or enters into a sublease for more than 25% of the space demised under the Dow lease, (d) if Dow’s long-term credit rating drops below BBB- by S&P or Baa3 by Moody’s or (e) on the 12th payment date prior to the maturity date.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-20

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

A-3-21

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

ATTACHED PARKING
DELI STAR
URBAN FORT
FOUNDRY WAY
LEVEL 1 GARAGE ENTRY
SPRING AVENUE
CITY WINERY
EXPAT
sanctioned
VIBESZN
Puttshack
THE FOOD HALL
AT CITY FOUNDRY
SANDBOX
10 Rails
Bullhorn
TRUFUSION
LEVEL ONE
Anchor
Non-Anchor / In-line
Restaurant / Entertainment
Office
Vacant
FOREST PARK PARKWAY
ALAMO
DRAFTHOUSE CINEMA
ATTACHED PARKING
FRESH THYME
MARKET
iHeart
Nolee
FOUNDRY WAY
SPRING AVENUE
EXPAT
PATIO
ORION
OPEN TO SPACE BELOW
THE FOOD HALL
AT CITY FOUNDRY
Puttshack
ROOF
ROOF
LOCHMUELLER GROUP
native pet
LEVEL TWO
Anchor
Non-Anchor / In-line
Restaurant / Entertainment
Office
Vacant

A-3-22

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

A-3-23

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use - Retail/Office
Borrower Sponsor(s):	Stephen A. Smith and Stephen A. Smith, as Trustee of the Stephen A. Smith Living Trust UTA Dated October 28, 2004	Collateral:	Fee / Leasehold
Borrower(s):	FoPa Partners, LLC	Location:	St. Louis, MO
Original Balance(1):	$75,000,000	Year Built / Renovated:	1932, 2021, 2022 / 2022
Cut-off Date Balance(1):	$75,000,000	Property Management:	Pursang Realty, LLC
% by Initial UPB:	6.3%	Size:	337,828 SF
Interest Rate:	7.10000%	Appraised Value (As Is) / Per SF:	$159,270,000 / $471
Note Date:	February 11, 2026	Appraisal Date:	September 18, 2025
Original Term:	60 months	Occupancy:	91.6% (as of February 9, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	90.2%
Original Amortization:	NAP	Underwritten NOI:	$10,259,841
Interest Only Period:	60 months	Underwritten NCF:	$10,204,679
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$9,839,215 (TTM December 31, 2025)
Additional Debt Balance(1):	$22,000,000	2024 NOI:	$8,700,132
Call Protection(2):	L(2),YM1(51),O(7)	2023 NOI:	$4,688,223
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$904,667
Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$287
Taxes:	$28,606	$9,535	NAP	Maturity Date Loan / SF:	$287
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	60.9%
Replacement Reserves:	$0	$4,572	NAP	Maturity Date LTV:	60.9%
TI / LC:	$2,000,000	Springing	$2,000,000	UW NOI DY(5):	10.6%
Other(4):	$161,539	$78,347	NAP	UW NCF DSCR(5):	1.46x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$97,000,000	92.6%	Loan Payoff	$96,509,725	92.1%
Borrower Sponsor Equity	7,783,005	7.4	Closing Costs	6,083,135	5.8
			Upfront Reserves	2,190,145	2.1
Total Sources	$104,783,005	100.0%	Total Uses	$104,783,005	100.0%
(1)	The City Foundry STL Mortgage Loan (as defined below) is part of the City Foundry STL Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $97,000,000. Financial Information in the chart above is based on the aggregate outstanding principal balance as of the Cut-off Date of the City Foundry STL Whole Loan.
(2)	Prepayment of the City Foundry STL Mortgage Loan is permitted at any time on or after the end of the 60-day period commencing on the closing date of the BMARK 2026-V21 securitization trust. The Yield Maintenance lockout period of 2 payments is based on the anticipated closing date of the BMARK 2026-V21 securitization trust in March 2026. The actual lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(4)	Other Initial Reserves are comprised of (i) an initial unfunded obligations reserve of approximately $108,971, (ii) an upfront ground rent reserve of $52,568, (iii) a springing monthly ground rent reserve, (iv) an ongoing monthly put price reserve of approximately $78,347, and (v) a springing monthly TIF (as defined below) payment reserve.
(5)	See “Historic Tax Credit Structure” below for a calculation of UW NOI DY and UW NCF DSCR based on the master lease rent for the Foundry Historic Portion (as defined below).

The Loan. The third largest mortgage loan (the “City Foundry STL Mortgage Loan”) is part of a whole loan (the “City Foundry STL Whole Loan”) secured by the borrower’s fee interest in a 337,828 square foot mixed-use lifestyle center and leasehold interests in related parking areas located in Saint Louis, Missouri (the “City Foundry STL Property”). The City Foundry STL Whole Loan is evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $97,000,000. The City Foundry STL Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) and has an initial term of five years, is interest-only for the full

A-3-24

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

term and accrues interest at a fixed rate of 7.10000% per annum on an Actual/360 basis. The City Foundry STL Mortgage Loan is evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $75,000,000.

The table below identifies the promissory notes that comprise the City Foundry STL Whole Loan. The relationship between the holders of the City Foundry STL Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The City Foundry STL Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2026-V21 securitization trust. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2026-V21	Yes
A-2(1)	$22,000,000	$22,000,000	CREFI	No
Whole Loan	$97,000,000	$97,000,000
(1)	Expected to be contributed to one or more future securitization(s).

The Property. The City Foundry STL Property is a 337,828 square foot mixed-use lifestyle center located in Saint Louis, Missouri. The City Foundry STL Property was originally constructed in 1932 as a manufacturing complex for the Century Electric Company and was later expanded and renovated into a lifestyle center as part of an adaptive reuse project from 2021 to 2022. The City Foundry STL Property is situated on an approximately 11.12-acre site and is comprised of five buildings including three mixed-use retail and office buildings, a grocery store, and a cinema. The City Foundry STL Property forms part of a larger development project within Saint Louis that also includes One Foundry Way, a non-collateral 270-unit residential apartment complex, and, according to the appraisal, future planned non-collateral phases that may introduce additional residential, commercial, educational, and hospitality uses to the overall Foundry Campus.

The City Foundry STL Property contains 186,827 square feet of retail space, including 92,125 square feet designated as entertainment/restaurant space, along with 89,766 square feet of office space, 44,586 square feet of cinema space, and a 16,649 square foot Food Hall. The City Foundry STL Property also has access to 773 parking spaces, resulting in a parking ratio of approximately 2.3 spaces per 1,000 square feet. The parking facilities consist of a borrower-owned 446-space parking garage, a borrower-owned 75-space surface parking lot, and a non-borrower owned parking garage and surface parking lot totaling 252 spaces (as to which borrower leases 94 spaces in the parking garage and 158 spaces in the surface parking lot).

As of February 9, 2026, the City Foundry STL Property was 91.6% leased to a diverse tenant pool of 36 tenants, which includes a variety of retail, restaurant/entertainment, cinema, grocery, and office tenants. The retail and entertainment space at the City Foundry STL Property is leased by 28 tenants representing 72.6% of underwritten rent while the office component is leased by eight tenants representing 27.4% of underwritten rent. Approximately 29.5% of underwritten base rent is generated by borrower affiliated tenants, including the Food Hall, Alamo Drafthouse, Coffeesmith (Sylvie Dee's), and Speakeasy.

The City Foundry STL Property is contained within an approved tax increment financing (“TIF”) district known as the City Foundry Saint Louis TIF Redevelopment Project. TIFs are economic development tools that allow a developer to utilize newly generated tax revenue to assist in financing eligible redevelopment costs through incremental increases in tax revenue within the redevelopment project area (“RPA”). The City Foundry STL Property benefits from two TIF development agreements, known as RPA 1 and RPA 2 (although, only Phase 1 of RPA 2 is applicable to the City Foundry STL Property), the rights and obligations under which were assigned to an affiliate of the borrower (the “TIF Developer”), pursuant to which the City of St. Louis agreed to reimburse the TIF Developer on account of qualified redevelopment costs, plus accrued interest on such amounts, and issued TIF notes (the “TIF Notes”) evidencing such reimbursement obligations. The TIF Notes are required to be repaid by the revenues generated by the incremental payments in lieu of taxes, economic activity taxes, sales taxes imposed by a community improvement district (“CID”) agreement, and sales taxes imposed by a transportation development district (“TDD”) agreement. The RPA 1 note is dated May 1, 2023 in an amount of $19,528,500 with a scheduled maturity date of February 18, 2040. The RPA 2 (Phase 1) note is dated August 30, 2024 in an amount of approximately $5,041,593, with a scheduled maturity date of December 31, 2041. The TIF Developer’s rights pursuant to both TIF Notes are pledged as additional collateral for the City Foundry STL Whole Loan.

The appraisal estimated the net present value of the TIF Note payments, plus certain additional revenues, to be $29,100,000, which is included in the overall appraised value. The additional revenues included in such net present value, are comprised of (i) $4.3 million net present value comprised of (x) CID revenues not required to be used to pay the TIF Notes (such revenues, “Additional CID Revenues”) and (y) CID revenues (other than Additional CID Revenues) that are assumed to be received by the borrower after an assumed repayment

A-3-25

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

date of the TIF Notes by 2038, and (ii) $1.4 million of TDD revenues assumed to be received by the borrower after an assumed repayment date of the TIF Notes by 2038). Underwritten income includes $2,358,136 of TIF Note revenues and $336,876 of Additional CID Revenues, together representing approximately 18.4% of effective gross income at the City Foundry STL Property. The inclusion of the net present value of Additional CID Revenues and CID and TDD revenues assumed to be received after the assumed TIF Note repayment date in the appraised value and the underwriting of Additional CID Revenues, is based on various assumptions, and any receipt of such revenues is subject to various contingencies. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for further information.

Major Tenants. The three largest tenants based on underwritten base rent are the Food Hall, Alamo Drafthouse Cinema and Puttshack.

Food Hall (16,649 square feet; 4.9% of net rentable area; 16.7% of underwritten base rent). The Food Hall at the City Foundry STL Property is under a lease agreement with REV Hospitality, LLC, a borrower related entity, whereby the tenant pays a base rental rate and is reimbursed by the individual food hall tenants, mostly on a percentage rent basis. The Food Hall opened in 2021 and features 19 local food options. The Food Hall lease is guaranteed by the borrower sponsor and has a current lease term through February 2036 with two, five-year renewal options remaining and no termination options.

Alamo Drafthouse Cinema (44,586 square feet; 13.2% of net rentable area; 12.6% of underwritten base rent). Founded in 1997, Alamo Drafthouse Cinema is a dine-in movie theatre chain with 40 locations across the United States. Alamo Drafthouse Cinema was acquired by Sony Pictures Entertainment in 2024. Alamo Drafthouse Cinema has been at the City Foundry STL Property since December 2022 and has a current lease term through November 2037 with three, five-year renewal options and no termination options. The borrower sponsor owns a 79% ownership interest in the franchise location of Alamo Drafthouse Cinema at the City Foundry STL Property and has provided a guaranty of the tenant’s lease.

Puttshack (26,641 square feet; 7.9% of net rentable area; 8.9% of underwritten base rent). Founded in 2018, Puttshack is a tech-infused mini golf entertainment company that was founded by Adam Breeden (creator of Flight Club and Bounce) and Steven and Dave Jolliffe, who also co-founded Topgolf. The concept blends high-tech gameplay, featuring Puttshack’s proprietary Trackaball scoring technology, with upscale food and beverage offerings. Puttshack has 19 locations in the United States and four in the United Kingdom. Puttshack has been a tenant at the City Foundry STL Property since December 2022 and has a current lease term through September 2040 with three, five-year renewal options and no termination options.

A-3-26

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

The following table presents certain information relating to the largest tenants by underwritten base rent at the City Foundry STL Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s / S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Sales PSF / Year(3)	U/W Occ. Costs	Lease Expiration	Termination Option (Y/N)	Renewal Option
Major Tenants - Food Hall / Cinema
Food Hall(4)	NR/NR/NR	16,649	4.9%	1,500,000	$90.10	16.7%	$698.67	12.9%	2/28/2036	N	2 x 5yr
Alamo Drafthouse Cinema(4)	A2/A/NR	44,586	13.2%	1,136,943	$25.50	12.6%	$1,261,932(5)	9.0%	11/30/2037	N	3 x 5yr
Total Major Food Hall / Cinema Tenants		61,235	18.1%	$2,636,943	$43.06	29.3%
Major Tenants Retail
Puttshack	NR/NR/NR	26,641	7.9%	799,230	$30.00	8.9%	$291.31	10.3%	9/30/2040	N	3 x 5yr
Fresh Thyme	NR/NR/NR	31,847	9.4%	605,093	$19.00	6.7%	$513.09	3.7%	11/30/2031	N	4 x 5 yr
TruFusion	NR/NR/NR	13,552	4.0%	474,591	$35.02	5.3%	$79.48	44.1%	10/31/2033	N	2 x 5yr
City Winery	NR/NR/NR	8,680	2.6%	428,011	$49.31	4.8%	$411.71	12.0%	1/31/2038	N	2 x 5yr
Total Major Retail Tenants		80,720	23.9%	$2,306,925	$28.58	25.7%
Major Tenants-Office
Bullhorn(6)	NR/NR/NR	23,349	6.9%	767,797	$32.88	8.5%	NAV	NAV	1/31/2031	N	2 x 5yr
Deli Star	NR/NR/NR	16,395	4.9%	401,595	$24.49	4.5%	NAV	NAV	11/30/2031	N	N
Lochmueller Group	NR/NR/NR	13,861	4.1%	363,474	$26.22	4.0%	NAV	NAV	1/31/2032	N	N
The Great Rivers Greenway District	NR/NR/NR	10,078	3.0%	276,916	$27.48	3.1%	NAV	NAV	6/30/2030	N	2 x 5yr
Total Major Office Tenants		63,683	18.9%	$1,809,782	$28.42	20.1%
Total Major Tenants		205,638	60.9%	$6,753,650	$32.84	75.1%
Remaining Occupied		103,947	30.8%	2,237,162	$21.52	24.9%
Total Occupied		309,585	91.6%	$8,990,812	$29.04	100.0%
Vacant		28,243	8.4%
Total		337,828	100.0%
(1)	Based on the underwritten rent roll dated February 9, 2026, inclusive of $169,962 of contractual rent steps through February 1, 2027.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Sales PSF / Year represents the most recent 2025 sales.
(4)	Borrower affiliated tenant.
(5)	Sales for Alamo Drafthouse Cinema represent per screen sales based on ten screens.
(6)	Bullhorn subleases 23,349 square feet of its space to Colibri Group at an annual rent of $27.00 PSF. The sublease is set to expire January 30, 2031.

A-3-27

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

The following table presents certain information relating to the historical sales of the top tenants that report sales at City Foundry STL

Property:

Tenant Sales History
Tenant	Net Rentable Area (SF)	2025 Sales PSF	Occ Cost
Alamo Drafthouse Cinema(1)	44,586	$1,261,932(2)	9.0%
Fresh Thyme	31,847	$513.09	3.7%
Puttshack	26,641	$291.31	10.3%
Food Hall(1)	16,649	$698.67	12.9%
TruFusion	13,552	$79.48	44.1%
18 Rails	11,512	$63.72	45.0%
Museum of Illusions	8,932	$351.56	8.1%
City Winery	8,680	$411.71	12.0%
Sandbox VR	4,658	$333.43	15.7%
The Escape Game	4,603	$418.07	9.1%
(1)	Tenant is borrower affiliated.
(2)	2025 Sales for Alamo Drafthouse Cinema represents per screen sales based on ten screens.

The following table presents certain information relating to the lease rollover schedule at the City Foundry STL Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM(2)	10,779	3.2%	3.2%	$185,139	2.1%	$17.18	7
2027	0	0.0%	3.2%	$0	0.0%	$0.00	0
2028(3)	9,396	2.8%	6.0%	$142,133	1.6%	$15.13	5
2029(4)	8,439	2.5%	8.5%	$172,999	1.9%	$20.50	3
2030	24,579	7.3%	15.7%	$633,991	7.1%	$25.79	4
2031(5)	93,350	27.6%	43.4%	$1,857,293	20.7%	$19.90	5
2032	34,165	10.1%	53.5%	$1,015,606	11.3%	$29.73	4
2033	18,210	5.4%	58.9%	$718,903	8.0%	$39.48	2
2034	8,932	2.6%	61.5%	$255,553	2.8%	$28.61	1
2035	5,179	1.5%	63.1%	$145,012	1.6%	$28.00	1
2036 & Thereafter	96,556	28.6%	91.6%	$3,864,184	43.0%	$40.02	4
Vacant	28,243	8.4%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	337,828	100.0%		$8,990,812	100.0%	$29.04	36
(1)	Based on the underwritten rent roll dated February 9, 2026, inclusive of $169,962 of contractual rent steps through February 1, 2027. Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.
(2)	2026 & MTM includes one month-to-month lease to Sanctioned Sneakers to which 3,010 square feet and $30,000 in UW Base Rent is attributable and one month-to-month lease to Ester & Mila to which 1,100 square feet and no UW Base Rent is attributable.
(3)	2028 includes a lease to Big Shark which accounts for 4,183 SF of net rentable area but to which no UW Base Rent is attributable as the tenant pays percentage rent.
(4)	2029 includes a lease to Speakeasy (a borrower affiliated tenant) which accounts for 2,811 SF of net rentable area but to which no UW Base Rent is attributable as the tenant pays percentage rent.
(5)	2031 includes a lease to Expat BBQ which accounts for 17,165 SF of net rentable area but to which no UW Base Rent is attributable as the tenant pays percentage rent.

A-3-28

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the City Foundry STL Property:

Cash Flow Analysis(1)
	2022	2023	2024	2025	U/W	U/W Per SF
Base Rent	$3,341,926	$5,325,545	$8,064,457	$8,687,565	$8,820,850	$26.11
Contractual Rent Steps(2)	0	0	0	0	169,962	$0.50
Potential Income from Vacant Space	0	0	0	0	1,134,232	$3.36
Gross Potential Rent	$3,341,926	$5,325,545	$8,064,457	$8,687,565	$10,125,045	$29.97
Expense Recoveries	226,313	886,365	1,605,183	1,461,471	1,465,966	$4.34
Total Gross Income	$3,568,239	$6,211,910	$9,669,640	$10,149,036	$11,591,011	$34.31
Other Income(3)	$237,171	$2,025,205	$2,576,335	$3,413,688	$3,652,150	$10.81
Percentage Rent	$0	$0	$261,956	$446,772	$560,050	$1.66
(Vacancy / Credit Loss)	$0	$0	$0	$0	($1,134,232)	($3.36)
Effective Gross Income	$3,805,410	$8,237,115	$12,507,931	$14,009,495	$14,668,978	$43.42

Management Fee	106,755	213,640	322,403	304,848	359,219	$1.06
Real Estate Taxes(4)	79,288	76,933	80,025	80,125	106,507	$0.32
Insurance	241,965	214,384	314,212	273,461	381,446	$1.13
Contract Services	581,030	868,399	914,049	920,660	920,660	$2.73
Repairs & Maintenance	412,902	471,258	472,137	437,995	437,995	$1.30
Advertising & Marketing	227,607	178,700	76,543	99,164	99,164	$0.29
Tenant Billback	134,916	452,172	519,518	750,659	750,659	$2.22
Other Expenses(5)	1,116,280	1,073,405	1,108,912	1,303,369	1,353,488	$4.01
Total Expenses	$2,900,743	$3,548,892	$3,807,798	$4,170,280	$4,409,137	$13.05

Net Operating Income	$904,667	$4,688,223	$8,700,132	$9,839,215	$10,259,841	$30.37
Replacement Reserves	0	0	0	0	55,163	$0.16
Normalized TI/LC	0	0	0	0	0	$0.00
Net Cash Flow	$904,667	$4,688,223	$8,700,132	$9,839,215	$10,204,679	$30.21

Occupancy (%)	75.4%	83.6%	91.3%	91.6%(6)	90.2%(7)
NCF DSCR(8)	0.13x	0.67x	1.25x	1.41x	1.46x
NOI Debt Yield(8)	0.9%	4.8%	9.0%	10.1%	10.6%
(1)	Underwritten Base Rent is based on the underwritten rent roll dated February 9, 2026.
(2)	Contractual Rent Steps are inclusive of $169,962 of contractual rent steps through February 1, 2027.
(3)	Other Income includes subsidy revenue from the TIF Notes, and Additional CID Revenues. See “The Property” above for further information about such revenues. It also includes parking, storage, and late fees.
(4)	Real Estate Taxes were underwritten based on current abated taxes, after giving effect to the PDA tax abatement. See “PDA Tax Abatement” below.
(5)	Other Expenses includes payroll & benefits, cleaning, CAM Expenses, utilities, general and administrative expenses, non-recoverable CAM & utilities, miscellaneous taxes and parking rent.
(6)	Represents most recent occupancy as of February 9, 2026.
(7)	Represents economic occupancy.
(8)	Based on the City Foundry STL Whole Loan. See “Historic Tax Credit Structure” below for a calculation of UW NCF DSCR and UW NOI Debt Yield based on the master lease rent for the Foundry Historic Portion.

A-3-29

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

Appraisal. According to the appraisal, the City Foundry STL Property had an “as-is” appraised value of $159,270,000 as of September 18, 2025, as shown in the table below.

City Foundry Appraised Value(1)
Property	Value	Capitalization Rate
City Foundry	$159,270,000	6.50%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated October 24, 2025, there was no evidence of any recognized environmental conditions at the City Foundry STL Property. The Phase I identified two controlled recognized environmental conditions related to (1) the removal of underground storage tanks (“UST”), during which impacts to site soils were identified near a 750 gallon UST containing residual paint; and (2) the historic participation of the City Foundry STL Property within the Missouri Department of Natural Resources Voluntary Cleanup Program to address impacts associated with the City Foundry STL Property’s long history of industrial use. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The City Foundry STL Property is located in the Midtown neighborhood of St. Louis, Missouri, which is part of the St. Louis metropolitan statistical area (“St. Louis MSA”). According to the appraisal, Midtown St. Louis benefits from its proximity to major employers, universities, and cultural institutions, including Saint Louis University, the Cortex Innovation Community, the Grand Center Arts District, and Energizer Park, which is home to St. Louis City Soccer Club. St. Louis also benefits from the Brickline Greenway, which is an infrastructure initiative that plans to connect 14 city neighborhoods through a network of over 12 miles of accessible greenways, linking major destinations such as Forest Park Gateway Arch National Park, Fairground Park, and Tower Grove Park. The Brickline Greenway project began with initial segments opening in 2018, followed by additional completions in 2023 and 2025. The Brickline Greenway is in the process of completing an expansion with a stop located at the City Foundry STL Property with construction scheduled to begin in 2027 and to be completed in 2029. We cannot assure you that such expansion will be completed as expected, or at all.

The City Foundry STL Property benefits from regional linkages, including Interstate 64, which has an on-ramp approximately 0.26 miles from the City Foundry STL Property, along with Interstate 44, and Interstate 70 which provide linkage to the broader area. Access to the City Foundry STL Property is also provided via the Metro Transit – St. Louis bus and MetroLink services, which has a bus stop and MetroLink Station within approximately 0.34 miles of the City Foundry STL Property.

According to a third-party market research report, the City Foundry STL Property is located within the St. Louis City North retail submarket and the St. Louis office submarket of the St. Louis MSA. As of January 26, 2026, the St. Louis retail submarket had inventory of 8,326,472 square feet, a market vacancy rate of 5.8%, and average market asking rent of $18.36 per square foot with average market asking rent for neighborhood centers of $23.46 per square foot. As of January 26, 2026, the St. Louis office submarket had inventory of 18,033,006 square feet, a vacancy rate of 4.1%, and an average market asking rent of $23.27 per square foot.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the City Foundry STL Property was 16,497, 141,550 and 301,309, respectively. The 2025 average household income within the same radii was $78,319, $94,545 and $94,758, respectively.

A-3-30

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

The following table presents certain information relating to the appraisal’s conclusion of retail and office market rents within the Saint Louis retail and office submarkets:

Conclusion of Market Rents(1)
Market Leasing Assumptions	Rent/SF ($/SF)	Lease Structure	Escalations	Renewal Probability	TIs	LCs
Anchor	$18.00	NNN	3.00% per year	New Renew	$15.00/SF	3.00%
Cinema	$26.00	NNN	3.00% per year	New Renew	$15.00/SF $5.00/SF	3.00%
Food Hall	$65.00	NNN	3.00% per year	New Renew	$0.00/SF $15.00/SF	3.00%
In-Line	$30.00	NNN	3.00% per year	New Renew	$20.00/SF $5.00/SF	3.00%
Large In-Line	$28.00	NNN	3.00% per year	New Renew	$20.00/SF $5.00/SF	3.00%
Office	$28.00	Full Service Gross	2.00% per year	New Renew	$30.00/SF $15.00/SF
Restaurant/Entertainment	$35.00	NNN	3.00% per year	New Renew	$60.00/SF $30.00/SF
(1)	Source: Appraisal.

A-3-31

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

The following table presents information relating to comparable retail and office rentals for the City Foundry STL Property:

Market Analysis – Retail Rentals(1)
Property Name / Address	Distance from Subject	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (mos.)	Rent (PSF)
In-Line / Large In-Line
City Foundry(2)	-	The Candle Fusion Studio	2,130	Mar-23	65	$26.00

8401-8411 Maryland Avenue Multi	6.0 mi	HiFi by Upshot Coffee	1,363	Mar-25	48	$30.00
Clayton, MO
The Village at Schneithorst	8.9 mi	Face Foundrie	1,928	Aug-24	120	$42.00
Saint Louis, MO
Le Chateau Village (2024)	9.2 mi	Aestheticare Med Spa	5,301	Apr-25	128	$29.00
Frontenac, MO
Anchor
City Foundry(2)	-	Fresh Thyme	31,847	Nov-21	120	$18.00

Southglen Centre	239 mi	Pan-Asia Market	50,028	May-24	120	$19.11
Overland Park, KS
Terra Crossing	258 mi	Publix	55,702	Jan-24	60	$18.67
Louisville, KY
Village North Retail	320 mi	Whole Foods	40,000	Mar-26	240	$23.00
West Chester, OH
Office
City Foundry(2)	-	Lochmueller Group	13,861	Oct-2024	87	$25.74

Highlands Plaza One	2.4 mi	St. Louis Business Journal	3,954	May-25	70	$28.25
Saint Louis, MO
The Plaza in Clayton	5.2 mi	Wells Fargo	9,984	Jan-24	126	$37.00
Saint Louis, MO
The Meridian Brentwood - Bldg 4	5.2 mi	Hightower	8,471	Sep-24	125	$28.50
Saint Louis, MO
Cinema
City Foundry(2)	-	Alamo Drafthouse Cinema	44,586	Dec-22	179	$19.00
St. Louis, MO
Saint Louis Galleria	5.9 mi	AMC Theatres	19,264	Feb-20	120	$23.88
Richmond Heights, MO
Creve Coeur Pavilion	9.6 mi	AMC Theatres	39,799	Oct-19	144	$28.00
Creve Coeur, MO
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated February 9, 2026.

The Borrower and the Borrower Sponsor. The borrower is FoPa Partners, LLC, a Delaware limited liability company and single purpose entity with at least one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the City Foundry STL Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are Stephen A. Smith, an individual and Stephen A. Smith as Trustee of the Stephen A. Smith Living Trust UTA dated October 28, 2004. Stephen A. Smith is the chief executive officer and founder of New + Found. New + Found is a St. Louis–based real estate development and investment firm that provides an integrated approach to projects, including financing, site selection, design, construction, and property management. New + Found also offers underwriting, capital sourcing, and alternative financing services to support projects from early planning through completion.

A-3-32

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

In connection with the historic tax credit structure relating to the City Foundry STL Property, the borrower has master leased the Foundry Historic Portion to the Foundry Master Tenant (as defined below), as described below under “—Historic Tax Credit Structure.”

PDA Tax Abatement. The City Foundry STL Property benefits from a parcel development agreement between the St. Louis Midtown Redevelopment Corporation and the borrower (the “PDA”) pursuant to which only 5.0% of certain real estate taxes are payable through 2030 (resulting in a net 95% tax abatement) and 50% of real estate taxes are abated from January 1, 2031 through 2035; provided that in no event may tax payments be less than the amount that would have been due based on the assessed value of the City Foundry STL Property in 2016, and additional payments in lieu of taxes are required to the extent necessary to comply with the foregoing. According to the appraisal, estimated unabated taxes for the 2026 tax year are $2,211,816 and estimated abated taxes are $104,133. The City Foundry STL Whole Loan was underwritten based on estimated abated taxes of $106,507. The appraisal estimated the net present value of the tax abatement provided by the PDA to be approximately $12,000,000. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Historic Tax Credit Structure. The historic portion of the City Foundry STL Property comprised of the portions of the City Foundry STL Property located at 3701 Foundry Way and 3720 Forest Park Avenue and representing 71.2% of the net rentable area and 77.7% of the underwritten base rent at the City Foundry STL Property (the “Foundry Historic Portion”) is subject to a master lease (the “Foundry Master Lease”), between FoPa Master Tenant, LLC (the “Foundry Master Tenant”), as master lessee, and the borrower, as master lessor, in order to facilitate the utilization of certain federal historic tax credits (the “HTC”) by Foss Federal HTC Fund, LLC (the “HTC Investor”). The Foundry Master Tenant is 1% indirectly owned by FoPa MM LLC (“Foundry MM”), which owns and controls the managing member of the Foundry Master Tenant. Foundry MM also owns 16.3069% of the borrower. Stephen A. Smith, as Trustee of the Stephen A. Smith Living Trust UTA dated October 28, 2004, one of the guarantors, indirectly owns a 30.6% interest in Foundry MM. Stephen A. Smith, in his individual capacity, one of the guarantors, is the manager of Foundry MM and the borrower. The HTC Investor, which is not affiliated with the borrower sponsor, has a 99% interest in the Foundry Master Tenant. The HTC Investor is owned more than 90% by a subsidiary of JPMorgan Chase Bank, National Association.

The Foundry Master Tenant has control over the operations of the Foundry Historic Portion, including collecting rents through the property manager and paying operating expenses. The Foundry Master Lease expires on December 2, 2052 , unless sooner terminated pursuant to its terms. The Foundry Master Tenant is required to make monthly rent payments to the borrower, as master lessor, which are used to pay debt service and operating expenses with respect to the Foundry Historic Portion to the extent not otherwise paid directly by Foundry Master Tenant.

Rent under the Foundry Master Lease consists of (i) annual base rent payments, payable in monthly installments, pursuant to a schedule attached to the Foundry Master Lease and (ii) additional rent to pay operating expenses with respect to the Foundry Historic Portion. Annual base rent under the Foundry Master Lease is $6,605,935 in 2026 and thereafter increases annually through 2051, in which it is $6,941,638, and then decreases to $2,325,449 in 2052. Rents from the Foundry Historic Portion are required to be deposited into a lockbox account in the name of the Foundry Master Tenant (pledged to the borrower as security for the Foundry Master Lease obligations, and the rights of the borrower as secured party have been collaterally assigned to the lender). Rents from the portions of the City Foundry STL Property other than the Historic Portion (the “Foundry Non-Historic Portion”) are required to be deposited into a lockbox account in the name of the borrower (pledged to the lender). The managing member of the Foundry Master Tenant has pledged its 1% interest in the Foundry Master Tenant to the lender.

The Foundry Master Lease is subordinate to the City Foundry STL Whole Loan, pursuant to a subordination, non-disturbance and attornment Agreement (the “SNDA”). The SNDA imposes certain restrictions on the lender’s remedies, including restrictions on the ability to terminate the Foundry Master Lease during the period wherein the historic tax credits are subject to recapture (which expires July 31, 2028 according to the SNDA (the “Recapture Period”)), and restrictions on the lender’s ability to transfer the Foundry Historic Portion following a foreclosure, including a prohibition on transfer to a governmental or tax-exempt entity, or to any other entity the transfer to which would cause the recapture of the historic tax credits. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loan—Property Types—Mixed Use Properties” in the Preliminary Prospectus.

The City Foundry STL Whole Loan was underwritten based on the underlying net operating income of both the Foundry Historic Portion and the Foundry Non-Historic Portion of the City Foundry STL Property. However, with respect to the Foundry Historic Portion, so long as the Foundry Master Lease is in effect, the borrower will receive only the rent under the Foundry Master Lease, and not the underlying net operating income, subject to the lockbox provisions described below. Based on the Foundry Master Lease base rent for the Historic Portion and the underwritten net operating income for the Non-Historic Portion, UW NOI DY would be 10.2% and UW NCF DSCR would be 1.41x.

A-3-33

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

Put Option/Reduction of HTC Investor Interest. The HTC Investor has a put option, which is anticipated to commence on or about August 1, 2028 and will end 180 days thereafter, whereby it can require managing member of the Foundry Master Tenant to buy out the HTC Investor’s equity interest in the Foundry Master Tenant (the “HTC Put Option”). The exercise price of the HTC Put Option is the lesser of (x) the fair market value of the HTC Investor’s equity interest in the Foundry Master Tenant or (y) the sum of all past due amounts and accrued unpaid amounts owed to HTC Investor, plus 5% of the HTC Investor’s paid-in capital contributions. The HTC Put Option price is anticipated to equal approximately $1,411,120 plus any accrued unpaid priority return owed to the HTC Investor. See “Initial and Ongoing Reserves—Put Price Reserve” below.

In addition, on and after the date occurring on the later of (a) the end of the Recapture Period or (b) the date on which the HTC Investor receives an amount equal to its target return under the Foundry Master Tenant’s operating agreement and other amounts owed to the HTC Investor thereunder, pursuant to the Foundry Master Tenant’s operating agreement, the equity interest of the HTC Investor in the Foundry Master Tenant reduces from 99% to 50% and the equity interest of the borrower sponsor controlled managing member in the Foundry Master Tenant increases from 1% to 50%.

Property Management. The City Foundry STL Property is managed by Pursang Realty, LLC d/b/a New and Found Properties, a borrower affiliated property management company.

Initial and Ongoing Reserves. At origination of the City Foundry STL Whole Loan, the borrower deposited approximately (i) $28,606 into a real estate tax reserve, (ii) $2,000,000 into a leasing reserve for future tenant improvements and/or leasing commissions, (iii) $52,568 into a ground rent reserve and (iv) $108,971 into an unfunded obligations reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $9,535).

Insurance Reserve – At the option of the lender, if the liability or casualty policy maintained by the borrower covering the City Foundry STL Property does not constitute an approved blanket or umbrella policy pursuant to the loan agreement, or the lender requires the borrower to obtain a separate policy pursuant to the loan agreement, then the borrower will be required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by the insurance policies.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $4,572.

Ground Rent Reserve – The borrower is required to maintain in the ground rent reserve an amount equal to the immediately succeeding two monthly payments of the parking rent due under two ground leases which relate to garage and surface parking areas leased to the borrower.

Leasing Reserve – If the amount of funds in the leasing reserve account is less than $750,000, the borrower will be required to deposit into the leasing reserve, on a monthly basis, approximately $28,166 for future tenant improvements and leasing commissions; provided that the borrower will not be required to make any such deposit to the extent it would cause the funds in such reserve to exceed $2,000,000.

Put Price Reserve - The borrower is required to deposit into a put price reserve, on a monthly basis until the HTC Put Option is closed, approximately $78,347 for the HTC Put Option. If at any time the lender reasonably determines that the amount of put price reserve funds on deposit in the put price reserve account on the monthly payment date immediately preceding the commencement of the put period will be less than the Target Put Price Reserve Amount (as defined below), then, at the lender’s election, (x) the borrower will be required to make a true up payment into the put price reserve account and/or (y) the amount of the put price reserve monthly deposit will be commensurately increased, in each case, such that the amount of put price reserve funds on deposit in the put price reserve account on the monthly payment date immediately preceding the commencement of the put period will equal the Target Put Price Reserve Amount.

“Put Option Exercise Amount” means the aggregate of all amounts (including any accrued unpaid priority return) due and payable to the HTC Investor in connection with the exercise of the HTC Put Option as determined by the lender.

“Target Put Price Reserve Amount” means an amount equal to 125% of (x) the Put Option Exercise Amount minus (y) the balance of the Foundry Master Tenant’s operating reserve, in each case as determined by the lender, based on the most recent put price projection officer’s certificate delivered by the borrower to the lender as of the applicable date of determination; subject to certain adjustments.

A-3-34

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

TIF Payment Reserves – During the continuance of a Trigger Period, the borrower is required to (and is required to cause TIF Developer to) promptly transfer all payments required to be paid to the TIF Developer or borrower pursuant to the TIF documents from the lockbox account into a TIF reserve. Upon expiration of the Trigger Period such reserve is required to be disbursed to the borrower.

Lockbox / Cash Management. The City Foundry STL Whole Loan is structured with a hard lockbox and springing cash management The borrower (with respect to the Foundry Non-Historic Portion of the City Foundry STL Property) was required to establish a lender-controlled lockbox account and is thereafter required to promptly cause all revenue received by the borrower or the property manager (with respect to the Foundry Non-Historic Portion) to be deposited into such lockbox account immediately upon receipt thereof. The Foundry Master Tenant (with respect to the Foundry Historic Portion of the City Foundry STL Property) was required to establish a lockbox account (controlled by borrower to secure the obligations under the master lease and then collaterally assigned to lender) and is thereafter required to promptly cause all revenue received by the Foundry Master Tenant or the property manager (with respect to the Foundry Historic Portion) to be deposited into such lockbox account immediately upon receipt thereof. The borrower was required to deliver (and cause the Foundry Master Tenant to deliver) a notice to all tenants at the City Foundry STL Property directing them to remit rent and all other sums due under the applicable lease directly to the applicable lender-controlled lockbox account. In addition, the lender is party to certain agreements under which it has the right to direct all TIF note payments be paid into the lockbox. All funds deposited into the lockbox accounts are required to be transferred on each business day to or at the direction of the borrower or Foundry Master Tenant, as applicable, unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver restricted account notices, in which case all funds in the lockbox accounts are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the City Foundry STL Whole Loan documents; and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the City Foundry STL Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the City Foundry STL Whole Loan.

For the avoidance of doubt, absent an event of default, the borrower is not required to deposit into the lockbox an amount required to be paid by the Foundry Master Tenant to the borrower in respect of a future final capital contribution of $2,599,019.90 anticipated to be made by the HTC Investor to the Foundry Master Tenant, even though required to be paid by the Foundry Master Tenant to the borrower as additional rent under the Foundry Master Lease.

Upon the cure of the applicable Trigger Period, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to Foundry MM, which will be deemed a distribution to Foundry MM by the borrower. Upon an event of default under the City Foundry STL Whole Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.20x (the “Minimum DSCR”); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default and (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than the Minimum DSCR for two consecutive calendar quarters. Notwithstanding the foregoing, the failure to maintain a debt service coverage ratio at least equal to the Minimum DSCR will not result in the commencement or the continuance of a Trigger Period if, within ten days after the applicable determination date, the borrower makes a cash deposit into a test cure reserve account in an amount which, if deducted from the outstanding principal amount of the City Foundry STL Whole Loan, would cause the debt service coverage ratio to be equal to or greater than the Minimum DSCR (calculated as if such deduction were made on the first day of the twelve-month period ending on such determination date for purposes of determining debt service).

Current Mezzanine or Secured Subordinate Indebtedness.

The borrower has incurred $15,000,000 in subordinate indebtedness (the “Foundry Sub Debt”) currently held by SLU Blocker I, Inc. an entity associated with Saint Louis University (“Foundry Junior Lender”), which is secured by deeds of trust on the City Foundry STL Property. The Foundry Sub Debt expires February 11, 2031, and accrues interest at the rate of 8.25% per annum. The lender entered into an intercreditor agreement and a subordination of deed with Foundry Junior Lender. See Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additional Indebtedness—Other Secured Indebtedness” in the Preliminary Prospectus.

In addition, in connection with the historic tax credit structure of the City Foundry STL Property, the HTC Investor is entitled to receive a 2.00% preferred return on its investment in the Foundry Master Tenant and certain other amounts permitted under its operating agreement; provided that during a Trigger Period, only a $10,000 annual asset management fee and approved operating expenses will be disbursed to it, and the preferred return will accrue.

A-3-35

Mixed Use – Retail/Office 3730 Foundry Way St. Louis, MO 63110	Collateral Asset Summary – Loan No. 3 City Foundry STL	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 60.9% 1.46x 10.6%

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. The City Foundry STL Whole Loan permits the release of an unimproved approximately 0.84-acre parcel that contains surface parking spaces at the City Foundry STL Property upon the prepayment of a release price of $1,875,000, together with, if prior to the open prepayment date, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, and satisfaction of various conditions, including but not limited to (i) compliance of the remaining City Foundry STL Property with zoning, parking and other legal requirements, (ii) the release parcel Is a legally subdivided parcel from and on a separate tax parcel from the remaining City Foundry STL Property, (iii) the debt service coverage ratio of the remaining City Foundry STL Property after the release is at least equal to the greater of the debt service coverage ratio as of the origination date and the debt service coverage ratio immediately prior to the release, (iv) the debt yield of the remaining City Foundry STL Property after the release is at least equal to the greater of the debt yield as of the origination date and the debt yield immediately prior to the release, (v) the loan-to-value ratio after the release is no greater than the lesser of the loan-to-value ratio as of the origination date and the loan-to-value ratio immediately prior to the release, and (vi) compliance with REMIC related conditions.

Ground Leases. The borrower has entered into a ground lease with Vande East Partners Lot 1, LLC, Vande Partners, LLC and Vande South Partners, LLC for two parcels comprised of 252 surface parking spaces of which borrower has leased 158 spaces. The ground lease provides for current annual base rent of $138,010 (the lease commenced starting December 20, 2021), with annual increases of 2%, compounded, each June 10, and has a term through June 10, 2050. The ground lease permits the ground lessors to terminate the lease if they have an opportunity to construct a building with a minimum of 120,000 square feet, provided that the ground lessors are required to provide alternative parking.

The borrower has also entered into a parking garage lease agreement with Vande East Partners Lot 1, LLC (successor-in-interest to Vande East Partners, LLC) to use 94 parking spaces in a garage owned by the lessor. The lease provides for current annual base rent of $180,290), subject to annual consumer price index increases, and has a term which commenced October 1, 2024 and expires September 30, 2054.

A-3-36

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

A-3-37

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

39
Dudley DeBosier APLC 14,910 SF Exp. 5/2031
38
Fritet, LLC 14,848 SF Exp. 1/2030
37
Fritet, LLC 18,332 SF Exp. 1/2030
36
Pugh Accardo Haas Radecker 19,300 SF Exp. 12/2029
35
Bernhard Capital Partners 7,706 SF Exp. 6/2030
AQ Studios 7,386 SF Exp. 12/2029
Morgan Law Groups 1,611 SF Exp. 6/2030
Copeland Weaver, LLC 1,620 SF Exp. 11/2030
Vacant 5,863 SF
34
Atmos Energy Corp 9,302 SF Exp. 5/2027
Vacant 5,513 SF
Greater New Orleans Inc. 9,237 SF Exp. 9/2030
33
Pipes Miles & Beckman LLC 24,665 SF Exp. 6/2028
32
Louisiana's Childrens Medical Center 12,864 SF Exp. 12/2028
Vacant 6,070 SF
Couhig Partners, LLC 5,337 SF Exp. 1/2028
Chaffe McCall LLP 394 SF Exp. 1/2030
31
Vacant 24,716 SF
30
Simon Peragine Smith & Redfearn 18,456 SF Exp. 12/2030
Vacant 6,259 SF
29
Regus-New Orleans IV 15,253 SF Exp. 6/2026
Vacant 1,544 SF
The Sakla Law Firm 2,366 SF Exp. 3/2029
Capitelli & Wicker 5,190 SF Exp. 5/2027
Gregory Carter 839 SF Exp. 3/2029
28
The CapFinancial Group, LLC 9,424 SF Exp. 8/2036
McKee Law Firm, L.L.C. 1,307 SF Exp. 12/2027
Richard Peter Voorhies 3,650 SF Exp. 1/2026
LeGlue & Company, CPAs 6,599 SF Exp. 10/2030
Vacant 3,337 SF
27
Bradley Murchison Kelly & Shea 13,650 SF Exp. 5/2027
Pelton & Balducci, LLC 1,129 SF Exp. 11/2028
The Spann Law Firm, LLC and Duplessis Law Firm, LLC 1,299 SF Exp. 1/2030
Stokes Family Office LLC 4,296 SF Exp. 5/2027
Crescent City Litigation Support LLC 1,437 SF Exp. 1/2027
Michael J. Mestayer 1,599 SF Exp. 7/2028
Fritet, LLC 541 SF Exp. 1/2030
26
Vacant 12,423 SF
David D. Bravo 1,604 SF Exp. 8/2026
Chaffe McCall LLP 561 SF Exp. 1/2030
New Orleans Tourism & Cultural Fund 2,655 SF Exp. 4/2029
Consulado General De Panama 949 SF Exp. 8/2029
The Waltz Law Group, LLC 5,026 SF Exp. 7/2030
Strategic Staffing Solutions 1,278 SF Exp. 8/2027
25
Louisiana's Childrens Medical Center 24,293 SF Exp. 5/2034
24
Chaffe McCall LLP 12,288 SF Exp. 1/2030
Louisiana's Childrens Medical Center 12,005 SF Exp. 5/2034
23
Chaffe McCall LLP 24,293 SF Exp. 1/2030
22
Huber Thomas LLP 7,719 SF Exp. 2/2029
Pusateri Johnston Guillot et al 11,706 SF Exp. 12/2030
Perry Dampf & Associates LLC 4,383 SF Exp. 3/2028
21
Taggart Morton 5,834 SF Exp. 9/2028
Bienvenue Wealth LLC 2,305 SF Exp. 10/2030
Vacant 9,346 SF
Ace American Ins. Company 3,066 SF Exp. 8/2028
RBC Capital Markets 3,285 SF Exp. 10/2026
20
Landry & Swarr LLC 5,979 SF Exp. 4/2026
Hubbell Strickland Wealth Mgmt LLC 2,373 SF Exp. 1/2030
Vacant 951 SF
Kay E. Donnelly & Associates, Inc 1,214 SF Exp. 2/2028
U.S. Track & Field Cross Country 4,575 SF Exp. 1/2028
Aptim Environmental & Infrastructure 3,797 SF Exp. 12/2028
Deane Retirement Strategies 4,484 SF Exp. 6/2026
19
Morgan Stanley Smith Barney 23,937 SF Exp. 9/2032
18
Wood Smith Henning & Berman LLP 6,246 SF Exp. 2/2029
Berg & King 2,264 SF Exp. 3/2031
Morgan Stanley Smith Barney 6,007 SF Exp. 9/2032
Vacant 8,803 SF
Ajubita Leftwich & Salzer 541 SF Exp. 11/2028
17
Leake & Andersson 23,671 SF Exp. 1/2033
Vacant 570 SF
16
The Kullman Firm 24,294 SF Exp. 6/2034
15
Ajubita Leftwich & Salzer 4,135 SF Exp. 11/2027
Vacant 7,487 SF
Persuasion LLC 543 SF Exp. 5/2030
MSD 3,782 SF Exp. 11/2027
DeShawn Hayes 930 SF Exp. 8/2030
C.H. Fenstermaker & Associates 6,883 SF Exp. 12/2027
Atlantic Specialty Insurance 1,318 SF Exp. 11/2026
14
YouthForce NOLA 5,401 SF Exp. 8/2030
Black Bay Energy Capital LLC 6,417 SF Exp. 10/2030
ThirtyNorth Investments 3,379 SF Exp. 11/2026
Vacant 4,323 SF
Zollinger Immigration 1,931 SF Exp. 10/2032
Huber Thomas LLP 250 SF Exp. 2/2029
13
Nat G. Kiefer Jr. APLC 8,877 SF Exp. 5/2031
The Ehrhardt Group, Inc. 5,600 SF Exp. 3/2027
Vacant 9,035 SF
Taggart Morton 580 SF Exp. 9/2028
12
Young Law Firm, LLC 3,233 SF Exp. 6/2032
The Kullman Firm 949 SF Exp. 11/2027
Vacant 1,668 SF
Nonprofit Knowledge Works Inc. 2,406 SF Exp. 11/2032
Luther C. Speight & Co. LLC 3,232 SF Exp. 10/2029
Innovative Strategic Partners, Inc 3,718 SF Exp. 11/2027
Bowen Miclette & Britt of LA 3,411 SF Exp. 5/2027
Synergy Adjusting Corp.Inc 3,406 SF Exp. 10/2027
11
Rinna LeMieux LLC 16,637 SF Exp. 4/2031
Marlo Bookman & Theon Wilson 1,747 SF Exp. 7/2027
WSP USA 5,341 SF Exp. 7/2028
10
Ameritas Holdings, LLC 7,831 SF Exp. 12/2027
Vacant 5,060 SF
Branch Law LLC 1,941 SF Exp. 4/2027
iHeart Media + Entertainment Inc 4,435 SF Exp. 6/2034
United Negro College Fund 4,210 SF Exp. 1/2030
9
Modjeski & Masters 13,784 SF Exp. 9/2033
NNPHI 3,508 SF Exp. 4/2028
Kahn Swick & Foti 3,312 SF Exp. 4/2028
Vacant 3,281 SF
8
New Orleans I Holdings, LLC 3,214 SF Exp. 12/2028
Vacant 19,240 SF
7
Garage
Vacant 848 SF
6
Garage
5
Garage
4
Garage
3
Garage
2
Garage
1
Red River Bank 5,549 SF Exp. 5/2041
Five Star Breaktime Solutions 1,016 SF Exp. 5/2026
Sandwich Chef, Inc 1,496 SF Exp. 9/2028
Dudley DeBosier APLC 1,866 SF Exp. 12/2031
Morning Star Cafe 2,913 SF Exp. 4/2031
Lobby and Common Area
LL
Vacant 237 SF
Greater New Orleans Inc. 224 SF Exp. 9/2030
VACANT
BUILDING
2026 – 2027
2028 – 2029
2030 – 2031
2032+

A-3-38

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

A-3-39

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office - CBD
Borrower Sponsor(s):	Michael Pinewski and Morris Doueck	Collateral:	Fee
Borrower(s):	New Orleans I Holdings, LLC	Location:	New Orleans, LA
Original Balance:	$61,000,000	Year Built / Renovated:	1984 / 2009
Cut-off Date Balance:	$61,000,000	Property Management:	Corporate Realty, Inc.
% by Initial UPB:	5.1%	Size:	757,275 SF
Interest Rate:	6.61000%	Appraised Value / Per SF:	$103,000,000 / $136
Note Date:	February 13, 2026	Appraisal Date:	November 24, 2025
Original Term:	60 months	Occupancy:	82.1% (as of December 1, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	82.6%
Original Amortization:	NAP	Underwritten NOI:	$8,365,206
Interest Only Period:	60 months	Underwritten NCF:	$7,746,168
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$8,274,700 (TTM December 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$8,020,500
Call Protection:	L(24),D(29),O(7)	2023 NOI:	$8,692,722
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$8,361,744

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$81
Taxes:	$203,478	$101,739	NAP	Maturity Date Loan / SF:	$81
Insurance:	$95,033	Springing	NAP	Cut-off Date LTV:	59.2%
Replacement Reserves:	$0	$12,621	NAP	Maturity Date LTV:	59.2%
TI/LC:	$3,000,000	$44,172	NAP	UW NOI DY:	13.7%
Other Reserves(2):	$1,985,353	$0	NAP	UW NCF DSCR:	1.89x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$61,000,000	100.0%	Loan Payoff	$49,348,985	80.9%
			Upfront Reserves	5,283,864	8.7
			Sponsor Equity	5,022,145	8.2
			Closing Costs	1,345,005	2.2
Total Sources	$61,000,000	100.0%	Total Uses	$61,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	Other Reserves are comprised of an initial unfunded obligations reserve of $1,985,353.

The Loan. The fourth largest mortgage loan (the “Energy Centre Mortgage Loan”) is secured by the borrower’s fee interest in a 757,275 square foot office property located in New Orleans, Louisiana (the “Energy Centre Property”). The Energy Centre Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $61,000,000. The Energy Centre Mortgage Loan was originated on February 13, 2026 by CREFI and accrues interest at a fixed rate of 6.61000% per annum. The Energy Centre Mortgage Loan has an initial term of five years, and is interest-only for the full term. The scheduled maturity date of the Energy Centre Mortgage Loan is March 6, 2031.

A-3-40

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

The Property. The Energy Centre Property is a 39-story, 757,275 square foot, Class A office property located at the corner of Poydras Street and Loyola Avenue in the central business district of New Orleans, Louisiana. The Energy Centre Property was originally constructed in 1984 and was most recently renovated in 2009. The Energy Centre Property features 22 high-speed elevators, 24-hour security, and parking accommodations consisting of a six-level parking garage and a four-level annex garage, which together provide 982 parking spaces, resulting in a parking ratio of 1.30 spaces per 1,000 square feet.

The Energy Centre Property is located within half a mile of several demand generators including City Hall, the U.S. Court of Appeals for the Fifth Circuit, the Hale Boggs Federal Building and Court House, the New Orleans Civil District Court, the New Orleans District Attorney Office, the Caesars Superdome (home of the New Orleans Saints), the Smoothie King Center (home of the New Orleans Pelicans), and the Union Passenger Terminal Amtrak Station which offers service to the Louis Armstrong New Orleans International Airport.

As of December 1, 2025, the Energy Centre Property was 82.1% leased to a granular rent roll of 84 tenants and nine antenna tenants with a high concentration of law firms and tenants in the legal industry. No individual tenant at the Energy Center Property accounts for more than 6.5% of net rentable area or 7.5% of underwritten base rent. As of the Cut-off Date, tenants at the Energy Centre Property had been in occupancy for a weighted average of 16.2 years and had a weighted average lease term remaining of 4.4 years. In addition, 19 tenants, representing 28.3% of net rentable area and 35.0% of underwritten rent, have been in occupancy for more than 20 years.

Major Tenants. The three largest tenants based on underwritten base rent are Louisiana’s Children’s Medical Center (“LCMC Health”), Chaffe McCall LLP (“Chaffe McCall”), and Frilot, LLC.

LCMC Health (49,162 square feet; 6.5% of net rentable area; 7.5% of underwritten base rent). LCMC Health is a nonprofit network of healthcare providers in Southern Louisiana with a family of six hospitals. The LCMC Health network employs over 12,000 professionals, including 2,791 physicians, and contains 1,904 inpatient beds. The Energy Centre Property serves as LCMC’s headquarters, housing corporate offices such as the Executive, Finance, Legal, Marketing, Population Health, and Supply Chain teams. LCMC Health has been a tenant at the Energy Centre Property since July 2021 and expanded its premises in February 2023. LCMC Health has a current lease term (i) in regard to 12,864 square feet of space through December 2028 with no renewal option or termination options and (ii) in regard to 36,298 square feet of space through May 2034 with three, five year renewal options and no termination options.

Chaffe McCall (37,536 square feet; 5.0% of net rentable area; 6.3% of underwritten base rent). Founded in 1826, Chaffe McCall is a New Orleans-based law firm and is recognized as the oldest continuously operating law firm in Louisiana. The firm provides legal services across Louisiana and Texas and represents clients regionally, nationally, and internationally across a broad range of practice areas. Its attorneys handle matters in commercial litigation, maritime law, appellate work, oil and gas, labor and employment, and business transactions, among other areas. Chaffe McCall operates from offices in New Orleans, Baton Rouge, Lake Charles, and Houston and maintains a multi-disciplinary practice serving clients across industries and jurisdictions. Chaffe McCall has been a tenant at the Energy Centre Property since August 1993 and has a current lease term through January 2030 with one, five-year renewal option and no termination options.

Frilot, LLC (33,721 square feet; 4.5% of net rentable area; 5.4% of underwritten base rent). Founded in 1995, Frilot, LLC is a New Orleans-based litigation firm that provides representation on a local, regional, and national basis. The firm serves a broad client base ranging from start-ups to Fortune 100 companies. Frilot’s primary practice areas include medical malpractice and healthcare, commercial litigation, insurance coverage and defense, labor and employment, and admiralty and maritime law. Frilot, LLC has been a tenant at the Energy Centre Property since July 1996 and has a current lease term through January 2030 with one, five-year renewal option and no termination options remaining.

A-3-41

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

The following table presents certain information relating to the major tenants at the Energy Centre Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Portfolio Net Rentable Area	U/W Base Rent(3)	U/W Base Rent Per SF	% of Portfolio U/W Base Rent	Lease Expiration	Term. Option (Y/N)	Renewal Option
LCMC Health	NR/NR/NR	49,162	6.5%	$971,523	$19.76	7.5%	Various(4)	N	3 x 5yr
Chaffe McCall	NR/NR/NR	37,536	5.0%	$809,942	$21.58	6.3%	1/31/2030	N	1 x 5yr
Frilot, LLC	NR/NR/NR	33,721	4.5%	$703,500	$20.86	5.4%	1/31/2030	N	1 x 5yr
Morgan Stanley Smith Barney	NR/NR/NR	29,944	4.0%	$628,824	$21.00	4.9%	9/30/2032	Y(5)	2 x 5yr
Leake & Andersson	NR/NR/NR	23,671	3.1%	$493,540	$20.85	3.8%	1/31/2033	Y(6)	1 x 5yr
Pipes Miles & Beckman LLC	NR/NR/NR	24,665	3.3%	$493,300	$20.00	3.8%	6/30/2028	N	N
The Kullman Firm	NR/NR/NR	24,843	3.3%	$491,580	$19.79	3.8%	Various(7)	N	1 x 5yr
Simon Peragine Smith & Redfearn	NR/NR/NR	18,406	2.4%	$386,526	$21.00	3.0%	12/31/2030	N	2 x 5yr
Pugh Accardo Haas Redecker	NR/NR/NR	19,300	2.5%	$386,000	$20.00	3.0%	12/31/2029	N	2 x 5yr
Riess LeMieux LLC	NR/NR/NR	16,837	2.2%	$336,737	$20.00	2.6%	4/30/2031	N	1 x 5yr
Largest Tenants		278,085	36.7%	$5,701,472	$20.50	44.0%
Remaining Occupied		343,752	45.4%	7,247,207	$21.08	56.0%
Total Occupied		621,837	82.1%	$12,948,680	$20.82	100.0%
Vacant		135,438	17.9%
Total		757,275	100.0%
(1)	Based on the underwritten rent roll dated December 1, 2025 and inclusive of $202,228 of contractual rent steps through February 1, 2027.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	Each of the following tenants have abated rent as follows: (i) The Kullman Firm (a monthly abatement for each September from 2026-2030 in an aggregate amount of 211,459.03), (ii) Morgan Stanley Smith Barney (a monthly abatement from May 2026 through September 2026 in an aggregate amount of $262,010), and (iii) Leake & Andersson (a monthly abatement of $41,128.36 for March 2026). Other tenants not represented in this table have rent abatements or free rent periods.
(4)	LCMC Health occupies 12,864 square feet of space set to expire December 31, 2028 and 36,298 square feet of space set to expire May 31, 2034.
(5)	Morgan Stanley Smith Barney has the one-time option to terminate the lease effective as of September 30, 2030 provided it gives the landlord 12 months prior written notice and pays an early termination fee.
(6)	Leake & Anderson has the one-time option to terminate the lease on November 30, 2030 provided it gives the landlord 9 months prior written notice and pays an early termination fee.
(7)	The Kullman firm occupies 549 square feet of space set to expire November 30, 2027 and 24,294 square feet of space set to expire June 30, 2034.

A-3-42

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

The following table presents certain information relating to the lease rollover schedule at the Energy Centre Property:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned NRA	% of Owned NRA	Cumulative % of Owned NRA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM(3)	25,656	3.4%	3.4%	$569,087	4.4%	$22.18	11
2027	80,596	10.6%	14.0%	$1,685,110	13.0%	$20.91	18
2028(4)	97,250	12.8%	26.9%	$1,980,499	15.3%	$20.37	21
2029(5)	56,744	7.5%	34.4%	$1,181,390	9.1%	$20.82	9
2030(6)	156,780	20.7%	55.1%	$3,341,136	25.8%	$21.31	20
2031	47,467	6.3%	61.3%	$928,422	7.2%	$19.56	6
2032(7)	37,516	5.0%	66.3%	$807,773	6.2%	$21.53	5
2033	39,828	5.3%	71.6%	$815,721	6.3%	$20.48	3
2034	65,027	8.6%	80.1%	$1,282,391	9.9%	$19.72	3
2035	0	0.0%	80.1%	$0	0.0%	$0.00	0
2036 & Beyond	14,973	2.0%	82.1%	$357,151	2.8%	$23.85	2
Vacant	135,438	17.9%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	757,275	100.0%		$12,948,680	100.0%	$20.82	98
(1)	Based on the underwritten rent roll dated December 1, 2025 and inclusive of $202,228 of contractual rent steps through February 1, 2027.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	2026 & MTM includes three antenna leases which account for 0 SF of NRA and $46,598 of UW Base Rent, all of which are on a month-to-month basis. 2026 & MTM also includes two other leases to which 4,390 SF of NRA and $90,840 in UW Base Rent are attributable that are on a month-to-month basis.
(4)	2028 includes a vending machine lease to Five Star Breaktime Solutions, which accounts for 1,019 SF of NRA and $0 of UW Base Rent.
(5)	2029 includes two antenna leases which account for 0 SF of NRA and $14,753 of UW Base Rent.
(6)	2030 includes three antenna leases which account for 0 SF of NRA and $43,788 of UW Base Rent.
(7)	2032 includes one antenna lease which accounts for 0 SF of NRA and $20,653 of UW Base Rent.

A-3-43

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Energy Centre Property:

Cash Flow Analysis(1)
	2021	2022	2023	2024	2025	U/W	U/W Per SF
Base Rent	$13,029,436	$12,876,808	$12,972,870	$13,008,863	$12,512,404	$12,746,451	$16.83
Contractual Rent Steps	0	0	0	0	0	202,228	$0.27
Potential Income from Vacant Space	0	0	0	0	0	2,759,420	$3.64
Gross Potential Rent	$13,029,436	$12,876,808	$12,972,870	$13,008,863	$12,512,404	$15,708,099	$20.74
Reimbursements	217,302	168,971	426,562	527,844	925,417	480,245	$0.63
Total Gross Income	$13,246,738	$13,045,779	$13,399,432	$13,536,707	$13,437,822	$16,188,344	$21.38
Parking	$1,869,077	$1,771,328	$1,959,020	$2,135,138	$2,247,236	$2,247,236	$2.97
Other Income(2)	($4,173)	$17,639	$19,201	$71,510	$83,709	$83,709	$0.11
(Vacancy / Credit Loss)	$0	$0	$0	$0	$0	($2,759,420)	($3.64)
Effective Gross Income	$15,111,642	$14,834,746	$15,377,652	$15,743,355	$15,768,766	$15,759,870	$20.81

Management Fee	453,349	445,042	461,330	472,301	473,063	472,796	$0.62
Real Estate Taxes	1,189,979	1,170,731	1,324,504	1,326,461	1,030,002	1,150,964	$1.52
Insurance	405,166	455,005	471,203	1,683,181	1,260,613	1,040,515	$1.37
Repairs & Maintenance	1,715,687	1,552,662	1,501,948	1,592,226	1,855,996	1,855,996	$2.45
Utilities	1,034,683	1,385,271	1,409,885	1,213,256	1,297,394	1,297,394	$1.71
Other Expenses(3)	1,404,786	1,464,291	1,516,061	1,435,432	1,576,998	1,576,998	$2.08
Total Expenses	$6,203,650	$6,473,002	$6,684,930	$7,722,855	$7,494,067	$7,394,663	$9.76

Net Operating Income	$8,907,992	$8,361,744	$8,692,722	$8,020,500	$8,274,700	$8,365,206	$11.05
Replacement Reserves	0	0	0	0	0	151,455	$0.20
Normalized TI/LC	0	0	0	0	0	467,583	$0.62
Net Cash Flow	$8,907,992	$8,361,744	$8,692,722	$8,020,500	$8,274,700	$7,746,168	$10.23

Occupancy (%)	88.9%	86.1%	87.0%	87.2%	83.8%	82.6%(4)
NCF DSCR	2.18x	2.05x	2.13x	1.96x	2.02x	1.89x
NOI Debt Yield	14.6%	13.7%	14.3%	13.1%	13.6%	13.7%
(1)	Based on the underwritten rent roll dated December 1, 2025 and inclusive of $202,228 of contractual rent steps through February 1, 2027.
(2)	Other Income includes storage and antenna revenue, and various other sources of miscellaneous income.
(3)	Other Expenses includes cleaning, contract services, advertising and marketing, general and administrative expenses, and non-recoverable expenses including parking R&M, parking management fees, parking utilities, and other miscellaneous items.
(4)	Represents Economic Occupancy.

A-3-44

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

Appraisal. The Energy Centre Property had an “as-is” appraised value of $103,000,000 as of November 24, 2025. Based on the “as-is” value of $103,000,000, the Cut-off Date LTV and Maturity Date LTV for the Energy Centre Mortgage Loan are each 59.2%.

Energy Centre Appraised Value(1)
Property	Value	Capitalization Rate
Energy Centre	$103,000,000	9.00%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated December 10, 2025, there was no evidence of any recognized environmental conditions at the Energy Centre Property.

The Market. The Energy Centre Property is located at the corner of Poydras Street and Loyola Avenue in the central business district of New Orleans, Louisiana and is part of the broader New Orleans metropolitan statistical area (“New Orleans MSA”). The Energy Centre Property is located within half a mile of several demand generators including City Hall, the U.S. Court of Appeals for the Fifth Circuit, the Hale Boggs Federal Building and Court House, the New Orleans Civil District Court, the New Orleans District Attorney Office, the Caesars Superdome (home of the New Orleans Saints), the Smoothie King Center (home of the New Orleans Pelicans), and the Union Passenger Terminal Amtrak Station which offers service to the Louis Armstrong New Orleans International Airport. The Energy Centre Property is also located approximately six blocks from the historic French Quarter district. Primary access to the Energy Centre Property is provided by Interstate 10 and U.S. Route 90. According to the appraisal, the Energy Centre Property is located on the edge of the core New Orleans central business district which provides superior ingress/egress to the New Orleans’ interstate systems while being in walking distance to major demand generators.

According to a third-party market research report, the Energy Centre Property is located in the New Orleans CBD office submarket of the New Orleans MSA. As of November 24, 2025, the New Orleans CBD office submarket had a total inventory of 14,265,244 square feet, an overall vacancy rate of 13.8%, and market asking rent of $20.05 per square foot with positive net absorption of 27,368 square feet.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Energy Centre Property was 17,963, 176,660 and 359,626, respectively. The 2025 average household income within the same radii was $106,183, $102,497 and $99,858, respectively.

A-3-45

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

The following table presents information relating to comparable office leases for the Energy Centre Property:

Comparable Office Rental Summary(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (Yrs)	Base Rent (PSF)
Energy Centre 1100 Poydras Street	-	1984 / 2009	Pugh Accardo Haas Redecker(2)	19,300(2)	Oct-09(2)	20(2)	$20.00(2)
New Orleans, LA
Hancock Whitney Center 701 Poydras Street	0.1 mi	1972 / 2015	EY	18,086	26-Feb	3.3	$22.00
New Orleans, LA
Hancock Whitney Center 701 Poydras Street	0.5 mi	1972 / 2015	Universal Parking & Transport	2,834	26-Jan	6.8	$20.50
New Orleans, LA
Poydras Center 650 Poydras Street	0.6 mi	1983 / 2008	Cogent Communications	9,297	23-Jun	5.4	$18.00
New Orleans, LA
Poydras Center 650 Poydras Street	0.6 mi	1983 / 2008	Hannis T. Bourgeois	4,777	24-Jul	3	$19.00
New Orleans, LA
One Canal Place 365 Canal Street	1.0 mi	1979 / 2016	Local Tenant	13,926	24-Oct	5	$20.50
New Orleans, LA
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated December 1, 2025. Base Rent (PSF) excludes rent steps.

The Borrower and the Borrower Sponsors. The borrower is New Orleans I Holdings, LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Energy Centre Mortgage Loan.

The non-recourse carveout guarantor is Triangle Strategic Opportunities Fund, LP. The borrower sponsors are Michael Pinewski and Morris Doueck of Triangle Capital Group. Founded in 2009, Triangle Capital Group is a private real estate investment firm that has actively managed investments in all asset classes across over 30 states. The non-recourse carveout guarantor is a fund that expires in June 2030, provided that its duration may be extended in one year increments.

Property Management. The Energy Centre Property is managed by Corporate Realty, Inc., an independent third-party property management company.

Initial and Ongoing Reserves. At origination of the Energy Centre Mortgage Loan, the borrower deposited approximately: (i) $203,478 into a real estate tax reserve, (ii) $95,033 into an insurance reserve on account of two months of premium finance installment payments, (iii) $3,000,000 into a leasing reserve for future tenant improvements and leasing commissions and (iv) $1,985,353 into a reserve for unfunded obligations for tenant improvement, leasing commission and free and gap rent obligations.

Replacement Reserve – On each monthly payment date, the borrower is required to deposit approximately $12,621 for replacements to the Energy Centre Property.

TI/LC Reserve – On each monthly payment date, the borrower is required to deposit approximately $44,172 into a leasing reserve for future tenant improvements and leasing commissions.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $101,739).

Insurance Reserve –At the option of the lender, if the liability or casualty policy maintained by the borrower is not an approved blanket or umbrella policy, or if the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies. At origination of the Energy Centre Mortgage Loan, monthly insurance deposits were conditionally waived due to the initial deposit into the insurance reserve on account of the premium financing arrangement.

A-3-46

Office – CBD 1100 Poydras Street New Orleans, LA 70163	Collateral Asset Summary – Loan No. 4 Energy Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$61,000,000 59.2% 1.89x 13.7%

Lockbox / Cash Management. The Energy Centre Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower was required to establish a lender-controlled lockbox account on the origination date, and within five days of origination, was required to deliver direction letters to each tenant (excluding any subtenants and occupants other than occupants or subtenants with direct occupancy agreements with the borrower or otherwise paying rent directly to the borrower or property manager) at the Energy Centre Property directing them to pay rent and other sums due to the lockbox account. The borrower is required to (or cause the property manager to) promptly deposit all revenue derived from the Energy Centre Property and received by the borrower or property manager into the lender-controlled lockbox account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists and the lender elects, in its sole and absolute discretion, to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Energy Centre Mortgage Loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Energy Centre Mortgage Loan documents are required to (i) to the extent that a Trigger Period exists, be held by the lender in an excess cash flow reserve account as additional collateral for the Energy Centre Mortgage Loan or (ii) to the extent that no Trigger Period exists, be disbursed to the borrower. Upon the cure of all Trigger Periods, provided no event of default is continuing, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Energy Centre Mortgage Loan documents, the lender may apply funds to the Energy Centre Mortgage Loan in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, and (ii) the debt yield falling below 9.25%; and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (i) above, the cure (if applicable) of such event of default, and (y) clause (ii) above, the date that the debt yield is equal to or greater than 9.25% for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-47

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

A-3-48

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

A-3-49

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%
Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(4):	Hospitality – Various
Borrower Sponsor(s):	Harikrushna Bhagat and Swamisharan Patel	Collateral(4):	Various
Borrower(s)(1):	Various	Location(4):	Various, Various
Original Balance(2):	$60,000,000	Year Built / Renovated(4):	Various / Various
Cut-off Date Balance(2):	$60,000,000	Property Management:	HKB Hotel Group LLC
% by Initial UPB:	5.0%	Size:	1,454 Rooms
Interest Rate:	7.37200%	Appraised Value / Per Room:	$130,000,000 / $89,409
Note Date:	February 17, 2026	Appraisal Date:	January 1, 2026
Original Term:	60 months	Occupancy:	57.0% (as of November 30, 2025)
Amortization:	Interest Only, Amortizing Balloon	UW Economic Occupancy:	57.0%
Original Amortization:	360 months	Underwritten NOI(5):	$12,789,261
Interest Only Period:	24 months	Underwritten NCF:	$11,537,497
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type(2)(3):	Pari Passu	Most Recent NOI(5):	$13,077,815 (TTM November 30, 2025)
Additional Debt Balance(2)(3):	$19,500,000	2024 NOI(5):	$12,608,958
Call Protection:	L(24),YM1(29),O(7)	2023 NOI(5):	$11,901,078
Lockbox / Cash Management:	Springing / Springing	2022 NOI(5):	$13,731,755

Reserves(6)				Financial Information(2)
	Initial	Monthly	Cap	Cut-off Date Loan / Room:	$54,677
Taxes:	$297,390	$94,135	NAP	Maturity Date Loan / Room:	$53,193
Insurance:	$29,053	$22,840	NAP	Cut-off Date LTV:	61.2%
FF&E Reserves:	$0	$104,314	NAP	Maturity Date LTV:	59.5%
PIP Holdback Reserve:	$2,013,335	$0	NAP	UW NOI DY:	16.1%
Franchise Holdback:	$2,975,000	$0	NAP	UW NCF DSCR:	1.75x
Other(6):	$3,522,160	$11,471	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$79,500,000	100.0%	Loan Payoff	$56,799,146	71.4%
			Principal Equity Distribution	10,393,773	13.1
			Upfront Reserves	8,836,938	11.1
			Closing Costs	3,470,142	4.4
Total Sources	$79,500,000	100.0%	Total Uses	$79,500,000	100.0%
(1)	See “The Borrowers and the Borrower Sponsors” below.
(2)	The HKB Portfolio Mortgage Loan (as defined below) is part of the HKB Portfolio Whole Loan (as defined below) evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $79,500,000. Financial Information presented in the chart above is based on the HKB Portfolio Whole Loan.
(3)	Radisson Hospitality, Inc., provided the related borrower with unsecured “key money” loans which have a remaining outstanding balance of $1,242,424.24. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness” in the Preliminary Prospectus.
(4)	See “Portfolio Summary” below.
(5)	The decrease between 2022 NOI and 2023 NOI is mainly attributable to ongoing PIP work that took rooms offline in 2023. Several of the HKB Portfolio Properties (as defined below) underwent overlapping PIPs that were concentrated in 2023. The subsequent rebound in revenue is driven by rooms and event spaces coming back online and stabilizing 2024 NOI, Most Recent NOI and Underwritten NOI.
(6)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.

A-3-50

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

The Loan. The fifth largest mortgage loan (the “HKB Portfolio Mortgage Loan”) is part of a whole loan (the “HKB Portfolio Whole Loan”) which is comprised of two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $79,500,000. The HKB Portfolio Whole Loan is secured by the borrowers’ fee and leasehold interests in a portfolio of nine hospitality properties located in Florida, Ohio, Indiana and Georgia (each individually, an “HKB Portfolio Property” and collectively, the “HKB Portfolio Properties”). The HKB Portfolio Whole Loan consists of two pari passu notes and accrues interest at a rate of 7.37200% per annum on an Actual/360 basis. The HKB Portfolio Whole Loan has a 5-year term and is interest-only for the first twenty-four months of such term and is amortizing on a 360-month schedule thereafter. The HKB Portfolio Mortgage Loan is evidenced by the controlling Note A-1 contributed by Barclays with an original principal balance of $60,000,000.

The relationship between the holders of the HKB Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The HKB Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V21 securitization trust. See “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the HKB Portfolio Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2026-V21	Yes
A-2(1)	$19,500,000	$19,500,000	BCREI	No
Total	$79,500,000	$79,500,000
(1)	Expected to be contributed to one or more future securitization transactions.

The Properties. The HKB Portfolio Properties include four limited-service, two select service and three full-service hotels built between 1969 and 2000 and renovated between 2022 and 2025, totaling 1,454 keys located in Florida, Ohio, Indiana and Georgia. The borrower sponsors acquired the HKB Portfolio Properties between 2017 and 2022 for a total purchase price of approximately $80.2 million ($55,175 per key) and reported a cost basis of $111.5 million ($76,670 per key), which includes approximately $29.4 million ($20,210 per key) of capital expenditures invested since acquisition. At loan origination, the borrowers reserved $1,984,985 in connection with a planned PIP at the Holiday Inn Miami Hialeah Property (as defined below), $28,350 to complete the remaining portion of a PIP at the Radisson Hotel Property, and $2,975,000 for any PIP work associated with the renewal of the franchise agreement at the Crowne Plaza CLE Airport Property (as defined below).

The following table presents certain information relating to the HKB Portfolio Properties.

Portfolio Summary
Property	City, State(1)	Fee / Leasehold	Hospitality Subtype(1)	Year Built / Renovated(1)	Rooms(2)	Allocated Cut-off Date Whole Loan Amount (“ALA”)	% of ALA	UW NOI(2)	% of UW NOI(2)
Holiday Inn Miami Hialeah	Hialeah Gardens, FL	Fee	Full Service	1983 / 2022-2025	263	$22,950,000	28.9%	$3,431,470	26.8%
Crowne Plaza CLE Airport	Middleburg Heights, OH	Fee	Full Service	1978 / 2023-2025	238	$12,500,000	15.7	$1,854,697	14.5
Radisson Hotel	Clarksville, IN	Fee	Full Service	1969 / 2022-2025	251	$9,607,500	12.1	$1,675,309	13.1
Sonesta Norcross	Norcross, GA	Fee	Select Service	1988 / 2022-2024	122	$7,492,500	9.4	$1,151,300	9.0
Country Inn & Suites Helen	Helen, GA	Fee	Limited Service	2000 / 2022-2025	62	$6,592,500	8.3	$949,113	7.4
Days Inn College Park	College Park, GA	Fee	Limited Service	1987 / 2022-2025	154	$5,687,500	7.2	$1,096,985	8.6
Best Western Smyrna	Smyrna, GA	Fee	Limited Service	1973 / 2022-2023	114	$4,995,000	6.3	$846,306	6.6
Araamda Inn	Norcross, GA	Fee	Limited Service	1983 / 2023-2025	122	$4,875,000	6.1	$911,458	7.1
Courtyard by Marriott	Tucker, GA	Fee/Leasehold	Select Service	1984 / 2023-2025	128	$4,800,000	6.0	$872,623	6.8
Total					1,454	$79,500,000	100.0%	$12,789,261	100.0%
(1)	Source – Appraisal.
(2)	Based on the underwritten rent roll as of November 30, 2025.

Holiday Inn Miami Hialeah - The Holiday Inn Miami Hialeah property (the “Holiday Inn Miami Hialeah Property”) is a 263-key full-service hotel located in Hialeah Gardens, Florida. The Holiday Inn Miami Hialeah Property was originally constructed in 1983 and was acquired by the borrower sponsors in 2021 for $22.0 million. Since acquisition, the borrower sponsors have invested approximately $4.3 million in renovations, including upgrades to guest rooms, replacement of soft and case goods and lobby improvements. The Holiday Inn Miami Hialeah Property is also required to undergo another PIP with an estimated cost of $1,984,985, which was reserved at loan origination,

A-3-51

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

and is scheduled to include replacement of case goods, upgrades to flooring, lighting and various other upgrades. Additionally, the Holiday Inn Miami Hialeah Property recently secured a contract with Princess, Holland America Line and Seabourn Cruises that commenced in January 2026 and runs through December 2028 with annual increases in ADR. The contract calls for an estimated 4,995 rooms, and together with the upcoming PIP is expected to improve the Holiday Inn Miami Hialeah’s RevPAR penetration. Amenities at the Holiday Inn Miami Hialeah Property include an onsite restaurant and lounge, an outdoor swimming pool, a fitness center, an airport shuttle and approximately 10,720 square feet of meeting space. The Holiday Inn Miami Hialeah Property is subject to a franchise agreement with Holiday Hospitality Franchising, LLC extending through October 2031.

Based on the latest IHG compliance report conducted in November 2025, the Holiday Inn Miami Hialeah Property did not receive passing grades for the category segments “Brand Standard Important” and “Condition.” At loan origination, approximately $1,984,985 was reserved for a PIP at the Holiday Inn Miami Hialeah Property, which is expected to address these assessment scores. Additionally, the lender held back $1,147,500, equivalent to 5% of the Holiday Inn Miami Hialeah Property’s ALA. Under the HKB Portfolio Whole Loan documents, if the Holiday Inn Miami Hialeah Property has not received a passing quality assurance assessment score by the later of (x) December 31, 2026 and (y) ninety days after the Holiday Inn Miami Hialeah Property’s franchisor’s PIP completion deadline, the borrowers will be required to make additional monthly deposits of $98,500 into a reserve account until a passing quality assurance assessment score is received. Amounts on deposit in the QA Holdback Reserve (defined below) allocated to the Holiday Inn Miami Hialeah Property (i) may be released to the borrower to reimburse borrower for repairs made to correct any deficiencies in the failing compliance report and (ii) will be released to the borrower upon the Holiday Inn Miami Hialeah Property receiving a passing quality assurance assessment score. We cannot assure you that the related borrower will cure any related quality assurance deficiencies or that a failure of the borrower to cure such deficiencies will not result in a termination of the related franchise agreement.

Crowne Plaza CLE Airport – The Crowne Plaza CLE Airport property (the “Crowne Plaza CLE Airport Property”) is a 238-key full-service hotel located in Middleburg Heights, Ohio. The Crowne Plaza CLE Airport Property was originally built in 1978 and was acquired by the borrower sponsors in 2022 for $8.675 million. Since acquisition, the borrower sponsors have invested approximately $4.1 million in renovations, including elevator modernization, exterior paint and pavement repairs and restaurant upgrades. Amenities at the Crowne Plaza CLE Airport Property include an indoor swimming pool, a fitness center, a business center and approximately 14,127 square feet of meeting space. The Crowne Plaza CLE Airport Property is subject to a franchise agreement with Holiday Hospitality Franchising, LLC that is scheduled to expire in January 2028. At loan origination, $2.975 million was reserved for any PIP work required in conjunction with the renewal or replacement of the franchise agreement, and which will be released to (i) the borrowers once the property is operating under the renewed or replacement franchise agreement and no PIP is required in connection with the new franchise agreement or (ii) the PIP Reserve upon the borrowers entering into the renewed or replacement franchise agreement and a PIP is required in connection with the new franchise agreement. Additionally, the HKB Portfolio Whole Loan will enter a full cash flow sweep 18 months prior to the expiration of the Crowne Plaza CLE Airport Property’s franchise agreement and will become full recourse to the borrower sponsors if the franchise agreement expires or is terminated without lender consent at any time the HKB Portfolio Whole Loan remains outstanding.

Based on the latest IHG compliance report conducted in July 2025, the Crowne Plaza CLE Airport Property did not receive passing grades for the category segments “Brand Standard Importance,” “Cleanliness” and “Condition.” The lender held back $625,000 at loan origination, equivalent to 5.0% of the Crowne Plaza CLE Airport Property’s ALA. If the Crowne Plaza CLE Airport Property has not received a passing quality assurance assessment score by the later of (x) December 31, 2026 and (y) ninety days after the Crowne Plaza CLE Airport Property’s franchisor’s PIP completion deadline, the borrowers will be required to make additional monthly deposits of $50,000 into a reserve account until a passing quality assurance assessment score is received. Amounts on deposit in the QA Holdback Reserve (defined below) allocated to the Crowne Plaza CLE Airport Property (i) may be released to the borrowers to reimburse the borrowers for repairs made to correct any deficiencies in the failing compliance report and (ii) will be released to the borrowers upon the Crowne Plaza CLE Airport Property receiving a passing quality assurance assessment score. We cannot assure you that the related borrower will cure any related quality assurance deficiencies or that a failure of the borrower to cure such deficiencies will not result in a termination of the related franchise agreement.

Radisson Hotel – The Radisson Hotel property (the “Radisson Hotel Property”) is a 251-key full-service hotel located in Clarksville, Indiana. The Radisson Hotel Property was originally constructed in 1969 and was acquired by the borrower sponsors in 2020 for $10.5 million. Since acquisition, the borrower sponsors have invested approximately $5.4 million in renovations, including upgrades to guestrooms and bathrooms, roof replacements, and lobby and restaurant renovations. At loan origination, approximately $28,350 was reserved for a PIP at the Radisson Hotel Property, which equates to 105% of the borrower sponsors’ estimate of the remaining costs of the most recent PIP. Amenities at the Radisson Hotel Property include an indoor swimming pool, a fitness center, a business center and approximately 11,544 square feet of meeting space. The Radisson Hotel Property is subject to a franchise agreement with Radisson Hospitality, Inc. extending through April 2043. The Radisson Hotel Property’s franchise agreement contains a franchisor or franchisee termination option effective April 2033 with 60 days’ notice. The termination of an HKB Portfolio Property franchise agreement is an event of default under the HKB Portfolio Whole Loan documents, and triggers a full cash flow sweep. Additionally, the HKB Portfolio Whole

A-3-52

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

Loan will become full recourse to the borrower sponsors if the franchise agreement expires or is terminated without lender consent at any time the HKB Portfolio Whole Loan remains outstanding.

Based on the latest QA summary report conducted in April 2025, the Radisson Hotel Property did not receive a passing overall assessment score. The borrower sponsors have since replaced the Radisson Hotel Property manager and repaired the majority of deferred maintenance items from the assessment. Additionally, the lender held back $960,750, equivalent to 10.0% of the Radisson Hotel Property’s ALA, which will be released upon the Radisson Hotel Property receiving a passing quality assurance assessment score. We cannot assure you that the related borrower will cure any related quality assurance deficiencies or that a failure of the borrower to cure such deficiencies will not result in a termination of the related franchise agreement.

Sonesta Norcross – The Sonesta Norcross property (the “Sonesta Norcross Property”) is a 122-key select-service hotel located in Norcross, Georgia. The Sonesta Norcross Property was originally constructed in 1988 and was acquired by the borrower sponsors in 2022 for $7.0 million. Since acquisition, the borrower sponsors have invested approximately $1.2 million in renovations, including guestroom, lobby and bathroom upgrades and roof replacement. Amenities at the Sonesta Norcross Property include an outdoor swimming pool, a fitness center, a breakfast area and lobby bar and approximately 1,392 square feet of meeting space. The Sonesta Norcross Property is subject to a franchise agreement with Sonesta RL Hotels Franchising Inc. extending through April 2042. The Sonesta Norcross Property’s franchise agreement contains a franchisee or franchisor termination option effective April 2029, April 2032 or April 2037 with at least 90 days’, but no more than 180 days’, prior notice. The termination of an HKB Portfolio Property franchise agreement is an event of default under the HKB Portfolio Whole Loan documents, and triggers a full cash flow sweep. Additionally, the HKB Portfolio Whole Loan will become full recourse to the borrower sponsors if the franchise agreement expires or is terminated without lender consent at any time the HKB Portfolio Whole Loan remains outstanding.

Courtyard by Marriott – The Courtyard by Marriott property (the “Courtyard by Marriott Property”) is a 128-key select-service hotel located in Tucker, Georgia. The borrower sponsors partnered with the Londzell Performing Arts Theatre to list the Courtyard by Marriott Property as the venue’s preferred hotel. The Courtyard by Marriot Property was originally constructed in 1984 and was acquired by the borrower sponsors in 2020 for $7.5 million. Since acquisition, the borrower sponsors have invested approximately $7.9 million in renovations at the Courtyard by Marriott Property. Amenities that the Courtyard by Marriot Property include an outdoor swimming pool, a fitness center, a bistro and approximately 1,144 square feet of meeting space. The borrower sponsors hold a sub-leasehold interest in a portion of the Courtyard by Marriott Property. The sub-leased portion of the Courtyard by Marriott Property is part of an underlying ground lease that also covers an adjacent property. See “Ground Lease” below for more information. The Courtyard by Marriott Property is subject to a franchise agreement with Marriott International, Inc. extending through November 2038.

Based on the latest QA summary report conducted in May 2025, the Courtyard by Marriott Property did not receive a passing overall assessment score. The lender held back $480,000, equivalent to 10.0% of the Courtyard by Marriott Property’s ALA, which will be released upon the Courtyard by Marriott Property receiving a passing quality assurance assessment score. We cannot assure you that the related borrower will cure any related quality assurance deficiencies or that a failure of the borrower to cure such deficiencies will not result in a termination of the related franchise agreement.

Country Inn & Suites Helen – The Courtyard Inn & Suites Helen property (the “Courtyard Inn & Suites Helen Property”) is a 62-key limited-service hotel located in Helen, Georgia. The Country Inn & Suites Helen was originally constructed in 2000 and was acquired by the borrower sponsors in 2020 for $5.0 million. Since acquisition, the borrower sponsors have invested approximately $574,000 in renovations, including guestroom upgrades, replacement of soft goods, and exterior improvements. Amenities at the Country Inn & Suites Helen Property include an indoor swimming pool, a fitness center, free breakfast and approximately 1,740 square feet of meeting space. The Country Inn & Suites Helen is subject to a franchise agreement with Country Inn & Suites by Radisson, Inc. extending through February 2040.

Days Inn College Park – The Days Inn College Park property (the “Days Inn College Park Property”) is a 154-key limited-service hotel located in College Park, Georgia. The Days Inn College Park Property was originally constructed in 1987 and was acquired by the borrower sponsors in 2018 for $7.8 million. Since acquisition, the borrower sponsors have invested approximately $1.8 million in renovations, including case good replacements, guest room and lobby upgrades and landscaping. Amenities at the Days Inn College Park Property include complimentary breakfast, a fitness center and pet-friendly accommodations. The Days Inn College Park Property is subject to a franchise agreement with Days Inn Worldwide, Inc. extending through November 2033. The Days Inn College Park Property’s franchise agreement contains a franchisor termination option effective November 2028 with six months’ notice. The termination of an HKB Portfolio Property franchise agreement is an event of default under the HKB Portfolio Whole Loan documents, and triggers a full cash flow sweep. Additionally, the HKB Portfolio Whole Loan will become full recourse to the borrower sponsors if the franchise agreement expires or is terminated without lender consent at any time the HKB Portfolio Whole Loan remains outstanding.

A-3-53

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

Araamda Inn – The Araamda Inn property (the “Araamda Inn Property”) is a 122-key independent limited-service hotel located in Norcross, Georgia. The Araamda Inn Property was originally constructed in 1983 and was acquired by the borrower sponsors in 2017 for approximately $4.5 million. Since acquisition, the borrower sponsors have invested approximately $1.1 million in renovations, including guest and lobby upgrades, roof replacement and parking repairs. Amenities at the Araamda Inn Property include an outdoor swimming pool, a business center, and approximately 3,425 square feet of meeting space. The Araamda Inn Property is independent and was acquired un-flagged, and therefore is not subject to a franchise agreement.

Best Western Smyrna – The Best Western Smyrna property (the “Best Western Smyrna Property”) is a 114-key limited service hotel located in Smyrna, Georgia. The Best Western Smyrna Property was originally constructed in 1973 and was acquired by the borrower sponsors in 2019 for $7.3 million. Since acquisition, the borrower sponsors have invested approximately $3.0 million in renovations and the conversion of the Best Western Smyrna Property in 2023 from a Red Roof Inn to the current Best Western flag, which required significant interior renovations, replacement of case goods, parking and exterior upgrades. Amenities at the Best Western Smyrna Property include complimentary breakfast, an outdoor swimming pool, a fitness center and approximately 2,145 square feet of meeting space. The Best Western Smyrna Property is subject to a franchise agreement with Best Western International, Inc. extending through November 2043.

A-3-54

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

Historical Occupancy, ADR, RevPAR(1)
	2023			2024			TTM(2)
Property	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Holiday Inn Miami Hialeah	69.5%	$95.56	$66.43	63.6%	$111.71	$71.09	61.9%	$110.83	$68.64
Crowne Plaza CLE Airport	52.7%	$99.31	$52.29	49.4%	$110.12	$54.40	38.8%	$108.26	$42.03
Radisson Hotel	39.8%	$104.53	$41.63	60.0%	$83.14	$49.86	57.6%	$74.15	$42.74
Sonesta Norcross	64.7%	$77.45	$50.09	70.8%	$67.39	$47.69	81.3%	$61.84	$50.28
Country Inn & Suites Helen	66.4%	$142.92	$106.91	54.9%	$142.40	$88.07	67.6%	$147.65	$99.75
Days Inn College Park	60.5%	$66.00	$40.13	66.3%	$61.01	$40.43	58.1%	$60.61	$35.20
Best Western Smyrna	45.6%	$62.08	$28.28	56.2%	$65.22	$36.64	60.4%	$66.74	$40.33
Araamda Inn	69.4%	$58.46	$40.58	72.0%	$54.30	$39.09	74.3%	$51.83	$38.52
Courtyard by Marriott	59.3%	$90.22	$53.52	49.0%	$84.03	$41.15	47.6%	$93.62	$44.55
(1)	Historical financial information is provided by the borrower sponsors.
(2)	TTM is as of November 30, 2025.

Competitive Set Historical Occupancy, ADR, RevPAR(1)
	2023			2024			TTM(2)
Property	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Holiday Inn Miami Hialeah	83.0%	$110.66	$91.80	84.9%	$109.20	$92.66	81.3%	$106.89	$86.91
Crowne Plaza CLE Airport	40.5%	$104.62	$42.39	35.5%	$115.54	$41.02	36.7%	$110.78	$40.69
Radisson Hotel	51.6%	$116.90	$60.36	46.4%	$124.79	$57.90	47.0%	$120.56	$56.67
Sonesta Norcross	59.5%	$109.87	$65.35	56.9%	$105.37	$59.92	54.4%	$101.74	$55.37
Country Inn & Suites Helen	59.2%	$159.32	$94.30	56.6%	$158.31	$89.56	57.2%	$156.36	$89.39
Days Inn College Park	60.2%	$60.12	$36.20	59.3%	$59.66	$35.36	56.7%	$58.57	$33.23
Best Western Smyrna	76.3%	$108.92	$83.15	69.2%	$108.73	$75.26	65.3%	$112.67	$73.52
Araamda Inn(3)	58.0%	$61.00	$35.00	52.0%	$59.00	$31.00	52.0%	$57.00	$30.00
Courtyard by Marriott	71.6%	$107.65	$77.05	66.0%	$105.34	$69.55	64.7%	$106.00	$68.56
(1)	Data provided by a third-party market research report, unless stated otherwise.
(2)	TTM is as of November 30, 2025.
(3)	Data on the competitive set for the Araamda Inn Property is taken from the appraisal.

Historical Occupancy, ADR, RevPAR Penetration Rates(1)
	2023			2024			TTM(2)
Property	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Holiday Inn Miami Hialeah	83.8%	86.4%	72.4%	75.0%	102.3%	76.7%	76.2%	103.7%	79.0%
Crowne Plaza CLE Airport	129.9%	94.9%	123.4%	139.1%	95.3%	132.6%	105.6%	97.7%	103.3%
Radisson Hotel	77.1%	89.4%	69.0%	129.3%	66.6%	86.1%	122.5%	61.5%	75.4%
Sonesta Norcross	108.7%	70.5%	76.6%	124.5%	64.0%	79.6%	149.4%	60.8%	90.8%
Country Inn & Suites Helen	112.2%	89.7%	113.4%	96.9%	90.0%	98.3%	118.2%	94.4%	111.6%
Days Inn College Park	100.5%	109.8%	110.9%	111.8%	102.3%	114.4%	102.4%	103.5%	105.9%
Best Western Smyrna	59.7%	57.0%	34.0%	81.2%	60.0%	48.7%	92.6%	59.2%	54.9%
Araamda Inn(3)	119.7%	95.8%	115.9%	138.5%	92.0%	126.1%	142.9%	90.9%	128.4%
Courtyard by Marriott	82.9%	83.8%	69.5%	74.2%	79.8%	59.2%	73.6%	88.3%	65.0%
(1)	Data provided by a third-party market research report, unless stated otherwise.
(2)	TTM is as of November 30, 2025
(3)	Data on the competitive set for the Araamda Inn Property is taken from the appraisal.

A-3-55

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the HKB Portfolio Properties:

Cash Flow Analysis
	2022(1)	2023(1)	2024(1)	TTM(1)(2)	U/W	U/W Per Room(3)
Occupancy (%)	61.9%	57.5%	59.4%	57.0%	57.0%
ADR	$84.46	$88.88	$87.84	$86.30	$86.30
RevPAR	$52.26	$51.11	$52.19	$49.19	$49.19

Rooms Revenue	$27,735,175	$27,122,022	$27,771,621	$26,106,165	$26,106,165	$17,955
Food and Beverage Revenue	2,758,000	2,691,316	$2,521,732	$2,472,814	$2,472,814	$1,701
Other Departmental Revenue	2,418,348	1,049,907	1,431,572	2,715,115	2,715,115	$1,867
Effective Gross Income	$32,911,523	$30,863,245	$31,724,926	$31,294,095	$31,294,095	$21,523

Rooms Expense	5,138,270	5,071,027	5,679,232	5,451,327	5,451,327	$3,749
Food and Beverage Expense	578,303	1,302,542	1,621,028	1,519,281	1,519,281	$1,045
Total Departmental Expenses	$5,716,573	$6,373,570	$7,300,260	$6,970,609	$6,970,609	$4,794

Gross Operating Income	$27,194,951	$24,489,675	$24,424,666	$24,323,486	$24,323,486	$16,729

Real Estate Taxes	$1,157,146	$1,462,635	$1,317,166	$1,401,189	$1,402,710	$965
Insurance	1,220,576	945,311	1,097,508	1,168,466	1,172,499	$806
Management Fee	833,548	794,315	762,260	704,614	938,823	$646
Ground Lease	119,701	131,671	137,656	126,185	149,366	$103
Other Expenses	10,132,225	9,254,665	8,501,117	7,845,218	7,870,826	$5,413

Net Operating Income	$13,731,755	$11,901,078	$12,608,958	$13,077,815	$12,789,261	$8,796

FF&E	$0	$0	$0	$0	$1,251,764	$861
Net Cash Flow	$13,731,755	$11,901,078	$12,608,958	$13,077,815	$11,537,497	$7,935

NOI Debt Yield(4)	17.3%	15.0%	15.9%	16.5%	16.1%
NCF DSCR(4)	2.08x	1.81x	1.91x	1.99x	1.75x
(1)	The decrease between 2022 Net Operating Income and 2023 Net Operating Income is mainly attributable to ongoing PIP work that took rooms offline in 2023. Several of the HKB Portfolio Properties underwent overlapping PIPs that were concentrated in 2023. The subsequent rebound in revenue is driven by rooms and event spaces coming back online and stabilizing 2024 Net Operating Income and TTM Net Operating Income.
(2)	TTM is as of November 30, 2025.
(3)	U/W Per Room values are based on 1,454 rooms.
(4)	NCF DSCR and NOI Debt Yield are based on the HKB Portfolio Whole Loan.

A-3-56

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

Appraisals. According to the appraisals, the HKB Portfolio Properties have an aggregate “as-is” appraised value of $130,000,000 as of January 1, 2026.

Property	Appraised Value(1)	Capitalization Rate(1)
Holiday Inn Miami Hialeah	$34,700,000	9.98%
Crowne Plaza CLE Airport	$20,400,000	7.79%
Radisson Hotel	$18,300,000	7.06%
Sonesta Norcross	$11,100,000	10.32%
Courtyard by Marriott	$9,600,000	9.84%
Country Inn & Suites Helen	$11,600,000	8.75%
Days Inn College Park	$9,100,000	11.31%
Araamda Inn	$7,800,000	10.79%
Best Western Smyrna	$7,400,000	9.95%
Total / Wtd. Avg.(2)	$130,000,000	9.27%
(1)	Source: Appraisals.
(2)	Represents a weighted average capitalization rate of each of the HKB Portfolio Properties.

Environmental Matters. According to the Phase I environmental site assessments, dated January 6, 2026, there are no recognized environmental conditions or recommendations for further action at the HKB Portfolio Properties.

The Markets.

Hialeah Gardens, FL - The Holiday Inn Miami Hialeah is located in the Hialeah submarket within the Miami-Dade county, approximately six miles northwest of the Miami International Airport, which serves as the Holiday Inn Miami Hialeah’s primary demand driver, and is an approximately thirty-minute drive from downtown Miami and Fort Lauderdale.

Middleburg Heights, OH – The Crowne Plaza CLE Airport Property is located in the Cleveland, Ohio market within the Cuyahoga county, approximately three miles from the Cleveland Hopkins International Airport, which serves as the Crowne Plaza CLE Airport Property’s primary demand driver, and is approximately one mile from the Southwest General Hospital and Regency Hospital Cleveland West.

Clarksville, IN – The Radisson Hotel Property is located in Clark County, approximately eight miles from Churchill Downs, the site of the Kentucky Derby, seven miles from the University of Louisville and eight miles from the Louisville International Airport.

Norcross, GA – The Sonesta Norcross Property and the Araamda Inn Property are located in the Gwinnett Village neighborhood in Norcross, Georgia along I-85, the major interstate that runs from downtown Atlanta northeast up to Charlotte and southwest down to Montgomery. The Sonesta Norcross Property and the Araamda Inn Property are situated approximately two miles from the Norcross City Center, 10 miles northeast of the Lego Discovery Center Atlanta and less than 15 miles from the Atlanta central business district.

Tucker, GA – The Courtyard by Marriott Property is located in the northwest side of downtown Atlanta, Georgia and just west of downtown Tucker, Georgia. The Courtyard by Marriott Property is also located directly adjacent to the Londzell Performing Arts Theatre, a newly delivered music venue offering up to 1,200 seats to the public. The borrower sponsors partnered with the Londzell Performing Arts Theatre to list the Courtyard by Marriott Property as the venue’s preferred hotel.

Helen, GA – The Country Inn & Suites Helen Property is located along the western side of Edelweiss Strasse in downtown Helen, Georgia, which is an historic German-themed mountain town popular for its annual Oktoberfest celebrations and connectivity to the Chattahoochee National Forest, where visitors can partake in various outdoor activities.

College Park, GA – The Days Inn College Park Property is located within the airport submarket of the Atlanta metropolitan statistical area, approximately a ten minute drive away from the Hartsfield-Jackson Atlanta International Airport, which serves as the Days Inn College Park Property’s primary demand driver, and roughly nine miles from downtown Atlanta.

Smyrna, GA – The Best Western Smyrna Property is located in the Cumberland submarket in close proximity to Truist Park, which is home of the Atlanta Braves, as well as the Cumberland Mall and Cobb Galleria Convention Center, and is within 15 miles of the Hartsfield-Jackson Atlanta International Airport.

A-3-57

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

The Borrowers and the Borrower Sponsors. The borrowers are JK Hialeah LLC, a Florida limited liability company, Swami DE LLC, a Delaware limited liability company, YK Engle Rd LLC, an Ohio limited liability company, and JK Clarksville LLC, JK Lavista LLC, RK College Park LLC, 4505 College Park LLC, JK McDonough DR LLC, SB Norcross LLC, Jaybhole LLC, 877 Edelweiss LLC and 877 Hospitality LLC, each a Georgia limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the HKB Portfolio Whole Loan. The borrower sponsors and non-recourse carveout guarantors are Harikrushna Bhagat and Swamisharan Patel. Harikrushna Bhagat is an experienced hotel operator and founder and CEO of HKB Investment Group (“HKB”). Founded in 2016, HKB has grown into a developer, owner, and operator of a variety of commercial real estate assets and currently manages more than half a billion dollars of real estate encompassing over 50 properties, most of which are hospitality assets.

The HKB Portfolio Whole Loan will become full recourse to the borrower sponsors in the event (i) the borrowers fail to complete any PIP or other capital improvement plan imposed by the hotel franchisor, or (ii) any franchise agreement expires or is terminated without lender consent at any time that the HKB Portfolio Whole Loan remains outstanding.

Property Management. The HKB Portfolio Properties are managed by HKB Hotel Group LLC, an affiliate of the borrower sponsors.

Initial and Ongoing Reserves. At loan origination, the borrowers were required to deposit (i) approximately $297,390 into a tax reserve, (ii) approximately $29,053 into an insurance reserve, (iii) $308,910 into an immediate repair reserve, (iv) $3,213,250 into a quality assurance holdback reserve, (v) $2,975,000 into a franchise expiration holdback reserve and (vi) $2,013,335 into a PIP holdback reserve.

Tax Reserve - On each payment date, the borrowers are required to fund 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $94,135).

Insurance Reserve - On each payment date, the borrowers are required to fund 1/12th of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period for policies required to be maintained by the borrowers under the HKB Portfolio Whole Loan documents, unless the borrowers maintain a blanket insurance policy in accordance with the HKB Portfolio Whole Loan documents (initially estimated to be approximately $22,840).

FF&E Reserve – On each payment date, the borrowers are required to deposit monthly into the replacement reserve account an amount equal to 1/12th of the greater of (i) 4% of the gross incomes from operations generated in the immediately preceding calendar year and (ii) the aggregate annual amount required pursuant to the franchise agreements. At no time may the FF&E reserve monthly deposit be less than the monthly deposit as of the loan origination date, which is initially $104,314.

Ground Sublease Reserve – On each payment date, the borrowers are required to deposit 1/12th of the ground rent payment due under the Courtyard by Marriott Property ground sublease documents that will be payable over the next ensuing 12-month period, which is initially approximately $11,471.

QA Holdback Reserve – On each payment date during a QA Holdback Reserve Period (as defined below), the borrowers are required to deposit into a QA holdback reserve account the applicable QA Holdback Reserve Monthly Deposit (as defined below) with respect to the applicable property.

A “QA Holdback Reserve Period” means a period with respect to the Crowne Plaza CLE Airport Property or the Holiday Inn Miami Hialeah Property (i) commencing upon the later of (x) December 31, 2026 and (y) ninety days after the applicable franchisor’s PIP completion deadline for the respective property and (ii) expiring upon the date a passing quality assurance assessment score is received with respect to the applicable HKB Portfolio Property.

A “QA Holdback Reserve Monthly Deposit” means (i) with respect to the Crowne Plaza CLE Airport Property, $50,000 and (ii) with respect to the Holiday Inn Miami Hialeah Property, $98,500.

Low DSCR Reserve – Upon the occurrence of a Low DSCR Event (as defined below), the borrowers are required to (i) deposit an amount equal to $137,000 into the low DSCR reserve on each monthly payment date during the continuance of a Low DSCR Trigger Period (as defined below), (ii) make a low DSCR security payment, which, if made in cash, will be deposited into the low DSCR reserve, or (iii) provide the lender with a low DSCR guaranty election.

A-3-58

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

A “Low DSCR Event” means (i) the debt service coverage ratio falls below 1.25x for two consecutive calendar quarters or (ii) the expiration of the twelve month period beginning on the date upon which the borrowers deliver a low DSCR security payment to the lender if, on or before the expiration, a Low DSCR Trigger Event Cure has not occurred.

A “Low DSCR Trigger Event Cure” means the debt service coverage ratio for the HKB Portfolio Properties (without giving effect to any payment then on deposit in the low DSCR reserve nor to any low DSCR security payment) is equal to or greater than 1.30x for two consecutive quarters.

A “Low DSCR Trigger Period” means (i) a period commencing upon a Low DSCR Event and (ii) expiring upon (A) a Low DSCR Trigger Event Cure, (B) the date on which the lender receives a low DSCR security payment, for a period of 12 months, or (C) the date on which the lender receives a DSCR guaranty election.

Lockbox and Cash Management. The HKB Portfolio Whole Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lockbox account for the exclusive benefit of the lender into which the borrowers are required to deposit or cause to be deposited all revenues generated from the HKB Portfolio Properties. Upon such occurrence of a Trigger Period, the borrowers have the option, but not the requirement, to establish a lockbox for each individual HKB Portfolio Property so long as (i) the borrowers enter and cause the lockbox bank to enter into a new deposit and control agreement with the lender with respect to each additional lockbox account acceptable to the lender, (ii) the borrowers pay all costs in connection with opening any additional lockbox account and (iii) any additional lockbox account is in the name of one of the borrowers. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept within one business day of receipt into a cash management account and applied in accordance with the HKB Portfolio Whole Loan documents.

A “Trigger Period” means a period (a) commencing on the earliest of (i) an event of default (including, if for any reason, a franchise agreement for an HKB Portfolio Property is no longer in place), (ii) a bankruptcy event of a borrower or principal and (iii) July 10, 2026, which is 18 months prior to the expiration of the Crowne Plaza CLE Airport Property franchise agreement, unless on or before such date a Franchise Expiration Cure (as defined below) has occurred. A Trigger Period will end upon (a) with regard to clause (i) above, the cure of such event of default or (b) with regard to clause (iii) above, the occurrence of a Franchise Expiration Cure.

A “Franchise Expiration Cure” means (i) the Crowne Plaza CLE Airport Property is open and operating pursuant to a renewal of the franchise agreement in place as of the origination date or replacement franchise agreement and (ii) no PIP is required pursuant to such renewed or replacement franchise agreement.

Current Mezzanine and Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. At any time after March 6, 2028, the borrowers may obtain the release of the Courtyard by Marriott Property or the Best Western Smyrna Property (each a “HKB Portfolio Release Property”) from the lien of the HKB Portfolio Whole Loan upon satisfaction of the terms and conditions set forth in the HKB Portfolio Whole Loan documents, including, among other things: (i) the prepayment of a release price equal to the greater of (a) 120% of the Allocated Loan Amount (as defined below) of such HKB Portfolio Release Property being released and (b) the net sales proceeds attributable to such HKB Portfolio Release Property being released, (ii) after giving effect to such release, (x) the DSCR for the remaining HKB Portfolio Properties is equal to the greater of (a) 1.75x and (b) the DSCR for all of the remaining HKB Portfolio Properties for the 12 full calendar months immediately prior to the release, (y) the LTV for the remaining HKB Portfolio Properties is no greater than the lesser of (a) 61.2% and (b) the LTV for all of the remaining HKB Portfolio Properties immediately prior to the release and (z) the debt yield for the remaining HKB Portfolio Properties is equal to the greater of (a) 14.52% and (b) the debt yield for all of the remaining HKB Portfolio Properties for the 12 full calendar months immediately prior to the release and (iii) compliance with REMIC related conditions.

“Allocated Loan Amount” means (i) with respect to the Courtyard by Marriott Property, $4,800,000 and (ii) with respect to the Best Western Smyrna Property, $4,995,000.

Ground Lease. The borrowers hold a fee interest in a portion of the Courtyard by Marriott Property and a sub-leasehold interest in a portion of the Courtyard by Marriott Property pursuant to a sublease that commenced on March 5, 1983 with a 45-year initial term and two, 15-year borrower extension options, bringing the fully extended sublease term to March 5, 2058. The subleased portion of the Courtyard by Marriott Property is part of an underlying ground lease that also covers an adjacent property and commenced on October 4, 1982, with a 75-year term that brings the ground lease term to October 4, 2057. Cox Enterprises, Inc. holds the fee interest in the adjacent property and the subleased portion of the Courtyard by Marriott Property, which is leased to Northlake Station, LLC and subleased to the Courtyard by Marriott Property borrower, JK Lavista LLC. The annual ground lease rent is currently 12% of the appraised

A-3-59

Hospitality – Various Various Various, Various	Collateral Asset Summary – Loan No. 5 HKB Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 61.2% 1.75x 16.1%

value of the covered land, but may in no event be less than $600,000 or more than $1,200,000, and for the fiftieth rental year through the end of the ground lease term the rent will be 12% of the appraised value of the covered land, but in no event less than rent due for the prior period or more than twice the rent due for the prior period. Current annual rent ground sublease rent is currently $119,701, with 15% rent increases set for every five years. The next ground sublease rent increase is in 2029.

A-3-60

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

A-3-61

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

A-3-62

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Industrial - Flex
Borrower Sponsor(s):	LCN North American Fund IV REIT	Collateral:	Fee
Borrower(s):	HMS New Albany (OH) LLC	Location:	New Albany, OH
Original Balance:	$57,940,000	Year Built / Renovated:	2022 / 2023
Cut-off Date Balance:	$57,940,000	Property Management:	GlenLine PropCo LLC
% by Initial UPB:	4.8%	Size:	352,012 SF
Interest Rate(1):	6.34500%	Appraised Value (As Is) / Per SF:	$89,300,000 / $254
Note Date:	January 29, 2026	Appraisal Date:	December 29, 2025
Original Term(1):	60 months	Occupancy:	100.0% as of (February 6, 2026)
Amortization(1):	Interest Only – ARD	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI:	$5,830,480
Interest Only Period:	60 months	Underwritten NCF:	$5,677,355
First Payment Date:	March 6, 2026
Anticipated Repayment Date(1):	February 6, 2031	Historical NOI(2)
Additional Debt Type:	NAP	Most Recent NOI:	NAV
Additional Debt Balance:	NAP	2024 NOI:	NAV
Call Protection:	L(25),D(28),O(7)	2023 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	NAV

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$165
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$165
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	64.9%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	64.9%
TI / LC:	$0	Springing	NAP	UW NOI DY:	10.1%
Other Reserves(4):	$2,684,566	$0	NAP	UW NCF DSCR:	1.52x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$57,940,000	62.3%	Purchase Price	$88,250,000	94.8%
Borrower Sponsor Equity	35,120,598	37.7	Upfront Reserves	2,684,566	2.9
			Closing Costs	2,126,032	2.3
Total Sources	$93,060,598	100.0%	Total Uses	$93,060,598	100.0%
(1)	The 9885 Innovation Campus Mortgage Loan is structured with an anticipated repayment date of February 6, 2031 (the “ARD”) and a final maturity of February 6, 2033. From and after the ARD, the 9885 Innovation Campus Mortgage Loan will bear interest at a rate per annum equal to 3.0% in excess of the greater of (a) the initial interest rate of 6.34500% and (b) the five-year treasury swap rate as of the ARD plus 2.53%. The financial information above is calculated based on the ARD.
(2)	Historical financial information is not presented as the 9885 Innovation Campus Property (as defined below) was built in 2022 and leased to Hims (as defined below) in September 2025.
(3)	Please see “—Ongoing Reserves” below for further discussion of reserve information.
(4)	Other Reserves consist of upfront deposits of (i) approximately $2,284,566 into an unfunded obligations reserve account and (ii) $400,000 into a transformer reserve account.

The Loan. The sixth largest mortgage loan (the “9885 Innovation Campus Mortgage Loan”) is evidenced by a single promissory note with an original principal balance of $57,940,000, secured by the borrower’s fee interest in an 352,012 square foot industrial facility in New Albany, Ohio (the “9885 Innovation Campus Property”). The 9885 Innovation Campus Mortgage Loan was originated by Goldman Sachs Bank USA on January 29, 2026 and has an outstanding principal balance as of the Cut-off Date of $57,940,000. The 9885 Innovation Campus Mortgage Loan has a five-year interest-only term and accrues interest at the rate of 6.34500% per annum on an Actual/360 basis. From and after the ARD, the 9885 Innovation Campus Mortgage Loan will bear interest at a rate per annum equal to 3.0% in excess of the greater of (a) the initial interest rate of 6.34500% and (b) the five-year treasury swap rate plus 2.53%, until the final maturity date of February 6, 2033. The proceeds of the 9885 Innovation Campus Mortgage Loan, along with borrower sponsor equity, were used by the borrower to acquire the 9885 Innovation Campus Property and pay origination costs and fund upfront reserves.

A-3-63

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

The Property. The 9885 Innovation Campus Property is a 352,012 square foot industrial flex facility comprised of a single-story building, situated on a 33.05 acre site located at 9885 Innovation Campus Way, New Albany, Ohio. The 9885 Innovation Campus Property was built in 2022 and renovated in 2023, with a clear height of 36 feet, 33 dock-high doors and two drive-in doors. Due to the renovations in 2023, along with an approximately $30 million investment, the 9885 Innovation Campus Property is classified as a Current Good Manufacturing Practices manufacturing facility, with ISO-grade clean rooms and labs, and is now FDA-approved for pharmaceutical production. The 9885 Innovation Campus Property is 100% leased to Hims & Hers Health, Inc (“Hims”) on a lease that commenced in September 2025.

Sole Tenant. The sole tenant at the 9885 Innovation Campus Property is Hims. Hims connects customers with licensed medical providers to assess symptoms and determine treatment options. Hims and Hers offer weight loss, skin care, hair regrowth, and mental health services. The Hims lease commenced in September 2025 has an initial lease expiration date of August 31, 2040, with two, five-year extension options and no termination options.

The following table presents certain information relating to the sole tenant at the 9885 Innovation Campus Property:

Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
Sole Tenant
Hims	NR/NR/NR	352,012	100.0%	$6,178,691	$17.55	100.0%	8/31/2040	N	2 x 5yr
Vacant Space		0	0.0
Collateral Total		352,012	100.0%

(1)	Based on the underwritten rent roll as of February 6, 2026, inclusive of contractual rent steps equal to $194,487 through January 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

A-3-64

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

The following table presents certain information relating to the lease rollover schedule at the 9885 Innovation Campus Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Number of Leases Expiring
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032	0	0.0%	0.0%	$0	0.0%	$0.00	0
2033	0	0.0%	0.0%	$0	0.0%	$0.00	0
2034	0	0.0%	0.0%	$0	0.0%	$0.00	0
2035	0	0.0%	0.0%	$0	0.0%	$0.00	0
2036 & Thereafter	352,012	100.0%	100.0%	$6,178,691	100.0%	$17.55	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	352,012	100.0%		$6,178,691	100.0%	$17.55	1
(1)	Based on the underwritten rent roll as of February 6, 2026, inclusive of contractual rent steps equal to $194,487 through January 2027.

A-3-65

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

The following table presents certain information relating to the Underwritten Net Cash Flow at the 9885 Innovation Campus Property:

Cash Flow Analysis(1)
	UW(2)	UW PSF
Base Rent	$6,178,691	$17.55
Commercial Reimbursements	785,522	2.23
Gross Potential Rent	$6,964,213	$19.78
(Vacancy)	(348,211)	(0.99)
Effective Gross Income	$6,616,003	$18.79

Real Estate Taxes	229,833	0.65
Insurance	134,233	0.38
Management Fee	198,480	0.56
Other Operating Expenses(3)	222,976	0.63
Total Expenses	$785,522	$2.23

Net Operating Income	$5,830,480	$16.56
Replacement Reserves	52,802	0.15
TI/LC	100,323	0.29
Net Cash Flow	$5,677,355	$16.13

Occupancy %	95.0%(4)
NCF DSCR	1.52x
NOI Debt Yield	10.1%
(1)	Historical financial information is not presented as the 9885 Innovation Campus Property was built in 2022 and leased to Hims in September 2025.
(2)	Based on the underwritten rent roll as of February 6, 2026, inclusive of contractual rent steps equal to $194,487 through January 2027.
(3)	Other Operating Expenses include repairs and maintenance, payroll and general and administrative.
(4)	U/W Occupancy represents economic occupancy.

Appraisal. According to the appraisal, the 9885 Innovation Campus Property had an “as-is” appraised value of $89,300,000 as of December 29, 2025.

9885 Innovation Campus Appraised Value(1)
Property	Value	Capitalization Rate
9885 Innovation Campus	$89,300,000	6.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated November 25, 2025, there are no recognized environmental conditions at the 9885 Innovation Campus Property.

The Market. According to the appraisal, the 9885 Innovation Campus Property is located in New Albany, Ohio, within the Columbus, OH metropolitan statistical area (the “Columbus MSA”). The Columbus MSA had a population of 2,219,274 as of 2024, with an average household income of $113,956. New Albany is a rural-suburban city situated in western Licking County, about 30 miles northeast of the Columbus Central Business District. Land use in New Albany is primarily a mix of industrial and data center land use.

The 9885 Innovation Campus Property is located in the Licking County warehouse submarket of within the Columbus – OH warehouse market. According to the appraisal, as of the third quarter of 2025, the Columbus – OH warehouse submarket had inventory of 383,911,060 square feet, a vacancy rate of 7.2%, average asking rent of $8.18 per square foot. As of the third quarter of 2025, the Licking County warehouse submarket had inventory of 48,820,774 square feet, a vacancy rate of 3.6%, average asking rent of $7.60 per square foot, making it the second largest submarket within the Columbus – OH warehouse market with a lower than average vacancy rate.

A-3-66

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

The following table presents information relating to comparable industrial leases for the 9885 Innovation Campus Property:

Comparable Industrial & Office Leases(1)
Property Name/Location	Distance from Subject	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (years)	Annual Rent PSF
9885 Innovation Campus New Albany, OH	-	2022 / 2023	352,012(2)	Hims(2)	352,012(2)	Sep-25(2)	15.0(2)	$17.55(2)
Proposed Barrett Industrial Murfreesboro, TN	362.0 mi	2027 / NAP	237,060	Barrett Firearms Manufacturing Inc.	237,060	Jan-27	15.0	$15.98
Robinson Inc. Altoona, IA	572.0 mi	2027 / NAP	621,564	Robinson Inc.	621,564	Mar-27	20.0	$16.17
Proposed Industrial Building Rockford, IL Torrance, CA	358.8 mi	2026 / NAP	155,000	PCI Pharma Services	155,000	Mar-26	20.0	$25.08
Proposed Palermo Villa Food Processing Facility West Milwaukee, WI 53215	336.3 mi	2025 / NAP	202,312	Palermo Villa, Inc.	203,312	Jun-25	20.0	$24.60
4880 Linden Road Rockford, IL	357.7 mi	2024 / NAP	194,962	PCI Pharma Service	194,962	Mar-24	15.0	$15.21
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated February 6, 2026. Annual Rent PSF includes rent steps equal to $194,487 through January 2027.

The Borrower and the Borrower Sponsor. The borrower is HMS New Albany (OH) LLC, a Delaware limited liability company and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 9885 Innovation Campus Mortgage Loan. The borrower sponsor is LCN North American Fund IV REIT (“LCN”). LCN was formed in 2011 by Edward V. LaPluma and Bryan York Colwell as a private investment firm specializing in primary market sale-leaseback investments in operationally critical corporate real estate across North America and Europe. LCN currently has over $7 billion assets under management and a broad real estate portfolio consisting of over 375 properties across 45 million SF.

Property Management. The 9885 Innovation Campus Property is managed by GlenLine PropCo LLC, a third-party property management company.

Initial and Ongoing Reserves. At origination, the borrower deposited $2,284,566.27 into an unfunded obligations reserve account and $400,000 into a transformer reserve account.

Tax and Insurance Reserve – On a monthly basis, the borrower is required to deposit into a basic carrying cost reserve (i) an amount equal to 1/12th of the projected annual property taxes for the 9885 Innovation Campus Property that the lender reasonably estimates will payable during the next ensuing 12 months and (ii) an amount equal to 1/12th of the projected annual insurance premiums payable within the next twelve months. Notwithstanding the foregoing, (i) the monthly insurance deposits will be conditionally waived for so long as (a) insurance satisfying the requirements of the 9885 Innovation Campus Mortgage Loan documents has been obtained under one or more blanket policies of insurance and the borrower provides the lender with evidence of the payment of premiums in respect thereof at least 10 days prior to the date on which such payment would become delinquent, and (b) no event of default is continuing under the 9885 Innovation Campus Mortgage Loan documents and (ii) the borrower will not be required to make monthly deposits in respect of taxes and insurance premiums which are solely the obligation of Hims under the master lease to be paid directly to the taxing authority or the applicable insurance company, so long as (x) no event of default has occurred and is continuing, (y) upon request of the lender, the borrower provides proof of payment by Hims (or the borrower) directly to the taxing authority or the applicable insurance company on or prior to (i) the delinquency date of such taxes (i.e., the date on which either penalties or interest commence accrual) and (ii) the due date for such insurance premiums and (z) a Critical Tenant Trigger Period is not in effect.

TI/LC Reserve – On a monthly basis during the continuance of a Trigger Period, the borrower is required to deposit an amount of $29,334.33 into a TI/LC reserve. Provided that no event of default is continuing, the TI/LC funds deposited into the TI/LC reserve account will be disbursed to the borrower in accordance with the terms and conditions set forth in the loan agreement.

Capital Expenditure Reserve – On a monthly basis during the continuance of a Trigger Period, the borrower is required to deposit an amount of $4,400.15 into a capital expenditure reserve. Provided that no event of default is continuing, the funds on deposit in the capital expenditure account will be disbursed to the borrower in accordance with the terms and conditions set forth in the loan agreement.

A-3-67

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

Critical Tenant Reserve – On a monthly basis during the continuance of a Critical Tenant Trigger Period, the borrower is required to deposit all excess cash flow which would otherwise be paid into collateral accounts into a critical tenant reserve. Provided that no event of default is continuing, the funds on deposit in the critical tenant reserve account will be disbursed to the borrower in accordance with the terms and conditions set forth in the loan agreement.

Unfunded Obligations Reserve – Provided that no event of default is continuing, the lender will make monthly disbursements from the unfunded obligations reserve on or before the then current payment date in amounts equal to the monthly amount attributable to such period. The disbursements will be remitted to the lockbox account. Upon the payment in full of all unfunded obligations or receipt by the lender of satisfactory evidence that such unfunded obligations no longer exist, provided no event of default or Trigger Period is then continuing, any amounts then remaining in the unfunded obligations reserve are to promptly be remitted to the operating account and such reserve will no longer be maintained.

Lockbox / Cash Management. The 9885 Innovation Campus Mortgage Loan is structured with a hard lockbox and springing cash management. Within five business days following the origination date, the borrower delivered to Hims a notice instructing it that all payments under the applicable lease are to be remitted directly to and deposited directly into the lockbox account. The borrower is required to cause all cash revenues relating to the 9885 Innovation Campus Property and all other money received by the borrower or the property manager with respect to the 9885 Innovation Campus Property (other than tenant security deposits required to be held in escrow accounts) to be deposited into the lockbox account by the end of the first business day following the borrower's or the property manager's receipt thereof. The borrower will send a copy of each tenant notice to the lender upon the lender's request. The borrower will maintain at all times an operating account into which amounts may be deposited from time to time from the lockbox account. The borrower will not permit any amounts unrelated to the 9885 Innovation Campus Property to be commingled with amounts on deposit in the operating account and will cause all amounts payable with respect to the operating expenses of the 9885 Innovation Campus Property to be paid from the operating account or the cash management account. On each payment date during the continuance of a Cash Management Period (as defined below), all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account.

A ”Cash Management Period” means any of the following periods: (i) the period from the commencement of a Trigger Period (as defined below) until the earlier to occur of the end of such Trigger Period or the indebtedness is paid in full; or (ii) the period from the occurrence of an event of default until the earlier to occur of such event of default is waived by the lender or the indebtedness is paid in full. A Cash Management Period will not be terminated unless, at the time the borrower satisfies the conditions for termination of the applicable Cash Management Period as set forth in clause (i) or clause (ii) above, there is no continuing event of default and no other event has occurred which would cause an additional Cash Management Period as described above. In the event that a Cash Management Period is terminated as set forth in clause (i) or clause (ii) above, a Cash Management Period will be reinstated upon the subsequent occurrence of a Trigger Period or Event of Default.

A “Trigger Period” means any of the following periods: (i) each period that commences when the debt yield, determined as of the first day of any fiscal quarter, is less than 8.75% and concludes when the debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 8.75%; (ii) a Critical Tenant Trigger Period (as defined below); and (iii) the period commencing upon the ARD and continuing until the indebtedness has been paid and satisfied in full.

A “Critical Tenant Trigger Period” means each period commencing upon the occurrence of a Critical Tenant Trigger Event (as defined below) and concluding upon the occurrence of the applicable Critical Tenant Trigger Event Cure.

A “Critical Tenant Trigger Event” means each of a Critical Tenant Bankruptcy Event (as defined below), a Critical Tenant Default Event (as defined below), a Critical Tenant Non-Renewal Event (as defined below), a Critical Tenant Termination Event (as defined below), and/or a Critical Tenant Vacating Event (as defined below).

A “Critical Tenant Trigger Event Cure” means (i) as it relates to a Critical Tenant Bankruptcy Event (as defined below), no other Critical Tenant Trigger Event has occurred and remains outstanding and (x)(A) such proceeding has been dismissed and the Hims lease is in full force and effect without any materially negative impact on the lender, (B) Hims remains in occupancy of the premises subject to the Hims lease in the ordinary course of business, paying normal periodic rent and all other amounts due in accordance with the Hims lease, and otherwise in compliance with the terms of the Hims lease, and (C) Hims has provided to the lender an updated tenant estoppel certificate in form and substance reasonably acceptable to the lender, (y)(A) Hims has affirmed the Hims lease during such proceeding, (B) Hims remains in occupancy of the premises subject to the Hims lease in the ordinary course of business, paying normal periodic rent and all other amounts due in accordance with the Hims lease, and otherwise in compliance with the terms of the Hims lease, and (C) Hims has provided to the lender an updated tenant estoppel certificate in form and substance reasonably acceptable to the lender; or (z) the Hims lease has been cancelled, terminated or otherwise rejected in such proceeding and the approved substitute lease conditions

A-3-68

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

have been satisfied or, if such Bankruptcy Event pertains solely to the guarantor of the Hims lease, then such guarantor has been replaced with a guarantor acceptable to the lender in its reasonable discretion; (ii) in the case of a Critical Tenant Default Event, no other Critical Tenant Trigger Event has occurred and remains outstanding and (y) the applicable event of default under the Hims lease has been cured in accordance with the terms thereof and the borrower will have delivered to the lender an officer's certificate confirming such cure, or (z) the Hims lease has been terminated and the approved substitute lease conditions have been satisfied; (iii) in the case of a Critical Tenant Non-Renewal Event, no other Critical Tenant Trigger Event has occurred and remains outstanding and (y)(A) Hims and the borrower have entered into an extension agreement with respect to the Hims lease in accordance with the terms of the 9885 Innovation Campus Mortgage Loan documents, (B) all tenant improvement allowances, leasing commissions, free rent or other rent incentives, and all other material costs and expenses related thereto have been paid and satisfied or an amount sufficient to cover any such costs and expenses as reasonably determined by the lender has been reserved with the lender, (C) Hims remains in occupancy of the 9885 Innovation Campus Property in the ordinary course of business, paying normal periodic rent (except to the extent of any rent incentives that have been reserved with the lender in accordance with the foregoing clause (B)) and all other amounts due in accordance with the Hims lease, and otherwise in compliance with the terms of the Hims lease, and (D) Hims has provided to the lender an updated tenant estoppel certificate in form and substance reasonably acceptable to the lender, or (z) the Hims lease has been terminated and the approved substitute lease conditions have been satisfied; (iv) in the case of a Critical Tenant Termination Event, no other Critical Tenant Trigger Event has occurred and remains outstanding and the approved substitute lease conditions have been satisfied; or (v) in the case of a Critical Tenant Vacating Event, no other Critical Tenant Trigger Event has occurred and remains outstanding and (x) the lender has been provided with evidence satisfactory to the lender in its reasonable discretion that Hims has recommenced operations at the 9885 Innovation Campus Property, is paying rent in accordance with the Hims lease and otherwise is in compliance with the terms of the Hims lease, and has provided an updated tenant estoppel certificate reasonably acceptable to the lender, (y) if such Critical Tenant Vacating Event was caused solely by the delivery of notice of intent to vacate, Hims has provided written notice rescinding such notice of intent to vacate and the lender has been provided with evidence satisfactory to the lender in its reasonable discretion that Hims is paying rent in accordance with the Hims lease and otherwise is in compliance with the terms of the Hims lease, and has provided an updated tenant estoppel certificate reasonably acceptable to the lender, or (z) the Hims lease has been terminated and the approved substitute lease conditions have been satisfied.

A “Critical Tenant Bankruptcy Event” means, with respect to Hims or any guarantor of the Hims lease, (i) such person files a voluntary petition under the Bankruptcy Code or any other creditors rights laws; (ii) such person files, or joins in the filing of, an involuntary petition against such person under the Bankruptcy Code or any other creditors rights laws, or solicits or causes to be solicited petitioning creditors or colludes with petitioning creditors for any involuntary petition against such person from any other person; (iii) such person files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other person under the Bankruptcy Code or any other creditors rights laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any person; (iv) such person consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for such person or any portion of the property or assets of such person; (v) such person makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vi) the substantive consolidation of such person with any other person in connection with any proceeding under the Bankruptcy Code or any other creditors rights laws; or (vii) such person admitting in writing in a judicial proceeding the inability to pay its debts generally as they become due.

A “Critical Tenant Default Event” means the occurrence of a monetary event of default or other material non-monetary default (in each case beyond any applicable notice or cure period) by Hims under the Hims lease.

A “Critical Tenant Non-Renewal Event” means (i) the occurrence of the last day of any period identified in the Hims lease within which Hims is eligible to exercise an extension or renewal option set forth therein unless, on or prior to such date, Hims has provided written notice to the borrower of its exercise of such extension or renewal in accordance with the Hims lease and has otherwise satisfied all material conditions precedent to the exercise of such extension or renewal as required by the terms of the Hims lease, (ii) the delivery by Hims of written notice of its intent to waive (or not exercise) any available extension or renewal option set forth in the Hims lease, or (iii) the occurrence of the date that is 12 months prior to the expiration date of the Hims lease, if the Hims lease has not been renewed or extended.

A “Critical Tenant Termination Event” means (i) the termination of the Hims lease with respect to all or any material portion of the 9885 Innovation Campus Property or (ii) the delivery by Hims of written notice of its intent to terminate the Hims lease with respect to all or any material portion of the 9885 Innovation Campus Property.

A “Critical Tenant Vacating Event” means (i) Hims discontinues operations in (i.e. goes dark in), vacates or is otherwise not in occupancy of any material portion of the 9885 Innovation Campus Property or (ii) Hims gives notice of its intent to undertake any of the matters identified in the foregoing clause (i).

A-3-69

Industrial – Flex 9885 Innovation Campus Way New Albany, OH 43054	Collateral Asset Summary – Loan No. 6 9885 Innovation Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,940,000 64.9% 1.52x 10.1%

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-70

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

A-3-71

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

A-3-72

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

Mortgage Loan Information		Property Information
Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Mixed Use – Multifamily/Office/Retail
Borrower Sponsor(s):	Douglas Development Corporation	Collateral:	Fee
Borrower(s):	Jemal’s Seneca L.L.C. and Jemal’s Seneca Parking L.L.C.	Location:	Buffalo, NY
Original Balance(1):	$51,000,000	Year Built / Renovated:	1972 / 2019-2021
Cut-off Date Balance(1):	$51,000,000	Property Management:	G&E Real Estate Management Services, Inc., Douglas Development Corporation and Joyce Parking LLC
% by Initial UPB:	4.3%	Size:	915,577 SF
Interest Rate:	7.13000%	Appraised Value / Per SF:	$168,000,000 / $183
Note Date:	February 18, 2026	Appraisal Date:	December 1, 2025
Original Term:	60 months	Occupancy(4):	59.7% (as of January 16, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	64.5%
Original Amortization:	NAP	Underwritten NOI:	$11,283,170
Interest Only Period:	60 months	Underwritten NCF:	$11,283,170
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu / B-Note / Mezzanine	Most Recent NOI:	$11,104,787 (TTM November 30, 2025)
Additional Debt Balance(1):	$20,000,000 / $14,000,000 / $34,500,000	2024 NOI:	$9,080,444
Call Protection(2):	L(24),D(29),O(7)	2023 NOI:	$7,096,165
Lockbox / Cash Management:	Hard (Commercial); Soft (Residential) / In Place	2022 NOI(5):	NAV

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap		Senior Loan	Whole Loan	Total Debt
Taxes:	$303,378	$133,147	NAP	Cut-off Date Loan Per SF:	$78	$93	$131
Insurance:	$0	Springing	NAP	Maturity Date Loan Per SF:	$78	$78	$124
Replacement Reserve:	$388,758	Springing	$388,758	Cut-off Date LTV:	42.3%	50.6%	71.1%
TI/LC Reserve:	$3,000,000	$0	NAP	Maturity Date LTV:	42.3%	42.3%	67.8%
Premium Financing Funds:	$406,321	$0	NAP	UW NOI DY:	15.9%	13.3%	9.4%
				UW NCF DSCR:	2.20x	1.33x	1.07x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Mortgage Loan Amount(1)	$71,000,000	59.0%	Loan Payoff	$105,390,786	87.6%
Mezzanine Loan Amount(6)	34,500,000	28.7	Closing Costs	10,758,028	8.9
Subordinate Mortgage Loan Amount(1)	14,000,000	11.6	Upfront Reserves	4,098,458	3.4
Borrower Sponsor Equity	747,271	0.6
Total Sources	$120,247,271	100.0%	Total Uses	$120,247,271	100.0%
(1)	The Seneca One Mortgage Loan (as defined below), with an original principal balance of $51,000,000 evidenced by one senior pari passu promissory note, is part of the Seneca One Whole Loan (as defined below), comprised of the Seneca One Senior Loan (as defined below) and the Seneca One Subordinate Companion Loan (as defined below). The Financial Information in the chart above under the heading “Senior Loan” is based solely on the aggregate outstanding principal balance of the Seneca One Senior Loan, the Financial Information in the chart above under the heading “Whole Loan” is based on the aggregate outstanding principal balance as of the Cut-off Date and Maturity Date of the Seneca Whole Loan and the Financial Information in the chart above under the heading “Total Debt” is based on the aggregate outstanding principal balance as of the Cut-off Date and Maturity Date of the Seneca Total Debt (as defined below).
(2)	Defeasance of the Seneca One Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) February 18, 2030. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2026-V21 securitization trust in March 2026. The actual defeasance lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(4)	Based on the commercial component of the Seneca One Property (as defined below). The multifamily portion of the Seneca One Mixed-Use Property is 98.3% occupied as of December 4, 2025.
(5)	2022 NOI is not available due to extensive renovations to the Seneca One Property from 2019 to 2021.
(6)	M&T Bank, the largest commercial tenant at the Seneca One Mixed-Use Property, is also the mezzanine lender under the Seneca One Mezzanine Loan (as defined below).
A-3-73

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

The Loan. The seventh largest mortgage loan (the “Seneca One Mortgage Loan”), with an original principal balance of $51,000,000 evidenced by one senior pari passu promissory note, is part of a whole loan (the “Seneca One Whole Loan”), comprised of two senior pari passu promissory notes with an aggregate original principal balance of $71,000,000 (the “Seneca One Senior Notes” and the portion of the Seneca One Whole Loan evidenced by such senior pari passu promissory notes, the “Seneca One Senior Loan”) and one junior promissory note with an original principal balance of $14,000,000 (the “Seneca One Junior Note” and the portion of the Seneca One Whole Loan evidenced by such junior promissory note, the “Seneca One Subordinate Companion Loan”), in the aggregate original principal amount of $85,000,000. The Seneca One Whole Loan is secured by the borrowers’ fee interest in a 915,577 square foot office/retail and 115 multifamily unit mixed-use property (the “Seneca One Mixed-Use Property”) and an adjacent parking garage property (the “Seneca One Parking Property”; together with the Seneca One Mixed-Use Property, collectively, the “Seneca One Property”) in Buffalo, New York. The Seneca One Whole Loan was co-originated by Bank of Montreal (“BMO”) and DF VIII REIT Holdings, LLC (“Torchlight Affiliate”) on February 18, 2026 and has a five-year term. The Seneca One Senior Notes are interest-only for the full term of the loan and accrues interest at a per annum rate of 7.13000% on an Actual/360 basis. The Seneca One Mortgage Loan is evidenced by the non-controlling Note A-1 with an original principal balance as of the Cut-off Date of $51,000,000.

The Seneca One Senior Notes are senior in right of payment to the Seneca One Junior Note. The Seneca One Junior Note is subordinate to the Seneca One Senior Notes. Note B will be the initial controlling note unless a control appraisal period (i.e., any period during which the principal balance of Note B is less than 25% of its initial principal balance as a result of the application of appraisal reduction amounts or realized losses) occurs and is continuing. If a control appraisal period has occurred and is continuing, Note A-1 will be the controlling note, as further described in the Whole Loan Summary table below.

The Seneca One Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V21 securitization trust. The relationship between the holders of the Seneca One Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan” in the Preliminary Prospectus. The Seneca One Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V21 securitization trust. See “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Seneca One Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$51,000,000	$51,000,000	Benchmark 2026-V21	Yes(2)
A-2(1)	$20,000,000	$20,000,000	BMO	No
Senior Loan	$71,000,000	$71,000,000
B	$14,000,000	$14,000,000	Torchlight Affiliate	Yes(2)
Whole Loan	$85,000,000	$85,000,000
(1)	Expected to be contributed to one or more future securitization trust(s).
(2)	The Seneca One Whole Loan is an AB whole loan, and the controlling note as of the date hereof is Note B. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift to Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan” in the Preliminary Prospectus for more information regarding the manner in which control shifts under the Seneca One Whole Loan.

The Property. The Seneca One Mixed-Use Property is a 40-story mixed use multifamily, office, and retail property located at 1 Seneca Street, 3 Seneca Street, 222 Main Street, and the Seneca One Parking Property is an adjacent parking garage property located at 177 Washington Street in Buffalo, New York. The Seneca One Mixed-Use Property was constructed in 1972 as an office building and was converted into a mixed-use lifestyle complex with renovations from 2019 through 2021. The Seneca One Mixed-Use Property offers multifamily units ranging from studio to 3-bedroom residences, representing approximately 15.7% of total underwritten base rent and were 98.3% occupied as of December 4, 2025. The Seneca One Mixed-Use Property offers a variety of amenities including a cafeteria/food hall, auditorium/theater, fitness center, bar/tavern, outdoor courtyard, and direct access to public transportation. The multifamily portion of the Seneca One Mixed-Use Property consists of a low-rise four-story building with 115 units, one of which is vacant. Additionally, the Seneca One Mixed-Use Property consists of a high-rise office building with additional office and retail spaces built along the frontage of Exchange and Pearl streets. The Seneca One Mixed-Use Property consists of 915,577 square feet of commercial net rentable area, of which 369,069 square feet of total commercial net rentable area is currently vacant, resulting in an occupancy of 59.7% of total net rentable area as of January 16, 2026. The 546,508 square feet of remaining commercial space is occupied by 16 unique tenants, representing approximately 84.3% of total underwritten base rent. The Seneca One Property has approximately 420 garage parking spaces and 820 elevated parking ramp spaces, for a total of 1,240 parking spaces, resulting in a ratio of approximately 1.35 parking spaces per 1,000 square feet of net rentable area.

A-3-74

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

The Seneca One Mixed-Use Property benefits from an approximately 25-year PILOT increment financing agreement (the “PILOT Agreement”) with the City of Buffalo and the Erie County Industrial Development Agency (the “Agency”) that commenced in April 2020 and extends through December 2046. Although there are no on-going tax benefits, the borrowers received upfront mortgage recording tax savings in exchange for permitting the Agency to set aside tax revenue into a separate fund to offset costs for (i) renovating, updating and equipping of the existing improvements to provide commercial class A office space for tenants (excluding tenant-specific fit and finish items), renovating and updating core and shell interior improvements, and other improvements, and (ii) acquiring and installing certain items of machinery, equipment and other tangible personal property by the borrowers (together, the “Project”). The borrowers are required to make yearly payments equal to the product of (a) the then-current tax rate for the applicable fiscal year and (b) $7,629,700, to each taxing authority consisting of a land component, an existing improvements component and a variable component; provided, however, that such payment is never more than the amount that would otherwise be payable as taxes if the Agency did not have an interest in the Project.

In connection with the PILOT Agreement, the borrower sponsor entered into a lease agreement and leaseback agreement with the Agency whereby the borrower sponsor leased its interest in the Seneca One Mixed-Use Property to the Agency, which subsequently leased its interest back to the borrower sponsor. See “PILOT” below and “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

The following table presents certain information relating to the residential unit mix at the Seneca One Mixed-Use Property:

Seneca One Residential Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Residential Units	Occupancy	Average Monthly In-Place Rental Rate Per Residential Unit	Average Monthly Market Rental Rate Per Residential Unit
Studio	66	57.4%	66	100.0%	$1,608	$1,600
1BR/1BA	25	21.7	24	96.0	$1,827	$1,777
2BR/2BA	15	13.0	14	93.3	$2,477	$2,460
3BR/2BA	6	5.2	6	100.0	$2,996	$2,992
3BR/3BA	3	2.6	3	100.0	$3,120	$3,075
Total/Wtd. Avg.	115	100.0%	113	98.3%	$1,876	$1,857
(1)	Based on the underwritten rent roll dated December 4, 2025.

Major Tenants. The three largest commercial tenants by underwritten base rent at the Seneca One Mixed-Use Property are M&T Bank, Highmark Health and Serendipity Labs.

M&T Bank (334,653 square feet; 36.6% of Total NRA; 56.9% of commercial underwritten base rent): M&T Bank is a full-service U.S.-based commercial bank. M&T Bank offers its clients traditional banking services along with wealth management and institutional capabilities through Wilmington Trust. The bank employs over 21,000 people across over 960 branches. As of March 31, 2025, M&T bank held $208 billion in assets and $161 billion in deposits. M&T Bank’s leases at the Seneca One Mixed-Use Property commenced in December 2019 (332,773 square feet) and October 2020 (1,880 square feet), expires on November 30, 2029 (3,837 square feet) and November 30, 2034 (330,816 square feet), and has one, five-year renewal option remaining and no termination options.

Highmark Health (101,980 square feet; 11.1% of Total NRA; 21.5% of commercial underwritten base rent): Founded in 1848 and headquartered in Pittsburgh, Pennsylvania, Highmark Health is a provider of essential health-related needs focused in Pennsylvania, Delaware, West Virgina, and New York. Highmark Health’s offers health insurance, health care delivery, population health management, dental solutions, reinsurance solutions, and technology solutions. The company reported approximately $29.4 billion in revenue in 2024. Highmark Health’s lease at the Seneca One Mixed-Use Property commenced in April 2024, expires on June 30, 2034 and has two, five-year renewal options and no termination options.

Serendipity Labs (22,208 square feet; 2.4% of Total NRA; 4.8% of commercial underwritten base rent): Serendipity Labs is a professional coworking space. Founded in 2011, Serendipity Labs has locations in 30 urban and suburban areas. They offer a variety of plans and services ranging from full-time, dedicated offices to occasional rental. Serendipity Labs has also expanded to the United Kingdom. Serendipity Labs’s office lease at the Seneca One Mixed-Use Property commenced in February 2021, expires on February 28, 2031 and has no extension option and no termination option.

A-3-75

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

The following table presents certain information relating to the historical occupancy of the Seneca One Mixed-Use Property:

Historical and Current Occupancy(1)
	2022	2023	2024	T-12 June 30, 2025	Current(2)
Retail/Office	52.8%	51.5%	67.2%	67.6%	59.7%
Multifamily	95.7%	96.5%	95.7%	93.0%	98.3%
(1)	Historical occupancies are as of December 31 of each respective year unless otherwise stated.
(2)	Current Occupancy is as of January 16, 2026 for the Retail/Office component, and as of December 4, 2025 for the Multifamily component.

The following table presents certain information relating to the commercial tenants at the Seneca One Mixed-Use Property:

Commercial Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date	Termination Option (Y/N)(3)	Renewal Option(3)
M&T Bank	Baa1/BBB+/A	334,653	36.6%	$23.29	$7,793,366	56.9%	Various	N	1 x 5 Yr
Highmark Health	NR/NR/NR	101,980	11.1	$28.90	2,947,667	21.5	6/30/2034	N	2 x 5 Yr
Serendipity Labs	NR/NR/NR	22,208	2.4	$29.30	650,735	4.8	2/28/2031	N	None
43N LLC	NR/NR/NR	21,244	2.3	$29.53	627,300	4.6	1/31/2030	N	3 x 1 Yr
Personal Computers, Inc.	NR/NR/NR	11,061	1.2	$33.12	366,367	2.7	10/31/2028	N	1 x 5 Yr
Other Half Brewing	NR/NR/NR	9,085	1.0	$37.13	337,340	2.5	11/30/2034	N	1 x 5 Yr
Azuna	NR/NR/NR	11,348	1.2	$26.16	296,886	2.2	9/30/2035	Y(3)	1 x 5 Yr
Hazen & Sawyer, D.P.C.	NR/NR/NR	6,432	0.7	$36.72	236,183	1.7	9/30/2032	Y(4)	1 x 5 Yr
Ogletree, Deakins, Nash, Smoak &	NR/NR/NR	6,397	0.7	$27.76	177,604	1.3	5/31/2033	N	None
ePlus Technology, Inc.	NR/NR/NR	3,351	0.4	$32.29	108,195	0.8	7/31/2027	N	None
Top 10 Tenants		527,759	57.6%	$25.66	$13,541,644	98.9%
Remaining Occupied		18,749	2.0	$8.15	152,809(5)	1.1
Total Occupied		546,508	59.7%	$25.06	$13,694,452 (5)	100.0%
Vacant Space		369,069	40.3
Commercial Space Total		915,577	100.0%

(1)	Based on the underwritten rent roll for commercial tenants dated January 16, 2026, with contractual rent steps equal to $181,812 through January 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Azuna’s lease at the Seneca One Mixed-Use Property commenced in February 2024, expires on September 30, 2032 and has the option to terminate its lease effective October 1, 2028 by providing six-months prior written notice and an early termination fee equal to five times the then monthly base rent, provided that Azuna does not exercise this option between 90 and 180 days of an initial public offering of stock that would cause a change to a third party of not less than 40% of the ownership of Azuna.
(4)	Hazen & Sawyer, D.P.C.’s lease at the Seneca One Mixed-Use Property commenced in July 2025, expires on September 30, 2035 and has the option to terminate its lease effective July 31, 2028 by providing six-months prior written notice and an early termination fee equal to the unamortized costs of tenant improvements and leasing commissions.
(5)	UW Base Rent is inclusive of approximately $7,871 of antenna income.

A-3-76

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

The following table presents certain information relating to the commercial tenant lease expirations at the Seneca One Mixed-Use Property:

Commercial Lease Rollover Schedule(1)(2)(3)
Year	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent Expiring(4)	% of Total UW Base Rent Expiring(4)	UW Base Rent $ per SF	Number of Leases Expiring
2026 & MTM	4,057	0.4%	0.4%	$79,871	0.6%	$19.69	3
2027	5,393	0.6%	1.0%	$160,267	1.2%	$29.72	2
2028	11,061	1.2%	2.2%	$366,367	2.7%	$33.12	1
2029	3,837	0.4%	2.7%	$16,202	0.1%	$4.22	1
2030	21,244	2.3%	5.0%	$627,300	4.6%	$29.53	1
2031	26,310	2.9%	7.9%	$671,602	4.9%	$25.53	2
2032	6,432	0.7%	8.6%	$236,183	1.7%	$36.72	1
2033	6,397	0.7%	9.3%	$177,604	1.3%	$27.76	1
2034	441,881	48.3%	57.5%	$11,062,170	80.8%	$25.03	3
2035	11,348	1.2%	58.8%	$296,886	2.2%	$26.16	1
2036 & Thereafter	8,548	0.9%	59.7%	$0	0.0%	$0.00	1
Vacant	369,069	40.3%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	915,577	100.0%		$13,694,452	100.0%	$14.96	17
(1)	Based on the underwritten rent roll dated January 16, 2026.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place. Certain tenants have more than one lease.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(4)	UW Base Rent Expiring and % of Total UW Base Rent Expiring are inclusive of contractual rent steps equal to $181,812 underwritten through January 2027 and antenna income equal to approximately $7,871.

A-3-77

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

The following table presents certain information relating to the operating history and underwritten net cash flow of the Seneca One Property:

Cash Flow Analysis(1)
	2023	2024	TTM(2)	U/W	%(3)
Multifamily Base Rent	$2,541,195	$2,491,319	$2,557,050	$2,573,520	9.9%
Commercial Base Rent	10,456,047	12,743,336	14,981,008	22,921,501	88.2
Credit Tenant Rent Averaging	0	0	0	485,626	1.9
Gross Potential Rent	$12,997,242	$15,234,655	$17,538,058	$25,980,646	100.0%
Other Income(4)	2,326,368	2,599,552	3,131,717	3,716,963	14.3
(Multifamily Vacancy)	(87,002)	(94,603)	(128,367)	0	0.0
(Commercial Vacancy)	0	0	0	(9,227,048)	(35.5)
(Other Loss)	(150)	0	(100)	0	0.0
Effective Gross Income	$15,236,458	$17,739,604	$20,541,308	$20,470,561	78.8%
Total Expenses(5)	8,140,293	8,659,160	9,436,521	9,187,391	44.9
Net Operating Income	$7,096,165	$9,080,444	$11,104,787	$11,283,170	55.1%
Capital Expenditures	0	0	0	0	0.0
TI/LC	0	0	0	0	0.0
Net Cash Flow	$7,096,165	$9,080,444	$11,104,787	$11,283,170	55.1%

Occupancy % (Commercial / Residential)	51.5% / 96.5%(7)	67.2% / 95.7%(7)	NAV(7)	64.5%(8)
NCF DSCR(6)	1.38x	1.77x	2.16x	2.20x
NOI Debt Yield(6)	10.0%	12.8%	15.6%	15.9%
(1)	Based on the underwritten rent rolls dated January 16, 2026 (commercial) and December 4, 2025 (residential), with contractual rent steps equal to $181,812 through January 2027.
(2)	TTM represents the trailing 12-month period ending November 30, 2025.
(3)	% column represents percent of Gross Potential Rent for revenue lines and percent of Effective Gross Income for all remaining fields.
(4)	Other Income includes reimbursements, parking income, percentage rent, other commercial income, commercial storage income and antenna income.
(5)	Total Expenses includes management fees, real estate taxes, insurance, repairs and maintenance, utilities, payroll and benefits, general and administrative, marketing, janitorial and contract services.
(6)	NCF DSCR and NOI Debt Yield are based on the Seneca One Senior Loan.
(7)	Based on rent rolls provided by the borrower sponsor. TTM Occupancy for November 30, 2025 was not provided. The most recent Occupancy provided by the borrower sponsor is 67.6% / 93.0% per rent rolls dated as of June 30, 2025.
(8)	U/W Occupancy represents economic occupancy.

Appraisal. According to the appraisal, the Seneca One Property had an “as-is” appraised value of $168,000,000 as of December 1, 2025. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Property Name	Appraised Value	Capitalization Rate
Seneca One	$168,000,000	8.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated September 12, 2025, there was no evidence of any recognized environmental conditions at the Seneca One Property.

The Market. The Seneca One Property is located in Buffalo, New York. According to the appraisal, the Buffalo core-based statistical area (“Buffalo CBSA”) has an estimated 2024 population of approximately 1.2 million. The trade, transportation, and utilities sector is the largest employment sector in the Buffalo CBSA with approximately 18.1% of the workforce which trails the national average of 18.3%. Education & Health services and Government make up 17.9% and 16.1% of the Buffalo CBSA workforce, respectively. According to the appraisal, the 2024 average and median household income in the Buffalo CBSA was $92,095 and $74,719, respectively.

A-3-78

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

According to the appraisal, the Seneca One Property is located in the City of Buffalo office submarket. According to the appraisal, the City of Buffalo office submarket had an inventory of 10.012 million square feet with an 18.7% vacancy rate. The average asking rent is $18.11 per square foot, with an average asking rent of $18.34 in the region.

According to the appraisal, the Seneca One Property is located in the South Central apartment submarket. According to the appraisal, this submarket has an inventory of 3,469 units representing 13.4% of the total inventory in the Buffalo apartment market. The South Central apartment submarket has an asking rent of $1,267 a month, which is lower than the average of $1,308 in the region. The South Central retail submarket holds a vacancy rate of 10.3%.

According to the appraisal, the Seneca One Property is located in the Buffalo-Niagara MSA retail market. According to the appraisal, the Buffalo-Niagara MSA retail market had an inventory of 75,556,709 square feet as of the appraisal date and a vacancy rate of 6.4%. The average asking rent is $14.43 per square foot as Q3 2025.

The following table presents certain information relating to comparable multifamily properties to the Seneca One Property:

Multifamily Rent Comparable Rental Summary(1)
Property Name Location	Year Built / Renovated	Occupancy	# Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
Seneca One Buffalo, NY	1972 / 2019-2021	98.3%(2)	66(2) 25(2) 15(2) 6(2) 3(2)	Studio 1BR/1BA 2BR/2BA 3BR/2BA 3BR/3BA	618(2) 783(2) 979(2) 1,198(2) 2,020(2)	$2.60(2) $2.33(2) $2.71(2) $2.50(2) $1.54(2)	$1,608(2) $1,827(2) $2,477(2) $2,996(2) $3,120(2)
237 Main Street Buffalo, NY	1912 / 2019	94.0%	64	1BR/1.5BA 2BR/1.5BA 2BR/2BA 3BR/2.5BA	949 1,125 1,630 2,178	$2.38 $2.28 $2.25 $1.96	$2,260 $2,560 $3,660 $4,260
451 Elmwood Avenue Buffalo, NY	2021 / NAP	100.0%	26	1BR/1BA 2BR/2BA 3BR/2BA	1,218 1,377 2,094	$2.08 $1.93 $2.08	$2,535 $2,660 $4,355
500 Pearl Street Buffalo, NY	2019 / NAP	100.0%	12	1BR/1BA 2BR/2BA 3BR/2BA	1,210 1,411 2,180	$2.29 $2.28 $2.22	$2,775 $3,213 $4,850
1155 Main Street Buffalo, NY	2020 / NAP	94.0%	217	Studio 1BR/1BA 2BR/2BA	370 490 778	$3.35 $3.27 $2.96	$1,239 $1,600 $2,300
74 Franklin Street Buffalo, NY	1935 / 2022	98.0%	114	Studio 1BR/1BA 2BR/2BA 2BR/2BA	499 731 987 1,113	$3.41 $2.74 $2.35 $2.42	$1,700 $2,000 $2,320 $2,695
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 4, 2025.

A-3-79

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

The following table presents certain information relating to comparable retail leases for the Seneca One Property:

Comparable Retail Rental Summary(1)
Property Name / Location	Year Built / Renovated	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Base Rent PSF	Commencement	Lease Term (Months)
Seneca One	1972 / 2019-2021	915,577(2)	22,208(2)	Serendipity Labs	$29.30(2)	Feb-21(2)	121(2)
Buffalo, NY
337 Ellicott Street	NAV	NAV	16,508	Big Ditch Brewing	$18.67	Jul-20	120.0
Atlanta, GA
562 Main Street	NAV	NAV	3,824	NexGen Fitness	$21.00	Apr-21	126.0
Buffalo, NY
763 Main Street	NAV	NAV	2,870	Anything Arts	$15.05	May-22	36.0
Buffalo, NY
562 Main Street	NAV	NAV	3,870	Flint Buffalo	$13.20	Oct-21	72.0
Buffalo, NY
500 Pearl Street	NAV	NAV	7,746	VICE	$25.02	Mar-21	120.0
Buffalo, NY
899 Main Street	NAV	NAV	1,062	Unapologetic Coffee	$24.00	Dec-24	120.0
Atlanta, GA
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated January 16, 2026.

A-3-80

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

The Borrowers and the Borrower Sponsor. The borrowers are Jemal’s Seneca L.L.C. and Jemal’s Seneca Parking L.L.C., each a Delaware limited liability company structured as a single purpose, bankruptcy-remote entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Seneca One Mortgage Loan. The borrower sponsor is Douglas Development Corporation, and the non-recourse carveout guarantors are Norman Jemal and Morris Matthew Jemal.

Norman Jemal is the guarantor for the Historic Row (800 F Street NW) mortgage loan, which is also being contributed to the Benchmark 2026-V21 securitization.

Property Management. The Seneca One Mixed-Use Property commercial component is managed by G&E Real Estate Management Services, Inc. (“Newmark”) and Douglas Development Corporation for the residential component. The Seneca One Parking Property is managed by Joyce Parking LLC. Newmark is a third-party property management company.

Initial and Ongoing Reserves. At origination of the Seneca One Whole Loan, the borrowers deposited approximately (i) $303,378 for real estate tax reserves, (ii) $388,758 for a replacement reserve fund, (iii) $3,000,000 for rollover reserve funds and (iv) $406,321 for premium financing funds (in lieu of insurance premiums).

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the estimated annual real estate tax payments (initially estimated to be approximately $133,147), which amount is equal to the annual amounts required for the borrowers to make the PILOT payments pursuant to the PILOT Agreement.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the Seneca One Whole Loan documents and the borrowers provide evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums or the borrowers make payments pursuant to a premium financing agreement in accordance with the requirements of the Seneca One Whole Loan documents.

Replacement Reserve – On a monthly basis, the borrowers are required to escrow approximately $12,549 for the payment of annual capital expenditures. Such monthly deposits into the replacement reserve will be required during such time that the balance of the replacement reserve funds is less than $194,000 and until the balance of the replacement funds is greater than or equal to $388,758.

Lockbox / Cash Management. The Seneca One Whole Loan is structured with a hard (commercial) and soft (residential) lockbox and in-place cash management. The borrowers were required to (x) cause all revenue to be transmitted directly by non-residential tenants of the Seneca One Property and (y) deposit (or cause the property managers to deposit) all revenue from residential tenants as well as from the non-residential tenants and their respective guests and invitees of the Seneca One Property, in each case, into a trust account, directly to the lender-controlled lockbox. The borrowers are required to cause revenue received by the borrowers or the property managers, as applicable, from the Seneca One Property to be deposited into such lockbox within two business days. Funds deposited into the lockbox account will be swept on a daily basis into a lender-controlled cash management account and applied in accordance with the Seneca One Whole Loan documents.

Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the origination of the Seneca One Whole Loan, a mezzanine loan in the original principal amount of $34,500,000 (the “Seneca One Mezzanine Loan”, and together with the Seneca One Whole Loan, the “Seneca One Total Debt”) was funded by M&T Bank, which is secured by a pledge of the mezzanine borrower’s direct equity interests in the borrower. The Seneca One Mezzanine Loan is coterminous with the Seneca One Whole Loan.

Interest on the outstanding principal balance of the Seneca One Mezzanine Loan will accrue at rate 9.50000% per annum (the “Seneca One Mezzanine Loan Interest Rate”) and is comprised of a current pay interest rate of 9.50000% per annum on a note with an original principal balance of $21,000,000 (the “Mezzanine Note A”) and an accrual component interest rate of 9.50000% per annum on a note with an original principal balance of $13,500,000 (the “Mezzanine Note B”). On each payment date, the mezzanine borrower is required to pay a monthly debt service on Mezzanine Note A. Interest on the outstanding principal balance under the Mezzanine Note B will accrue at the Seneca One Mezzanine Loan Interest Rate from the origination date, compounding monthly, and will be deferred until due and payable in full on the maturity date of the Seneca One Mezzanine Loan. Based on the Seneca One Total Debt, the Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield are 71.1%, 1.07x and 9.4%, respectively. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Debt” in the Preliminary Prospectus.

The Seneca One Property also secures the Seneca One Subordinate Companion Loan, which has a Cut-off Date principal balance of $14,000,000. The Seneca One Subordinate Companion Loan is coterminous with the Seneca One Senior Loan and accrues interest at 7.13000% per annum. The Seneca One Senior Loan is senior in right of payment to the Seneca One Subordinate Companion Loan and

A-3-81

Mixed Use – Multifamily/Office/Retail 1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street Buffalo, NY 14210	Collateral Asset Summary – Loan No. 7 Seneca One	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$51,000,000 42.3% 2.20x 15.9%

the Seneca One Subordinate Companion Loan is subordinate to the Seneca One Senior Loan. See “Description of the Mortgage Pool— The Whole Loans—The Serviced AB Whole Loan—The Seneca One Whole Loan” in the Preliminary Prospectus

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Permitted Future Preferred Equity. Not permitted.

PILOT. The Seneca One Mixed-Use Property benefits from an approximately 25-year PILOT Agreement with the City of Buffalo and the Agency that commenced in April 2020 and extends through December 2046. Although there are no on-going tax benefits, the borrowers received upfront mortgage recording tax savings in exchange for permitting the Agency to set aside tax revenue into a separate fund to offset costs the Project. The borrowers are required to make yearly payments equal to the product of (a) the then-current tax rate for the applicable fiscal year and (b) $7,629,700, to each taxing authority consisting of a land component, an existing improvements component and a variable component; provided, however, that such payment is never more than the amount that would otherwise be payable as taxes if the Agency did not have an interest in the Project.

In connection with the PILOT Agreement, the borrower sponsor entered into a lease agreement and leaseback agreement with the Agency whereby the borrower sponsor leased its interest in the Seneca One Mixed-Use Property to Agency, which subsequently leased its interest back to the borrower sponsor. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-82

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

A-3-83

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

A-3-84

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%
Mortgage Loan Information		Properties Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Properties Type – Subtype:	Other – Leased Fee
Borrower Sponsor(s):	Haven Propco I LP	Collateral:	Fee
Borrower(s)(1):	Various	Location(6):	Various, Various
Original Balance(2):	$50,000,000	Year Built / Renovated:	NAP / NAP
Cut-off Date Balance(2):	$50,000,000	Property Management:	NAP
% by Initial UPB:	4.2%	Size:	2,206,442 SF
Interest Rate:	5.43600%	Appraised Value / Per SF(7):	$210,735,000 / $96
Note Date:	January 27, 2026	Appraisal Date(7):	November 22, 2025
Original Term:	60 months	Occupancy(8):	NAP
Amortization:	Interest Only	UW Economic Occupancy:	100.0%
Original Amortization:	NAP	Underwritten NOI:	$9,681,710
Interest Only Period:	60 months	Underwritten NCF:	$9,681,710
First Payment Date:	March 6, 2026
Maturity Date:	February 6, 2031	Historical NOI
Additional Debt Type(2):	Pari Passu	Most Recent NOI(8):	NAV
Additional Debt Balance(2):	$110,000,000	2024 NOI(8):	NAV
Call Protection(3):	L(25),D(28),O(7)	2023 NOI(8):	NAV
Lockbox / Cash Management:	Hard / Springing	2022 NOI(8):	NAV
Reserves(4)				Financial Information(2)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$73
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$73
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	75.9%
TI/LC:	$0	$0	NAP	Maturity Date LTV:	75.9%
Ground Lease Reserve(5):	$175,986	$0	$702,000	UW NOI DY:	6.1%
				UW NCF DSCR:	1.10x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$160,000,000	100.0%	Loan Payoff	$153,616,290	96.0%
			Return of Equity	$4,062,921	2.5
			Closing Costs	$2,144,803	1.3
			Upfront Reserves	$175,986	0.1
Total Sources	$160,000,000	100.0%	Total Uses	$160,000,000	100.0%
(1)	The borrowers for the Haven Leased Fee Portfolio Whole Loan (as defined below) are Haven Propco I Illustrator LLC, Haven Propco I Paramus Port LLC, Haven Propco I Borrower LLC, Haven Propco I Vreeland LLC, Haven Propco I 12800 Corp Hill LLC, Haven Propco I Arches LLC and Haven Propco I Grand Concourse LLC.
(2)	The Haven Leased Fee Portfolio Mortgage Loan (as defined below) is part of the Haven Leased Fee Portfolio Whole Loan evidenced by nine pari passu promissory notes with an aggregate original principal balance of $160,000,000. The Financial Information above is based on the Haven Leased Fee Whole Loan.
(3)	Defeasance of the Haven Leased Fee Portfolio Whole Loan is permitted at any time from and after the first payment date following the earliest to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 27, 2029. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V21 securitization trust in March 2026. The actual defeasance lockout period may be longer.
(4)	See “Initial and Ongoing Reserves” below.
(5)	Borrower has funded the Ground Lease Reserve in the entire required amount of $702,000, so no additional monthly deposits are required pursuant to the terms of the Loan Agreement.
(6)	See “Portfolio Summary” below.
(7)	The Appraised Value is based on the roll-up appraisal dated January 5, 2026, which had an “as-portfolio” appraised value of $210,735,000 as of November 22, 2025, which includes a portfolio premium of 5.0% based on the assumption that the Haven Leased Fee Properties are sold together as a portfolio on a bulk basis. The aggregate “as-is” value of the Haven Leased Fee Portfolio Properties according to appraisals dated between November 13, 2025 and November 21, 2025 without a portfolio premium is $200,700,000, which equates to a Cut-off Date LTV and Maturity Date LTV of 79.7%.
(8)	Occupancy and Historical NOI information is not available since the underwritten financials are based on contractual ground rent.

A-3-85

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

The Loan. The eighth largest mortgage loan (the “Haven Leased Fee Portfolio Mortgage Loan”) is part of a whole loan (the “Haven Leased Fee Portfolio Whole Loan”), evidenced by nine pari passu promissory notes that are secured by the borrowers’ leased fee interest in a six-property portfolio, comprised of the ground beneath three multifamily properties and three office properties (each, a “Haven Leased Fee Portfolio Property” and collectively, the “Haven Leased Fee Portfolio Properties” or the “Haven Leased Fee Portfolio”) located across three states, New York, New Jersey and Missouri. The Haven Leased Fee Portfolio Mortgage Loan is evidenced by the non-controlling note A-1-2 and non-controlling note A-1-3 with an aggregate original principal balance as of the Cut-off Date of $50,000,000.

The Haven Leased Fee Portfolio Whole Loan was co-originated by Goldman Sachs Bank USA (“GSBI”) and Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”) on January 27, 2026, has a five-year interest-only term and accrues interest at a fixed rate of 5.4360% per annum. The Haven Leased Fee Portfolio Whole Loan requires monthly payments of interest only for all 60 months of the loan term. The proceeds of the Haven Leased Fee Portfolio Whole Loan were used to refinance existing debt, pay origination costs, and repatriate equity to the borrower sponsor.

The relationship between the holders of the Haven Leased Fee Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Haven Leased Fee Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2026-5C8 securitization trust. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus:

The table below identifies the promissory notes that comprise the Haven Leased Fee Portfolio Whole Loan:

Haven Leased Fee Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1-1	$40,000,000	$40,000,000	WFCM 2026-5C8(1)	Yes
A-1-2	$28,000,000	$28,000,000	Benchmark 2026-V21	No
A-1-3	$22,000,000	$22,000,000	Benchmark 2026-V21	No
A-1-4(2)	$15,000,000	$15,000,000	GSBI	No
A-1-5(2)	$7,000,000	$7,000,000	GSBI	No
A-2-1-1(2)	$10,000,000	$10,000,000	MSMCH	No
A-2-1-2(2)	$10,000,000	$10,000,000	MSMCH	No
A-2-2(2)	$20,000,000	$20,000,000	MSMCH	No
A-2-3(2)	$8,000,000	$8,000,000	MSMCH	No
Total	$160,000,000	$160,000,000
(1)	Expected to close on or about March 5, 2026.
(2)	Expected to be contributed to one or more future securitization(s) or may otherwise be transferred at any time.

The Property. The Haven Leased Fee Portfolio is comprised of three multifamily properties, which are located in Bronx, New York (“The Arches Property”), New Rochelle, New York (“The Illustrator Property”) and Bronx, New York (the “276 Grand Concourse Property”) and three office properties, which are located in Des Peres, Missouri (the “Corporate Hill IV Property”), Paramus, New Jersey (the “Paramus Property”) and Florham Park, New Jersey (the “25 Vreeland Property”), totaling 2,206,442 SF located across New York, New Jersey and Missouri.

The Arches Property. The Arches Property, located at 224-228 East 135th Street, Bronx, New York, is a 430-unit multifamily property that was constructed in 2023. The ground lease, which had an initial term of 99 years, commenced in April 2022 and expires in April 2121. There are 95.2 years of remaining term on the ground lease, with annual rent steps of 1.75%. The Arches Property has an in-place occupancy of 97.7% and multifamily rents of $3,074 per unit.

The Paramus Property. The Paramus Property, located at 15 East Midland Avenue & 461 From Road, Paramus, New Jersey, is a suburban office property consisting of two buildings that were constructed in 1988 and renovated in 2021. The building totals 542,671 SF and is currently 81.9% occupied by 22 tenants with a weighted average lease term of 11.45 years. The 98-year ground lease commenced in December 2021 and expires in December 2119.

The 276 Grand Concourse Property. The 276 Grand Concourse Property, located in the Bronx, New York, is a multifamily property constructed in 2022. The ground lease has a 99-year term, which commenced in February 2022 and expires in February 2121. The ground lease has a remaining term of 95.0 years and takes annual steps of 1.75%. The improvements total 215 units, which are currently 98.1% occupied with in-place rents of $2,947 per month.

A-3-86

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

The Corporate Hill IV Property. The Corporate Hill IV Property, located at 12800 Corporate Hill Drive, Des Peres, Missouri, is a suburban office property that was constructed in 1984 and renovated in 2020. Situated on 6.97 acres of land, the Corporate Hill IV Property is improved with a 181,631 SF office building and is currently 100% occupied by Centene (S&P / Fitch: BBB-/BBB) who subleasing their space to SSM Healthcare (Fitch: AA-). SSM Healthcare’s sublease extends through Centene’s October 2030 lease expiration date and they additionally executed a forward five-year lease through October 2035. The 99-year ground lease commenced in August 2021 and has a remaining term of 94.6 years (August 2120 lease expiration date).

The Illustrator Property. The Illustrator Property, located at 600 and 606 North Avenue, New Rochelle, New York, is a multifamily property constructed in 2021. In addition to 76 multifamily units, the Illustrator Property also includes four ground level retail suites. As of the September 2025 rent roll, the units were 85.5% occupied, 9.5% below the comparables’ average occupancy of 95.0%. The ground lease is a 99-year lease, which commenced in September 2021 and expires in September 2120. The ground lease has a remaining term of 94.6 years and has annual rent steps of 2.0%.

The 25 Vreeland Property. The 25 Vreeland Property, located at 25A Vreeland Road & 25B Vreeland Road, Florham Park, New Jersey, is an office property consisting of two buildings that were constructed in 1983. The ground lease, which began in 2022, has a term of 99 years (95.0 years remaining) with an expiration date of January 31, 2121. The 25 Vreeland Property is improved with 230,453 SF of office space, of which 70.2% is occupied with a weighted average lease term of 9.25 years.

All three multifamily properties are subject to affordable housing restrictions as a condition to active tax abatement programs. Specifically (i) The Arches Property and the 276 Grand Concourse Property, which are each subject to a 35-year New York 421-a tax abatement through the 2055-2056 tax year (with respect to The Arches Property) and the 2056-2057 tax year (with respect to the 276 Grand Concourse Property), respectively, providing an exemption on taxes attributable to an increase in the assessed value of such Haven Leased Fee Portfolio Properties from certain qualified improvements (with a 100% exemption on such taxes through the 2045-2046 tax year (with respect to The Arches Property) and the 2046-2047 tax year (with respect to the 276 Grand Concourse Property), respectively, and a 30% exemption thereafter), and (ii) the Illustrator Property, which is subject to a 20-year payment-in-lieu of taxes (“PILOT”) program with the City of New Rochelle through the 2043-2044 tax year providing an exemption on taxes at the Illustrator Property in an amount equal to 70% for the 2025-2026 tax year, 50% for the 2026-2027 tax year through the 2034-2035 tax year and a percentage decreasing by 5% for each tax year thereafter. According to the related appraisals, 2025-2026 abated taxes were (i) with respect to The Arches Property, $32,419 versus unabated taxes of $3,619,314, (ii) with respect to the 276 Grand Concourse Property, $44,416 (for the 2026/2027 tax year) versus unabated taxes of $1,841,706, and (iii) with respect to the Illustrator Property, $110,164 versus unabated taxes of $367,215 (provided that the appraisal based such figures solely on the residential component of the Illustrator Property given that the commercial tenants reimburse taxes on a triple-net basis). See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

The leasehold interest in the 25 Vreeland Property is subject to a foreclosure proceeding, in connection with which the borrowers have fully funded the Ground Lease Reserve in the amount of $702,000 to be held as additional collateral for the loan until such foreclosure proceeding is resolved by the occurrence of a Vreeland Resolution Event, as discussed under “Initial and Ongoing Reserves” below.

A-3-87

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

The following table presents certain information relating to the Haven Leased Fee Portfolio Properties:

Portfolio Summary
Property	Address	City, State	SF(1)	Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Appraised Value(2)
The Arches Property	224-228 East 135th Street	Bronx, NY	48,976	$66,089,000	41.3%	$82,900,000
Paramus Property	15 East Midland Avenue & 461 From Road	Paramus, NJ	1,050,667	$28,062,000	17.5%	$35,200,000
276 Grand Concourse Property	276 Grand Concourse	Bronx, NY	27,916	$27,504,000	17.2%	$34,500,000
Corporate Hill IV Property	12800 Corporate Hill Drive	Des Peres, MO	303,613	$14,828,000	9.3%	$18,600,000
The Illustrator Property	600 and 606 North Avenue	New Rochelle, NY	37,669	$12,516,000	7.8%	$15,700,000
25 Vreeland Property	25A Vreeland Road & 25B Vreeland Road	Florham Park, NJ	737,601	$11,001,000	6.9%	$13,800,000
Total/Weighted Average			2,206,442	$160,000,000	100.0%	$210,735,000(2)
(1)	Based on the underwritten rent roll as of January 26, 2026.
(2)	Represents the “as portfolio” value, inclusive of a 5.0% portfolio premium. The sum of the individual appraised values is $200,700,000, which equates to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 79.7%.

The following table presents certain information relating to the Underwritten Net Cash Flow at the Haven Leased Fee Portfolio Properties:

Cash Flow Analysis(1)
	UW	UW PSF	(2)
Base Rent(3)	$9,681,710	$4.39
Gross Potential Rent	$9,681,710	$4.39
Less: Vacancy	$0	$0.00
Effective Gross Income	$9,681,710	$4.39

Total Operating Expenses	$0	$0.00

Net Operating Income	$9,681,710	$4.39
Replacement Reserves	$0	$0.00
Net Cash Flow	$9,681,710	$4.39

Occupancy(4)	100.0%
NCF DSCR(5)	1.10x
NOI Debt Yield(5)	6.1%
(1)	Historical cash flows are not available since the underwritten financials are based on contractual ground rent.
(2)	Based on total portfolio leasehold SF of 2,206,442.
(3)	Represents the five-year average of contractual ground rent as of February 2026.
(4)	Occupancy is based on the UW economic occupancy.
(5)	Debt service coverage ratios and debt yields are based on the Haven Leased Fee Portfolio Whole Loan.

Appraisal. According to the roll-up appraisal dated January 5, 2026 the Haven Leased Fee Portfolio Properties had an “as-portfolio” appraised value of $210,735,000 as of November 22, 2025, which includes a portfolio premium of 5.0% based on the assumption that the Haven Leased Fee Properties are sold together as a portfolio on a bulk basis. The aggregate “as-is” value of the Haven Leased Fee Portfolio Properties according to appraisals dated between November 13, 2025 and November 21, 2025 without a portfolio premium is $200,700,000.

Environmental Matters. According to the Phase I environmental assessments with various dates between November 19, 2025 and November 21, 2025, there was no evidence of any recognized environmental conditions at the Haven Leased Fee Portfolio Properties. However, the Phase I environmental assessments identified controlled recognized environmental conditions with respect to The Arches

A-3-88

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

Property and the 276 Grand Concourse Property in connection with historical operations. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Haven Leased Fee Portfolio Properties are located across three states: New York (three properties, 66.3% of ALA), New Jersey (two properties, 24.4% of ALA) and Missouri (one property, 9.3% of ALA). The three multifamily properties are located in the greater New York market, which exhibits a vacancy rate of 3.7% as of year-end 2024, and a projected five-year rent growth of 2.2%. The office properties are located across three markets (New York, New York, Saint Louis, Missouri and Northern New Jersey), which have an average vacancy rate of 11.1%.

The Borrowers and the Borrower Sponsor. The borrowers for the Haven Leased Fee Portfolio Whole Loan are Haven Propco I Illustrator LLC, Haven Propco I Paramus Port LLC, Haven Propco I Borrower LLC, Haven Propco I Vreeland LLC, Haven Propco I 12800 Corp Hill LLC, Haven Propco I Arches LLC and Haven Propco I Grand Concourse LLC, each a Delaware limited liability company and single purpose entity with an independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Haven Leased Fee Portfolio Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Haven Propco I LP (“Haven Capital”). Haven Capital, founded in 2021 by Ares Management and Regis Group, is the leading dedicated private ground lease investment platform focused exclusively on creating, prepayable, long-term (99 years with repurchase options), modern ground lease positions on high quality assets across the country. Haven Capital has more than $2.0 billion in capacity for all asset classes across the top 30 metropolitan statistical areas with funding provided by the world’s largest real estate investors.

Initial and Ongoing Reserves. At origination of the Haven Leased Fee Portfolio Whole Loan, the borrowers deposited $175,986 into a ground lease reserve account in respect of ground rent at the 25 Vreeland Property and have since fully funded such reserve in the total required amount of $702,000.

Tax Reserve – On the first payment date following the commencement of a Trigger Period the borrowers are required to deposit into a property tax reserve an amount equal to 1/12th of the property taxes for the Haven Leased Fee Portfolio Properties that the lender reasonably estimates will be payable during the next ensuing 12 months. This does not include property taxes for which any ground tenant is responsible for paying and/or reserving, other than in the case of ground tenants that are in default of their obligations to pay property taxes pursuant to their ground leases, in which case the borrowers are required to reserve for the property taxes with respect to such ground lease until the applicable ground tenant has cured the default. On each subsequent payment date during a Trigger Period, the borrowers are required to deposit into a property tax reserve an amount equal to 1/12th of the property taxes for the Haven Leased Fee Portfolio Properties that the lender reasonably estimates will be payable during the next ensuing 12 months.

Insurance Reserve – On the first payment date following the commencement of a Trigger Period, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months. This does not include insurance premiums for which any ground tenant is responsible for paying and/or reserving, other than in the case of ground tenants that are in default of their obligations to pay insurance premiums pursuant to their ground leases, in which case the borrowers are required to reserve for the insurance premiums with respect to such ground lease until the applicable ground tenant has cured the default. On each subsequent payment date during a Trigger Period, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums for the Haven Leased Fee Portfolio Properties that the lender reasonably estimates will be payable during the next ensuing 12 months.

Ground Lease Reserve – The borrowers have funded the Ground Lease Reserve in the total required amount of $702,000, which is to be held in reserve as additional collateral for the loan until the occurrence of a Vreeland Resolution Event (as described below).

A “Trigger Period” means each period (x) that commences as of the Haven Leased Fee Portfolio Whole Loan origination date and concludes, provided no other Trigger Period is then ongoing, when either (i) the ground lease reserve account contains at least $702,000 or (ii) upon delivery by the borrowers of evidence reasonably satisfactory to the lender of a Vreeland Resolution Event; (y) that commences when the debt service coverage ratio (as calculated under the Haven Leased Fee Portfolio Whole Loan documents), determined as of the last day of any fiscal quarter, is less than 1.04x and concludes when the debt service coverage ratio (as calculated under the Haven Leased Fee Portfolio Whole Loan documents), determined as of the first day of any fiscal quarter thereafter, is equal to or greater than 1.04x, or (z) that commences when there is any default by any ground tenant under any ground lease arising out of a failure to pay the rent required thereunder that is continuing beyond all applicable periods of notice and/or cure afforded to the ground tenant pursuant to the applicable ground lease and concludes when either (i) such default has been cured and all rental payments owed have been paid in full; (ii) a replacement ground lease is entered into with a tenant reasonably acceptable to the lender with rent no less favorable than the

A-3-89

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

ground lease it is replacing or (iii) the borrowers have escrowed with the lender and maintained an escrow at an amount equal to 12 months of rent pursuant to such ground lease (and if the financial reports required under the terms of the Haven Leased Fee Portfolio Whole Loan documents are not delivered to the lender as and when required, a Trigger Period will be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no Trigger Period is ongoing). Notwithstanding the foregoing, provided no event of default under the Haven Leased Fee Portfolio Whole Loan documents is continuing, the borrowers will have the right to avoid the commencement or terminate the continuance of a Trigger Period commenced (or that would otherwise commence) under clause (x) above by delivering to the lender, as additional collateral, either cash or a letter of credit in the manner and in the amount set forth in the Haven Lease Fee Portfolio Whole Loan documents.

A ”Vreeland Resolution Event” means with respect to the leasehold foreclosure action with respect to the 25 Vreeland Property evidenced by a Lis Pendens dated as of November 25, 2025 by Valley National Bank as described under “The Properties” above, the occurrence of any of the following (to the reasonable satisfaction of the lender) (i) the completion of the foreclosure proceeding by Valley National Bank, (ii) Valley National Bank’s agreement to a loan modification or waiver of default under the loan that gave rise to such foreclosure proceeding such that the leasehold loan is in good standing and no longer in default, or (iii) the purchase of the ground lease in effect at the 25 Vreeland Property by a third-party and, in each case, there being no pending foreclosure or continuing event of default pursuant to the ground lease in effect at the 25 Vreeland Property; provided that, (i) no event of default under the Haven Leased Fee Portfolio Whole Loan is then continuing, (ii) there is no monetary or material non-monetary default then in effect pursuant to the ground lease at the 25 Vreeland Property and (iii) there is no default by any ground tenant under any ground lease arising out of a failure to pay the rent required thereunder that is continuing beyond all applicable periods of notice and/or afforded to the ground tenant pursuant to the applicable ground lease.

Lockbox / Cash Management. The Haven Leased Fee Portfolio Whole Loan is structured with a hard lockbox and springing cash management. On or prior to the origination of the Haven Leased Fee Portfolio Whole Loan, the borrowers were required to establish and maintain one or more accounts with the lockbox bank into which all income from the Haven Leased Fee Portfolio Properties is required to be deposited. At the end of each business day the lockbox bank is required to remit all amounts contained in the lockbox account directly into an account specified by the lender. Within five business days of the origination of the Haven Leased Fee Portfolio Whole Loan, the borrowers were required to deliver notice to each ground tenant at the Haven Leased Fee Portfolio Properties that is not then paying rents into the lockbox account instructing that (i) all payments under its ground lease are required to be remitted directly to, and deposited directly into, the lockbox account, and (ii) such instruction may not be rescinded unless and until the ground tenant receives from the borrowers or the lender a copy of the lender’s written consent to such rescission. So long as no Trigger Period or event of default is continuing, the lender will specify the account for such remittance by the lockbox bank into the borrowers’ operating account, and during the continuance of a Trigger Period or event of default under the Haven Leased Fee Portfolio Whole Loan documents the lender will specify the lender’s cash management account for such remittance by the lockbox bank. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Haven Leased Fee Portfolio Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Haven Leased Fee Portfolio Whole Loan, or, if no Trigger Period is continuing, disbursed to the borrowers.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. On any date from and after the first payment date following the earlier to occur of (i) January 27, 2029 and (ii) the second anniversary of the date on which the last promissory note has been securitized, the Haven Leased Fee Portfolio Whole Loan documents permit the related borrowers to obtain the release of any individual Haven Leased Fee Portfolio Properties provided that, among other conditions, (i) the borrowers defease the Haven Leased Fee Portfolio Whole Loan in an amount equal to the greater of (x)(a) with respect to The Arches Property, the 276 Grand Concourse Property or the Illustrator Property, 125% of the allocated loan amount for the individual Haven Leased Fee Portfolio Property to be released or (b) with respect to the Paramus Property, the Corporate Hill IV Property or the 25 Vreeland Property (collectively, the “Office Properties”), 120% of the allocated loan amount for the individual Haven Leased Fee Portfolio Property to be released or (y) 100% of the net sales proceeds for such Haven Leased Fee Portfolio Property, (ii) after giving effect to such release, (x) the debt yield will be no less than the greater of (1) 5.8% and (2) the debt yield immediately prior to such release, and (y) the allocated loan amounts with respect to the Office Properties do no exceed 65% of the then-outstanding principal balance of the Haven Leased Fee Portfolio Whole Loan, and (iii) the borrowers satisfy customary REMIC requirements.

Ground Lease. Each of the Haven Leased Fee Portfolio Properties are subject to a ground lease under which there is a single ground tenant. Each of the borrower entities own the fee interest in the land to their respective Haven Leased Fee Portfolio Property, and are the ground landlord pursuant to ground leases that each has executed with their respective ground tenant. The Haven Lease Fee Portfolio Whole Loan is secured by the borrowers’ leased fee interest in this land, as well as their position as ground landlord under each respective

A-3-90

Other – Leased Fee Various Various, Various	Collateral Asset Summary – Loan No. 8 Haven Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 75.9% 1.10x 6.1%

ground lease. The related ground leases at the Haven Leased Fee Portfolio Properties expire between December 31, 2119 and April 25, 2121. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus for additional information.

A-3-91

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%

A-3-92

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%

A-3-93

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s)(1):	David Yshua and Yehuda Dershowitz	Collateral:	Fee
Borrower(s):	Volara Apartments LLC, JN Realty 1 LLC, JN Realty 2 LLC, JN Realty 3 LLC and JN Realty 4 LLC	Location:	Dallas, TX
Original Balance:	$44,000,000	Year Built / Renovated:	1974 / 2022
Cut-off Date Balance:	$44,000,000	Property Management:	Silverstone Management LLC
% by Initial UPB:	3.7%	Size:	480 Units
Interest Rate:	6.73000%	Appraised Value / Per Unit:	$70,000,000 / $145,833
Note Date:	February 11, 2026	Appraisal Date:	September 17, 2025
Original Term:	60 months	Occupancy:	95.2% (as of January 30, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	90.0%
Original Amortization:	NAP	Underwritten NOI:	$4,378,756
Interest Only Period:	60 months	Underwritten NCF:	$4,258,756
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$4,247,764 (TTM November 30, 2025)
Additional Debt Balance:	NAP	2024 NOI(3):	$3,909,361
Call Protection:	L(24),D(29),O(7)	2023 NOI(3):	$1,529,862
Lockbox / Cash Management:	Springing / Springing	2022 NOI(3)(4):	$341,076
Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$91,667
Taxes:	$370,111	$52,873	NAP	Maturity Date Loan / Unit:	$91,667
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	62.9%
Replacement Reserves:	$0	$10,000	NAP	Maturity Date LTV:	62.9%
				UW NOI DY:	10.0%
				UW NCF DSCR:	1.42x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$44,000,000	100.0%	Loan Payoff	$39,977,979	90.9%
			Closing Costs	2,179,439	5.0
			Borrower Sponsor Equity	1,472,471	3.3
			Upfront Reserves	370,111	0.8
Total Sources	$44,000,000	100.0%	Total Uses	$44,000,000	100.0%
(1)	See “The Borrowers and the Borrower Sponsors” below. The borrower sponsors are also the borrower sponsors of the Arterra Apartments mortgage loan included in the Benchmark 2026-V21 securitization.
(2)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(3)	The increase from 2022 NOI through 2024 NOI is primarily attributable to the borrower sponsor’s renovation of the Volara Apartments Property (as defined below) in 2022 and subsequent ramp up.
(4)	2022 NOI represents the trailing 10-month annualized financials as of December 31, 2022.

The Loan. The ninth largest mortgage loan (the “Volara Apartments Mortgage Loan”) is secured by the borrowers’ fee simple interest in a 480 unit, garden-style apartment complex located in Dallas, Texas (the “Volara Apartments Property”). The Volara Apartments Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $44,000,000. The Volara Apartments Mortgage Loan was originated on February 11, 2026 by CREFI and accrues interest at a fixed rate of 6.73000% per annum. The Volara Apartments Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Volara Apartments Mortgage Loan is March 6, 2031.

A-3-94

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%

The Property. The Volara Apartments Property is a 480-unit, garden-style apartment complex located in Dallas, Texas. The Volara Apartments Property was originally constructed in 1974 and was most recently renovated in 2022. The Volara Apartments Property is comprised of 40, two-story apartment buildings situated on an approximately 29.2-acre site. Community amenities include a business center, fitness room, clubhouse/recreation building, swimming pool, barbecue/grill/picnic area, and a standard laundry facility. The Volara Apartments Property also features 1,062 parking spaces, resulting in a parking ratio of 2.21 spaces per unit.

The unit mix at the Volara Apartments Property consists of eight studio units, 88 one-bedroom / one-bathroom units, 339 two-bedroom / one-bathroom units, and 45 three-bedroom / one-bathroom units. Unit amenities include walk-in closets, patios/balconies, and full appliance packages including a dishwasher, refrigerator, stove/oven, microwave, and garbage disposal. As of January 30, 2026, the Volara Apartments Property was 95.2% leased.

The following table presents certain information relating to the unit mix at the Volara Apartments Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Market Rent Per Unit(2)
Studio / 1BA	8	1.7%	7	87.5%	403	$879	$925
1BR / 1BA	88	18.3%	85	96.6%	603	$984	$969
2BR / 1BA	339	70.6%	321	94.7%	799	$1,103	$1,090
3BR / 1BA	45	9.4%	44	97.8%	962	$1,317	$1,306
Total/Wtd. Avg.	480	100.0%	457	95.2%	772	$1,098	$1,085
(1)	Based on the underwritten rent roll dated January 30, 2026. Average Monthly Rental Rate is based on occupied units.
(2)	Source: Appraisal.

A-3-95

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%

The following table presents certain information relating to the historical and underwritten net cash flow at the Volara Apartments Property:

Cash Flow Analysis
	T-10 Ann. 12/31/2022(1)	12/31/2023(1)	12/31/2024(1)	TTM 11/30/2025	U/W	U/W Per Unit
Base Rent	$5,320,192	$5,857,233	$6,054,887	$6,100,154	$6,019,872	$12,541
Potential Income from Vacant Units	0	0	0	0	298,200	$621
Gross Potential Income	$5,320,192	$5,857,233	$6,054,887	$6,100,154	$6,318,072	$13,163
Other Income(2)	585,988	957,564	1,363,950	1,655,970	1,657,208	3,453
Net Rental Income	$5,906,180	$6,814,797	$7,418,837	$7,756,124	$7,975,280	$16,615
(Vacancy / Credit Loss)	($2,485,640)	($2,143,482)	($588,650)	($605,428)	($631,230)	($1,315)
Total Effective Gross Income	$3,420,540	$4,671,315	$6,830,187	$7,150,696	$7,344,050	$15,300

Real Estate Taxes	620,707	703,471	533,424	517,696	673,580	$1,403
Insurance	415,576	480,752	469,289	411,679	287,880	$600
Management Fee	102,616	140,139	204,906	214,521	220,321	$459
Utilities	1,078,258	921,510	843,757	786,523	786,523	$1,639
Other Expenses(3)	862,307	895,580	869,449	972,514	996,990	$2,077
Total Expenses	$3,079,464	$3,141,454	$2,920,826	$2,902,932	$2,965,293	$6,178

Net Operating Income	$341,076	$1,529,862	$3,909,361	$4,247,764	$4,378,756	$9,122
Replacement Reserves - Residential	0	0	0	0	120,000	$250
Net Cash Flow	$341,076	$1,529,862	$3,909,361	$4,247,764	$4,258,756	$8,872

Occupancy	66.7%	77.3%	93.3%	94.3%	90.0%(4)
NCF DSCR	0.11x	0.51x	1.30x	1.41x	1.42x
NOI Debt Yield	0.8%	3.5%	8.9%	9.7%	10.0%
(1)	The increase from T-10 Ann. 12/31/2022 Net Operating Income through 2024 Net Operating Income is primarily attributable to the borrower sponsor’s renovation of the Volara Apartments Property in 2022 and subsequent ramp up.
(2)	Other Income includes revenues from forfeited deposits, application fees, administration fees, pet fees, storage, vending machines, late charges, and miscellaneous sources.
(3)	Other Expenses include payroll and benefits, repairs and maintenance, advertising and marketing and general and administrative expenses.
(4)	Represents economic occupancy.

A-3-96

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%

Appraisal. According to the appraisal, the Volara Apartments Property had an “as-is” appraised value of $70,000,000 as of September 17, 2025, as shown in the table below.

Volara Apartments Appraised Value(1)
Property	Value	Capitalization Rate
Volara Apartments	$70,000,000	5.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated September 30, 2025, there was no evidence of any recognized environmental conditions at the Volara Apartments Property.

The Market. The Volara Apartments Property is located at 3500-3550 East Overton Road in Dallas, Texas, within the Dallas-Fort Worth metropolitan statistical area (the “Dallas MSA”). Top employers in the Dallas MSA include American Airlines, AT&T, Bank of America, Baylor Scott & White, HCA North Texas, JPMorgan Chase, Kroger, and Lockheed Martin. Primary access to the Volara Apartments Property is provided by Interstate 45/Overton Road with the nearest interchange located approximately 0.36 miles from the Volara Apartments Property.

According to the appraisal, the Volara Apartments Property is located in the Southeast Dallas multifamily submarket of the Dallas MSA. As of the second quarter of 2025, the Southeast Dallas multifamily submarket had a total inventory of 18,127 units, a vacancy rate of 12.5%, asking rent of $1,325 per unit, and positive net absorption of 88 units.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Volara Apartments Property was 6,663, 68,271 and 246,761, respectively. The 2025 average household income within the same radii was $46,085, $55,431 and $77,728, respectively.

A-3-97

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%

The following table presents certain information relating to comparable multifamily properties to the Volara Apartments Property:

Comparable Multifamily Properties(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Average Unit Size	Average Rent Per Unit(1)
Volara Apartments(2)	-	1974 / 2022	480	95.2%	Studio / 1BA	403 SF	$879
					1BR / 1BA	603 SF	$984
					2BR / 1BA	799 SF	$1,103
					3BR / 1BA	962 SF	$1,317
Southern Oaks - Dallas 3424 Southern Oaks Blvd Dallas, TX	0.2 mi	1958 / 1997, 2015	62	98.0%	2BR / 1 BA	900 SF	$925
					2 BR / 1.5 BA	900 SF	$1,200
					3BR / 1BA	1,125 SF	$1,150
					4BR / 2BA	1,700 SF	$1,500
					5BR / 2BA	1,850 SF	$1,545
Bonita Gardens 3410 Fordham Rd Dallas, TX	0.5 mi	1976 / 2021	136	90.0%	1BR / 1BA	661 SF	$1,025
					2BR / 1BA	762 SF	$1,100
Kings Square 2625 E Illinois Ave Dallas, TX	0.9 mi	1965 / NAV	82	92.7%	1BR / 1BA	650 SF	$995
					2BR / 1BA	750 SF	$1,050
					3BR / 1BA	950 SF	$1,100
Hoskins 90 336 N Lancaster Ave Dallas, TX	3.5 mi	1962 / 2022	26	96.2%	Studio / 1BA	288-351 SF	$1,000-1,050
					1BR / 1BA	567-583 SF	$1,220-1,250
					2BR / 1BA	802-865 SF	$1,650-1,675
Oak Park - Dallas 5318 S Hampton Rd Dallas, TX	5.9 mi	1973 / 2023	269	94.0%	Studio / 1BA	441 SF	$989
					1BR / 1BA	605 SF	$1,050
					2BR / 1BA	671 SF	$1,189
					3BR / 2BA	980 SF	$1,414
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated January 30, 2026. Average Rent per Unit reflects the average base rent for occupied units.

The Borrowers and the Borrower Sponsors. The borrowers are Volara Apartments LLC, JN Realty 1 LLC, JN Realty 2 LLC, JN Realty 3 LLC and JN Realty 4 LLC, as tenants-in-common, each a Delaware limited liability company and single purpose entity, with at least one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Volara Apartments Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are David Yshua and Yehuda Dershowitz. David Yshua is a real estate investor, owner, and manager who has invested across a wide spectrum of asset classes, including multifamily, office, hospitality, retail, and structured parking. Yehuda Dershowitz serves as the director of operations at Raven Capital Group, which is a privately held real estate firm with a focus on repositioning workforce multifamily communities within strategic growth markets of the United States. Raven Capital Group’s portfolio includes 27 multifamily properties totaling 4,811 units. The borrower sponsors are also the borrower sponsors of the Arterra Apartments mortgage loan included in the Benchmark 2026-V21 securitization.

Property Management. The Volara Apartments Property is managed by Silverstone Management LLC, a borrower affiliated management company.

Initial and Ongoing Reserves. At origination of the Volara Apartments Mortgage Loan, the borrower deposited approximately $370,111 into a reserve account for real estate taxes.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $52,873).

Insurance Reserve – At the option of the lender, if the liability or casualty policies maintained by the borrowers covering the Volara Apartments Property are not approved blanket or umbrella policies, the borrowers are required to deposit into an insurance reserve, on

A-3-98

Multifamily – Garden 3500-3550 East Overton Road Dallas, TX 75216	Collateral Asset Summary – Loan No. 9 Volara Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 62.9% 1.42x 10.0%

a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies. At origination, a blanket policy was in in place.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, $10,000.

Lockbox / Cash Management. The Volara Apartments Mortgage Loan is structured with a springing lockbox and springing cash management. On the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue derived from the Volara Apartments Property into such lender-controlled lockbox account. Within ten days after the first occurrence of a Trigger Period, the borrowers are required to deliver a notice to all tenants occupying space in the Volara Apartments Property directing them to remit all rent and other sums due under the lease to which they are a party into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists and lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Volara Apartments Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Volara Apartments Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Volara Apartments Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Volara Apartments Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earlier of (i) the occurrence and continuance of an event of default, and (ii) the debt service coverage ratio being less than 1.15x; and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-99

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

A-3-100

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

A-3-101

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office - CBD
Borrower Sponsor(s):	Christopher F. Buccini, Robert E. Buccini and David B. Pollin	Collateral:	Fee
Borrower(s):	Office Partners XIX Brandywine LLC	Location:	Wilmington, DE
Original Balance:	$41,000,000	Year Built / Renovated:	1969 / 2000
Cut-off Date Balance:	$41,000,000	Property Management:	BPG Real Estate Services LLC
% by Initial UPB:	3.4%	Size:	400,198 SF
Interest Rate:	6.80000%	Appraised Value / Per SF(2):	$63,200,000 / $158
Note Date:	February 18, 2026	Appraisal Date:	January 7, 2026
Original Term:	60 months	Occupancy:	87.7% (as of February 1, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	86.8%
Original Amortization:	NAP	Underwritten NOI(3):	$5,853,959
Interest Only Period:	60 months	Underwritten NCF:	$5,153,613
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$3,493,501 (TTM December 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$2,590,043
Call Protection:	L(24),D(32),O(4)	2023 NOI:	$2,223,220
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$1,309,106
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$102
Taxes:	$303,058	$42,649	NAP	Maturity Date Loan / SF:	$102
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	64.9%
Replacement Reserves:	$3,176,607	$8,340	NAP	Maturity Date LTV:	64.9%
TI / LC:	$0	$50,037	NAP	UW NOI DY:	14.3%
Deferred Maintenance:	$59,188	$0	NAP	UW NCF DSCR:	1.82x
Outstanding Leasing Expense Reserve:	$2,744,212	$0	NAP
Rent Replication Reserve:	$670,604	$0	NAP
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$41,000,000	99.9%	Loan Payoff:	$29,890,022	72.9%
Principal Equity Contribution:	28,084	0.1%	Upfront Reserves:	6,953,668	16.9
			Closing Costs:	4,184,393	10.2

Total Sources:	$41,028,084	100.0%	Total Uses:	$41,028,084	100.0%
(1)	See “Escrows and Reserves” below.
(2)	The Appraised Value represents the appraisal’s concluded “As Is (EA Inclusive of Leasing Reserves)” value as of January 7, 2026, which is subject to the extraordinary assumption that reserves of approximately $6,400,000 are fully funded and reserved by the lender at loan origination and would pass with title to any purchaser of the mortgaged property. At origination, the borrower sponsor deposited $6,591,423 across the Replacement, Outstanding Leasing Expense and Rent Replication Reserves. Based on the “As Is" appraised value of $56,800,000, the Cut-off Date LTV and Maturity Date LTV would both be 72.2%.
(3)	The increase from Most Recent NOI to Underwritten NOI is due to recent leasing (BPG Real Estate Services LLC (a borrower affiliate), Corteva, Cross River Savings Bank and McDermott Will & Emery LLP) totaling $2,623,861 in base rent.

The Loan. The tenth largest mortgage loan (the “Brandywine Building Mortgage Loan”) is secured by a first lien on the borrower’s fee interest in a 400,198 SF, office property located in Wilmington, Delaware (the “Brandywine Building Property”). The Brandywine Building Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $41,000,000. The Brandywine Building Mortgage Loan was originated by German American Capital Corporation on February 18, 2026 and has an initial term of five years, is interest-only for the full term and accrues interest at a fixed rate of 6.80000% per annum on an Actual/360 basis. The borrower sponsor has a total cost basis of approximately $51.0 million, representing $13.5 million of remaining equity in the transaction .

A-3-102

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

The Property. The Brandywine Building Property is a 400,198 SF, 18-story, Class A office tower located at 1000 North West Street, Wilmington, Delaware, situated at the entrance to Wilmington’s Central Business District. The Brandywine Building Property has access to Interstate-95 (I-95) and public transportation, including bus stops on 11th Street, just outside of the building.

Originally constructed in 1969 as part of the DuPont Company headquarters campus, the Brandywine Building Property has undergone multiple phases of renovation, including a comprehensive lobby and elevator modernization in 2013. Since 2018, total capital expenditures completed by the borrower sponsor are equal to approximately $8.27 million. Recent capital improvements include an HVAC retrofit and the creation of a 6,000 SF amenity space known as The Brandy Club. The borrower sponsor has focused on tenant amenities including a video wall in the Brandy Club, a marketplace, conference rooms, tiered seating, and private work booths. Additional improvements include new lobby entry doors, security system upgrades, building façade design, and steam chiller upgrades. Tenants also have access to the CoreTen gym in the adjacent Nemours Building. Area amenities include a 665-space parking structure, multiple restaurants and cafes, banks, and retail services within walking distance. As of February 1, 2026, The Brandywine Building is 87.7% occupied by 14 tenants. Affiliates of the borrower lease 11.7% of the net rentable area and represent 12.7% of underwritten base rent at the Brandywine Building Property.

The Brandywine Building Property does not include parking. In order to provide parking required under tenant leases, the borrower entered into a parking agreement with two affiliated entities that own or ground lease nearby garages. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties.”

Major Tenants. The three largest tenants based on underwritten base rent are CitiCorp Credit Services (“CitiCredit”), Delaware Claims Processing Facility, LLC (“DCPF”) and Corteva Agriscience LLC (“Corteva”).

Citicorp Credit Services (68,778 SF; 17.2% of net rentable area; 19.2% of underwritten base rent). CitiCredit offers a wide range of credit card products, personal loans, and digital banking tools to manage accounts. CitiCredit is a subsidiary of Citigroup (“Citi”), an American multinational financial services corporation headquartered in New York City. Citi’s Citibank subsidiary (“Citibank”) is the fourth largest banking institution in the United States, after JPMorgan Chase, Bank of America, and Wells Fargo. Citi has a presence in 180 countries with a physical presence in 94 markets. CitiCredit has been at the Brandywine Building Property since 2011 when it originally executed a 10-year lease term. The lease has two remaining five-year extensions and no termination options. The guarantor for the lease is Citibank (rated A3/BBB+/A by Moody’s/S&P/Fitch).

There is a major tenant sweep tied to CitiCredit as described below under “Lockbox/Cash Management.”. The sweep in relation to 12 months prior to lease expiration will not apply to the first lease expiration of January 31, 2028. The tenant occupies two spaces on separate leases: 22,926 SF (5.7% of NRA) expiring on January 31, 2028, and 45,852 SF (11.5% of NRA) expiring on January 31, 2032.

Delaware Claims Processing Facility, LLC (67,000 SF; 16.7% of net rentable area; 18.7% of underwritten base rent). DCPF is an end-to-end, mass-tort settlement administrator. Founded in 2006, DCPF is one of the country’s largest mass-tort claim businesses, and began taking on claims from its predecessor, Celotex Asbestos Settlement Trust Claim Facility which was founded in 1998. DCPF has more than 300 dedicated professionals.

DCPF has an ongoing option to terminate its lease with respect to either (i) the entire premises or (ii) lesser portion(s) of 5,732 SF contiguous (same floor, starting at either side of the elevator lobby) increments of the premises located on each floor. DCPF must exercise its termination right by giving 180 days’ prior written notice of termination and paying a termination fee.

Corteva (45,852 SF; 11.5% of net rentable area; 15.4% of underwritten base rent). Corteva (NYSE: CTVA; rated A-/A by S&P/Fitch) is a leading global agriculture company focused on seeds and crop protection, operating in more than 100 countries. Headquartered in Indianapolis, Corteva became an independent, publicly traded company in 2019 following its spin-off from the DuPont company. Its portfolio includes brands such as Pioneer and Brevant, along with a growing pipeline of crop protection and digital agriculture technologies. Corteva has launched approximately 2,000 new products from 2019 to 2023, and delivered technology backed by more than 7,000 additional patents from 2019 to 2023. Corteva has two five-year renewal options in its lease as well as one option to terminate the lease, effective as of May 31, 2033, by providing at least 14 months’ notice and paying a termination fee. Corteva has free rent in March and April 2026, which was reserved for at origination.

A-3-103

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

The following table presents certain information relating to tenancy at the Brandywine Building Property based on underwritten base rent:

Tenant Summary(1)
Tenant	Ratings (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent(3)	% of Total UW Base Rent(3)	UW Rent PSF(3)	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
CitiCredit	A3/BBB+/A	68,778	17.2%	$1,685,061	19.2%	$24.50	Various(4)	N	2 x 5
DCPF	NR/NR/NR	67,000	16.7%	$1,639,019	18.7%	$24.46	7/31/2031	Y(5)	2 x 5
Corteva	NR/A-/A	45,852	11.5%	$1,352,634	15.4%	$29.50	5/31/2036	Y(6)	2 x 5
BPG Real Estate Services LLC(7)	NR/NR/NR	46,669	11.7%	$1,113,358	12.7%	$23.86	Various(7)	Y(8)(9)	1 x 5
HQ Global Workplaces	NR/NR/NR	22,396	5.6%	$582,296	6.6%	$26.00	8/31/2032	N	1 x 5
Fair Square Financial LLC	Baa3/BBB-/BBB-	21,625	5.4%	$489,158	5.6%	$22.62	6/30/2031	N	None
McDermott Will & Emery LLP	NR/NR/NR	14,202	3.5%	$467,081	5.3%	$32.89	8/31/2031	N	None
Department of Justice	NR/NR/NR	22,926	5.7%	$447,156	5.1%	$19.50	3/31/2033	Y(10)	None
Smith, Katzenstein & Jenkins, LLP	NR/NR/NR	12,486	3.1%	$280,935	3.2%	$22.50	5/31/2031	N	2 x 5
Cooch & Taylor	NR/NR/NR	8,797	2.2%	$224,324	2.6%	$25.50	12/31/2029	N	2 x 5
Total Major Tenants		330,731	82.6%	$8,281,021	94.5%	$25.04
Other Tenants		20,440	5.1%	$482,449	5.5%	$23.60
Total Occupied		351,171	87.7%	$8,763,470	100.0%	$24.95
Vacant		49,027	12.3%
Total		400,198	100.0%

(1)	Based on the underwritten rent roll dated February 1, 2026.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	The following tenants listed above have free or abated rent: Corteva (free rent of $112,719.50 per month in March and April 2026), BPG Real Estate Services LLC (rent abatement of $53,494 per month in March through June 2026), HQ Global Workplaces (rent abatement of $24,262.33 per month in March through June 2026), Smith, Katzenstein & Jenkins, LLP (rent abatement of $7,023.37 per month in March through December 2026), all of which was reserved for at origination.
(4)	CitiCredit has two spaces at the Brandywine Building Property: 22,296 SF expiring January 31, 2028 and 45,852 SF expiring January 31, 2032.
(5)	DCPF has an ongoing option to terminate either (i) the entire premises or (ii) lesser portion(s) of 5,732 SF contiguous (same floor, starting at either side of the elevator lobby) increments of the premises located on each floor. DCPF must exercise its termination right by giving 180 days’ prior written notice of termination and paying a termination fee.
(6)	Corteva has one option to terminate its lease, effective as of May 31, 2033, by providing at least 14 months’ notice and paying a termination fee.
(7)	BPG Real Estate Services LLC is the property manager of the Brandywine Building Property, and an affiliate of the borrower. BPG Real Estate Services LLC has two leases (i) for 35,926 SF on the 17th and 18th floors, at a base rent of $28.00 PSF with a lease expiration date of December 31, 2035 and (ii) a suite on the ground floor totaling 10,743 SF at a base rent of $10.00 PSF with a lease expiration date of October 31, 2032.
(8)	BPG Real Estate Services LLC has the right to terminate its lease of the 17th and 18th floor or to convert its tenancy of such space to month to month, upon 30 days prior written notice to the landlord , in the event that either (a) the tenant or its affiliate ceases to be the property manager of the Brandywine Building Property either as the result of removal for cause or as a result of removal by a lender exercising remedies under a loan or other financing instrument secured by the Brandywine Building Property or (b) the borrower, as landlord, ceases to own all or a portion of the Brandywine Building Property. The termination option requires the payment of a termination fee equal to the present value of all remaining lease payments, calculated in accordance with such lease. The loan agreement requires that if such lease is terminated, the termination fee must be deposited with the lender into the TI/LC reserve under the loan agreement. In addition, as a condition to any voluntary sale of the Brandywine Building Property by the borrower, the loan agreement requires that either the above lease be amended to waive the tenant’s termination option, or the lender consent to the exercise of such termination option.
(9)	The loan agreement permits the borrower to surrender of all or a portion of the premises demised under either of the BPG Real Estate Services LLC leases so long as certain conditions are satisfied, including that the replacement lease has a rent and term at least equal to that of the surrendered lease and that the lender receives reasonably acceptable evidence that all contingencies to such replacement lease have been satisfied, and all tenant improvements, leasing commissions and rent abatements have been paid or expired or are escrowed for.
(10)	In the event the Delaware General Assembly or the United States Congress fails to provide specific appropriations to the Department of Justice tenant to sustain the lease, the Department of Justice may terminate its lease at the commencement of the applicable fiscal year with no penalty.

A-3-104

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

The following table presents certain information relating to the lease rollover schedule at the Brandywine Building Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	0	0.0%	$0.00	0
2028	22,926	5.7%	5.7%	561,687	6.4%	$24.50	1
2029	16,587	4.1%	9.9%	404,380	4.6%	$24.38	2
2030	0	0.0%	9.9%	0	0.0%	$0.00	0
2031	127,963	32.0%	41.8%	3,178,585	36.3%	$24.84	6
2032	78,991	19.7%	61.6%	1,813,100	20.7%	$22.95	3
2033	22,926	5.7%	67.3%	447,156	5.1%	$19.50	1
2034	0	0.0%	67.3%	0	0.0%	$0.00	0
2035	35,926	9.0%	76.3%	1,005,928	11.5%	$28.00	1
2036 & Beyond	45,852	11.5%	87.7%	1,352,634	15.4%	$29.50	1
Vacant	49,027	12.3%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	400,198	100.0%		$8,763,470	100.0%	$24.95	15
(1)	Based on the underwritten rent roll dated February 1, 2026. Certain tenants may have termination or contraction options that are not taken into account in the Lease Rollover Schedule.

A-3-105

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Brandywine Building Property:

Cash Flow Analysis(1)
	2022	2023	2024	TTM 12/31/2025	UW(2)	UW PSF
Base Rent	$5,774,180	$6,326,481	$7,366,840	$6,757,651	$8,763,470	$21.90
Credit Rent Steps	0	0	0	0	$27,812	$0.07
Rent Steps	0	0	0	0	124,220	$0.31
Value of Vacant Space	0	0	0	0	$1,354,009	$3.38
Gross Potential Rent	$5,774,180	$6,326,481	$7,366,840	$6,757,651	$10,269,510	$25.66
Recoveries	344,304	436,878	691,736	877,575	759,517	$1.90
Other Income	383,329	201,357	203,125	123,062	0	$0.00
Vacancy	0	0	0	0	(1,354,009)	($3.38)
Abatements	(1,270,786)	(385,157)	(1,104,793)	(472,961)	0	$0.00
Effective Gross Income	5,231,027	6,579,559	7,156,908	$7,285,327	$9,675,018	$24.18

Real Estate Taxes	1,264,633	1,294,356	1,310,492	$1,052,280	$784,332	$1.96
Insurance	60,351	41,494	43,780	$45,845	$48,158	$0.12
Management	193,874	187,922	247,851	$228,443	$290,251	$0.73
Other Operating Expenses	2,403,064	2,832,568	2,964,742	$2,465,259	$2,698,319	$6.74
Total Expenses	3,921,922	4,356,340	4,566,865	3,791,827	3,821,059	$9.55

Net Operating Income(2)	$1,309,106	$2,223,220	$2,590,043	$3,493,501	$5,853,959	$14.63
TI/LC	0	0	0	0	$600,297	$1.50
Replacement Reserves	0	0	0	0	100,050	$0.25
Net Cash Flow	$1,309,106	$2,223,220	$2,590,043	$3,493,501	$5,153,613	$12.88

Occupancy %	65.1%	76.3%	77.0%	87.7%(1)	86.8%(3)
NCF DSCR	0.46x	0.79x	0.92x	1.24x	1.82x
NOI Debt Yield	3.2%	5.4%	6.3%	8.5%	14.3%
(1)	Based on the underwritten rent roll dated February 1, 2026.
(2)	The increase from TTM 12/31/2025 Base Rent and Net Operating Income to UW Base Rent and Net Operating Income is due to recent leasing (BPG Real Estate Services LLC (a borrower affiliate), Corteva, Cross River Savings Bank, McDermott Will & Emery LLP) totaling $2,623,861 in base rent.
(3)	Based on the underwritten economic occupancy.

Appraisal. According to the appraisal, the Brandywine Building Property had an “as-is (EA inclusive of leasing reserves)” appraised value of $63,200,000, as of January 7, 2026. The “as-is” appraised value is $56,800,000.

Brandywine Building Appraised Value(1)
Property	Value	Capitalization Rate
Brandywine Building	$63,200,000	9.00%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment report dated February 4, 2026, there was no evidence of any recognized environmental conditions at the Brandywine Building Property.

The Market. The Brandywine Building Property is located at 1000 North West Street in Wilmington, Delaware, within the Wilmington Central Business District (CBD), the primary commercial and governmental center of the State of Delaware. The Brandywine Building Property is situated within a dense, urban office environment that includes high-rise office buildings, major financial and professional services users, and a growing mix of residential and mixed-use redevelopment, supported by national and regional tenants as well as significant governmental and institutional occupiers. Nearby institutions include state and federal courts, financial services firms, and major corporate offices, with additional residential density emerging through office-to-residential conversion projects in the CBD. The Brandywine Building Property also benefits from proximity to Rodney Square and the Brandywine River corridor, which enhance visibility,

A-3-106

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

pedestrian activity, and overall urban vitality. Regional access is strong, with immediate access to Interstate 95 and proximity to Amtrak and SEPTA rail service, providing connectivity to Philadelphia, Baltimore, New York City, and the broader Northeast Corridor.

According to the appraisal, the Brandywine Building is located within the Philadelphia metropolitan office market and the Wilmington CBD office submarket. As of the third quarter of 2025, the Wilmington CBD office submarket reported an occupancy rate of 89.9%, compared with an 89.1% occupancy rate for the broader Philadelphia metropolitan office market. Asking office rents within the Wilmington CBD averaged $26.98 per SF (gross), compared with $28.63 per SF for the overall Philadelphia market, with rent levels supported by a tenant base anchored by legal, financial services, healthcare, and government users. Within the Brandywine Building Property’s direct competitive set of nearby Class A and Class B office properties, vacancy was higher at approximately 17.8%, reflecting continued softness among older or less-amenitized assets. The borrower sponsor owns nearby buildings that are included in the Brandywine Building Property’s competitive set.

The table below presents certain information relating to office leases comparable to those at the Brandywine Building Property identified by the appraisal:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (years)	Annual Rent PSF
Brandywine Building(2) Wilmington, DE	1969 / 2000	400,198	Corteva	45,852	Jan-26	10.4	$29.50
1105 North Market Street(3) Wilmington, DE	1970 / NAP	167,694	Baker Tilly	5,986	Dec-24	3.0	$24.00
500 Delaware Avenue(3) Wilmington, DE	2006 / NAP	371,222	Quinn Emanuel	5,389	Jan-24	2.1	$36.00
600 North King Street Wilmington, DE	1984 / NAP	162,212	Fidelity National Title Insurance Company	2,157	Oct-24	3.0	$27.00
1313 North Market Street Wilmington, DE	1982 / NAP	505,000	Potter Anderson & Corroon LLP	82,857	Jun-28	13.0	$30.00
1201 North Market Street Wilmington, DE	1988 / NAP	441,341	Bloomberg	2,341	May-25	5.5	$29.50
One Rodney Square Wilmington, DE	1989 / NAP	203,088	Richards Layton Finger	133,714	Apr-23	15.8	$25.00
123 South Justison Street Wilmington, DE	2010 / NAP	161,263	Obermayer Rebmann Maxwell & Hippell	1,937	Mar-23	5.0	$31.00
(1)	Source: Appraisal.
(2)	Based on underwritten rent roll as of February 1, 2026.
(3)	Owned by the borrower sponsor.

The Borrower and the Borrower Sponsors. The borrower is Office Partners XIX Brandywine LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Brandywine Building Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Christopher F. Buccini, Robert E. Buccini and David B. Pollin. Christopher F. Buccini, Robert E. Buccini and David B. Pollin founded the Buccini Pollin Group (“BPG”). BPG is a privately held, integrated real estate acquisition, development, and management company co-headquartered in Chevy Chase, Maryland and Wilmington, Delaware. Since 1993, BPG has developed and acquired hotel, office, residential, retail, and parking properties throughout the United States. BPG’s portfolio of assets includes 47 hotels, 7 million square feet of office and retail space, 17 major residential communities, and multiple entertainment venues including Subaru Park, home of the Philadelphia Union Major League Soccer team, and the Chase Fieldhouse, home of the 76ers G-League affiliate, the Delaware Blue Coats.

Property Management. The Brandywine Building Property is currently managed by BPG Real Estate Services LLC, a borrower sponsor affiliated management company.

Initial and Ongoing Reserves. At origination, the borrower deposited into escrow approximately $3,176,607 for capital expenditures (of which $1,000,000 may be used for capital improvements work at a garage owned by an affiliate of the borrower at which the borrower leases parking spaces used for the Brandywine Building Property, which work is required under the Corteva lease; provided that a side

A-3-107

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

letter must be signed between the borrower and the owner of such garage before such funds are released), approximately $2,744,212 for outstanding tenant improvements and/or leasing commissions for five tenants (including $2,292,600 for BPG Real Estate Services, LLC, a borrower-affiliated tenant and the property manager for the Brandywine Building Property), approximately $670,604 for free or abated rent, approximately $303,058 for real estate taxes and approximately $59,188 for immediate repairs.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments payable during the next ensuing 12 months (initially approximately $42,649).

Insurance Escrows – On a monthly basis, except if the Brandywine Building Property is insured under an acceptable blanket policy, the borrower is required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof. As of the origination date of the Brandywine Building Mortgage Loan, an acceptable blanket policy was in place.

Replacement Reserves – On a monthly basis, the borrower is required to deposit approximately $8,340 into a reserve for capital expenditures.

TI/LC Reserve – On a monthly basis, the borrower is required to deposit approximately $50,037 into a reserve for future tenant improvements and leasing commissions.

Lockbox / Cash Management. The Brandywine Building Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower is required to direct the tenants to pay rent directly into the lockbox account, and the borrower and the property manager are required to deposit any rents otherwise received into such account within one business day after receipt. So long as no Trigger Period is continuing, the amounts on deposit in the lockbox account will be swept to the borrower’s operating account. During the continuance of a Trigger Period, sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender, at a financial institution selected by the lender (and the borrower is required to cooperate with the lender and the cash management bank in the establishment of such account). Funds swept to the cash management account are required to be applied to payment of all monthly amounts due under the Brandywine Building Mortgage Loan documents (including, without limitation, tax and insurance reserves, debt service and other required reserves) and budgeted property operating expenses and approved extraordinary expenses, with any excess funds being deposited into a lease sweep reserve if a Lease Sweep Event (as defined below) is continuing or if a Lease Sweep Event is not then continuing, being deposited into a cash collateral account to be held by lender as additional collateral for the Brandywine Building Mortgage Loan during such Trigger Period. During an event of default under the Brandywine Building Mortgage Loan documents, all sums received from the Brandywine Building Property and all funds reserved with the lender may be applied to amounts owed under any of the Brandywine Building Mortgage Loan documents in such amounts, order and manner as the lender elects in its sole discretion.

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.35x for any calendar quarter (a “Low DSCR Period”), provided that the borrower may avoid a Low DSCR Period by depositing with the lender either cash or a letter of credit in an amount which, if replied to reduce the outstanding principal balance of the Brandywine Building Mortgage Loan, would cause the debt service coverage ratio to be greater than or equal to 1.35x (which cash deposit or letter of credit must be increased if the amount thereof would be insufficient to avoid a Low DSCR Period for any subsequent calendar quarter and the borrower wishes to continue to avoid a Low DSCR Period), (iii) if the property manager is a borrower or guarantor affiliate, certain bankruptcy or insolvency events of the property manager, (iv) certain bankruptcy or insolvency events of the borrower or the guarantor, or (v) a Lease Sweep Period, and (B) expiring upon, with regard to any Trigger Period commenced in connection with (v) clause (i) above, the cure (if applicable) of such event of default has been accepted by the lender, (w) a Low DSCR Period, the Brandywine Building Mortgage Loan achieving a debt service coverage ratio of 1.35x or greater, (x) clause (iii) above, if the manager is replaced by an unaffiliated manager approved by the lender, (y) clause (iv) above, if the bankruptcy or insolvency event was involuntary, upon the same being discharged or dismissed within 30 days of filing or (z) clause (v) above, the Lease Sweep Period ceasing to exist.

A “Lease Sweep Period” will commence upon (a) the earlier of (i) the date that is twelve months prior to the expiration of a Sweep Lease (as defined below) or (ii) upon the date required under the Sweep Lease by which the Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and has not done so); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease or upon the borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease; (c) if a Sweep Tenant (other than a tenant of a borrower affiliated lease) discontinues its business at the Brandywine Building Property (i.e., “goes dark”) in 25% or more of its space at the Brandywine Building Property; (d) upon a default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period, or (e) upon a bankruptcy or

A-3-108

Office – CBD 1000 North West Street Wilmington, DE 19801	Collateral Asset Summary – Loan No. 10 Brandywine Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.9% 1.82x 14.3%

insolvency proceeding of a Sweep Tenant or its parent or lease guarantor. Notwithstanding the foregoing, provided, that no other Lease Sweep Periods have occurred and are continuing with respect to the applicable Sweep Lease, a Lease Sweep Period will not occur solely in the event CitiCredit fails to renew its lease for Suite 400 or if DCPF exercises an early termination option with respect to not more than one suite.

A Lease Sweep Period will end (A) in the case of clauses (a) through (d) above, if at least 75% of the space demised under the Sweep Lease has been re-tenanted pursuant to one or more “qualified leases” as defined in the Brandywine Building Mortgage Loan documents and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (the “Lease Sweep Re-tenanting Costs”) and any debt service and operating shortfalls relating to the delay in the commencement of full rent payments, (B) in the case of clause (a) above, the applicable Sweep Lease has been renewed and sufficient funds have been accumulated in the lease sweep reserve to cover Lease Sweep Retenanting Costs, (C) in the case of clause (b) above, if the termination option is not validly exercised or is validly and irrevocably waived by the tenant, (D) in the case of clause (d) above, if the default has been cured and no other default occurs under the Sweep Lease for a period of six months following such cure, and (E) in the case of clause (e) above, if the applicable bankruptcy or insolvency proceeding has terminated and the applicable Sweep Lease, and any guaranty thereof, has been affirmed or assumed without modification pursuant to a final nonappealable order of the bankruptcy court, all defaults under the Sweep Lease are cured and the Sweep Tenant is paying full, unabated rent, and adequate assurance of future performance under the Sweep Lease and any guaranty has been provided. A Lease Sweep Period under any clause above will also cease on the date on which the following amounts have accumulated in the lease sweep reserve: (x) $75 per SF of the space rented under the Sweep Lease, unless (y) the Sweep Lease space has been leased pursuant to one or more leases which in the aggregate require Lease Sweep Re-tenanting Costs which exceed such amount, in which case the Lease Sweep Period will continue until the borrower satisfies clause (A) above.

A “Sweep Lease” means the DCPF lease, each of the leases with CitiCredit and BPG Real Estate Services LLC lease demising the 17th and 18th floors and any replacement lease that individually or taken together with any other lease with the same tenant or its affiliates covers a majority of the space currently demised under any of the foregoing leases.

A “Sweep Tenant” means any tenant under a Sweep Lease.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None

A-3-109

Office – Various Various Various, Various	Collateral Asset Summary – Loan No. 11 REVA Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 52.3% 1.94x 16.1%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(4):	Office - Various
Borrower Sponsor(s):	Stevens M. Sadler and RE Gain Investment Fund, LLC	Collateral:	Fee
Borrower(s)(1):	Various	Location(4):	Various, Various
Original Balance:	$40,000,000	Year Built / Renovated(4):	Various / Various
Cut-off Date Balance:	$40,000,000	Property Management:	RE Gain Investment Fund, LLC
% by Initial UPB:	3.3%	Size:	471,936 SF
Interest Rate:	6.65000%	Appraised Value / Per SF:	$76,500,000 / $162
Note Date:	February 11, 2026	Appraisal Date(5):	Various
Original Term:	60 months	Occupancy(6):	89.9% (as of Various)
Amortization:	Amortizing Balloon	UW Economic Occupancy:	91.2%
Original Amortization:	360 months	Underwritten NOI(7):	$6,432,067
Interest Only Period:	None	Underwritten NCF:	$5,968,659
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(7):	$5,396,317 (TTM December 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$4,477,402
Call Protection:	L(24),D(31),O(5)	2023 NOI:	$5,434,589
Lockbox / Cash Management:	Springing / Springing	2022 NOI:	$5,287,337

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$85
Taxes:	$158,294	$79,147	NAP	Maturity Date Loan / SF:	$80
Insurance(2):	$0	Springing	NAP	Cut-off Date LTV:	52.3%
Replacement Reserves:	$0	$13,617	NAP	Maturity Date LTV:	49.3%
TI / LC:	$1,000,000	$47,194	$2,500,000	UW NOI DY:	16.1%
Deferred Maintenance:	$89,125	$0	NAP	UW NCF DSCR:	1.94x
Other(3):	$4,258,884	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$40,000,000	100.0%	Loan Payoff	$24,429,437	61.1%
			Borrower Sponsor Equity	8,734,754	21.8
			Upfront Reserves	5,506,303	13.8
			Closing Costs	1,329,506	3.3
Total Sources	$40,000,000	100.0%	Total Uses	$40,000,000	100.0%
(1)	The borrowers are Wise GSA Springs, LLC, REVA Kay Tampa IBC 1, LLC, REVA Kay Shannon Oaks, LLC, Tampa UBC Springs, LLC, AAA Texas Springs, LLC, Texas GSA Medical Springs, LLC and Carrier Springs, LLC.
(2)	At the option of the lender, if the liability or casualty policy maintained by the borrower is not an approved blanket or umbrella policy, or if the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies. At origination, a blanket policy was in place.
(3)	Initial other reserves are comprised of a $4,258,884 unfunded obligations reserve for tenant improvement allowances.
(4)	See “Portfolio Summary” below.
(5)	Appraisal Dates are between October 28, 2025 and January 15, 2026.
(6)	Occupancy is based on the underwritten rent rolls dated between January 31, 2026 and March 6, 2026.
(7)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to four new leases executed from September 2025 to January 2026 which account for $1,445,541 of underwritten base rent.

A-3-110

Office – Various Various Various, Various	Collateral Asset Summary – Loan No. 11 REVA Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 52.3% 1.94x 16.1%
Portfolio Summary
Property Name	Property Subtype(1)	Location(1)	Year Built / Renovated(1)	Sq. Ft.(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	Appraised Value(1)	U/W NOI(2)	% of U/W NOI(2)
UBC (I,II&IV)	Suburban	Tampa, FL	1996, 2002 / 2022, 2024, 2025	146,316	87.6%	$11,350,000	28.4%	$17,100,000	$1,811,434	28.2%
Carrier	Suburban	Bradenton, FL	2004 / NAP	106,790	100.0%	$10,450,000	26.1%	$22,500,000	$1,617,869	25.2%
Shannon Oaks	Suburban	Cary, NC	1998 / NAP	55,851	76.3%	$5,100,000	12.8%	$8,400,000	$704,313	11.0%
TIBC 1 (A&C)	Suburban	Tampa, FL	1982, 1986 / NAP	50,018	100.0%	$4,700,000	11.8%	$7,000,000	$963,643	15.0%
TX GSA Medical	Medical	Lufkin, TX	2009 / NAP	46,059	100.0%	$4,100,000	10.3%	$10,100,000	$639,314	9.9%
AAA Texas	Suburban	Amarillo, TX	2007 / NAP	29,747	100.0%	$2,200,000	5.5%	$5,800,000	$344,749	5.4%
WISE GSA	Suburban	Wise, VA	1972 / 2019	37,155	55.9%	$2,100,000	5.3%	$5,600,000	$350,745	5.5%
Total / Wtd. Avg.				471,936	89.9%	$40,000,000	100.0%	$76,500,000	$6,432,067	100.0%

(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated between January 31, 2026 and March 6, 2026.

A-3-111

Office – Various Various Various, Various	Collateral Asset Summary – Loan No. 11 REVA Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 52.3% 1.94x 16.1%

The following table presents certain information relating to the largest tenants by underwritten base rent at the REVA Portfolio 2.0 properties:

Tenant Summary(1)
Tenant	Property	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Portfolio Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Portfolio U/W Base Rent	Lease Expiration	Term. Option (Y/N)	Renewal Option
Walter Kiddie Portable Equipment Inc.	Carrier	NR/NR/NR	106,790	22.6%	$1,617,869	$15.15	21.0%	12/31/2033	Y(3)	N
Eagle Analytical Services, Inc.	UBC (I,II&IV)	NR/NR/NR	48,090	10.2%	916,595	$19.06	11.9%	6/30/2031	N	2 x 5 yr
Sypris Electronics, LLC	UBC (I,II&IV)	NR/NR/NR	49,386	10.5%	786,588	$15.93	10.2%	12/31/2027	N	2 x 5 yr
GSA	TX GSA Medical	Aa1/AA+/AA+	46,059	9.8%	747,976	$16.24	9.7%	7/31/2029	N	N
Centene Management Company LLC(4)	TIBC 1 (A&C)	NR/NR/NR	35,200	7.5%	738,949	$20.99	9.6%	11/30/2028	N	1 x 5 yr
State of Texas	AAA Texas	NR/NR/NR	29,747	6.3%	569,262	$19.14	7.4%	9/30/2028	Y(5)	3 x 5 yr
Hillsborough County	UBC (I,II&IV)	NR/NR/NR	22,625	4.8%	477,840	$21.12	6.2%	9/30/2032	Y(6)	N
Colliers Engineering(7)	TIBC 1 (A&C)	NR/NR/NR	14,818	3.1%	381,564	$25.75	5.0%	12/5/2032	N	N
J & J Editorial, LLC	Shannon Oaks	NR/NR/NR	11,953	2.5%	304,921	$25.51	4.0%	6/30/2026	N	1 x 5 yr
Blush Cowork, L.L.C.	Shannon Oaks	NR/NR/NR	11,162	2.4%	284,966	$25.53	3.7%	6/30/2027	N	1 x 5 yr
Largest Tenants			375,830	79.6%	$6,826,530	$18.16	88.6%
Remaining Occupied			48,232	10.2%	876,830	$18.18	11.4%
Total Occupied			424,062	89.9%	$7,703,360	$18.17	100.0%
Vacant			47,874	10.1%
Total			471,936	100.0%

(1)	Based on the underwritten rent rolls dated between January 31, 2026 and March 6, 2026 and inclusive of $54,142 of straight line rent steps and $114,713 of contractual rent steps through January 1, 2027.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	Walter Kiddie Portable Equipment Inc. has the option to terminate its lease effective as of December 31, 2031, provided it gives 12 months prior written notice and pays an early termination fee.
(4)	Centene Management Company LLC has been at the TIBC 1 (A&C) property since 2017 through November 2028. Per the appraiser, the premises have not been physically occupied by the tenant since the COVID-19 pandemic; however, the tenant continues to honor its lease obligations.
(5)	State of Texas, has the option to terminate its lease if (i) the legislative or executive branch do not allocate funding for the lease or the agency ceases to exist as a result of the legislative sunset review process and (ii) no other State of Texas entity can occupy the space.
(6)	Hillsborough County has the option to terminate its lease effective at any time after October 1, 2029 until September 30, 2032, provided it gives 12 months prior written notice and pays an early termination fee.
(7)	Colliers Engineering is currently in the process of building out its space with rent commencing after the buildout is complete. Colliers Engineering has two months of abated rent totaling $30,870.83 for the first two months of its lease along with a TI Allowance of $740,900. $864,384.00 of unfunded obligations was reserved at closing for Colliers Engineering.

A-3-112

Office – Various Various Various, Various	Collateral Asset Summary – Loan No. 11 REVA Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 52.3% 1.94x 16.1%

The following table presents certain information relating to the lease rollover schedule at the REVA Portfolio 2.0 properties based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026	14,136	3.0%	3.0%	$365,468	4.7%	$25.85	2
2027(3)	70,886	15.0%	18.0%	$1,309,800	17.0%	$18.48	4
2028	64,947	13.8%	31.8%	$1,308,211	17.0%	$20.14	2
2029	67,938	14.4%	46.2%	$1,042,177	13.5%	$15.34	3
2030(4)	0	0.0%	46.2%	$0	0.0%	$0.00	0
2031	51,452	10.9%	57.1%	$1,006,630	13.1%	$19.56	2
2032	37,443	7.9%	65.0%	$859,404	11.2%	$22.95	2
2033	106,790	22.6%	87.6%	$1,617,869	21.0%	$15.15	1
2034	8,000	1.7%	89.3%	$159,760	2.1%	$19.97	1
2035	0	0.0%	89.3%	$0	0.0%	$0.00	0
2036 & Thereafter	2,470	0.5%	89.9%	$34,042	0.4%	$13.78	1
Vacant	47,874	10.1%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	471,936	100.0%		$7,703,360	100.0%	$18.17	18

(1)	Based on the underwritten rent rolls dated between January 31, 2026 and March 6, 2026 and inclusive of $54,142 of straight line rent steps and $114,713 of contractual rent steps through January 1, 2027.

A-3-113

Office – Various Various Various, Various	Collateral Asset Summary – Loan No. 11 REVA Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 52.3% 1.94x 16.1%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the REVA Portfolio 2.0 properties:

Cash Flow Analysis(1)
	2022	2023	2024	TTM 12/31/2025(2)	U/W(2)	U/W Per SF
Base Rent	$6,737,252	$6,846,489	$6,255,437	$6,673,488	$7,534,505	$15.97
Contractual Rent Steps(3)	0	0	0	0	168,855	$0.36
Potential Income from Vacant Space	0	0	0	0	873,018	$1.85
Gross Potential Rent	$6,737,252	$6,846,489	$6,255,437	$6,673,488	$8,576,378	$18.17
Reimbursements	775,531	1,194,671	846,087	1,395,243	1,427,096	$3.02
Total Gross Income	$7,512,782	$8,041,160	$7,101,524	$8,068,731	$10,003,474	$21.20
(Vacancy / Credit Loss)	0	0	0	0	(873,018)	-$1.85
Effective Gross Income	$7,512,782	$8,041,160	$7,101,524	$8,068,731	$9,130,456	$19.35

Management Fee	225,383	241,235	213,046	242,062	273,914	$0.58
Real Estate Taxes	1,065,398	1,051,811	1,002,745	1,018,701	1,019,220	$2.16
Insurance	146,855	211,242	204,350	234,486	228,090	$0.48
Repairs & Maintenance	310,779	382,405	419,665	437,166	437,166	$0.93
Utilities	154,615	217,213	185,421	291,851	291,851	$0.62
Other Expenses(4)	322,416	502,665	598,895	448,148	448,148	$0.95
Total Expenses	$2,225,445	$2,606,571	$2,624,122	$2,672,414	$2,698,389	$5.72

Net Operating Income	$5,287,337	$5,434,589	$4,477,402	$5,396,317	$6,432,067	$13.63
Replacement Reserves	0	0	0	0	163,408	$0.35
Normalized TI/LC	0	0	0	0	300,000	$0.64
Net Cash Flow	$5,287,337	$5,434,589	$4,477,402	$5,396,317	$5,968,659	$12.65

Occupancy (%)	87.1%	87.0%	79.1%	80.7%	91.2%(5)
NCF DSCR	1.72x	1.76x	1.45x	1.75x	1.94x
NOI Debt Yield	13.2%	13.6%	11.2%	13.5%	16.1%

(1)	Based on the underwritten rent roll dated between January 31, 2026 and March 6, 2026.
(2)	The increase from TTM 12/31/2025 Base Rent and Net Operating Income to U/W Base Rent and Net Operating Income is primarily attributable to four new leases executed from September 2025 to January 2026 which account for $1,445,541 of underwritten base rent.
(3)	Contractual Rent Steps are inclusive of $54,142 of straight-line rent steps and $114,713 of contractual rent steps through January 1, 2027.
(4)	Other Expenses include contract services and general and administrative expenses.
(5)	Represents economic occupancy.

A-3-114

Office – Various Various Various, Various	Collateral Asset Summary – Loan No. 11 REVA Portfolio 2.0	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 52.3% 1.94x 16.1%

Appraisal. According to the appraisal, the REVA Portfolio 2.0 properties had an aggregate “as-is” appraised value of $76,500,000 as of the appraisals dated between October 28, 2025 and January 15, 2026, as shown in the table below.

REVA Portfolio 2.0 Appraised Value(1)
Property	Value	Capitalization Rate
Carrier	$22,500,000	8.25%
UBC (I,II&IV)	$17,100,000	8.75%
TX GSA Medical	$10,100,000	7.25%
Shannon Oaks	$8,400,000	8.50%
TIBC 1 (A&C)	$7,000,000	8.75%
AAA Texas	$5,800,000	6.50%
WISE GSA	$5,600,000	7.75%
Wtd. Avg./Total	$76,500,000	8.13%

(1)	Source: Appraisals.

The following table presents information relating to submarkets for the REVA Portfolio 2.0 properties:

REVA Portfolio 2.0 Submarkets
Property Name	Submarket(1)	NRA (Sq. Ft.)(2)	% of Total Portfolio NRA	Submarket Vacancy(1)	Submarket Rent per Sq. Ft(1)	Appraiser Concluded Market Rent per Sq. Ft(1)	U/W In-Place Base Rent per Sq. Ft.(2)	In-Place Vacancy(2)
UBC (I,II&IV)	Northeast Tampa	146,316	31.0%	14.1%	$23.46	$20.00	$18.27	12.4%
Carrier	Manatee Outlying	106,790	22.6%	6.1%	$24.72	$27.00	$15.15	0.0%
Shannon Oaks	Cary	55,851	11.8%	10.7%	$27.66	$26.00	$25.25	23.7%
TIBC 1 (A&C)	Northwest Tampa	50,018	10.6%	10.4%	$23.29	$25.00	$22.40	0.0%
TX GSA Medical	Tyler MSA	46,059	9.8%	4.7%	$17.74	$21.25	$16.24	0.0%
WISE GSA	Kingsport	37,155	7.9%	3.5%	$14.38	$18.54	$11.16	44.1%
AAA Texas	Amarillo MSA	29,747	6.3%	4.6%	$16.27	$19.25	$19.14	0.0%
Total / Wtd. Avg. (based on ALA)		471,936	100.0%	9.1%	$22.85	$23.19	$18.30	8.9%

(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated between January 31, 2026 and March 6, 2026.

A-3-115

Multifamily – Garden 4430 Brookline Court Indianapolis, IN 46220	Collateral Asset Summary – Loan No. 12 Williamsburg North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 63.2% 1.37x 9.1%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Yitzchok Moller and Shlomo Schwartz	Collateral:	Fee
Borrower(s):	Williamsburg North 2017 LLC	Location:	Indianapolis, IN
Original Balance:	$37,500,000	Year Built / Renovated:	1966 / 2024
Cut-off Date Balance:	$37,500,000	Property Management:	Chelsea Management, LLC
% by Initial UPB:	3.1%	Size:	318 Units
Interest Rate:	6.33000%	Appraised Value / Per Unit:	$59,300,000 / $186,478
Note Date:	February 6, 2026	Appraisal Date:	January 13, 2026
Original Term:	60 months	Occupancy:	92.1% (as of December 30, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	92.9%
Original Amortization:	NAP	Underwritten NOI(2):	$3,408,269
Interest Only Period:	60 months	Underwritten NCF:	$3,309,053
First Payment Date:	March 6, 2026
Maturity Date:	February 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(2):	$2,708,564 (TTM December 31, 2025)
Additional Debt Balance:	NAP	2024 NOI(3):	NAV
Call Protection:	L(25),D(28),O(7)	2023 NOI(3):	NAV
Lockbox / Cash Management:	Springing / Springing	2022 NOI(3):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$117,925
Taxes:	$167,712	$27,952	NAP	Maturity Date Loan / Unit:	$117,925
Insurance:	$116,334	$19,389	NAP	Cut-off Date LTV:	63.2%
Replacement Reserves:	$0	$8,268	NAP	Maturity Date LTV:	63.2%
Deferred Maintenance:	$24,375	$0	NAP	UW NOI DY:	9.1%
Other Reserves(1):	$1,393,750	$0	NAP	UW NCF DSCR:	1.37x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$37,500,000	100.0%	Loan Payoff	$32,612,374	87.0%
			Sponsor Equity	2,828,813	7.5
			Upfront Reserves	1,702,171	4.5
			Closing Costs	356,643	1.0
Total Sources	$37,500,000	100.0%	Total Uses	$37,500,000	100.0%
(1)	Other Reserves are comprised of (i) an initial capital expenditures reserve of $1,250,000 and (ii) an initial radon reserve of $143,750. See “Description of the Mortgage Loans—Environmental Considerations” in the Preliminary Prospectus.
(2)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to ramp up after the Williamsburg North property was renovated in 2024.
(3)	2022 NOI, 2023 NOI, and 2024 NOI Information are not available because the Williamsburg North property was renovated in 2024.

A-3-116

Multifamily – Garden 4430 Brookline Court Indianapolis, IN 46220	Collateral Asset Summary – Loan No. 12 Williamsburg North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 63.2% 1.37x 9.1%

The following table presents certain information relating to the unit mix at the Williamsburg North property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Market Rent Per Unit
1BR/1BA - Non-Renovated	47	14.8%	44	93.6%	787	$951	$972
1BR/1BA - Renovated	9	2.8%	6	66.7%	787	$1,075	$972
2BR/1.5BA - Non-Renovated	66	20.8%	61	92.4%	1,046	$1,073	$1,073
2BR/1.5BA - Renovated	17	5.3%	16	94.1%	1,046	$1,081	$1,073
2BR/2BA - Non-Renovated	57	17.9%	52	91.2%	1,136	$1,209	$1,283
2BR/2BA - Renovated	22	6.9%	19	86.4%	1,136	$1,508	$1,283
3BR/1.5BA - Non-Renovated	42	13.2%	42	100.0%	1,309	$1,508	$1,655
3BR/1.5BA - Renovated	30	9.4%	28	93.3%	1,288	$1,864	$1,655
4BR/2BA - Non-Renovated	13	4.1%	13	100.0%	1,520	$1,754	$1,871
4BR/2BA - Renovated	15	4.7%	12	80.0%	1,520	$2,004	$1,871
Total/Wtd. Avg.	318	100.0%	293	92.1%	1,122	$1,314	$1,309
(1)	Based on the underwritten rent roll dated December 30, 2025. Average Monthly Rental Rate is based on occupied units.

A-3-117

Multifamily – Garden 4430 Brookline Court Indianapolis, IN 46220	Collateral Asset Summary – Loan No. 12 Williamsburg North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 63.2% 1.37x 9.1%

The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Williamsburg North property:

Cash Flow Analysis(1)
	12/31/2025(2)	U/W(2)	U/W Per Unit
Base Rent	$4,178,025	$4,619,592	$14,527
Other Income (subject to vac. - Sched A)	337,528	330,425	$1,039
Potential Income from Vacant Units	0	377,484	$1,187
Gross Potential Income	$4,515,553	$5,327,501	$16,753
Other Income	507,668	337,505	$1,061
Net Rental Income	$5,023,222	$5,665,006	$17,814
(Vacancy / Credit Loss)	($339,166)	($377,484)	($1,187)
Total Effective Gross Income	$4,684,056	$5,287,522	$16,627

Real Estate Taxes	319,451	361,950	$1,138
Insurance	220,000	221,588	$697
Management Fee	140,522	158,626	$499
Utilities	411,256	440,000	$1,384
Other Expenses(3)	884,263	697,089	$2,192
Total Expenses	$1,975,492	$1,879,253	$5,910

Net Operating Income	$2,708,564	$3,408,269	$10,718
Replacement Reserves - Residential	0	99,216	$312
Net Cash Flow	$2,708,564	$3,309,053	$10,406

Occupancy	92.1%(4)	92.9%(5)
NCF DSCR	1.13x	1.37x
NOI Debt Yield	7.2%	9.1%
(1)	Historical financial information is not available as the Williamsburg North property was renovated in 2024.
(2)	The increase from 12/31/2025 Net Operating Income to U/W Net Operating Income is primarily attributable to ramp up after the Williamsburg North property was renovated in 2024.
(3)	Other Expenses include payroll and benefits, grounds / landscaping, contract services, general operating expenses, repairs and maintenance, advertising and marketing, and legal and professional.
(4)	Represents most recent occupancy as of the underwritten rent roll dated December 30, 2025.
(5)	Represents economic occupancy.

A-3-118

Multifamily – Garden 4430 Brookline Court Indianapolis, IN 46220	Collateral Asset Summary – Loan No. 12 Williamsburg North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 63.2% 1.37x 9.1%

The following table presents certain information relating to comparable multifamily properties to the Williamsburg North property:

Comparable Multifamily Rentals(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Rent Per Unit
Williamsburg North(2) 4430 Brookline Court Indianapolis, IN	-	1966 / 2024	318	1BR/1BA - Non-Renovated	$951
				1BR/1BA - Renovated	$1,075
				2BR/1.5BA - Non-Renovated	$1,073
				2BR/1.5BA - Renovated	$1,081
				2BR/2BA - Non-Renovated	$1,209
				2BR/2BA - Renovated	$1,508
				3BR/1.5BA - Non-Renovated	$1,508
				3BR/1.5BA - Renovated	$1,864
				4BR/2BA - Non-Renovated	$1,754
				4BR/2BA - Renovated	$2,004
4901 Whitton Place Indianapolis, IN	0.5 mi	1958 / 2024	241	1BR / 1BA	$1,299-1,300
				2BR / 1.5-2BA	$1,095-1,525
				3BR / 2-2.5BA	$1,575-1,750
5778 Brockton Drive Indianapolis, IN	1.7 mi	1975 / NAP	284	Studio	$949
				1BR / 1BA	$1,034-1,199
				2BR / 1-2BA	$1,084-1,549
				3BR / 1.5BA	$1,519
6724 Greenshire Drive Indianapolis, IN	1.9 mi	1974 / NAP	212	1BR / 1BA	$1,165-1,212
				2BR / 1.5-2BA	$1,472-1,647
6201 Newberry Road Indianapolis, IN	3.3 mi	1972 / 2019	384	1BR / 1BA	$870
				2BR / 2BA	$925
				3BR / 2BA	$1,263
				4BR / 2BA	$1,402
5018 Lemans Drive Indianapolis, IN	3.7 mi	1962 / 2003	398	Studio	$729
				1BR / 1BA	$919
				2 BR / 2BA	$949-1,259
				3BR / 1BA	$1,149-1,249
3775 Allerton Place Indianapolis, IN	6.2 mi	2004 / NAP	90	1BR / 1BA	$1,150
				2BR / 2BA	$1,350
				3BR / 2BA	$1,600
				4BR / 2BA	$1,850
8016 Louisville Drive Lawrence, IN	6.3 mi	1995 / NAP	134	2BR / 2BA	$1,292
				3BR / 2BA	$1,490
				4BR / 2BA	$1,636
3101 North Meridian Street Indianapolis, IN	6.7 mi	1916 / 1987	88	Studio	$1,130
				1BR / 1BA	$1,125-1,580
				2BR / 1.5BA	$1,790
				3BR / 2BA	$2,065
				4BR / 2BA	$2,435
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 30, 2025. Average Rent per Unit reflects the average base rent for occupied units.

A-3-119

Office – Suburban 8151 and 8201 Peters Road and 8050 Southwest 10th Street Plantation, FL 33324	Collateral Asset Summary – Loan No. 13 Crossroads I, II, & IV	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,500,000 67.5% 1.57x 10.8%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office – Suburban
Borrower Sponsor(s):	Vanderbilt Investment Partners, LLC and C-III Recovery Fund III TIER Holdings LLC	Collateral:	Fee
Borrower(s):	Plantation Crossroads I LLC, Plantation Crossroads II LLC and Plantation Crossroads IV LLC	Location:	Plantation, FL
Original Balance(1):	$33,500,000	Year Built / Renovated:	1999 / NAP
Cut-off Date Balance(1):	$33,500,000	Property Management:	Vanderbilt Office Properties, LLC
% by Initial UPB:	2.8%	Size:	289,582 SF
Interest Rate:	6.57100%	Appraised Value / Per SF:	$79,300,000 / $274
Note Date:	January 9, 2026	Appraisal Date:	December 3, 2025
Original Term:	60 months	Occupancy:	85.2% (as of January 5, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	85.4%
Original Amortization:	NAP	Underwritten NOI:	$5,778,478
Interest Only Period:	60 months	Underwritten NCF:	$5,599,532
First Payment Date:	March 6, 2026
Maturity Date:	February 6, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$5,360,702 (TTM October 31, 2025)
Additional Debt Balance(1):	$20,000,000	2024 NOI:	$4,087,644
Call Protection:	L(23),YM2(30),O(7)	2023 NOI:	$3,405,233
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$4,296,160

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$185
Taxes:	$0	$106,645	NAP	Maturity Date Loan / SF:	$185
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	67.5%
Replacement Reserves:	$0	$4,826	$217,187	Maturity Date LTV:	67.5%
TI / LC:	$2,500,000	$24,132	NAP	UW NOI DY:	10.8%
Unfunded Obligations Reserve:	$1,806,966	$0	NAP	UW NCF DSCR:	1.57x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$53,500,000	83.3%	Loan Payoff	$59,433,835	92.6%
Borrower Sponsor Equity	10,692,031	16.7	Upfront Reserves	4,306,966	6.7
			Closing Costs	451,229	0.7

Total Sources	$64,192,031	100.0%	Total Uses	$64,192,031	100.0%
(1)	The Crossroads I, II, & IV mortgage loan is part of the Crossroads I, II, & IV whole loan, which is comprised of two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $53,500,000 (the “Crossroads I, II, & IV Whole Loan”). The Financial Information in the chart above is based on the Crossroads I, II, & IV Whole Loan.

A-3-120

Office – Suburban 8151 and 8201 Peters Road and 8050 Southwest 10th Street Plantation, FL 33324	Collateral Asset Summary – Loan No. 13 Crossroads I, II, & IV	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,500,000 67.5% 1.57x 10.8%

The relationship between the holders of the Crossroads I, II, & IV Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Crossroads I, II, & IV Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V21 securitization trust. See “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Crossroads I, II, & IV Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$33,500,000	$33,500,000	Benchmark 2026-V21	Yes
A-2(1)	$20,000,000	$20,000,000	GSBI	No
Whole Loan	$53,500,000	$53,500,000
(1)	Expected to be contributed to one or more future securitization(s).

The following table presents certain information relating to the top ten tenants based on the underwritten base rent at the Crossroads I, II, & IV property:

Top Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
Top Tenants
Tradestation Group	NR/NR/NR	48,902	16.9%	$1,247,001	$25.50	19.3%	5/31/2032	N	None
Kimley Horn & Associates(3)	NR/NR/NR	35,798	12.4%	$961,892	$26.87	14.9%	4/30/2030	Y	None
Morgan & Morgan	NR/NR/NR	32,020	11.1%	$847,249	$26.46	13.1%	12/31/2033	N	None
National Beverage Corp(4)	NR/NR/NR	25,033	8.6%	$618,816	$24.72	9.6%	9/30/2036	Y	None
Regus	NR/NR/NR	22,286	7.7%	$608,854	$27.32	9.4%	11/30/2030	N	None
Responsive Auto Insurance Co.	NR/NR/NR	14,140	4.9%	$378,811	$26.79	5.9%	4/30/2030	N	None
Hub International Midwest	NR/NR/NR	7,745	2.7%	$197,498	$25.50	3.1%	12/31/2036	N	None
AB Vista	NR/NR/NR	6,540	2.3%	$171,479	$26.22	2.7%	8/31/2030	N	None
Morritt Hock & Hamroff	NR/NR/NR	6,421	2.2%	$166,946	$26.00	2.6%	8/30/2031	N	None
Gordon & Partners	NR/NR/NR	5,745	2.0%	$157,758	$27.46	2.4%	2/28/2027	N	None
Subtotal/Wtd. Average		204,630	70.7%	$5,356,302	$26.18	82.8%
Other Tenants		41,977	14.5%	$1,113,261	$26.52	17.2%
Occupied Collateral Total		246,607	85.2%	$6,469,564	$26.23	100.0%
Vacant Space		42,975	14.8%
Collateral Total		289,582	100.0%
(1)	Based on the underwritten rent rolls dated as of January 5, 2026.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Kimley Horn & Associates has a termination option on July 31, 2027, effective on April 30, 2028.
(4)	National Beverage Corp has a termination option on September 30, 2030, effective on September 30, 2031.

A-3-121

Office – Suburban 8151 and 8201 Peters Road and 8050 Southwest 10th Street Plantation, FL 33324	Collateral Asset Summary – Loan No. 13 Crossroads I, II, & IV	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,500,000 67.5% 1.57x 10.8%

The following table presents certain information relating to the lease rollover schedule at the Crossroads I, II, & IV Property, based on the initial lease expiration date:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	28,903	10.0%	10.0%	$768,559	11.9%	$26.59	6
2028	7,851	2.7%	12.7%	$205,853	3.2%	$26.22	2
2029	3,840	1.3%	14.0%	$104,909	1.6%	$27.32	1
2030	82,477	28.5%	42.5%	$2,219,504	34.3%	$26.91	5
2031	6,421	2.2%	44.7%	$166,946	2.6%	$26.00	1
2032	48,902	16.9%	61.6%	$1,247,001	19.3%	$25.50	1
2033	32,020	11.1%	72.7%	$847,249	13.1%	$26.46	1
2034	0	0.0%	72.7%	$0	0.0%	$0.00	0
2035	0	0.0%	72.7%	$0	0.0%	$0.00	0
2036	36,193	12.5%	85.2%	$909,543	14.1%	$25.13	3
2037 & Thereafter	0	0.0%	85.2%	$0	0.0%	$0.00	0
Vacant	42,975	14.8%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	289,582	100.0%		$6,469,564	100.0%	$26.23	20
(1)	Based on the underwritten rent roll dated as of January 5, 2026.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Crossroads I, II, & IV Property:

Cash Flow Analysis(1)
	2022	2023	2024	TTM 10/31/2025	U/W(2)	U/W Per SF
Base Rent	$5,396,481	$4,910,190	$5,483,013	$6,218,156	$6,469,564	$22.34
Commercial Reimbursements	3,422,125	3,248,613	3,518,933	4,019,061	3,926,894	13.56
Market Revenue from Vacant Units	0	0	0	0	1,786,116	6.17
Other Revenue	86,284	64,346	170,203	75,650	65,513	0.23
Gross Potential Income	$8,904,890	$8,223,149	$9,172,150	$10,312,867	$12,248,087	$42.30
Vacancy Loss	(384,895)	(151,488)	(263,299)	(398,707)	(1,786,116)	(6.17)
Commercial Credit Loss	(15)	(12,313)	(319)	0	0	0.00
Effective Gross Income	$8,519,980	$8,059,347	$8,908,531	$9,914,160	$10,461,971	$36.13
Real Estate Taxes	1,341,235	1,363,219	1,394,984	1,014,928	1,279,735	4.42
Insurance	220,918	280,846	313,651	307,065	293,701	1.01
Management Fee	258,274	240,646	263,951	298,161	313,859	1.08
Other Operating Expenses	2,403,394	2,769,402	2,848,301	2,933,304	2,796,198	9.66
Total Expenses	$4,223,821	$4,654,114	$4,820,888	$4,553,458	$4,683,493	$16.17
Net Operating Income	$4,296,160	$3,405,233	$4,087,644	$5,360,702	$5,778,478	$19.95
Capital Expenditures	0	0	0	0	57,916	0.20
TI/LC	0	0	0	0	121,029	0.42
Net Cash Flow	$4,296,160	$3,405,233	$4,087,644	$5,360,702	$5,599,532	$19.34

Occupancy	77.1%	71.2%	83.1%	82.5%	85.4%
NCF DSCR(3)	1.21x	0.96x	1.15x	1.50x	1.57x
NOI Debt Yield(3)	8.0%	6.4%	7.6%	10.0%	10.8%
(1)	Based on the underwritten rent rolls dated as of January 5, 2026.
(2)	UW Occupancy % represents the economic occupancy.
(3)	Metrics are based on the Crossroads I, II, & IV Whole Loan.

A-3-122

Mixed Use – Office/Retail/Multifamily 800 F Street Northwest Washington, DC 20004	Collateral Asset Summary – Loan No. 14 Historic Row (800 F Street NW)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 67.9% 1.51x 11.2%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use - Office/Retail/Multifamily
Borrower Sponsor(s)(1):	Norman Jemal	Collateral:	Fee
Borrower(s):	Jemal's Historic Row L.L.C.	Location:	Washington, DC
Original Balance:	$32,000,000	Year Built / Renovated:	1875 / 2001
Cut-off Date Balance:	$32,000,000	Property Management:	LPC Commercial Services, Inc. and Borger Management, Inc.
% by Initial UPB:	2.7%	Size(4):	120,860 SF
Interest Rate:	6.88000%	Appraised Value (As Is) / Per SF:	$47,100,000 / $390
Note Date:	February 17, 2026	Appraisal Date:	January 2, 2026
Original Term:	60 months	Occupancy(5):	76.5% (as of 10/31/2025, 2/6/2026)
Amortization:	Interest Only	UW Economic Occupancy:	76.1%
Original Amortization:	NAP	Underwritten NOI(6):	$3,577,874
Interest Only Period:	60 months	Underwritten NCF:	$3,364,613
First Payment Date:	April 6, 2026
Maturity Date:	March 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(6):	$1,946,501 (TTM November 30, 2025)
Additional Debt Balance:	NAP	2024 NOI(6):	$1,592,489
Call Protection:	L(24),D(30),O(6)	2023 NOI(6):	$1,174,984
Lockbox / Cash Management:	Hard / In Place	2022 NOI(6):	$295,630

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$265
Taxes:	$247,500	$36,862	NAP	Maturity Date Loan / SF:	$265
Insurance(2):	$0	Springing	NAP	Cut-off Date LTV:	67.9%
Replacement Reserves:	$0	$4,912	NAP	Maturity Date LTV:	67.9%
TI / LC:	$0	$12,500	NAP	UW NOI DY:	11.2%
Deferred Maintenance:	$113,300	$0	NAP	UW NCF DSCR:	1.51x
Other(3):	$1,897,770	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,000,000	89.1%	Loan Payoff	$32,825,447	91.4%
Preferred Equity	$3,500,000	9.7	Upfront Reserves	2,258,570	6.3
Borrower Sponsor Equity	420,024	1.2	Closing Costs	743,082	2.1
			Other Uses(7)	92,925	0.3
Total Sources	$35,920,024	100.0%	Total Uses	$35,920,024	100.0%
(1)	The borrower sponsor is an affiliate of the borrower sponsor under the Seneca One mortgage loan, which is also being contributed to the Benchmark 2026-V21 securitization.
(2)	At the option of the lender, if the liability or casualty policy maintained by the borrower is not an approved blanket or umbrella policy, or if the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies. At origination, a blanket policy was in place.
(3)	Other Initial Reserves are comprised of (i) an initial unfunded obligations reserve of $1,314,578, and (ii) an upfront free rent reserve of approximately $583,192.
(4)	Size is comprised of 65,515 square feet of office space, 40,262 square feet of retail space, and 15,083 square feet of multifamily space representing nine multifamily units.
(5)	Occupancy represents the total occupancy by square foot of the office, retail, and multifamily components of the Historic Row (800 F Street NW) property.
(6)	Increase in Historical NOI and from Most Recent NOI to Underwritten NOI is primarily attributable to lease-up following the borrower sponsor repositioning the Historic Row (800 F Street NW) property from the International Spy Museum in 2019 which was delayed by the onset of the COVID-19 pandemic. This includes executing five new leases since April 2025 accounting for 38,636 square feet and $1,770,620 of underwritten base rent.
(7)	Other Uses represent closing costs related to the preferred equity. See “Certain Terms of the Mortgage Loan—Additional Indebtedness—Preferred Equity” in the Preliminary Prospectus.

A-3-123

Mixed Use – Office/Retail/Multifamily 800 F Street Northwest Washington, DC 20004	Collateral Asset Summary – Loan No. 14 Historic Row (800 F Street NW)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 67.9% 1.51x 11.2%

The following table presents certain information relating to the residential unit mix at the Historic Row (800 F Street NW) property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Market Rent Per Unit(2)
1BR/1BA	1	11.1%	1	100.0%	995	$2,485	$2,485
1BR/1BA - Study	1	11.1%	1	100.0%	1,372	$3,270	$3,270
2BR/2BA	3	33.3%	3	100.0%	1,763	$4,026	$4,029
2BR/2BA - Study	4	44.4%	3	75.0%	1,857	$4,118	$4,115
Total/Wtd. Avg.	9	100.0%	8	88.9%	1,676	$3,774	$3,811
(1)	Based on the underwritten rent roll dated February 6, 2026. Average Monthly Rental Rate is based on occupied units.
(2)	Source: Appraisal.

A-3-124

Mixed Use – Office/Retail/Multifamily 800 F Street Northwest Washington, DC 20004	Collateral Asset Summary – Loan No. 14 Historic Row (800 F Street NW)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 67.9% 1.51x 11.2%

The following table presents certain information relating to the largest commercial tenants by underwritten base rent at the Historic Row (800 F Street NW) property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)(3)	% of Portfolio Net Rentable Area(3)	U/W Base Rent(4)	U/W Base Rent Per SF(3)	% of Portfolio U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Option
Major Tenants Retail
DSU District of Columbia LLC	NR/NR/NR	21,845	20.7%	884,340	$40.48	21.2%	6/30/2037	N	2 x 5 yr
Shake Shack	NR/NR/NR	3,205	3.0%	551,404	$172.05	13.2%	6/30/2028	N	1 x 5 yr
Nando's Restaurant Group, Inc.(5)	NR/NR/NR	3,379	3.2%	263,632	$78.02	6.3%	4/30/2038	N	1 x 5 yr
Total Major Retail Tenants		28,429	26.9%	$1,699,377	$59.78	40.8%
Major Tenants-Office
New Venture Fund	NR/NR/NR	17,121	16.2%	640,625	$37.42	15.4%	4/30/2031	N	1 x 5 yr
The Raben Group	NR/NR/NR	7,118	6.7%	413,927	$58.15	9.9%	5/8/2035	Y(6)	1 x 5 yr
Leadership Connect Inc	NR/NR/NR	7,706	7.3%	394,933	$51.25	9.5%	8/31/2030	Y(7)	1 x 5 yr
Atlas Crossing LLC	NR/NR/NR	5,872	5.6%	312,978	$53.30	7.5%	3/31/2034	N	1 x 5 yr
Nando's Restaurant Group, Inc.(5)	NR/NR/NR	5,019	4.7%	277,802	$55.35	6.7%	8/31/2039	N	1 x 5 yr
ZDS, Inc.	NR/NR/NR	4,949	4.7%	253,636	$51.25	6.1%	6/30/2031	N	1 x 5 yr
Cigar Association of America(8)	NR/NR/NR	2,988	2.8%	168,449	$56.38	4.0%	7/31/2036	Y(8)	1 x 5yr
Total Major Office Tenants		50,773	48.0%	$2,462,348	$48.50	59.2%
Total Major Tenants		79,202	74.9%	$4,161,725	$52.55	100.0%
Remaining Occupied		0	0.0%	0	$0.00	0.0%
Total Occupied		79,202	74.9%	$4,161,725	$52.55	100.0%
Vacant		26,575	25.1%
Total		105,777	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2025 and inclusive of $98,525 contractual rent steps through February 1, 2027.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	Net Rentable Area (SF) and U/W Base Rent Per SF represent SF for the commercial component of the Historic Row (800 F Street NW) property.
(4)	Each of the following tenants has abated rent as follows: (i) ZDS, Inc. ($6,000 abatement in April 2026 and $3,000 abatement in May 2026), (ii) Cigar Association of America ($14,037.38 abatement in each of January and February 2027, $14,388.31 abatement in each of January and February 2028, $14,748.02 abatement in each of January and February 2029, $15,116.72 abatement in each of January and February 2030, $15,494.64 abatement in each of January and February 2031, $15,882.00 abatement in each of January and February 2032, $16,279.05 abatement in each of January and February 2033, and $16,686.03 abatement in each of January and February 2034), (iii) The Raben Group ($17,246.94 for the months of October 2026 and November 2026), (iv) Atlas Crossing LLC ($25,445.33 abatement in beginning April 2026 through September 2026), (v) New Venture Fund ($33,750.00 abatement for the month of April 2026), and (vi) Nando’s Restaurant Group ($27,002.96 abatement from January 2038 through April 2038).
(5)	Nando’s occupies two spaces at the Historic Row (800 F Street NW) property, operating a 3,379 square foot restaurant expiring April 30, 2038 as well as a 5,019 square foot office space expiring August, 31 2039.
(6)	The Raben Group has the right to terminate its lease effective as of March 31, 2031 provided it gives 12 months prior written notice and pays a termination fee.
(7)	Leadership Connect Inc. has the right to terminate its lease effective as of October 31, 2028 provided it gives 12 months but no more than 18 months prior written notice and pays a termination fee.
(8)	Cigar Association of America has the right to terminate its lease effective as of July 31, 2032, provided that it is occupying at least 75.0% of its leased premises, gives at least nine months prior written notice and pays a termination fee.

A-3-125

Mixed Use – Office/Retail/Multifamily 800 F Street Northwest Washington, DC 20004	Collateral Asset Summary – Loan No. 14 Historic Row (800 F Street NW)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 67.9% 1.51x 11.2%

The following table presents certain information relating to the lease rollover schedule at the Historic Row (800 F Street NW) property, based on initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	3,205	3.0%	3.0%	$551,404	13.2%	$172.05	1
2029	0	0.0%	3.0%	$0	0.0%	$0.00	0
2030	7,706	7.3%	10.3%	$394,933	9.5%	$51.25	1
2031	22,070	20.9%	31.2%	$894,261	21.5%	$40.52	2
2032	0	0.0%	31.2%	$0	0.0%	$0.00	0
2033	0	0.0%	31.2%	$0	0.0%	$0.00	0
2034	5,872	5.6%	36.7%	$312,978	7.5%	$53.30	1
2035	7,118	6.7%	43.5%	$413,927	9.9%	$58.15	1
2036 & Beyond	33,231	31.4%	74.9%	$1,594,222	38.3%	$47.97	4
Vacant	26,575	25.1%	100.0%	NAP	NAP	NAP	0
Total / Wtd. Avg.	105,777	100.0%		$4,161,725	100.0%	$52.55	10
(1)	Based on the underwritten rent roll dated October 31, 2025 and inclusive of $98,525 contractual rent steps through February 1, 2027. Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.
(2)	Represents SF for the commercial component of the Historic Row (800 F Street NW) property.

A-3-126

Mixed Use – Office/Retail/Multifamily 800 F Street Northwest Washington, DC 20004	Collateral Asset Summary – Loan No. 14 Historic Row (800 F Street NW)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 67.9% 1.51x 11.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Historic Row (800 F Street NW) property:

Cash Flow Analysis(1)(2)
	2022	2023	2024	TTM 11/30/2025	U/W	U/W Per SF(3)
Base Rent	$1,539,968	$2,086,334	$2,343,130	$2,552,924	$4,063,200	$38.41
Contractual Rent Steps(4)	0	0	0	0	98,525	$0.93
Potential Income from Vacant Space	0	0	0	0	1,491,208	$14.10
Gross Potential Rent	$1,539,968	$2,086,334	$2,343,130	$2,552,924	$5,652,932	$53.44
Reimbursements	80,393	230,512	350,325	306,729	316,787	$2.99
Total Gross Income	$1,620,362	$2,316,845	$2,693,455	$2,859,653	$5,969,719	$56.44
Other Income(5)	$16,369	$59,978	$171,478	$277,808	$277,808	$2.63
Multifamily Income	$317,660	$354,988	$370,801	$375,707	$374,388	$41,599
(Vacancy / Credit Loss)	$0	$0	$0	$0	($1,491,208)	($14.10)
Effective Gross Income	$1,954,391	$2,731,812	$3,235,734	$3,513,168	$5,130,707	$48.50

Management Fee	91,375	123,332	152,955	167,794	153,921	$1.46
Real Estate Taxes	721,667	701,872	587,618	468,664	451,148	$4.27
Insurance	43,514	56,165	38,586	30,578	47,364	$0.45
Contract Services	213,946	152,847	277,086	239,812	239,812	$2.27
Repairs & Maintenance	170,709	140,989	151,686	186,183	186,183	$1.76
Multifamily Expenses	93,106	68,548	66,072	70,021	70,791	$7,866
Other Expenses(6)	324,444	313,075	369,242	403,615	403,615	$3.82
Total Expenses	$1,658,761	$1,556,828	$1,643,245	$1,566,667	$1,552,833	$14.68

Net Operating Income	$295,630	$1,174,984	$1,592,489	$1,946,501	$3,577,874	$33.82
Replacement Reserves	0	0	0	0	58,946	$0.56
Normalized TI/LC	0	0	0	0	154,314	$1.46
Net Cash Flow	$295,630	$1,174,984	$1,592,489	$1,946,501	$3,364,613	$31.81

Occupancy (%)	41.1%	41.6%	41.6%	74.9%(7)	76.1%(8)
NCF DSCR	0.13x	0.53x	0.71x	0.87x	1.51x
NOI Debt Yield	0.9%	3.7%	5.0%	6.1%	11.2%
(1)	Underwritten Base Rent is based on the underwritten rent roll dated October 31, 2025.
(2)	Increase in Historical NOI and from Most Recent NOI to Underwritten NOI is primarily attributable to lease-up following the borrower sponsor repositioning the Historic Row (800 F Street NW) property from the International Spy Museum in 2019 which was delayed by the onset of the COVID-19 pandemic. This includes executing five new leases since April 2025 accounting for 38,636 square feet and $1,770,620 of underwritten base rent.
(3)	U/W Per SF is based on the total commercial square footage of 105,777 for all line items except Multifamily Income and Multifamily Expenses, which is based on the nine multifamily units at the Historic Row (800 F Street NW) property.
(4)	Contractual Rent Steps are inclusive of $98,525 contractual rent steps through February 1, 2027.
(5)	Other Income includes utility reimbursements.
(6)	Other Expenses includes utilities, general and administrative expenses, and non-reimbursable expenses such as non-recoverable repairs and maintenance, trash removal, and salaries.
(7)	Represents commercial occupancy as of the underwritten rent roll dated October 31, 2025.
(8)	Represents economic occupancy.

A-3-127

Mixed Use – Office/Retail/Multifamily 800 F Street Northwest Washington, DC 20004	Collateral Asset Summary – Loan No. 14 Historic Row (800 F Street NW)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 67.9% 1.51x 11.2%

Appraisal. According to the appraisal, the Historic Row (800 F Street NW) property had an “as-is” appraised value of $47,100,000 as of January 2, 2026, as shown in the table below.

Historic Row (800 F Street NW) Appraised Value(1)
Property	Value	Capitalization Rate
Historic Row (800 F Street NW)	$47,100,000	7.50%
(1)	Source: Appraisal.

The following table presents certain information relating to comparable retail properties to the Historic Row (800 F Street NW) property:

Comparable Retail Rental Summary(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (Mos.)	Base Rent (PSF)
Historic Row 800 F Street Northwest Washington, DC	-	1875 / 2001	DSU District of Columbia LLC(2)	21,845(2)	Dec-21(2)	186(2)	$39.69(2)
Anthem Row 801 I Street NW Washington, DC	0.3 mi	1990 / NAP	City Tap House	8,685	Oct-22	180	$57.50
The Victor Building 750 9th Street NW Washington, DC	0.4 mi	1909 / 2021	Maman	3,789	Dec-22	140	$45.00
The Homer Building 601 13th Street NW Washington, DC	0.6 mi	1913 / 1990	Coffee Republic	1,763	Jul-23	120	$53.00
The Wharf - Phase II - Retail 652 Wharf Street SW Washington, DC	1.6 mi	2022 / NAP	Fogo de Chao	7,500	Nov-24	120	$62.50
2050 M Street NW 2050 M Street NW Washington, DC	1.9 mi	2020 / NAP	Dig Inn	1,760	Feb-25	136	$60.00
1901 L Street NW 1901 L Street NW Washington, DC	1.9 mi	1978 / 2018	Roasting Plant Coffee	1,772	Apr-23	134	$66.00
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated October 31, 2025. Base Rent (PSF) excludes rent steps.

A-3-128

Mixed Use – Office/Retail/Multifamily 800 F Street Northwest Washington, DC 20004	Collateral Asset Summary – Loan No. 14 Historic Row (800 F Street NW)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 67.9% 1.51x 11.2%

The following table presents certain information relating to comparable office properties to the Historic Row (800 F Street NW) property:

Comparable Office Rental Summary(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (Mos.)	Base Rent (PSF)
Historic Row 800 F Street Northwest Washington, DC	-	1875 / 2001	Leadership Connect Inc(2)	7,706(2)	Apr-25(2)	65	$50.00(2)
505 9th Street NW 505 9th Street NW Washington, DC	0.1 mi	2007 / NAP	Panasonic Corporation of North America	2,455	Jun-25	36	$55.00
777 6th Street NW 777 6th Street NW Washington, DC	0.3 mi	2007 / NAP	Forbes Tate	18,172	Nov-26	132	$58.50
Washington Center 1001 G Street NW Washington, DC	0.5 mi	1989 / NAP	Specialty Equipment Market Association	3,075	Jul-25	94	$58.00
900 7th Street NW 900 7th Street NW Washington, DC	0.8 mi	2004 / NAP	Parker Poe Adams & Bernstein LLP	13,746	Nov-25	134	$59.45

(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated October 31, 2025. Base Rent (PSF) excludes rent steps.

A-3-129

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 15 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 50.7% 2.11x 10.8%

Mortgage Loan Information		Property Information
Loan Seller:	GACC, GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use– Lab/Office
Borrower Sponsor(s)(1):	Breakthrough Properties Income Portfolio, L.P.	Collateral:	Fee
Borrower(s):	Torrey View Owner, L.L.C.	Location:	San Diego, CA
Original Balance(2):	$30,000,000	Year Built / Renovated(9):	2023-2024/NAP
Cut-off Date Balance(2):	$30,000,000	Property Management(10):	Tishman Speyer Properties, L.L.C.
% by Initial UPB:	2.5%	Size:	520,604 SF
Interest Rate(3):	4.96834477263158%	Appraised Value / Per SF(11):	$723,406,014 / $1,390
Note Date:	January 9, 2026	Appraisal Date(11):	January 5, 2026
Original Term(4):	60 months	Occupancy:	100.0% (as of November 30, 2025)
Amortization(4):	Interest Only - ARD	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(12):	$39,555,043
Interest Only Period:	60 months	Underwritten NCF:	$38,930,319
First Payment Date:	February 9, 2026
Maturity Date(4):	January 9, 2031	Historical NOI
Additional Debt Type(2):	Pari Passu / B-Notes	Most Recent NOI(12):	$9,094,033 (TTM October 31, 2025)
Additional Debt Balance(2)(5):	$336,500,000 / $98,500,000	2024 NOI(13):	NAV
Call Protection(6):	L(26),D(27),O(7)	2023 NOI(13):	NAV
Lockbox / Cash Management:	Hard / Springing	2022 NOI(13):	NAV

Reserves(7)				Financial Information(2)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF:	$704	$893
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$704	$893
Replacement Reserves:	$0	Springing	$156,181	Cut-off Date LTV:	50.7%	64.3%
TI / LC:	$0	Springing	NAP(8)	Maturity Date LTV:	50.7%	64.3%
Specified Tenant Reserve:	$21,129,162(7)	$0	NAP	UW NOI DY:	10.8%	8.5%
				UW NCF DSCR:	2.11x	1.61x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount:	$366,500,000	78.8%	Preferred Equity Payoff(14):	$340,034,733	73.1%
Subordinate Loan Amount:	98,500,000	21.2	Return of Equity	98,991,224	21.3
			Upfront Reserves:	21,129,162	4.5
			Closing Costs:	4,844,881	1.0
Total Sources:	$465,000,000	100.0%	Total Uses:	$465,000,000	100.0%
(1)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Torrey Heights Whole Loan (as defined below).
(2)	The fifteenth largest mortgage loan (the “Torrey Heights Mortgage Loan”) is part of a whole loan (the “Torrey Heights Whole Loan”). The Torrey Heights Mortgage Loan, with an aggregate outstanding principal balance of $30,000,000, is evidenced by two of the 10 pari passu senior notes with an aggregate outstanding principal balance of $366,500,000 as of the Cut-off Date (collectively, the “Torrey Heights Senior Notes”). The remainder of the Torrey Heights Whole Loan is comprised of three pari passu subordinate junior notes with an aggregate outstanding principal balance of $98,500,000 as of the Cut-off Date (the “Torrey Heights Junior Notes”). The Torrey Heights Whole Loan was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”), German American Capital Corporation (“GACC”) and Goldman Sachs Bank USA (“GSBI”).
(3)	The Torrey Heights Mortgage Loan has a weighted average interest rate of 4.96834477263158% per annum and the Torrey Heights Whole Loan has a weighted average interest rate of 5.13175188172043% per annum. The weighted average interest rate of the Torrey Heights Mortgage Loan represents the interest rate of Component A and Component B of the Torrey Heights Whole Loan (which relate to the Torrey Heights Senior Notes), and not of Component C and Component D of the Torrey Heights Whole Loan, which relate to the Torrey Heights Junior Notes. Notes A-1, A-2, and A-3 which were contributed to the TORY 2026-HGTS transaction, accrue interest at a rate of 4.96858449656751% per annum. Notes A-4-1, A-4-2, A-5, A-6-1, A-6-2, A-7, and A-8 accrue interest at a rate of 4.96834477263158% per annum.
(4)	The Torrey Heights Whole loan is structured with an anticipated repayment date (the “ARD”) five years following the note date. The final maturity for the Torrey Heights Whole Loan is January 9, 2036. Following the ARD, the interest rate of the Torrey Heights Whole Loan will increase to the greater of: (a) the sum of (i) the initial interest rate plus (ii) 2.00%, and (b) the five-year U.S. Treasury rate on the ARD plus (i) the closing date spread (which is with respect to (i) Component A, 1.18%, (ii) Component B, 1.42%, (iii) Component C, 1.71% and (iv) Component D, 2.34%) and (ii) 2.00% (the “Adjusted Interest Rate”). After the ARD, additional interest will accrue monthly in an amount equal to (a)(i) interest which accrues for the preceding interest accrual period at the Adjusted Interest Rate, minus (ii) the monthly debt service payment calculated at the initial interest rate, together with (b) interest thereon at the Adjusted Interest Rate (the “Post-ARD Additional Interest”). Following the borrower’s failure to repay the Torrey Heights Whole Loan in full on or before the ARD, on each monthly payment date thereafter, the borrower will be required to pay an amount equal to (i) the monthly debt service payment and (ii) solely to the extent of excess cash flow available and applied to Post-ARD Additional Interest, an amount equal to the Post-ARD Additional Interest. If no excess cash flow is available and applied to Post-ARD Additional Interest, such amount will be deferred and added to the debt to be paid at maturity. From and after the ARD, all excess cash flow will be applied first, to reduce the outstanding Torrey Heights Whole Loan amount to zero and then, to Post-ARD Additional Interest.
(5)	The Torrey Heights Whole Loan documents permit a direct or indirect owner of the borrower to incur a mezzanine loan secured by 100% of the ownership interests in the borrower
A-3-130

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 15 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 50.7% 2.11x 10.8%
provided that (i) the principal balance of such mezzanine loan must be in an amount not to exceed the lesser of (A) $23,250,000 and (B) an amount that, when added to the outstanding principal balance of the Torrey Heights Whole Loan, will result in a combined loan to value ratio not greater than 64.3%, a combined debt service coverage ratio not less than 1.61x and a combined net operating income debt yield not less than 8.5%. Such mezzanine loan must be coterminous with the Torrey Heights Whole Loan and provide that if it is not paid in full prior to the ARD, payments of debt service under such mezzanine loan may not be disbursed from funds on deposit in the cash management account and will instead be added to the outstanding principal balance of such mezzanine loan.
(6)	Defeasance of the Torrey Heights Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) February 9, 2029. The assumed defeasance lockout period of 26 payments is based on the anticipated closing date of the Benchmark 2026-V21 securitization in March 2026. The actual lockout period may be longer.
(7)	The Torrey Heights Whole Loan is structured with an upfront reserve of $21,129,162, encompassing outstanding leasing obligations and free rent associated with Pfizer Inc.’s lease.
(8)	The springing TI/LC reserve deposit occurs following a lease sweep period and is capped at $125 PSF of the applicable space triggering the lease sweep period.
(9)	The Torrey Heights property was completed in 2024.
(10)	The Torrey Heights property is managed by Tishman Speyer Properties, L.L.C., however, Breakthrough Spaces, L.L.C. is the Torrey Heights property’s sub-manager. The borrower sponsor is indirectly controlled by Breakthrough Properties LLC, a joint venture between Tishman Speyer and Bellco Capital.
(11)	Appraised Value of $723,406,014 represents the appraisal’s concluded "As Is (Funded Reserve)” value as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for Pfizer Inc. The actual amount reserved for this purpose was $10,242,043. The appraisal also concluded an “As Is” value, as of December 4, 2025, of $714,000,000. Based on the As Is appraised value and the Torrey Heights Senior Notes, the Appraised Value PSF, Cut-off Date LTV and Maturity Date LTV are $1,371, 51.3% and 51.3%, respectively, and based on the Torrey Heights Whole Loan are $1,371, 65.1% and 65.1%, respectively.
(12)	The increase from Most Recent NOI to Underwritten NOI is due to the Most Recent NOI period including significant free rent for substantially all tenants, all of which has now expired except for Pfizer Inc. (which has a free rent period through July 2026). All outstanding obligations have been reserved for upfront in connection with loan origination.
(13)	Historical cash flows are unavailable because the Torrey Heights property was built in 2024.
(14)	Preferred Equity Payoff refers to the payoff of a preferred equity investment from a large Japanese real estate investment firm. The preferred equity has been paid off with the net proceeds of the Torrey Heights Whole Loan.

The relationship between the holders of the Torrey Heights Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Torrey Heights Pari Passu-AB Whole Loan” in the Preliminary Prospectus. The Torrey Heights Whole Loan is serviced under the trust and servicing agreement for the TORY 2026-HGTS securitization trust. See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Torrey Heights Whole Loan:

Torrey Heights Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$144,900,000	$144,900,000	TORY 2026-HGTS	Yes
A-2	$48,300,000	$48,300,000	TORY 2026-HGTS	No
A-3	$48,300,000	$48,300,000	TORY 2026-HGTS	No
A-4-1	$42,000,000	$42,000,000	BANK5 2026-5YR20	No
A-4-2(1)	$8,000,000	$8,000,000	JPMCB	No
A-5(1)	$25,000,000	$25,000,000	JPMCB	No
A-6-1	$15,000,000	$15,000,000	Benchmark 2026-V21	No
A-6-2	$10,000,000	$10,000,000	Benchmark 2026-V20	No
A-7	$15,000,000	$15,000,000	Benchmark 2026-V21	No
A-8	$10,000,000	$10,000,000	Benchmark 2026-V20	No
Total Senior Notes	$366,500,000	$366,500,000
B-1	$59,100,000	$59,100,000	TORY 2026-HGTS	No
B-2	$19,700,000	$19,700,000	TORY 2026-HGTS	No
B-3	$19,700,000	$19,700,000	TORY 2026-HGTS	No
Total Junior Notes	$98,500,000	$98,500,000
Whole Loan	$465,000,000	$465,000,000
(1)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

A-3-131

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 15 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 50.7% 2.11x 10.8%

The following table presents certain information relating to tenancy at the Torrey Heights property based on underwritten base rent:

Tenant Summary(1)
Tenant	Ratings (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
Pfizer Inc.	NR/A/A2	230,132	44.2%	$18,896,981	$82.11	45.6%	3/30/2039	Y(3)	2 x 7 Yr
Becton Dickinson and Company	BBB/BBB/Baa2	220,270	42.3%	$16,319,804	$74.09	39.4%	7/31/2036	N	2 x 5 Yr
Actio Biosciences, Inc.	NR/NR/NR	27,502	5.3%	$2,538,388	$92.30	6.1%	2/28/2035	N	1 x 5 Yr
Architect Therapeutics, Inc.	NR/NR/NR	29,734	5.7%	$2,460,494	$82.75	5.9%	9/30/2031	N	1 x 5 Yr
Charles River Laboratories Inc	BBB-/BB/Ba2	12,966	2.5%	$1,180,233	$91.03	2.9%	3/31/2037	N	1 x 5 Yr
		520,604	100.0%	$41,395,900	$79.52	100.0%
Vacant Space		0	0.0
Collateral Total		520,604	100.0%

(1)	Based on the underwritten rent roll dated November 30, 2025.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Pfizer Inc. (“Pfizer”) has a one-time option to reduce its occupancy by one floor in either Building A or Building B, effective July 31, 2036 (the “Contraction Date”), subject to a contraction fee equal to the prorated share, based on the net rentable area of the floor being terminated compared to the total square footage, of (i) the unamortized portion of the tenant improvement allowance contributed by the borrower, which is not to exceed $350 per rentable SF, and brokerage commissions payable as of the Contraction Date, amortized on a straight-line basis over the initial term, plus (ii) 8% annual interest on the foregoing.

The following table presents certain information relating to the lease rollover schedule at the Torrey Heights property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	29,734	5.7%	5.7%	$2,460,494	5.9%	$82.75	1
2032	0	0.0%	5.7%	$0	0.0%	$0.00	0
2033	0	0.0%	5.7%	$0	0.0%	$0.00	0
2034	0	0.0%	5.7%	$0	0.0%	$0.00	0
2035	27,502	5.3%	11.0%	$2,538,388	6.1%	$92.30	1
2036 & Beyond	463,368	89.0%	100.0%	$36,397,018	87.9%	$78.55	3
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	520,604	100.0%		$41,395,900	100.0%	$79.52	5
(1)	Based on the underwritten rent roll dated November 30, 2025. Certain tenants may have termination or contraction options that are not taken into account in the Lease Rollover Schedule.

A-3-132

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 15 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 50.7% 2.11x 10.8%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Torrey Heights property:

Torrey Heights Cash Flow Analysis(1)
	TTM 10/31/2025 (2)(3)	UW(2)	UW PSF
Rents In Place	$36,643,474	$40,189,530	$77.20
Rent Steps	$0	$1,206,371	$2.32
Straight Line IG Rent Steps	$0	$2,013,004	$3.87
Gross Potential Rent	$36,643,474	$43,408,904	$83.38
Vacancy	$0	($2,844,228)	($5.46)
Free Rent	($20,002,090)	$0
Expense Reimbursement(4)	$6,650,105	$13,475,655	$25.88
Effective Gross Income	$23,291,490	$54,040,332	$103.80

Real Estate Taxes	$5,021,460	$4,905,420	$9.42
Insurance	$921,111	$884,030	$1.70
Management	$916,879	$1,000,000	$1.92
Other Operating Expenses	$7,338,006	$7,695,838	$14.78
Total Expenses	$14,197,457	$14,485,288	$27.82

Net Operating Income	$9,094,033	$39,555,043	$75.98
TI/LC	$0	$520,604	$1.00
Replacement Reserves	$0	$104,121	$0.20
Net Cash Flow	$9,094,033	$38,930,319	$74.78

Occupancy %	100.0%(3)	95.0%(4)
NCF DSCR(5)	0.49x	2.11x
NOI Debt Yield(5)	2.5%	10.8%
(1)	Based on the underwritten rent roll dated November 30, 2025. Historical cash flows are unavailable because the Torrey Heights property was built in 2024.
(2)	The increase from TTM 10/31/2025 Net Operating Income to UW Net Operating Income is due to the TTM 10/31/2025 period including significant free rent for substantially all tenants, all of which has now expired except for Pfizer (which has a free rent period through July 2026). All outstanding obligations have been reserved for upfront in connection with loan origination.
(3)	Pfizer’s reimbursement did not commence until October 2025. Additionally, reimbursements are subject to true-ups at the end of the calendar year. As a result, the expense reimbursements for TTM October 2025 reflect December 2024 figures.
(4)	UW assumes an in-place vacancy rate of 5.0%. As of November 30, 2025, the Torrey Heights property was 100.0% occupied.
(5)	Based on the Torrey Heights Senior Notes. The UW NCF DSCR and UW NOI Debt Yield based on the Torrey Heights Whole Loan are 1.61x and 8.5% respectively.

Appraisal. According to the appraisal, the Torrey Heights property has an “As Is (Funded Reserve)” appraised value of $723,406,014 as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for Pfizer. The actual amount reserved for this purpose was $10,242,043. The appraisal also concluded an “As Is” value of $714,000,000 as of December 4, 2025.

Torrey Heights Appraised Value(1)
Property	Value	Capitalization Rate
Torrey Heights	$723,406,014	5.50%
(1)	Source: Appraisal.

A-3-133

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 15 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 50.7% 2.11x 10.8%

The table below presents certain information relating to life science leases comparable to those at the Torrey Heights property identified by the appraisal:

	Comparable Life Science Lease Summary(1)
Property Name	Address	Tenant	Lease Type	Submarket	NRA (SF)	Start Date	Term (mos.)	Rent PSF (NNN)	TIs PSF	Free Rent (Mos.)
Torrey Heights	11202-11214 El Camino Real			Del Mar Heights/Torrey Hills	520,604			$79.52
Headquarters Point	4902 Headquarters Point	Mirador Therapeutics	New	Sorrento Mesa	66,569	February-25	94	$75.24	$265.00	16
Spectrum III	3013 Science Park Rd	Rayze Bio	New	Torrey Pines	61,127	January-26	120	$75.60	$250.00	3
10255 Science Center Dr.	10255 Science Center Dr.	BlossomHill Therapeutics	New	Torrey Pines	46,353	May-25	120	$78.00	$300.00	11
One Alexandria Square	10945-19045 Alexandria Wy	Altos Lab	New	Torrey Pines	158,990	April-25	180	$87.00	$305.00	0
Campus Point	10210 Campus Point Dr	Novartis	New	UTC	466,598	December-28	192	$87.00	$350.00	12
Minimum					46,353		94	$75.24	$250.00	0
Maximum					466,598		192	$87.00	$350.00	16
Weighted Average(2)					159,927		172	$84.63	$323.43	9
(1)	Source: Appraisal.
(2)	Weighted by NRA.

A-3-134

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Contacts
Role	Party and Contact Information
Depositor	GS Mortgage Securities Corporation II
	Attention: Scott Epperson	(212) 902-1000	scott.epperson@gs.com; gs-refgsecuritization@gs.com
200 West Street | New York, NY 10282 | United States
Master Servicer	KeyBank National Association
	Attention: Mike Jenkins		KeyBank_Notices@KeyBank.com
11501 Outlook Street, Suite 300 | Overland Park, KS 66211 | United States
Special Servicer	Torchlight Loan Services, LLC
	Attention: Brian Sedwitz		bsedwitz@torchlightinvestors.com
90 Park Avenue, 20th floor | New York, NY 10016 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor	BellOak, LLC
	Attention: Reporting – BMARK 2026-V21		reporting@belloakadvisors.com
1717 McKinney Avenue, 12th Floor | Dallas, TX 75202 | United States
This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
K		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-K		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
K		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-K		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-J	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-K	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Apr-26	0	0	0	0	0	0
Mar-26	0	0	0	0	0	0
Feb-26	0	0	0	0	0	0
Jan-26	0	0	0	0	0	0
Dec-25	0	0	0	0	0	0
Nov-25	0	0	0	0	0	0
Oct-25	0	0	0	0	0	0
Sep-25	0	0	0	0	0	0
Aug-25	0	0	0	0	0	0
Jul-25	0	0	0	0	0	0
Jun-25	0	0	0	0	0	0
May-25	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Modified Loan Detail

		Pre-Modification		Post-Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 25

Distribution Date:	04/17/26	Benchmark 2026-V21 Mortgage Trust
Determination Date:	04/13/26
Record Date:	03/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-V21

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 25

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ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2026 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as depositor, KeyBank National Association, as master servicer, Torchlight Loan Services, LLC, as special servicer, Computershare Trust Company, National Association, as certificate administrator and as trustee, and BellOak, LLC, as operating advisor and as asset representations reviewer.
Transaction: Benchmark 2026-V21 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V21
Operating Advisor: BellOak, LLC
Special Servicer as of December 31, 20[__]: Torchlight Loan Services, LLC
Directing Holder: Torchlight Debt Fund VIII Holdings (US), LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.
b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

1    This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after a Control Termination Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.
4.	[LIST OTHER REVIEWED INFORMATION].
5.	[INSERT IF AFTER A CONTROL TERMINATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder directly. As such,
C-2

the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

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[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex D-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under

D-1-1

applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC

D-1-2

Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to this Annex D-1, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and

D-1-3

enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)    Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)    Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)    Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)    Actions Concerning Mortgage Loan. To GSMC’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), the ESA (as defined in paragraph (40)), written litigation diligence responses provided by the related mortgagor to the related originator, the related loan agreement, and public record litigation and judgment lien searches obtained by the related originator, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)    Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Depositor or its servicer.

(15)    No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is

D-1-4

no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)    No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time

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of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)    No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

(20)    REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)    Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)    Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

(23)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

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(24)    Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)    Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)    Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e)

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as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)    Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)    Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then

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provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth on Annex D-2, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)    Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage

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Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)    Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two (2) years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)    Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)    Ground Leases. For purposes of this Annex D-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

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(b)           The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)           The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)            GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)           The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)            The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)            Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

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(k)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)            Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)    Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)    Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)    No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex D-1 (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)    Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)    Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

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(40)    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)    Appraisal. The Mortgage File or Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)    Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

(43)    Cross-Collateralization. No GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Mortgage Pool, except that each Mortgage Loan that is part of a Whole Loan is cross-collateralized and cross-defaulted with the related Companion Loan(s) and otherwise except as set forth on Schedule D-3.

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(44)    Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)    Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex D-1, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in this Annex D-1.

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Schedule D-1 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-1-16

Schedule D-2 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	CityCenter (Aria & Vdara)
13	Crossroads I, II, & IV
15	Torrey Heights
19	Del Rey Campus

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Schedule D-3 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

D-1-18

ANNEX D-2

EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	CityCenter (Aria & Vdara)	(5) Lien; Valid Assignment

The lender may, (i) sell or otherwise transfer the Mortgage Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Mortgage Loan and the Mortgage Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization (as defined below)) may only be to an Eligible Assignee or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the Mortgage Loan documents or a pool of assets that include the Mortgage Loan and the Mortgage Loan documents (a “Securitization”). “Eligible Assignee” means, as more fully defined in the Mortgage Loan documents, the lenders under the related Whole Loan, certain of their affiliates, and certain banks and other institutions, and any other entity reasonably approved by the Mortgagors; provided that in each case such entity satisfies certain eligibility requirements, including without limitation holding at least $500 million of commercial real estate loans or interests therein; provided, that during an event of default under the Whole Loan, an Eligible Assignee may be any person or entity; provided further that if there is an event of default but a Priority Payment Cessation Event has not occurred, an Eligible Assignee may not be a direct competitor of the guarantor, Blackstone Real Estate Partners IX, Blackstone Inc. or any of their respective affiliates primarily engaged in the business of owning or operating commercial real estate in the ordinary course. “Priority Payment Cessation Event” means (a) the acceleration of the Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the Mortgage Loan documents relating to all or a material portion of the applicable individual Mortgaged Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the Mortgage Loan documents.

The related master lease (the “MGM Lease”) under which MGM Lessee III, LLC is the master tenant (“MGM Tenant”) of the Mortgaged Property, provides that, unless there is an event of default of the MGM Tenant under the MGM Lease, the Mortgaged Property may not be sold to a Tenant Competitor. A “Tenant Competitor” is defined in the MGM Lease to include a person or entity or an affiliate of a person or entity which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the greater Las Vegas Strip area; provided, that a “Tenant Competitor” shall not include (x) commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any person or entity that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include gaming facilities.

8	Haven Leased Fee Portfolio	(5) Lien; Valid Assignment

The ground tenant at each of the related Mortgaged Properties has a right to purchase the fee interest in its applicable Mortgaged Property in accordance with a schedule of dates set forth in the related ground leases for a purchase price determined in accordance with such ground leases. Each purchase option is exercisable after the maturity date of the Mortgage Loan (with the first such purchase option exercisable in 2061) except that the ground tenant at the Arches Mortgaged Property has the right to purchase the fee interest in such Mortgaged Property in the event of a termination of the ground lease or dispossession of the ground tenant by summary proceedings following a default under the ground lease for an amount equal to 150% of the sum of (i) an “Inflation-Adjusted Purchase Price” equal to a base amount of $107,388,508.48 (the “Base Amount”), adjusted in accordance with a formula set forth in the related ground lease depending on the date when the Default Purchase Option is exercised (which, in no event, may be less than the Base Amount), and (ii) any remaining base rent through the next applicable purchase option date (in each instance as calculated in accordance with the ground lease).

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

In addition, the ground tenant at the Arches Mortgaged Property has a right of first offer to purchase the fee interest in such Mortgaged Property in the event of a proposed transfer of such interest. The right of first offer will become null and void and of no further force and effect from and after (i) the conveyance of the fee estate by the related Mortgagor to a third party in compliance with the requirements of the ground lease or (ii) the acquisition of the title to the fee estate by the lender.

22	Project Broadview	(5) Lien; Valid Assignment	The sole tenant at the Bass Pro Shops Mortgaged Property, Bass Pro Shops, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a bona fide unaffiliated third party. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with foreclosure sale (or similar proceeding) or deed-in-lieu of foreclosure.
28	Fairfield Inn McCandless	(5) Lien; Valid Assignment	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the related Mortgagor or a controlling affiliate of such Mortgagor to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
1	CityCenter (Aria & Vdara)	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
8	Haven Leased Fee Portfolio	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
22	Project Broadview	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
28	Fairfield Inn McCandless	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
1	CityCenter (Aria & Vdara)	(16) Insurance

With respect to all risk insurance, the deductible may be up to $1,000,000, and with respect to flood, windstorm and earthquake coverage, the deductible may not exceed 5% of the total insurable value of the applicable individual Mortgaged Property (each, an “Individual Property”), subject to a $5,000,000 minimum (provided that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and the rating agencies guaranteeing any failure by the Mortgagors to pay their obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Individual Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Individual Property). Additionally, the Mortgagors may utilize a $4,000,000 aggregate deductible subject to a $1,000,000 per occurrence deductible and a $1,000,000 maintenance deductible following the exhaustion of the aggregate and the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may not be considered customary.

The Mortgagors are not required to maintain the coverages on the Mortgaged Property required under the Mortgage Loan documents for so long as (A) the MGM Lease is in full force and effect, (B) no default by MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Lease and (C) MGM Tenant maintains insurance policies on each Individual Property that satisfy the requirements set forth in the Mortgage Loan documents (the “MGM Policies”) (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements set forth in the Mortgage Loan documents with respect to any property or terrorism deductible, provided that such deductible must be no greater than $5,000,000). Such deductible may not be considered customary.

With respect to Syndicate Insurance Ratings, the Mortgagors are only required to use commercially reasonable efforts to obtain insurance from insurance companies with the required ratings. In the event that the Mortgagors are not able to obtain insurance from insurance

D-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

companies rated at least BBB+ by S&P (and to the extent the applicable rating agency rates securities representing an interest in the Whole Loan and the applicable insurance carrier, Baa1 by Moody’s and BBB+ by Fitch), for 40% of the insurance coverage, the Mortgagors may instead obtain such insurance from insurance companies rated A:X or better in the current Best’s Insurance Reports.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the Mortgagors and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property; provided that if the total amount of proceeds payable net of applicable deductibles is $100,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds are required to be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

8	Haven Leased Fee Portfolio	(16) Insurance	The Mortgage Loan documents permit the Mortgagors to rely on the insurance provided by the related ground tenants provided that, among other conditions, such insurance satisfies the requirements set forth in the Mortgage Loan documents.
13, 19, 20, 19, 28, 29, 32 and 39	Crossroads I, II & IV Del Rey Campus Marriott Monterey Fairfield Inn McCandless Hampton Inn – Albany, GA Centre at Smith Valley 378 South 3rd Street	(16) Insurance	Mortgagor may maintain (or causes to be maintained) policies which (i) have coverages, deductibles and/or other related provisions other than those specified herein and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth herein (any such Policy, a "Non-Conforming Policy"), provided, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Mortgagor shall have (1) received Lender’s prior written consent thereto and (2) confirmed that the Rating Condition (as defined in the Mortgage Loan documents) has been satisfied with respect to any such Non-Conforming Policy.
22	Project Broadview	(16) Insurance	The Mortgage Loan documents permit the related Mortgagors to rely on the related tenants’ insurance or self-insurance provided that the conditions set forth in the Mortgage Loan documents are satisfied.
1	CityCenter (Aria & Vdara)	(24) Local Law Compliance	The Mortgagors did not covenant in the Mortgage Loan documents (so long as the Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. For so long as the MGM Lease is in full force and effect, the covenant for the Mortgagors to keep in full force and effect the licenses and permits is limited to (x) the Mortgagors not directly taking such prohibited actions (or granting their consent under the MGM Lease to permit the MGM Tenant to take such a prohibited action to the extent such action is prohibited under the MGM Lease) and (y) the Mortgagors using commercially reasonable efforts to exercise their rights under the MGM Lease to cause the MGM Tenant to satisfy its obligations under the MGM Lease.
8	Haven Leased Fee Portfolio	(24) Local Law Compliance	Certain building and fire code violations are open at the related Mortgaged Properties. In addition, current certificates of occupancy are missing at (i) the portion of the Paramus Mortgaged Property subleased to International Business and (ii) the Illustrator Mortgaged Property (collectively, the “Missing CO”). The Mortgage Loan documents require the Mortgagors to use commercially reasonable efforts to cure the open violations and obtain copies of the Missing CO.
D-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
13	Crossroads I, II, & IV	(24) Local Law Compliance	Each Mortgaged Property is subject to outstanding fire code violations. Mortgagor is obligated to remedy the violations within a time certain following the closing date and is also indemnifying Mortgagee for any issues related to such violations.
28	Fairfield Inn McCandless	(24) Local Law Compliance	The use of the Mortgaged Property as a hotel is a pre-existing legally non-conforming use, as hotel use is not a permitted use under current zoning laws. In the event of a casualty, the Mortgaged Property may be restored and the legal non-conforming use continued. Any expansion of the building or structure onto any adjoining lots is prohibited. Additionally, a non-conforming use which has been discontinued for a continuous period of one year may not be reestablished, and any future use is required to be in conformity with the provisions of the current zoning laws.
1	CityCenter (Aria & Vdara)	(25) Licenses and Permits	See exception to Representation and Warranty No. 24, above.
13	Crossroads I, II, & IV	(25) Licenses and Permits	Due to the age of the Mortgaged Property, copies of certificates of occupancy were not available for all tenant spaces, however, the absence of a certificate of occupancy is not a violation under applicable laws and will not give rise to any enforcement action.
32	Centre at Smith Valley	(25) Licenses and Permits	Due to the age of the Mortgaged Property, copies of certificates of occupancy were not available for all tenant spaces, however, the absence of a certificate of occupancy is not a violation under applicable laws and will not give rise to any enforcement action.
1	CityCenter (Aria & Vdara)	(26) Recourse Obligations

Clause (a)(i) – The full recourse carveouts do not cover acquiescence by the Mortgagors.

Clause (a)(ii) is limited to collusion in writing.

Clause (a)(iii) is not a full recourse item (but loss recourse).

The non-recourse carveout guarantor’s liability with respect to the bankruptcy related full recourse carveout, including clause (a)(i) and (a)(ii) above, is limited to 10% of the outstanding amount of the related Whole Loan as of the date that the first full recourse event occurs, plus costs of enforcement.

Clause (b)(i) – There is no loss carveout for misappropriation of security deposits. There is only a loss carveout for rents received with respect to the property paid more than one month in advance.

Additionally, all recourse under clause (b)(i) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Mortgage Loan documents or applied to pay other obligations required to be paid pursuant to the Mortgage Loan documents, or otherwise delivered to the lender.

With respect to clause (b)(iii), there is no separate environmental indemnitor with respect to the Mortgage Loan.

With respect to clause (b)(iii), breaches of environmental covenants do not trigger recourse to the guarantor except, subject to a cap equal to a coverage limit of at least $25,000,000 for each incident and a combined aggregate of $25,000,000, to the extent that (A) the Mortgaged Property is not subject to the MGM Lease and (B) the Mortgagors obtain environmental insurance against claims for pollution and remediation legal liability (the “PLL Policies”) that does not run through the date that is at least two years past the date of repayment of the Mortgage Loan (the “Required PLL Period”) and the Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability under the environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

D-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

With respect to clause (b)(iv) recourse for waste is limited to willful misconduct of Mortgagors or any of their affiliates that are controlled by the guarantor which results in physical damage or waste.

8	Haven Leased Fee Portfolio	(26) Recourse Obligations	The Mortgage Loan becomes full recourse to the Mortgagor and guarantor in the event of any voluntary transfer of a material portion of any Mortgaged Property.
15	Torrey Heights	(26) Recourse Obligations	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
20	Marriott Monterey	(26) Recourse Obligations	The springing recourse obligations and recourse for losses and damages are provided solely by Mortgagor. There is no separate guarantor.
All GSMC Mortgage Loans	All GSMC Mortgage Loans	(27) Mortgage Releases	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
1	CityCenter (Aria & Vdara)	(27) Mortgage Releases	The Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of the Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagors may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the least of one of the following amounts: (i) the net condemnation proceeds plus the net proceeds of any arm’s length sale of the released portion of such Individual Property to an unrelated entity, (ii) the fair market value of the released portion of such Individual Property at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the Lender receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the related release of the lien.
8	Haven Leased Fee Portfolio	(27) Mortgage Releases	If the Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagors may be able to avoid having to pay down the Mortgage Loan if they deliver an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
1	CityCenter (Aria & Vdara)	(28) Financial Reporting and Rent Rolls

For so long as the MGM Lease is in effect, the Mortgagors must deliver the annual financial statements of MGM Tenant and any subtenant under a sublease to the MGM Lease on a combined basis. For so long as the Mortgaged Property is not subject to the MGM Lease, the Mortgagors are required to furnish to the lender annually a complete copy of the Mortgagors’ (or, at the Mortgagors’ election, any 100% direct or indirect owner of the Mortgagors that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in the Mortgagors) annual financial statements.

There is an obligation to deliver trailing 12-month and year to date operating statements on a quarterly basis but operating statements are not part of the annual reporting package.

There is no obligation to deliver a rent roll.

Annual financial statements only required to be delivered commencing with the 2026 calendar year and annually thereafter.

1	CityCenter (Aria & Vdara)	(29) Acts of Terrorism Exclusion

For so long as the Mortgaged Property is subject to the MGM Lease, the Mortgagors are permitted to rely on terrorism insurance provided by the MGM Tenant. Such insurance may have a deductible of up to $5,000,000.

Terrorism insurance may be written by a non-rated captive insurer.

In addition, all exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	CityCenter (Aria & Vdara)	(30) Due on Sale or Encumbrance

The Mortgage Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” means (i) any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor or (ii) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor. “Initial Sponsor” means certain Blackstone funds specified or described in the Mortgage Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents. “RIC Investor” means Realty Income Corporation (or any successor thereto by operation of law (whether through a merger, consolidation or similar transaction)).

The Mortgage Loan documents provide that none of the Mortgagors, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagors up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagors or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. Notwithstanding the foregoing, no consent of the lender is required in connection with (i) any foreclosure of any pledge of an indirect equity interest in the Mortgagors or (ii) exercise of remedies or acquisition of control by a provider of preferred equity or debt to an indirect owner of the Mortgagors that may or may not result in a change of control of the Mortgagors and no assumption fee will be payable in connection therewith; provided that (x) the foreclosing party or the party acquiring control of the Mortgagors or exercising remedies is an eligible assignee (or with respect to preferred equity, a permitted assumption party) that is able to satisfy certain conditions, including remaking representations and covenants relating to embargoed persons.

Upon satisfaction of certain conditions set forth in the Mortgage Loan documents, a sale or pledge of the direct or indirect equity interests in the Mortgagors is permitted without lender consent provided that after giving effect to such sale or pledge, (A) (i) one or more of the entities comprising any Initial Sponsor and/or a Blackstone fund entity, (ii) the RIC Investor, (iii) following a permitted assumption, a permitted assumption party or (iv) following a public sale, a public vehicle (each, an “Approved Control Party”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest. The “Required Ownership Interest” means (i) for so long as one or more entities comprising an Approved Control Party individually or collectively controls the Mortgagors and the mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagors and the mezzanine borrower, or (ii) in the event that an Approved Control Party does not individually or collectively control the Mortgagors and the mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagors and the mezzanine borrower.

In the event that any gaming authority requires the Mortgagors or their direct or indirect owner to apply for a gaming license in connection with their ownership of the Mortgaged Property, the Mortgagors may, without the lender’s consent, implement a “voteco” structure which would result in (A) 100% of the voting membership interests in the Mortgagors (or a direct or indirect owner of the Mortgagors) being owned by a Voteco Entity, (B) Voteco Entity thereafter controlling the Mortgagors, and (C) the direct or indirect economic interests in the Mortgagors continuing to be owned in accordance with the requirements of the Mortgage Loan documents, provided that certain conditions are satisfied, including that no event of default is continuing. A “Voteco Entity” means a newly formed Delaware limited liability company that would (i) control the Mortgagors and (ii) be 100% owned and controlled by one or more senior management officers of the sponsor, or if a replacement guarantor has executed and delivered a replacement guaranty substantially in the form of the guaranty or otherwise in form reasonably satisfactory to the lender in accordance with the terms and provisions of the Mortgage Loan documents, one or more senior management officers of the applicable qualified transferee, in each case, that satisfies applicable gaming laws.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	400 Arcola Road	(31) Single-Purpose Entity	The Mortgagor owned property adjacent to the Mortgaged Property prior to submitting the deed of such Mortgaged Property for recording in connection with the loan origination. Upon creation of the new tax lots, the deeds to the non-collateral property were recorded and from and after such date, the Mortgagor owned only the Mortgaged Property. The Mortgage Loan documents provide recourse for any losses related to the Mortgagor’s ownership of such property.
13	Crossroads I, II, & IV	(31) Single-Purpose Entity	All Mortgagors are recycled single-purpose entities. Historical activities of each Mortgagor was limited to owning the Mortgaged Property with the exception of Plantation Crossroads I LLC and Plantation Crossroads II LLC, who owned a vacant tract immediately adjacent to its portion of the Mortgaged Property, which was sold to a developer as of the origination date of the Mortgage Loan.
2	400 Arcola Road	(32) Defeasance	In connection with a defeasance, the Mortgagors’ obligation to pay servicing fees is capped at $35,000.
8	Haven Leased Fee Portfolio	(32) Defeasance	In connection with a defeasance, the Mortgagors’ obligation to pay servicing fees is capped at $25,000.

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ANNEX E-1

CITI REAL ESTATE FUNDING INC., GERMAN AMERICAN CAPITAL CORPORATION, BARCLAYS
CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL, REPRESENTATIONS AND
WARRANTIES

Each of CREFI, GACC, Barclays and BMO (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex E-2 through Annex E-5, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex E-1 and the related exceptions set forth in Annex E-2 through Annex E-5, as applicable, exclude the GSMC Mortgage Loans and with respect to each of CREFI, GACC, Barclays and BMO, exclude the other such Mortgage Loan Seller’s Mortgage Loans. In addition, solely for purposes of this Annex E-1 and the related exceptions set forth in Annex E-2 through Annex E-5, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a

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proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2 through Annex E-5 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

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(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1 to Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

(8)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

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(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)    Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)    Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)    Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)    Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), the ESA (as defined in paragraph (40)), written litigation diligence responses provided by the related mortgagor to the related originator, the related loan agreement, and public record litigation and judgment lien searches obtained by the related originator, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the

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security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)    Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(15)    No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

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If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of

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separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)    No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)    No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)    REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

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(21)    Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)    Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

(23)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)    Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)    Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)    Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

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(27)    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

(28)    Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)    Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) did not, as of the date of origination of

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the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2 through Annex E-5, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth in Annex E-2 through Annex E-5, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1 to Annex E-1, or future permitted mezzanine debt in each case as set forth on Schedule E-2 to Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)    Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for

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the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)    Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two (2) years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)    Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(34)    Ground Leases. For purposes of this Annex E-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not

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restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)           The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)           The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)            The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)           A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)            The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)            Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it

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having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)            Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)    Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)    Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)    No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)    Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)    Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

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(40)    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer or insurers rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)    Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)    Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)    Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Mortgage Pool, except that each Mortgage Loan that is part of a Whole Loan is cross-collateralized and cross-defaulted with the related Companion Loan(s) and otherwise except as set forth on Schedule E-3.

(44)    Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such

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property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee will apply for, on the issuing entity’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)    Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)    Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1-15

Schedule E-1 to Annex E-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

E-1-16

Schedule E-1 to Annex E-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

E-1-17

Schedule E-1 to Annex E-1

BARCLAYS CAPITAL REAL ESTATE INC.

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

E-1-18

Schedule E-1 to Annex E-1

BANK OF MONTREAL

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
7	Seneca One	$34,500,000

E-1-19

Schedule E-2 to Annex E-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	CityCenter (Aria & Vdara)

E-1-20

Schedule E-2 to Annex E-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	CityCenter (Aria & Vdara)
15	Torrey Heights

E-1-21

Schedule E-2 to Annex E-1

BARCLAYS CAPITAL REAL ESTATE INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

None.

E-1-22

Schedule E-2 to Annex E-1

BANK OF MONTREAL

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

None.

E-1-23

Schedule E-3 to Annex E-1

CITI REAL ESTATE FUNDING INC.

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-1-24

Schedule E-3 to Annex E-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-1-25

Schedule E-3 to Annex E-1

BARCLAYS CAPITAL REAL ESTATE INC.

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-1-26

Schedule E-3 to Annex E-1

BANK OF MONTREAL

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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ANNEX E-2

EXCEPTIONS TO CITI REAL ESTATE FUNDING INC. REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
3	City Foundry STL	(3) Mortgage Provisions	The lender has agreed with FoPa Master Tenant LLC (the “Foundry Master Lessee”) that in the event that the lender forecloses on the Mortgage Loan prior to the expiration date of the historic tax credit recapture period, which expiration date is expected to be July 31, 2028, the master lease for the Mortgaged Property between the borrower and the Master Lessee (the “Foundry Master Lease”) will remain in effect and not be terminated.
1	CityCenter (Aria & Vdara)	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance

The lender may, (i) sell or otherwise transfer the Mortgage Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Mortgage Loan and the Mortgage Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization (as defined below)) may only be to an Eligible Assignee or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the Mortgage Loan documents or a pool of assets that include the Mortgage Loan and the Mortgage Loan documents (a “Securitization”). “Eligible Assignee” means, as more fully defined in the Mortgage Loan documents, the lenders under the related Whole Loan, certain of their affiliates, and certain banks and other institutions, and any other entity reasonably approved by the Mortgagors; provided that in each case such entity satisfies certain eligibility requirements, including without limitation holding at least $500 million of commercial real estate loans or interests therein; provided, that during an event of default under the Whole Loan, an Eligible Assignee may be any person or entity; provided further that if there is an event of default but a Priority Payment Cessation Event has not occurred, an Eligible Assignee may not be a direct competitor of the guarantor, Blackstone Real Estate Partners IX, Blackstone Inc. or any of their respective affiliates primarily engaged in the business of owning or operating commercial real estate in the ordinary course. “Priority Payment Cessation Event” means (a) the acceleration of the Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the Mortgage Loan documents relating to all or a material portion of the applicable individual Mortgaged Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the Mortgage Loan documents.

The related master lease (the “MGM Lease”) under which MGM Lessee III, LLC is the master tenant (“MGM Tenant”) of the Mortgaged Property, provides that, unless there is an event of default of the MGM Tenant under the MGM Lease, the Mortgaged Property may not be sold to a Tenant Competitor. A “Tenant Competitor” is defined in the MGM Lease to include a person or entity or an affiliate of a person or entity which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the greater Las Vegas Strip area; provided, that a “Tenant Competitor” shall not include (x) commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any person or entity that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include gaming facilities.

11	REVA Portfolio 2.0	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance

If the Mortgagor receives a bona fide offer from a third party to purchase the UBC (I, II & IV) Mortgaged Property, before accepting such offer, the Mortgagor must first provide written notice to the County of Hillsborough, a tenant at the UBC (I, II & IV) Mortgaged Property, who has five business days from receipt of such notice to accept or reject the offer upon the same terms and conditions set forth therein. If the County of Hillsborough rejects the offer and the sale is not ultimately

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

consummated within 180 days, the right of first refusal reinstates and applies to all subsequent offers received by the Mortgagor. Pursuant to the terms of the lease, the lease and the right of first refusal is subordinate to any future mortgages; provided that the mortgagor agreed in the mortgage not to terminate the lease when exercising its remedies thereunder. The lease is silent as to whether a foreclosure is or is not an offer triggering the right of first refusal. The right of first refusal is not extinguished by foreclosure and would apply to subsequent offers received from bona fide third parties after any foreclosure.

The Mortgagor will not, directly or indirectly, offer for sale or sell all or any portion of the TIBC 1 (A&C) Mortgaged Property without providing LIT Creation Idlewild, LLC (“LIT”) at least 30 days’ prior written notice of the Mortgagor’s intent to cause a sale (the “Sale Notice”). LIT must respond to such offer within 10 business days of receipt of the Sale Notice detailing the proposed purchase price (the “ROFO Offer”). The Mortgagor must either reject or accept LIT’s offer within 10 business days of receipt of the ROFO Offer. If the Mortgagor rejects the ROFO Offer, the Mortgagor may proceed with the sale except that the Mortgagor may not sell at a purchase price less than 97% of the purchase price set forth in the ROFO Offer without first re-offering the sale to LIT at such reduced price. If the Mortgagor fails to accept or reject the ROFO Offer or does not complete the sale within six months of delivery of the Sale Notice, then the right of first offer reinstates and applies to all subsequent proposed sales of all or a portion of the TIBC 1 (A&C) Mortgaged Property. If only a portion of the TIBC 1 (A&C) Mortgaged Property is sold, the right of first offer continues to apply to the remaining portion of the TIBC 1 (A&C) Mortgaged Property not sold. Pursuant to a subordination and waiver agreement, LIT has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage, whether by the lender or the servicer thereof; however, the validity of the right of first offer continues thereafter and would apply to subsequent transfers.

3	City Foundry STL	(7) Junior Liens	The Mortgagor is the borrower under a $15,000,000 loan from SLU Blocker I, Inc. that is secured by the Mortgaged Property (the “SLU Loan”). The SLU Loan was originated prior to the Mortgage Loan and has been subordinated to the Mortgage Loan pursuant to (i) an Intercreditor Agreement, and (ii) a Subordination of Deed of Trust, each entered into at origination. The SLU Loan expires February 11, 2031, and accrues interest at the rate of 8.25% per annum. Provided no cash management trigger period or event of default under the Mortgage Loan documents is in effect, the Mortgagor is permitted to make payments of accrued and unpaid interest on the SLU Loan.
14	Historic Row (800 F Street)	(7) Junior Liens	A Tide Realty entity (the “Investor”) made a $3,500,000 investment into the Mortgagor through a joint venture with the borrower sponsor (the “JV Entity”). The JV Entity has Class A and Class B members. The Investor is entitled to an 18% cumulative, compounding preferred return on its investment. If monthly cash flow is insufficient, unpaid amounts accrue; provided that nonpayment does not trigger default or a change of control. The initial term is five years, with two six-month extension options. The Investor has typical major decision consent rights, including but not limited to any sale, refinancing, or transfer (except to pay off the preferred equity), and amendments to senior loan documents; provided, however, the Investor cannot force a sale until after the lockout period under the Mortgage Loan documents. Upon an event of default under the Mortgage Loan documents, the Investor may step in, replace the property manager, control bank accounts, exercise voting rights, force a sale, or convert to a controlling equity position. The preferred equity position is personally guaranteed by Norman Jemal, the borrower sponsor and non-recourse carveout guarantor under the Mortgage Loan, and Matthew Jemal.
1	CityCenter (Aria & Vdara)	(16) Insurance

With respect to all risk insurance, the deductible may be up to $1,000,000, and with respect to flood, windstorm and earthquake coverage, the deductible may not exceed 5% of the total insurable value of the applicable individual Mortgaged Property (each, an “Individual Property”), subject to a $5,000,000 minimum (provided that, if the non-recourse carveout guarantor provides a guaranty acceptable to the

E-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

lender and the rating agencies guaranteeing any failure by the Mortgagors to pay their obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Individual Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Individual Property). Additionally, the Mortgagors may utilize a $4,000,000 aggregate deductible subject to a $1,000,000 per occurrence deductible and a $1,000,000 maintenance deductible following the exhaustion of the aggregate and the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may not be considered customary.

The Mortgagors are not required to maintain the coverages on the Mortgaged Property required under the Mortgage Loan documents for so long as (A) the MGM Lease is in full force and effect, (B) no default by MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Lease and (C) MGM Tenant maintains insurance policies on each Individual Property that satisfy the requirements set forth in the Mortgage Loan documents (the “MGM Policies”) (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements set forth in the Mortgage Loan documents with respect to any property or terrorism deductible, provided that such deductible must be no greater than $5,000,000). Such deductible may not be considered customary.

With respect to Syndicate Insurance Ratings, the Mortgagors are only required to use commercially reasonable efforts to obtain insurance from insurance companies with the required ratings. In the event that the Mortgagors are not able to obtain insurance from insurance companies rated at least BBB+ by S&P (and to the extent the applicable rating agency rates securities representing an interest in the Whole Loan and the applicable insurance carrier, Baa1 by Moody’s and BBB+ by Fitch), for 40% of the insurance coverage, the Mortgagors may instead obtain such insurance from insurance companies rated A:X or better in the current Best’s Insurance Reports.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the Mortgagors and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property; provided that if the total amount of proceeds payable net of applicable deductibles is $100,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds are required to be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

17	484-526 Myrtle Avenue	(16) Insurance	In the event of casualty affecting multiple units or the common elements within the buildings, the insurance proceeds are to be held for the benefit of the unit owners by an insurance trustee appointed by the respective condominium board. At the 484 Condominium and the 504 Condominium, if the casualty affects only an individual unit, and does not affect the other units of the condominium or the common elements, then the insurance proceeds are held by such unit owner or its lender. In the case of the 490 Condominium and the 504 Condominium, the insurance trustee must be any insurance company, savings bank, savings and loan association, commercial bank or trust company having an office in the Borough of Manhattan with net assets or capital surplus and undivided profits of not less than $500,000,000 and having a long term credit rating from Standard & Poor's Ratings Services of not less than "A". At the 526 Condominium the insurance trustee must be a bank or a trust company, in either event having both an office in the City of New
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
York and a capital surplus and undivided profits of $100,000,000 or more.
All CREFI Mortgage Loans	All CREFI Mortgage Loans	(16) Insurance	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
1	CityCenter (Aria & Vdara)	(24) Local Law Compliance; (25) Licenses and Permits	The Mortgagors did not covenant in the Mortgage Loan documents (so long as the Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. For so long as the MGM Lease is in full force and effect, the covenant for the Mortgagors to keep in full force and effect the licenses and permits is limited to (x) the Mortgagors not directly taking such prohibited actions (or granting their consent under the MGM Lease to permit the MGM Tenant to take such a prohibited action to the extent such action is prohibited under the MGM Lease) and (y) the Mortgagors using commercially reasonable efforts to exercise their rights under the MGM Lease to cause the MGM Tenant to satisfy its obligations under the MGM Lease.
31	Central Ohio MHC Portfolio	(24) Local Law Compliance; (25) Licenses and Permits	According to the zoning reports obtained at origination of the Mortgage Loan, each of (i) the Paris Court Mortgaged Property located at 11690 West US-36, Saint Paris, Ohio and (ii) the Colonial Hills Mortgaged Property located at 10220 North County Road 25A, Piqua, Ohio are legal non-conforming as to mobile park use.
17	484-526 Myrtle Avenue	(24) Local Law Compliance; (25) Licenses and Permits	The Mortgaged Property received a violation from the New York City Department of Buildings claiming that the use of the tenant Dogtopia is contrary to the certificate of occupancy. Mortgagor, Dogtopia and Mortgagor’s architect are contesting the violation. According to the borrower’s architect, the certificate of occupancy for the Mortgaged Property would need to be amended to reflect Dogtopia’s use. Pursuant to the terms of Dogtopia’s lease, all costs associated with this process are the obligation of Dogtopia and Dogtopia is not relieved of any of its obligations under the lease (including the payment of rent).
37	730 Madison Avenue	(24) Local Law Compliance; (25) Licenses and Permits	According to the zoning report obtained at origination of the Mortgage Loan, the Mortgaged Property is legal non-conforming as to event venue, automobile repair shop, wholesale, warehouse and indoor recreation use.
1	CityCenter (Aria & Vdara)	(26) Recourse Obligations

All recourse under clause (a)(ii) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Mortgage Loan documents or applied to pay other obligations required to be paid pursuant to the Mortgage Loan documents, or otherwise delivered to the lender.

With respect to clause (a)(iii) recourse for waste is limited to willful misconduct of borrowers or any of their affiliates that are controlled by the guarantor which results in physical damage or waste.

With respect to clause (a)(iv), breaches of environmental covenants do not trigger recourse to the guarantor except, subject to a cap equal to a coverage limit of at least $25,000,000 for each incident and a combined aggregate of $25,000,000, to the extent that (A) the Mortgaged Property is not subject to the MGM Lease and (B) the borrowers obtain environmental insurance against claims for pollution and remediation legal liability (the “PLL Policies”) that does not run through the date that is at least two years past the date of repayment of the Mortgage Loan (the “Required PLL Period”) and the borrowers fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability under the environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

With respect to clause (a)(iv), there is no separate environmental indemnitor with respect to the Mortgage Loan.

With respect to clause (b), the non-recourse carveout guarantor’s liability with respect to the bankruptcy related full recourse carveout is limited to 10% of the outstanding amount of the related Whole Loan as of the date that the first full recourse event occurs, plus costs of enforcement.

4	Energy Centre	(26) Recourse Obligations	The non-recourse carveout guarantor and environmental indemnitor is a fund that expires in June 2030. The fund’s duration may be extended in one year increments and the failure to do so during the term of the Mortgage Loan is an event of default.
All CREFI Mortgage Loans	All CREFI Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
1	CityCenter (Aria & Vdara)	(27) Mortgage Releases	The Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of the Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagors may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the least of one of the following amounts: (i) the net condemnation proceeds plus the net proceeds of any arm’s length sale of the released portion of such Individual Property to an unrelated entity, (ii) the fair market value of the released portion of such Individual Property at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the Lender receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the related release of the lien.
1	CityCenter (Aria & Vdara)	(28) Financial Reporting and Rent Rolls

For so long as the MGM Lease is in effect, the Mortgagors must deliver the annual financial statements of MGM Tenant and any subtenant under a sublease to the MGM Lease on a combined basis. For so long as the Mortgaged Property is not subject to the MGM Lease, the Mortgagors are required to furnish to the lender annually a complete copy of the Mortgagors’ (or, at the Mortgagors’ election, any 100% direct or indirect owner of the Mortgagors that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in the Mortgagors) annual financial statements.

There is an obligation to deliver trailing 12-month and year to date operating statements on a quarterly basis but operating statements are not part of the annual reporting package.

There is no obligation to deliver a rent roll.

1	CityCenter (Aria & Vdara)	(29) Acts of Terrorism Exclusion

For so long as the Mortgaged Property is subject to the MGM Lease, the Mortgagors are permitted to rely on terrorism insurance provided by the MGM Tenant. Such insurance may have a deductible of up to $5,000,000.

Terrorism insurance may be written by a non-rated captive insurer.

In addition, all exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.

All CREFI Mortgage Loans	All CREFI Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
1	CityCenter (Aria & Vdara)	(30) Due on Sale or Encumbrance

The Mortgage Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” means (i) any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor

E-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

or (ii) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor. “Initial Sponsor” means certain Blackstone funds specified or described in the Mortgage Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents. “RIC Investor” means Realty Income Corporation (or any successor thereto by operation of law (whether through a merger, consolidation or similar transaction)).

The Mortgage Loan documents provide that none of the Mortgagors, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagors up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagors or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. Notwithstanding the foregoing, no consent of the lender is required in connection with (i) any foreclosure of any pledge of an indirect equity interest in the Mortgagors or (ii) exercise of remedies or acquisition of control by a provider of preferred equity or debt to an indirect owner of the Mortgagors that may or may not result in a change of control of the Mortgagors and no assumption fee will be payable in connection therewith; provided that (x) the foreclosing party or the party acquiring control of the Mortgagors or exercising remedies is an eligible assignee (or with respect to preferred equity, a permitted assumption party) that is able to satisfy certain conditions, including remaking representations and covenants relating to embargoed persons.

Upon satisfaction of certain conditions set forth in the Mortgage Loan documents, a sale or pledge of the direct or indirect equity interests in the Mortgagors is permitted without lender consent provided that after giving effect to such sale or pledge, (A) (i) one or more of the entities comprising any Initial Sponsor and/or a Blackstone fund entity, (ii) the RIC Investor, (iii) following a permitted assumption, a permitted assumption party or (iv) following a public sale, a public vehicle (each, an “Approved Control Party”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest. The “Required Ownership Interest” means (i) for so long as one or more entities comprising an Approved Control Party individually or collectively controls the Mortgagors and the mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagors and the mezzanine borrower, or (ii) in the event that an Approved Control Party does not individually or collectively control the Mortgagors and the mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagors and the mezzanine borrower.

In the event that any gaming authority requires the Mortgagors or their direct or indirect owner to apply for a gaming license in connection with their ownership of the Mortgaged Property, the Mortgagors may, without the lender’s consent, implement a “voteco” structure which would result in (A) 100% of the voting membership interests in the Mortgagors (or a direct or indirect owner of the Mortgagors) being owned by a Voteco Entity, (B) Voteco Entity thereafter controlling the Mortgagors, and (C) the direct or indirect economic interests in the Mortgagors continuing to be owned in accordance with the requirements of the Mortgage Loan documents, provided that certain conditions are satisfied, including that no event of default is continuing. A “Voteco Entity” means a newly formed Delaware limited liability company that would (i) control the Mortgagors and (ii) be 100% owned and controlled by one or more senior management officers of the sponsor, or if a replacement guarantor has executed and delivered a replacement guaranty substantially in the form of the guaranty or otherwise in form reasonably satisfactory to the lender in accordance with the terms

E-2-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
and provisions of the Mortgage Loan documents, one or more senior management officers of the applicable qualified transferee, in each case, that satisfies applicable gaming laws.
3	City Foundry STL	(34) Ground Leases

The collateral for the Mortgage Loan includes two ground leases that provide for additional parking for the Mortgaged Property (i) on a surface parking parcel (approximately 158 spaces) (the “Surface Parking Ground Lease”) and (ii) within a garage (approximately 94 spaces).

With respect to clause (c), the Surface Parking Ground Lease may be terminated by the ground lessors if the ground lessors have an opportunity to construct a building on the ground leased space that meets certain conditions .

With respect to clauses (j) and (k), the lender has no right under either ground lease that provide for additional parking at the Mortgaged Property to (i) participate in any settlement related to insurance proceeds or condemnation awards nor to (ii) control such insurance proceeds or condemnation awards.

9 and 21	Volara Apartments and Arterra Apartments	(39) Organization of Mortgagor	The Mortgagors are Affiliates under the same sponsor ownership structure.
33 and 34	117-123 Ludlow Street and Van Cortland Multifamily Portfolio	(39) Organization of Mortgagor	The Mortgagors are Affiliates under the same sponsor ownership structure.

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ANNEX E-3

EXCEPTIONS TO GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND
WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	CityCenter (Aria & Vdara)	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance

The lender may, (i) sell or otherwise transfer the Mortgage Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Mortgage Loan and the Mortgage Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization (as defined below)) may only be to an Eligible Assignee or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the Mortgage Loan documents or a pool of assets that include the Mortgage Loan and the Mortgage Loan documents (a “Securitization”). “Eligible Assignee” means, as more fully defined in the Mortgage Loan documents, the lenders under the related Whole Loan, certain of their affiliates, and certain banks and other institutions, and any other entity reasonably approved by the borrowers; provided that in each case such entity satisfies certain eligibility requirements, including without limitation holding at least $500 million of commercial real estate loans or interests therein; provided, that during an event of default under the Whole Loan, an Eligible Assignee may be any person or entity; provided further that if there is an event of default but a Priority Payment Cessation Event has not occurred, an Eligible Assignee may not be a direct competitor of the guarantor, Blackstone Real Estate Partners IX, Blackstone Inc. or any of their respective affiliates primarily engaged in the business of owning or operating commercial real estate in the ordinary course. “Priority Payment Cessation Event” means (a) the acceleration of the Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the Mortgage Loan documents relating to all or a material portion of the applicable individual Mortgaged Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the Mortgage Loan documents.

The related master lease (the “MGM Lease”) under which MGM Lessee III, LLC is the master tenant (“MGM Tenant”) of the Mortgaged Property, provides that, unless there is an event of default of the MGM Tenant under the MGM Lease, the Mortgaged Property may not be sold to a Tenant Competitor. A “Tenant Competitor” is defined in the MGM Lease to include a person or entity or an affiliate of a person or entity which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the greater Las Vegas Strip area; provided, that a “Tenant Competitor” does not include (x) commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any person or entity that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include gaming facilities.

27	New Castle Stainless	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	The single tenant has a right of first refusal (“ROFR”) to purchase the Mortgaged Property. The ROFR is not exercisable in connection with (x) any exercise of remedies pursuant to the Mortgage Loan or any mezzanine loan secured by the membership interests in the borrower, including: (i) a purchase of the Mortgaged Property (or any portion thereof) at a foreclosure sale, (ii) a transfer of the Mortgaged Property (or any portion thereof) to the lender or its designee pursuant to a deed-in-lieu of foreclosure, and (iii) a transfer of the membership interests in the borrower pursuant to a foreclosure of any such mezzanine loan, or (y) the first subsequent sale of the
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Mortgaged Property (or any portion thereof) by the lender or its designee, or by any such mezzanine lender or its designee following such foreclosure or deed-in-lieu of foreclosure. However, the ROFR would apply to subsequent transfers.
16	535 & 545 5th Avenue	(11) Condition of Property	The related engineering report is dated April 29, 2025, more than six months before origination of the Mortgage Loan.
1	CityCenter (Aria & Vdara)	(16) Insurance

With respect to all risk insurance, the deductible may be up to $1,000,000, and with respect to flood, windstorm and earthquake coverage, the deductible may not exceed 5% of the total insurable value of the applicable individual Mortgaged Property (each, an “Individual Property”), subject to a $5,000,000 minimum (provided that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and the rating agencies guaranteeing any failure by the borrowers to pay their obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Individual Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Individual Property). Additionally, the borrowers may utilize a $4,000,000 aggregate deductible subject to a $1,000,000 per occurrence deductible and a $1,000,000 maintenance deductible following the exhaustion of the aggregate and the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may not be considered customary.

The borrowers are not required to maintain the coverages on the Mortgaged Property required under the Mortgage Loan documents for so long as (A) the MGM Lease is in full force and effect, (B) no default by MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Lease and (C) MGM Tenant maintains insurance policies on each Individual Property that satisfy the requirements set forth in the Mortgage Loan documents (the “MGM Policies”) (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements set forth in the Mortgage Loan documents with respect to any property or terrorism deductible, provided that such deductible must be no greater than $5,000,000). Such deductible may not be considered customary.

With respect to Syndicate Insurance Ratings, the borrowers are only required to use commercially reasonable efforts to obtain insurance from insurance companies with the required ratings. In the event that the borrowers are not able to obtain insurance from insurance companies rated at least BBB+ by S&P (and to the extent the applicable rating agency rates securities representing an interest in the Whole Loan and the applicable insurance carrier, Baa1 by Moody’s and BBB+ by Fitch), for 40% of the insurance coverage, the borrowers may instead obtain such insurance from insurance companies rated A:X or better in the current Best’s Insurance Reports.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the borrowers and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property; provided that if the total amount of proceeds payable net of applicable deductibles is $100,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds are required to be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
26	The Addison	(16) Insurance	The insurance coverage for the Mortgaged Property does not include coverage for canine injuries at the Mortgaged Property.
1	CityCenter (Aria & Vdara)	(24) Local Law Compliance; (25) Licenses and Permits	The borrowers did not covenant in the Mortgage Loan documents (so long as the Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. For so long as the MGM Lease is in full force and effect, the covenant for the borrowers to keep in full force and effect the licenses and permits is limited to (x) the borrowers not directly taking such prohibited actions (or granting their consent under the MGM Lease to permit the MGM Tenant to take such a prohibited action to the extent such action is prohibited under the MGM Lease) and (y) the borrowers using commercially reasonable efforts to exercise their rights under the MGM Lease to cause the MGM Tenant to satisfy its obligations under the MGM Lease.
16	535 & 545 5th Avenue	(24) Local Law Compliance; (25) Licenses and Permits	Certain building and fire code violations are open at the related Mortgaged Property. The Mortgage Loan documents require the Mortgagor to cause to be remedied such open violations.
All GACC Mortgage Loans	All GACC Mortgage Loans	(26) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
1	CityCenter (Aria & Vdara)	(26) Recourse Obligations

All recourse under clause (a)(ii) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Mortgage Loan documents or applied to pay other obligations required to be paid pursuant to the Mortgage Loan documents, or otherwise delivered to the lender.

With respect to clause (a)(iii) recourse for waste is limited to willful misconduct of borrowers or any of their affiliates that are controlled by the guarantor which results in physical damage or waste.

With respect to clause (a)(iv), breaches of environmental covenants do not trigger recourse to the guarantor except, subject to a cap equal to a coverage limit of at least $25,000,000 for each incident and a combined aggregate of $25,000,000, to the extent that (A) the Mortgaged Property is not subject to the MGM Lease and (B) the borrowers obtain environmental insurance against claims for pollution and remediation legal liability (the “PLL Policies”) that does not run through the date that is at least two years past the date of repayment of the Mortgage Loan (the “Required PLL Period”) and the borrowers fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability under the environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

With respect to clause (a)(iv), there is no separate environmental indemnitor with respect to the Mortgage Loan.

With respect to clause (b), the non-recourse carveout guarantor’s liability with respect to the bankruptcy related full recourse carveout is limited to 10% of the outstanding amount of the related Whole Loan as of the date that the first full recourse event occurs, plus costs of enforcement.

15	Torrey Heights	(26) Recourse Obligations	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
All GACC Mortgage Loans	All GACC Mortgage Loans	(27) Mortgage Releases	In most cases, the Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the borrower delivers an opinion of counsel to the effect
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
1	CityCenter (Aria & Vdara)	(27) Mortgage Releases	The Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of the Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrowers may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the least of one of the following amounts: (i) the net condemnation proceeds plus the net proceeds of any arm’s length sale of the released portion of such Individual Property to an unrelated entity, (ii) the fair market value of the released portion of such Individual Property at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the lender receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the related release of the lien.
1	CityCenter (Aria & Vdara)	(28) Financial Reporting and Rent Rolls

For so long as the MGM Lease is in effect, the borrowers must deliver the annual financial statements of MGM Tenant and any subtenant under a sublease to the MGM Lease on a combined basis. For so long as the Mortgaged Property is not subject to the MGM Lease, the borrowers are required to furnish to the lender annually a complete copy of the borrowers’ (or, at the borrowers’ election, any 100% direct or indirect owner of the borrowers that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in the borrowers) annual financial statements.

There is an obligation to deliver trailing 12-month and year to date operating statements on a quarterly basis but operating statements are not part of the annual reporting package.

There is no obligation to deliver a rent roll.

All GACC Mortgage Loans	All GACC Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
1	CityCenter (Aria & Vdara)	(29) Acts of Terrorism Exclusion

For so long as the Mortgaged Property is subject to the MGM Lease, the borrowers are permitted to rely on terrorism insurance provided by the MGM Tenant. Such insurance may have a deductible of up to $5,000,000.

Terrorism insurance may be written by a non-rated captive insurer.

1	CityCenter (Aria & Vdara)	(30) Due on Sale or Encumbrance

The Mortgage Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” means (i) any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor or (ii) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor. “Initial Sponsor” means certain Blackstone funds specified or described in the Mortgage Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents. “RIC Investor” means Realty Income Corporation (or any successor thereto by operation of law (whether through a merger, consolidation or similar transaction)).

The Mortgage Loan documents provide that none of the borrowers, any mezzanine borrower, or any other direct or indirect equity holder in the borrowers up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the borrowers or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. Notwithstanding the foregoing, no consent of the lender is required in connection with (i) any

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

foreclosure of any pledge of an indirect equity interest in the borrowers or (ii) exercise of remedies or acquisition of control by a provider of preferred equity or debt to an indirect owner of the borrowers that may or may not result in a change of control of the borrowers and no assumption fee will be payable in connection therewith; provided that (x) the foreclosing party or the party acquiring control of the borrowers or exercising remedies is an eligible assignee (or with respect to preferred equity, a permitted assumption party) that is able to satisfy certain conditions, including remaking representations and covenants relating to embargoed persons.

Upon satisfaction of certain conditions set forth in the Mortgage Loan documents, a sale or pledge of the direct or indirect equity interests in the borrowers is permitted without lender consent provided that after giving effect to such sale or pledge, (A) (i) one or more of the entities comprising any Initial Sponsor and/or a Blackstone fund entity, (ii) the RIC Investor, (iii) following a permitted assumption, a permitted assumption party or (iv) following a public sale, a public vehicle (each, an “Approved Control Party”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest. The “Required Ownership Interest” means (i) for so long as one or more entities comprising an Approved Control Party individually or collectively controls the borrowers and the mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the borrowers and the mezzanine borrower, or (ii) in the event that an Approved Control Party does not individually or collectively control the borrowers and the mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the borrowers and the mezzanine borrower.

In the event that any gaming authority requires the borrowers or their direct or indirect owner to apply for a gaming license in connection with their ownership of the Mortgaged Property, the borrowers may, without the lender’s consent, implement a “voteco” structure which would result in (A) 100% of the voting membership interests in the borrowers (or a direct or indirect owner of the borrowers) being owned by a Voteco Entity, (B) Voteco Entity thereafter controlling the borrowers, and (C) the direct or indirect economic interests in the borrowers continuing to be owned in accordance with the requirements of the Mortgage Loan documents, provided that certain conditions are satisfied, including that no event of default is continuing. A “Voteco Entity” means a newly formed Delaware limited liability company that would (i) control the borrowers and (ii) be 100% owned and controlled by one or more senior management officers of the sponsor, or if a replacement guarantor has executed and delivered a replacement guaranty substantially in the form of the guaranty or otherwise in form reasonably satisfactory to the lender in accordance with the terms and provisions of the Mortgage Loan documents, one or more senior management officers of the applicable qualified transferee, in each case, that satisfies applicable gaming laws.

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ANNEX E-4

EXCEPTIONS TO BARCLAYS CAPITAL REAL ESTATE INC. REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	HKB Portfolio	(5) Lien; Valid Assignment;	The related franchisor for the Courtyard by Marriott Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the related Mortgagor or a controlling affiliate of such Mortgagor to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
18	Residence Inn Walnut Creek	(5) Lien; Valid Assignment;	The related franchisor, MIF, L.L.C, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the related Mortgagor or a controlling affiliate of such Mortgagor to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
5	HKB Portfolio	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
18	Residence Inn Walnut Creek	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
5, 18 and 38	HKB Portfolio, Residence Inn Walnut Creek and Windchase Apartments	(16) Insurance	The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Mortgage Loan documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the mortgagee’s prior written consent thereto and (ii) confirmed that the mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
5	HKB Portfolio	(16) Insurance

The Mortgage Loan documents permit (i) windstorm insurance at the Holiday Inn Miami Hialeah Mortgaged Property to be sub-limited in an amount as low as $20,000,000 (representing the limit in place for such Mortgaged Property at origination) and (ii) roof coverage to be provided on an actual cash value (as opposed to replacement cost) basis.

In addition, with respect to Holiday Inn Miami Hialeah and the Radisson Hotel Mortgaged Properties (each of which are located in a special flood hazard area) the lender only required excess flood coverage in an amount equal to $2,500,000, which is lower than the amount generally required by the lender.

5	HKB Portfolio	(24) Local Law Compliance

Certain building code and/or fire code violations are open at the Holiday Inn Miami Hialeah Mortgaged Property, the Crowne Plaza CLE Airport Mortgaged Property, the Radisson Hotel Mortgaged Property, the Araamda Inn Mortgaged Property and the Sonesta Norcross Mortgaged Property (collectively, the “Violations”). The Mortgage Loan documents require the Mortgagors to provide evidence reasonably satisfactory to the lender that the Violations have been cured and cleared of record.

In addition, the related Mortgagor has not yet delivered to the lender a final zoning report for the Courtyard by Marriott Mortgaged

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Property. The Mortgage Loan documents require the Mortgagor to (i) provide the lender with a complete and final zoning report for such Mortgaged Property and (ii) to the extent any such final zoning report discloses any violations, to provide evidence reasonably satisfactory to the lender that any such violations have been cured and cleared of record.

The Courtyard by Marriott Mortgaged Property is legal non-conforming as to use as hotel uses are no longer permitted under the current zoning code without a special land use permit and the related Mortgagor has not obtained such a permit. If a legal non-conforming use is discontinued or abandoned for six consecutive months (unless the cessation of the non-conforming use is a direct result of governmental action impeding access to the Mortgaged Property) such legal non-conforming use may not be re-established without a special land use permit.

The Days Inn College Park Mortgaged Property is legal non-conforming as to use as hotel uses are no longer permitted under the current zoning code. If a legal non-conforming use is discontinued for six months or longer (excluding any discontinuance due to government action which impedes access to the Mortgaged Property, damage resulting from fire, flood or other natural disaster or a criminal act), any subsequent use of the Mortgaged Property must conform to the current zoning code.

5	HKB Portfolio	(31) Single-Purpose Entity	The Mortgagor for the Radisson Hotel Mortgaged Property is a recycled Single-Purpose Entity that previously owned a parcel of land located adjacent to such Mortgaged Property that was transferred prior to the origination of the Mortgage Loan.
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ANNEX E-5

EXCEPTIONS TO BANK OF MONTREAL REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
7	Seneca One	(5) Lien; Valid Assignment

The largest tenant, M&T Bank, has a right of first refusal to purchase the Mortgaged Property (or any material portion of the Mortgaged Property), on the same terms and conditions provided in any bona fide offer to purchase the Mortgaged Property received by the borrowers from a third party that the borrowers are willing to accept; provided that the related lease is in full force and effect and no default under the lease exists beyond any and all applicable notice and cure periods. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Seneca One Whole Loan provides that M&T Bank’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.

In connection with a PILOT arrangement, the Mortgaged Property is subject to a mortgage to the benefit of the Erie County Industrial Development Agency (the “ECIDA”), provided, however, that the ECIDA has fully subordinated the PILOT mortgage to the lien of the Whole Loan documents except for any unpaid or past due payments due under the PILOT documents.

7	Seneca One	(6) Permitted Liens; Title Insurance	See exceptions to Representation and Warranty No. 5 above.
7	Seneca One	(16) Insurance	Subject to the lender’s prior written consent, the borrowers are permitted to finance the payment of insurance premiums in respect of the insurance policies required under the Whole Loan agreement pursuant to a third-party premium financing company under a premium finance agreement so long as each of the following conditions are (and continue to be) satisfied: (i) no event of default under the Whole Loan agreement exists, (ii) such financing of insurance premiums is unsecured, (iii) the payments due thereunder are set forth in the annual budget, (iv) the agreement evidencing the financing requires (x) the lender to be named as a notice party; and (y) the third-party premium financing company to send any notices to the lender simultaneously with any notice to the borrowers (including, without limitation, any written notice of cancellation no less than 30 days’ prior to the effectuation thereof (or such other times as reasonably acceptable to the lender)), and (v) the borrowers submit to the lender evidence of payment of each and every installment due under the premium financing agreement as each installment becomes due and payable. At origination, the borrowers deposited approximately $406,321 into a premium financing account representing 12 months of installments under the premium financing agreement in place.
7	Seneca One	(27) Mortgage Releases	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
7	Seneca One	(29) Acts of Terrorism Exclusion	See exception to Representation and Warranty No. 16 above.
7	Seneca One	(39) Organization of Mortgagor	The Mortgagor is an Affiliate of another Mortgagor under another Mortgage Loan.
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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	15
Summary of Terms	25
Summary of Risk Factors	63
Risk Factors	65
Description of the Mortgage Pool	163
Transaction Parties	276
Credit Risk Retention	337
Description of the Certificates	341
Description of the Mortgage Loan Purchase Agreements	377
Pooling and Servicing Agreement	387
Certain Legal Aspects of Mortgage Loans	496
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	513
Pending Legal Proceedings Involving Transaction Parties	515
Use of Proceeds	515
Yield, Prepayment and Maturity Considerations	515
Material Federal Income Tax Considerations	526
Certain State and Local and Foreign Tax Considerations	539
Method of Distribution (Conflicts of Interest)	540
Incorporation of Certain Information by Reference	542
Where You Can Find More Information	543
Financial Information	543
Certain ERISA Considerations	543
Legal Investment	547
Legal Matters	548
Ratings	548
Index of Defined Terms	551

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$1,010,463,000
(Approximate)

GS Mortgage Securities
Corporation II

(Central Index Key Number
0001004158)
Depositor

Benchmark 2026-V21 Mortgage
Trust
(Central Index Key Number
0002109998)
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2026-V21

Class A-1		$4,368,000
Class A-2	$0	- $375,000,000
Class A-3	$417,617,000	- $792,617,000
Class X-A		$906,571,000
Class X-B		$103,892,000
Class A-S		$109,586,000
Class B		$59,773,000
Class C		$44,119,000

PROSPECTUS

Goldman Sachs & Co. LLC
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

BMO Capital Markets
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

March [__], 2026